As filed with the Securities and Exchange Commission on May 22, 2015.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bicapital Corporation

(Exact name of Registrant as specified in its charter)

Republic of Panama	6029	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Bicapital Corporation

Federico Boyd Avenue No.18 and 51st Street

Scotia Plaza, 11th Floor

Panama City, Panama

+ (507) 396-9872

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jorge U. Juantorena, Esq.	Juan Francisco Méndez, Esq.
Cleary Gottlieb Steen & Hamilton LLP	Simpson Thacher & Bartlett LLP
One Liberty Plaza	425 Lexington Avenue
New York, New York 10006	New York, New York 10017
(212) 225-2758	(212) 455-2579

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common shares(1)	US$300,000,000	US$34,860

(1)

Includes common shares that the underwriters have the option to purchase, if any, and common shares that are to be offered outside the United States but that may be resold from time to time in the United States in transactions requiring registration under the Securities Act. Offers and sales of common shares outside the United States are being made pursuant to Regulation S and are not covered by the Registration Statement.

(2)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 22, 2015

PRELIMINARY PROSPECTUS

            Shares

Common Stock

US$              per share

This is Bicapital Corporation’s initial public offering. We are selling              shares of our common stock.

We anticipate that the initial public offering price will be between US$             and US$              per share. Currently no public market exists for our shares. We will apply to list our shares on the New York Stock Exchange (“NYSE”) under the symbol “BICA.”

Investing in the shares involves risks. See “Risk Factors” beginning on page 20.

	Price to Public	Underwriting Discount and Commissions	Proceeds to us before expenses*

Per Share	US$	US$	US$
Total	US$	US$	US$

      * We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

We have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase from us up to an additional              shares, at the public offering price, less the underwriting discount.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither this offering nor the shares have been or will be registered in the Republic of Panama and therefore are not and will not be subject to the Panamanian laws applicable to public offerings in Panama. The information contained in this prospectus has not been and will not be approved or disapproved by the Panamanian Superintendency of the Securities Market (Superintendencia del Mercado de Valores, or “Panamanian SMV”). The shares may not be sold in Panama except in compliance with the securities laws of Panama.

The underwriters expect to deliver the shares to purchasers on or about             , 2015 through the book entry facilities of The Depository Trust Company.

Global Coordinators and Joint Bookrunners

BofA Merrill Lynch	Citigroup

Joint Bookrunner

J.P. Morgan

The date of this prospectus is         , 2015

We are responsible for the information contained in this prospectus. Neither we nor the underwriters have authorized anyone to provide any information, or to make any representations, other than the information contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Through and including                     , 2015 (the 25th day after the date of this prospectus), U.S. federal securities law requires all dealers that effect transactions in our shares, whether or not participating in this offering, to deliver a prospectus. This requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscription.

This prospectus has been prepared on the basis that all offers of our shares in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus for offers of our shares. Accordingly, any person making or intending to make any offer of our shares within the European Economic Area that are the subject of the offering contemplated in this prospectus should only do so in circumstances in which no obligation arises for us or the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, or hereby authorize, the making of any offer of our shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer. “Prospectus Directive” means Directive 2003/71/EC as amended.

i

The distribution of this prospectus and the offering and sale of our shares in certain jurisdictions may be restricted by law. Persons who receive this prospectus must inform themselves about and observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the shares in any jurisdiction in which such offer or invitation would be unlawful.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Certain Definitions

All references to “we,” “us,” “our company” and “Bicapital” in this prospectus are to Bicapital Corporation, a corporation (sociedad anónima) organized under the laws of the Republic of Panama (“Panama”).

In this prospectus, we refer to our principal subsidiaries as follows: (i) Banco Industrial, S.A., a corporation (sociedad anónima) organized under the laws of the Republic of Guatemala (“Guatemala”), as “Banco Industrial;” (ii) Banco Industrial El Salvador, S.A., a corporation (sociedad anónima) organized under the laws of the Republic of El Salvador (“El Salvador”), as “BI El Salvador,” (iii) Financiera Industrial, S.A., a corporation (sociedad anónima) organized under the laws of Guatemala, as “Financiera Industrial,” (iv) Westrust Bank (International Limited), a corporation organized under the laws of The Bahamas, as “Westrust Bank,” (v) Contécnica, S.A. a corporation (sociedad anónima) organized under the laws of Guatemala, as “Contecnica;” (vi) Banco del País, S.A., a corporation (sociedad anónima) organized under the laws of the Republic of Honduras (“Honduras”), as “Banpaís,” (vii) Seguros El Roble, S.A., a corporation (sociedad anónima) organized under the laws of Guatemala, as “Seguros El Roble;” (viii) Fianzas El Roble, S.A., a corporation (sociedad anónima) organized under the laws of Guatemala, as “Fianzas El Roble;” and (ix) Seguros del País, S.A., a corporation (sociedad anónima) organized under the laws of Honduras, as “Seguros del País.”

Financial Statements

Our fiscal year begins on April 1 and ends on March 31. Our audited consolidated financial statements as of March 31, 2014, 2013 and April 1, 2012 and for the years ended March 31, 2014 and 2013 (the “Annual Financial Statements”) included in this prospectus have been prepared in U.S. dollars in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These are the first financial statements prepared under IFRS, and therefore the opening statement of financial position was prepared as of April 1, 2012, the date of our transition to IFRS, as required by IFRS 1—“First Time Adoption of International Financial Reporting Standards.” Our unaudited condensed consolidated interim financial statements as of December 31, 2014 and for the nine-month periods ended December 31, 2013 and 2014 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”) included in this prospectus have been prepared in accordance with IFRS, applying IAS 34, or “Interim Financial Reporting.”

We have historically prepared our financial statements in accordance with accounting principles prescribed by the Guatemalan Superintendency of Banks (Superintendencia de Bancos de Guatemala or “GSB”) and the Guatemalan Banks and Financial Groups Law (Ley de Bancos y Grupos Financieros) (collectively, “Guatemalan Banking GAAP”). This is the first time we have prepared our financial statements in accordance with IFRS as issued by the IASB. For more information about our transition to IFRS, see Note 39 to our Annual Financial Statements.

For regulatory purposes, in Guatemala, Honduras and El Salvador, our subsidiaries prepare and will continue to prepare and make available to shareholders statutory financial statements in accordance with local generally accepted accounting principles (“local GAAP”) as prescribed by the applicable regulators. Unless otherwise indicated, all financial information provided in this prospectus has been prepared in accordance with IFRS. IFRS differs in certain significant respects from local GAAP. Consequently, the information presented in this prospectus in accordance with local GAAP may not be comparable with our financial information prepared in accordance with IFRS.

We manage our business in four segments: (i) Commercial Banking, (ii) Retail Banking, (iii) Treasury and (iv) Insurance. For information on our results of operations per business segment, see Note 31 to our Annual Financial Statements and Note 7 to our Interim Financial Statements included in this prospectus.

Currency Translation

In this prospectus, references to “quetzales” or “Q.” are to Guatemalan quetzales, references to “U.S. dollars” or “US$” are to United States dollars and references to “lempiras” or “L.” are to Honduran lempiras.

Our financial statements are presented in U.S. dollars, which is our presentation currency. For our Guatemalan subsidiaries the functional currency is the quetzal and for our Honduran subsidiaries the functional currency is the lempira. See “Exchange Rates” for information regarding historical exchange rates of quetzales and lempiras to U.S. dollars. For the Salvadoran entities and Westrust Bank, the functional currency is the U.S. dollar. For more information on the basis of presentation see Note 2c to our Annual Financial Statements.

Terms Relating to our Loan Portfolio and Capital Adequacy

As used in this prospectus, the following terms relating to our loan portfolio and other credit assets, as well as our capital adequacy have the meanings set forth below, unless otherwise indicated.

“Allowance for loan losses” refers to the aggregate loan loss allowance or reserves shown as of a particular date as a balance sheet item.

“Capital ratio” refers to total regulatory capital divided by total risk-weighted assets. Total regulatory capital and risk-weighted assets are calculated in accordance with the guidelines established by the local regulator of each country in which our subsidiaries operate. Regulatory capital and risk-weighted assets for us and for Banco Industrial are calculated in accordance with regulatory requirements of the GSB. Regulatory capital and risk-weighted assets for Banpaís are calculated in accordance with regulatory requirements of the Honduran Banking Commission (Comisión Nacional de Bancos y Seguros or “CNBS”) while the regulatory capital and risk-weighted assets for BI El Salvador are calculated in accordance with regulatory requirements of the Salvadoran Financial System Commission (Superintendencia del Sistema Financiero de El Salvador or “SSF”).

“Net loans” and “net loan portfolio” refer to our total loan portfolio less allowance for loan losses.

“Net premiums earned” refers to net premiums written minus technical reserves.

“Non-performing loans” or “NPL” refers to total loans over 90 days past due.

“NPL coverage ratio” refers to the ratio of allowance for loan losses to NPL for a given period.

“NPL ratio” refers to total NPL divided by total loans.

“Tier 1 capital” is calculated in accordance with the guidelines established by the local regulator of each country in which our subsidiaries operate. Tier 1 capital for us and for Banco Industrial are calculated in accordance with regulatory requirements of the GSB and includes common stock, additional paid-in capital, declared reserves and retained earnings. Tier 1 capital for Banpaís is calculated in accordance with regulatory requirements of the CNBS while Tier 1 capital for BI El Salvador is calculated in accordance with regulatory requirements of the SSF.

“Tier 2 capital” is calculated in accordance with the guidelines established by the local regulator of each country in which our subsidiaries operate. Tier 2 capital for us and for Banco Industrial are calculated in accordance with regulatory requirements of the GSB and includes earnings obtained from the current fiscal year, revaluation of assets, other capital reserves and qualified equity instruments. Tier 2 capital for Banpaís is calculated in accordance with regulatory requirements of the CNBS while Tier 2 capital for BI El Salvador is calculated in accordance with regulatory requirements of the SSF.

“Total regulatory capital” is calculated in accordance with the guidelines established by the local regulator of each country in which our subsidiaries operate. Total regulatory capital for us and for Banco Industrial are calculated in accordance with regulatory requirements of the GSB, and refers to Tier 1 capital plus Tier 2 capital minus investments in capital in local and foreign banks and subsidiaries in which the bank holds at least 25% of their capital. The amount of Tier 2 capital included in the calculation of total regulatory capital cannot exceed the amount of Tier 1 capital. Total regulatory capital for Banpaís is calculated in accordance with regulatory requirements of the CNBS. Total regulatory capital for BI El Salvador is calculated in accordance with regulatory requirements of the SSF.

Market and Industry Data

This prospectus contains statements about our competitive position and market share in, and the market size of, the banking and insurance industry and market for financial services in the jurisdictions in which we operate. We have made these statements on the basis of statistics and other information from independent third-party sources that we believe are reliable.

All statements in this prospectus regarding our relative market position and financial performance vis-a-vis the financial services and insurance sectors are presented in local GAAP, and for: i) Guatemala are based, out of necessity, on information published and obtained from the GSB and the Guatemalan Central Bank (Banco de Guatemala); ii) El Salvador are based, out of necessity, on information published and obtained from the SSF; and iii) Honduras are based, out of necessity, on information published and obtained from CNBS and the Honduran Central Bank (Banco Central de Honduras). Unless otherwise indicated, the market share and ranking information included in this prospectus is derived from statistics as of December 31, 2014 and includes the information of the applicable subsidiary only, on an unconsolidated basis excluding its subsidiaries.

Furthermore, we obtained certain macroeconomic information used throughout this prospectus from publicly available information and market research, including, among others, the International Monetary Fund (“IMF”) and the World Bank Development Indicators.

Although we have no reason to believe that any of the above-described information or reports is inaccurate in any material respect, neither we nor the underwriters have independently verified the competitive position, market share, market size or market growth data contained in such reports.

Certain Other Definitions and Conventions

We include certain measures and ratios in this prospectus which we believe provide investors with important information regarding our operations.

“Administrative ratio” refers to administrative expenses divided by net premiums earned.

“Combined ratio” refers to the sum of incurred losses and operating expenses, divided by net premiums earned.

“Commission ratio” refers to insurance commissions divided by net premiums earned.

“Efficiency ratio” refers to operating and administrative expenses before depreciation and amortization divided by the period’s profit for banking and insurance operations plus loan impairment charges.

“Fee income ratio” refers to net fee and commission income divided by profit for banking and insurance operations.

“Incurred losses” refers to losses covered by an insurance policy over a period of time.

“Loss ratio” refers to claims divided by net premiums earned.

“Net interest margin” refers to net interest income divided by average interest-earning assets. Average interest-earning assets are determined on average monthly balances, in the period under analysis.

“Return on average assets,” or “ROAA,” refers to profit for the period divided by average total assets. The average balances for total assets have been calculated on the basis of monthly balances. ROAA for the nine-month period ended December 31, 2013 and 2014 is annualized and calculated as profit for the nine-month period divided by nine and multiplied by 12, divided by average total assets.

“Return on average shareholders’ equity,” or “ROAE,” refers to profit for the period divided by average shareholders’ equity. The average balances for shareholders’ equity have been calculated on the basis of our monthly balances. ROAE for the nine-month period ended December 31, 2013 and 2014 is annualized and calculated as profit for the nine-month period divided by nine and multiplied by 12, divided by average shareholders’ equity.

v

We present average balances and nominal average interest rates in this prospectus. Except as otherwise indicated, average balances have been calculated by adding the month-end balances of our assets and liabilities and then dividing by the number of months in the period. Nominal average interest rates have been calculated by dividing interest earned or paid on assets or liabilities by the corresponding average balances on such assets or liabilities.

In addition, for certain information related to our compound annual growth rate (“CAGR”) we have included such information pursuant to local GAAP as reported to the local regulating entities in order to be able to show prospective investors our growth over a longer period than two years.

Effect of Rounding

Certain figures included in this prospectus and in our Financial Statements have been rounded for ease of presentation. Percentage figures included in this prospectus have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our Financial Statements. Certain other amounts that appear in this prospectus may not sum due to rounding.

SUMMARY

This summary highlights selected information described in greater detail elsewhere in this prospectus. You should carefully read this prospectus in its entirety before investing in our shares, including “Risk Factors,” “Management’s Discussion and Analysis of Our Financial Condition and Results of Operations” and our Financial Statements. Unless otherwise indicated, all financial information provided in this section has been prepared in accordance with IFRS.

Our Business

We are the largest financial services group in Guatemala, with a growing presence in other underpenetrated and fast-growing Central American countries. Through our subsidiaries, we provide a comprehensive range of corporate and retail banking, insurance and other financial services to more than 1.7 million clients as of December 31, 2014. We were formed as a holding company in 2006, and our main subsidiary, Banco Industrial, was founded in 1967. We believe that our businesses benefit from significant synergies as a result of being part of one financial group.

Our operations in Guatemala include Banco Industrial and Seguros El Roble, the largest bank and insurance company in the country, respectively, which are also among the most profitable entities in the Guatemalan banking and insurance systems, according to the GSB. We are the market leader in terms of total assets, total net loans, total deposits and total net premiums written, with market shares of 27.7%, 26.7%, 24.8% and 25.1%, respectively, as of December 31, 2014, according to the GSB. As of December 31, 2014 Banco Industrial had a ROAE of 22.8%, compared to a ROAE of 17.3% for the Guatemalan banking system as a whole, and Seguros El Roble had a ROAE of 32.1%, compared to a ROAE of 24.6% for the Guatemalan insurance system as a whole, according to the GSB. As of December 31, 2014, Banco Industrial had one of the largest banking distribution networks in Guatemala, with more than 5,011 points of service, comprised of 485 branches, 3,397 ATMs (including 2,507 third-party network ATMs) and 1,129 correspondent agents (third-party points of service). As of December 31, 2014, Banco Industrial, Seguros El Roble and our other financial operations in Guatemala represented approximately 79.1% of our total assets.

As part of our growth strategy, beginning in 2007, with our acquisition of a controlling interest in Banpaís, we expanded our operations outside Guatemala to Honduras and El Salvador. Since then, our international growth has focused on the northern part of Central America, given the high level of intra-regional trade activity by our clients. Currently, our operations outside of Guatemala include: (i) Banpaís, the fourth-largest bank in Honduras in terms of total net loans, with an 11.4% market share as of December 31, 2014, according to the CNBS, (ii) Seguros del País, the fifth largest insurer in Honduras in terms of total net premiums written, with an 8.0% market share as of December 31, 2014, according to the CNBS and (iii) BI El Salvador, the 11th largest bank in El Salvador in terms of total net loans, with a 1.4% market share as of December 31, 2014, according to the SSF. Our banking network outside Guatemala is comprised of a total of 161 branches and 162 ATMs. As of December 31, 2014, Banpaís, Seguros del País and BI El Salvador, together, represented approximately 13.2% of our total assets.

Our operations are conducted across four principal business segments:

•

commercial banking, which focuses on providing a full range of commercial banking products and services and financial assessment to large corporations, medium-sized companies, and small businesses in target industries;

•	retail banking, which focuses on providing a full range of banking products and services to retail clients;

•

treasury, which focuses on funding activities, such as borrowings with international financial institutions, issuances of debt securities, subordinated liabilities, and investing in liquid assets, such as short-term placements and corporate and government debt securities; and

•	insurance, which provides a variety of insurance products and services, including life insurance, property and casualty insurance and automobile insurance, to both commercial and retail clients.

Since our formation as a holding company, we have built a track record of delivering sustained profitable growth, most recently posting a ROAE and ROAA of 21.7% and 1.7%, respectively, for the fiscal year ended March 31, 2014. In addition, for the nine months ended December 31, 2014, our annualized ROAE and ROAA were 22.0% and 1.7%, respectively. Total assets increased from US$10.1 billion as of March 31, 2013 to US$11.4 billion and US$12.3 billion as of March 31, 2014 and December 31, 2014, respectively. Similarly, our profit for banking and insurance operations increased from US$466.4 million for the fiscal year ended March 31, 2013 to US$535.3 million for the fiscal year ended March 31, 2014 and from US$381.8 million for the nine-month period ended December 31, 2013 to US$425.1 million for the nine-month period ended December 31, 2014. Our success has been primarily driven by our ability to penetrate high-margin market segments, exploit cross-selling opportunities, create strong relationships with the largest corporations in Central America, focus on technology to generate significant operational efficiencies and operate under conservative risk policies, coupled with an experienced management team and board of directors focused on delivering value to our shareholders.

As of December 31, 2014, we had total assets of US$12.3 billion, total net loans of US$6.9 billion, total deposits of US$7.5 billion, and total shareholders’ equity of US$1.0 billion. For the fiscal year ended in March 31, 2014, our profit for the period was US$181.2 million, and for the nine months ended December 31, 2014, our profit for the period was US$146.1 million.

The following table shows, for the periods presented, key financial and operating indicators of our performance.

	As of and for the nine-month period ended December 31,	As of and for the year ended March 31,
	2014	2014	2013
	(US$ in millions, except percentages)
Total assets	12,277.9	11,409.3	10,111.6
Total net loans	6,885.5	6,372.3	5,512.0
Total deposits	7,518.2	7,079.1	6,600.1
Total equity	1,009.3	942.1	832.0
Profit for the period	146.1	181.2	162.0
Return on average assets(1)	1.7%	1.7%	1.7%
Return on average shareholders’ equity(2)	22.0%	21.7%	22.7%
Net interest margin(3)	4.3%	3.9%	3.9%
Efficiency ratio(4)	50.9%	53.2%	51.6%
NPL ratio(5)	1.2%	1.7%	1.8%
NPL coverage ratio(6)	89.1%	90.7%	95.7%
Capital ratio of Bicapital(7)	14.5%	15.1%	15.1%
Capital ratio of Banco Industrial(7)	12.9%	11.9%	13.5%
Capital ratio of Banpaís(7)	14.1%	13.2%	12.2%
Capital ratio of BI El Salvador(7)	20.1%	20.4%	19.6%

(1)

Refers to profit for the period divided by average total assets. The average balances for total assets have been calculated on the basis of monthly balances. ROAA for the nine-month period ended December 31, 2014 is annualized and calculated as profit for the nine-month period divided by nine and multiplied by 12, divided by average total assets.

(2)

Refers to profit for the period divided by average shareholders’ equity. The average balances for shareholders’ equity have been calculated on the basis of our monthly balances. ROAE for the nine-month period ended December 31, 2014 is annualized and calculated as profit for the nine-month period divided by nine and multiplied by 12, divided by average shareholders’ equity.

(3)

Refers to net interest income divided by average interest-earning assets. Average interest-earning assets are determined on average monthly balances, in the period under analysis. Net interest margin for the nine-month period ended December 31, 2014 is annualized and calculated as net interest margin for the nine-month period divided by nine and multiplied by 12, divided by average interest-earning assets.

(4)	Refers to operating and administrative expenses before depreciation and amortization divided by the period’s profit for banking and insurance operations plus loan impairment charges.
(5)	Based on the loan activity carried out by our banking subsidiaries (Banco Industrial, Banpaís and BI El Salvador). Calculated as total NPL divided by total loans.
(6)	Refers to the ratio of allowance for loan losses to NPL for a given period.
(7)

Refers to total regulatory capital divided by total risk-weighted assets. Total regulatory capital and risk-weighted assets are calculated in accordance with the guidelines established by the local regulator of each country in which our subsidiaries operate. Regulatory capital and risk-weighted assets for us and for Banco Industrial are calculated in accordance with regulatory requirements of the GSB. Regulatory capital and risk-weighted assets for Banpaís are calculated in accordance with regulatory requirements of the CNBS while the regulatory capital and risk-weighted assets for BI El Salvador are calculated in accordance with regulatory requirements of the SSF.

Our History and Corporate Structure

Since our founding, we have been a 100% privately-held institution. Formed in November 2006, Bicapital Corporation is a holding company incorporated under the laws of Panama. Banco Industrial, our main subsidiary, was founded in Guatemala in 1967. In 1973, Seguros El Roble, our insurance company in Guatemala, was established. In 2007, Bicapital acquired a controlling interest in Banpaís, our subsidiary in Honduras. In 2011, Banco Industrial was granted a banking license in El Salvador and BI El Salvador initiated operations.

The following chart presents our corporate structure, indicating our principal subsidiaries and respective ownership interests as of December 31, 2014.

•	Banco Industrial is a bank that provides a wide range of commercial and retail financial services in Guatemala and El Salvador. Banco Industrial’s main subsidiaries include:

•	Westrust Bank, an offshore bank incorporated in The Bahamas, is the largest offshore bank authorized to do business in Guatemala, with a 32.4% market share in terms of assets, according to the GSB;

•	Financiera Industrial provides financial services to commercial and retail clients in Guatemala, including mortgage loans, credit lines and investment fund and trust services;

•	Contecnica, an issuer of credit cards and debit cards under the VISA trademark in Guatemala; and

•	BI El Salvador is a bank with operations in El Salvador, assets of US$265.2 million and 123 employees as of December 31, 2014.

•

Seguros El Roble, the leading insurance company in Guatemala, provides a variety of insurance products and services, including life insurance, property and casualty insurance, automobile insurance, and health insurance, among others, for retail and commercial clients. Through Fianzas El Roble, its wholly-owned subsidiary, Seguros El Roble provides a variety of surety bonds for commercial and retail clients.

•

Banpaís is a bank that provides a wide range of banking services to over 388,290 commercial and retail clients in Honduras. Banpaís owns 100% of Seguros del País, which provides insurance products and services to both commercial and retail clients in Honduras.

•

Mercado de Transacciones S.A (“Mercado de Transacciones”), a securities brokerage firm, was one of the founders of the Guatemalan Stock Exchange (Bolsa de Valores Nacional, S.A.), and processed US$1,251.7 million in transactions during the year ended December 31, 2014.

•

Almacenes Generales S.A. (“Almacenes Generales”) and Almacenadora Integrada S.A. (“Almacenadora Integrada”) are two warehouse services companies that manage, store and administer the tax payments of our commercial clients’ imported merchandise.

•

Support companies and other companies includes insurance brokers, hospitals (medical attention for our insurance clients), family remittances services, a leasing company, electronic invoicing, and other small businesses that support our operations, such as legal services, investment and real estate management, accounting services and IT consulting. As of December 31, 2014, these companies represented approximately 7.7% of our total assets.

Market Opportunity

The majority of our business is generated through our operations in Guatemala, representing 87.9% and 71.3% of our profit for the period and total loan portfolio, respectively, as of and for the nine months ended December 31, 2014. We believe that the size and sustained growth of Guatemala’s economy, the relatively low penetration of financial services in the country and a healthy Guatemalan financial system offer a significant opportunity for us to continue growing. Additionally, we have a clear expansion strategy for other Central American countries, which we know well and with which Guatemala has strong commercial ties. These countries, which we believe have favorable long-term prospects, present additional opportunities for us.

Attractive economy of Guatemala with sustained growth potential and stable macro fundamentals

Guatemala is the largest economy in Central America, with an estimated GDP of US$58.7 billion for the year ended December 31, 2014, accounting for approximately one-third of Central America’s GDP. Guatemala has a strong private sector participation of 92.1% of its total GDP, one of the highest among Central American countries, as per the Guatemalan Central Bank. The country has credit ratings of Ba1 by Moody’s, BB by Standard & Poor’s and BB by Fitch as of December 31, 2014.

According to The Economist Intelligence Unit, the country has grown at an average real GDP growth rate of 3.5% during the five-year period ended December 31, 2014, which is comparable to growth observed in certain other Latin American economies such as Brazil at 2.8%, Colombia at 4.8%, Peru at 5.9%, Mexico at 3.3% and Chile at 4.6% for the same period. The Guatemalan government’s prudent and responsible management of the economy, coupled with a conservative monetary policy by the Guatemalan Central Bank, have resulted in economic development, increased internal consumption and strong macroeconomic fundamentals, including low levels of public debt, low inflation, stable currency, low fiscal deficit and high levels of international reserves. Additionally, there has been an increase in foreign direct investment, a consequence of the country’s stable regulatory framework and improvement in its competitive indicators; based on the Doing Business ranking issued by the International Finance Corporation (IFC), a member of the World Bank Group, Guatemala climbed 20 positions, from being ranked 93 in September 2012 to being ranked 73 in September 2014, among 189 countries. According to the Guatemalan Central Bank, foreign investments grew at a CAGR of 18.5% during the five-year period ended December 31, 2014.

Guatemala could further benefit from increased growth in the economy of the United States, its largest trade partner, accounting for 35.5% of Guatemala’s exports during 2014. Additionally, Guatemalan immigrants living in the United States generate strong remittances flows, which have grown at a CAGR of 7.2% during the five-year period ended December 31, 2014, according to the Guatemalan Central Bank.

Well-regulated and underpenetrated financial system

Policy changes over the last decade have strengthened Guatemala’s financial sector. With the assistance of the International Monetary Fund (IMF) and the World Bank, a financial sector reform program was implemented to establish a modern, strong and well-functioning financial system, able to improve and expand its intermediating functions and to withstand shocks. As a result, Guatemala has been able to maintain a healthy financial system, with high profitability and strong asset quality, demonstrated by a total capital ratio of 14.6%, ROAE of 17.3%, NPL ratio of 1.3% and NPL coverage ratio of 159.3%, for the Guatemalan banking system as a whole as of December 31, 2014, according to the GSB.

For the five-year period ended December 31, 2014, according to the GSB, Guatemala’s financial system reported net loans and deposits CAGRs of 12.1% and 10.2% respectively, without adjustments for inflation. Despite this growth, the financial system in Guatemala remains under-penetrated. The domestic credit extended to the private sector to GDP ratio in Guatemala remained relatively low at 32.6% as of December 31, 2014, when compared to the same ratio of most Central American and other Latin American countries, including Brazil at 70.7%, Colombia at 50.2%, Peru at 31.4%, Mexico at 30.6% and Chile at 105.9%, according to the World Bank. Retail banking represents even greater penetration potential. As of December 31, 2014, according to the Guatemalan Central Bank and the GSB, Guatemala had total consumer loan, credit card loan and mortgage loan to GDP ratios of 7.8%, 1.7% and 1.7%, respectively, substantially lower than other Latin American countries. In insurance, premiums written in Guatemala as a percentage of GDP represented 1.3%, the lowest among Central American and other Latin American countries, as of December 31, 2014, according to the IMF and the Guatemalan Central Bank. The graphs below further illustrate the comparison among different Latin American countries with respect to banking and insurance penetration, providing loan-to-GDP ratios and gross premiums written to GDP ratios for the region.

Loan-to-GDP ratio for select Latin American countries 2014	Evolution of loan penetration (loans/GDP) in Guatemala

Source:	IMF, Guatemalan Central Bank, GSB, and the local banking regulatory entities of Chile, Colombia, Costa Rica, El Salvador, Honduras, Mexico, Panama and Peru

Note: Ratios calculated in local currency. Loan calculations are based on net loans.

Gross premiums written to GDP ratio for different Latin American countries 2014	Gross premiums written to GDP ratio in Guatemala

Source: IMF, Guatemalan Central Bank, GSB and Business Monitor International (BMI)

Note: Ratios calculated in local currency

Market opportunity at a regional level

We view Central America as a strategic region offering expansion opportunities upon which we believe we are poised to capitalize. According to the IMF, as of December 31, 2014, Central America had a total population of approximately 45.5 million and a GDP of US$389.3 billion, making it the fourth-largest aggregated market in Latin America by population and the eighth-largest by GDP. According to estimates prepared by the IMF, Central America’s GDP is expected to grow at an annual average rate of 3.9% between 2014 and 2016. Central American countries have similar cultures and enjoy relatively stable economic environments, which have enabled strong intra-regional economic and trade activity among countries. Corporations have established regional operations, increasing the demand for regional financial services. The trend over the last ten years in the Central American banking industry has been toward consolidation and the establishment of regional platforms, and we believe the region continues to offer growth and acquisition opportunities. In addition, the different countries of Central America have entered into various free trade agreements with the United States and other countries in Europe, South America and Asia that have promoted prosperity as well as stronger trade flows, which have increased the region’s attractiveness for foreign direct investment. According to the World Bank, foreign investments in Central America for the five-year period ended December 31, 2013 grew at a CAGR of 27.6%.

Our expansion plans in the region have initially focused on Honduras and El Salvador, Guatemala’s largest trading partners in Central America. The total trade volume between these two countries and Guatemala was over US$3.4 billion in total imports and exports in 2014, according to the Guatemalan Central Bank. Our presence in these strategic countries has enabled us to position ourselves as one of the largest financial conglomerates in the region and provides a platform for potential expansion to the other countries in the region.

Our Competitive Strengths

Leading financial institution in Guatemala with a growing presence across Central America

Through our main subsidiary, Banco Industrial, we have been one of the main financial institutions in Guatemala over the past 45 years, consolidating our leadership position in commercial and retail banking. Over the last ten years, Banco Industrial has been the leading bank in Guatemala in terms of total assets, total net loans and deposits, with a market share of 27.7%, 26.7% and 24.8%, respectively, as of December 31, 2014, according to the GSB.

We believe that Banco Industrial’s strong brand recognition, solid reputation and distribution network have contributed to our leading position in Guatemala. Banco Industrial has been recognized with distinguished international awards, including “Best Bank in Guatemala” by Euromoney from 2010 through 2014, “Bank of the Year in Guatemala” by Latin Finance in 2010, 2011 and 2013, and by The Banker from 2010 through 2014, “Best Bank in Guatemala” by Global Finance in 2013, 2014 and 2015, “Best FX Provider in Guatemala” by Global Finance from 2010 through 2013 and 2015, and “Best Online Banking in Guatemala” by Global Finance in 2014.

Banco Industrial has one of the largest banking distribution networks in Guatemala, according to the GSB, serving more than 1.3 million retail clients and 7,100 commercial clients, and processing approximately 124.5 million transactions annually as of December 31, 2014.

Banco Industrial has performed a systemically important role for Guatemala’s financial market and economy. Banco Industrial is one of the leading check-clearing institutions in the Guatemalan financial system, with a 33.6% market share as of December 2014, in amount of quetzales cleared, according to the Guatemalan Automated Clearing House’s compensation agent and operator (Imágenes Computarizadas de Guatemala, S.A.). Banco Industrial is the main tax collector for the Guatemalan government with a 44.8% market share, according to the Guatemalan Superintendency of Tax Administration (Superintendencia de Administración Tributaria), and according to the Guatemalan Central Bank, Banco Industrial is a leading recipient of family remittances as of December 31, 2014, with a 22.6% market share, processing US$1,251.7 million in remittances flowing into Guatemala.

In addition to our leadership in banking, through Seguros El Roble, we are the leading insurance company in Guatemala with a 25.1% market share in total net premiums written as of December 31, 2014, according to the GSB; Seguros El Roble has consistently outperformed the growth of the Guatemalan insurance market. Seguros El Roble’s net premiums written achieved a CAGR of 14.7% for the five-year period ended December 31, 2014, compared to a CAGR of 9.7% of the industry for the same period, in Guatemalan GAAP as reported to the GSB.

We have a loan portfolio in Central America (excluding Guatemala) in an aggregate amount of US$2,000.4 million as of December 31, 2014, which represents 28.8% of our total loan portfolio. We are the fourth-largest bank in Honduras in terms of total net loans with a market share of 11.4%, with 152 branches and 145 ATMs. In El Salvador we have a market share of 1.4% in terms of total net loans, with nine branches and 16 ATMs. In line with our expansion strategy, we are seeking to commence banking operations in Panama in 2015, with a new license, under the name BiBank, which will complement our platform in Central America to better serve our clients’ needs, allowing us to serve the many multinational companies who have established their headquarters in Panama. Additionally, Panama has become a modern and leading international banking center in Latin America, which we view as an opportunity to grow and strengthen our services.

Track record of profitable growth

We have consistently demonstrated our ability to deliver profitable growth. Our total assets, net loans, deposits and equity grew at a compounded annual rate of 11.8%, 14.4%, 7.7% and 14.1%, respectively, over the period between April 1, 2012 and December 31, 2014. Our ROAE was 22.0% on an annualized basis for the nine months ended December 31, 2014, in line with our ROAE of 21.7% for the fiscal year ended March 31, 2014. Our main banking subsidiaries have been able to deliver strong performances as compared to the banking systems in the jurisdictions in which they operate, based on local GAAP reporting to each regulator, as shown in the table below.

	2-Year CAGR				Year Ended December 31,
	(December 31, 2012 - December 31, 2014)				2014
	Total Assets	Total Loans	Total Shareholders’ Equity	Net Income	ROAE
Banco Industrial Guatemala	10.4%	12.6%	12.7%	18.5%	22.8%
Guatemala Banking System(1)	10.5%	10.2%	11.8%	7.2%	15.8%
Top Three Private Banks (2)	9.4%	10.3%	14.2%	10.5%	12.3%
Banpaís	10.1%	12.3%	13.1%	7.7%	14.0%
Honduras Banking System(1)	14.5%	10.7%	14.3%	5.1%	11.4%
Top Three Private Banks(3)	13.1%	8.8%	10.7%	2.9%	12.7%
BI El Salvador	29.9%	33.1%	25.8%	9.2%	2.8%
El Salvador Banking System(1)	3.9%	6.3%	3.3%	(5.7%)	9.3%
Top Three Private Banks(4)	3.0%	4.9%	3.4%	(4.7%)	10.9%

	Total Assets	Net Premiums Written	Total Shareholders’ Equity	Net Income	ROAE
Seguros El Roble	14.1%	9.0%	17.0%	32.9%	32.1%
Guatemala Insurance System(1)	7.7%	10.4%	13.6%	17.0%	23.6%
Seguros del País	12.8%	23.7%	14.1%	3.0%	27.9%
Honduras Insurance System(1)	6.4%	10.3%	(0.3%)	(11.5%)	15.3%

Note: Figures in local GAAP, according to the GSB, the CNBS and the SSF.

(1)	Figures exclude our subsidiaries.
(2)	G&T Continental, Agromercantil de Guatemala and Reformador.
(3)	Banco Atlántida, Banco de America Central Honduras and Banco de Occidente.
(4)	Banco Agricola, Banco Davivienda Salvadoreño and Scotiabank El Salvador.

We believe that our broad retail and commercial client base allows us to sell complementary financial products and services, increasing our wallet penetration, strengthening customer loyalty and achieving higher profitability in our operations. An important component of our strategy is to provide our corporate clients with a package of services called Total Service (Servicio Total). We provide corporate clients with (i) a dedicated account manager specialized in fulfilling the specific needs of each client, (ii) high-quality and competitive financial services, (iii) technological services allowing commercial clients to connect online and (iv) insurance policies at competitive prices, including coverage for auto, transportation and property, as well as collective life and health insurance policies.

Our market knowledge, acquired over nearly 50 years, allows our subsidiaries to develop innovative product platforms to better serve our clients’ needs. As an example, our mortgage loans are packaged with both life insurance and property and casualty insurance policies and our auto loans are packaged with auto insurance policies, all provided by our insurance subsidiaries (Seguros El Roble in Guatemala and Seguros del País in Honduras). As a result, we have recorded increased levels of productivity on a per-client basis. Our clients in Guatemala used, on average, 2.7 of our products as of March 2007, reaching 4.4 as of December 2014, calculated as the total number of products over the total number of clients.

We have also developed products for employees, suppliers and clients of our largest commercial clients, such as specific loan programs and electronic direct payment mechanisms via Internet banking services, as well as preauthorized credit lines for our clients’ suppliers. Additionally, in Guatemala we have established branches and ATMs on our commercial clients’ premises and developed information and technology systems specifically designed to provide a direct online link between a client company’s computer mainframe and our subsidiaries’ mainframe.

In addition to our track record of organic growth, we have demonstrated an ability to identify and execute acquisitions, integrate other banks and capitalize on synergies. We have created an integrated mergers and acquisitions taskforce to identify, analyze and execute acquisitions and have also developed streamlined processes to integrate an acquired company into our operations. As part of our strategy, we intend to engage in tactical acquisitions on a selective basis. Our most recent acquisitions include: Sermesa (2014, Guatemala), Banco del Quetzal (2008, Guatemala), certain assets and liabilities of Banco del Comercio (2007, Guatemala), Banpaís (2007, Honduras) and Banco de Occidente (2006, Guatemala).

Sound risk management resulting in strong asset quality

We have an experienced risk management team focused on monitoring and managing risks across all business areas. This team has internal policies, targets and limits in place to monitor each type of risk under the umbrella of comprehensive risk management practices. Our credit risk policies are approved by our risk committee and board of directors and are revised on an annual basis.

Historically, and mainly as a result of our conservative credit risk management policies, we have experienced low NPL and high NPL coverage ratios. As of December 31, 2014, based on Guatemalan GAAP, our NPL ratio for Banco Industrial in Guatemala was 0.6%, the second-lowest ratio in the banking industry, and significantly lower than the Guatemalan banking industry’s average NPL ratio of 1.3% as of the same date, and our NPL coverage ratio was 240.2% as compared to the Guatemalan banking industry’s NPL coverage ratio of 159.3%. As of December 31, 2014, Banpaís and BI El Salvador had NPL ratios of 1.4% and 0.6% (based on Honduran and Salvadoran GAAP respectively), which were also significantly lower than the Honduras and El Salvador banking industry’s average NPL ratio of 2.7% and 2.4%, respectively; and the NPL coverage ratio for Banpaís and BI El Salvador was 135.4% and 120.8%, respectively.

To date, our robust growth has not led to a deterioration of our loan portfolio due to our risk management experience across our commercial and retail segments. In the commercial segment, which represented 79.6% of our total loan portfolio as of December 31, 2014, we focus on the higher-quality clients in each sector of the economy, which allows us to maintain lower NPL levels. In retail lending, we target higher credit-worthy individuals, with job stability, low indebtedness and good commercial and personal references. For instance, as of December 31, 2014, our NPL and NPL coverage ratios were 1.2% and 89.1%, respectively.

Diversified funding base with competitive funding cost

We have access to diverse sources of funding, including traditional deposits (from both commercial and retail clients) and debt securities placed in local and international credit markets. As of the year ended December 31,

2014, 69.6% of our total funding base was comprised by traditional deposits. Our deposit base is broad and fragmented, such that we are not dependent on a certain type of client, which provides us with a competitive and consistent average cost of funding of 3.3% for the nine-month period ended December 31, 2014, 3.4% for the year ended March 31, 2014 and 3.3% for the year ended March 31, 2013. As of December 31, 2014, deposits were comprised of approximately 1.9 million client deposits.

According to the GSB, Banco Industrial, our main subsidiary, has been the leading banking institution in deposits in Guatemala, with a market share of demand, savings, and term deposits of 30.3%, 23.7%, and 20.3% respectively, as of December 31, 2014. Our bank in Honduras, Banpaís, occupies the fifth place in total deposits in Honduras according to the CNBS, with a market share of 9.2%, and specific market shares in demand, savings, and term deposits of 9.0%, 8.1% and 9.7%, respectively.

In order to further diversify our funding base and improve duration matching, we regularly access the international credit markets to provide our subsidiaries with long-term funding and regulatory capital at competitive costs. Over the last ten years, we have raised over US$1,840 million in funding from the international capital markets. In April 2008, Banco Industrial issued Tier 1 Capital Notes due 2068 in the international capital markets in a principal amount of US$35 million. In July 2011, Banco Industrial issued subordinated debt for US$150 million with a maturity of ten years. In October 2012, Banco Industrial issued senior unsecured notes due 2022 for a total aggregate amount of US$500 million, obtaining one rating above Guatemala’s country rating. Banco Industrial has also established a DPR (Diversified Payment Rights) Securitization Program, through which it issued notes in 2005 for US$200 million, in 2007 for US$300 million (restructured in 2011 for an additional US$25 million), in 2011 for US$180 million, and in 2013 for US$450 million, for a total of US$935 million. The total outstanding balance under the DPR Securitization Program as of December 31, 2014 was US$613.4 million.

Efficient operational platform supported by best-in-class technology

Through the use of advanced technology, we are focused on providing high-quality services to our clients in an efficient manner. We provide our commercial and individual clients a variety of electronic services to carry out different types of operations. The emphasis on non-traditional distribution channels has helped us increase client access to services and improve efficiency. Through our electronic banking platform, we offer retail clients different options for performing transactions, including through ATMs, web channels, apps and SMS. For our commercial clients, we offer an integral solution through a web page to carry out remote banking operations in a quick and secure manner directly from their offices. For the month of December 2014, approximately 51.9% of our total banking transactions in Guatemala and approximately 40.8% and 3.0% of our banking transactions in Honduras and El Salvador, respectively, were conducted electronically.

We have our own telecommunications infrastructure consisting of a microwave network that interconnects most of our points of service in Guatemala, Honduras and El Salvador, thus facilitating efficient communication and improving customer service. In addition, we offer an integrated regional banking service through an electronic platform (web page) called Regional Connection (Conexión Regional), which allows our clients to perform financial transactions between their accounts in Guatemala, Honduras, and El Salvador. Given our significant investments in the area in recent years, we feel confident that our current information technology platform is sufficient to support our anticipated growth.

Our commercial activities are supported by our Client Relationship Management system (“CRM”). We believe that our CRM provides us with a competitive advantage by allowing us to segment our clients based on, among other factors, profitability, income level, consumption preferences and location. We have established a call center, completely functional as a tool for CRM communications. Our CRM platform allows us to service our clients more efficiently and improves productivity by allowing us to better identify our clients’ needs and target cross-selling opportunities.

We believe that our focus on technology has been a key driver in generating significant operational efficiencies. We have also implemented a cost reduction strategy, which has helped us realize higher profit margins in our products and services. As an example, Banco Industrial has established correspondent agents throughout Guatemala in locations where we do not have branches, providing them with hardware equipped with communication technology for the operation of different types of transactions, allowing us to access more clients at a lower cost. For the nine-month period ended December 31, 2014, our efficiency ratio was 50.9% as compared to our efficiency ratio of 53.2% for the fiscal year ended March 31, 2014. Our total productivity per employee, calculated as operating and administrative expenses over the number of employees, stands at US$21,489 per employee as of December 31, 2014, as compared to US$21,691 as of December 31, 2013.

Experienced management team, highly involved board of directors

Our senior management has significant experience in the banking and financial services industry and the know-how to identify and offer products and services that meet our clients’ needs, while maintaining effective risk management and strong profitability levels. Since 1967, Banco Industrial has had only two board Chairmen and two Chief Executive Officers and a stable senior management team with an average of 21 years with the company.

The experience of our senior management in the industry ranges between ten and 35 years and most of our senior managers have master’s degrees in their relevant fields of specialization from leading business schools in Latin America and the United States. In addition, we are focused on attracting, developing and maintaining highly qualified personnel. We believe that a merit-based culture that highlights teamwork enables us to maintain a motivated workforce that delivers high-quality service.

Our approach to promotion and succession focuses on identifying and internally developing the talent needed for the future. We offer growth opportunities within the organization to employees who are academically prepared (bachelor’s degree and master’s degree) and have the seniority and experience to be able to move into roles of further responsibility and leadership. This allows us to create a stronger administrative team and preserve our work culture.

Additionally, our board of directors is made up of well-known and recognized entrepreneurs in Guatemala who represent the country’s largest business groups in industries such as textiles, food and beverages, cement, agroindustry, pharmaceutical and commercial products, among others. Our directors, including independent directors, participate in all key governance committees and actively supervise our operations. Our directors’ experience in the financial industry ranges between 15 and 45 years. Our executive committee consists of our most senior directors, with an average of 21 years of experience with the company. Our executive committee is required to meet at least quarterly but may meet more frequently if deemed necessary. In addition, because some of the executive committees of our subsidiaries, such as Banco Industrial, are comprised of the same members of our executive committee, members of our executive committee may sometimes meet as often as twice a week to discuss the operations of our subsidiaries.

Our Strategy

Over the course of our history we have developed a successful business strategy, which has allowed us to become Guatemala’s leading financial institution and expand our operations to attractive markets in Central America. This strategy provides us a basis for consistent profitable growth while adhering to sound risk management policies. Beginning in 1995, a core element of our strategy has been the growth and expansion of our retail banking platform. We are also looking to increase market share in the small- and medium-enterprise (“SMEs”) and microfinance businesses, while maintaining our strategy of profitable growth combined with high-quality risk management systems. We also aim to continue growing our other Central American operations by strengthening our business in Honduras and El Salvador and replicating our proven successful business model in other Central American countries, such as Panama.

We expect to achieve these objectives through the following strategies:

Increase our market share in high-margin businesses.

As of December 31, 2014, our loan exposure was mainly concentrated in the commercial segment, representing 79.6% of our portfolio while the retail segment of our portfolio represented 20.4% of our portfolio. We believe the retail segment, as well as small and medium sized businesses, provides not only great potential for growth, but also the ability to increase our financial margins because further penetrating these types of clients will contribute to higher interest rates when compared to those charged to large corporations.

We will seek growth in the retail segment through a dual strategy of cross-selling with our existing clients, offering key retail products such as credit card, payroll loans, mortgages, auto loans and other consumer loans, as well as through the generation of new clients as a result of the expansion of service points and entry into new market niches. Accordingly, over the last 20 years, we have sought to develop products and services to penetrate these areas.

We aim to achieve growth in SME clients by creating partnerships with associations and organizations that bring together SMEs, with the aim of developing products and services within this segment, such as the development of a revolving credit line program designated for working capital needs for the members of the Chamber of Commerce and Industry in Guatemala.

In order to maximize cross-selling efforts, we have implemented a CRM platform that closely monitors the number of products per client, which has helped us identify opportunities to offer additional financial services to the clients of our banking and non-banking subsidiaries with an emphasis on meeting individual customer needs identified by our sales force. For our retail products, additional products may include mortgages, various types of personal loans, insurance products, debit and credit cards, online and mobile banking services, safety deposit boxes, trust funds and access to loyalty programs. We also intend to leverage our payroll client base to offer additional products and services to our existing clients, who are easily accessible and relatively low-risk given that the repayment of loans to our payroll clients are directly deducted from their salaries.

Capitalize on low banking penetration and increase our presence in rural areas.

According to the World Bank, only 22.3% of the adult population (above 15 years old) of Guatemala had an account at a formal financial institution as of 2012. The same metric for Brazil, Colombia, Peru, Mexico and Chile was 55.9%, 30.4%, 20.5%, 27.4% and 42.2%, respectively. We believe that this low penetration rate creates a growth opportunity for us, which we plan to capitalize upon pursuant to the following strategies:

•

developing financial products and services adapted to our microfinance customer needs, including loans, payment methods, insurance and specialized branches; we believe that this line of business is not only profitable and has significant growth potential but also contributes to the economic and social development of the countries where we have presence;

•

increasing our network of correspondent agents in rural areas, enabling the population of these areas to have access to financial services through points of service in well-established businesses recognized in the community, providing a more familiar environment for them; and

•

focusing on the family remittances business, which continues to represent a significant market opportunity in our existing geographic markets, allowing us to offer other banking services to the beneficiaries, like savings accounts, health and life insurance, mortgage products and credit cards, among others.

Continue to focus on monitoring and managing risks across all business areas.

We have an experienced team focused on monitoring and managing risks across all business areas, including operational, market, liquidity and credit risks. Historically, we have experienced stable, low NPL ratios, well below the average NPL ratios for the countries in which we operate. Our overall NPL ratio as of December 31, 2014 was 1.2%; NPL ratios for our commercial banking portfolio and our retail banking portfolio were 0.6% and 3.5% as of December 31, 2014, respectively. As we continue to further penetrate higher-margin segments, by means of our strong risk-management system, we plan to take measures to ensure that growth in these segments does not lead to deterioration in our loan portfolio quality.

Sustain momentum in insurance.

We intend to continue growing our personal insurance business by offering our clients differentiated and simplified products focused on client segmentation and specific distribution channel needs, including branches, telemarketing and third-party networks. Guatemala offers opportunities for growth in the insurance segment due to its low penetration with a 1.3% ratio of net written premiums to GDP, according to the GSB and the Guatemalan

Central Bank. We expect that future growth opportunities will arise from increased insurance needs of existing clients across all lines of business and the development of new clients, mainly in health and life insurance. With our market leading position, through Seguros El Roble, we believe that we are well positioned to take advantage of this future potential growth.

Recently, the Guatemalan government has made certain proposals that could, if implemented, result in the occurrence of the following events: implementation of mandatory third-party liability insurance for automobile drivers (auto), reform or privatization of pensions in Guatemala (health and life), and widespread insuring of state-owned assets such as highways, bridges, and public sector buildings (property and casualty). Our insurance companies are well-structured to capitalize on any of these opportunities, should they arise, and are actively promoting the development of these market opportunities.

Additionally, in September 2014, we acquired Grupo Sermesa, the largest hospital group in Guatemala, with a total of five hospitals. We intend to leverage our medical operations to grow our accident and health insurance business. We believe that this acquisition will not only benefit the insurance business but also constitute a significant growth opportunity for us given Guatemala’s limited infrastructure and staffing in the health care field, which generates pent-up demand for medical services in the country.

Further develop our Central American operations.

Our presence in Guatemala, Honduras and El Salvador has enabled us to position ourselves as one of the largest financial conglomerates in Central America, and represents a platform for expansion to the other countries in the region. In the development of our regional expansion we will continue to pursue growth opportunities both organically and through acquisitions.

We intend to continue capitalizing on economies of scale and operating efficiencies through the implementation of the standards and best-practices of Banco Industrial’s business model in Guatemala in our banking operations in Honduras and El Salvador.

We plan to initiate banking operations in Panama in 2015. Panama has become Guatemala’s second-fastest growing trading partner in the region, with a CAGR of 9.7% of total trade flows between the two countries during the five years ended on December 31, 2014, according to the Guatemalan Central Bank. We also believe the country has significant potential for growth given its strategic location. Our strategy in Panama will initially focus on the corporate segment, foreign trade services and private banking.

Despite our growing presence in Central America, we believe that Guatemala will continue representing the majority of our operations and that the Central American expansion will continue to be centered through economies with significant ties to our clients and to the overall Guatemalan economy.

Risks and Challenges

Our ability to leverage our strengths and successfully pursue our strategies is subject to a high degree of risk. See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our shares. Such risks include, but are not limited to, the following:

•	We are a holding company and all of our operations are conducted by our subsidiaries. Our ability to pay dividends to you will depend on the ability of our subsidiaries to pay dividends to us.

•

Our growth and profitability depend on the level of economic activity and on political and social conditions in the countries where we operate, particularly Guatemala. Central American countries have experienced and continue to experience significant violence and criminal activity.

•	Our loan and investment portfolios and financial results are exposed to market risks, including interest rate changes, inflation, and currency fluctuations.

•	Our banking business is subject to credit risk; estimating exposure to credit risk involves subjective and complex judgments and requires continuous upgrades to our credit management system.

•	A decline in the asset quality of our loan portfolio may have an adverse impact on results of operations and financial condition of our banking business.

•	Our insurance business is exposed to risks related to differences between underwriting and reserve assumptions and actual claim experiences.

•

Our subsidiaries are subject to extensive regulation and supervision in the countries in which we operate and changes in existing regulations or the implementation of future regulations may adversely affect our results of operations and financial condition, and the value of our assets may be impaired due to regulatory initiatives and procedures.

•	Intensifying competition may adversely affect our results of operations.

•	We depend on key personnel and the loss of any of our experienced principal officers, key employees or senior managers could negatively affect our ability to execute our business strategy.

Corporate Information

Our registered office in Panama is located at Federico Boyd Avenue No.18 and 51st Street, Scotia Plaza, 11th Floor, Panama City, Panama. The principal executive offices of our main subsidiaries are located at 7a Avenida 5-10, Zona 4, Centro Financiero, Torre 1, Nivel 2, 01004, Guatemala, Guatemala. Our telephone number at this address is +(502) 2420 3625. Our agent for service of process in the United States is CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011. Our website address, the contents of which are not part of and are not incorporated into this prospectus, is www.corporacionbi.com.

THE OFFERING

The following is a brief summary of the terms of this offering and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus. For a more complete description of our shares, see “Description of Share Capital and Articles of Incorporation” in this prospectus.

Issuer	Bicapital Corporation

Underwriters	Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC

Offering	We are offering shares of common stock.

Offering price	We expect the offering price to be between US$ and US$ per share of common stock.

Option to purchase additional shares

We have granted the underwriters an option to purchase up to              additional shares at the offering price (less the underwriting discounts and commissions) exercisable at any time for a period of 30 days from the date of this prospectus.

Use of proceeds

We estimate that the net proceeds from the offering, after the deduction of commissions and the estimated offering expenses payable by us, will be approximately US$             (or approximately US$ if the option to purchase additional shares is fully exercised) based on the mid-point of the price range on the cover page of this prospectus.

We intend to use the net proceeds from this offering to increase capital in our banking subsidiaries, mainly Banco Industrial. See “Use of Proceeds.”

Share capital before and after offering

We have three classes of authorized stock: (i) common, (ii) limited voting preferred and (iii) non-voting preferred. As of the date of this prospectus, we have              shares of common stock and          non-voting preferred shares issued and outstanding. We have no limited voting preferred shares issued or outstanding. Immediately after the offering, we will have              shares of common stock issued and outstanding, assuming no exercise of the underwriters’ option to purchase additional shares of common stock (or              shares of common stock if the option to purchase additional shares is fully exercised). See “Description of Share Capital and Articles of Incorporation.” The figures above do not take into account the perpetual stock exchange offer in favor of Banco Industrial’s shareholders. See “Description of Share Capital and Articles of Incorporation—Outstanding Capital Stock and Voting Rights.”

Voting rights	Holders of shares of our common stock will have one vote per share on all matters submitted to a vote of holders of shares of common stock. Holders of shares of limited voting preferred stock will have one vote only for certain particular matters. See “Description of Share Capital and Articles of Incorporation.” The shares of common stock issued and outstanding after this offering will represent approximately     % of the total number of shares issued and outstanding after this offering and     % of the voting power of our shares issued and outstanding after this offering.

Dividends

We are a holding company and, as such, our ability to pay dividends is subject to the ability of our subsidiaries to pay dividends to us. Non-voting preferred shares have a preferential right to receive dividends. See “Description of Share Capital and Articles of Incorporation—Outstanding Capital Stock and Voting Rights.” Shares of common stock may only receive dividends after dividends are paid on non-voting preferred shares. See “Dividends and Dividend Policy” for further information on our dividend policy.

Listing	We will apply to list our shares on NYSE under the symbol “BICA.”

Lock-up agreements

We, our directors and executive officers and certain of our shareholders have agreed that, subject to certain exceptions, we and they will not, offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any of our shares or any securities convertible into, or exercisable or exchangeable for our shares, or publicly announce an intention to effect any such transaction, without the prior written consent of the representatives on behalf of the underwriters, for a period of 180 days after the date of this prospectus.

Taxation	For a discussion of material Panamanian, Guatemalan and U.S. federal income tax consequences relating to an investment in our shares, see “Taxation.”

Risk factors

Investing in our shares involves risks. See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our shares.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING INFORMATION

The following table sets forth our summary consolidated financial information. The financial data as of and for the nine-month periods ended December 31, 2013 and 2014 have been derived from our Interim Financial Statements included in this prospectus. The selected financial data as of and for the fiscal years ended March 31, 2013 and 2014 and April 1, 2012 have been derived from our Annual Financial Statements included in this prospectus. Our Financial Statements were prepared in accordance with IFRS as issued by the IASB.

The financial data included below and elsewhere in this prospectus are not necessarily indicative of our future performance. Results for the nine-month period ended December 31, 2014 are not necessarily indicative of results expected for the full year. The summary consolidated financial information presented below should be read in conjunction with our Financial Statements, “Presentation of Financial and Other Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in this prospectus.

	For the nine-month period ended December 31,		For the fiscal year ended March 31,
	2014	2013	2014	2013
	(US$ in millions)		(US$ in millions)
CONSOLIDATED STATEMENT OF PROFIT AND LOSS
Interest income	608.3	539.1	738.6	624.2
Interest expense	(286.5)	(274.5)	(371.8)	(310.5)

Net interest income	321.8	264.6	366.8	313.7
Loan impairment charges	(38.5)	(31.7)	(29.3)	(24.1)

Net fee and commission income	120.4	131.2	171.8	156.7
Net premium income	21.3	17.8	26.1	20.2

Profit for banking and insurance operations	425.1	381.8	535.3	466.4
Operating and administrative expenses	(256.6)	(221.5)	(326.7)	(276.1)
Other operating income, net	13.1	14.3	14.3	17.1

Profit before tax	181.7	174.6	223.0	207.4
Income tax	(35.5)	(40.0)	(41.8)	(45.4)

Profit for the period	146.1	134.6	181.2	162.0

Attributable to:
Equity holders of Bicapital	141.1	129.9	174.9	155.9
Non-controlling interest	5.1	4.7	6.3	6.1
Basic and diluted earnings per share (US$)(1)	0.2651	0.2445	0.3175	0.2864
Weighted average number of ordinary shares outstanding (millions)	551.3	550.5	550.7	544.4

(1)

Basic earnings per share is determined dividing profit after taxes attributable to the equity holders of Bicapital by the weighted average number of ordinary shares outstanding during the respective year. Diluted earnings per share reflect the potential dilution assuming the conversion of all dilutive potential ordinary shares. See Note 3 and Note 30 to our Annual Financial Statements for more information.

	As of December 31,	As of March 31,		As of April 1,
	2014	2014	2013	2012
	(US$ in millions)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Assets
Cash and cash equivalents	1,349.4	1,078.6	1,082.9	1,189.3
Investment securities	3,173.6	3,149.7	2,737.0	2,374.8
Loan portfolio, net	6,885.5	6,372.3	5,512.0	4,759.3
Restricted cash	82.0	115.6	105.7	95.9
Property and equipment, net	303.1	267.3	253.0	246.5
Goodwill	139.4	136.3	135.9	136.5
Other(1)	345.0	289.5	285.0	241.8

Total assets	12,277.9	11,409.3	10,111.6	9,044.2

Liabilities
Deposits and obligations from customers	7,518.2	7,079.1	6,600.1	6,128.5
Loans and borrowings from banks	2,493.4	2,221.5	1,594.6	1,145.9
Debt securities issued	601.1	561.2	521.2	459.7
Accruals and deferred income	230.6	213.1	198.8	200.1
Subordinated liabilities	196.1	195.8	178.3	171.0
Insurance reserves	111.5	106.0	104.9	107.2
Other(2)	117.6	90.4	81.6	129.8

Total liabilities	11,268.6	10,467.2	9,279.6	8,342.2

Equity
Share capital	392.0	389.3	386.4	305.6
Reserves	204.0	221.3	180.1	108.4
Capital contributions	7.1	7.1	7.3	7.2
Retained earnings	378.6	298.0	234.5	170.1
Other comprehensive income	(7.9)	(4.7)	(6.4)	4.4

Equity attributable to owners of Bicapital	973.8	911.0	801.8	595.6
Non-Controlling interests	35.5	31.1	30.2	106.3

Total equity	1,009.3	942.1	832.0	701.9

Total equity and liabilities	12,277.9	11,409.3	10,111.6	9,044.2

(1)

Other assets is composed of: other receivables, related parties, prepayments, assets under insurance contracts, permanent investments, derivatives assets held for risk management, foreclosed assets, net intangible assets, net investment property and deferred tax assets.

(2)

Other liabilities is composed of: provisions, other liabilities, liabilities under insurance contracts, related parties, derivative liabilities held for risk management, government repurchase agreements, employee benefits and deferred tax liabilities.

	As of and for the nine-month period ended December 31,		As of and for the fiscal year ended March 31,
	2014	2013	2014	2013
	(in percentages, unless otherwise indicated)
SELECTED FINANCIAL RATIOS
Performance Ratios
Net interest margin(1)	4.3%	3.9%	3.9%	3.9%
Efficiency ratio(2)	50.9%	48.9%	53.2%	51.6%
Return on average assets(3)	1.7%	1.7%	1.7%	1.7%
Return on average shareholders’ equity(4)	22.0%	21.8%	21.7%	22.7%
Fee income ratio(5)	28.3%	34.4%	32.1%	33.6%
Capital and Balance Sheet Structure
Average total equity as a percentage of average total assets(6)	7.6%		7.6%	7.5%
Total equity as a percentage of total assets(7)	8.2%		8.3%	8.2%
Tier 1 capital as a percentage of risk-weighted assets(8)	11.8%		12.0%	11.9%
Capital ratio of Bicapital(9)	14.5%		15.1%	15.1%
Capital ratio of Banco Industrial(10)	12.9%		11.9%	13.5%
Capital ratio of Banpaís(11)	14.1%		13.2%	12.2%
Capital ratio of BI El Salvador(12)	20.1%		20.4%	19.6%
Total loans, net as a percentage of total deposits	91.6%		90.0%	83.5%
Credit Quality Ratios
NPL ratio(13)	1.2%		1.7%	1.8%
Loan impairment charges as a percentage of total gross loans (annualized)	0.6%		0.5%	0.4%
NPL coverage ratio(14)	89.1%		90.7%	95.6%
Allowance for loan losses as a percentage of total loans(15)	1.0%		1.5%	1.7%
Other Data
Dividends (US$ in millions)(16)			77.6	71.4
Dividends per share (in US$)			0.14	0.13
Employees	11,941	10,184	10,386	9,850
Branches	646	614	627	568
ATMs(17)	1,052	1,000	998	979

(1)

Refers to net interest income divided by average interest-earning assets. Average interest-earning assets are determined on average monthly balances, in the period under analysis. Net interest margin for the nine-month periods ended December 31, 2013 and 2014 is annualized and calculated as net interest margin for the nine-month period divided by nine and multiplied by 12, divided by average interest-earning assets.

(2)	Refers to operating and administrative expenses before depreciation and amortization divided by the period’s profit for banking and insurance operations plus loan impairment charges.
(3)

Refers to profit for the period divided by average total assets. The average balances for total assets have been calculated on the basis of monthly balances. ROAA for the nine-month period ended December 31, 2013 and 2014 is annualized and calculated as profit for the nine-month period divided by nine and multiplied by 12, divided by average total assets.

(4)

Refers to profit for the period divided by average shareholders’ equity. The average balances for shareholders’ equity have been calculated on the basis of our monthly balances. ROAE for the nine-month period ended December 31, 2013 and 2014 is annualized and calculated as profit for the nine-month period divided by nine and multiplied by 12, divided by average shareholders’ equity.

(5)	Refers to net fee and commission income divided by profit for banking and insurance operations.
(6)	The average balances for total equity and total assets have been calculated on the basis of monthly balances.
(7)	Refers to the end-of-period total equity divided by the end-of-period total assets.
(8)	Refers to the end-of-period Tier 1 capital divided by the end-of-period risk-weighted assets. See Note 5 to our Annual Financial Statements.
(9)

Refers to the ratio of total regulatory capital to total risk-weighted assets. Total regulatory capital and risk-weighted assets are calculated in accordance with the guidelines established by the local regulator of each country in which our subsidiaries operate. Regulatory capital and risk-weighted assets for us and for Banco Industrial are calculated in accordance with regulatory requirements of the GSB. Regulatory capital and risk-weighted assets for Banpaís are calculated in accordance with regulatory requirements of the CNBS while the regulatory capital and risk-weighted assets for BI El Salvador are calculated in accordance with regulatory requirements of the SSF. See Note 5 to our Annual Financial Statements.

(10)	Banco Industrial’s capital ratio, on an unconsolidated basis, was in each case above the regulatory requirement of 10.0% of the GSB.
(11)	Banpaís’s capital ratio, on an unconsolidated basis, was in each case above the regulatory requirement of 12.0% of the CNBS.
(12)	BI El Salvador’s capital ratio, on an unconsolidated basis, was in each case above the regulatory requirement of 14.5% of the SSF.
(13)	Based on the loan activity carried out by our banking subsidiaries (Banco Industrial, Banpaís and BI El Salvador). Calculated as total NPL divided by total loans.
(14)	Refers to the end-of-period allowance for loan losses divided by the end-of-period NPL.
(15)	Refers to the end-of-period allowance for loan losses divided by the end-of-period total loans.

(16)

Dividends include dividends declared and paid by Bicapital for each year presented. See Note 3q and 28b to our Annual Financial Statements. Dividends are declared and paid in U.S. dollars. Dividends declared and paid were US$71.4 million and US$59.2 million for fiscal years 2013 and 2012, which were paid in April 28, 2014 and April 29, 2013, respectively.

(17)	Excludes third-party network ATMs.

RISK FACTORS

An investment in our shares involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information presented in this prospectus, before buying our shares. Any of the following risks, if they actually occur, could have a material adverse effect on our financial condition and results of operations. In that event, the market price of our shares could decline, and you may lose all or part of your investment.

Risks Relating to Our Business Overall

We are a holding company, and all of our operations are conducted by our subsidiaries. Our ability to pay dividends to you will depend on the ability of our subsidiaries to pay dividends to us.

As a holding company, all of our operations are conducted through our subsidiaries. Accordingly, our ability to pay dividends to you will depend upon our receipt of dividends and other distributions from our subsidiaries. There are various regulatory restrictions in Guatemala, El Salvador, Honduras and The Bahamas that may limit our subsidiaries’ ability to pay dividends or make other payments to us, such as the obligation to maintain minimum regulatory capital and liquidity requirements. Our ability to pay dividends may also be affected by repatriation taxes or similar taxes because we and our subsidiaries are domiciled in different jurisdictions. In addition, our subsidiaries may incur indebtedness or enter into other arrangements containing terms that may restrict or prohibit the payment of dividends, the making of other distributions, or the making of loans to us. To the extent our subsidiaries do not have funds available or are otherwise restricted from paying dividends to us, our ability to pay dividends to our shareholders will be adversely affected.

The only assets that we currently hold are our equity interests in our subsidiaries. As a holding company, our right to receive any distribution of assets from our subsidiaries upon any subsidiary’s liquidation or reorganization or otherwise (and thus the ability of the holders of our shares to benefit from such distribution), will be subject to the prior claims of creditors of that subsidiary, except to the extent that any claims by us as a creditor of such subsidiary may be recognized as such. Accordingly, holders of our shares will effectively be subordinated to all existing and future liabilities of our subsidiaries, and, in the event of any claim against us, our shareholders may have recourse only against our assets, and not those of our subsidiaries.

We may not be able to continue our historical growth.

We have experienced significant growth, and our subsidiaries’ loans, deposits, premiums, assets under management and profits have all experienced substantial growth since our formation. We may not be able to continue to grow strongly or at all in the future due to numerous factors, including factors beyond our control affecting the economies of the countries in which we operate, which could have a material adverse effect on our financial condition and results of operations.

Intensifying competition and consolidation in our industry may adversely affect our financial condition and results of operations.

We face significant competition from other Central American financial groups and from international financial institutions in providing financial services to the Central American retail and commercial banking sectors. In many markets in which we have operations, there are no restrictions on foreign competitors entering those markets and providing financial services. The banking markets in Central America are highly competitive. Over the last decade, the trend in the Central American banking markets has been toward consolidation and the establishment of regional platforms. As foreign participants with more reserves enter the market, attracted by Central America’s low banking penetration, we may be at risk of losing a portion of our market share to new larger local institutions. Our subsidiaries have experienced strong competition from local and foreign banks, as well as from department stores that offer credit cards and the local and international capital markets that lend to commercial clients.

Competition may reduce the average interest rates and insurance premiums that our subsidiaries can charge their clients, increase the average rates they must pay on deposits, and may negatively affect loan growth and place pressure on margins. Some of our subsidiaries’ competitors may have access to greater resources and may be more successful in the development of products and services that compete directly with theirs. If competitors are successful in developing products and services that are more effective or less expensive than the products and services offered by our subsidiaries, they may be unable to compete successfully. Even if our subsidiaries’ products and services prove to be more effective than those developed by other competitors, such other competitors may be more successful in marketing and positioning their products and services because of greater financial resources or marketing strategies, among other factors. Our subsidiaries may not be able to grow or maintain their market share if they are not able to match their respective competitors’ pricing or keep pace with their development of new products and services. Adverse impacts resulting from increased competition could have a material adverse effect on our financial condition and results of operations.

Our subsidiaries are subject to extensive regulation and supervision in the countries in which we operate, and changes in existing regulations or the implementation of future regulations may adversely affect our financial condition and results of operations.

Our subsidiaries are subject to extensive banking and insurance regulations and may be subject to other regulations, including antitrust, consumer protection and data protection regulations, in the jurisdictions in which they operate that are designed to maintain the safety and reliability of banks and insurance companies, ensure their compliance with economic and other obligations and limit their exposure to risk. These regulations or new regulations may increase our cost of doing business or limit our activities. In addition, a breach of regulatory guidelines could expose us to potential liabilities or sanctions.

Our banking subsidiaries are subject to extensive regulation and supervision by the local banking authority in the countries in which they operate (the GSB, the CNBS and the SSF). The Guatemala Superintendency of Banks, the Honduras National Commission of Banks and Insurance and the Superintendency of Finance of El Salvador also oversee all of Banco Industrial, Seguros El Roble, Banpaís, Seguros del País and BI El Salvador’s subsidiaries and their operations, respectively. The GSB, the CNBS and the SSF have general administrative responsibilities over banks, other financial institutions and insurance companies, including authority to set loan loss provisions, limits on fees, regulatory capital requirements and other minimum capital adequacy and reserve requirements. In addition, on a periodic basis, banks and insurance companies are required to provide the GSB, the CNBS and the SSF all information necessary to allow for their evaluation of their financial performance.

Changes in the regulation and supervision of our subsidiaries could have a material adverse effect on our financial condition and results of operations. For example, these regulatory bodies regulate, and have in the past changed, capital structure and deposit reserve requirements, interest paid on deposit reserves, the amount of deposit reserves for which no interest is payable, rules regarding provisions for loan losses and legal lending limits. Furthermore, our subsidiaries could be required to increase their level of provisions in response to pro-cyclical provisioning requirements that could be activated by regulators under certain favorable macroeconomic conditions.

The laws or regulations of the countries in which we operate may be amended, adopted, enforced or interpreted in a manner that could have an adverse effect on our financial condition and results of operations. Any failure to adopt adequate responses to such changes in the regulatory framework may have an adverse effect on our financial condition and results of operations. Antitrust, consumer protection and data protection legislation may prevent or reduce our existing ability to package financial products and thus decrease our profitability per customer. We cannot predict whether and to what extent new laws and regulations, or changes to existing laws and regulations, affecting our subsidiaries’ business will be adopted in the future, the timing of any such adoption and what effect such events would have on our financial condition and results of operations.

The operations of our subsidiaries require the maintenance of banking, insurance and other licenses and any non-compliance with applicable license and operating obligations could have a material adverse effect on our financial condition and results of operations.

All banks and insurance companies established in the jurisdictions in which we operate require certain authorizations issued by the applicable regulators in order to operate. Our banking and insurance subsidiaries currently have the required licenses in order to conduct their operations in their corresponding jurisdictions. Although we believe our subsidiaries are currently in compliance with their respective existing material license and reporting obligations, they may not be able to maintain the necessary licenses in the future. For example, future changes to existing laws and regulations, or stricter interpretation or enforcement of existing laws and regulations, could impair our subsidiaries’ ability to comply with such laws and regulations and thus with the terms of their licenses. If our subsidiaries do not comply with applicable statutory and regulatory requirements, the regulatory authorities could preclude or temporarily suspend them from carrying on some or all of their banking or insurance activities or monetarily penalize them.

The loss of a license, a breach of the terms of a license by any of our subsidiaries or the failure to obtain any further required licenses in the future could have a material adverse effect on our financial condition and results of operations. If any of our subsidiaries loses its licenses or is required to seek additional licenses, then such subsidiary will be unable to perform its operations as it is currently authorized, which could have a negative impact on our financial condition and results of operations.

Under certain circumstances, the regulatory authorities in the countries in which we operate may intervene in our subsidiaries’ operations in order to prevent, control and reduce the effects of a failure of our operations.

The regulators that oversee our banking and insurance subsidiaries operations may intervene upon the occurrence of any of the following events, depending on the applicable law:

•	suspension of payment of their obligations or inability to pay their obligations as they come due;

•	breach any of their commitments to the regulators under a surveillance regime imposed by them;

•	performance of business in a manner detrimental to the public interest or the interests of its depositors or other creditors; and

•	contravention of banking law or any other law, order or regulation made thereunder, or any term or condition subject to which the license was issued.

In the event of an intervention, the applicable regulator has the power to institute certain measures, such as limiting the decisions that could be taken at a shareholders’ meeting, suspending our normal activities and segregating certain assets and liabilities for transfer to third parties, among others. Furthermore, the regulators have the power under the applicable laws to declare the wind-up or liquidation of any bank or insurance company if an intervention extends for longer than a certain period of time, which period may be extended, and any company that has been subject to an intervention may not pay dividends or grant loans to its shareholders.

The adoption of new international banking and insurance guidelines may cause our subsidiaries to require additional capital and could cause their cost of funds to increase, which could have a material adverse effect on our financial condition and results of operations.

In December 2009, the Basel Committee announced its intention to issue a new framework (“Basel III”), related to the regulation, supervision and risk management of the banking industry. Among the changes adopted by Basel III were raising the quality, consistency and transparency of the capital base; enhancing risk coverage; reducing procyclicality and promoting countercyclical buffers; and addressing systemic risk and interconnectedness.

Our banking subsidiaries have implemented Basel I regulations regarding the minimum capital adequacy requirements for risk-weighted assets in each country in which they operate. The minimum level of net capital on an unconsolidated basis as a percentage of risk-weighted assets, or capital ratio, is 10.0% in Guatemala, 12.0% in Honduras and 14.5% in El Salvador.

We have also implemented several measures within our banking subsidiaries related to Basel II and Basel III requirements as described below.

For Basel II, methodologies have been authorized by the relevant board of directors or the management board, as appropriate, to allow compliance with the first pillar related to the calculation of expected loss in credit risk, liquidity-adjusted value-at-risk and interest and exchange rate risk. For operational risk, the alpha factor remains to be calculated. For Pillar II and Pillar III, the regulator has constant supervision in-situ and ex situ, allowing constant communication and transparency. In addition, a website available to shareholders, investors, clients and other stakeholders is updated monthly.

With regards to Basel III, our subsidiaries monitor liquidity coverage ratios weekly and report liquidity bands to the regulator on a monthly basis in accordance with Basel II criteria. Currently, stress scenarios are being reconstructed to incorporate systemic risk and interconnectedness implementing the short- and long-term liquidity ratios under Basel III.

In connection with countercyclical buffers, our subsidiaries have been establishing basic reserves to cover our portfolio growth, however, we are developing methodologies to implement dynamic reserves, as even though our reserve coverage indicator is above required levels, it is a priority for each institution to comply with Basel III. Although each institution has calculated the total value-at-risk, specific reserves to cover them have not yet been established.

We are not currently required to adhere to Basel II and Basel III requirements. We cannot assess the impact of any such requirements in the future on our financial condition or results of operations.

We may need additional capital in the future, and may not be able to obtain such capital on acceptable terms, or at all.

In order for us to grow, remain competitive, enter into new businesses and meet regulatory capital adequacy requirements, we may require new capital in the future. Moreover, we may need to raise additional capital in the event of large losses in connection with any of our activities that result in a reduction of our shareholders’ equity. Our ability to obtain additional capital in the future is subject to a variety of uncertainties, including:

•	our future financial condition, results of operations and cash flows;

•	any necessary government regulatory approvals;

•	conditions in global credit and capital markets;

•	general market conditions for capital-raising activities by financial institutions or commercial banks; and

•	economic, political and other conditions in Central America.

We may not be able to obtain additional capital in a timely manner or on acceptable terms or at all. If we are unable to obtain additional capital, our financial condition and results of operations could be materially and adversely affected.

The banking and insurance markets are exposed to macroeconomic shocks that may negatively impact income, and consequently, could have a material adverse effect on our financial condition and results of operations.

Our banking business is currently concentrated in corporate clients. As a result, our loan portfolios are subject to global and regional economic development that have a significant adverse effect on Central America, particularly Guatemalan businesses. Part of our growth strategy is to increase our participation and market share in the retail, SME and microfinance businesses. As a result, our loan portfolio is vulnerable to macroeconomic shocks that could negatively impact the household and business income of our clients and result in increased loan losses. Furthermore, because the penetration of bank lending products in the Central American retail and SME sectors has been historically low, there is no basis to evaluate how the retail and SME markets will perform in the event of an economic crisis, such as a recession or a significant devaluation of the quetzal or lempira, in the case of Guatemala and Honduras, respectively, and our historical loan loss experience may not be indicative of the performance of our loan portfolios in the future.

Our investment portfolio is exposed to significant capital market risks related to changes in interest rates and credit spreads, as well as other investment risks, which may adversely affect our financial condition and results of operations.

The performance of our investment portfolio has a significant impact on our financial results. A failure to successfully execute our investment strategy could have an impact on our financial condition and results of operations. For example, as part of their operations, our insurance and banking subsidiaries invest in various financial instruments and other assets, primarily debt and fixed income. They have established position limits in accordance with their overall risk management policy and with regulatory requirements. Our investment portfolio is subject to a variety of market risks beyond our control, including risks relating to general economic conditions, interest rate fluctuations, pre-payment or reinvestment risk, liquidity risk and credit risk. Although we attempt to manage market risks through, among other things, stressing diversification and conservation of principal and liquidity, it is possible that, in periods of economic weakness or periods of turmoil in capital markets, we may experience significant losses in our portfolio, which would have a material adverse effect on our financial condition and results of operations.

A reduction in the value of our sovereign debt portfolios could have an adverse effect on our financial condition and results of operations.

Our portfolio of investment securities primarily consists of sovereign bonds, mainly securities issued or guaranteed by the Guatemalan government. We are exposed to significant credit, market and liquidity risks associated with sovereign debt. As of December 31, 2014, approximately 94.9% of our investment portfolio consisted of government securities. As of December 31, 2014, 87.7% of our investment portfolio was invested in securities issued by the Guatemalan government and the Guatemalan Central Bank in the international and domestic capital markets, which represented 92.1% of our government securities. A significant decline in the value of these government securities could materially and adversely affect our debt securities portfolio and, consequently, our financial condition and results of operations.

Reductions in the credit ratings of our subsidiaries could increase our cost of borrowing funds and make our ability and that of our subsidiaries to raise new funds, attract deposits and renew maturing debt more difficult.

The credit ratings of our subsidiaries, particularly Banco Industrial, are an important component of our liquidity profile. Among other factors, our credit ratings and those of our subsidiaries are based on the financial strength, credit quality and concentrations in the loan portfolio of our subsidiaries, the level and volatility of earnings, capital adequacy, the quality of management, the liquidity of our balance sheet, the availability of a significant base of core retail and commercial deposits and our ability to access a broad array of funding sources. Our lenders and those of our subsidiaries may be sensitive to the risk of a ratings downgrade. A downgrade in our credit ratings would not only adversely affect perception of our financial stability but could also increase the cost of refinancing our existing obligations, raising funds in the capital markets and borrowing funds from private lenders.

We may not be able to detect money-laundering and other illegal or improper activities fully or on a timely basis, which could expose us to additional liability and harm our business.

We are required to comply with applicable anti-money laundering, anti-terrorism laws and other regulations in Guatemala, El Salvador, Honduras and The Bahamas. These laws and regulations require us, among other things, to adopt and enforce “know your customer” policies and procedures and to report suspicious and large transactions to the applicable regulatory authorities. While we have adopted policies and procedures aimed at detecting and preventing the use of our banking network for money laundering activities and by terrorists and terrorist-related organizations and individuals generally, such policies and procedures have in some cases only been recently adopted to address new laws and may not completely eliminate instances where our operations may be used by other parties to engage in money laundering and other illegal or improper activities. Moreover, due to high levels of drug trafficking and organized crime in the countries in which we operate, we face an increased risk of the use of our banking network for money-laundering purposes. To the extent we may fail to fully comply with applicable laws and regulations, the relevant government agencies to which we report have the power and authority to impose fines and other penalties on us. In addition, our business and reputation could suffer if clients use us for money-laundering or illegal or improper purposes.

We are subject to regulatory inspections, examinations, inquiries and audits in the jurisdictions in which we operate, and future sanctions, fines and other penalties resulting from such inspections and audits could materially and adversely affect our financial condition and results of operations or our reputation.

We are subject to comprehensive regulation and supervision by banking and insurance authorities in Guatemala, El Salvador, Honduras and The Bahamas. These regulatory authorities have broad powers to adopt regulations and other requirements affecting or restricting virtually all aspects of our capitalization, organization and operations, including the imposition of anti-money laundering measures and the authority to regulate the terms and conditions of credit and insurance operations that can be applied by banks and insurers. Moreover, banking and insurance regulatory authorities in the jurisdictions in which we operate possess significant powers to enforce applicable regulatory requirements in the event of our non-compliance, including the imposition of fines, sanctions or the revocation of licenses or permits to operate our business. In the event we encounter significant financial problems or became insolvent or in danger of becoming insolvent, the relevant banking and insurance authorities would have the power, after a sequence of actions aimed at reverting our financial problems, to ultimately take over our management and operations.

Banking and financial services laws and regulations in the jurisdictions in which we operate are subject to change. Any such changes may have an adverse impact on, among other things, our ability to make and collect loans and extend credit on favorable terms and conditions, including interest rates, which could materially and adversely affect our financial condition and results of operations.

We may be subject to litigation proceedings, including proceedings relating to tax matters that could materially and adversely affect our financial condition and results of operations if an unfavorable ruling were to occur.

From time to time, we may become involved in litigation and other legal proceedings relating to claims arising from our operations in the normal course of business. Litigation is subject to inherent uncertainties, and unfavorable rulings may occur. We cannot assure you that these or other legal proceedings will not materially affect our ability to conduct our business in the manner that we expect or otherwise adversely affect our financial condition and results of operations should an unfavorable ruling occur.

We are subject to operational risks, including fraud, employee errors and system failures.

Our business depends on the ability of our subsidiaries to process large numbers of transactions efficiently and accurately. Operational risks and losses can result from fraud, employee error, failure to properly document transactions or to obtain proper internal authorization, failure to comply with regulatory requirements, breaches of conduct of business rules, equipment failures, natural disasters or the failure of external systems, among others. Our subsidiaries’ procedures may not be effective in controlling each of the relevant operational risks they face.

Our businesses rely heavily on data collection, processing and storage systems, the failure of which could materially and adversely affect the effectiveness of our risk management and internal control system as well as our reputation, financial condition and results of operations.

Our businesses are highly dependent on the ability to timely collect and process a large amount of financial and other information across numerous and diverse markets and products of our subsidiaries, at a time when transaction processes have become increasingly complex with increasing volume. The proper functioning of financial control, accounting or other data collection and processing systems is critical to our businesses and to our ability to compete effectively. A partial or complete failure of any of these primary systems could materially and adversely affect our decision-making process, our risk management and internal control systems, the quality of our service, as well as our ability to respond on a timely basis to changing market conditions. If we cannot maintain an effective data collection and management system, our business operations, reputation, financial condition and results of operations could be materially and adversely affected.

We are also dependent on information systems to operate websites, process transactions, respond to customer inquiries on a timely basis and maintain cost-efficient operations. We may experience operational problems with our information systems as a result of system failures, denial of service attacks, viruses, computer hackers or other causes. Any material disruption or slowdown of our systems could cause information, including data related to customer requests, to be lost or to be delivered to our clients with delays or errors, which could reduce demand for our services and products and could materially and adversely affect our financial condition and results of operations.

Any failure to effectively improve or upgrade our information technology infrastructure and management information systems in a timely manner could adversely affect our competitiveness, financial condition and results of operations.

Our ability to remain competitive will depend in part on our ability to upgrade our, and our subsidiaries’, information technology infrastructure on a timely and cost-effective basis. We must continually make significant investments and improvements in our information technology infrastructure in order to remain competitive. Any expansion of our operations will require us to improve our information technology infrastructure, including maintaining and upgrading our software and hardware systems and back-office operations. The information available to and received by our management through our existing information systems may not be timely or sufficient to manage risks as well as to plan for and respond to changes in market conditions and other developments in our operations. In addition, we may experience difficulties in upgrading, developing and expanding our information technology systems quickly enough to accommodate our growing customer base. Any failure to effectively improve or upgrade our information technology infrastructure and management information systems in a timely manner could materially and adversely affect our competitiveness, financial condition and results of operations.

Our subsidiaries are subject to cybersecurity risks.

Our subsidiaries are subject to cybersecurity risks including unauthorized access to privileged information, technological assaults on our infrastructure aimed at stealing information, fraud or interference with regular service and interruption of our services to clients or users resulting from the exploitation of these vulnerabilities. While our subsidiaries have never experienced a material breach of cybersecurity, we cannot assure you that we will not experience any such breach in the future, and any failure to anticipate, identify or offset such threats of potential cyber-attacks or breaches of our security in a timely manner could materially and adversely affect our financial condition and results of operations.

Our subsidiaries engage in transactions with our related parties, and these transactions may create the potential for, or result in, conflicts of interest or that others may not consider to be on an arm’s-length basis.

Our subsidiaries have in the past and may in the future engage in a variety of commercial and financial transactions with certain of our shareholders, directors, executive officers or their families, any one of which may create the potential for, or result in, a conflict of interest between those entities, certain of our shareholders and us. In addition, our board of directors is made up of well-known and recognized entrepreneurs in Guatemala who represent the country’s largest business groups, which also may result in conflicts of interest.

In the case of loans to related parties, there are specific regulations and limits established by the regulators in the jurisdictions in which we operate. In addition, our policies require that we conduct such transactions on an arm’s-length basis that reflect the market rates within the industry for such services. See “Regulation and Supervision” and “Related Party Transactions.”

While we believe we have complied with these policies and regulations, future commercial and financial transactions between us and related parties may not be carried out on market terms. To the extent that the price we pay for any assets or services acquired from companies owned or controlled by our subsidiaries, entities affiliated with our shareholders, or directors, executive officers or their families exceeds the market value of such assets or services, or it is not as productive use of our cash as other uses, our financial condition and results of operations could be adversely affected.

Furthermore, regulatory authorities in the jurisdictions in which we operate may adopt stricter regulations on transactions with any party related to us. For example, in Guatemala, pursuant to the enactment of the Guatemalan Income Tax Law (Ley de Actualización Tributaria), beginning in 2015, for the first time, taxpayers with related parties in other jurisdictions must prepare and submit a report to the Guatemalan Superintendency of Tax Administration justifying that the prices at which services and goods are exchanged among related parties are “arm’s-length” prices, in accordance with the relevant criteria indicated in the Guatemalan Income Tax Law. Regulations of this type could diminish our credit portfolio and subject us to fines or sanctions, which may adversely affect our financial condition and results of operations.

We may not be able to make successful acquisitions.

A component of our strategy is to identify and pursue growth-enhancing strategic opportunities. As part of that strategy, we have acquired interests in various financial institutions. We regularly evaluate strategic acquisitions, inside and outside of the countries where we operate. Strategic acquisitions or investments could expose us to risks with which we have limited or no experience. In addition, potential acquisitions in the countries where we conduct our business and elsewhere may be subject to regulatory approval. We may be unsuccessful in obtaining any such approval or we may not obtain approvals on terms that are optimal for us—particularly in view of our subsidiaries’ market share in certain of their respective markets and industries.

We must necessarily base any assessment of potential acquisitions or investments on assumptions with respect to operations, profitability and other matters that may subsequently prove to be incorrect. Future acquisitions, as well as other investments, may not produce anticipated synergies or perform in accordance with our expectations and could adversely affect our operations and profitability. In addition, new demands on our existing organization and personnel resulting from the integration of new acquisitions could disrupt our operations and adversely affect our financial condition and results of operations.

We and our subsidiaries depend on key personnel.

We depend on the services of our directors, officers and other key employees and those of our subsidiaries. The loss of any of our experienced key personnel could negatively affect our ability to execute our business strategy. In addition, our future success also depends on our continuing ability to identify, hire, train and retain other qualified sales, marketing and managerial personnel. Competition for such qualified personnel is intense in the jurisdictions in which we operate, given that there is a limited pool of qualified talent and we may be unable to attract, integrate or retain qualified personnel at levels of experience or compensation that are necessary to maintain our quality and reputation or to sustain or expand our operations. Our business could be materially and adversely affected if we cannot attract and retain these necessary personnel.

Our introduction of new products and services may not be successful.

As part of our business strategy, we plan to develop and introduce new products and services that complement those we currently offer and meet the ever-changing needs of our clients. However, we cannot guarantee that we will develop any such products or services or that these new products and services will be successful once they are offered to our target clients.

In the event of a macroeconomic shock, the value of our insurance businesses investments may also suffer losses, including their investment property. A macroeconomic shock may also negatively impact wealth generation in Central American and, in turn, impact the demand for our non-banking services.

Banking and insurance regulations applicable to us differ from those in the United States and other countries.

While many of the policies underlying Guatemalan, Salvadoran, Honduran and Bahamian regulations (including banking and insurance regulations) are similar to those underlying regulations applicable to companies in other countries, these regulations may differ in material respects from regulations applicable to companies in other countries, including those in the United States. In Panama, as a holding company, we are not subject to regulation applicable to financial or insurance institutions, although our banking and insurance subsidiaries are subject to such regulations in the countries in which they operate. Capital adequacy requirements for banks and insurance companies under these regulations differ from those under U.S. regulations and may differ from those of other countries.

We could be adversely affected by the impairment of other financial institutions.

Our subsidiaries’ ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial services institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. Our subsidiaries routinely execute transactions with counterparties in the financial services industry, including commercial banks, investment banks and insurance companies. Defaults or non-performance by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by one or more of our subsidiaries’ counterparties, which, in turn, could have a material adverse effect on our financial condition and results of operations.

If we are not able to protect our intellectual property and invest successfully in technological development, our financial condition and results of operations could be negatively affected.

Our industry is subject to rapid and significant technological changes. We rely in part on third parties, including some of our existing and potential competitors, for the development of and access to new technologies. We expect that new technologies applicable to the payments industry will continue to emerge, and these new technologies may be superior to, or render obsolete, the technologies we currently use in our subsidiaries’ services. Because of evolving payments technologies and the competitive landscape, we may not, among other things, be successful in increasing or maintaining our market share in the financial services sector, which could have an adverse effect on our financial condition and results of operations. Our ability to develop, acquire or access competitive technologies or business processes on acceptable terms may be limited by patent rights that third parties, including existing and potential competitors, may assert. In addition, our ability to adopt new technologies may be inhibited by a need for industry-wide standards, by resistance to change from our clients, by the complexity of our systems or by intellectual property rights of third parties.

We rely on a variety of measures to protect our intellectual property and proprietary information, including copyrights, trademarks, patents and controls on access and distribution. These measures may not prevent misappropriation or infringement of our intellectual property or proprietary information and a resulting loss of competitive advantage. In addition, competitors or other third parties may allege that our systems, processes or technologies infringe on their intellectual property rights. Given the complex, rapidly changing and competitive technological and business environment in which we operate, and the potential risks and uncertainties of intellectual property-related litigation, we cannot assure you that a future assertion of an infringement claim against us will not cause us to lose significant revenues, incur significant license, royalty or technology development expenses, or pay significant monetary damages.

Risk Factors Relating to Our Banking Business

Our financial results and those of our subsidiaries are constantly exposed to market risk, such as fluctuations in interest rates and other market risks, which may materially and adversely affect our financial condition and results of operations.

Market risk refers to the probability of variations in our financial margin, or in the market value of our assets and liabilities, due to interest rate volatility and exchange rate fluctuations (for currency risks, see below). Changes in interest rates affect the following areas of our business, among others:

•	financial margin;

•	volume of loans originated;

•	market value of our financial assets; and

•	gains or losses from sales of loans and securities.

Increases in short-term interest rates could reduce financial margin, which comprises the majority of our revenue. A significant portion of our subsidiaries’ assets, including loans, are long-term assets. In contrast, most deposits are short-term. When interest rates rise, our banking subsidiaries must pay higher interest on deposits while interest earned on assets does not rise as quickly, which causes profits to decrease. Interest rate increases could result in adverse changes in our financial margin, reducing its growth rate or even resulting in losses against previous periods.

Increases in interest rates may reduce the volume of loans originated by our banking subsidiaries. Sustained high interest rates have historically discouraged clients from borrowing and have resulted in increased delinquencies in outstanding loans and deterioration in the quality of assets.

Increases in interest rates may reduce the value of our financial assets. Our banking subsidiaries hold a substantial portfolio of loans and debt securities that have both fixed and variable interest rates. The market value of a security with a fixed interest rate generally decreases when prevailing interest rates rise, which may have an adverse effect on our financial condition and results of operations. In addition, we may incur costs (which, in turn, will impact our results) as our subsidiaries implement strategies to reduce future interest rate exposure. The market value of an obligation with a variable interest rate can be adversely affected when interest rates increase, due to a lag in the implementation of repricing terms.

Our banking business is subject to credit risk; estimating exposure to credit risk involves subjective and complex judgments and requires continuous upgrades to our credit management system.

A number of our banking business’s financial products expose us to credit risk, including loans, financial leases, lending commitments and derivatives. Our banking business estimates and establishes reserves for credit risk and potential credit losses. An important part of its credit risk management system is to employ an internal credit rating system to assess the particular risk profile of a client. This process involves subjective and complex judgments, and takes into account both quantitative and qualitative factors, including projections of economic conditions and assumptions on the ability of our banking business’s borrowers to repay their loans. This process is subject to human error as our banking business’s employees may not always be able to assign an accurate credit rating to a client, which may result in exposure to higher credit risks than indicated by our banking business’s risk rating system. Additionally, our banking business may not be able to upgrade its credit risk management system on a timely basis or detect risks before they occur. Furthermore, our banking business’s employees may not be able to effectively implement the resources or tools available to them, which may increase our banking business’s credit risk. As a result, failure to implement effectively, consistently follow or continuously refine our banking business’s credit risk management system may result in a higher risk exposure for our banking system, which could materially and adversely affect our financial condition and results of operations.

In addition, the amount of our banking business’s NPL may increase in the future, including loan portfolios that it may acquire through auctions or otherwise, as a result of factors beyond its control, such as changes in the income levels of its borrowers, increases in the inflation rate or an increase in interest rates, the impact of macroeconomic trends and political events affecting the countries where we conduct our business, or events affecting specific industries. Any of these developments could have a negative effect on the quality of its loan portfolio, causing it to increase provisions for loan losses and resulting in reduced profits or in losses, adversely affecting our financial condition and results of operations.

Currency risks may adversely affect our loan and investment portfolios as well as our ability to service our U.S. dollar-denominated obligations.

We are exposed to currency risk any time we hold an open position in a currency other than quetzales or lempiras. Volatility in quetzal and lempira exchange rates in Guatemala and Honduras could result in higher risks associated with such positions. We cannot assure you that we will not experience losses with respect to these positions in the future, any of which could have an adverse effect on our financial condition and results of operations.

As of December 31, 2014, the distribution of our loans in U.S. dollars and local currency was 58.4% and 32.3%, respectively, and the distribution of our deposits in U.S. dollars and local currency was 34.1% and 58.0%, respectively. As of December 31, 2014, we had approximately US$2,655.2 million of debt denominated in U.S. dollars, representing approximately 80.5% of our total outstanding debt. Our U.S. dollar-denominated debt must be serviced with funds generated by our subsidiaries. A devaluation or depreciation in the value of the currencies of the countries in which we operate compared to the U.S. dollar could adversely affect our ability to service our debt.

In addition, any devaluation or depreciation of the quetzal or lempira against the U.S. dollar could have a negative impact on the ability of our subsidiaries’ clients to repay loans and make premium payments. Similarly, despite any devaluation, and absent any change in foreign exchange regulations, our subsidiaries would be required to continue to repay dollar-denominated deposits in U.S. dollars. While we seek to manage the gap between foreign currency-denominated assets and liabilities, we may not be successful in doing so. Therefore, any significant devaluation of the quetzal and lempira against the U.S. dollar could have a material adverse effect on our financial condition and results of operations.

If we are unable to effectively control the level of NPL in our loan portfolio, or if our loan loss reserves are insufficient to cover actual loan losses, our financial condition and results of operations may be materially and adversely affected.

We cannot assure you that we will be able to effectively control and reduce the level of NPL in our loan portfolio. Changes in the financial condition or credit profiles of our banking business’s clients and increases in inflation or interest rates could have a negative effect on the quality of its loan portfolios, causing it to increase loan loss provisions and resulting in reduced profitability. NPL can negatively impact our financial condition and results of operations. In particular, the level of NPL may increase in the future as a result of factors beyond our banking business’s control, such as economic conditions and political events affecting Central America generally or specific sectors of the economy.

A substantial number of our banking business’s clients are individuals and SMEs. These clients are more likely to be adversely affected by downturns in the Central American economy than large corporations and high-income individuals. For example, unemployment directly affects the ability of individuals to obtain and repay consumer and residential mortgage loans. Furthermore, because the penetration of bank lending products in the Central American retail sector historically has been low, there is no basis on which to evaluate how the retail sector will perform in the event of an economic crisis, such as a recession or a significant devaluation, and our historical loan loss experience may not be indicative of the performance of our loan portfolio in the future. Consequently, our banking business may experience higher levels of NPL, which could result in increased loan loss provisions due to defaults by, or deterioration in the credit profiles of, individual borrowers. NPL and resulting loan losses may increase materially in the future and adversely affect our banking business’s financial condition and results of operations.

Existing allowances for loan losses may not be adequate to cover an increase in the amount of NPL or any future deterioration in the overall credit quality of our loan portfolio. As a result, if the credit quality of our loan portfolio deteriorates we may be required to increase our loan loss reserves, which may adversely affect us. Moreover, there is no precise method for predicting loan and credit losses, and we cannot assure you that our loan loss reserves are or will be sufficient to cover actual losses. If our banking business is unable to control or reduce the level of its NPL or other poor credit quality loans, our financial condition and results of operations could be materially and adversely affected.

Our banking business’s loan portfolios have grown substantially in recent years. As default rates generally increase with the age of loans, the level of NPL may lag behind the rate of growth in loans but may increase when growth slows or the loan portfolios become more mature. As a result, historic loan loss experience may not necessarily be indicative of future loan loss experience.

We are subject to capitalization requirements that limit our capital flexibility.

Pursuant to Article 64 of the Guatemalan Banks and Financial Groups Law, Congressional Decree 19-2002 and Regulation JM-46-2004 issued by the Guatemalan Monetary Board, Banco Industrial is required to maintain specified levels of net capital on an unconsolidated basis as a percentage of risk-weighted assets, or capital ratio, of 10% or above. As of December 31, 2014, Banco Industrial had a capital ratio of 12.9% on an unconsolidated basis. Pursuant to Salvadoran capitalization requirements, BI El Salvador is required to maintain specified levels of net capital on an unconsolidated basis as a percentage of risk-weighted assets, or capital ratio, of 14.5% or above. As of December 31, 2014, BI El Salvador had a capital ratio of 20.1% on an unconsolidated basis. Pursuant to Honduran capitalization requirements, Banpaís also is required to maintain specified levels of net capital on an unconsolidated basis as a percentage of risk-weighted assets, or capital ratio, of 12% or above. As of December 31, 2014, Banpaís had a capital ratio of 14.1% on an unconsolidated basis.

Our ability to comply with these capitalization requirements in Guatemala, El Salvador, Honduras and other jurisdictions where we conduct business may be affected by changes in economic or business conditions, results of operations or other events beyond our control.

Guidelines for loan classification and provisions in the jurisdictions in which we operate may be less stringent than those in other countries.

Banking regulations in the jurisdictions in which we operate require us to classify each loan or type of loan according to a risk assessment that is based on specified criteria, to establish corresponding reserves and, in the case of some non-performing assets, to write off the loans. The criteria to establish reserves include both qualitative and quantitative factors. Regulations relating to loan classification and determination of loan loss reserves in the jurisdictions in which we operate are generally different or less stringent than those applicable to banks in the United States and certain other countries. Under U.S. rules, our level of loan loss reserves may be different than our current reserve levels. We may be required or deem it necessary to increase our loan loss reserves in the future. Increasing loan loss reserves could materially and adversely affect our financial condition and results of operations.

The change in the composition of our mix of products could adversely affect our results.

Given the nature of the products that our subsidiaries offer to clients, there is a wide range of interest rates and commissions by product. For example, the interest rates and commissions that are charged in the commercial banking segment are less than the interest rates and commissions that are charged in the retail banking segment. This reflects the greater risk associated with personal loans compared to commercial loans. Similarly, our participation and market share in the retail segment and SME and microfinance businesses results in our loan portfolio being vulnerable to macroeconomic shocks that could negatively impact the household income of their clients. If in the future our mix of products is concentrated more on products with smaller margins and commissions, then our financial condition and results of operations could be affected. Our financial condition and results of operations could also be affected if a greater concentration of products with higher margins (and therefore greater risk) is accompanied by an increase in our allowance for loan losses.

Liquidity risks may adversely affect our business.

Our banking assets have grown rapidly over the past several years, driven in part by the expansion of our business. Historically, one of our principal sources of funds has been customer deposits. Historically, adverse economic developments in Latin America, even if not attributable to the financial system, have resulted in deposits flowing out of the banks as depositors seek to shield financial assets. Any such run on deposits could create liquidity problems. Since we rely heavily on deposits and other short-term liabilities for our funding, we cannot assure you that in the event of a sudden or unexpected shortage of funds in the banking systems in which we operate or otherwise we will be able to maintain our levels of funding without adversely affecting our liquidity or increasing our cost of funding. In addition, non-compliance with our financial obligations or those of our subsidiaries could accelerate such obligations or those of our subsidiaries, or affect our ability to obtain additional funding.

Our banking business may be unable to realize the collateral or guarantees securing their loans to cover the outstanding principal and interest balance of those loans, which may adversely affect our financial condition and results of operations.

As of December 31, 2014, 43.9% of our banking business’s total loans were secured by collateral or guarantees, including real estate, assets pledged in financial leasing transactions and other assets that are located primarily in Guatemala, Honduras and El Salvador. The value of collateral may significantly fluctuate or decline due to factors beyond our control, including, for example, economic and political conditions in the country. An economic slowdown may lead to a downturn in the Central American real estate market, which may, in turn, result in declines in the value of real estate securing loans to levels below the principal balances of those loans. Any decline in the value of the collateral securing loans may result in reduced recoveries from collateral realization and have an adverse impact on our financial condition and results of operations.

Our banking business also makes loans on the basis of guarantees from relatives, affiliates or associated persons of borrowers. To the extent that guarantors encounter financial difficulties due to economic conditions, personal or business circumstances, or otherwise, our banking business’s ability to enforce such guarantees may be impaired.

In addition, our banking business may face difficulties in enforcing its rights as secured creditors against borrowers, collateral or guarantees. In particular, timing delays and procedural problems in realizing against collateral, as well as judicial interpretations of the law that are protective of borrowers, may make it difficult to foreclose on collateral, realize against guarantees or enforce judgments in their favor, which could materially and adversely affect our financial condition and results of operations.

Our banking business’s loan and investment portfolios are subject to risk of prepayment, which may result in reinvestment of assets on less profitable terms.

Our banking business’s loan and investment portfolios are subject to prepayment risk, which results from the ability of a borrower or issuer to pay a debt obligation prior to maturity. Generally, in a declining interest rate environment, prepayment activity increases, which reduces the weighted average lives of our earning assets and adversely affects our banking business’s operating results. Our banking business would also be required to amortize net premiums into income over a shorter period of time, thereby reducing the corresponding asset yield and net interest income. Prepayment risk also has an adverse impact on our banking business’s loan portfolios, since prepayments could shorten their weighted average life, which may result in a mismatch in funding or reinvestment at lower yields.

Our banking business is subject to market and operational risks associated with derivative transactions.

Our banking business enters into derivative transactions primarily on behalf of clients. Our banking business is subject to market and operational risks associated with these transactions, including basis risk (the risk of loss associated with variations in the spread between the asset yield and the funding and/or hedge cost) and credit or default risk (the risk of insolvency or other inability of a counterparty to perform its obligations to our banking business).

Market practices and documentation for derivative transactions in Guatemala, El Salvador, Honduras and The Bahamas may differ from those in other countries. In addition, the execution and performance of these transactions depend on our banking business’s ability to develop adequate control and administration systems, and to hire and retain qualified personnel. These risks associated with derivative transactions could materially and adversely affect our banking business’s financial condition and results of operations.

We are subject to counterparty risk in our banking business.

Our banking business is exposed to counterparty risks in addition to credit risks associated with lending activities. Counterparty risk may arise from, for example, investing in securities of third parties, entering into derivative contracts under which counterparties have obligations to make payments to our banking business, or executing securities, futures or currency trades from proprietary trading activities that fail to settle at the required time due to non-delivery by the counterparty or systems failure by clearing agents, exchanges, clearing houses or other financial intermediaries. Any significant increases in exposure to any of these non-traditional risks, or a significant decline in credit risk or bankruptcy of any of the counterparties, could materially and adversely affect their financial condition and results of operations.

Default by one or more of our banking business’s largest borrowers could adversely affect its financial condition and results of operations.

The aggregate outstanding loans to our banking business’s ten largest borrowers represented 12.1% of our consolidated total loan portfolio at December 31, 2014. Default on loans by one or more of these borrowers may adversely affect our banking business’s financial condition and results of operations, and a default by a number of these borrowers could adversely affect their liquidity. Additionally, a significant withdrawal of deposits by a large number of their largest depositors could also adversely affect its liquidity.

Risks Factors Relating to Our Insurance Business

Intensifying competition may adversely affect our insurance business and its financial condition and results of operations.

The Guatemalan and Honduran insurance markets are also highly competitive. If our insurance business’s competitors obtain better access to independent brokers who sell insurance to clients we may experience an erosion in our market share. Any adverse impact on our insurance business resulting from increased competition could have a material adverse effect on our financial condition and results of operations.

Actual mortality and morbidity rates and other factors may differ from those assumed in the calculation of technical reserves and may have a material adverse effect on our insurance business’s financial condition and results of operations.

Insurance technical reserves are calculated on a monthly basis according to local regulations and converted to IFRS for our reporting purposes. Mortality tables recommended by our reinsurers inform our underwriting and premium pricing. Changes in the tables and assumptions we use may lead to increases in technical reserves and may have an adverse effect on the insurance business’s financial condition and results of operations. In addition, actual mortality and morbidity rates may differ from those assumed in the initial calculation of reserves at the time of the issuance of the policy and their periodic adjustments. Significant shortfalls could have a material adverse effect on our financial condition and results of operations.

Our insurance business’s failure to underwrite and price insurance premiums accurately for the products it offers would have a material adverse effect on its financial condition and results of operations.

Our insurance business’s financial condition and results of operations depend on its ability to underwrite insurance policies and set premium rates accurately. Our insurance business must generate sufficient premiums to offset claim losses and cover operating and underwriting expenses to make a profit. In order to price insurance policies accurately, the business must collect and analyze a substantial volume of data, develop, test and apply appropriate rating formulae, closely monitor changes in trends in a timely fashion and project both severity and frequency of loss with reasonable accuracy. If the business fails to assess accurately the risks that it assumes or does not reinsure an appropriate level of risk, it may fail to establish adequate premium rates, which could reduce income and have a material adverse effect on its financial condition and results of operations.

An increase in the number of claims against our insurance business, and other events outside of our control, could affect our results.

Our insurance business maintains reasonable levels of claims in accordance with market standards for all our insurance products. Our main insurance products are: life, health and casualty (including fire, catastrophe, automobile and cargo). To maintain reasonable claim levels, our insurance subsidiaries supervise their network of claims adjusters and appraisers with a team of engineers and experts in different insurance business lines that inspects all the risks of our insurance subsidiaries, as well as claim reports for casualties and insured events. Our insurance subsidiaries have also established systems that enable them to detect and correct failures in the attention and payment of claims and in the corresponding costs.

Notwithstanding, there are factors which could increase the current level of claims against our insurance subsidiaries, such as an increase in vehicle thefts, a rise in repair costs for damaged assets, natural disasters and other catastrophic events like social uprisings, floods, earthquakes, hurricanes, among others. An increase in claims against our insurance business, in addition to events or failures in estimates relating to the reasonableness of reserves and the level of reserve provisions, could affect our financial condition and results of operations.

Differences between actual claims experience and underwriting and reserving assumptions could adversely affect our insurance business’s financial condition and results of operations.

Our life insurance business’s earnings depend significantly upon the extent to which our actual claims experience is consistent with the assumptions used in setting prices for our life insurance products and establishing liabilities for future policy benefits and claims. Our liabilities for future policy benefits and claims are established based on estimates by actuaries of how much will be needed to pay for future benefits and claims. We calculate these liabilities based on many assumptions and estimates, including the likelihood that a claim event will occur, estimated premiums to be received over the assumed life of the policy, the timing of the event covered by the insurance policy, the amount of benefits or claims to be paid and the investment returns on the investments that we make with the premiums that we receive. To the extent that actual claims experience is less favorable than the underlying assumptions that we use in establishing such liabilities, we could be required to increase our reserves. Due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of liabilities for future policy benefits and claims, we cannot determine precisely the amounts that we will ultimately pay to settle our liabilities. Such amounts may vary from the estimated amounts, particularly when those payments may not occur until well into the future. We evaluate our liabilities periodically based on accounting requirements, which change from time to time the assumptions used to establish the liabilities, as well as our actual experience. We charge or credit change in our liabilities to expenses in the period the liabilities are established or re-estimated. If the liabilities originally established for future benefit payments prove inadequate, we must increase them. Such increases could adversely affect our financial condition and results of operations.

Catastrophic events may adversely impact liabilities for policyholder claims and reinsurance availability.

Our insurance business is exposed to the risk of catastrophic events. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. Most catastrophes are restricted to small geographic areas; however, hurricanes, earthquakes, tsunamis and man-made catastrophes may produce significant damage or loss of life in larger areas. Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could adversely affect our profitability, financial condition and results of operations. Also, catastrophic events could harm the financial condition of issuers of obligations that we hold in our investment portfolio, resulting in impairments to these obligations, and the financial condition of our reinsurers, and thereby increase the probability of default on reinsurance recoveries. Large-scale catastrophes may also reduce the overall level of economic activity in affected countries, which could hurt our business and the value of our investments. Our ability to write new business could also be affected. It is possible that increases in the value of our investments, caused by the effects of inflation or other factors, and geographic concentration of insured property, could increase the severity of claims from catastrophic events in the future.

Our life insurance business is exposed to the risk of catastrophic mortality, such as a pandemic or other event that causes a large number of deaths. Significant influenza pandemics have occurred three times in the last century; however, the likelihood, timing and severity of a future pandemic cannot be predicted. A significant pandemic could have a major impact on the global economy or the economies of particular countries or regions, including travel, trade, tourism, the health system, food supply, consumption, overall economic output and, eventually, the financial markets. In addition, if a pandemic affected our employees or the employees of our distributors or of other companies with which we do business, it could disrupt our business operations. The effectiveness of external parties, including governmental and non-governmental organizations, in combating the spread and severity of such a pandemic could have a material impact on the losses experienced by us. In our group insurance operations, a localized event that affects the workplace of one or more of our group insurance clients could cause a significant loss due to mortality or morbidity claims. These events could adversely affect our financial condition and results of operations.

Consistent with industry practice and accounting standards, we establish liabilities for claims arising from a catastrophe only after assessing the probable losses arising from the event. We cannot be certain that the liabilities that we have established will be adequate to cover actual claim liabilities.

Any decline in the availability of reinsurance, any increase in reinsurance costs, in particular as a consequence of environmental catastrophes, and/or an inability to pay, or untimely payment by, reinsurers could adversely affect our financial condition and results of operations.

Approximately 60% of our insurance business’s assumed risks in connection with our insurance portfolio is transferred to reinsurance companies. However, this transfer of risk to reinsurers does not relieve us of our obligations to policyholders. For that reason, we are exposed to the risk of the reinsurer’s inability to pay. Untimely payment or an inability of a reinsurer to pay could adversely affect our financial condition and results of operations. There is also a risk that due to, for example, environmental catastrophes, we will only be able to enter into reinsurance agreements at higher costs or will be unable to transfer certain risks to reinsurance companies in the future, which could also adversely affect our financial condition and results of operations.

Our insurance business is subject to market risks, which may materially and adversely affect our financial condition and results of operations.

Our insurance business is directly and indirectly affected by changes in market conditions. Market risk, or the risk that values of assets and liabilities or revenues will be adversely affected by variation in market conditions, is inherent in the products and instruments associated with our insurance business’s investments. Changes in market conditions that may affect its financial condition and results of operations include fluctuations in inflation, interest and currency exchange rates, securities prices, changes in the implied volatility of interest rates and foreign exchange rates, among others.

Our insurance business is subject to litigation risks, including risks relating to the application and interpretation of contracts, and adverse outcomes in litigation and legal proceedings could adversely affect its financial condition and results of operations.

Our insurance business is subject to litigation risks, including risks relating to the application and interpretation of insurance and reinsurance contracts, and are routinely involved in litigation that challenges specific terms and language incorporated into property and casualty contracts, such as claims reimbursements, covered perils and exclusion clauses, among others, or the interpretation or administration of such contracts. See “Business—Legal Proceedings.”

Risks Relating to Guatemala and other Central American Markets

Guatemalan and Central American economic, political and social and other conditions and events may adversely affect our business.

Our financial performance may be significantly affected by general economic, political, social and other conditions and events in the markets where we operate, including Guatemala, Honduras and El Salvador. Many countries in Central America, including Guatemala, have suffered significant economic, political and social crises, severe weather and natural disasters in the past, and these events may occur again in the future. We cannot predict whether changes in administrations will result in changes in governmental policies and whether such changes will affect our business. We may be adversely affected by many different factors, including:

•	significant governmental influence over local economies;

•	economic deceleration;

•	high levels of inflation;

•	volatility in currency exchange markets;

•	exchange controls or restrictions on expatriation of profits and foreign payments;

•	high domestic interest rates;

•	wage and price controls;

•	changes in governmental economic or tax policies;

•	natural disasters and severe weather conditions;

•	imposition of trade barriers;

•	weaknesses in judicial systems;

•	political corruption scandals;

•	unexpected changes in regulation; and

•	overall political, social and economic instability.

Adverse events and conditions in Central America may inhibit demand for financial services and create uncertainty in our operations, which could have a material adverse effect on us. For example, there have been recent political corruption scandals in Guatemala. On May 8, 2015, Guatemalan Vice President Roxana Baldetti resigned from office to face an investigation over her alleged involvement in a customs corruption racket, and on May 14, 2015, the Guatemalan Congress named Alejandro Maldonado Aguirre, a constitutional court judge who has also been a cabinet minister, ambassador and political leader, as Vice President, from the list of three nominees submitted by President Otto Pérez Molina. On May 20, 2015, Guatemalan Central Bank and Guatemalan Monetary Board president Julio Suárez was arrested, and on May 21, 2015, Juan de Dios Rodrĺguez, President Otto Pérez Molina’s former personal secretary and head of the Guatemalan Social Security Institute (Instituto Guatemalteco de Seguridad Social), was arrested, both on charges including fraud and influence trafficking related to a medical services contract awarded by the Guatemalan Social Security Institute.

Guatemalan President Otto Pérez Molina of the Patriotic Party (Partido Patriota), a center-right party, was elected in November 2011 and assumed office in January 2012. The Guatemalan constitution prohibits presidential reelection in a type of article known as “artículos pétreo,” or articles set in stone, that explicitly cannot be reformed. Currently, the center-right Renewed Democratic Party (Libertad Democrática Renovada) is the leader in the Guatemalan Congress, with 56 out of 158 seats, followed by the Patriotic Party, with 36 seats. Presidential, congressional and municipal elections will be held September 6, 2015, with a second round, if needed, to be held October 25, 2015.

Honduran President Juan Orlando Hernandez of the right-wing National Party (Partido National) was elected in November 2013 and assumed office in January 2014. The elections marked a historical milestone in the Honduran political arena, which traditionally has been ruled by two parties: the center-right Liberal Party (Partido Liberal) and the National Party. Although the governing National Party won a majority of seats in the Honduran Congress, two new parties, leftist Liberty and Refoundation (Libertad y Refundación, or LIBRE) and the centrist Anti-Corruption Party (Partido Anticorrupcion or PAC) managed to gain representation. The majority in Congress is held by National Party, followed by LIBRE, with the Liberal Party and PAC in third and fourth place, respectively.

Salvadoran President Salvador Sanchez Ceren of the leftist Farabundo Martí National Liberation Front (Frente Farabundo Martí para la Liberación Nacional or FMLN) assumed office in June 2014 after winning the March 2014 run-off election against Norman Quijano from the right-wing Nationalist Republican Alliance (Alianza Republicana Nacionalista or ARENA). In March 2015, legislative and municipal elections took place in El Salvador. The majority of seats in the Salvadoran Legislative Assembly is held by ARENA with 35 out of 158 seats, followed by FMLN with 31 seats.

Any change in such governments and their policies could have a significant effect on Central American financial institutions, including our subsidiaries, as well as on market conditions and the prices of and returns on securities.

Developments in other countries could adversely affect the economies in which we operate and negatively impact our financial condition and results of operations.

The economies in the jurisdictions in which we operate may be, to varying degrees, affected by economic and market conditions in other countries. Although economic conditions in other countries may differ significantly from economic conditions in the jurisdictions in which we operate, investors’ reactions to adverse developments in other countries may have an adverse effect on the market value of our securities.

In addition, economic conditions in the jurisdictions in which we operate may be correlated with economic conditions in the United States as a result of increased economic activity between the countries. Therefore, adverse economic conditions in the United States or other related events could have a significant adverse effect on the economies of the jurisdictions in which we operate. We cannot assure you that events in other emerging countries, in the United States or elsewhere will not adversely affect our financial condition and results of operations.

Exchange controls may adversely affect our ability to engage in foreign exchange activities, which will hurt our financial condition and results of operations.

Although currently there are no exchange controls in the countries in which we operate, we cannot assure you that the governmental authorities in those jurisdictions will not institute restrictive exchange rate policies in the future. Any such restrictive exchange control policy would adversely affect our ability to engage in foreign exchange activities and could also have a material adverse effect on our financial condition and results of operations.

Central America has experienced several periods of conflict, violence and instability, and such instability could affect the economy and us.

Central America has experienced several periods of significant civil strife and high levels of criminal violence over the past four decades, primarily due to the activities of guerilla groups and organized crime. In response, Central American governments have implemented various security measures and have strengthened their military and police forces. Despite these efforts, high levels of drug-related and organized crime continue to exist in some regions of Central America. These activities, their possible escalation and the violence associated with them may have a negative impact on the Central American economy or on our financial condition and results of operations in the future. Our business or financial condition and the market value of the shares could be adversely affected by rapidly changing economic and social conditions in Central American and by the different governments’ response to such conditions.

In addition, Central America has, from time to time, experienced social turmoil, including riots, protests, strikes and street demonstrations. For example, in Guatemala, two groups of organized activists, one pursuing environmental claims, and the other purporting to seek the protection of human rights, have recently launched a series of protests against the establishment of business ventures in the mining, energy, agribusiness, cement factories and other similar industries. Despite the region’s ongoing economic growth and stabilization, the social and political tensions and high levels of poverty and unemployment continue. Future government policies to preempt or respond to social unrest could include, among other things, expropriation, nationalization, suspension of the enforcement of creditors’ rights and new taxation policies. These policies could adversely and materially affect the economy of Central American countries in which we operate and our financial condition and results of operations

Judicial systems in the jurisdictions where we operate can be weak and have previously required the assistance of special commissions to strengthen such systems.

In certain jurisdictions in which we operate, the judicial system is weaker than that in the United States. In the particular case of Guatemala, an official commission (Comisión Nacional para el Seguimiento y Apoyo al Fortalecimiento de la Justicia) has been established to review existing legal and institutional arrangements in order to propose reforms that would strengthen the judiciary. Similarly, the International Commission Against Impunity in Guatemala (Comisión Internacional Contra la Impunidad en Guatemala), created by the United Nations to investigate corruption cases in Guatemala, has suggested that the government of Guatemala consider and promote major reforms to tackle the weakness of the judicial system. These weaknesses may delay the enforceability of general obligations and hinder collections in general, which could have an adverse effect on our financial condition and results of operations.

Natural disasters could disrupt our businesses and impact our financial condition and results of operations.

We are exposed to natural disasters such as earthquakes, volcanic eruptions, tornadoes, tropical storms and hurricanes. In the event of a natural disaster, our disaster recovery plans may prove to be ineffective, which could have a material adverse impact on our ability to conduct our businesses, particularly if such an occurrence affects computer-based data processing, transmission, storage and retrieval systems or destroys customer or other data. In addition, if a significant number of our employees and senior managers were unavailable because of a natural disaster, our ability to conduct our businesses could be compromised. Natural disasters or similar events could also result in substantial volatility in our results of operations for any fiscal quarter or year. Furthermore, natural disasters and severe weather patterns may negatively impact our clients and their ability to meet their financial obligations to us, including the repayment of loans, particularly those clients who are involved in agriculture. Such events may also result in an impairment of the value of property or other collateral used to secure the loans that we extend. Any of the foregoing factors may have a material adverse effect on our results.

Changes in tax regulations or the interpretation of existing regulations in Guatemala, Honduras, El Salvador or The Bahamas could adversely affect our financial condition and results of operations.

New tax laws and regulations and uncertainties with respect to future tax policies in the countries where we operate may materially affect us. Changes in tax-related laws and regulations or in the interpretation of existing regulations may affect tax burdens by increasing tax rates and fees, creating new taxes, limiting tax deductions and eliminating tax-based incentives and non-taxable income rules. In addition, the interpretation of tax regulations of tax authorities and courts may differ from ours, which could result in tax litigation and associated costs and penalties.

Panama, Guatemala, Honduras and El Salvador have different corporate disclosure and accounting standards for our industry than those you may be familiar with in the United States.

Financial reporting disclosure requirements in the jurisdictions in which we operate differ in certain significant respects from those required in the United States. There are also material differences among IFRS, local GAAP and U.S. GAAP. Accordingly, the information about us available to you will not be the same as the information available to holders of shares issued by a U.S. company. Furthermore, we recently began preparing our financial statements in accordance with IFRS and, as a result, some of our financial data may not be easily comparable from period to period.

Risks Relating to the Shares and the Offering

There may be a lack of liquidity and market for our shares.

Prior to this offering, there has not been a public market for our shares in the United States. We will apply to list our shares on NYSE. Active, liquid trading markets generally result in lower price volatility and respond more efficiently to orders from investors to purchase or sell securities. Liquidity of a securities’ market is often a function of the volume of the underlying shares that are publicly-held by unrelated parties. We cannot predict whether an active liquid public trading market for our shares in the United States will develop or be sustained.

The price of our shares may be volatile.

The trading price of our shares following this offering may fluctuate substantially and may be higher or lower than the price you pay, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our shares. The factors that could cause fluctuations include, but are not limited to, the following:

•	overall price and volume fluctuations affecting the stock exchanges on which our shares are listed;

•	significant volatility in the market price and trading volume of banking or insurance company securities generally;

•	actual or anticipated changes in our earnings, fluctuations in our operating results or the failure to meet the expectations of financial market analysts and investors;

•	investor perceptions of the banking and insurance industries in general and our company in particular;

•	investor perceptions of emerging markets and Latin American or Central American issuers;

•	the operating and stock performance of comparable companies;

•	general economic conditions and trends;

•	catastrophic events;

•	changes in accounting standards, policies, guidance, interpretation or principles;

•	regulatory changes;

•	loss of external funding sources; or

•	sales of large blocks of our stock or sales by insiders.

We may raise additional capital in the future through the issuance of equity securities, which may result in dilution of the interests of our shareholders.

We may need to raise additional capital and may opt for obtaining such capital through the public or private placement of equity securities or securities convertible into our shares. Our articles of incorporation do not provide for preemptive rights for our shareholders in the event of a public or private equity offering through organized capital markets. Accordingly, such additional funds may dilute the percentage interests of investors in our shares.

Sales of additional shares, including by us, certain of our shareholders, or our directors and officers, following expiration or early release of certain lock-up agreements, could cause the price of our shares to decline.

Sales of additional shares, including by us, certain of our principal shareholders, or our directors and executive officers, following expiration or early release of certain lock-up agreements, could cause the price of our shares to decline. Sales of substantial amounts of our shares in the public market, or the availability of such shares for sale, by us, our principal shareholders, or our directors and officers, could adversely affect the price of our shares. In connection with the offering of our shares, we, certain of our shareholders, and our directors and officers, have entered into lock-up agreements for a period of 180 days following                     , 2015 (which period may be extended under certain circumstances). These lock-up agreements are subject to certain exceptions and described under “Underwriting—Lockup Restriction.” Upon the expiration of such lock-up agreements, we, our principal shareholders and our directors and officers, will be free to sell additional shares subject to complying with applicable securities laws.

A third party could be prevented from acquiring control of us because of the anti-takeover provisions in our articles of incorporation.

The ownership and transfer of our shares is subject to certain requirements, options and restrictions under our articles of incorporation. Our articles of incorporation provide that any direct or indirect acquisition by any person or group of persons of more than 5%, or more than 2% if such purchaser is a competitor, of our capital stock requires prior written authorization of our board of directors. Upon the authorization of our board of directors, unless our board of directors determines otherwise, the acquirer must make a public offer to acquire all of our shares at or above a price based on our stock’s trading history plus a 20% premium. This provision could discourage possible future purchasers of our shares, or of a significant portion of our shares and, accordingly, could adversely affect the liquidity and price of our shares. See “Description of Share Capital and Articles of Incorporation—Limitation on Acquisition of our Capital Stock and Public Tender Offers” for more information.

You will experience immediate and substantial dilution in the book value of the shares you purchase in this offering.

Because the initial offering price of the shares being sold in this offering will be substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution in the book value of the shares underlying your shares. Net tangible book value represents the amount of our tangible assets on an adjusted basis, minus our total liabilities on an adjusted basis. As a result, at the assumed initial public offering price of US$             per share (based on the mid-point of the price range set forth on the cover page of this prospectus), we currently expect that you will incur immediate dilution of US$             per share (assuming no exercise of the underwriters’ option to purchase additional shares).

The interests of the non-independent members of our board of directors, who as a group may have been deemed to beneficially own approximately 78.1% of our common stock as of our 2014 shareholders’ meeting, may conflict with those of other shareholders.

Historically, a significant amount of our shareholders have granted powers of attorney to our directors and officers for the purpose of voting the corresponding shares at the relevant general annual shareholders’ meeting. As a group, as of our 2014 shareholders’ meeting, the non-independent members of our board of directors may have been deemed to beneficially own approximately 78.1% of our outstanding shares of common stock; non-independent members of the board beneficially owned 19.4% of our outstanding shares of common stock and may have been deemed to be the beneficial owners of an additional 58.7% of our outstanding shares of common stock by means of shareholder grants of powers of attorney. This entitles them, among other things, to significantly influence the outcome of most actions requiring shareholder approval or participation, including election of the board of directors, corporate reorganizations, dispositions and the timing and payment of any future dividends. Upon completion of the offering, they will continue to have such power. These shareholders may have an interest in pursuing joint ventures, acquisitions, dispositions, financings, or similar transactions that could conflict with the interests of other shareholders. Accordingly, these shareholders may have interests that differ from yours and may vote in a way with which you disagree and that may be adverse to your interests.

You may have fewer and less well-defined rights than shareholders of a company organized in other jurisdictions, such as the United States.

We are a corporation (sociedad anónima) organized under the laws of Panama. Our corporate affairs are governed by our organizational documents and the laws of Panama. Under such documents and laws, holders of our shares, may have fewer or less well-defined rights than they might have as shareholders of a corporation incorporated in other jurisdictions, such as the United States, especially with regards to minority shareholders.

Exercising the right to vote requires attendance or representation at shareholder meetings.

We are a Panamanian company, and as such, many of our shareholder meetings take place in Panama. Shareholders located outside of Panama that wish to exercise their right to vote will have to attend shareholder meetings in Panama or arrange other means of representation.

You may have difficulty enforcing judgments against us, our officers and directors.

Substantially all of our directors and officers, and certain of the experts named herein reside outside the United States, and all or substantial portions of our assets are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or upon us, including with respect to matters arising under the federal securities laws of the United States, or to enforce against such persons or against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.

We have been advised by our Panamanian counsel that no bilateral or multilateral treaties exist between the United States and Panama for the reciprocal enforcement of foreign judgments and judgments of courts outside Panama, including but not limited to judgments of United States court. Such judgments may only be recognized and enforced by the courts of Panama in the event that the Supreme Court of Panama validates the judgment by the issuance of a writ of exequatur. Subject to a writ of exequatur, any final judgment rendered by any federal or state court located in the State of New York will be recognized, conclusive and enforceable in the courts of Panama without reconsideration of the merits, provided that (i) such foreign court grants reciprocity to the enforcement of judgments of courts of Panama, (ii) the party against whom the judgment was rendered, or its agent, was personally served in such action, (iii) the judgment arises out of a personal action against the defendant, (iv) the obligation in respect of which the judgment was rendered is lawful in Panama and does not contradict the public policy of Panama, (v) the judgment is properly authenticated by diplomatic or consular officers of Panama or pursuant to the 1961 Hague Convention on the legalization of documents and (vi) a copy of the final judgment is translated into Spanish by a licensed translator in Panama.

In addition, our articles of incorporation contain a general indemnification provision for our officers and directors. Our articles of incorporation state that we shall indemnify and hold our directors and officers harmless with respect to any action, judicial expense, loss, damage or cost which they may incur or suffer as a consequence of acts or omissions in the performance of their duties, and none of them will be liable for any acts, omissions, or negligence of the other directors and/or officers, except in the case of the gross negligence, willful misconduct or bad faith by the director or officer.

If we were to become a passive foreign investment company, U.S. investors could experience adverse U.S. tax consequences.

Based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, relevant market and shareholder data and our current business plans, we do not expect to be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. However, PFIC status is a factual determination that must be made after the close of each taxable year and it is possible that we may become a PFIC in the current year or a future year due to changes in the valuation or composition of our income or assets or those of our subsidiaries.

In the event that, contrary to our expectation, we are classified as a PFIC, U.S. investors could be subject to adverse U.S. federal income tax consequences and additional information reporting requirements. See “Taxation—United States Federal Income Tax Considerations—Passive Foreign Investment Companies” for more information.

If we are unable to implement and maintain effective internal control over financial reporting in the future, our results of operations and the price of our shares could be adversely affected.

We are not currently required to comply with Section 404 of the U.S. Sarbanes-Oxley Act of 2002 and, therefore, we have not made a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Section 404 of the U.S. Sarbanes-Oxley Act of 2002 will require us, for our fiscal year ending March 31, 2017 and subsequent years, to document and test the effectiveness of our internal control over financial reporting in accordance with an established internal control framework and to report on our conclusion as to the effectiveness of our internal controls. It will also require an independent registered public accounting firm to test our internal control over financial reporting and to report on and attest to the effectiveness of our internal control over financial reporting. Any delays or difficulty in satisfying our requirements could adversely affect our future results of operations and the price of our shares. Moreover, it may cost us more than we expect to comply with these control-and procedure-related requirements. Failure to comply with Section 404 could potentially subject us to sanctions or investigations by the SEC, NYSE or other regulatory authorities.

Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal control over financial reporting, or if our independent registered public accounting firm is unable to provide us with an unqualified opinion regarding the effectiveness of our internal control over financial reporting as of March 31, 2017 and in subsequent years as required by Section 404, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our shares.

Our status as a foreign private issuer allows us to follow alternate standards to the corporate governance standards of the NYSE, which may limit the protections afforded to investors.

We are a “foreign private issuer” within the meaning of NYSE corporate governance standards. Under NYSE rules, a foreign private issuer may elect to comply with the practices of its home country and not comply with certain corporate governance requirements applicable to U.S. companies with securities listed on the exchange. We currently follow certain Panamanian and Guatemalan practices concerning corporate governance and intend to continue to do so. Accordingly, holders of our shares will not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

For example, NYSE listing standards provide that the board of directors of a U.S. listed company must have a majority of independent directors at the time the company ceases to be a “controlled company.” The listing standards for the NYSE also require that U.S. listed companies, at the time they cease to be “controlled companies,” have a nominating/corporate governance committee and a compensation committee (in addition to an audit committee). Each of these committees must consist solely of independent directors and must have a written charter that addresses certain matters specified in the listing standards. Under both Panamanian and Guatemalan law, companies may, but are not required to, form special governance committees, which may be composed partially or entirely of non-independent directors. In addition, NYSE rules require the independent non-executive directors of U.S. listed companies to meet on a regular basis without management being present. There is no similar requirement under Guatemalan and Panamanian law.

The NYSE’s listing standards also require U.S. listed companies to adopt and disclose corporate governance guidelines. Although we have implemented certain similar measures of corporate governance, these are not mandatory and therefore we are not legally required to comply with the corporate governance guidelines.

If securities or industry analysts do not actively follow our business, or if they publish unfavorable research about our business, the price and trading volume of our shares could decline.

The trading market for our shares will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. If analysts do not cover our company, the trading price for our shares may be negatively impacted. If one or more of the analysts who covers us downgrades our shares or publishes unfavorable research about our business, the price of our shares would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our shares could decrease, which could cause the price and trading volume of our shares to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements. These statements appear throughout this prospectus, including, without limitation, under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Our Financial Condition and Results of Operations” and “Business,” and include statements regarding our current intent, belief or expectations of our officers or management with respect to (1) our strategic plans, (2) trends affecting our financial condition or results of operations, (3) the impact of competition and regulations, (4) projected capital expenditures and (5) liquidity. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements included in this prospectus as a result of various factors, many of which are beyond our control.

Factors that could cause actual results to differ materially and adversely include, but are not limited to:

•	the effect of the implementation of any aspect of our business strategy;

•	economic, business and political developments in Guatemala, El Salvador, Honduras and other countries in Central America and globally;

•	exchange rate fluctuations and government measures to control foreign exchange rates;

•	increased inflation;

•	increases in interest rates;

•	changes in regulations and governmental banking or insurance policy in the jurisdictions in which we operate as they relate to the services and products we offer;

•	increased competition and consolidation in the Guatemalan, Salvadoran and Honduran financial services and insurance markets;

•	increased costs of funding or our inability to obtain additional debt or equity financing on attractive terms;

•	increases in defaults by our banking business’s borrowers and other loan delinquencies;

•	allowances for impairment losses may be inadequate;

•	failure to adequately meet capital or other requirements;

•	failure to accurately price insurance premiums;

•	dependence on information technology systems;

•	acquisitions and divestitures;

•	adequacy of our risk management procedures and credit, currency, market and investment risks;

•	other risks of our lending and business activities;

•	management’s belief that pending legal and administrative proceedings will not have a materially adverse effect on Bicapital financial condition or results of operations; and

•	the other factors discussed under “Risk Factors” in this prospectus.

The words “believe,” “understand,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “seek,” “intend,” “expect,” “should,” “could,” “forecast” and similar words are intended to identify forward-looking statements. You should not place undue reliance on such statements, which speak only as of the date they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may issue in the future. We do not undertake any obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. Our independent public auditors have neither examined nor compiled the forward-looking statements and, accordingly, do not provide any assurance with respect to such statements. In light of the risks and uncertainties described above, the future events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance. Because of these uncertainties, you should not make any investment decision based upon these estimates and forward-looking statements.

EXCHANGE RATES

Our financial statements are presented in U.S. dollars, which is our presentation currency. For our Guatemalan subsidiaries the functional currency is the quetzal and for our Honduran subsidiaries the functional currency is the lempira. For our Salvadoran subsidiaries and Westrust Bank, the functional currency is the U.S. dollar. For more information on the basis of presentation see Note 2c to our Annual Financial Statements.

Quetzales

Since 1994, the Guatemalan Monetary Board (Junta Monetaria del Banco de Guatemala) has allowed the exchange rate for the quetzal to be determined predominantly by market forces. The Guatemalan Central Bank intervenes in the foreign exchange market by buying or selling U.S. dollars to counter drastic fluctuations in the exchange rate caused by speculative, cyclical or seasonal factors that affect the balance of payments.

Since 1996, the Guatemalan Central Bank has intervened in the foreign exchange market through the Electronic Currency Negotiation System (Sistema Electrónico de Negociación de Divisas), an electronic system used for buying and selling foreign exchange. Currently, there are no restrictions on the conversion of quetzales into other currencies. On May 1, 2001, the Guatemalan Law of Free Transfer of Foreign Currency (Ley de Libre Negociación de Divisas) came into effect, permitting both domestic and foreign banks in Guatemala to freely enter into foreign currency-denominated contracts and accept demand deposits and offer bank accounts in foreign currency.

The following table sets forth the high, low, average and period-end exchange rates for the periods indicated, expressed in quetzal per U.S. dollar. Exchange rates are derived from the average rate for the day reported by the Guatemalan Central Bank. The Federal Reserve Bank of New York does not report a noon buying rate for quetzales. These rates are presented for information purposes.

Period	Low	High	Average(1)	Period-end
2010	7.9335	8.3948	8.0593	8.0136
2011	7.5753	8.0287	7.7898	7.8108
2012	7.6782	8.0153	7.8342	7.9023
2013	7.7712	7.9980	7.8588	7.8414
2014	7.5966	7.8881	7.7350	7.5968
November	7.5966	7.6466	7.6155	7.6466
December	7.5968	7.6493	7.6226	7.5968
2015
January	7.5913	7.6720	7.6358	7.6554
February	7.6273	7.6554	7.6456	7.6273
March	7.6115	7.6462	7.6265	7.6449
April	7.6369	7.7722	7.6867	7.7568
May (through May 19, 2015)	7.6306	7.7568	7.7014	7.6314

Source: Guatemalan Central Bank.

(1)	Average of daily rates.

Lempiras

Until March 11, 1990, the official exchange rate was fixed at L.2.00 per US$1.00. From March 12, 1990, the fixed rate was removed and the value of the lempira sharply declined. The government tried to support the currency by strictly enforcing laws that required exporters to repatriate foreign exchange earnings.

Pursuant to Decree 136/94 dated October 12, 1994, the reference exchange rate in Honduras began to be determined by supply and demand forces in the foreign currency exchange market by means of a public U.S. dollar auction system. This decree was ratified in the amendments to the Honduran Central Banks’ governing statutes, approved by the Honduran Congress under Decree No. 228-96.

From October 2005 until June 30, 2011, the Honduran Central Bank set the exchange rate at L.18.8951 per US$1.00, with minimal fluctions. In response to IMF requirements, the policy shifted from a fixed-rate system to a variable rate reflecting international prices.

From July 1, 2011 to June 31, 2013, the Honduran Central Bank implemented a currency band system, maintaining the exchange rate band within a margin of +/- 7.0% from the base price, which was the closing price of the Honduran foreign currency market for the prior year.

As of July 1, 2013, the Honduran Central Bank established that the offering price for purchase requests in the Honduran foreign currency market should not be greater than 1% of the average basis price at the U.S. dollar auctions held by the Honduran Central Bank in the previous seven business days.

The following table sets forth the high, low, average and period-end exchange rates for the periods indicated, expressed in lempira per U.S. dollar. Exchange rates are derived from the rates reported by the Honduran Central Bank. The Federal Reserve Bank of New York does not report a noon buying rate for lempiras. These rates are presented for information purposes.

Period	Low	High	Average(1)	Period-End
2010	18.8951	19.0274	18.9613	18.8951
2011	18.8485	19.1459	18.9834	19.0128
2012	19.0519	20.1020	19.5721	19.9623
2013	19.9623	20.7417	20.4271	20.5975
2014	20.5973	21.6630	21.0624	21.5124
November	21.3006	21.5750	21.4301	21.4235
December	21.4262	21.6630	21.5508	21.5124
2015
January	21.5123	21.8617	21.6817	21.7097
February	21.7161	21.9554	21.8517	21.8025
March	21.8022	22.0512	21.9122	21.8979
April	21.9032	21.1521	22.0171	21.9981
May (through May 19, 2015)	21.9261	21.9966	21.9694	21.9261

Source: Honduran Central Bank

(1)	Average of daily rates.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the shares being offered by us in the offering will be approximately US$             million (or approximately US$             million if the option to purchase additional shares is fully exercised by the underwriters) after deducting estimated discounts and commissions and offering expenses payable by us. This estimate is based on a price per share of US$            , which is the midpoint of the price range indicated on the cover of this prospectus. A US$1.00 increase (decrease) in the assumed initial offering price per share would result in an increase (decrease) in the estimated net proceeds to us of approximately US$             million.

We intend to use the net proceeds to increase capital in our banking subsidiaries, mainly Banco Industrial. Our expected use of the net proceeds represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses of the proceeds from this offering. Accordingly, our management has significant flexibility in applying the net proceeds of this offering.

CAPITALIZATION

The following table sets forth, as of December 31, 2014:

•	our actual capitalization; and

•

as adjusted to give effect to the sale of our shares in the offering at an assumed initial public offering price of US$             per share (the mid-point of the price range set forth on the cover page of this prospectus), after deducting estimated underwriting discounts and commissions and offering expenses payable by us in connection with the offering and assuming no exercise of the underwriters’ option to purchase additional shares.

This table should be read in conjunction with the information contained in the sections “Presentation of Financial and Other Information,” “Selected Consolidated Financial Information,” “Management’s Discussion and Analysis of Our Financial Condition and Results of Operations,” and “Selected Statistical Information” and our Financial Statements and included in this prospectus.

	As of December 31, 2014
	Actual	As adjusted for the offering
	(US$ in millions)	(US$ in millions)
Liabilities:
Long-term debt(1)	2,074.3
Shareholders’ Equity:
Share capital	392.0
Reserves	204.0
Capital contributions	7.1
Retained earnings	378.6
Other comprehensive income	(7.9)
Equity attributable to owners of Bicapital	973.8
Non-controlling interests	35.5

Total Equity	1,009.3

Total Capitalization	3,083.64

(1)	Refers to loans and borrowings from banks, debt securities issued and subordinated liabilities with maturities over one year.

The discussion and table above do not take into account the perpetual stock exchange offer in favor of Banco Industrial’s shareholders. See “Description of Share Capital and Articles of Incorporation—Outstanding Capital Stock and Voting Rights.”

DILUTION

If you invest in our shares in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the net tangible book value per share after this offering. Our historical net tangible book value per share is determined by dividing our total tangible assets less our total liabilities and non-controlling interests by the number of shares outstanding. Our historical net tangible book value as of December 31, 2014 was approximately US$973.8 million, or US$1.75 per share, based on 555,892,246 shares outstanding as of December 31, 2014.

Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of our shares in this offering and the as adjusted net tangible book value per share immediately after completion of this offering. After giving effect to our sale of              shares at the public offering price of US$             per share (the mid-point of the price range set forth on the cover page of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2014 would have been US$             million, or US$             per share. This represents an immediate increase in net tangible book value of US$             per share to existing stockholders and an immediate dilution in net tangible book value of US$             per share to purchasers of ordinary shares in this offering, as illustrated in the following table:

Assumed initial public offering price per share
Actual net tangible book value as of December 31, 2014	US$	973.8 million
Actual net tangible book value per share as of December 31, 2014	US$	1.75
Increase in net tangible book value per share attributable to the offering
As adjusted net tangible book value per share as of December 31, 2014 after giving effect to the offering.
Estimate of dilution per share to new investors

The discussion and table above assume no exercise of the underwriters’ option to purchase additional shares. If the underwriters exercise their option to purchase additional shares in full, the as adjusted number of our shares held by new investors will increase to              or approximately     %, of the total as adjusted number of our shares outstanding after this offering. In such case, the estimate of dilution per share to new investors will be US$            .

In addition, the discussion and table above do not take into account the perpetual stock exchange offer in favor of Banco Industrial’s shareholders. See “Description of Share Capital and Articles of Incorporation—Outstanding Capital Stock and Voting Rights.”

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our summary consolidated financial information. The financial data as of and for the nine-month periods ended December 31, 2013 and 2014 have been derived from our Interim Financial Statements included in this prospectus. The selected financial data as of and for the fiscal years ended March 31, 2013 and 2014 and April 1, 2012 have been derived from our Annual Financial Statements included in this prospectus. Our Financial Statements were prepared in accordance with IFRS as issued by the IASB.

The financial data included below and elsewhere in this prospectus are not necessarily indicative of our future performance. Results for the nine-month period ended December 31, 2014 are not necessarily indicative of results expected for the full year. The summary consolidated financial information presented below should be read in conjunction with our Financial Statements, “Presentation of Financial and Other Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in this prospectus.

	For the nine-month period ended December 31,		For the fiscal year ended March 31,
	2014	2013	2014	2013
	(US$ in millions)		(US$ in millions)
CONSOLIDATED STATEMENT OF PROFIT AND LOSS
Interest income	608.3	539.1	738.6	624.2
Interest expense	(286.5)	(274.5)	(371.8)	(310.5)

Net interest income	321.8	264.6	366.8	313.7
Loan impairment charges	(38.5)	(31.7)	(29.3)	(24.1)

Net fee and commission income	120.4	131.2	171.8	156.7
Net premium income	21.3	17.8	26.1	20.2

Profit for banking and insurance operations	425.1	381.8	535.3	466.4
Operating and administrative expenses	(256.6)	(221.5)	(326.7)	(276.1)
Other operating income, net	13.1	14.3	14.3	17.1

Profit before tax	181.7	174.6	223.0	207.4
Income tax	(35.5)	(40.0)	(41.8)	(45.4)

Profit for the period	146.1	134.6	181.2	162.0

Attributable to:
Equity holders of Bicapital	141.1	129.9	174.9	155.9
Non-controlling interest	5.1	4.7	6.3	6.1
Basic and diluted earnings per share (US$)(1)	0.2651	0.2445	0.3290	0.2975
Weighted average number of ordinary shares outstanding (millions)	551.3	550.5	550.7	544.4

(1)

Basic earnings per share is determined dividing profit after taxes attributable to the equity holders of Bicapital by the weighted average number of ordinary shares outstanding during the respective year. Diluted earnings per share reflect the potential dilution assuming the conversion of all dilutive potential ordinary shares. See Note 3 and Note 30 to our Annual Financial Statements for more information.

	As of December 31,	As of March 31,		As of April 1,
	2014	2014	2013	2012
	(US$ in millions)
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
Assets
Cash and cash equivalents	1,349.4	1,078.6	1,082.9	1,189.3
Investment securities	3,173.6	3,149.7	2,737.0	2,374.8
Loan portfolio, net	6,885.5	6,372.3	5,512.0	4,759.3
Restricted cash	82.0	115.6	105.7	95.9
Property and equipment, net	303.1	267.3	253.0	246.5
Goodwill	139.4	136.3	135.9	136.5
Other(1)	345.0	289.5	285.0	241.8

Total assets	12,277.9	11,409.3	10,111.6	9,044.2

Liabilities
Deposits and obligations from customers	7,518.2	7,079.1	6,600.1	6,128.5
Loans and borrowings from banks	2,493.4	2,221.5	1,594.6	1,145.9
Debt securities issued	601.1	561.2	521.2	459.7
Accruals and deferred income	230.6	213.1	198.8	200.1
Subordinated liabilities	196.1	195.8	178.3	171.0
Insurance reserves	111.5	106.0	104.9	107.2
Other(2)	117.6	90.4	81.6	129.8

Total liabilities	11,268.6	10,467.2	9,279.6	8,342.2

Equity
Share capital	392.0	389.3	386.4	305.6
Reserves	204.0	221.3	180.1	108.4
Capital contributions	7.1	7.1	7.3	7.2
Retained earnings	378.6	298.0	234.5	170.1
Other comprehensive income	(7.9)	(4.7)	(6.4)	4.4

Equity attributable to owners of Bicapital	973.8	911.0	801.8	595.6
Non-Controlling interests	35.5	31.1	30.2	106.3

Total equity	1,009.3	942.1	832.0	701.9

Total equity and liabilities	12,277.9	11,409.3	10,111.6	9,044.2

(1)

Other assets is composed of: other receivables, related parties, prepayments, assets under insurance contracts, permanent investments, derivatives assets held for risk management, foreclosed assets, net intangible assets, net investment property and deferred tax assets.

(2)

Other liabilities is composed of: provisions, other liabilities, liabilities under insurance contracts, related parties, derivative liabilities held for risk management, government repurchase agreements, employee benefits and deferred tax liabilities.

	As of and for the nine-month period ended December 31,		As of and for the fiscal year ended March 31,
	2014	2013	2014	2013
	(in percentages, unless otherwise indicated)
SELECTED FINANCIAL RATIOS
Performance Ratios
Net interest margin(1)	4.3%	3.9%	3.9%	3.9%
Efficiency ratio(2)	50.9%	48.9%	53.2%	51.6%
Return on average assets(3)	1.7%	1.7%	1.7%	1.7%
Return on average shareholders’ equity(4)	22.0%	21.8%	21.7%	22.7%
Fee income ratio(5)	28.3%	34.4%	32.1%	33.6%
Capital and Balance Sheet Structure
Average total equity as a percentage of average total assets(6)	7.6%		7.6%	7.5%
Total equity as a percentage of total assets(7)	8.2%		8.3%	8.2%
Tier 1 capital as a percentage of risk-weighted assets(8)	11.8%		12.0%	11.9%
Capital ratio of Bicapital(9)	14.5%		15.1%	15.1%
Capital ratio of Banco Industrial(10)	12.9%		11.9%	13.5%
Capital ratio of Banpaís(11)	14.1%		13.2%	12.2%
Capital ratio of BI El Salvador(12)	20.1%		20.4%	19.6%
Total loans, net as a percentage of total deposits	91.6%		90.0%	83.5%
Credit Quality Ratios
NPL ratio(13)	1.2%		1.7%	1.8%
Loan impairment charges as a percentage of total gross loans (annualized)	0.6%		0.5%	0.4%
NPL coverage ratio(14)	89.1%		90.7%	95.6%
Allowance for loan losses as a percentage of total loans(15)	1.0%		1.5%	1.7%
Other Data
Dividends (US$ in millions)(16)			77.6	71.4
Dividends per share (in US$)			0.14	0.13
Employees	11,941	10,184	10,386	9,850
Branches	646	614	627	568
ATMs(17)	1,052	1,000	998	979

(1)

Refers to net interest income divided by average interest-earning assets. Average interest-earning assets are determined on average monthly balances, in the period under analysis. Net interest margin for the nine-month periods ended December 31, 2013 and 2014 is annualized and calculated as net interest margin for the nine-month period divided by nine and multiplied by 12, divided by average interest-earning assets.

(2)	Refers to operating and administrative expenses before depreciation and amortization divided by the period’s profit for banking and insurance operations plus loan impairment charges.
(3)

Refers to profit for the period divided by average total assets. The average balances for total assets have been calculated on the basis of monthly balances. ROAA for the nine-month period ended December 31, 2013 and 2014 is annualized and calculated as profit for the nine-month period divided by nine and multiplied by 12, divided by average total assets.

(4)

Refers to profit for the period divided by average shareholders’ equity. The average balances for shareholders’ equity have been calculated on the basis of our monthly balances. ROAE for the nine-month period ended December 31, 2013 and 2014 is annualized and calculated as profit for the nine-month period divided by nine and multiplied by 12, divided by average shareholders’ equity.

(5)	Refers to net fee and commission income divided by profit for banking and insurance operations.
(6)	The average balances for total equity and total assets have been calculated on the basis of monthly balances.
(7)	Refers to the end-of-period total equity divided by the end-of-period total assets.
(8)	Refers to the end-of-period Tier 1 capital divided by the end-of-period risk-weighted assets. See Note 5 to our Annual Financial Statements.
(9)

Refers to the ratio of total regulatory capital to total risk-weighted assets. Total regulatory capital and risk-weighted assets are calculated in accordance with the guidelines established by the local regulator of each country in which our subsidiaries operate. Regulatory capital and risk-weighted assets for us and for Banco Industrial are calculated in accordance with regulatory requirements of the GSB. Regulatory capital and risk-weighted assets for Banpaís are calculated in accordance with regulatory requirements of the CNBS while the regulatory capital and risk-weighted assets for BI El Salvador are calculated in accordance with regulatory requirements of the SSF. See Note 5 to our Annual Financial Statements.

(10)	Banco Industrial’s capital ratio, on an unconsolidated basis, was in each case above the regulatory requirement of 10.0% of the GSB.
(11)	Banpaís’s capital ratio, on an unconsolidated basis, was in each case above the regulatory requirement of 12.0% of the CNBS.
(12)	BI El Salvador’s capital ratio, on an unconsolidated basis, was in each case above the regulatory requirement of 14.5% of the SSF.
(13)	Based on the loan activity carried out by our banking subsidiaries (Banco Industrial, Banpaís and BI El Salvador). Calculated as total NPL divided by total loans.
(14)	Refers to the end-of-period allowance for loan losses divided by the end-of-period NPL.
(15)	Refers to the end-of-period allowance for loan losses divided by the end-of-period total loans.

(16)

Dividends include dividends declared and paid by Bicapital for each year presented. See Note 3q and 28b to our Annual Financial Statements. Dividends are declared and paid in U.S. dollars. Dividends declared and paid were US$71.4 million and US$59.2 million for fiscal years 2013 and 2012, which were paid in April 28, 2014 and April 29, 2013, respectively.

(17)	Excludes third-party network ATMs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our Financial Statements, and with the other financial information included in this prospectus. Our Financial Statements included in this prospectus have been prepared in accordance with IFRS. Our future results may vary substantially from those discussed herein because of various factors that affect our business, including, but not limited to, those discussed under “Forward-Looking Statements” and “Risk Factors” and other factors discussed in this prospectus.

Overview

We are the largest financial services group in Guatemala, with a growing presence in other underpenetrated and fast-growing Central American countries. Through our subsidiaries, we provide a comprehensive range of corporate and retail banking, insurance and other financial services to more than 1.7 million clients as of December 31, 2014. We were formed as a holding company in 2006, and our main subsidiary, Banco Industrial, was founded in 1967. We believe that our businesses benefit from significant synergies as a result of being part of one financial group.

Our operations in Guatemala include Banco Industrial and Seguros El Roble, the largest bank and insurance company in the country, respectively, which are also among the most profitable entities in the Guatemalan banking and insurance systems, according to the GSB. We are the market leader in terms of total assets, total net loans, total deposits and total net premiums written, with market shares of 27.7%, 26.7%, 24.8% and 25.1%, respectively, as of December 31, 2014, according to the GSB. As of December 31, 2014 Banco Industrial had a ROAE of 22.8%, compared to a ROAE of 17.3% for the Guatemalan banking system as a whole, and Seguros El Roble had a ROAE of 32.1%, compared to a ROAE of 24.6% for the Guatemalan insurance system as a whole, according to the GSB. As of December 31, 2014, Banco Industrial had one of the largest banking distribution networks in Guatemala, with more than 5,011 points of service, comprised of 485 branches, 3,397 ATMs (including 2,507 third-party network ATMs) and 1,129 correspondent agents (third-party points of service). As of December 31, 2014, Banco Industrial, Seguros El Roble and our other financial operations in Guatemala represented approximately 79.1% of our total assets.

As part of our growth strategy, beginning in 2007, with our acquisition of a controlling interest in Banpaís, we expanded our operations outside Guatemala to Honduras and El Salvador. Since then, our international growth has focused on the northern part of Central America, given the high level of intra-regional trade activity by our clients. Currently, our operations outside of Guatemala include: (i) Banpaís, the fourth-largest bank in Honduras in terms of total net loans, with an 11.4% market share as of December 31, 2014, according to the CNBS, (ii) Seguros del País, the fifth largest insurer in Honduras in terms of total net premiums written, with an 8.0% market share as of December 31, 2014, according to the CNBS and (iii) BI El Salvador, the 11th largest bank in El Salvador in terms of total net loans, with a 1.4% market share as of December 31, 2014, according to the SSF. Our banking network outside Guatemala is comprised of a total of 161 branches and 162 ATMs. As of December 31, 2014, Banpaís, Seguros del País and BI El Salvador, together, represented approximately 13.2% of our total assets. Principal Factors Affecting our Financial Condition and Results of Operations

Economic Environment

Our banking and insurance subsidiaries are affected by the general economic environment of the countries in which we operate, mainly Guatemala. As of December 31, 2014, Banco Industrial, Seguros El Roble and our other financial operations in Guatemala represented approximately 79.1% of our total assetss and Banpaís, Seguros del País and BI El Salvador, together, represented approximately 13.2% of our total assets. Decreases in the growth rate of either country’s economy, periods of negative growth, or material increases in inflation or interest rates could result in lower demand for, or affect the pricing of, our services and products. Because a large percentage of the costs and expenses of our subsidiaries is fixed, we may not be able to reduce costs and expenses upon the occurrence of any of these events, in which case our profitability could be affected. Changes in the financial condition or credit profiles of clients of our banking subsidiaries and increases in inflation or interest rates could have a negative effect on the quality of our banking subsidiaries’ loan portfolios, potentially requiring them to increase loan loss provisions or resulting in reduced profitability.

Guatemala

The Guatemalan economy in recent years has been characterized by consistent growth rates. Based on reports published by the Guatemalan Central Bank, GDP growth for 2014 was 4.2%, compared to 3.7% in 2013 and 3.0% in 2012, and is projected to grow 4.1% in 2015. Furthermore, according to the Guatemalan Central Bank, Guatemala’s international net reserves were approximately US$7,333.4 million at December 31, 2014 as compared to approximately US$7,272.6 million at December 31, 2013 (a 0.8% increase) and US$6,693.8 million at December 31, 2012 (an 8.7% increase). In 2014, Guatemala’s current fiscal deficit was estimated to be 1.9% of GDP, compared to 2.1% of GDP in 2013 and 2.4% of GDP in 2012. From 2013 to 2014, the decrease was due to an increase of 6.0% and 4.4% in government income and expenses, respectively. From 2012 to 2013, the decrease was due to an increase of 7.4% and 5.3% in government income and expenses, respectively.

During 2014, growth was driven by internal demand, mainly by a 4.0% increase in private consumption, as compared to an increase of 3.9% in 2013, which represented approximately 85.0% of GDP, primarily as a result of growth in family remittances and household income. In 2012, growth was driven by increased internal demand, demonstrated by an increase of approximately 3.0% in private consumption, associated with an increase in household income, low inflation levels, and an increase in family remittances, as well as more bank loans to the private sector.

The economic sectors that showed the highest growth were mining; retail and wholesale trade; manufacturing; professional services; and agriculture, livestock, fishing and forestry. These sectors contributed approximately 77% of the GDP rate growth for 2014. For 2013, the economic sectors that showed the highest growth were manufacturing; public administration and defense; private services; agriculture, livestock, fishing and forestry; and transportation and communications, together contributing approximately 75% of the GDP rate growth. For 2012, the economic sectors that showed the highest growth were agriculture, livestock, fishing and forestry; manufacturing; energy and water; retail and wholesale commerce; private services and public administration; and defense, together contributing approximately 69.3% of the GDP rate growth.

The table below sets forth additional details regarding Guatemala’s recent economic performance.

	As of December 31,
	2014	2013	2012
Real GDP growth rate	4.20%	3.70%	3.00%
Reference interest rate	4.00%	5.00%	5.00%
Variation in Consumer Price Index	2.95%	4.39%	3.45%
Net international reserves (US$ in millions)	7,333.4	7,272.6	6,693.8

Source: Guatemalan Central Bank.

Due to Guatemala’s macroeconomic indicators and political environment, the country has an overall credit rating of BB from Standard & Poor’s, BB from Fitch and Ba1 from Moody’s, all with a stable outlook.

Honduras

The Honduran economy has also maintained consistent economic growth in recent years. According to the Honduran Central Bank, GDP growth for 2014 was 3.1%, compared to 2.8% in 2013 and 4.1% in 2012. The IMF further estimates that GDP will grow 3.3% in 2015. During 2014, internal demand grew as a result of the increased availability of consumer and commercial credit. The current fiscal deficit for 2014 was 4.4% of GDP, compared to 7.9% of GDP in 2013 and 6.0% of GDP in 2012. Honduras’s international net reserves were approximately US3.5 billion as of December 31, 2014, compared to US$3.1 billion and US$2.6 billion as of the same date in 2013 and 2012, respectively.

GDP growth during 2014 was attributable mainly to the following economic segments: financial intermediation; communications; and commerce, hotels and restaurants.

The increase in net international reserves (foreign-currency deposits held by the Honduran Central Bank) was driven by increases in family remittances, services such as call centers, the garment manufacturing (maquiladora) industry, inflows due to external financing, and lower demand for foreign currency for fuel imports.

The table below sets forth additional details regarding Honduras’s recent economic performance.

	As of December 31,
	2014	2013	2012
Real GDP growth rate	3.10%	2.80%	4.10%
Reference interest rate	7.00%	7.00%	7.00%
Variation in Consumer Price Index	6.11%	5.18%	5.19%
Net international reserves (US$ in millions)	3,516.5	3,055.9	2,570.9

Source: Honduran Central Bank.

Due to Honduras’s macroeconomic indicators and political environment, the country has an overall credit rating of B from Standard & Poor’s with a stable outlook and a sovereign debt rating of B3 from Moody’s with a positive outlook.

El Salvador

According to the Salvadoran Central Bank (Banco Central de Reserva de El Salvador), GDP growth for 2014 was 2.0%, compared to 1.8% in 2013 and 1.9% in 2012.

The current fiscal deficit for 2014 was 4.7% of GDP, compared to 6.5% of GDP in 2013 and 5.2% of GDP in 2012. El Salvador’s international net reserves were approximately US$2.7 billion as of December 31, 2014, compared to US$2.7 billion and US$3.2 billion as of the same date in 2013 and 2012, respectively.

The slow growth of GDP during 2014 was mainly attributable to low investment levels in El Salvador, with private investment below 15% of GDP and with public investment representing approximately 3% of GDP. The sectors that showed most growth during 2014 were: real estate, commercial services, financial and insurance services, community services, commerce, and restaurants and hotels.

The table below sets forth additional details regarding El Salvador’s recent economic performance.

	As of December 31,
	2014	2013	2012
Real GDP growth rate	1.95%	1.85%	1.88%
Reference interest rate	4.12%	3.74%	3.34%
Variation in Consumer Price Index	0.52%	0.85%	0.84%
Net international reserves (US$ in millions)	2,661.2	2,720.7	3,172.9

Due to El Salvador’s macroeconomic indicators and political environment, the country has an overall credit rating of B+ from Standard & Poor’s and a rating of Ba3 from Moody’s, both with a stable outlook, and BB- from Fitch Ratings with a negative outlook.

Effects of Changes in Interest Rates

Changes in interest rates affect the following areas of our business, among others:

•	financial margin;

•	volume of loans originated;

•	market value of our financial assets; and

•	gains or losses from sales of loans and securities.

Increases in short-term interest rates could reduce our financial margin, which comprises the majority of our revenue. A significant portion of our subsidiaries’ assets, including loans, are long-term assets. In contrast, most deposits are short-term. When interest rates rise, our banking subsidiaries must pay higher interest on deposits while interest earned on assets does not rise as quickly, which causes profits to decrease. Interest rate increases could result in adverse changes in our financial margin, reducing its growth rate or even resulting in decreases as compared to previous periods.

Increases in interest rates may reduce the volume of loans originated by our banking subsidiaries. Sustained high interest rates have historically discouraged clients from borrowing and have resulted in increased delinquencies in outstanding loans and deterioration in the quality of assets.

Increases in interest rates may reduce the value of our financial assets. Our banking subsidiaries hold a substantial portfolio of loans and debt securities that have both fixed and variable interest rates. The market value of a security with a fixed interest rate generally decreases when prevailing interest rates rise, which may have an adverse effect on our earnings and financial condition. In addition, we may incur costs (which, in turn, will impact our results) as our subsidiaries implement strategies to reduce future interest rate exposure. The market value of an obligation with a variable interest rate can be adversely affected when interest rates increase, due to a lag in the implementation of repricing terms.

Assets and liabilities have been classified by the domicile of our subsidiary as Domestic (operations in Guatemala) or Foreign (operations in Honduras and El Salvador) and by currency of denomination (quetzales, U.S. dollars and lempiras). Domestic operations include quetzal- (local currency of our operations in Guatemala) and U.S. dollar-denominated assets and liabilities. All quetzal-denominated assets and liabilities have been converted into U.S. dollars using the interbank exchange rate published by the Guatemalan Central Bank at the relevant dates, as required by IFRS. Foreign operations include lempiras (local currency of Honduras) and U.S. dollars (which is used in our Honduran and El Salvador operations). Lempiras have been converted to U.S. dollars using the exchange rate published by the Honduran Central Bank at the relevant dates, as required by IFRS. For more information see “Exchange Rates.” For purposes of this section, U.S. dollar-denominated assets and liabilities include: (i) U.S. dollar Domestic, which includes all transactions conducted in Guatemala or on behalf of Guatemalan residents in U.S. dollars; and (ii) U.S. dollar Foreign, which includes (a) all transactions conducted in Honduras or on behalf of Honduran residents in lempiras and (b) transactions conducted in Honduras or on behalf of Honduran residents in U.S. dollars and all transactions conducted in El Salvador or on behalf of Salvadoran residents in U.S. dollars.

Quetzal-Denominated Assets and Liabilities in Guatemala

The chart below presents the weighted average interest rates on quetzal-denominated assets and liabilities of the Guatemalan banking industry (including Banco Industrial) and Banco Industrial stand-alone for the years indicated, as published by the Guatemalan Central Bank. The table also shows the weighted average of the seven-day deposit rate published by the Guatemalan Central Bank.

Interest Rates

Guatemalan Banking System and Banco Industrial S.A.

Local Currency

The Guatemalan banking industry generally does not establish its interest rates by reference to a benchmark rate; however, the weighted average interest rates on quetzal-denominated assets and liabilities of the Guatemalan banking industry are somewhat influenced by the rate for seven-day deposits published by the Guatemalan Central Bank. The seven-day deposit rate has shown a downward trend, decreasing from 5.0% as of December 31, 2012 and 2013 to 4.0% as of December 31, 2014.

The Guatemalan banking industry’s weighted average interest rate paid on local currency assets has generally shown a stable trend, decreasing slightly for the year ended December 31, 2014 to 13.6% from 13.7% for the year ended December 31, 2013 after increasing slightly from 13.5% for the year ended December 31, 2012. Banco Industrial’s weighted average interest rate on quetzal-denominated assets is lower than the average interest rate of the Guatemalan banking industry due to its significantly lower liability interest rates as compared to the industry average, which enables Banco Industrial to maintain a healthy financial margin while maintaining lower interest rates. This difference results from our product mix, which is more heavily focused on commercial clients, and the fact that debt instruments offered to our commercial clients typically have lower interest rates than those for our retail clients. Banco Industrial’s average interest rate on quetzal-denominated assets increased to 9.7% for the year ended December 31, 2014, from 9.2% for 2013.

The Guatemalan banking industry’s weighted average interest rate on local-currency liabilities has been stable and remained at 5.5% for the year ended December 31, 2014 after increasing from 5.4% for the year ended December 31, 2012 to 5.5% for the year ended December 31, 2013. Banco Industrial’s average interest rate on quetzal-denominated liabilities is lower than the local banking industry due to its diverse retail deposit base, with no significant concentration in any specific type of deposit, maintaining a stable trend with a rate of 3.5% for the years ended December 31, 2014 and December 31, 2013 and 3.4% for the year ended December 31, 2012.

Foreign Currency-Denominated Assets and Liabilities in Guatemala

The chart below presents the weighted average rates on foreign currency-denominated assets and liabilities of the Guatemalan banking industry (including Banco Industrial) and of Banco Industrial for the periods indicated, as published by the Guatemalan Central Bank.

Interest Rates

Guatemalan Banking System and Banco Industrial, S.A.

Foreign Currency

The Guatemalan banking industry’s weighted average interest rate on foreign currency assets has trended downward recent years, decreasing slightly to 6.0% for the year ended December 31, 2014 from 6.1% and 6.2% for the years ended December 31, 2013 and 2012, respectively. Banco Industrial’s average interest rate on foreign currency-denominated assets is lower than the banking system’s due to its concentration on commercial lending. For the year ended December 31, 2014 Banco Industrial’s average interest rate on foreign currency-denominated assets was 5.6%, as compared to 5.7% and 5.6% for the corresponding period in 2013 and 2012, respectively. The Guatemalan banking industry’s weighted average interest rate on foreign currency liabilities showed a stable trend, closing at 2.9% for the years ended December 31, 2014 and 2013, increasing slightly from 2.8% for the year ended December 31, 2012. Banco Industrial’s average interest rate on foreign-denominated liabilities is higher than the banking system’s due to a higher concentration of longer tenor loans and borrowings from banks. Banco Industrial’s average interest rate on foreign-denominated liabilities was also stable at 3.2% for the years ended December 31, 2014 and 2013, after increasing slightly from 2.9% for the year ended December 31, 2012.

Lempira-Denominated Assets and Liabilities in Honduras

The chart below presents the weighted average interest rates on lempira-denominated assets and liabilities of the Honduran banking industry (including Banpaís) and of Banpaís, for the periods indicated. The table also presents the seven-day interest rate published by the Honduran Central Bank. The Honduran Central Bank publishes an interest rate that reflects the maximum rate allowed for the bid and ask positions on government securities sold in seven-day auctions, which we refer to as the Honduran Central Bank rate.

Interest Rates

Honduran Banking System and Banpaĺs S.A.

Local Currency

The Honduran banking industry generally does not establish its interest rates by reference to a benchmark rate. However, the weighted average interest rates on lempira-denominated assets and liabilities of the Honduran banking industry are somewhat influenced by the Honduran Central Bank rate.

The Honduran banking industry’s weighted average interest rate paid on lempira-denominated assets increased slightly to 20.7% for the year ended December 31, 2014, from 20.3% and 19.2% for the corresponding periods ended 2013 and 2012, respectively. The weighted average interest rate on Banpaís’s lempira-denominated assets was lower than the banking system due to its significant focus on lending to commercial clients, who demand lower rates. It increased slightly to 16.0% for the year ended December 31, 2014, from 17.6% for 2013 and 16.3% for the year ended December 31, 2012.

The Honduran banking industry’s weighted average interest rate on lempira-denominated liabilities was 7.0% for the year ended December 31, 2014, as compared to 7.4% and 6.9% for the corresponding periods in 2013 and 2012, respectively. The weighted average interest rate on Banpaís’s lempira-denominated liabilities was lower than that of the banking system and decreased to 2.9% for the year ended December 31, 2014, from 4.3% and 4.2% for the corresponding periods in 2013 and 2012, respectively, due to the growth of its retail deposit base in local currency and because of low costs, which enabled us to provide a lower rate.

Foreign Currency-Denominated Assets and Liabilities in Honduras

The chart below presents the weighted average interest rates on foreign currency-denominated assets and foreign currency-denominated liabilities of the Honduran banking industry as a whole (including Banpaís) and of Banpaís for the periods indicated.

Interest Rates

Honduran Banking System and Banpaĺs S.A.

Foreign Currency

The Honduran banking industry’s weighted average interest rate on foreign currency-denominated assets was 8.7% for the year ended December 31, 2014, as compared to 8.5% and 8.8% for the corresponding periods in 2013 and 2012, respectively. The weighted average interest rate on foreign currency-denominated assets of Banpaís was lower than the banking system due to its concentration in lending to commercial clients, who demand lower rates. Banpaís’s weighted average interest rate on foreign currency-denominated assets decreased to 7.0% for the year ended December 31, 2014, as compared to 7.4% and 7.6% for the corresponding periods in 2013 and 2012, respectively.

The Honduran banking industry’s weighted average interest rate on foreign currency-denominated liabilities was stable at 2.6% for the years ended December 31, 2014, and 2013, after increasing slightly from 2.4% for the year ended December 31, 2012. The weighted average interest rate on foreign currency-denominated liabilities of Banpaís was slightly lower than the banking system due to low costs, allowing us to provide a lower rate. Banpaís’s weighted average interest rate on foreign currency-denominated liabilities decreased to 1.7% for the year ended December 31, 2014, from 2.6% and 2.0% for the year ended December 31, 2013 and 2012, respectively.

Effect of Family Remittances

Total family remittances to Guatemala from abroad were US$5.5 billion for 2014 (an increase of 8.6% from 2013), US$5.1 billion for 2013 (an increase of 6.7% from 2012) and US$4.8 billion for 2012, respectively, according to the Guatemalan Central Bank. Total family remittances to Honduras from abroad were US$3.4 billion for 2014 (an increase of 11.1% from 2013), US$3.1 billion for 2013 (an increase of 8.9% from 2012) and US$2.8 billion for 2012, according to the Honduran Central Bank.

The revenue we earn from family remittances consists of commissions on foreign exchange transactions, fees for money orders and other related fees as well as gains on currency exchange transactions. According to the GSB, through our banking subsidiary, Banco Industrial, we processed US$1,251.7 million in family remittances to

Guatemala from abroad for the year ended December 31, 2014 (22.6% of the market), compared to US$1,114.5 million for the year 2013 (21.8% of the market). Banpaís processed US$340.7 million (9.9% of the market) in family remittances received by Hondurans for the year ended December 31, 2014, compared to US$321.2 million (10.4% of the market) for the year 2013, according to the CNBS. For more information, see “Business.”

Competition

We face intense competition in all of our segments, which can affect our growth, market share, margins and profitability. For more information, see “Industry.”

Inflation

Our performance may be impacted by inflation because substantially all of our assets are not adjusted for the effects of inflation. In addition, material increases in inflation could result in lower demand for, and affect the pricing of, our services and products. Because the majority of the costs and expenses of our subsidiaries are fixed, we may not be able to reduce costs in the event of inflation. Increases in inflation could also negatively impact our banking subsidiaries’ loan portfolios.

The Guatemalan economy has been characterized by moderate inflation in recent years. Inflation for the year ended December 31, 2014 was 2.95%, compared to 4.39% in 2013, principally due to lower oil import prices. Inflation for the year ended December 31, 2012 was 3.45%. The inflation target of the Guatemalan Central Bank for 2015 is 2.75%.

Honduras experienced inflation of 5.82% for 2014 and 4.92% for 2013, according to the Honduran Central Bank. The primary drivers of inflation were food and non-alcoholic beverages; housing; utilities, gas, and other fuels; clothing; and transportation. Inflation for the year ended December 31, 2012 was 4.1%. The IMF inflation estimate for Honduras for 2015 is 4.75%.

Exchange Rates

We are exposed to currency risk any time we hold an open position in a currency other than quetzales or lempiras. Volatility in quetzal and lempira exchange rates in Guatemala and Honduras could result in higher risks associated with such positions.

In addition, any devaluation or depreciation of the quetzal or lempira against the U.S. dollar could have a negative impact on the ability of our subsidiaries’ clients to repay loans and make premium payments. Therefore, any significant devaluation of the quetzal and lempira against the U.S. dollar could have a material adverse effect on our financial condition and results of operations.

The exchange rate of the quetzal against the U.S. dollar has been stable during recent years. The quetzal exchange rate is characterized by cyclical fluctuations in line with the export seasons of Guatemala’s main commodities. The exchange rate was Q.7.59675 per US$1.00 on December 31, 2014, as published by the Guatemalan Central Bank.

The exchange rate of the lempira has been characterized by a gradual depreciation against the U.S. dollar during recent years, mainly due to the high demand of foreign currency to satisfy the demand for imported goods. The exchange rate was L.21.5124 per US$1.00 on December 31, 2014, as published by the Honduran Central Bank.

For more information, see “Exchange Rates.”

Demographic Trends

As of 2013, Guatemala had a population of approximately 15.47 million people, according to the World Bank, which represents an estimated increase of approximately 385,000 people compared to 2012. The average annual population growth rate from 2009-2013 was 2.5%, a trend that is estimated to continue for the following five years according to the World Bank. According to the World Bank, although the poverty rate in Guatemala increased to 53.7% in 2011, from approximately 51.0% in 2006, the unemployment rate decreased from 3.1% in 2009 to 2.8% in 2013. GDP per capita in U.S. dollars increased from US$2,697.4 in 2009 to US$3,477.9 in 2013, reflecting an increase in purchasing power.

As of 2013, Honduras had a population of approximately 8.1 million people, according to the World Bank, which represented an estimated increase of approximately 161,800 people compared to 2012. The average annual population growth rate from 2009-2013 was 2.0%, a trend that is estimated to continue for the following five years according to the World Bank. According to the World Bank, the poverty rate in Honduras increased to 64.5% in 2013, from approximately 58.8% in 2009, and the unemployment rate increased from 3.3% in 2009 to 4.2% in 2013. GDP per capita in U.S. dollars increased from US$1,952.9 in 2009 to US$2,290.8 in 2013, reflecting an increase in purchasing power.

As of 2013, El Salvador had a population of approximately 6.3 million people, according to the World Bank, which represents an estimated increase of approximately 43,000 people compared to 2012. The average annual population growth rate from 2009-2013 was 0.6%. According to the World Bank, the poverty rate in El Salvador declined to 29.6% in 2014, from 37.8% in 2009, and the unemployment rate decreased to 6.3% in 2014 from 7.3% in 2009. GDP per capita in U.S. dollars has increased from US$3,341.3 in 2009 to US$3,826.1 in 2013, reflecting an increase in purchasing power.

We expect these trends to benefit our business, particularly our retail banking, commercial banking and insurance segments, because as the population increases, unemployment rates decrease and GDP per capita increases, the need for financial services is expected to increase accordingly.

Bank loans

The growth rates of the loan portfolios of our banking subsidiaries have been a result of the low banking penetration in the countries where we conduct our main operations. In terms of banking penetration, the ratio of loans (as published by the GSB and the CNBS) to GDP (as published by the Guatemalan Central Bank and the Honduran Central Bank) of Guatemala and Honduras was 29.6% and 51.0%, respectively as of December 31, 2014.

In Guatemala, since the beginning of 2013, the growth of bank loans to the private sector has been experiencing a gradual slowdown. According to the Guatemalan Central Bank, for the year ended December 31, 2014, the growth rate declined to 8.8% from 12.0% and 17.7% for the years ended December 31, 2013 and 2012, respectively. Despite the decrease in the growth rate, private sector bank loans continued to experience higher growth rates than the GDP growth.

In Honduras, bank loans to the private sector grew at rates of 10.7%, 11.1% and 16.7% for the years ended in December 31, 2014, 2013 and 2012, respectively.

In El Salvador, bank loans to the private sector grew at rates of 5.0%, 7.5% and 5.8% for the years ended in December 31, 2014, 2013 and 2012, respectively.

Critical Accounting Policies under IFRS

We prepare our consolidated financial statements in accordance with IFRS as issued by the IASB. The notes to our Annual Financial Statements contain a summary of our significant accounting policies. The following discussion describes those areas that require considerable management judgment or involve a higher degree of complexity in the application of the accounting policies that currently affect our financial condition and results of operations. For more information, see Note 3 to our Annual Financial Statements.

Measurement of Financial Instruments

IFRS 13 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. We have an established control framework with respect to the measurement of fair values, using valuation models according to the fair value hierarchy (Level 1, Level 2 or Level 3), reflecting the degree of subjectivity of the models and their inputs.

We use valuation techniques such as net present value and discounted cash flow models, comparison with similar instruments for which observable market prices and other valuation models exist. Our assumptions include risk-free interest rates; reference interest rates; credit spreads and other premiums for determining discount rates; bonds and equity prices; foreign exchange rates; equity and equity index prices; and expected price volatilities and correlations.

The objective of valuation techniques is to arrive at a fair-value measurement that reflects the price that would be received to sell an asset or paid to transfer the liability in an orderly transaction between market participants as of the measurement date.

Our financial assets and liabilities measured at fair value are interest-rate swaps used for economic hedging purposes and futures contracts used for economic hedging purposes. The rest of our financial assets and liabilities are not recognized at fair value.

Our loan portfolio and our investments in debt securities are measured at amortized cost, as we maintain the positions to collect principal and interest. Amortized cost requires an estimation of the recoverability of contractual cash flows. Revenue is recognized using the effective interest method.

Recognition of Insurance Contracts

We record our insurance contracts when issued and recognize our insurance premiums income based on the coverage of the insurance provided. The unearned premium reserve represents the portion of premiums issued with respect to the unearned insurance coverage period. In the case of life insurance, premiums are recognized as income upon being issued.

Impairment of Financial Assets

For each reporting period, we define an asset as impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that such loss event has had a negative effect on the estimated future cash flows of that asset which can be estimated reliably.

To assess allowance for loan losses and other receivables, we use an individual approach and a collective approach, depending on the significance level of the loans and other receivables. Loans and other accounts receivable not individually significant are assessed collectively for potential impairment by grouping items with similar risk characteristics. Moreover, individually significant loans and other accounts receivable are assessed for potential specific impairment.

Measurement of defined benefit obligations

We recognize as benefit obligations all defined employee liabilities relating to defined-benefit plans, short-term benefits and termination benefits.

In the case of defined benefit plans, we recognize not only our legal obligation under the formal term, but also any constructive obligation that arises from our optional practices. We measure our net obligation in respect of defined-benefit plans by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and any unrecognized past service costs and the fair value of any plan assets are deducted.

Regarding short-term benefits, we measure these on an undiscounted basis and they are expensed as the related services are provided, considering current wages. This liability is recognized for the amount expected to be paid under short-term cash and includes mainly wages and salaries, bonuses, paid absences, vacations, vacation bonuses and incentives to pay this amount as a result of past services provided by the employee, and the obligation can be estimated reliably.

With respect to termination benefits, these liabilities are recognized as an expense when we are committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary termination. If benefits are payable more than 12 months after the reporting period, then they are discounted at their present value.

Deferred Tax

We account for deferred tax under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between such values. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to temporary differences when recovered or settled in each of the jurisdictions where our subsidiaries operate, based on laws enacted or substantially enacted as of the reporting date.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which such can be reversed. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that is no longer probable that the related tax benefit will be realized.

Goodwill and Intangible Assets with Undefined Useful Life

We measure goodwill according to the value determined in accordance with the purchase price less accrued impairment losses. Goodwill is subject to impairment tests at the end of the reporting period and when there are triggering events that may indicate that impairment has occurred.

We measure intangible assets with an undefined useful life at cost and subsequently subject to impairment tests at the end of the reporting period and when there are triggering events that may indicate that impairment has occurred.

Recent Accounting Pronouncements

None of the standards and interpretations applicable to annual periods started on or after April 1, 2013 shall have an effect on our financial statements, except for IFRS 9 “Financial Instruments,” which is mandatory for our financial statements beginning on January 1, 2018, as well as IFRS 15 “Revenue from Contracts with Customers,” mandatory as of January 1, 2017, which introduces the new revenue model and might change its recognition. The extent of the impact has not been determined.

Principal Line Items in Consolidated Income Statements

Below is a description of certain significant line items from our consolidated income statements.

Interest income: includes interest from investment securities; interest from loans and advances to customers; income from financial derivatives; interest from accounts receivable; and interest from cash and cash equivalents deposits in other banks.

Interest expense: includes interest paid on: deposits from customers (demand, time and savings deposits); loans obtained from other financial institutions (interbank loans, including securitized loans and trade and working capital lines of credit in foreign currency); financial obligations (local and foreign-currency bond issuances); other obligations (subordinated liabilities); and financial derivatives expense.

Loan impairment charges: is determined by estimating potential losses that the company might experience due to credit risk. Loan impairment charges represents the amount estimated to be lost and is treated as an expense in our financial statements. For more information regarding “credit risk,” see Note 5 to our Annual Financial Statements.

Net fee and commission income: includes (a) fee and commission income from bank services, leasing services, account handling, gain on foreign exchange transactions, trading in securities, legal services, maintenance services, storage services, tax collections, mobile banking (Bi Móvil), electronic billing, rejected checks and price differences in repurchase of government agreements; and (b) fee and commission expense for protection fund contributions, expenses for assistance for property and casualty, other services, additional benefits, loans obtained, trading in securities, collections, loss on foreign exchange transactions, price differences in repurchases of government agreements, commission expenses for deposits from customers, uncollected income and commissions.

Net premium income: is the result of premiums earned, net of technical reserves, minus the acquisition and renewal costs, minus expenses for insurance claims. Premiums earned include premiums on life, group life and property and casualty plans, direct insurance and reinsurance. Acquisition and renewal cost includes insurance agents’ commissions, as well as satellite localization services, extraordinary commissions for supervisors and agents, bonus and prizes, fees, inspection and risk costs, vehicle assistance and reinsurance. Expenses for insurance claims includes claims for: life insurance, group plans, and property and casualty.

Operating and administrative expenses: includes personnel costs, administrative expenses and rent expenses. Personnel costs includes wages and salaries, bonuses, employer contributions, severance payments, vacation bonus, extraordinary salaries, transportation and training. Administrative expenses includes non-income taxes and dues, depreciation, professional fees, marketing and advertising, security and monitoring, repairs and maintenance, utilities, amortizations, communications, insurance premiums and bonding, stationery and office supplies and courier. Rent expenses includes property rentals, equipment and fixtures and certain other rental expenses.

Other operating income, net: includes income from selling of foreclosed assets, selling of property, recoveries, gain on selling of equity securities, dividends and foreign exchange differences. It also includes expenses from losses on selling of equity securities, extraordinary expenses and participation in reinsurance recoveries.

Income tax: subsidiaries based in Guatemala may elect between the two tax regimes in order to determine their current income tax. Certain of our subsidiaries, including Banco Industrial, Seguros El Roble and Fianzas El Roble (our surety company) adopted the tax regime for profitable activities, which provides for a 31% rate applicable to taxable income on profitable activities for the period from January 1 to December 31, 2013. As of January 1, 2014, the statutory tax rate decreased from 31% to 28%. Additionally, computed capital income and capital gains are taxed at the rate of 10%. Certain other of our subsidiaries, including Westrust, Cotecnica and Financiera Industrial adopted the optional simplified tax regime based on gross revenues (Régimen Opcional Simplificado sobre ingresos de actividades lucrativas) for determining their current income tax expense, which is based on a 5% rate on the gross monthly revenues up to Q.30,000 and 6% for gross revenues in excess of said amount.

Honduran entities pay income taxes at the rate of 25% on adjusted taxable income before taxes. Additionally, entities whose income exceed L.1,000,000 are required to pay 5% of the net taxable income under local GAAP.

Salvadoran entities pay income taxes at the rate of 30% on adjusted taxable income before taxes under local GAAP.

Results of Operations for the Nine-Month Period ended December 31, 2014 Compared to the Nine-Month Period ended December 31, 2013

The following table shows the principal components of our consolidated income statement for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)	(%)
	(US$ in millions)
CONSOLIDATED INCOME STATEMENTS
Interest income	608.3	539.1	69.2	12.8
Interest expense	(286.5)	(274.5)	(12.0)	4.4

Net interest income	321.8	264.6	57.2	21.6

Loan impairment charges	(38.5)	(31.7)	(6.8)	21.5

Net interest income after provisions	283.4	232.9	50.5	21.7
Fee and commission income	141.0	147.5	(6.5)	(4.4)
Fee and commission expense	(20.6)	(16.3)	(4.3)	26.4

Net fee and commission income	120.4	131.2	(10.8)	(8.2)

Premiums earned, net technical reserves	159.6	142.1	17.5	12.3
Acquisition and renewal costs	(83.3)	(73.5)	(9.8)	13.3
Expenses for insurance claims	(54.9)	(50.9)	(4.0)	7.9

Net premium income	21.3	17.8	3.5	19.7

Profit for banking and insurance operations	425.1	381.8	43.3	11.3
Operating and administrative expenses	(256.6)	(221.5)	(35.1)	15.8
Other operating income, net	13.2	14.3	(1.1)	(7.7)

Profit before tax	181.7	174.6	7.1	4.1
Income tax	(35.5)	(40.0)	4.5	(11.3)

Profit for the year	146.1	134.6	11.5	8.5

An analysis of the components set forth in the foregoing table follows.

Interest Income

The following table presents the components of our interest income for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest income
Loans and advances to customers	426.5	363.4	63.1	17.4
Investment securities	179.5	171.8	7.7	4.5
Financial derivatives income	0.9	2.1	(1.2)	(57.1)
Accounts receivable	1.2	1.2	0	0
Cash and cash equivalents	0.3	0.6	(0.3)	(50.0)

Total interest income	608.3	539.1	69.2	12.8

Interest income increased 12.8% to US$608.3 million for the nine-month period ended December 31, 2014 from US$539.1 million for the corresponding period in 2013, primarily due to growth in the average volume of our interest-earning assets, which increased by 9.1%. The total increase in interest income was due to a US$63.1 million, or 17.4%, increase in interest from loans to customers and a US$7.7 million, or 4.5%, increase in interest on investment securities, partially offset by a US$1.2 million decrease in income from financial derivatives and by a US$0.3 million decrease in interest from cash and cash equivalents.

Interest on our loan portfolio increased by US$63.1 million, or 17.4%, for the nine-month period ended December 31, 2014 compared to the corresponding period in 2013, with contributions from our retail and commercial banking segments of US$43.6 million and US$19.6 million, respectively. The increase in interest on loans was primarily due to growth in the average volume of our loan portfolio, especially as a result of higher disbursements in loans granted through our retail banking segment. A 9.6% increase in the average balance of our net loans for the nine-month period ended December 31, 2014 accounted for a US$34.4 million increase in interest income. The increase in the nominal average rate on our loan portfolio, from 8.1% for the nine-month period ended December 31, 2013 to 8.6% for the corresponding period in 2014, accounted for a US$28.6 million increase in interest income. The increase in interest income related to a higher nominal average rate was mainly due to changes in the mix of products within the loan portfolio, towards products for our retail clients which have higher average interest rates.

Interest on investment securities increased US$7.7 million, or 4.5%, for the nine-month period ended December 31, 2014 compared to the corresponding period in 2013, due to higher average balances, which increased by 7.8%, while the nominal average rate declined from 8.1% for the nine-month period ended December 31, 2013 to 7.8% for the nine-month period ended December 31, 2014 driven by the maturing of Guatemalan long-term local currency debt investments during 2014, which were renewed at lower rates. Our treasury segment was the largest contributor to growth in interest income from investment securities with a US$6.8 million increase for the nine-month ended December 31, 2014 compared to the corresponding period ended December 31, 2013. This increase was a result of a 10.0% higher average volume invested in local-currency Guatemalan government securities, which accounted for a US$7.2 million increase in interest income.

The increase in interest income from investment securities and loans and advances to customers was slightly offset by a decrease in interest income from financial derivatives and cash and cash equivalents by US$1.2 million and US$0.3 million, respectively. The decrease in interest income from financial derivatives was due to a lower volume of derivative transactions. The decrease in interest income from cash and cash equivalents was a result of a 50 basis point decrease in the average nominal rate from 0.8% to 0.3%.

Interest Expense

The following table presents the components of our interest expense for the nine-month period ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest expense
Deposits and obligations from customers	174.4	170.0	4.4	2.6
Loans obtained	58.9	52.9	6.0	11.3
Financial obligations	38.1	37.2	0.9	2.4
Other obligations	14.7	14.0	0.7	5.0
Financial derivatives expense	0.4	0.5	(0.1)	(20.0)

Total Interest expense	286.5	274.5	12.0	4.4

Interest expense increased 4.4% to US$286.5 million for the nine-month period ended December 31, 2014 from US$274.5 million for the corresponding period in 2013, primarily due to a higher average volume of our loans obtained and a higher average volume of our deposits from customers mainly in our retail banking segment. The increase in interest expense for the nine-month period ended December 31, 2014 compared to the corresponding period in 2013 was due to a US$6.0 million, or 11.3%, increase in interest for loans obtained; a US$4.4 million, or 2.6%, increase in interest on depository obligations; a US$0.9 million, or 2.4%, increase in interest on financial obligations; and a US$0.7 million, or 5.0%, increase in interest for other obligations; partially compensated by a US$0.1 million, or 20.0%, decrease in financial derivatives expense.

Interest expense from loans obtained increased by US$6.0 million, or 11.3%, for the nine-month period ended December 31, 2014 compared to the corresponding period ended December 31, 2013, mainly due to a higher average volume of loans obtained, which was a result of an increase in credit lines from foreign banks, which resulted in an increase of US$354.2 million in the average volume of our U.S. dollar-denominated loans to customers. Our treasury segment was the largest contributor to growth in interest expense from loans obtained since this segment manages funding obtained from debt issuances and from foreign banks. Our treasury segment contributed a US$7.7 million increase to interest expense from loans obtained, while our retail banking segment contributed a US$1.9 million increase to interest expense from loans obtained, and partially offset by our commercial banking segment’s US$4.2 million decrease in interest expense from loans obtained. A 15.0% increase in the average volume of loans obtained accounted for US$7.7 million of the increase in interest expense, while a decrease in the nominal average rate, from 3.6% for the nine-month period ended December 31, 2013 to 3.5% for the corresponding period in 2014, accounted for a US$1.7 million decrease in interest expense.

Interest expense from deposits from customers increased by US$4.4 million, or 2.6%, for the nine-month period ended December 31, 2014 compared to the corresponding period ended December 31, 2013, mainly due to a US$562.4 million increase in the average volume of deposits from customers. The main contributor for the growth in average volume of deposits from customers resulted from the higher average volume of deposits from customers in our retail banking segment, which increased by US$468.6 million, or 25.6%, followed by the contribution of higher average volume of deposits from customers in our commercial banking segment, which increased by US$211.0 million, or 8.3%. These increases in average volume were partially offset by a US$109.8 million decrease in the average volume of deposits from customers in our treasury segment. Interest expense attributed to our retail banking segment is directly related to deposits from individual clients while interest expense attributable to our commercial banking segment is related to deposits from our corporate and SMEs clients. Any surplus or deficit in the funding obtained by our retail and commercial banking segments is allocated by our treasury segment to ensure that each banking segment will be capable of covering its funding needs for its lending activities. The increase in the average volume of deposits from clients in our retail banking segment is mainly due to our efforts of participating more actively in the individual and consumer markets, which allowed us to obtain a more diversified funding mix. The increase in the average volume of deposits from customers in our commercial banking segment is mainly due to our organic growth, which is reflected in the number of our commercial clients, which is composed of more than 20,090 companies (more than 12,450 in Guatemala, 6,850 in Honduras, and more than 790 in El Salvador).

The higher average volume of deposits accounted for US$11.8 million of the increase in interest expense, principally due to an increase in the average volume of our term deposits, which contributed US$9.3 million to the increase in interest expense, while demand deposits contributed US$1.5 million to the increase in interest expense and saving deposits contributed US$1.1 million to the increase in interest expense.

A decrease in the nominal average rate for deposits from customers, from 3.4% for the nine-month period ended December 31, 2013 to 3.2% for the corresponding period in 2014, accounted for a US$7.5 million decrease in interest expense, mainly due to a US$7.3 million decrease resulting from the decrease in the average rate for our term deposits to 6.0% for the nine-month period ended December 31, 2014 compared to 6.4% for the corresponding period ended December 31, 2013. The decrease in the interest rate of our deposits from customers was mainly driven by an environment of decreasing international interest rates.

Interest expense from financial obligations increased by US$0.9 million, mainly due to a higher average balance, and interest expense from other obligations increased by US$0.7 million, mainly due to a higher nominal average rate. In both cases, the growth in interest expense came mostly from our retail banking segment due to new debt issuances from our credit card subsidiary in Guatemala. Interest expense from financial derivatives decreased by US$0.1 million, mainly due to a lower average balance.

Net interest margin for the nine-month period ended December 31, 2014 increased to 4.3% as compared to 3.9% for the corresponding period in 2013, primarily as a result of the increase in net interest margin of our local currency-denominated assets to 5.8% for the nine-month period ended December 31, 2014 from 5.3% for the corresponding period in 2013. This increase in the net interest margin of our local currency-denominated assets contributed US$31.9 million, or 55.8%, of the total increase in net interest income.

Loan Impairment Charges

The following table presents our loan impairment charges, our NPL ratio, our coverage ratio and our allowances for loan losses for the nine-month period ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions except percentages)
Loan impairment charges	(38.5)	(31.7)	(6.8)	21.5
NPL ratio	1.2%	1.6%
Coverage ratio	89.0%	92.1%
Allowance for loan losses	72.9	93.3

Loan impairment charges increased 21.5% to US$38.5 million for the nine-month period ended December 31, 2014 from US$31.7 million for the corresponding period in 2013. The increase in loan impairment charges was mainly due to a higher average balance of our loan portfolio by US$578.9 million for the nine-month period ended December 31, 2014 compared to the corresponding period in 2013.

The main contributor to the increase in loan impairment charges was our commercial banking segment with a US$3.9 million, or 25.8%, increase. Even though our commercial banking segment maintained a high quality loan portfolio, with an NPL ratio of 0.6% as of December 31, 2014, during 2014 we had higher loan impairment charges against specific corporate loans granted to two clients in the textile industry, which closed operations due to the cancellation of certain sales agreements and high levels of indebtedness. In both cases, we had collateral guaranteeing the loans, so we did not incur significant losses. For the nine-month period ended December 31, 2014 our commercial banking segment recorded US$19.0 million in loan impairment charges, representing a 49.5% of total loan impairment charges, while as of December 31, 2014 our commercial banking segment loan portfolio represented 79.6% of our total loans.

Our retail banking segment contributed US$2.7 million, a 16.3% increase, to the increase in loan impairment charges as a result of higher average volume of loans by US$578.1 for the nine-month period ended December 31, 2014, compared to the corresponding period in 2013. Even though the retail banking segment is an attractive sector due to higher interest margins as compared to the commercial banking segment, its loan portfolio is composed of higher-risk clients, which is reflected in an NPL ratio of 3.5% (2.4% for consumer loans, 3.2% for microfinance, and 4.6% for mortgage loans), all as of December 31, 2014. For the nine-month period ended December 31, 2014 our retail banking segment had US$19.3 million in loan impairment charges, representing 50.1% of our total loan impairment charges, while as of December 31, 2014 our retail banking segment loan portfolio represented only 20.4% of our total loans.

The balance of our NPL decreased to US$81.9 million for the nine-month period ended December 31, 2014 from US$101.3 million for the corresponding period ended December 31, 2013, while our total loans increased to US$6,958.3 million for the nine-month period ended December 31, 2014 from US$6,350.5 million for the corresponding period in 2013. As a result, our NPL ratio dropped to 1.2% for the nine-month period ended December 31, 2014 from 1.6% for the corresponding period ended December 31, 2013.

Allowances for loan losses decreased to US$72.9 million for the nine-month period ended December 31, 2014 from US$93.3 million for the corresponding period ended December 31, 2013, which in combination with the change in our NPL explained above, resulted in a reduction in our NPL coverage ratio to 89.0% for the nine-month ended December 31, 2014 from 92.1% for the corresponding period ended December 31, 2013.

Fee and Commission Income

The following table presents the components of our fee and commission income for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Fee and commission income
Commissions	56.2	68.7	(12.5)	(18.2)
Bank services	26.2	24.3	1.9	7.8
Leases	15.6	14.8	0.8	5.4
Account handling	9.1	7.4	1.7	23.0
Gain on foreign exchange transactions	14.5	13.6	0.9	6.6
Trading in securities	0.7	5.3	(4.6)	(86.8)
Legal services	3.8	3.0	0.8	26.7
Maintenance	0.9	0.6	0.3	50.0
Other(1)	13.9	9.7	4.2	43.3

Total fee and commission income	141.0	147.5	(6.5)	(4.4)

(1)	Other includes fees and commissions from storage, tax collections, mobile banking (Bi Móvil), electronic billing, rejected checks, and price differences in repurchase of government agreements.

Fee and commission income decreased 4.4% to US$141.0 million for the nine-month period ended December 31, 2014 from US$147.5 million for the corresponding period in 2013, primarily as a result of a decrease in commissions and fees from trading in securities. This decrease was partially offset by increases in other fees and commissions, bank services fees, account handling, gain on foreign exchange transactions, leases, legal services and maintenance fees.

The decrease in commissions to US$56.2 million for the nine-month period ended December 31, 2014 from US$68.7 million for the corresponding period ended December 31, 2013, was principally due to: a US$13.5 million decrease resulting from a change in the way we charge service fees to our credit card clients, which were reclassified as interest income during 2014, in line with market practice, and partially offset by a US$1.2 million increase in fees related to the corporate finance business in our commercial banking segments, which in 2014 entered into certain syndicated loans and generated higher commissions than in 2013.

Fees from trading in securities decreased by US$4.6 million, or 86.8%, as a result of sales in 2013 that did not repeat in 2014 of both corporate and Salvadorian government securities by Westrust Bank.

The increases in other fees and commissions by US$4.3 million, bank services fees by US$1.9 million, account handling by US$1.7 million, gain on foreign exchange transactions by US$0.9 million, leases by US$0.8 million, legal services by US$0.8 million and maintenance by US$0.3 million, were in line with the organic growth of our business.

Fee and Commission Expense

The following table presents the components of our fee and commission expense for the nine-month period ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Fee and commission expenses
Protection fund contributions	8.4	5.7	2.7	47.4
Assistance for property and casualty and other	7.2	6.2	1.0	16.1

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Other services expense	2.3	1.1	1.2	109.1
Additional benefits	0.1	1.4	(1.3)	(92.9)
Loans obtained	0.0	0.7	(0.7)	N/M
Trading in securities	0.6	0.5	0.1	20.0
Other(1)	1.9	0.7	1.2	171.4

Total fee and commission expenses	20.6	16.3	4.3	26.4

(1)

Other includes fee and commission expenses from collections, loss on foreign exchange transactions, price differences in repurchase of government agreements, deposits from customers, uncollected income and other commissions.

Fee and commission expense increased 26.4% to US$20.6 million for the nine-month period ended December 31, 2014 from US$16.3 million for the corresponding period in 2013, primarily due to an increase in protection fund contributions, an increase in other services expense, an increase in other expense and an increase in assistance for property and casualties, which was partially offset by decreases in expenses related to additional benefits and expenses for loans obtained.

The US$2.7 million increase in the protection fund contributions was a result of the growth in deposits of our banking subsidiaries and an increase in the contribution rate in Guatemala from 0.125% to 0.150% of total deposits. The protection fund contribution is the equivalent to the FDIC (Federal Deposit Insurance Corporation) insurance scheme in the United States and is paid to local banking regulators as a percentage of total deposits.

The US$1.2 million increase in other services expenses was a result of services hired by our subsidiaries in Honduras related to credit card, treasury operations expenses, banking operations and other services related to the normal course of business.

The US$1.2 million increase in other fee and commissions expenses and the US$1.0 million increase in assistance for property and casualty expenses were in line with the organic growth of our business.

The US$1.3 million decrease in additional benefit expenses for the nine-month period ended December 31, 2014 compared to the corresponding period in 2013 was due to a reduction in expenses associated with the insurance and other benefits of our deposit accounts to remain in line with the market and remain competitive in terms of profitability.

Fee income ratio for the nine-month period ended December 31, 2014 decreased to 28.3% as compared to 34.4% for the corresponding period in 2013, primarily as a result of a decrease in net fee and commission income by US$10.8 million, or 8.2%.

Net Premium Income

The following table presents the components of our net premium income for the nine-month period ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Premiums earned, net technical reserves	159.6	142.1	17.5	12.3
Acquisition and renewal costs	(83.3)	(73.5)	(9.8)	13.3
Expenses for insurance claims	(54.9)	(50.9)	(4.0)	7.9

Net premium income	21.3	17.8	3.5	19.7

Premiums earned, net of technical reserves increased by US$17.5 million, or 12.3%, for the nine-month period ended December 31, 2014 compared to the corresponding period in 2013, mainly as a result of an increase in premiums written in Guatemala and Honduras.

The principal source of growth for premiums written in Guatemala was group life and group health insurance, which together grew US$8.9 million, or 17.3%, for the nine-month period ended December 31, 2014, compared to the corresponding period in 2013.

For the Honduran market, premiums-written growth stemmed mainly from life and health insurance, which together grew US$2.5 million, or 50.1%, for the nine-month period ended December 31, 2014, compared to the corresponding period in 2013.

Technical reserves are constituted on a pro-rata basis of premiums written. Changes in the percentage of reserves in relation to premiums written are explained by the maturing of policies and changes in reinsurance programs over time.

Acquisition and renewal cost increased 13.3% to US$83.3 million for the nine-month period ended December 31, 2014 from US$73.5 million for the corresponding period in 2013. The main cost under acquisition and renewal costs was our reinsurance programs. Additionally, acquisition and renewal costs also included brokerage commissions, sales incentives, advertising expenditures, risk inspection costs and vehicle-assistance programs.

Expenses for insurance claims increased 7.9% to US$54.9 million for the nine-month period ended December 31, 2014 from US$50.9 million for the corresponding period in 2013. Expenses for insurance claims included expenditures for claims in health insurance, group life insurance, and property and casualty insurance. The increase in expenses for insurance claims was principally due to higher expenditures for claims for property and casualty and health insurance resulting from an increase in our business.

Operating and Administrative Expenses

The following table presents the components of our operating and administrative expenses for the nine-month period ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Operating and administrative expenses
Personnel costs	128.3	110.2	18.1	16.4
Administrative expenses	119.2	102.7	16.5	16.1
Rent expenses	9.1	8.6	0.5	5.8

Total operating and administrative expenses	256.6	221.5	35.1	15.8

Operating and administrative expenses increased 15.8% to US$256.6 million for the nine-month period ended December 31, 2014 from US$221.5 million for the corresponding period in 2013. The increase in operating and administrative expenses was principally due to higher expenses in our personnel costs, which increased by US$18.1 million, and to higher administrative expenses, which increased by US$16.5 million, for the nine-month period ended December 31, 2014 compared to the corresponding period ended December 31, 2013.

Personnel costs increased 16.4%, from US$110.2 million for the nine-month period ended December 31, 2013 to US$128.3 million for the nine-month period ended December 31, 2014, primarily due to a higher average headcount in our operations and to higher wages and salaries, as a result of the expansion of our network and our internal policy of increasing wages and salaries annually to adjust for inflation. As of December 31, 2014 we had 11,941 employees in total, with a US$10,745 average annual personnel cost compared to 10,184 employees in total with a US$10,821 average annual personnel cost as of December 31, 2013.

The increase in administrative expenses was due to a US$7.6 million, or 67.9%, increase in non-income taxes and dues and a US$3.3 million, or 366.7%, increase in insurance and bonding. These expenses were related to the growth of our physical infrastructure, including property taxes. The number of our branches increased to 646 as of December 31, 2014 from 614 branches as of December 31, 2013. In addition we opened two new main office buildings—one for the headquarters of our banking subsidiary in El Salvador and the other for the headquarters of our banking subsidiary in Guatemala.

The increase in administrative expenses was also due to a US$5.2 million, or 69.3%, increase in professional fees, which is related to the hiring of external advisors in different fields such as risk assessment, and specific advisory regarding specific loan transactions in sectors such as energy and telecommunications.

The increase in administrative expenses was also due to a US$1.2 million increase in amortizations for the nine-month period ended December 31, 2013 compared to the nine-month period ended December 31, 2014, which was related to the amortization of expenses related to the opening of our banking subsidiary in El Salvador in 2011.

For more information on the breakdown of our operating and administrative expenses, see Note 20 to our Interim Financial Statements.

Our efficiency ratio for the nine months ended December 31, 2014 was 50.9%, compared to 48.9% for the nine months ended December 31, 2013. The higher efficiency ratio for the nine-month period ended December 31, 2014 was a result of lower net fee and commission income that did not offset the increase in operating and administrative expenses.

Other Operating Income, Net

Other operating income, net decreased 7.7% to US$13.2 million for the nine-month period ended December 31, 2014 from US$14.3 million for the corresponding period in 2013. The decrease in other operating income, net was mainly due to a US$3.9 million decrease in extraordinary income, net, which mainly included recoveries and income from the sale of foreclosed assets. This decrease was mainly related to higher difficulty in selling foreclosed assets in Honduras, principally as a result of the deceleration in economic growth. The decrease in other operating income, net was partially offset by a decrease of US$2.5 million in extraordinary expenses mainly related to a premium paid on the purchase of a retail loan portfolio in the Guatemalan banking market.

Profit Before Tax

Profit before tax increased 7.1% to US$181.7 million for the nine-month period ended December 31, 2014 from US$174.6 million for the corresponding period in 2013, primarily as a result of a 21.6%, or US$57.2 million, increase in net interest income, mostly offset by a 15.8%, or US$35.1 million, increase in operating and administrative expenses, a 4.4%, or US$6.5 million, decrease in fee and commission income, and a 7.7%, or US$1.1 million, decrease in other operating income, net.

Income Tax

Our income tax expense decreased to US$35.5 million for the nine-month period ended December 31, 2014 from US$40.0 million for the same period in 2013, resulting in a decrease in our effective tax rate to 19.5% for the nine-month period ended December 31, 2014 from 22.9% for the corresponding period in 2013.

Profit for the Period

Our profit for the period increased 8.5% to US$146.1 million for the nine-month period ended December 31, 2014 from US$134.6 million for the same period in 2013.

A 7.7% higher average shareholders’ equity of US$887.0 million for the nine-month period ended December 31, 2014, up from US$823.3 million for the corresponding period in 2013, resulted in a ROAE of 22.0% for the nine-month period ended December 31, 2014, compared to 21.8% for the corresponding period in 2013.

A 9.2% higher average total assets of US$11,719.9 million for the nine-month period ended December 31, 2014, up from US$10,732.4 million for the corresponding period in 2013, resulted in a ROAA of 1.7% for the nine-month period ended December 31, 2014, compared to 1.7% for the corresponding period in 2013.

Results of Operations by Segment

Results of Operations by Segment for the Nine-Month Period ended December 31, 2014 Compared to the Nine-Month Period ended December 31, 2013

The following table presents the income statement data for each of our reportable operating segments (see Note 7 to our Interim Financial Statements), including eliminations of inter-segment revenue and unallocated amounts, for the nine-month periods ended December 31, 2014 and 2013.

	Commercial Banking		Retail Banking		Treasury		Insurance		Corporate and Eliminations(1)
	For the nine months ended December 31,
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	(US$ in millions)		(US$ in millions)		(US$ in millions)		(US$ in millions)		(US$ in millions)
Interest income	244.1	224.6	182.5	138.9	175.6	170.1	6.0	5.4	0.2	0.2
Interest expense	(100.3)	(109.6)	(78.9)	(62.5)	(106.5)	(102.4)	0.0	0.0	(0.7)	0.0

Net interest income	143.8	114.9	103.5	76.4	69.0	67.6	6.0	5.4	(0.5)	0.2
Loan impairment charges	(19.0)	(15.1)	(19.3)	(16.6)	(0.1)	0.0	0.0	0.0	(0.1)	0.0
Fee and commission income, net and other operating income, net	20.9	33.7	61.7	86.3	19.6	(1.4)	4.8	4.9	26.6	21.8
Premiums earned, net technical reserves	0.0	0.0	0.0	0.0	0.0	0.0	159.6	142.1	0.0	0.0
Acquisition and renewal costs	0.0	0.0	0.0	0.0	0.0	0.0	(83.3)	(73.5)	0.0	0.0
Expenses for insurance claims	0.0	0.0	0.0	0.0	0.0	0.0	(54.9)	(50.9)	0.0	0.0

Net premium income	0.0	0.0	0.0	0.0	0.0	0.0	21.3	17.8	0.0	0.0
Operating and administrative expenses	(62.1)	(51.2)	(118.5)	(113.4)	(23.7)	(15.3)	(18.7)	(14.7)	(33.6)	(27.0)

Profit before tax	83.6	82.3	27.4	32.8	64.9	50.9	13.3	13.4	(7.5)	(4.9)

(1)	Corporate and eliminations corresponds to expenses of Bicapital, elimination of intercompany transactions, and certain other unallocated amounts.

An analysis of the components by segment set forth in the foregoing table follows.

Commercial Banking

Interest Income

The following table presents the components of interest income in our commercial banking segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest income
Loans and advances to customers	244.0	224.4	19.6	8.7
Investment securities	0.0	0.1	(0.1)	N/M
Cash and cash equivalents	0.1	0.0	0.1	N/M

Total interest income	244.1	224.6	19.5	8.7

Interest income increased by US$19.5 million, or 8.7%, to US$244.1 million for the nine-month period ended December 31, 2014 from US$224.6 million for the corresponding period in 2013. Interest income in our commercial banking segment largely consists of interest income from our loan portfolio to corporate clients and SMEs.

Interest on loans increased by US$19.6 million, or 8.7%, for the nine-month period ended December 31, 2014 compared to the corresponding period in 2013, primarily due to an increase in the nominal average rate and to a lesser extent by the growth in average loan volume. The increase in the nominal average rate of our loan portfolio, from 7.3% for the nine-month period ended December 31, 2013 to 7.9% for the corresponding period in 2014, accounted for an US$18.6 million increase, while the change in the average balance of net loans for the nine-month period ended December 31, 2014 accounted for a US$1.1 million increase in interest income.

The increase in the nominal average rate was primarily due to an increase in the average rate of our foreign currency-denominated loan portfolio to 7.3% for the nine-month period ended December 31, 2014 from 6.5% for the corresponding period ended December 31, 2013 primarily driven by changes in our commercial banking product mix, particularly growth of our SME business.

Interest Expense

The following table presents the components of interest expense in our commercial banking segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest expense
Deposits and obligations from customers	54.5	56.8	(2.3)	(4.0)
Loans obtained	22.5	26.8	(4.3)	(16.0)
Financial obligations	17.4	18.7	(1.3)	(7.0)
Other obligations	5.8	7.1	(1.3)	(18.3)
Financial derivatives expense	0.1	0.3	(0.2)	(66.7)

Total interest expense	100.3	109.6	(9.3)	(8.5)

Interest expense decreased 8.5% to US$100.3 million for the nine-month period ended December 31, 2014 from US$109.6 million for the corresponding period in 2013. The decrease in interest expense for the nine-month period ended December 31, 2014 was principally due to a US$4.3 million, or 16.0%, decrease in interest expense from loans obtained; a US$2.3 million, or 4.0%, decrease in interest expense from deposits from customers; a US$1.3 million, or 7.0%, decrease in interest expense from financial obligations; a US$1.3 million, or 18.3%, decrease in interest expense from other obligations; and a US$0.2 million, or 66.7%, decrease in interest expense from financial derivatives.

A 10.3% decrease in the total average balance of loans obtained accounted for a US$3.0 million decrease in interest expense from loans obtained, while a decrease in the nominal average rate to 3.4% for the nine-month period ended December 31, 2014, from 3.6% for the corresponding period ended December 31, 2013, accounted for a US$1.2 million decrease in interest expense from loans obtained.

A decrease in the nominal average rate, from 3.0% for the nine-month period ended December 31, 2013, to 2.7% for the corresponding period ended December 31, 2014, accounted for a US$7.1 million decrease in interest expense from deposits from customers, while a 8.3% increase in total average balance of deposits from customers to US$2,739.5 million for the nine-month period ended December 31, 2014 from US$2,528.5 million for the corresponding period in 2013, accounted for a US$4.8 million increase in interest expense from deposits from customers. The nominal average rate in deposits from customers decreased principally due to a drop in the nominal average rate in our dollar-denominated deposits from customers triggered by international environment of low rates which has allowed us to decrease the nominal rates mainly on our term deposits.

A 3.0% decrease in the total average balance of financial obligations accounted for a US$0.6 million decrease in interest expense, while a decrease in the nominal average rate to 10.4% for the nine-month period ended December 31, 2014, from 10.9% for the corresponding period ended December 31, 2013, accounted for a US$0.7 million decrease in interest expense.

Net interest margin for the nine-month period ended December 31, 2014 increased to 4.7% as compared to 3.7% for the corresponding period in 2013, primarily as a result of a 25.2% increase in net interest income while the total average of interest-earning assets remained the same.

Loan Impairment Charges

The following table presents the loan impairment charges in our commercial banking segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Loan impairment charges	(19.0)	(15.1)	(3.9)	25.8

Loan impairment charges increased 25.8% to US$19.0 million for the nine-month period ended December 31, 2014 from US$15.1 million for the corresponding period in 2013. The increase in loan impairment charges was principally due to charge-offs made against specific corporate loans granted to two clients in the textile industry, which had to close operations due to the cancellation of certain sales agreements and high levels of indebtedness. In both cases, the loans had collateral guarantees, so we did not incur significant losses.

Our commercial banking segment maintains a high quality loan portfolio, with an NPL ratio of 0.6% as of December 31, 2014. For the nine-month period ended December 31, 2014 our commercial banking segment recorded US$19.0 million in loan impairment charges, representing 49.3% of total loan impairment charges, while as of December 31, 2014 our commercial banking segment loan portfolio represented 79.6% of our total loans.

Fee And Commission Income, Net and Other Operating Income, Net

The following table presents the components of fee and commission income, net and other operating income, net in our commercial banking segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Commissions	18.1	20.8	(2.7)	(13.0)
Gain on foreign exchange transactions	4.1	7.2	(3.1)	(43.1)
International wire transfers	1.2	0.7	0.5	71.4
Tax collections	1.2	0.0	1.2	N/M
Leasing	0.9	(1.3)	2.2	(169.2)
Recoveries	0.6	3.6	(3.0)	(83.3)
Acquisition and renewal costs	(2.9)	0.0	(2.9)	N/M
Foreclosed assets	(6.3)	(0.1)	(6.2)	6200.0
Other(1)	3.9	2.8	1.1	39.3

Fee and commission income, net and other operating income, net	20.9	33.7	(12.8)	(38.0)

(1)	Other includes net fees and commissions from renting, account handling, ATM usage and rejected checks.

Fee and commission income, net and other operating income, net decreased 38.0% to US$20.9 million for the nine-month period ended December 31, 2014 from US$33.7 million for the corresponding period in 2013. The decrease was principally due to a US$6.2 million increase in expenses from the sale of foreclosed assets; a US$3.1 million decrease in the gain on foreign exchange transactions; a US$3.0 million decrease in income from recoveries; a US$2.9 million increase in acquisition and renewal costs; and to a US$2.7 million, or 13.0%, decrease in commissions from loans and advances to customers and bank services. The decrease in fee and commission income, net and other operating income, net was partially offset by higher income from our financial leasing business, which increased US$2.2 million; by an increase of US$1.2 million in commission from tax collections; and by an increase of US$0.5 million in fees from international wire transfers.

Operating and Administrative Expenses

The following table presents the components of operating and administrative expenses in our commercial banking segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Personnel costs	37.5	34.8	2.7	7.8
Administrative expenses	22.3	14.2	8.1	57.0
Rent expenses	2.3	2.2	0.1	4.5

Operating and administrative expenses	62.1	51.2	10.9	21.3

Operating and administrative expenses increased 21.3% to US$62.1 million for the nine-month period ended December 31, 2014 from US$51.2 million for the corresponding period in 2013. The increase in operating and administrative expenses was principally due to higher administrative expenses, which increased by US$8.1 million, or 57.0%, for the nine-period ended December 31, 2014 compared to the corresponding period ended December 31, 2013, principally due to higher expenses in professional fees and higher expenses in repairs and maintenance. The increase in professional fees was related to the hiring of external advisors in different fields such as risk assessment and specific advisory regarding specific loan transactions in sectors such as energy and telecommunications. The increase in operating and administrative expenses was also a result of higher personnel costs related to the compensation of directors and executive officers.

Profit Before Tax

As a result of the foregoing, our commercial banking segment’s profit before tax for the nine-month period ended December 31, 2014 with an increase of 1.6% to US$83.6 million from US$82.3 million for the corresponding period in 2013.

For the nine-month period ended December 31, 2014, Guatemala contributed US$64.3 million to commercial banking profit before tax, or 77.0%, as compared to US$63.3 million, or 76.9% for the nine-month period ended December 31, 2013.

For the nine-month period ended December 31, 2014, Honduras contributed US$16.5 million to commercial banking profit before tax, or 19.8%, as compared to US$16.2 million, or 19.7% for the nine-month period ended December 31, 2013.

For the nine-month period ended December 31, 2014, El Salvador contributed US$2.7 million to commercial banking profit before tax, or 3.3%, as compared to US$2.8 million, or 3.4% for the nine-month period ended December 31, 2013.

Retail Banking

Interest Income

The following table presents the components of interest income in our retail banking segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest income
Loans and advances to customers	182.5	138.9	43.6	31.4

Total interest income	182.5	138.9	43.6	31.4

Interest income increased by US$43.6 million, or 31.4%, to US$182.5 million for the nine-month period ended December 31, 2014 from US$138.9 million for the corresponding period in 2013, which was fully attributable to an increase in interest income from loans and advances to customers. Interest income in our retail banking segment consisted of interest income from our loan portfolio to individual clients and microfinance clients.

A 30.1% increase in the total average balance of loans and advances to customers to US$2,501.5 million for the nine-month period ended December 31, 2014 from US$1,923.4 million for the corresponding period in 2013 accounted for a US$35.4 million increase in interest income, while changes in the nominal average rate of our loan portfolio accounted for a US$8.2 million increase in interest income. The increase in total average balance of loans and advances to customers was primarily due to higher disbursements in our microfinance business.

The increase in interest income attributable to change in the nominal average rate was mainly due to an increase in the nominal average rate of our local currency-denominated loans to 12.1% for the nine-month period ended December 31, 2014 from 9.7% for the nine-month period ended December 31, 2013, as a result of our growth in the microfinance sector which had higher average interest rates.

Interest Expense

The following table presents the components of interest expense in our retail banking segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest expense
Deposits and obligations from customers	69.6	56.7	12.9	22.7
Loans obtained	1.8	—	1.8	N/M
Financial obligations	7.0	5.8	1.2	21.5
Other obligations	0.5	—	0.5	N/M

Total interest expense	78.9	62.5	16.4	26.2

Interest expense increased 26.2% to US$78.9 million for the nine-month period ended December 31, 2014 from US$62.5 million for the corresponding period in 2013. The increase in interest expense was mainly due to US$12.9 million, or 22.7%, increase in interest expense from our deposits from customers; a US$1.8 million increase in interest expense from loans obtained; and a US$1.2 million, or 21.5%, increase in interest expense from our financial obligations.

A 25.5% higher average volume of deposits from customers accounted for a US$13.2 million increase in interest expense, while a decrease in the nominal average rate, from 4.1% for the nine-month period ended December 31, 2013 to 4.0% for the corresponding period ended December, 31 2014 accounted for a US$0.3 million decrease in interest expense.

A US$72.9 million increase in the average volume of loans obtained and a nominal average rate of 3.4% for the nine-month period ended December 31, 2014 accounted for a US$1.8 million increase in interest expense.

A 25.1% higher average volume of financial obligations accounted for a US$1.5 million increase in interest expense, while a decrease in the nominal average rate, from 8.5% for the nine-month period ended December 31, 2013 to 8.3% for the corresponding period ended December, 31 2014, accounted for a US$0.3 million decrease in interest expense from financial obligations.

Net interest margin for the nine-month period ended December 31, 2014 with a slight increase to 5.5% as compared to 5.3% for the corresponding period in 2013, primarily as a result of a 35.5% increase in net interest income to US$103.5 million from US$76.4 million, while total average interest-earning assets grew 30.1% to US$2,501.5 million from US$1,923.4 million.

Loan Impairment Charges

The following table presents the loan impairment charges in our retail banking segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Loan impairment charges	(19.3)	(16.6)	(2.7)	16.3

Loan impairment charges increased 16.3% to US$19.3 million for the nine-month period ended December 31, 2014 from US$16.6 million for the corresponding period in 2013. The increase in loan impairment charges in our retail banking segment, which has higher provisioning requirements than our commercial banking segment, was principally due to a higher average volume of loans for the nine-month period ended December 31, 2014, compared to the corresponding period ended December 31, 2013.

Our retail banking segment contributed to the increase in loan impairment charges with US$2.7 million, or 16.3%, as a result of a US$578.1 million increase in average volume of loans for the nine-month period ended December 31, 2014, compared to the corresponding period in 2013. Even though our retail banking segment is an attractive segment due to higher interest margins as compared to our commercial banking segment, its loan portfolio is composed by higher-risk clients, which was reflected in an NPL ratio of 2.4% for consumer loans, an NPL ratio of 3.2% for microfinance, and an NPL of 4.6% for mortgage loans, all as of December 31, 2014. For the nine-month period ended December 31, 2014 our retail banking segment recorded US$19.3 million in loan impairment charges, representing 50.1% of total loan impairment charges, while as of December 31, 2014 our retail banking segment loan portfolio represented only 20.4% of our total loans.

Fee And Commission Income, Net and Other Operating Income, Net

The following table presents the components of fee and commission income, net and other operating income, net in our retail banking segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Commissions	15.8	20.8	(5.0)	(24.0)
Recoveries	11.3	6.4	4.9	76.6
Bank services	6.4	8.7	(2.3)	(26.4)
Loans and advances to customers	5.4	15.3	(9.9)	(64.7)
Third party collections	4.1	3.0	1.1	36.7
Syndicated loans	2.1	2.7	(0.6)	(22.2)
Bi Móvil	2.3	2.3	0.0	0.0
Rejected checks	2.9	2.6	0.3	11.5
Gain on foreign exchange transactions	0.5	0.3	0.2	66.7
Foreclosed assets	(0.1)	0.0	(0.1)	N/M
Other(1)	10.9	24.2	(13.3)	(54.9)

Fee and commission income, net and other operating income, net	61.7	86.3	(24.6)	(28.5)

(1)	Other includes net fee and commission income from family remittances, account handling letters of credit, ATMs, debit card membership, and international wire transfers

Fee and commission income, net and other operating income, net decreased 28.5% to US$61.7 million for the nine-month period ended December 31, 2014 from US$86.3 million for the corresponding period in 2013. The decrease was principally due to US$13.0 million, or 53.7%, decrease in other commissions and fees as a result of a decrease of US$8.3 million in fees from account handling; a US$3.0 million decrease in commissions from family remittances; a USD$2.1 million decrease in fees from international wire transfers; and a US$1.9 million decrease in fees from letters of credit. The decrease in fee and commission income, net and other operating income, net was also the result of a US$9.9 million, or 64.7%, decrease in commissions from loans; a US$5.0 million, or 24.0%, decrease in commissions resulting from a change in the way we charge service fees to our credit card clients, which were reclassified as interest income during 2014, in line with market practice. The decrease in fee and commission income, net and other operating income, net was also the result of a US$2.3 million decrease in bank services.

The decrease in fee and commission income, net and other operating income, net was partially offset by higher recoveries, which increased by US$4.9 million, or 76.6%, for the nine-month period ended December 31, 2014 compared to the corresponding period ended December 31, 2013 as a result of higher recoveries from loans that had been previously classified as impaired. The decrease in fee and commission income, net and other operating income, net was also partially offset as a result of a US$1.1 million increase in commissions from third party collections.

Operating and Administrative Expenses

The following table presents the components of operating and administrative expenses in our retail banking segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Personnel costs	58.9	55.0	3.9	7.1
Administrative expenses	53.0	52.7	0.3	0.6
Rent expenses	6.6	5.7	0.9	15.8

Operating and administrative expenses	118.5	113.4	5.1	4.5

Operating and administrative expenses increased 4.5% to US$118.5 million for the nine-month period ended December 31, 2014 from US$113.4 million for the corresponding period in 2013. The increase in operating and administrative expenses was principally due to a US$3.9 million, or 7.1%, increase in personnel costs; a US$0.9 million, or 15.8%, increase in rent expenses; and a US$0.3 million, or 0.6%, increase in administrative expenses.

The increase in personnel costs was mainly due to a US$3.4 million increase in expenses such as wages and salaries and bonuses as a result of more employees to support the growth of our retail portfolio. The increase in administrative and rent expenses was related to our network expansion to 646 branches from 614 branches during the nine-month period ended December 31, 2014.

Profit Before Tax

As a result of the foregoing, our retail banking segment’s profit before tax for the nine-month period ended December 31, 2014 decreased 16.5% to US$27.4 million from US$32.8 million for the corresponding period in 2013.

For the nine-month period ended December 31, 2014, Guatemala contributed US$28.3 million, or 103.2% to retail banking profit before tax, as compared to US$27.0 million, or 82.2%, for the nine-month period ended December 31, 2013.

For the nine-month period ended December 31, 2014, Honduras contributed US$2.6 million to retail banking profit before tax, or 9.5%, as compared to US$9.3 million, or 28.3% for the nine-month period ended December 31, 2013.

For the nine-month period ended December 31, 2014, El Salvador contributed with US$3.5 million losses to retail banking profit before tax, as compared to US$3.5 million losses for the nine-month period ended December 31, 2013. Our retail operations in El Salvador contributed with a loss as we continue to grow our number of points of service as we look to further penetrate the Salvadoran retail banking market, and our retail client base is not yet large enough to offset these costs.

Treasury

Interest Income

The following table presents the components of interest income in our treasury segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest income
Investment securities	174.5	167.7	6.8	4.1
Financial derivatives income	0.9	2.1	(1.2)	(57.1)
Cash and cash equivalents	0.2	0.3	(0.1)	(33.3)

Total interest income	175.6	170.1	5.5	3.2

Interest income increased by US$5.5 million, or 3.2%, to US$175.6 million for the nine-month period ended December 31, 2014 from US$170.1 million for the corresponding period in 2013. Interest income in our treasury segment mainly consisted of interest income from our investment portfolio, such as short-term placements and corporate and government debt securities.

Interest on investment securities increased by US$6.8 million, or 4.1%, for the nine months ended December 31, 2014 compared to the corresponding period in 2013, while interest on financial derivatives and interest from cash and cash equivalents decreased by US$1.2 and US$0.1 million, or 57.1% and 33.3%, respectively.

A 7.5% increase in the total average balance of investment securities to US$2,971.1 million for the nine-month period ended December 31, 2014 from US$2,763.0 million for the corresponding period ended December 31, 2013, resulted in an increase of US$12.5 million in interest income. Meanwhile, the nominal average rate on investment securities declined to 7.8% for the nine-month period ended December 31, 2014 from 8.1% for the corresponding period ended December 31, 2013, resulting in a decrease of US$5.7 million in interest income. The decrease in the nominal average rate was principally due to lower interest rates on Guatemalan government’s recent securities issuances, as a result of lower international interest rates.
Interest Expense

The following table presents the components of interest expense in our treasury segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest expense
Deposits and obligations from customers	50.4	56.5	(6.1)	(10.8)
Loans obtained	33.8	26.1	7.7	29.5
Financial obligations	13.7	12.7	1.0	7.8
Other obligations	8.4	6.9	1.5	21.7
Financial derivatives expense	0.2	0.3	(0.1)	(33.3)

Total interest expense	106.5	102.4	4.1	4.0

Interest expense increased 4.0% to US$106.5 million for the nine-month period ended December 31, 2014 from US$102.4 million for the corresponding period in 2013. The increase in interest expense for the nine-month period ended December 31, 2014 was principally due to a US$7.7 million, or 29.5%, increase in interest expense on loans obtained; a US$1.5 million, or 21.7%, increase in interest expense on other obligations; and a US$1.0, or 7.8% increase in interest expense on financial obligations. This increase in interest expense was mitigated by a decrease in interest expense on deposits from customers by US$6.1 million and a decrease in interest expense on financial derivatives by US$0.1 million.

A US$262.6 million, or 27.6%, higher average volume of loans obtained accounted for US$7.6 million of the increase in interest expense, while a stable nominal average at 3.7% for the nine-month period ended December 31, 2014 compared to the corresponding period ended December 31, 2013 accounted for a US$0.1 million increase in interest expense.

A US$13.7 million, or 12.1%, higher average volume of other obligations accounted for US$0.9 million of the increase in interest expense, while an increase in the nominal average rate, from 8.2% for the nine-month period ended December 31, 2013 to 8.9% for the corresponding period ended December 31, 2014 accounted for US$0.6 million increase in interest expense.

A decrease in the nominal average rate of deposits from customers, from 3.2% for the nine-month period ended December 31, 2013 to 3.0% for the corresponding period ended December 31, 2014, accounted for US$10.3 million decrease in interest expense, which was partially offset by an increase of US$4.1 million in interest expense due to a 4.7% lower average volume of deposits from customers.

Fee And Commission Income, Net and Other Operating Income, Net

The following table presents the components of fee and commission income, net and other operating income, net in our treasury segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Recoveries	15.7	7.2	8.5	118.1
International wire transfers	1.4	0.0	1.4	N/A
Family remittances	1.3	0.0	1.3	N/A
Gain on foreign exchange transactions	0.0	1.7	(1.7)	(100.0)
Dividends	0.4	0.6	(0.2)	(33.3)
Foreclosed assets	(0.6)	(6.8)	6.2	(91.2)
Other	1.4	(4.0)	5.4	(135.0)

Fee and commission income, net and other operating income, net	19.6	(1.4)	21.0	(1,500.0)

Fee and commission income, net and other operating income, net increased by US$21.0 million to US$19.6 million for the nine-month period ended December 31, 2014 from an expense of US$1.4 million for the corresponding period in 2013. Fee and commission income, net and other operating income, net increase was mainly due to higher income from recoveries, which increased by US$8.5 million for the period ended December 31, 2014 compared to the corresponding period in 2013, primarily due to recoveries of our loan portfolio previously categorized as impaired. Fee and commission income, net and other operating income, net also increased as a result of lower losses from the sale of foreclosed assets by US$6.2 million as a result of improved negotiations in the sale of these assets. Fee and commission income, net and other operating income, net also increased due to other income by US$5.4 million, principally as a result of lower extraordinary expenses from other services which decreased by US$3.2 million.

Operating and Administrative Expenses

The following table presents the components of operating and administrative expenses in our treasury segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Personnel costs	7.0	4.1	2.9	70.7
Administrative expenses	15.5	10.2	5.3	52.0
Rent expenses	1.2	1.1	0.1	9.1

Operating and administrative expenses	23.7	15.3	8.4	54.9

Operating and administrative expenses increased 54.9% to US$23.7 million for the nine-month period ended December 31, 2014 from US$15.3 million for the corresponding period in 2013. The increase in operating and administrative expenses was principally due to a US$5.3 million, or 52.0%, increase in administrative expenses principally due to higher non-income taxes and dues, professional fees and repair and maintenance, and to a US$2.9 million, or 70.7%, increase in personnel costs associated with higher wages and salaries for the corresponding period.

Profit Before Tax

As a result of the foregoing, our treasury segment’s profit before tax for the nine-month period ended December 31, 2014 increased 27.5% to US$64.9 million from US$50.9 million for the corresponding period in 2013.

For the nine-month period ended December 31, 2014, Guatemala contributed US$58.3 million to treasury profit before tax, or 89.8%, as compared to US$44.9 million, or 88.3% for the nine-month period ended December 31, 2013.

For the nine-month period ended December 31, 2014, Honduras contributed US$6.0 million to treasury profit before tax, or 9.2%, as compared to US$5.5 million, or 10.8% for the nine-month period ended December 31, 2013.

For the nine-month period ended December 31, 2014, El Salvador contributed US$0.7 million to treasury profit before tax, or 1.0%, as compared to US$0.5 million, or 0.9% for the nine-month period ended December 31, 2013.

Insurance

Interest Income

The following table presents the components of interest income in our insurance segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest income
Investment securities	4.9	3.9	1.0	25.6
Loans and advances to customers	0.0	0.1	(0.1)	N/M
Accounts receivable	1.2	1.2	0.0	—
Cash and cash equivalents	0.0	0.2	(0.2)	N/M

Total interest income	6.0	5.4	0.6	11.1

Interest income increased by US$0.6 million, or 11.1%, to US$6.0 million for the nine-month period ended December 31, 2014 from US$5.4 million for the corresponding period in 2013, principally due to a US$1.0 million increase in interest from investment securities. This increase was partially offset by a US$0.2 million and a US$0.1 million decrease in interest income from cash and loans and advances to customers, respectively. Interest income in our insurance segment mainly consists of interest income from investment in local currency Guatemalan government securities.

A 28.3% higher average volume of investment in securities accounted for US$1.1 million of the increase in interest income. Meanwhile a decrease in the nominal average rate from 8.2% for the nine-month period ended December 31, 2013 to 7.9% for the corresponding period ended December 31, 2014 accounted for a US$0.1 million decrease in interest income.

The increase in interest income attributable to higher average volume of investment in securities was mainly due to an increase in our local currency-denominated investments to US$59.0 million for the nine-period ended December 31, 2014 from US$43.6 million for the corresponding period ended December 31, 2013, which accounted for a US$0.9 million increase in interest income.

The decrease in interest income attributable to the nominal average rate of our investment securities was mainly due to a decrease in the nominal average rate of our local currency-denominated investments to 8.0% for the nine-month period ended December 31, 2014 from 8.5% for the corresponding period ended December 31, 2013, which accounted for a US$0.2 million decrease in interest income. The local currency nominal average rate decreased mainly due to a reduction in the nominal interest rate on recent issuances of Guatemalan government securities.

Net Premium Income

The following table presents the components of net premium income in our insurance segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Premiums earned	145.3	139.2	6.1	4.4
Reserves	7.4	(3.5)	10.9	(311.4)
Reinsurance ceded	(74.4)	(61.2)	(13.2)	21.6
Acquisition and renewal cost	(8.9)	(12.3)	3.4	(27.6)
Insurance claims	(54.9)	(50.9)	(4.0)	7.9
Other income	6.9	6.4	0.5	7.8

Net premium income	21.3	17.8	3.5	19.7

Premiums Earned

Premiums earned increased by US$6.1 million, or 4.4%, for the nine-month period ended December 31, 2014 compared to the corresponding period in 2013, mainly as a result of an increase in net premiums written, principally in Guatemala, and mostly in health insurance and group life insurance, which have been focus areas for our insurance subsidiaries.

Reserves

For the nine-month period ended December 31, 2014, the adjustment of technical reserves was US$7.4 million compared to (US$3.5) million for the corresponding period in 2013. This increase in technical reserves was due primarily to the liberation of reserves of non-accrued premiums that were generated by the creation of two proportional reinsurance programs that were implemented for our individual health and group automobile insurance lines.

The proportional reinsurance programs implemented in 2014 transferred retained risk to reinsurers. As a result of these programs, the insurance subsidiaries could allocate capital to other lines of business that are more profitable.

Reinsurance Ceded

Reinsurance ceded increased 21.6% to US$74.4 million for the nine-month period ended December 31, 2014 from US$61.2 million for the corresponding period in 2013. The increase in reinsurance ceded was principally due to the two reinsurance contracts entered into by our subsidiary Seguros El Roble mentioned above.

Acquisition and Renewal Cost

Acquisition and renewal cost decreased 27.6% to US$8.9 million for the nine-month period ended December 31, 2014 from US$12.3 million for the corresponding period in 2013. The decrease in acquisition and renewal cost was principally due to commissions earned from the reinsurance contracts described above.

Expenses for Insurance Claims

Expenses for insurance claims increased 7.9% to US$54.9 million for the nine-month period ended December 31, 2014 from US$50.9 million for the corresponding period in 2013. The increase in expenses for insurance claims was principally due to higher expenditures for claims for property and casualty and health insurance resulting from an increase in number of policies.

Fee And Commission Income, Net and Other Operating Income, Net

Fee and commission income, net and other operating income, net in our insurance segment decreased 2.0% to US$4.8 million for the nine-month period ended December 31, 2014 from US$4.9 million for the corresponding period in 2013. The decrease in fee and commission income, net and other operating income, net was principally due to lower income from recoveries, which decreased by US$0.6 million for the nine-month period ended December 31, 2014 as compared to the corresponding period ended December 31, 2013. Recoveries vary over time in relation to previous period losses; however, the percentage of recoveries has historically been relatively stable. The decrease in fee and commission income, net and other operating income, net was partially offset by US$0.5 million increase in other income which is mainly related to higher income from services to our clients.

Operating and Administrative Expenses

The following table presents the components of operating and administrative expenses in our insurance segment for the nine-month periods ended December 31, 2014 and 2013.

	For the nine months ended December 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Personnel costs	9.8	8.8	1.0	11.4
Administrative expenses	8.5	5.6	2.9	51.8
Rent expenses	0.4	0.4	0.0	0.0

Operating and administrative expenses	18.7	14.7	4.0	27.2

Operating and administrative expenses increased 27.2% to US$18.7 million for the nine-month period ended December 31, 2014 from US$14.7 million for the corresponding period in 2013. The increase in operating and administrative expenses was principally due to a US$2.9 million, or 51.8%, increase in administrative expenses and a US$1.0 million, or 11.4%, increase in personnel costs. This increase in administrative expenses was primarily due to the reclassification of some expenses related to services provided to our insured clients that in the past were classified as expenses for insurance claims.

Profit Before Tax

As a result of the foregoing, our insurance segment’s profit before tax for the nine-month period ended December 31, 2014 decreased slightly, 0.7%, to US$13.3 million from US$13.4 million for the corresponding period in 2013.

For the nine-month period ended December 31, 2014, Guatemala contributed US$12.3 million to insurance profit before tax, or 92.3%, as compared to US$11.8 million, or 87.9% for the nine-month period ended December 31, 2013.

For the nine-month period ended December 31, 2014, Honduras contributed US$1.0 million to insurance profit before tax, or 7.7%, as compared to US$1.6 million, or 12.1% for the nine-month period ended December 31, 2013.

Results of Operations for the Year Ended March 31, 2014 Compared to the Year Ended March 31, 2013

The following table shows the principal components of our consolidated income statement for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
CONSOLIDATED INCOME STATEMENTS
Interest income	738.6	624.2	114.4	18.3
Interest expense	(371.8)	(310.5)	(61.3)	19.7

Net interest income	366.8	313.7	53.1	16.9

Loan impairment charges	(29.3)	(24.1)	(5.2)	21.6

Net interest income after provisions	337.5	289.5	48.0	16.6
Fee and commission income	194.0	177.1	16.9	9.5
Fee and commission expense	(22.3)	(20.4)	(1.9)	9.3

Net fee and commission income	171.8	156.7	15.1	9.6

Premiums earned, net technical reserves	188.8	163.5	25.3	15.5
Acquisition and renewal costs	(95.3)	(83.2)	(12.1)	14.5
Expenses for insurance claims	(67.5)	(60.1)	(7.4)	12.3

Net premium income	26.1	20.2	5.9	29.2

Profit for banking and insurance operations	535.3	466.4	68.9	14.8
Operating and administrative expenses	(326.7)	(276.1)	(50.6)	18.3
Other operating income, net	14.3	17.1	(2.8)	(16.4)

Profit before tax	223.0	207.4	15.6	7.5
Income tax	(41.8)	(45.4)	3.6	(7.9)

Profit for the year	181.2	162.0	19.2	11.9

An analysis of the components set forth in the foregoing table follows.

Interest Income

The following table presents the components of our interest income for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest income
Loans and advances to customers	500.5	415.2	85.3	20.5
Investment securities	232.6	204.1	28.5	14.0
Financial derivatives income	2.2	2.6	(0.4)	(15.4)
Accounts receivable	1.7	1.5	0.2	13.3
Cash and cash equivalents	1.7	0.9	0.8	88.9

Total interest income	738.6	624.2	114.4	18.3

Interest income increased 18.3% to US$738.6 million for the year ended March 31, 2014 from US$624.2 million for the corresponding period in 2013, primarily due to growth in the average volume of interest-earning assets, which increased by 15.5%. The total increase in interest income was due to a US$85.3 million, or 20.5%, increase in interest income from loans to customers; a US$28.5 million, or 14.0%, increase in interest on investments securities; and a combined US$1.0 million increase in interest from cash and cash equivalents and accounts receivable; which was partially offset by a US$0.4 million, or 15.4%, decrease in interest from financial derivatives income.

Interest on our loan portfolio increased by US$85.3 million, or 20.5%, for the year ended March 31, 2014 compared to the corresponding period in 2013, primarily driven by both our commercial banking and retail banking segments, which increased US$48.4 million and US$33.0 million, respectively.

An 18.1% increase in the total average balance of loans and advances to customers to US$6,111.7 million for the year ended March 31, 2014 from US$5,173.8 million for the corresponding period in 2013 accounted for a US$70.4 million increase in interest income. This increase in the volume of loans was a result of our organic growth and execution of our marketing strategies in both our commercial and retail banking segments, which contributed with an increase of US$545.6 million and US$388.5 million in average balance of loans, respectively. An increase in the average rate to 8.2% for the year ended March 31, 2014 from 8.0% for the corresponding period in 2013 accounted for a US$15.1 million increase in interest income.

Interest on investment securities increased US$28.5 million for the year ended March 31, 2014 compared to the corresponding period in 2013, due to an increase of 13.2% in the total average balance. This increase resulted from the 13.1% increase in the average balance of our local currency-denominated investment securities to US$1,982.6 million for the year ended March 31, 2014 from US$1,753.5 million for the corresponding period in 2013, mainly due to the growth in our investment securities issued by the Guatemalan government.

Our treasury segment was the largest contributor to growth in interest income from investment securities with a US$30.1 million increase in interest income for the year ended March 31, 2014 compared to the corresponding period ended March 31, 2013. This increase was a result of 13.5% higher average volume of invested securities, mainly in local currency Guatemalan government securities, which resulted in a US$27.3 million increase in interest income.

The increase in interest income from cash and cash equivalents of US$0.8 million and the increase in interest income from accounts receivable by US$0.2 million were both mainly due to a higher nominal average rate. The decrease in interest income from financial derivatives was mainly due to a lower number of financial derivative transactions.

Interest Expense

The following table presents the components of our interest expense for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest expense
Deposits and obligations from customers	227.4	196.7	30.7	15.6
Loans obtained	73.7	48.2	25.5	52.9
Financial obligations	51.2	46.6	4.6	9.9
Other obligations	18.9	18.3	0.6	3.3
Financial derivatives expense	0.6	0.7	(0.1)	(14.3)

Total interest expense	371.8	310.5	61.3	19.7

Total interest expense increased 19.7% to US$371.8 million for the year ended March 31, 2014 from US$310.5 million for the corresponding period in 2013, principally due to higher average volume of our deposits from customers and to higher average volume of loans obtained.

The increase in interest expense for the year ended March 31, 2014 was principally due to a US$30.7 million, or 15.6%, increase in interest for depository obligations; a US$22.5 million, or 52.9%, increase in interest for loans obtained; a US$4.6 million, or 9.9%, increase in interest for financial obligations; and a US$0.6 million increase in interest for other obligations; partially offset by a US$0.1 million decrease in interest expense for financial derivatives.

Interest expense from deposits from customers increased US$30.7 million, or 15.6%, for the year ended March 31, 2014 compared to the corresponding period ended March 31, 2013, mainly due to a US$642.3 million increase in average volume, driven by a US$360.1 million, or 20.6%, increase in average volume of deposits from customers in our retail banking segment, and a US$239.1 million, or 12.5% increase in average volume of deposits from customers in our treasury segment.

The higher average volume of deposits accounted for US$21.8 million of the increase in interest expense, principally due to an increase in the average volume of our term deposits which accounted for US$18.5 million of the increase in interest expense, while a higher average volume of demand deposits and saving deposits accounted for US$1.6 million and US$1.8 million, respectively.

An increase in the nominal average rate of our deposits from customers, from 3.2% for the year ended March 31, 2013 to 3.3% for the corresponding period ended March 31, 2014, accounted for a US$8.8 million increase in interest expense, mainly due to an increase in the nominal average rate of our term deposits to 6.3% for the year ended March 31, 2014 from 6.0% for the year ended March 31, 2013, which accounted for an increase of US$10.1 million.

A 35.0% increase in the average volume of loans obtained, primarily driven by an increase in financing from foreign banks, which funded an increase of US$586.8 million in the average volume of our U.S. dollar-denominated loans to customers, accounted for US$15.6 million of the increase in interest expense. Meanwhile an increase in the nominal average rate, from 3.2% for the year ended March 31, 2013 to 3.6% for the corresponding period ended March 31, 2014, accounted for a US$9.9 million increase in interest expense. The higher interest rate for loans obtained in foreign currency is a result of the issuance of bonds for US$50.0 million and US$35.2 million in Honduras by Banpaís and also as a result of our long-term U.S. dollar-denominated debt financing.

A 14.7% higher average volume of financial obligations accounted for US$13.7 million of the increase in interest expense, which was partially offset by a decrease in the nominal average rate, from 10.4% for the year ended March 31, 2013 to 10.0% for the corresponding period ended March 31, 2014, which resulted in a US$9.0 million decrease in interest expense.

Net interest margin remained stable at 3.9% for the year ended March 31, 2014 compared to the corresponding period in 2013, primarily as a result of the higher net interest margin of our local currency-denominated assets, which was offset by a decrease in the net interest margin of our U.S. dollar-denominated assets.

Loan Impairment Charges

The following table presents our loan impairment charges, our NPL ratio, our coverage ratio and the allowances for loan losses for the year ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions except percentages)
Loan impairment charges	(29.3)	(24.1)	(5.2)	21.6
NPL ratio	1.7%	1.8
Coverage ratio	90.7%	95.7%
Allowance for loan losses	97.7	93.9

Loan impairment charges increased 21.6% to US$29.3 million for the year ended March 31, 2014 from US$24.1 million for the corresponding period in 2013. The increase in loan impairment charges for the year ended March 31, 2014 compared to the corresponding period in 2013 was mainly due to a higher average balance of our loan portfolio by US$937.9 million for the year ended March 31, 2014, compared to the corresponding period in 2013.

The main contributor to the increase in loan impairment charges was our commercial banking segment with a US$8.4 million, or 91.3%, increase. Even though the commercial banking segment maintained a high-quality loan portfolio, with an NPL ratio of 1.3% as of March 31, 2014, during 2014, we had higher loan impairment charges as a result of our organic growth, which was reflected in a US$545.6 million increase in our average volume of commercial loans. For the year ended March 31, 2014 our commercial banking segment recorded US$17.6 million in loan impairment charges, representing 60.1% of total loan impairment charges, while as of March 31, 2014, our commercial banking segment loan portfolio represented 80.4% of our total loans.

Our retail banking segment partially offset the increase in loan impairment charges with a US$3.2 million, or 21.5% decrease, as a result of an improvement in the quality of our retail loan portfolio, which was reflected in an NPL ratio of 3.3% as of March 31, 2014. For the year ended March 31, 2014 our retail banking segment recorded US$11.7 million in loan impairment charges, representing 39.8% of the total loan impairment charges, while as of March 31, 2014, our retail banking segment loan portfolio represented only 19.6% of our total loans.

The balance of our NPL increased to US$107.7 million for the year ended March 31, 2014 from US$98.2 million for the corresponding period ended March 31, 2013, while our total loans increased to US$6,470.1 million for the year ended March 31, 2014 from US$5,605.9 million for the corresponding period in 2013. As a result, our NPL ratio improved to 1.7% for the year ended March 31, 2014 from 1.8% for the corresponding period in 2013.

Allowances for loan losses increased to US$97.7 for the year ended March 31, 2014 from US$93.9 million for the corresponding period ended March 31, 2013, which in combination with the change in our NPL explained above, resulted in a decrease in our coverage ratio to 90.7% for the year ended March 31, 2014 from 95.7% for the corresponding period in 2013.

Fee and Commission Income

The following table presents the components of our fee and commission income for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Fee and commission income
Commissions	89.0	76.5	12.5	16.3
Bank services	30.3	35.0	(4.7)	(13.4)
Leases	18.6	15.6	3.0	19.2
Account handling	10.3	9.3	1.0	10.8
Gain on foreign exchange transactions	18.1	16.2	1.9	11.7
Trading in securities	5.4	4.6	0.8	17.4
Legal services	4.1	3.4	0.7	20.6
Maintenance	4.0	0.2	3.8	1,900.0
Other(1)	14.3	16.4	(2.1)	(12.8)

Total fee and commission income	194.0	177.1	16.9	9.5

(1)	Other includes fee and commission income from storage, tax collections, Bi Móvil, electronic billing, rejected checks and price differences in repurchase of government agreements.

Fee and commission income increased 9.5% to US$194.0 million for the year ended March 31, 2014 from US$177.1 million for the corresponding period in 2013, primarily as a result of an increase in commissions from loans and advances to customers, commissions, maintenance and leases. This increase was partially offset by decreases in commissions from bank services and other commissions and fees.

The increase in our commissions by US$12.5 million, or 16.3%, was a result of: (1) a US$545.6 million increase in the average volume of our loan portfolio in the commercial banking segment, resulting in higher disbursement fees from our clients; (2) an increase in commissions earned for the structuring of syndicated loans associated with large loans through our commercial banking segment; (3) higher commissions from trade-related lines of credit; and (4) higher fees related to family remittances, as a consequence of a greater volume of family remittances processed by our banking subsidiaries.

The increase in fee and commission income was partially offset by a US$4.7 million decrease in fee income from bank services, which mainly resulted from a reduction in our debit card service fees in order to remain in line with the fee ranges charged by our competitors.

Other fee and commission income decreased by US$2.1 million, or 12.8%, as a result of a reduction in fees from rejected checks, charges related to the issuance of check books and cashier checks, which have diminished as a result of the migration to electronic transactions for payment and transfer operations by our clients.

Fee and Commission Expense

The following table presents the components of our fee and commission expense for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Fee and commission expenses
Protection fund contributions	8.3	6.8	1.5	22.1
Assistance for property and casualty and other	8.2	7.9	0.3	3.8
Other services expense	1.4	0.6	0.8	133.3
Additional benefits	1.7	1.1	0.6	54.5
Loans obtained	0.8	0.1	0.7	700.0
Trading in securities	0.7	1.1	(0.4)	(36.4)
Other(1)	1.1	2.8	(1.7)	(60.7)

Total fee and commission expenses	22.3	20.4	1.9	9.3

(1)

Other includes fee and commission expenses from collections, loss on foreign exchange transactions, price differences in repurchase of government agreements, deposits from customers, uncollected income and other commissions.

Fee and commission expense increased 9.3% to US$22.3 million for the year ended March 31, 2014 from US$20.4 million for the corresponding period in 2013, primarily due to an increase in protection fund contributions, other services expenses, commission from loans obtained and additional benefits. This increase was partially offset by a decrease in expenses from trading securities and other fee and commission expenses.

The US$1.5 million, or 22.1%, increase in protection fund contributions is a result of the asset growth of our banking subsidiaries. The protection fund contribution is the equivalent to the FDIC (Federal Deposit Insurance Corporation) insurance scheme in the United States and is paid to the local banking regulators as a percentage of the banking assets.

The increase in expenses such as other services expense by US$0.8 million, commission for loans obtained by US$0.7 million, additional benefits by US$0.6 million and assistance for property and casualty by US$0.3 million, were in line with the organic growth of our business.

The decrease in other fee and commissions expenses by US$1.7 million, or 60.7%, was primarily due to less securities repurchase securities transactions during 2014.

Fee income ratio for year ended March 31, 2014 decreased to 32.1% as compared to 33.6% for the corresponding period in 2013, primarily as a result of an increase of profit for banking and insurance operations by US$68.9 million, or 14.8%.

Net Premium Income

The following table presents the components of our net premium income for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Premiums earned, net technical reserves	188.8	163.5	25.3	15.5
Acquisition and renewal costs	(95.3)	(83.2)	(12.1)	14.5
Expenses for insurance claims	(67.5)	(60.1)	(7.4)	12.3

Net premium income	26.1	20.2	5.9	29.2

Net premium income increased 29.2% to US$26.1 million for the year ended March 31, 2014 from US$20.2 million for the corresponding period in 2013. The increase in net premium income was principally due to a US$25.3 million, or 15.5%, increase in premiums earned, net technical reserves, and partially offset by a US$12.1 million, or 14.5%, increase in acquisition and renewal costs and a US$7.4 million increase in expenses for insurance claims.

Premiums earned, net technical reserves increased by US$25.3 million, or 15.5%, for the year ended March 31, 2014 compared to the corresponding period in 2013, mainly as a result of an increase in premiums written in Guatemala and Honduras.

The principal source of growth for our premiums written in the Guatemalan insurance market were group life and group health insurance, which grew US$13.5 million, or 25.7%, for the year ended March 31, 2014, as compared to the corresponding period in 2013.

In the Honduran insurance market, our premiums written growth came from property and casualty insurance, which grew US$2.9 million, or 24.4%, for the year ended March 31, 2014, as compared to the corresponding period in 2013.

Acquisition and renewal cost increased by US$12.1 million, or 14.5%, for the year ended March 31, 2014 compared to the corresponding period in 2013. The increase in acquisition and renewal cost was principally due to an increase in commissions for insurance brokers or insurance agents as a result of growth in premiums written.

Expenses for insurance claims increased by US$7.4 million, or 12.3%, for the year ended March 31, 2014 compared to the corresponding period in 2013. The increase in expenses for insurance claims was principally due to an increase in claims for property and casualty resulting from an increase in total number of policies.

Operating and Administrative Expenses

The following table presents the components of our operating and administrative expenses for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Operating and administrative expenses
Personnel costs	151.4	138.8	12.6	9.1
Administrative expenses	164.9	126.6	38.3	30.3
Rent expenses	10.4	10.7	(0.3)	(2.8)

Total operating and administrative expenses	326.7	276.1	50.6	18.3

Operating and administrative expenses increased 18.3% to US$326.7 million for the year ended March 31, 2014 from US$276.1 million for the corresponding period in 2013. The increase in operating and administrative expenses was principally due to a US$38.3 million, or 30.3%, increase in administrative expenses, followed by a US$12.6 million, or 9.1% increase in personnel costs, partially offset by a decreased of US$0.3 million in rent expenses.

The increase in administrative expenses was due to a US$7.4 million, or 32.2%, increase in non-income taxes and dues and a US$2.4 million increase in insurance premiums and bonding. These expenses were related to the growth of our physical infrastructure, including property taxes. The number of our branches increased to 627 as of March 31, 2014 from 568 branches as of March 31, 2013. In addition, we opened two main office buildings: one for the headquarters of our banking subsidiary in El Salvador; and the other for the headquarters of our banking subsidiary in Guatemala. There was also an increase in non-income taxes as a result of a reclassification of tax expenses from our subsidiaries under the optional simplified tax regime. The increase in administrative expenses was also due to a US$3.4 million, or 38.6%, increase in professional fees related to the hiring of external advisors in different fields such as risk assessment, and specific advisory regarding specific loan transactions in sectors such as energy and telecommunications. The increase in administrative expenses was also due to a US$2.9 million, or 15.2%, increase in depreciation, which was mainly related to depreciation of computer equipment and office furniture as a result of new investments made in equipment for our new branches and points of service. The increase in administrative expenses was also due to a US$1.8 million increase in marketing and advertising, which was mainly related to the launch of a new savings account named “Cuenta SOS” for our banking subsidiaries in Guatemala and Honduras. The increase in administrative expenses was also due to a US$17.3 million increase in miscellaneous expenses that included maintenance, donations, loyalty program expenses and utilities, among others.

Personnel costs increased from US$138.8 million for the year ended March 31, 2013 to US$151.4 million for the year ended March 31, 2014, primarily due to higher wages and salaries, which increased by US$7.1 million, or 9.3%, for the year ended March 31, 2014 compared to the corresponding period ended March 31, 2013, and to a higher average headcount, as a result of the expansion of our network and our practice of increasing wages and salaries annually to adjust inflation. As of March 31, 2014 we had 10,386 employees with a US$14,577 average annual personnel cost compared to 9,850 employees with a US$14,091 average annual personnel cost as of March 31, 2013.

Our efficiency ratio for the year ended March 31, 2014 was 53.2%, compared to 51.6% for the year ended March 31, 2013. The higher efficiency ratio registered for the year ended March 31, 2014 was mainly a result of growth in our operating and administrative expenses.

Other Operating Income, Net

Other operating income, net decreased by US$2.8 million, or 16.4%, for the year ended March 31, 2014 compared to the corresponding period ended March 31, 2013, as a result of a decrease in extraordinary income by US$1.2 million, mainly related to income from the translation of foreign currency-denominated operations, as well as a result of an increase in extraordinary expenses by US$1.6 million, mainly related to a premium paid on the purchase of a retail loan portfolio in the Guatemalan banking market.

Profit Before Tax

Profit before tax increased 7.5% to US$223.0 million for the year ended March 31, 2014 from US$207.4 million for the corresponding period in 2013, primarily as a result of a 16.9%, or US$53.1 million, increase in net interest income, and a 9.6%, or US$15.1 million increase in net fee and commission income, and a 29.2%, or US$5.9 million, increase in net premium income, partially offset by a 18.3%, or US$50.6 million, increase in operating and administrative expenses and the 16.4%, or US$2.8 million decrease in other operating income, net.

Income Tax

Our income tax expense decreased to US$41.8 million for the year ended March 31, 2014 from US$45.4 million for the corresponding period in 2013, resulting in a decrease in our effective tax rate to 18.7% for the year ended March 31, 2014 from 21.9% for the corresponding period in 2013.

Profit for the Year

As a result of the foregoing, our profit for the year increased 11.9% to US$181.2 million for the year ended March 31, 2014 from US$162.0 million for the corresponding period in 2013.

Our ROAE decreased from 22.7% for the year ended March 31, 2013, compared to 21.7% for the corresponding period ended March 31, 2014 as a result of higher average equity, from US$712.5 million for the year ended March 31, 2013, compared to US$835.9 million for the corresponding period ended March 31, 2014.

Although average total assets increased 14.7% to US$10,936.9 million for the year ended March 31, 2014, as compared to US$9,537.2 million for the corresponding period in 2013, ROAA remained stable at 1.7% for the year ended March 31, 2014, compared to 1.7% for the corresponding period in 2013 as a result of the increase in profit for the year.

Results of Operations by Segment

Results of Operations by Segment for the Year Ended March 31, 2014 Compared to the Year Ended March 31, 2013

The following table presents an overview of the income statement data for each of our reportable operating segments (see Note 31 to our Annual Financial Statements), including eliminations of inter-segment revenue and unallocated amounts, for the years ended March 31, 2014 and 2013.

	Commercial Banking		Retail Banking		Treasury		Insurance		Corporate and Eliminations(1)
	For the years ended March 31,
	2014	2013	2014	2013	2014	2013	2014	2013	2014	2013
	(US$ in millions)		(US$ in millions)		(US$ in millions)		(US$ in millions)		(US$ in millions)
Interest income	304.4	256.2	194.0	161.0	233.8	201.2	6.3	5.3	0.2	0.4
Interest expense	(128.4)	(97.7)	(87.0)	(78.0)	(156.3)	(134.7)	0.0	0.0	(0.1)	(0.2)

Net interest income	175.9	158.5	107.0	83.1	77.5	66.5	6.3	5.3	0.1	0.3
Loan impairment charges	(17.6)	(9.2)	(11.7)	(14.9)	0.0	0.0	0.0	0.0	0.0	0.0
Fee and commission income, net and other operating income, net	33.0	33.1	104.8	100.2	18.2	15.2	8.4	5.4	21.7	19.8
Premiums earned, net technical reserves	0.0	0.0	0.0	0.0	0.0	0.0	188.8	163.5	0.0	0.0
Acquisition and renewal costs	0.0	0.0	0.0	0.0	0.0	0.0	(95.3)	(83.2)	0.0	0.0
Expenses for insurance claims	0.0	0.0	0.0	0.0	0.0	0.0	(67.5)	(60.1)	0.0	0.0

Net premium income	0.0	0.0	0.0	0.0	0.0	0.0	26.1	20.2	0.0	0.0
Operating and administrative expenses	(91.3)	(82.2)	(155.3)	(126.0)	(30.3)	(28.2)	(20.0)	(14.5)	(29.8)	(25.2)

Profit before tax	100.0	100.2	44.8	42.3	65.4	53.5	20.7	16.5	(8.0)	(5.1)

(1)	Corporate and eliminations corresponds to expenses of Bicapital, elimination of intercompany transactions, and certain other unallocated amounts.

An analysis of the components by segment set forth in the foregoing table follows.

Commercial Banking

Interest Income

The following table presents the components of interest income in our commercial banking segment for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest income
Loans and advances to customers	304.1	255.6	48.5	19.0
Cash and cash equivalents	0.3	0.6	(0.3)	(50.0)

Total interest income	304.4	256.2	48.2	18.8

Interest income increased 18.8% to US$304.4 million for the year ended March 31, 2014 from US$256.2 million for the corresponding period in 2013. The increase in interest income was principally due to a US$48.5 million, or 19.0%, increase in interest income from loans and advances to customers.

A 16.4% higher average volume of loans accounted for US$36.1 million of the increase in interest income, while an increase in the nominal average rate, from 7.7% for the year ended March 31, 2013 to 7.8% for the corresponding period ended March 31, 2014, accounted for a US$12.3 million increase in interest income.

The increase in interest income attributable to the change in the average volume of loans was mainly due to an increase in the average volume of our foreign currency-denominated loans to US$3,055.9 million for the year ended March 31, 2014 from US$2,446.5 million for the year ended March 31, 2013, as a result of our organic growth. This increase in the average volume of our foreign currency-denominated loans accounted for a US$43.0 million increase in interest income. This increase was partially offset by a decrease in the average volume of our local currency-denominated loans to US$818.4 million for the year ended March 31, 2014 from US$882.2 million for the year ended March 31, 2013, which accounted for a US$6.9 million decrease in interest income. This decrease in the average volume of our local currency-denominated loans was mainly due to a shift to foreign currency-denominated loans as a result of better interest rates in addition to stable exchange rates, which rendered U.S. dollar-denominated loans more attractive.

The increase in interest income attributable to the change in the nominal average rate of loans is mainly due to an increase in the nominal average rate of our local currency-denominated loans to 10.8% for the year ended March 31, 2014 from 9.0% for the year ended March 31, 2013, which accounted for a US$15.5 million increase in interest income, principally as a result of our growth in the SME sector, which has higher average interest rates. This increase was partially offset by a slight decrease in the nominal average rate of our foreign currency-denominated loans to 7.1% for the year ended March 31, 2014 from 7.2% for the year ended March 31, 2013, which accounted for a US$3.2 million decrease in interest income.

Interest Expense

The following table presents the components of interest expense in our commercial banking segment for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest expense
Deposits and obligations from customers	77.5	61.6	15.9	25.8
Loans obtained	23.3	15.6	7.7	49.4
Financial obligations	14.9	15.2	(0.3)	(2.1)
Other obligations	12.8	5.3	7.5	141.5

Total interest expense	128.4	97.7	30.7	31.4

Interest expense increased 31.4% to US$128.4 million for the year ended March 31, 2014 from US$97.7 million for the corresponding period in 2013. The increase in interest expense for the year ended March 31, 2014 was principally due to a US$15.9 million, or 25.8%, increase in interest expense for deposits from customers, and to a US$7.7 million, or 49.4%, increase in interest expense for loans obtained.

A 5.6% higher average volume of deposits from customers accounted for a US$11.7 million increase in interest expense, while an increase in the average rate to 3.0% for the year ended March 31, 2014 from 2.5% for the corresponding period ended March 31, 2013 accounted for a US$4.2 million increase in interest expense, due to higher interest rates in our U.S. dollar-denominated term deposits.

The increase in interest expense attributable to changes in the average volume of deposits was mainly due to higher average volume of our term deposits which increased to US$1,126.7 for the year ended March 31, 2014 from US$918.3 million for the corresponding period ended March 31, 2013, which a resulted in a US$12.3 million increase in interest expense.

The increase in interest expense attributable to changes in the nominal average rate of deposits was mainly due to a higher nominal average rate of our term deposits to 5.9% for the year ended March 31, 2014 from 5.5% for the corresponding period ended March 31, 2014 resulted in a US$3.6 increase in interest expense, due to a more competitive environment in the market for foreign-currency term deposits.

A 12.9% lower average volume of loans obtained accounted for a US$3.1 million decrease in interest expense, while an increase in the nominal average rate to 6.6% for the year ended March 31, 2014 from 3.9% for the corresponding period ended March 31, 2013, accounted for US$10.8 million increase in interest expense. The higher interest rate for loans obtained was a result of the contracting of a loan with Nederlandse Financierings-Maatschappij voor Ontwikkelingslanden N.V. for US$86 million during 2012 by Banpaís, and also as a result of our long-term U.S. dollar-denominated debt financing.

The increase in interest expense attributable to the higher nominal average rate of loans obtained was mainly due to a growth in the nominal average rate of our loans obtained in foreign currency to 6.6% for the year ended March 31, 2014 from 3.9% for the year ended March 31, 2013, which accounted for a US$10.5 million increase in interest expense.

Net interest margin for the year ended March 31, 2014 decreased to 4.5% as compared to 4.7% for the corresponding period in 2013, primarily as a result of higher net interest income, which increased 11% while total average interest-earning assets grew 15.5%.

Loan Impairment Charges

The following table presents the loan impairment charges in our commercial banking segment for the year ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Loan impairment charges	(17.6)	(9.2)	(8.4)	91.3

Loan impairment charges in our commercial banking segment grew by US$8.4 million, or 91.3%, for the year ended March 31, 2014, compared to the corresponding period in 2013. Even though our commercial banking segment maintains a high quality loan portfolio, with an NPL ratio of 1.3% as of March 31, 2014. During 2014 we had higher loan impairment charges as a result of our organic growth, which was reflected by a US$545.6 million increase in the average volume of our commercial loans. For the year ended March 31, 2014 our commercial banking segment recorded US$17.6 million in loan impairment charges, representing a 60.1% of total loan impairment charges, while as of March 31, 2014 our commercial banking segment loan portfolio represented 80.4% of our total loans.

Fee And Commission Income, Net and Other Operating Income, Net

The following table presents the components of fee and commission income, net and other operating income, net in our commercial banking segment for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Commissions	25.3	23.1	2.2	9.5
Gain on foreign exchange transactions	9.4	9.2	0.2	2.2
International wire transfers	1.3	1.2	0.1	8.3
Tax collections	1.7	1.7	0.0	0.0
Leasing	(0.7)	0.5	(1.2)	(240.0)
Recoveries	0.9	5.0	(4.1)	(82.0)
Acquisition and renewal costs	(0.4)	0.0	(0.4)	N/A
Foreclosed assets	(7.2)	(14.5)	7.3	(50.3)
Other(1)	2.8	7.0	(4.2)	(60.0)

Fee and commission income, net and other operating income, net	33.0	33.1	(0.1)	(0.3)

(1)	Other includes net fees and commissions from renting, account handling, ATM usage and rejected checks.

Fee and commission income, net and other operating income, net decreased 0.3% to US$33.0 million for the year ended March 31, 2014 from US$33.1 million for the corresponding period in 2013. The decrease in fee and commission income, net and other operating income, net was primarily due to a US$4.1 million, or 82.0%, decrease in income from recoveries on loans that were previously classified as impaired; a US$1.2 million, or 240%, decrease in extraordinary income from the sale of leased assets; and a US$4.2 million, or 60.0%, decrease in other income, which was mainly related to a US$1.9 million decrease in other commissions and to a US$1.8 million increase in extraordinary expenses. The decrease in fee and commission income, net and other operating income, net was partially offset by a decrease in expenses from the sale of foreclosed assets to US$7.3 million for the year ended March 31, 2014 from US$14.5 million for the corresponding period ended March 31, 2013; and by a US$2.2 million increase in commissions from loans and bank services.

Operating and Administrative Expenses

The following table presents the components of operating and administrative expenses in our commercial banking segment for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Personnel costs	48.8	48.0	0.8	1.7
Administrative expenses	40.9	31.9	9.0	28.2
Rent expenses	1.7	2.3	(0.6)	(26.1)

Operating and administrative expenses	91.3	82.2	9.1	11.1

Operating and administrative expenses increased 11.1% to US$91.3 million for the year ended March 31, 2014 from US$82.2 million for the corresponding period in 2013. The increase in operating and administrative expenses was primarily due to higher administrative expenses, which increased by US$9.0 million, or 28.2%, for the year ended March 31, 2014 compared to the corresponding period ended December 31, 2013, related to higher expenses in professional fees and higher expenses in depreciation and amortization. The increase in professional fees is related to the hiring of external advisors in different fields such as risk assessment, and technical advisory in sectors such as energy and telecommunications for specific loan transactions.

Profit Before Tax

As a result of the foregoing, our commercial banking segment’s profit before tax for the year ended March 31, 2014 decreased 0.2% to US$100.0 million from US$100.2 million for the corresponding period in 2013.

For the year ended March 31, 2014, Guatemala contributed US$74.8 million to commercial banking profit before tax, or 74.8%, as compared to US$87.7 million, or 87.5% for the fiscal year ended March 31, 2013.

For the year ended March 31, 2014, Honduras contributed US$19.9 million to commercial banking profit before tax, or 19.9%, as compared to US$10.3 million, or 10.3% for the fiscal year ended March 31, 2013.

For the year ended March 31, 2014, El Salvador contributed US$5.3 million to commercial banking profit before tax, or 5.3%, as compared to US$2.2 million, or 2.2% for the fiscal year ended March 31, 2013.

Retail Banking

Interest Income

The following table presents the components of interest income in our retail banking segment for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest income
Loans and advances to customers	194.0	161.0	33.0	20.5

Total interest income	194.0	161.0	33.0	20.5

Interest income increased by US$33.0 million, or 20.5%, to US$194.0 million for the year ended March 31, 2014 from US$161.0 million for the corresponding period in 2013, and is fully attributable to an increase in interest income from loans and advances to customers.

A 21.0% increase in the total average balance of loans and advances to customers to US$2,237.5 million for the year ended March 31, 2014 from US$1,849.0 million for the corresponding period in 2013 accounted for a US$34.4 million increase in interest income. This increase was partially offset by slight changes in the nominal average rate of our loan portfolio, which on average remained stable at 8.7% but accounted for a US$1.4 million decrease in interest income.

The increase in interest income attributable to changes in the average volume of loans is mainly due to an increase in the average volume of our local currency-denominated loans to US$1,200.9 for the year ended March 31, 2014 from US$969.7 for the corresponding period ended March 31, 2013, which accounted for a US$23.4 million increase in interest income. The average volume of our foreign currency-denominated loans increased to US$1,036.6 for the year ended March 31, 2014 from US$879.3 for the corresponding period ended March 31, 2013, which accounted for a US$11.0 million increase in interest income.

Interest Expense

The following table presents the components of interest expense in our retail banking segment for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest expense
Deposits and obligations from customers	79.6	71.4	8.2	11.5
Financial obligations	7.3	6.5	0.8	12.3

Total interest expense	87.0	78.0	9.0	11.5

Interest expense increased 11.5% to US$87.0 million for the year ended March 31, 2014 from US$78.0 million for the corresponding period in 2013. The increase in interest expense was mainly due to a US$8.2 million, or 11.5%, increase in interest expense from our deposits from customers and a US$0.8 million increase in interest expense from financial obligations.

A 20.6% higher average volume of deposits from customers resulting from the growth of our retail clients accounted for a US$4.8 million increase in interest expense, while a decrease in the nominal average rate, from 4.1% for the year ended March 31, 2013 to 3.8% for the corresponding period ended March, 31 2014 accounted for a US$3.4 million decrease in interest expense.

The increase in interest expense attributable to changes in the average volume of deposits is mainly due to an increase in the average volume of our demand deposits to US$433.2 for the year ended March 31, 2014 from US$141.3 for the corresponding period ended March 31, 2013, which accounted for a US$2.1 million increase in interest expense.

The increase in interest expense attributable to changes in the nominal average rate of deposits is mainly due to an increase in the average rate of our term deposits to 6.4% for the year ended March 31, 2014 from 6.0% for the corresponding period ended March 31, 2013, which resulted in a US$4.2 million increase in interest expense.

A 29.2% higher average volume of financial obligations accounted for a US$1.4 million increase in interest expense. This increase in interest expense was partially offset by a decrease in the nominal average rate from 6.7% for the year ended March 31, 2013 to 5.9% for the corresponding period ended March, 31 2014, which accounted for a US$0.6 million decrease in interest expense.

Net interest margin for the year ended March 31, 2014 increased 4.8% as compared to 4.5% for the corresponding period in 2013, primarily as a result of an increase of 28.8% in net interest income from US$83.1 million to US$107.0 million, while the total average interest-earning assets grew 21.0% to US$2,237.5 million from US$1,849.0 million.

Loan Impairment Charges

The following table presents the loan impairment charges in our retail banking segment for the year ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Loan impairment charges	(11.7)	(14.9)	3.2	(21.5)

Loan impairment charges decreased 21.5% to US$11.7 million for the year ended March 31, 2014 from US$14.9 million for the corresponding period in 2013. The decrease in loan impairment charges was mainly due to higher income from recoveries and the charge-off of the reserves.

Loan impairment charges for our retail banking segment decreased US$3.2 million, or 21.5%, as a result of an improvement in the quality of our retail loan portfolio, which was reflected in an NPL ratio of 3.3% as of March 31, 2014. For the year ended March 31, 2014 our retail banking segment recorded US$11.7 million in loan impairment charges, representing 39.8% of total loan impairment charges, while as of March 31, 2014 our retail banking segment loan portfolio represented only 19.6% of our total loans.

Fee And Commission Income, Net and Other Operating Income, Net

The following table presents the components of fee and commission income, net and other operating income, net in our retail banking segment for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Commissions	22.4	20.2	2.2	10.9
Recoveries	12.0	11.2	0.8	7.1
Bank services	9.4	10.2	(0.8)	(7.8)
Loans and advances to customers	10.3	8.9	1.4	15.7
Third party collections	4.1	5.1	(1.0)	(19.6)
Syndicated loans	3.2	5.8	(2.6)	(44.8)
Bi Móvil	3.3	1.8	1.5	83.3
Rejected checks	2.9	2.9	0.0	0.0
Gain on foreign exchange transactions	0.2	7.4	(7.2)	97.3
Foreclosed assets	5.0	(1.1)	6.1	(554.5)
Other(1)	32.0	27.7	(4.3)	(15.5)

Fee and commission income, net and other operating income, net	104.8	100.2	4.6	4.6

(1)	Other includes fee and commission income from family remittances, account handling and international wire transfers.

Fee and commission income, net and other operating income, net increased 4.6% to US$104.8 million for the year ended March 31, 2014 from US$100.2 million for the corresponding period in 2013. The increase in fee and commission income, net and other operating income, net was mainly due to a US$6.1 million increase in income from the sale of foreclosed assets; a US$2.2 million increase in commissions, which mainly included commissions from the placement of new credit cards; a US$1.5 million increase in commissions from our mobile banking service; and an increase of US$1.4 million in commissions from loans and advances to customers. The increase in fee and commission income, net and other operating income, net was partially offset by a US$7.2 million decrease in commissions from foreign exchange transactions; a US$2.6 million decrease in commissions from syndicated loans as a result of a decrease in structuring of syndicated loans; a US$4.3 million decrease in other income, which included fees from family remittances, international wire transfers and account handling; and a US$1.0 million decrease in commissions from third party collections.

Operating and Administrative Expenses

The following table presents the components of operating and administrative expenses in our retail banking segment for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Personnel costs	75.8	68.7	7.1	10.3
Administrative expenses	73.7	52.2	21.5	41.2
Rent expenses	5.8	5.2	0.6	11.5

Operating and administrative expenses	155.3	126.0	29.3	23.3

Operating and administrative expenses increased 23.3% to US$155.3 million for the year ended March 31, 2014 from US$126.0 million for the corresponding period in 2013. The increase in operating and administrative expenses was principally due to a US$21.5 million, or 41.2%, increase in administrative expenses; a US$7.1 million, or 10.3%, increase in personnel costs; and a US$0.6 million, or 11.5%, increase in rent expenses.

The increase in administrative expenses was related to the growth in our operations, which was reflected in a US$5.8 million increase in depreciation and amortization, a US$2.3 million increase in tax and dues, a US$1.6 million increase in marketing and promotions and a US$9.7 million increase in miscellaneous expenses related to the normal course of our retail banking operations.

The increase in personnel costs was mainly due to a US$7.5 million increase in expenses such as wages and salaries and bonuses as a result of more employees to support the growth of our retail portfolio.

The increase in administrative and rent expenses was related to our network infrastructure expansion to 627 branches from 568 branches during the year ended March 31, 2014.

Profit Before Tax

As a result of the foregoing, our retail banking segment’s profit before tax for the year ended March 31, 2014 increased 5.9% to US$44.8 million from US$42.3 million for the corresponding period in 2013.

For the fiscal year ended March 31, 2014, Guatemala contributed US$47.2 million to retail banking profit before tax, or 105.4%, as compared to US$37.3 million, or 88.2% for the fiscal year ended March 31, 2013.

For the fiscal year ended March 31, 2014, Honduras contributed US$1.6 million to retail banking profit before tax, or 3.7%, as compared to US$8.7 million, or 20.6% for the fiscal year ended March 31, 2013.

For the fiscal year ended March 31, 2014, El Salvador contributed US$4.0 million losses to retail banking profit before tax, as compared to US$3.7 million losses for the fiscal year ended March 31, 2013.

Treasury

Interest Income

The following table presents the components of interest income in our treasury segment for the year ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest income
Investment securities	230.1	200.0	30.1	15.1
Loans and advances to customers	2.3	0.0	2.3	N/M
Financial derivatives income	0.0	1.0	(1.0)	(100.0)
Cash and cash equivalents	1.3	0.2	1.1	550.0

Total interest income	233.8	201.2	32.6	16.2

Interest income increased by US$32.6 million, or 16.2%, to US$233.8 million for the year ended March 31, 2014 from US$201.2 million for the corresponding period in 2013, principally due to a US$30.1 million increase in interest on investment securities, a US$2.3 million increase in interest from loans and advances to customers and a US$1.1 million increase in interest from cash and cash equivalents. This increase was partially offset by a US$1.0 million decrease in interest income from financial derivatives.

A 13.5% increase in the total average balance of investment securities to US$2,881.3 million for the year ended March 31, 2014 from US$2,539.4 million for the corresponding period ended March 31, 2013 accounted for an increase of US$27.3 million in interest income. An increase in the nominal average rate to 8.0% for the year ended March 31, 2014 from 7.9% for the corresponding period ended March 31, 2013, accounted for an increase of US$2.9 million in interest income.

The increase in interest income attributable to change in the average volume of investment securities was mainly due to an increase in the average volume of our local currency investments to US$1,944.8 million for the year ended March 31, 2014 from US$1,718.2 million for the corresponding period ended March 31, 2013, which accounted for a US$18.7 million increase in interest income.

Interest Expense

The following table presents the components of interest expense in our treasury segment for the year ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest expense
Deposits and obligations from customers	70.3	63.7	6.6	10.4
Loans obtained	53.4	38.5	14.9	38.7
Financial obligations	21.8	22.1	(0.3)	(1.4)
Other obligations	10.8	10.4	0.4	3.8

Total interest expense	156.3	134.7	21.6	16.0

Interest expense increased 16.0% to US$156.3 million for the year ended March 31, 2014 from US$134.7 million for the corresponding period in 2013. The increase in interest expense for the year ended March 31, 2014 was principally due to a US$14.9 million, or 38.7%, increase in interest expense for loans obtained, to a US$6.6 million, or 10.4%, increase in interest expense for deposits from customers, and to a US$0.4 million, or 3.8%, increase in interest expense for other obligations. These increases in interest expense were mitigated by a US$0.3 million, or 1.4%, decrease in interest expense on financial obligations.

An increase in the nominal average rate of our loans obtained, from 4.3% for the year ended March 31, 2013 to 6.4% for the corresponding period ended March 31, 2014, accounted for the US$20.9 million increase in interest expense, which was partially offset by a decrease of US$6.0 million in interest expense due to a 8.5% decrease in the average volume of loans obtained by US$76.4 million.

A 12.4% higher average volume of deposits from customers accounted for US$8.7 million of the increase in interest expense, which was partially offset by a US$2.1 million decrease in interest expense due to a slight decrease in the nominal average rate for the year ended March 31, 2014 compared to the corresponding period ended March 31, 2013.

The increase in interest expense attributable to a higher average volume of deposits was mainly due to an increase in the average volume of our term deposits in local currency to US$745.1 million for the year ended March 31, 2014 from US$617.9 million for the corresponding period ended March 31, 2013, which accounted for a US$8.9 increase in interest expense.

An increase in the nominal average rate to 8.8% from 8.3% accounted for a US$0.6 million increase in interest expense, while a 1.2% lower average volume of other obligations accounted for a US$0.1 million decrease in interest expense.

Fee And Commission Income, Net and Other Operating Income, Net

The following table presents the components of fee and commission income, net and other operating income, net in our treasury segment for the years ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Recoveries	12.7	13.3	(0.6)	(4.5)
International wire transfers	0.0	0.0	0.0	N/A
Family remittances	0.0	0.0	0.0	N/A
Gain on foreign exchange transactions	2.1	0.8	1.3	162.5
Dividends	0.5	0.1	0.4	400.0
Foreclosed assets	(0.1)	1.5	(1.6)	(106.7)
Other	3.0	(0.6)	3.6	(600.0)

Fee and commission income, net and other operating income, net	18.2	15.2	3.0	19.7

Fee and commission income, net and other operating income, net increased 19.7% to US$18.2 million for the year ended March 31, 2014 from US$15.2 million for the corresponding period in 2013. The increase in fee and commission income, net and other operating income, net was mainly a result of a US$3.6 million increase in extraordinary income, which was related to the selling of property and equipment and a higher valuation of some Banpaís assets, and a result of a US$1.3 million increase in gain on foreign exchange transactions. The increase in fee and commission income, net and other operating income, net was partially offset by a US$1.6 million decrease in extraordinary income from the selling of foreclosed assets.

Operating and Administrative Expenses

The following table presents the components of operating and administrative expenses in our treasury segment for the year ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Personnel costs	9.1	8.6	0.5	5.8
Administrative expenses	20.1	18.6	1.5	8.1
Rent expenses	1.2	1.1	0.1	9.1

Operating and administrative expenses	30.3	28.2	2.1	7.4

Operating and administrative expenses increased 7.4% to US$30.3 million for the year ended March 31, 2014 from US$28.2 million for the corresponding period in 2013. The increase in operating and administrative expenses was principally due to a US$1.5 million, or 8.1%, increase in administrative expenses due to an increase in non-income taxes and dues related to our subsidiaries under the optional tax regime in Guatemala. The increase in administrative expenses was also due to US$0.5 million, or 5.8%, increase in personnel costs which is related to higher wages and salaries.

Profit Before Tax

As a result of the foregoing, our treasury segment’s profit before tax for the year ended March 31, 2014 increased 22.2% to US$65.4 million from US$53.5 million for the corresponding period in 2013.

For the fiscal year ended March 31, 2014, Guatemala contributed US$52.3 million to treasury profit before tax, or 79.9%, as compared to US$36.5 million, or 68.3% for the fiscal year ended March 31, 2013.

For the fiscal year ended March 31, 2014, Honduras contributed US$12.5 million to treasury profit before tax, or 19.1%, as compared to US$15.8 million, or 29.5% for the fiscal year ended March 31, 2013.

For the fiscal year ended March 31, 2014, El Salvador contributed US$0.6 million to treasury profit before tax, or 0.9%, as compared to US$1.2 million, or 2.2% for the fiscal year ended March 31, 2013.

Insurance

Interest Income

The following table presents the components of interest income in our insurance segment for the period ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Interest income
Investment securities	4.4	3.6	0.8	22.2
Loans and advances to customers	0.1	0.1	—	N/M
Accounts receivable	1.7	1.5	0.2	13.3
Cash and cash equivalents	0.1	—	0.1	N/M

Total interest income	6.3	5.3	1.0	18.9

Interest income increased by US$1.0 million, or 18.9% to US$6.3 million for the year ended March 31, 2014 from US$5.3 million for the corresponding period in 2013.

A 9.6% increase in the average volume of investment securities accounted for US$0.8 million of the increase in interest income, while a decrease in the nominal average rate on local currency-denominated investment securities from 8.4% for the year ended March 31, 2013 to 8.1% for the corresponding period ended March 31, 2014 accounted for a US$0.1 million decrease in interest income. An increase in the nominal average rate on dollar-denominated investment securities from 6.5% for the year ended March 31, 2013 to 7.3% for the corresponding period ended March 31, 2014 accounted for a US$0.1 million increase in interest income.

A 1.2% decrease in the average volume of accounts receivable accounted for US$0.1 million of the increase in interest income, while an increase in the nominal average rate, from 1.2% for the year ended March 31, 2013 to 1.3% for the corresponding period ended March 31, 2014 accounted for a US$0.1 million increase in interest income.

Net Premium Income

The following table presents the components of net premium income in our insurance segment for the year ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Premiums earned	190.3	162.5	27.8	17.1
Reserves	(10.1)	(7.2)	(2.9)	40.3
Reinsurance ceded	(77.4)	(69.1)	(8.3)	12.0
Acquisition and renewal cost	(17.9)	(14.2)	(3.7)	26.1
Insurance claims	(67.5)	(60.1)	(7.4)	12.3
Other income	8.6	8.2	0.4	4.9

Net premium income	26.1	20.2	5.9	29.2

Premiums Earned

Premiums earned increased by US$27.8 million, or 17.1%, for the year ended March 31, 2014 compared to the corresponding period in 2013, mainly as a result of an increase in net premiums written, principally in Guatemala and primarily in health insurance and group life insurance, which have been focus areas for our insurance subsidiary.

Reserves

For the year ended March 31, 2014, the adjustment of technical reserves was US$10.1 million compared to US$7.2 million for the corresponding period in 2013, mainly driven by growth in premiums written.

Technical reserves are constituted on a pro-rata basis of premiums written. Premium growth for the year ended March 31, 2014 reflects changes in the percentage of reserves in relation to premiums written as a result of the maturing of policies and changes in reinsurance programs over time, as well as the high growth experienced in the group life and health insurance lines of business in Guatemala.

Reinsurance Ceded

Reinsurance ceded increased 12.0% to US$77.4 million for the year ended March 31, 2014 from US$69.1 million for the corresponding period in 2013. The increase in reinsurance ceded was principally due to higher premiums written, which requires more reinsurance in order to comply with the regulatory requirements of premiums written over regulatory capital.

Acquisition and Renewal Cost

Acquisition and renewal cost increased 26.1% to US$17.9 million for the year ended March 31, 2014 from US$14.2 million for the corresponding period in 2013. The increase in acquisition and renewal cost grew at a different rate than premium growth due to changes in the premium mix as well as changes in certain direct marketing costs, particularly for the health insurance business line.

Expenses for Insurance Claims

Expenses for insurance claims increased 12.3% to US$67.5 million for the year ended March 31, 2014 from US$60.1 million for the corresponding period in 2013. The increase in expenses for insurance claims was principally due to higher expenditures for claims for property and casualty and health insurance resulting from an increase in the number of policies.

Fee And Commission Income, Net and Other Operating Income, Net

Fee and commission income, net and other operating income, net increased 55.6% to US$8.4 million for the year ended December 31, 2014 from US$5.4 million for the corresponding period in 2013. The increase in fee and commission income, net and other operating income, net was principally due to higher recoveries which increased by US$0.7 million for the year ended March 31, 2014 compared to the corresponding period in 2013 due to normal fluctuations in the rate of recoveries over time in relation to previous period losses. The increase in other operating income, net was also a result of a decrease of US$1.5 million in losses from the selling of foreclosed assets.

Operating and Administrative Expenses

The following table presents the components of operating and administrative expenses in our insurance segment for the year ended March 31, 2014 and 2013.

	For the years ended March 31,		Change
	2014	2013	(US$ in millions)%
	(US$ in millions)
Personnel costs	12.7	11.4	1.3	11.4
Administrative expenses	7.1	3.2	3.9	121.9
Rent expenses	0.2	0.0	0.2	N/M

Operating and administrative expenses	20.0	14.5	5.5	37.9

Operating and administrative expenses increased 37.9% to US$20.0 million for the year ended March 31, 2014 from US$14.5 million for the corresponding period in 2013. The increase in operating and administrative expenses was principally due to a US$3.9 million increase in administrative expenses and a US$1.3 million increase in personnel costs. The increase in administrative expenses was primarily due to the reclassification of some expenses related to services provided to our insurance clients that in the past were classified as expenses for insurance claims. The increase in personnel costs was principally due to higher wages and salaries and to a headcount increase to support our growth in premiums written.

Profit Before Tax

As a result of the foregoing, our insurance segment’s profit before tax for the year ended March 31, 2014 increased 25.5% to US$20.7 million from US$16.5 million for the corresponding period in 2013.

For the fiscal year ended March 31, 2014, Guatemala contributed US$17.5 million to insurance profit before tax, or 84.7%, as compared to US$13.6 million, or 82.9% for the fiscal year ended March 31, 2013.

For the fiscal year ended March 31, 2014, Honduras contributed US$3.2 million to commercial banking profit before tax, or 15.3%, as compared to US$2.8 million, or 17.1% for the fiscal year ended March 31, 2013.

Liquidity and Funding

Our primary source of liquidity is dividends received from our subsidiaries and our primary use of funds is the payment of dividends to our shareholders. The following discussion is of liquidity and funding on a consolidated basis. See “Dividends and Dividend Policy.” Our banking subsidiaries represent our primary sources of funds.

The following table sets forth our primary sources of funding on a consolidated basis as of December 31, 2014 and March 31, 2014.

	As of December 31, 2014	As of March 31, 2014	Change
	(US$ in millions)		(US$ in millions)%
Term deposits	3,228.0	3,036.2	191.8	6.3%
Demand deposits	2,849.5	2,640.1	209.4	7.9%
Savings deposits	1,388.1	1,332.7	55.4	4.5%
Other deposits	52.6	70.0	(17.4)	(24.9)
Total Deposits	7,518.2	7,079.1	439.1	6.2%
Loans and borrowings from banks	2,493.4	2,221.5	271.9	12.2%
Debt securities issued	601.1	561.2	39.9	7.1%
Subordinated liabilities	196.1	195.8	0.3	0.2%
Total	10,808.8	10,057.6	751.2	7.5%

Our banking subsidiaries’ primary sources of funds have traditionally consisted of deposits, loans and borrowings from banks, as well as debt securities issued and subordinated debt.

Total deposits as of December 31, 2014 were US$7,518.2 million compared to US$7,079.1 million as of March 31, 2014, representing an increase of 6.2% over a nine-month period. Deposits included retail and commercial deposits, generated mainly through our distribution network, and our relationships with commercial clients.

Loans and borrowings from banks were US$2,493.4 million as of December 31, 2014, compared to US$2,221.5 million as of March 31, 2014, representing an increase of 12.2%. Loan and borrowings from banks included short-term trade finance credit lines and long term loans from correspondent banks. Our banking subsidiaries have credit lines with more than 30 global financial institutions with which we have had longstanding banking relationships. Some of our main credit lines are held with Citibank, Deutsche Bank, Wells Fargo Bank, Bank of America, Commerzbank, JP Morgan and Bank of New York Mellon, among others. As of December 31, 2014, we had a total of US$2,993.5 million in uncommitted credit lines available from local and foreign banks on a consolidated basis. Our banking subsidiaries have at various times accessed international markets for long term funding in U.S. dollars, including (i) in April 2008 through an issuance of Tier 1 Capital Notes for US$35 million with a maturity of 60 years, and (ii) in October 2012 through an issuance of senior debt for US$500 million with a maturity of 10 years. Through a DPR (Diversified Payment Rights) Securitization Program, Banco Industrial also issued notes in 2005 for US$200 million, in 2007 for US$300 million (restructured in 2011 for an additional US$25 million), in 2011 for US$180 million, and in 2013 for US$450 million, for a total of US$935 million since its first creation. The total outstanding balance of the DPR Securization Program as of December 31, 2014 was US$613.4 million. See Note 20 to our Annual Financial Statements and Note 14 to our Interim Financial Statements.

Debt securities issued were US$601.1 million as of December 31, 2014, compared to US$561.2 million as of March 31, 2014, representing an increase of 7.1%. Debt securities issued consist of promissory notes, banking bonds, mortgage bonds and our preferred non-voting shares that were issued with certain debt securities characteristics, including a defined maturity date and fixed interest payments. See Note 21 to our Annual Financial Statements. For more information on our non-voting preferred shares see “Description of Share Capital and Articles of Incorporation—Outstanding Capital Stock and Voting Rights.” As of December 31, 2014, we had 18,803 outstanding non-voting preferred shares, representing an aggregate principal amount of US$188,030,000.

Subordinated liabilities were US$196.1 million as of December 31, 2014, compared to US$195.8 million as of March 31, 2014, representing an increase of 0.2%. Subordinated liabilities consist of financing in the international capital markets through the issuance of Notes under Rule 144A/Reg S. The issuer of the notes is Industrial Subordinated Trust, a Cayman Islands purpose trust.

Through our asset and liability management policy, we seek to ensure that sufficient liquidity is available to honor withdrawals of deposits, repay other liabilities at maturity, extend loans or other forms of credit to clients, pay liabilities derived from the insurance policies we issue, and meet working capital needs. The minimum amount of liquidity that our main subsidiaries are required to maintain depends on the reserve requirements established by the Guatemalan Central Bank and the Honduran Central Bank, as well as the technical and mathematical statutory reserves required by our insurance operations (for more information see “Regulation and Supervision - Minimun reserve requirements”). We meet these requirements by maintaining a proper balance between maturity profile and diversity of our sources of funding.

We expect that deposits, loans and borrowings from banks and debt securities issued, in combination with the proceeds from this offering, will be sufficient to meet our liquidity requirements over the next 12 months.

Regulatory Capital

As a holding company, Bicapital is not required to maintain regulatory capital on a consolidated basis; however, as of December 31, 2014 its capital ratio was 14.5% as compared to 15.1% as of both March 31, 2014 and 2013.

Pursuant to Guatemalan capitalization requirements, Banco Industrial is required to maintain specified levels of regulatory capital as a percentage of risk-weighted assets (capital ratio) of 10.0% or above. Pursuant to Honduran capitalization requirements, Banpaís is also required to maintain specified levels of regulatory capital as a percentage of risk-weighted assets (capital ratio) of 12.0% or above. Pursuant to El Salvador capitalization requirements, BI El Salvador is required to maintain specified levels of regulatory capital as a percentage of risk-weighted assets (capital ratio) of 14.5% or above.

For more information see “Regulation and Supervision.”

Banco Industrial

The following table sets forth Banco Industrial’s capital on an unconsolidated basis as compared to the minimum capital requirements as of the dates indicated.

	As of December 31,	As of March 31,
	2014	2014	2013
	(US$ in millions, except percentages)
Total Tier 1	509.1	501.1	483.1
Total Tier 2	212.1	110.5	116.8
Total regulatory capital	721.2	611.6	599.9
Total risk-weighted assets	5,590.4	5,139.5	4,443.9
Regulatory capital as a percentage of risk-weighted assets	12.9%	11.9%	13.5%

Banpaís

The following table sets forth Banpaís’ capital on an unconsolidated basis as compared to the minimum capital requirements as of the dates indicated.

	As of December 31,	As of March 31,
	2014	2014	2013
	(US$ in millions, except percentages)
Total Tier 1	103.0	96.5	98.8
Total Tier 2	82.8	75.3	75.2
Total regulatory capital	185.8	171.8	174.0
Total risk-weighted assets	1,308.8	1,301.3	1,426.1
Regulatory capital as a percentage of risk-weighted assets	14.2%	13.2%	12.2%

BI El Salvador

The following table sets forth BI El Salvador’s capital on an unconsolidated basis as compared to the minimum capital requirements as of the dates indicated.

	As of December 31,	As of March 31,
	2014	2014	2013
	(US$ in millions, except percentages)
Total Tier 1	30.4	30.3	20.1
Total Tier 2	2.0	1.7	0.8
Total regulatory capital	32.4	32.0	20.9
Total risk-weighted assets	161.1	156.7	106.7
Regulatory capital as a percentage of risk-weighted assets	20.1%	20.4%	19.6%

Seguros El Roble and Fianzas el Roble

Seguros El Roble and Fianzas el Roble maintain a regulatory capital solvency margin, as established by the Guatemalan Monetary Board.

The following table sets forth the solvency margin for Seguros El Roble as of the dates indicated.

	As of December 31,	As of March 31,
	2014	2014	2013
	(US$ in millions, except ratios)
Minimum capital requirement(1)	23.8	24.5	18.2
Capital adequacy	49.4	40.8	35.4
Solvency ratio(2)	x2.1	x1.7	x1.9

(1)	Corresponds to the requirement established by the Guatemalan Monetary Board.
(2)	The solvency ratio is calculated pursuant to the regulations issued by the Guatemalan Monetary Board.

Seguros del País

Seguros del País maintains a regulatory capital solvency margin, as established by the CNBS. The minimum capital requirement for insurance institutions in Honduras is established by the regulator every two years.

The following table sets forth the solvency margin for Seguros del País as of the dates indicated.

	As of December 31,	As of March 31,
	2014	2014	2013
	(US$ in millions(1), except ratios)
Minimum capital requirement(2)	15.8	10.5	10.5
Capital adequacy	14.5	19.2	14.6
Solvency ratio(3)	x.92	x1.8	x1.3

(1)	Converted from lempiras to U.S. dollars at the December 31, 2014 exchange rate of 7.5968 lempiras per U.S. dollar.
(2)	Corresponds to the requirement established by the CNBS.
(3)	The solvency ratio is calculated pursuant to the regulations issued by the CNBS.

Commitments and Contractual Obligations

We enter into various commitments and contractual obligations that may require future cash payments. The following table summarizes our commitments and contractual obligations as of December 31, 2014.

	Less than 30 days	31 to 90 days	91 to 180 days	181 days to 1 year	More than 1 year	Total
	(US$ in millions, except percentages)
Deposits and obligations from customers	1,011.5	781.0	884.3	1,037.2	3,804.2	7,518.2
Loans and borrowings from banks	240.7	104.9	500.4	266.4	1,380.9	2,493.4
Debt securities issued	25.1	5.5	8.8	58.7	503.1	601.1
Subordinated Liabilities	5.8	—	—	—	190.3	196.1
Accruals and deferred income, Insurance reserves, provisions and other liabilities	147.7	46.2	9.3	8.3	248.3	459.7

Total	1,430.8	937.6	1,402.9	1,370.5	6,126.8	11,268.6

% of Total	12.7%	8.3%	12.4%	12.2%	54.4%	100.0%

Capital Expenditures

Our subsidiaries have made substantial investments in the past few years in information technology (IT) and in expanding their distribution network. Our consolidated capital expenditures were of US$34.5 million for the year ended March 31, 2014 compared to US$25.3 million for the corresponding period in 2013, principally due to the acquisition of computer equipment and furniture and equipment, as well as the addition of building and transportation equipment. For more information, see Note 14 to our Annual Financial Statements. Our consolidated capital expenditures were of US$53.5 million for the nine-month period ending December 31, 2014 compared to US$29.8 million for the corresponding period in 2013, principally due to the acquisition of Grupo Sermesa, a hospital group in Guatemala. For more information see Note 6 and 10a to our Interim Financial Statements.

Our budget for capital expenditures for the year ended March 31, 2016 is approximately US$50.0 million, 40% of which is related to the investment in initiating banking operations in Panama, subject to regulatory approvals, 30% is associated with IT expenditures and 30% is related to expanding our subsidiaries’ branches and points of service in countries in which we already operate.

Off-Balance Sheet Arrangements

In the normal course of business, we are a party to a number of off-balance sheet activities that have credit, market and operational risk and are not reflected in our financial statements. These activities include commitments to extend credit not otherwise accounted for as contingent loans, such as guarantees, letters of credit and loans under contract pending disbursement, including credit lines and syndicated loans.

We provide our clients with services related to the issuance and confirmation of commercial and stand-by letters of credit and to the issuance of guarantees. Our letters of credit operations totaled US$156.9 million as of December 31, 2014, US$193.5 million as of March 31, 2014 and US$188.5 million as of March 31, 2013. Our issuance of guarantees totaled US$133.2 million as of December 31, 2014, US$108.7 million as of March 31, 2014 and US$78.2 million as of March 31, 2013. Our loans under contract pending disbursement totaled US$1,074.3 million as of December 31, 2014, US$1,133.7 million as of March 31, 2014, and US$965.0 million as of March 31, 2013.

The credit risk of both on- and off-balance sheet financial instruments varies based on many factors, including the value of collateral held and other security arrangements. To mitigate credit risk, we generally determine the need for specific covenant, guarantee and collateral requirements on a case-by-case basis, depending on the nature of the financial instrument and the client’s creditworthiness. We may also require commitment letters and oral assurances. The amount and type of collateral held to reduce credit risk varies, but may include real estate, machinery, equipment, inventory and accounts receivable, as well as cash on deposit, stocks, bonds and other marketable securities that are generally held in our possession or by another appropriate custodian or depository. This collateral is valued and inspected on a regular basis to ensure both its existence and adequacy. Additional collateral is required when appropriate as determined by the credit committee of our subsidiaries.

Quantitative and Qualitative Disclosures about Market Risk

For a discussion of quantitative and qualitative market risk, see Note 5 to our Annual Financial Statements and Note 4 to our Interim Financial Statements.

SELECTED STATISTICAL INFORMATION

The following information should be read in conjunction with our Financial Statements included in this prospectus as well as “Presentation of Certain Financial and Other Information” and “Management’s Discussion and Analysis of Our Financial Condition and Results of Operations.” The selected statistical information included in this prospectus is as of and for the nine-month periods ended December 31, 2014 and 2013, and as of and for the fiscal years ended March 31, 2014 and 2013, in each case derived from our Financial Statements.

Presentation of Selected Statistical Information

Presentation of the information included in this “Selected Statistical Information” may differ from the manner of presentation required by IFRS for the presentation of our consolidated financial statements. The following information is presented solely for the convenience of the reader for analytical purposes and it includes certain reclassifications from the presentation of the underlying consolidated financial statements which are prepared in conformity with IFRS.

Assets and liabilities have been classified by domicile of our subsidiary as Domestic (operations in Guatemala) and Foreign (operations in Honduras and El Salvador) and by currency of denomination (quetzales or U.S. dollars). Domestic operations include both quetzal-denominated (local currency in Guatemala where Banco Industrial operates) and U.S. dollar-denominated assets and liabilities. All quetzal-denominated assets and liabilities have been converted into U.S. dollars using the interbank exchange rate at the relevant dates published by the Guatemalan Central Bank, as required by IFRS (see “Exchange Rates”). Foreign operations include lempiras (local currency in Honduras, where Banpaís operates) and U.S. dollar (which is used in our Honduran and El Salvador operations). Lempiras have been translated to U.S. dollars. All lempira-denominated assets and liabilities have been converted into U.S. dollars using the bid rates published by the Honduran Central Bank, as required by IFRS (see “Exchange Rates”). For purposes of this section, U.S. dollar-denominated assets and liabilities include: (i) U.S. dollar Domestic, which includes all our transactions that are effected in Guatemala or on behalf of Guatemalan residents in U.S. dollars; and (ii) U.S. dollar Foreign: which includes (1) all our transactions that are effected in Honduras or on behalf of Honduran residents in lempiras; (2) all our transactions that are effected in Honduras or on behalf of Honduran residents in U.S. dollars and (3) all our transactions that are effected in El Salvador or on behalf of El Salvador residents in U.S. dollars.

Average Balance Sheet and Interest Rate Data

The tables below present the average balances for all of our assets and liabilities together with the related interest income and expense amounts for interest-earning assets and interest-bearing liabilities, resulting in the presentation of the average real yields and rates for each period.

Domestic Average Balances and Interest

Average balances and interest income (expense) for Domestic operations include quetzal-denominated assets and liabilities that have been translated into U.S. dollars using the applicable period-end exchange rate published by the Guatemalan Central Bank. We do not believe that the monthly balances present trends materially different from those that would be presented by daily balances.

Foreign Average Balances and Interest

The average balances for Foreign operations include lempira-denominated assets and liabilities that have been translated into U.S. dollars using the applicable period-end exchange rate published by the Honduran Central Bank. We do not believe that the monthly balances present trends materially different from those that would be presented by daily balances.

Average Rates

The average annual rates earned on interest-earning assets and the average annual rates paid on interest-bearing liabilities are nominal rates.

Average Assets and Interest Rates

The following table presents the average balance of assets, interest income and average annual rates for the periods specified. Average balances have been calculated by adding the month-end balances of our assets and liabilities and then dividing the sum by the number of months in the period. Interest income (expense) for each nine-month period and for each year is the total income (expense) for such period.

	Average balance sheet and income from interest-earning assets for the nine-month period ended December 31,						Average balance sheet and income from interest-earning assets for the years ended March 31,
(US$ in millions, except percentages)	2014			2013			2014			2013
	Average Balance	Interest Income Earned	Average yield(1)	Average Balance	Interest Income Earned	Average yield(1)	Average Balance	Interest Income Earned	Average yield	Average Balance	Interest Income Earned	Average yield
Interest-earning assets
Interest-earning deposits
Domestic
Quetzales	8.7	0.1	1.5%	7.2	0.4	7.4%	7.6	0.5	6.6%	11.4	0.4	3.5%
Dollars	84.9	0.2	0.3%	73.8	0.3	0.5%	82.5	1.2	1.5%	105.1	0.4	0.4%

Total domestic	93.6	0.3	0.4%	81.0	0.7	1.2%	90.1	1.7	1.9%	116.5	0.8	0.7%
Foreign	29.1	—	0.0%	31.1	—	0.0%	30.4	—	0.0%	34.3	0.1	0.3%

Total interest-earning deposits	122.7	0.3	0.3%	112.1	0.7	0.8%	120.5	1.7	1.4%	150.8	0.9	0.6%

Investment securities
Domestic
Quetzales	2,149.9	129.8	8.0%	1,948.1	121.8	8.3%	1,982.6	163.6	8.3%	1,753.5	143.5	8.2%
Dollars	662.3	30.4	6.1%	639.0	28.5	5.9%	705.6	39.2	5.6%	605.7	38.9	6.4%

Total domestic	2,812.2	160.2	7.6%	2,587.1	150.3	7.7%	2,688.2	202.8	7.5%	2,359.2	182.4	7.7%
Foreign	244.1	19.3	10.5%	249.0	21.5	11.5%	252.2	29.6	11.7%	239.1	21.6	9.0%

Total investment securities	3,056.3	179.5	7.8%	2,836.1	171.8	8.1%	2,940.4	232.4	7.9%	2,598.3	204.0	7.9%

Loans
Domestic
Quetzales	2,136.4	181.4	11.3%	1,992.9	149.3	10.0%	2,019.3	209.9	10.4%	1,851.9	176.0	9.5%
Dollars	3,209.1	139.6	5.8%	2,854.9	125.3	5.9%	2,902.0	169.6	5.8%	2,315.2	136.9	5.9%

Total domestic	5,345.5	321.0	8.0%	4,847.8	274.5	7.6%	4,921.3	379.5	7.7%	4,167.1	312.9	7.5%
Foreign	1,249.9	105.5	11.3%	1,168.7	88.8	10.1%	1,190.4	121.1	10.2%	1,006.7	102.2	10.2%

Total loans	6,595.4	426.5	8.6%	6,016.5	363.4	8.1%	6,111.7	500.6	8.2%	5,173.8	415.1	8.0%

Other receivables, net
Domestic
Quetzales	116.9	1.0	1.1%	103.5	1.0	1.3%	106.6	1.5	1.4%	95.9	1.4	1.5%
Dollars	19.2	0.1	0.7%	19.7	0.2	1.4%	10.9	0.2	1.8%	24.6	0.2	0.8%

Total domestic	136.1	1.1	1.1%	123.2	1.2	1.3%	117.5	1.7	1.4%	120.5	1.6	1.3%
Foreign	17.0	—	0.0%	13.6	—	0.0%	13.6	—	0.0%	13.3	—	0.0%

Total other receivables, net	153.1	1.1	1.0%	136.8	1.2	1.2%	131.1	1.7	1.3%	133.8	1.6	1.2%

Derivative assets held for risk management
Domestic
Quetzales	—	—		—	—		—	—		—	—

	Average balance sheet and income from interest-earning assets for the nine-month period ended December 31,						Average balance sheet and income from interest-earning assets for the years ended March 31,
(US$ in millions, except percentages)	2014			2013			2014			2013
	Average Balance	Interest Income Earned	Average yield(1)	Average Balance	Interest Income Earned	Average yield(1)	Average Balance	Interest Income Earned	Average yield	Average Balance	Interest Income Earned	Average yield
Dollars	0.1	0.9	2400.0%	0.2	2.1	1400.0%	0.2	2.2	1100.0%	0.3	2.6	866.7%

Total domestic	0.1	0.9	2400.0%	0.2	2.1	1400.0%	0.2	2.2	1100.0%	0.3	2.6	866.7%
Foreign	—	—	—	—	—	—

Total derivative assets held for risk management	0.1	0.9	2400.0%	0.2	2.1	1400.0%	0.2	2.2	1100.0%	0.3	2.6	866.7%

Total interest-earning assets
Domestic
Quetzales	4,411.9	312.3	9.4%	4,051.7	272.5	9.0%	4,116.1	375.5	9.1%	3,712.7	321.3	8.7%
Dollars	3,975.6	171.2	5.7%	3,587.6	156.4	5.8%	3,701.2	212.4	5.7%	3,050.9	179.0	5.9%

Total domestic	8,387.5	483.5	7.7%	7,639.3	428.9	7.5%	7,817.3	587.9	7.5%	6,763.6	500.3	7.4%
Foreign	1,540.1	124.8	10.8%	1,462.4	110.3	10.1%	1,486.6	150.7	10.1%	1,293.4	123.9	9.6%

Total interest-earning assets	9,927.6	608.3	8.2%	9,101.7	539.1	7.9%	9,303.9	738.6	7.9%	8,057.0	624.2	7.7%

Non-interest-earning assets
Cash and due from banks
Domestic
Quetzales	667.8			630.4			630.1			562.0
Dollars	271.2			190.2			227.7			168.9

Total domestic	939.0			820.6			857.8			730.9
Foreign	146.7			127.1			126.6			121.5

Total cash and due from banks	1,085.7			947.7			984.4			852.4

(-) Allowance for loan losses
Domestic
Quetzales	(29.2)			(56.5)			(77.4)			(66.5)
Dollars	(20.2)			(11.4)			(10.6)			(11.3)

Total domestic	(49.4)			(67.9)			(88.0)			(77.8)
Foreign	(15.1)			(9.1)			(9.4)			(10.9)

Total allowance for loan losses	(64.5)			(77.0)			(97.4)			(88.7)

Property and equipment, net
Domestic
Quetzales	201.2			191.8			194.4			188.7
Dollars	15.0			13.2			14.4			11.7

Total domestic	216.2			205.0			208.8			200.4
Foreign	45.3			46.7			46.5			45.0

Total property and equipment, net	261.5			251.7			255.3			245.4

Prepayments
Domestic
Quetzales	45.7			35.8			37.5			38.3

	Average balance sheet and income from interest-earning assets for the nine-month period ended December 31,						Average balance sheet and income from interest-earning assets for the years ended March 31,
(US$ in millions, except percentages)	2014			2013			2014			2013
	Average Balance	Interest Income Earned	Average yield(1)	Average Balance	Interest Income Earned	Average yield(1)	Average Balance	Interest Income Earned	Average yield	Average Balance	Interest Income Earned	Average yield
Dollars	3.2			2.3			2.5			0.9

Total domestic	48.9			38.1			40.0			39.2
Foreign	8.0			7.7			8.0			4.9

Total prepayments	56.9			45.8			48.0			44.1

Accounts receivable from financial products
Domestic
Quetzales	53.2			48.1			51.1			44.8
Dollars	17.7			14.3			16.1			10.6

Total domestic	70.9			62.4			67.2			55.4
Foreign	14.5			12.9			13.1			11.3

Total accounts receivable from financial products	85.4			75.3			80.3			66.7

Foreclosed assets
Domestic
Quetzales	10.5			9.7			9.6			9.9
Dollars	1.2			1.2			1.1			1.1

Total domestic	11.7			10.9			10.7			11.0
Foreign	6.2			5.1			5.2			4.9

Total foreclosed assets	17.9			16.0			15.9			15.9

Intangible assets, net
Domestic
Quetzales	77.2			70.2			72.6			69.4
Dollars	81.2			81.3			81.3			81.2

Total domestic	158.4			151.5			153.9			150.6
Foreign	1.6			1.9			1.8			2.3

Total intangible assets, net	160.0			153.4			155.7			152.9

Investment properties, net
Domestic
Quetzales	29.2			28.9			29.0			29.0
Dollars	4.1			4.2			4.1			4.2

Total domestic	33.3			33.1			33.1			33.2
Foreign	—			—			—			—

Total investment properties, net	33.3			33.1			33.1			33.2

Restricted cash
Domestic
Quetzales	27.6			25.3			25.6			23.5
Dollars	30.6			50.8			49.8			49.4

Total domestic	58.2			76.1			75.4			72.9
Foreign	41.1			31.6			33.7			22.6

	Average balance sheet and income from interest-earning assets for the nine-month period ended December 31,						Average balance sheet and income from interest-earning assets for the years ended March 31,
(US$ in millions, except percentages)	2014			2013			2014			2013
	Average Balance	Interest Income Earned	Average yield(1)	Average Balance	Interest Income Earned	Average yield(1)	Average Balance	Interest Income Earned	Average yield	Average Balance	Interest Income Earned	Average yield
Total restricted cash	99.3			107.7			109.1			95.5

Assets under insurance contracts
Domestic
Quetzales	18.0			9.4			24.1			25.5
Dollars	30.1			60.3			17.0			32.4

Total domestic	48.1			69.7			41.1			57.9
Foreign	8.8			7.3			7.5			4.9

Total assets under insurance contracts	56.9			77.0			48.6			62.8

Total non-interest-earning assets
Domestic
Quetzales	1,101.2			993.1			996.6			924.6
Dollars	434.1			406.4			403.4			349.1

Total domestic	1,535.3			1,399.5			1,400.0			1,273.7
Foreign	257.1			231.2			233.0			206.5

Total non-interest-earning assets	1,792.4			1,630.7			1,633.0			1,480.2

Total interest and non-interest-earning assets
Domestic
Quetzales	5,513.1	312.3	7.6%	5,044.8	272.5	7.2%	5,112.7	375.5	7.3%	4,637.3	321.3	6.9%
Dollars	4,409.7	171.2	5.2%	3,994.0	156.4	5.2%	4,104.6	212.4	5.2%	3,400.0	179.0	5.3%

Total domestic	9,922.7	483.5	6.5%	9,038.8	428.9	6.3%	9,217.3	587.9	6.4%	8,037.3	500.3	6.2%
Foreign	1,797.2	124.8	9.3%	1,693.6	110.3	8.7%	1,719.6	150.7	8.8%	1,499.9	123.9	8.3%

Total interest and non-interest-earning assets	11,719.9	608.3	6.9%	10,732.4	539.1	6.7%	10,936.9	738.6	6.8%	9,537.2	624.2	6.5%

(1)	For the nine-month periods ended December 31, 2014 and 2013, average yield has been annualized.

Average Liabilities, Shareholders’ Equity and Interest Rates

The following table presents the average balance of liabilities and shareholders’ equity, interest expense and average annual rates for the periods specified. Average balances have been calculated by adding the month-end balances of our assets and liabilities and then dividing the sum by the number of months in the period. Interest income (expense) for each nine-month period and for each year is the total income (expense) for such period .

	Average balance sheet and expense from interest-bearing liabilities for the nine-month period ended December 31,						Average balance sheet and expense from interest-bearing liabilities for the years ended March 31,
(US$ in millions, except percentages)	2014			2013			2014			2013
	Average Balance	Interest Expense	Average Interest Rate(1)	Average Balance	Interest Expense	Average Interest Rate(1)	Average Balance	Interest Expense	Average Interest Rate	Average Balance	Interest Income	Average Interest Rate
Interest-bearing liabilities
Deposits from customers
Demand deposits
Domestic
Quetzales	1,811.8	12.3	0.9%	1,650.4	11.1	0.9%	1,670.2	14.8	0.9%	1,576.5	13.5	0.9%
Dollars	774.7	2.0	0.3%	729.0	2.2	0.4%	786.0	2.7	0.3%	680.9	2.3	0.3%

Total domestic	2,586.5	14.3	0.7%	2,379.4	13.3	0.7%	2,456.2	17.5	0.7%	2,257.4	15.8	0.7%
Foreign	161.4	1.1	0.9%	126.4	1.0	1.1%	144.6	1.5	1.0%	108.6	1.1	1.0%

Total demand deposits	2,747.9	15.4	0.7%	2,505.8	14.3	0.8%	2,600.8	19.0	0.7%	2,366.0	16.9	0.7%

Savings deposits
Domestic
Quetzales	867.8	9.7	1.5%	810.1	8.7	1.4%	816.5	11.7	1.4%	766.1	12.4	1.6%
Dollars	201.4	1.6	1.1%	181.1	1.3	1.0%	125.8	1.7	1.4%	163.6	1.1	0.7%

Total domestic	1,069.2	11.3	1.4%	991.2	10.0	1.4%	942.3	13.4	1.4%	929.7	13.5	1.5%
Foreign	291.7	5.1	2.3%	275.9	5.0	2.4%	341.2	7.5	2.2%	270.5	7.5	2.8%

Total savings deposits	1,360.9	16.4	1.6%	1,267.1	15.0	1.6%	1,283.5	20.9	1.6%	1,200.2	21.0	1.7%

Term deposits
Domestic
Quetzales	1,553.8	79.6	6.8%	1,438.5	76.3	7.1%	1,451.4	101.6	7.0%	1,273.3	89.6	7.0%
Dollars	1,110.1	34.3	4.1%	997.5	30.9	4.1%	1,014.3	41.8	4.1%	867.7	34.2	3.9%

Total domestic	2,663.9	113.9	5.7%	2,436.0	107.2	5.9%	2,465.7	143.4	5.8%	2,141.0	123.8	5.8%
Foreign	494.3	28.7	7.7%	495.7	33.4	9.0%	492.0	44.0	8.9%	492.5	35.0	7.1%

Total term deposits	3,158.2	142.6	6.0%	2,931.7	140.6	6.4%	2,957.7	187.4	6.3%	2,633.5	158.8	6.0%

Total deposits from customers	7,267.0	174.4	3.2%	6,704.6	170.0	3.4%	6,842.0	227.3	3.3%	6,199.7	196.7	3.2%

Financial obligations
Domestic
Quetzales	267.1	15.6	7.8%	235.8	14.4	8.1%	239.9	19.5	8.1%	209.6	17.6	8.4%
Dollars	224.8	11.9	7.1%	226.0	12.0	7.1%	227.4	16.0	7.0%	222.6	15.8	7.1%

Total domestic	491.9	27.5	7.5%	461.8	26.4	7.6%	467.3	35.5	7.6%	432.2	33.4	7.7%
Foreign	49.9	10.6	28.3%	40.8	10.8	35.3%	44.2	15.7	35.5%	13.6	13.1	96.3%

Total financial obligations	541.8	38.1	9.4%	502.6	37.2	9.9%	511.5	51.2	10.0%	445.8	46.5	10.4%

Loans and borrowings from banks

	Average balance sheet and expense from interest-bearing liabilities for the nine-month period ended December 31,						Average balance sheet and expense from interest-bearing liabilities for the years ended March 31,
(US$ in millions, except percentages)	2014			2013			2014			2013
	Average Balance	Interest Expense	Average Interest Rate(1)	Average Balance	Interest Expense	Average Interest Rate(1)	Average Balance	Interest Expense	Average Interest Rate	Average Balance	Interest Income	Average Interest Rate
Domestic
Quetzales	5.0	1.6	42.7%	4.3	0.4	12.4%	8.3	1.7	20.5%	21.4	1.3	6.1%
Dollars	1,892.7	51.7	3.6%	1,648.3	47.6	3.9%	1,700.2	65.4	3.8%	1,303.4	45.7	3.5%

Total domestic	1,897.7	53.3	3.7%	1,652.6	48.0	3.9%	1,708.5	67.1	3.9%	1,324.8	47.0	3.5%
Foreign	346.6	5.6	2.2%	299.0	4.9	2.2%	314.5	6.7	2.1%	173.6	1.3	0.7%

Total loans and borrowings from banks	2,244.3	58.9	3.5%	1,951.6	52.9	3.6%	2,023.0	73.8	3.6%	1,498.4	48.3	3.2%

Other financial obligations
Domestic
Quetzales	—	—		—	—		—	—		—	—
Dollars	184.8	12.2	8.8%	203.2	12.2	8.0%	185.1	16.2	8.8%	185.0	16.2	8.8%

Total domestic	184.8	12.2	8.8%	203.2	12.2	8.0%	185.1	16.2	8.8%	185.0	16.2	8.8%
Foreign	45.4	2.5	7.3%	27.7	1.8	8.7%	29.1	2.7	9.3%	21.2	2.1	9.9%

Total other financial obligations	230.2	14.7	8.5%	230.9	14.0	8.1%	214.2	18.9	8.8%	206.2	18.3	8.9%

Derivative liabilities held for risk management
Domestic
Quetzales	—	—		—	—		—	—		—	—
Dollars	2.4	0.4	22.2%	3.5	0.5	19.0%	3.4	0.6	17.6%	5.4	0.7	13.0%

Total domestic	2.4	0.4	22.2%	3.5	0.5	19.0%	3.4	0.6	17.6%	5.4	0.7	13.0%
Foreign	—	—	—	—	—	—	—	—

Total derivative liabilities held for risk management	2.4	0.4	22.2%	3.5	0.5	19.0%	3.4	0.6	17.6%	5.4	0.7	13.0%

Total interest-bearing liabilities
Domestic
Quetzales	4,505.5	118.8	3.5%	4,139.1	110.9	3.6%	4,186.3	149.3	3.6%	3,846.9	134.4	3.5%
Dollars	4,390.9	114.1	3.5%	3,988.6	106.8	3.6%	4,042.2	144.4	3.6%	3,428.6	116.0	3.4%

Total domestic	8,896.4	232.9	3.5%	8,127.7	217.7	3.6%	8,228.5	293.7	3.6%	7,275.5	250.4	3.4%
Foreign	1,389.3	53.6	5.1%	1,265.5	56.9	6.0%	1,365.6	78.1	5.7%	1,080.0	60.1	5.6%

Total interest-bearing liabilities	10,285.7	286.5	3.7%	9,393.2	274.5	3.9%	9,594.1	371.8	3.9%	8,355.5	310.5	3.7%

Non-interest-bearing liabilities
Domestic
Quetzales	697.9			615.9			614.9			520.8
Dollars	607.3			603.3			621.2			555.8

Total domestic	1,305.2			1,219.2			1,236.1			1,076.6
Foreign	129.0			120.0			106.7			105.1

Total non-interest-bearing liabilities	1,434.2			1,339.2			1,342.8			1,182.0

	Average balance sheet and expense from interest-bearing liabilities for the nine-month period ended December 31,						Average balance sheet and expense from interest-bearing liabilities for the years ended March 31,
(US$ in millions, except percentages)	2014			2013			2014			2013
	Average Balance	Interest Expense	Average Interest Rate(1)	Average Balance	Interest Expense	Average Interest Rate(1)	Average Balance	Interest Expense	Average Interest Rate	Average Balance	Interest Income	Average Interest Rate
Total interest and non-interest-bearing liabilities
Domestic
Quetzales	5,203.4	118.8	3.0%	4,755.0	110.9	3.1%	4,801.2	149.3	3.1%	4,367.7	134.4	3.1%
Dollars	4,998.2	114.1	3.0%	4,591.9	106.8	3.1%	4,663.4	144.4	3.1%	3,984.4	116.0	2.9%

Total domestic	10,201.6	232.9	3.0%	9,346.9	217.7	3.1%	9,464.6	293.7	3.1%	8,352.1	250.4	3.0%
Foreign	1,518.3	53.6	4.7%	1,385.5	56.9	5.5%	1,472.3	78.1	5.3%	1,185.1	60.1	5.1%

Total interest and non-interest-bearing liabilities	11,719.9	286.5	3.3%	10,732.4	274.5	3.4%	10,936.9	371.8	3.4%	9,537.2	310.5	3.3%

(1)	For the nine-month period ended December 31, 2014 and 2013, the average rates have been annualized.

Changes in Interest Income and Expense—Volume and Rate Analysis

The following table allocates, by currency and domicile of our subsidiary, changes in our net interest income due to changes in average volume, changes in nominal rates and the net variance caused by changes in both average volume and nominal rates for the nine-month period ended December 31, 2014 compared to the nine-month period ended December 31, 2013 and for the fiscal year ended March 31, 2014 compared to the fiscal year ended March 31, 2013. Volume and rate variances have been calculated based on the average balances over the period and changes in interest rates on average interest-earning assets and average interest-bearing liabilities. Net changes attributable to changes in both volume and interest rate have been allocated to changes in volume.

(US$ in millions)	December 31, 2014-December 31, 2013 Increase (decrease) due to changes in			March 31, 2014-March 31, 2013 Increase (decrease) due to changes in
	Volume	Rate	Net Change	Volume	Rate	Net Change
Interest-earning assets
Interest-earning deposits
Domestic
Quetzal-denominated	0.02	(0.32)	(0.30)	(0.25)	0.35	0.10
Dollar-denominated	0.03	(0.13)	(0.10)	(0.33)	1.13	0.80
Total domestic	0.04	(0.44)	(0.40)	(0.58)	1.48	0.90
Foreign	—	—	—	—	(0.10)	(0.10)

Total interest-earning deposits	0.04	(0.44)	(0.40)	(0.58)	1.38	0.80

Investment securities
Domestic
Quetzal-denominated	12.18	(4.18)	8.00	18.90	1.20	20.10
Dollar-denominated	1.07	0.83	1.90	5.55	(5.25)	0.30
Total domestic	13.25	(3.35)	9.90	24.45	(4.05)	20.40
Foreign	(0.39)	(1.81)	(2.20)	1.54	6.46	8.00

Total investment securities	12.87	(5.17)	7.70	25.99	2.41	28.40

Loans
Domestic
Quetzal-denominated	12.18	19.92	32.10	17.40	16.50	33.90
Dollar-denominated	15.40	(1.15)	14.25	34.29	(1.59)	32.70
Total domestic	27.59	18.76	46.35	51.69	14.91	66.60
Foreign	6.85	9.87	16.72	18.69	0.21	18.90

Total loans	34.44	28.63	63.07	70.38	15.12	85.50

Other receivables, net
Domestic
Quetzal-denominated	0.11	(0.11)	—	0.15	(0.05)	0.10
Dollar-denominated	—	(0.10)	(0.10)	(0.25)	0.25	—
Total domestic	0.11	(0.21)	(0.10)	(0.10)	0.20	0.10
Foreign	—	—	—	—	—	—

Total other receivables, net	0.11	(0.21)	(0.10)	(0.10)	0.20	0.10

Derivatives assets held for risk management
Domestic
Quetzal-denominated	—	—	—	—	—	—
Dollar-denominated	(2.70)	1.50	(1.20)	(1.10)	0.70	(0.40)
Total domestic	(2.70)	1.50	(1.20)	(1.10)	0.70	(0.40)
Foreign	—	—	—	—	—	—

Total derivatives assets held for risk management	(2.70)	1.50	(1.20)	(1.10)	0.70	(0.40)

Total interest-earning assets
Domestic
Quetzal-denominated	24.50	15.30	39.80	36.21	17.99	54.20
Dollar-denominated	13.80	0.95	14.75	38.16	(4.76)	33.40
Total domestic	38.30	16.25	54.55	74.37	13.23	87.60
Foreign	6.47	8.05	14.52	20.23	6.57	26.80

Total interest-earning assets	44.76	24.31	69.07	94.60	19.80	114.40

Interest-bearing liabilities
Demand deposits
Domestic
Quetzal-denominated	1.10	0.10	1.20	0.83	0.47	1.30
Dollar-denominated	0.12	(0.36)	(0.24)	0.36	0.04	0.40
Total domestic	1.21	(0.25)	0.96	1.19	0.51	1.70

(US$ in millions)	December 31, 2014-December 31, 2013 Increase (decrease) due to changes in			March 31, 2014-March 31, 2013 Increase (decrease) due to changes in
	Volume	Rate	Net Change	Volume	Rate	Net Change
Foreign	0.24	(0.14)	0.10	0.37	0.03	0.40

Total demand deposits	1.45	(0.39)	1.06	1.56	0.54	2.10

Savings deposits
Domestic
Quetzal-denominated	0.64	0.36	1.00	0.72	(1.42)	(0.70)
Dollar-denominated	0.16	0.10	0.26	(0.51)	1.11	0.60
Total domestic	0.81	0.45	1.26	0.21	(0.31)	(0.10)
Foreign	0.28	(0.18)	0.10	1.55	(1.55)	—

Total savings deposits	1.08	0.28	1.36	1.77	(1.87)	(0.10)

Term deposits
Domestic
Quetzal-denominated	5.91	(2.61)	3.30	12.47	(0.47)	12.00
Dollar-denominated	3.48	(0.12)	3.36	6.04	1.56	7.60
Total domestic	9.39	(2.73)	6.66	18.51	1.09	19.60
Foreign	(0.08)	(4.62)	(4.70)	(0.04)	9.04	9.00

Total term deposits	9.30	(7.34)	1.96	18.46	10.14	28.60

Financial obligations
Domestic
Quetzal-denominated	1.83	(0.63)	1.20	2.46	(0.56)	1.90
Dollar-denominated	(0.06)	(0.04)	(0.10)	0.34	(0.14)	0.20
Total domestic	1.76	(0.66)	1.10	2.80	(0.70)	2.10
Foreign	1.93	(2.13)	(0.20)	10.87	(8.27)	2.60

Total financial obligations	3.70	(2.80)	0.90	13.67	(8.97)	4.70

Loans and borrowings from banks
Domestic
Quetzal-denominated	0.22	0.98	1.20	(2.68)	3.08	0.40
Dollar-denominated	6.68	(2.58)	4.10	15.26	4.44	19.70
Total domestic	6.90	(1.60)	5.30	12.58	7.52	20.10
Foreign	0.77	(0.07)	0.70	3.00	2.39	5.39

Total loans and borrowings from banks	7.67	(1.67)	6.00	15.58	9.91	25.49

Other financial obligations
Domestic
Quetzal-denominated	—	—	—	—	—	—
Dollar-denominated	(1.21)	1.21	—	0.01	(0.01)	—
Total domestic	(1.21)	1.21	—	0.01	(0.01)	—
Foreign	0.97	(0.27)	0.70	0.73	(0.13)	0.60

Total other financial obligations	(0.24)	0.94	0.70	0.74	(0.14)	0.60

Derivative liabilities held for risk management
Domestic
Quetzal-denominated	—	—	—	—	—	—
Dollar-denominated	(0.18)	0.08	(0.10)	(0.35)	0.25	(0.10)
Total domestic	(0.18)	0.08	(0.10)	(0.35)	0.25	(0.10)
Foreign	—	—	—	—	—	—

Total derivative liabilities held for risk management	(0.18)	0.08	(0.10)	(0.35)	0.25	(0.10)

Total interest-bearing liabilities
Domestic
Quetzal-denominated	9.70	(1.80)	7.90	13.80	1.10	14.90
Dollar-denominated	8.97	(1.69)	7.28	21.15	7.25	28.40
Total domestic	18.67	(3.49)	15.18	34.95	8.35	43.30
Foreign	4.11	(7.41)	(3.30)	16.48	1.51	17.99

Total interest-bearing liabilities	22.78	(10.90)	11.88	51.43	9.86	61.29

Interest-Earning Assets—Yield and Yield Spread

The following table sets forth, by currency and domicile of our subsidiary, the levels of our average interest-earning assets, net interest income, gross yield, net interest margin and yield spread obtained, for each of the nine-month periods ended December 30, 2014 and 2013 and for the fiscal years ended March 31, 2014 and 2013.

(US$ in millions, except percentages)	For the nine-month period ended December 31,(1)		For the year ended March 31,
	2014	2013	2014	2013
Total average interest-earning assets:
Domestic
Quetzales	4,411.9	4,051.7	4,116.1	3,712.7
Dollars	3,975.6	3,587.6	3,701.2	3,050.9

Total domestic	8,387.5	7,639.3	7,817.3	6,763.6
Foreign	1,540.1	1,462.4	1,486.6	1,293.4

Total	9,927.6	9,101.7	9,303.9	8,057.0

Total interest-bearing liabilities:
Domestic
Quetzales	4,505.5	4,139.1	4,186.3	3,846.9
Dollars	4,390.9	3,988.6	4,042.2	3,428.6

Total domestic	8,896.4	8,127.7	8,228.5	7,275.5
Foreign	1,389.3	1,265.5	1,365.6	1,080.0

Total	10,285.7	9,393.2	9,594.1	8,355.5

Net interest income:
Domestic
Quetzales	193.5	161.6	226.2	186.9
Dollars	57.1	49.6	68.0	63.0

Total domestic	250.6	211.2	294.2	249.9
Foreign	71.2	53.4	72.6	63.8

Total	321.8	264.6	366.8	313.7

Gross yield (2)
Domestic
Quetzales	9.4%	9.0%	9.1%	8.7%
Dollars	5.7%	5.8%	5.7%	5.9%

Total domestic	7.7%	7.5%	7.5%	7.4%
Foreign	10.8%	10.1%	10.1%	9.6%

Total	8.2%	7.9%	7.9%	7.7%

Net interest margin (3)
Domestic
Quetzales	5.8%	5.3%	5.5%	5.0%
Dollars	1.9%	1.8%	1.8%	2.1%

Total domestic	4.0%	3.7%	3.8%	3.7%
Foreign	6.2%	4.9%	4.9%	4.9%

Total	4.3%	3.9%	3.9%	3.9%

Yield spread (4)
Domestic
Quetzales	5.9%	5.4%	5.6%	5.2%
Dollars	2.3%	2.2%	2.2%	2.5%

Total domestic	4.2%	3.9%	4.0%	4.0%
Foreign	5.7%	4.1%	4.4%	4.0%

Total	4.5%	4.0%	4.1%	4.0%

(1)	For the nine-month periods ended December 31, 2014 and 2013, average yield has been annualized.
(2)	Gross yield is calculated as interest income divided by total average interest-earning assets, determined based on monthly ending balances during the applicable period.
(3)	Net interest margin refers to net interest income divided by average interest-earning assets. Average interest-earning assets are determined on average monthly balances, in the period under analysis.
(4)	Yield spread is calculated as the difference between gross yield on average interest-earning assets and average rate paid on interest-bearing liabilities.

Investment Portfolio

We only invest in senior unsecured fixed income securities, predominantly sovereign debt of Central American countries, which are highly liquid in international or local markets. As of December 31, 2014, approximately 87.7% of our investment portfolio was invested in securities issued by the Guatemalan government and the Guatemalan Central Bank in the international and domestic capital markets. Our investment portfolio is managed by the responsible committee of each of our subsidiaries (see “Management” section).

The chart below sets forth our book value investment portfolio as of December 31, 2014, March 31, 2014 and 2013 and April 1, 2012.

(US$ in millions)	As of December 31,	As of March 31,		As of April 1,
	2014	2014	2013	2012
Quetzal-denominated
Securities issued or secured by the Guatemalan government (1)	1,377.0	1,330.9	1,204.8	976.6
Securities issued or secured by the Guatemalan Central Bank	821.0	767.7	622.1	599.5
Securities issued or secured by other financial institutions (2)	15.2	5.6	17.1	27.5
Other securities	0.0	0.0	0.9	2.4

Total quetzal-denominated	2,213.2	2,104.2	1,844.9	1,605.9

Foreign currency-denominated
Foreign governments
Securities issued or secured by the Salvadoran Central Bank	44.9	44.9	35.3	—
Securities issued or secured by the Honduran Central Bank	183.2	213.3	171.9	32.0
Securities issued or secured by the Costa Rican government	8.7	4.4	—	171.1
Securities issued or secured by the Costa Rican Central Bank	0.5	0.5	—	—

Total foreign governments	237.3	263.1	207.3	203.1

Other foreign currency-denominated
Securities issued or secured by the Guatemalan government (1)	560.6	610.1	590.0	474.2
Securities issued or secured by the Guatemalan Central Bank	16.7	10.1	13.9	6.8
Securities issued or secured by other financial institutions (2)	68.4	66.0	46.3	55.9
Other securities (3)	69.1	87.8	29.9	24.0

Total other foreign currency-denominated	714.8	774.0	680.1	560.9

Total foreign currency-denominated	952.1	1,037.1	887.4	764.0

Total debt securities	3,165.3	3,141.3	2,732.2	2,370.0

Equity securities	8.2	8.4	4.8	4.8

Total Investment securities	3,173.6	3,149.7	2,737.0	2,374.8

(1)	Includes Guatemalan government bonds and Guatemalan-issued treasuries.
(2)	Reflects investments made in debt securities issued by private financial entities and multilateral institutions.
(3)	Reflects investments made in debt securities issued by non-financial entities.

As of December 31, 2014 and 2013, and March 31, 2014 and 2013, we held securities issued by foreign governments in the principal amounts, as follows.

(US$ in millions)
As of December 31,	Issuer	Investment amount book value
2014	El Salvador	44.9
	Honduras	183.2
	Costa Rica	9.2

	Total	237.3

(US$ in millions)
As of March 31,	Issuer	Investment amount book value
2014	El Salvador	44.9
	Honduras	213.3
	Costa Rica	4.9

	Total	263.1

2013	El Salvador	35.3
	Honduras	171.9

	Total	207.3

Maturity Distribution and Average Yield

The following table presents the maturity distribution and weighted average yields as of December 31, 2014 for our securities portfolio.

	As of December 31, 2014
(US$ in millions, except percentages)	Maturity less than 1 year		Maturity between 1 and 5 years		Maturity between 5 and 10 years		Maturity more than 10 years		Total
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Debt securities
Quetzal-denominated
Securities issued or secured by the Guatemalan Government	90.2	9.1%	584.6	8.7%	367.9	8.5%	334.3	8.4%	1,377.0	9.0%
Securities issued or secured by the Guatemalan Central Bank	260.5	4.8%	142.3	8.4%	209.2	4.9%	208.9	7.5%	821.0	6.0%
Securities issued or secured by other financial institutions	8.9	6.8%	4.0	7.5%	0.0	7.5%	2.2	—	15.2	6.0%
Other securities	0.0	—	—	—	—	—	0.0	—	0.0	—

Total quetzal-denominated	359.7	6.0%	730.9	9.0%	577.1	7.0%	545.5	8.0%	2,213.2	8.0%

Foreign currency-denominated
Securities issued or secured by the Guatemalan Government	—	—	—	—	131.7	5.1%	428.9	5.6%	560.6	6.0%
Securities issued or secured by the Guatemalan Central Bank	—	—	—	—	10.0	5.0%	6.6	0.5%	16.7	3.0%
Securities issued or secured by the Costa Rican Government	—	—	—	—	—	—	8.7	6.7%	8.7	7.0%
Securities issued or secured by the Costa Rican Central Bank	—	—	0.5	—	—	—	—	—	0.5	—
Securities issued or secured by the Honduran Central Bank	64.9	12.6%	60.6	5.7%	57.7	2.0%	0.0	4.6%	183.2	7.0%
Securities issued or secured by the Salvadoran Central Bank	5.6	5.9%	—	—	15.8	6.3%	23.5	7.4%	44.9	7.0%
Securities issued or secured by other financial institutions	13.1	6.8%	21.5	5.1%	33.9	6.3%	—	—	68.4	6.0%
Other securities	—	—	—	—	69.1	12.0%	—	—	69.1	12.0%

Total foreign currency-denominated	83.5	11.0%	82.6	6.0%	318.2	4.0%	467.8	6.0%	952.1	6.0%

Total debt securities	443.2		813.6		895.2		1,013.3		3,165.3

Equity securities									8.2

Total investment securities									3,173.6

The following table presents the maturity distribution and weighted average yields as of March 31, 2014 for our securities portfolio.

	As of March 31, 2014
(US$ in millions, except percentages)	Maturity less than 1 year		Maturity between 1 and 5 years		Maturity between 5 and 10 years		Maturity more than 10 years		Total
	Balance	Yield %	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield
Debt securities
Quetzal-denominated
Securities issued or secured by the Guatemalan Government	295.2	9.3%	389.5	8.5%	330.0	9.0%	316.2	8.7%	1,330.9	9.0%
Securities issued or secured by the Guatemalan Central Bank	236.2	4.7%	129.7	8.4%	197.4	8.6%	204.4	7.5%	767.7	7.0%
Securities issued or secured by other financial institutions	5.6	6.5%	—	0.0%	—	—	—	—	5.6	7.0%
Other securities	0.0	—	—	0.0%	0.0	—	—	—	0.0	0.0%

Total quetzal-denominated	537.0	7.0%	519.2	8.0%	527.4	9.0%	520.6	8.0%	2,104.2	8.0%

Foreign currency-denominated
Securities issued or secured by the Guatemalan Government	77.6	4.0%	—	—	128.9	5.1%	403.6	5.9%	610.1	5.0%
Securities issued or secured by the Guatemalan Central Bank	0.0	4.5%	—	—	10.1	5.0%	—	—	10.1	5.0%
Securities issued or secured by the Costa Rican Government	—	0.0%	—	—	—	—	4.4	6.8%	4.4	7%
Securities issued or secured by the Costa Rican Central Bank	—	0.0%	0.5	—	—	—	—	—	0.5	—
Securities issued or secured by the Honduran Central Bank	135.0	8.4%	44.4	5.8%	34.0	5.2%	0.0	2.0%	213.3	7.0%
Securities issued or secured by the Salvadoran Central Bank	5.6	8.6%	—	—	15.6	6.3%	23.7	7.4%	44.9	7.0%
Securities issued or secured by other financial institutions	26.6	4.8%	—	—	39.3	6.3%	—	—	66.0	6.0%
Other securities	—	—	10.4	7.8%	76.9	4.3%	0.5	—	87.8	5.0%

Total foreign currency-denominated	244.9	7.0%	55.3	5.0%	304.8	4.0%	432.1	6.0%	1,037.1	5.0%

Total debt securities	781.8		574.5		832.2		952.8		3,141.3

Equity securities									8.4

Total Investment securities									3,149.7

As of December 31, 2014, we had the following investments in securities of issuers that exceeded 10% of our shareholders’ equity.

(US$ in millions)	As of December 31, 2014
	Issuer	Book value	Market value
Securities issued or secured by the Guatemalan government	Ministry of Finance	1,937.6	1,933.9
Securities issued or secured by the Guatemalan Central Bank	Banco de Guatemala	837.6	837.6
Securities issued or secured by the Honduran Central Bank	Banco Central de Honduras	183.2	183.0
Securities issued or secured by the Salvadoran Central Bank	Banco Central de Reserva de El Salvador	44.9	42.0
Other securities	Comunicaciones Celulares, S.A.	43.3	43.3

Total		3,046.6	3,039.8

As of March 31, 2014, we had the following investments in securities of issuers that exceeded 10% of our shareholders’ equity.

(US$ in millions)	As of March 31, 2014
	Issuer	Book value	Market value
Securities issued or secured by the Guatemalan government	Ministry of Finance	1,941.1	2,072.6
Securities issued or secured by the Guatemalan Central Bank	Banco de Guatemala	777.8	779.1
Securities issued or secured by the Honduran Central Bank	Banco Central de Honduras	213.3	213.3
Securities issued or secured by the Salvadoran Central Bank	Banco Central de Reserva de El Salvador	44.9	42.0
Other securities	Comunicaciones Celulares, S.A.	40.8	40.8

Total		3,017.9	3,147.8

Loan Portfolio

The balance of our net loan portfolio was US$6,885.5 million as of December 31, 2014, compared to US$6,372.3 million as of March 31, 2013, an increase of US$513.2 million, or 8.1%. This growth reflects higher lending in commercial and retail markets as well as greater penetration of the unbanked population in the region, greater participation in syndicated lending and increased lending activity. As of December 31, 2014, approximately 79.6% of our loan portfolio was comprised of commercial loans (which include corporate and SME loans) and 20.4% was comprised of retail loans. As of March 31, 2014, approximately 80.4% of our loan portfolio was comprised of commercial loans and 19.6% was comprised of retail loans. As of March 31, 2013, approximately 80.9% of our loan portfolio was comprised of commercial loans and 19.1% was comprised of retail loans. As of April 1, 2012, approximately 81.1% of our loan portfolio was comprised of commercial loans and 18.9% was comprised of retail loans.

The average yield on our loan portfolio for the nine-month period ended December 31, 2014 was 8.6%, up from 8.1% for the corresponding period in 2013. The average yield on our Domestic loan portfolio (which includes our loan portfolio placed by our Guatemalan banking subsidiaries) for the nine-month period ended December 31, 2014 was 8.0%, up from 7.5% for the corresponding period in 2013. The average yield on our Foreign loan portfolio (which includes our loan portfolio placed by our Honduran and Salvadoran banking subsidiaries) for the nine-month period ended December 31, 2014 was 11.3%, up from 10.1% for the corresponding period in 2013.

The following tables present our loan portfolio classified into corporate, SME, consumer, microfinance and mortgage loans for the periods indicated.

(US$ in millions, except percentages)	As of December 31,		As of March 31,				As of April 1,
	2014		2014		2013		2012
Domestic loan portfolio
Corporate
Loans	4,274.2	61.4%	3,866.9	59.8%	3,396.1	60.6%	3,001.5	61.8%
Discounted documents	109.3	1.6%	69.5	1.1%	49.4	0.9%	66.3	1.4%
Factoring	0.8	0.0%	1.6	0.0%	2.5	0.0%	4.2	0.1%
Credit cards	41.9	0.6%	45.7	0.7%	39.8	0.7%	0.2	0.0%
Financial leasing	43.8	0.6%	46.2	0.7%	36.5	0.7%	34.7	0.7%
Loan portfolio payments	0.1	0.0%	0.2	0.0%	0.4	0.0%	0.4	0.0%

Total	4,470.0	64.2%	4,029.9	62.3%	3,524.7	62.9%	3,107.4	64.0%

SME
Loans	168.7	2.4%	264.4	4.1%	230.6	4.1%	124.9	2.6%
Discounted documents	11.4	0.2%	8.0	0.1%	9.2	0.2%	11.6	0.2%
Factoring	—	0.0%	—	0.0%	—	0.0%	0.5	0.0%
Loans in deposit accounts	0.9	0.0%	0.5	0.0%	0.6	0.0%	0.2	0.0%
Credit cards	9.6	0.1%	8.9	0.1%	7.6	0.1%	9.2	0.2%
Financial leasing	6.0	0.1%	5.8	0.1%	6.9	0.1%	7.6	0.2%
Loan portfolio payments	—	0.0%	—	0.0%	0.2	0.0%	0.3	0.0%

Total	196.5	2.8%	287.6	4.4%	255.1	4.6%	154.3	3.2%

Consumer
Loans	306.9	4.4%	294.8	4.6%	251.0	4.5%	201.2	4.1%
Discounted documents	0.8	0.0%	1.0	0.0%	1.1	0.0%	24.7	0.5%
Loans in deposit accounts	1.0	0.0%	1.8	0.0%	1.8	0.0%	2.2	0.0%
Credit cards	243.1	3.5%	197.0	3.0%	159.4	2.8%	168.9	3.5%
Financial leasing	0.3	0.0%	0.4	0.0%	0.5	0.0%	0.7	0.0%

Total	552.1	7.9%	495.0	7.7%	413.8	7.4%	397.7	8.2%

Microfinance
Loans	23.8	0.3%	27.7	0.4%	23.4	0.4%	12.0	0.2%
Discounted documents	0.3	0.0%	0.2	0.0%	0.2	0.0%	0.3	0.0%
Credit cards	14.5	0.2%	12.4	0.2%	10.3	0.2%	9.5	0.2%
Financial leasing	0.3	0.0%	0.2	0.0%	0.2	0.0%	0.5	0.0%

Total	38.8	0.6%	40.5	0.6%	34.1	0.6%	22.2	0.5%

Mortgage
Loans	422.9	6.1%	326.9	5.1%	276.0	4.9%	226.6	4.7%
Temporary overdrafts	15.2	0.2%	17.8	0.3%	22.6	0.4%	7.8	0.2%

Total	438.1	6.3%	344.8	5.3%	298.7	5.3%	234.4	4.8%

Total domestic loan portfolio	5,695.5	81.9%	5,197.8	80.3%	4,526.4	80.7%	3,916.0	80.6%

(US$ in millions, except percentages)	As of December 31,		As of March 31,				As of April 1,
	2014		2014		2013		2012
(-) Allowance for domestic loan portfolio	(53.1)	-0.80%	(83.9)	-1.3%	(84.4)	-1.5%	(87.3)	-1.8%

Total domestic loan portfolio, net	5,642.5	81.1%	5,113.9	79.0%	4,441.9	79.2%	3,828.7	78.8%

Foreign loan portfolio
Corporate
Loans	695.0	10.0%	883.4	13.7%	607.7	10.8%	552.7	11.4%
Credit cards	1.4	0.0%	1.3	0.0%	1.4	0.0%	26.1	0.5%

Total	696.4	10.0%	884.7	13.7%	609.1	10.9%	578.8	11.9%

SME
Loans	174.4	2.5%	—	0.0%	145.4	2.6%	98.5	2.0%
Credit cards	3.2	0.0%	2.9	0.0%	2.8	0.0%	—	0.0%

Total	177.5	2.6%	2.9	0.0%	148.2	2.6%	98.5	2.0%

Consumer
Loans	71.4	1.0%	65.9	1.0%	45.0	0.8%	34.3	0.7%
Credit cards	38.4	0.6%	42.5	0.7%	36.8	0.7%	—	0.0%

Total	109.8	1.6%	108.4	1.7%	81.8	1.5%	34.3	0.7%

Microfinance
Loans	20.1	0.3%	—	0.0%	—	0.0%	4.7	0.1%

Total	20.1	0.3%	—	0.0%	—	0.0%	4.7	0.1%

Mortgage
Loans	259.0	3.7%	276.3	4.3%	240.5	4.3%	225.9	4.6%

Total	259.0	3.7%	276.3	4.3%	240.5	4.3%	225.9	4.6%

Total foreign loan portfolio	1,262.8	18.1%	1,272.3	19.7%	1,079.6	19.3%	942.2	19.4%

(-) Allowance for foreign loan portfolio	(19.8)	-0.3%	(13.8)	-0.2%	(9.6)	-0.2%	(11.6)	-0.2%

Total foreign loan portfolio, net	1,243.0	17.9%	1,258.5	19.5%	1,070.0	19.1%	930.5	19.2%

Total loan portfolio	6,958.3	100.0%	6,470.1	100.0%	5,606.0	100.0%	4,858.2	100.0%

(-) Allowance for total loan portfolio	(72.9)	-1.0%	(97.7)	-1.5%	(94.0)	-1.7%	(98.9)	-2.0%

Total loan portfolio, net	6,885.5	99.0%	6,372.3	98.5%	5,512.0	98.3%	4,759.2	98.0%

•

Corporate and SME loans: commercial loans granted to companies to carry out economic activities. Corporate loans are loans granted above US$650,000. SME loans are loans granted in an aggregate principal amount between US$20,800 and US$650,000.

•	Consumer loans: consumer loans granted to individuals for the purchase of consumer goods or to pay for non-commercial or non-business services, in an aggregate principal amount up to US$390,000.

•

Microfinance loans: loans granted to companies or individuals for the purpose of encouraging micro businesses and entrepreneurs in different economic activities, in an aggregate principal amount up to US$20,800.

•	Mortgages: loans granted to individuals for the purchase of new or used housing or to build a home.

Maturity and Interest Rate Sensitivity of Loans

The following tables present the maturities of our loan portfolio as of December 31, 2014 and March 31, 2014.

(US$ in millions)	As of December 31, 2014
	Due in one year or less	Due from one to five years	Due after five years	Total
Domestic loan portfolio
Corporate
Loans	579.5	784.1	2,910.6	4,274.2
Discounted documents	26.8	21.1	61.4	109.3
Factoring	—	0.8	—	0.8
Credit cards	0.1	41.8	—	41.9
Financial leasing	1.8	23.4	18.6	43.8
Loan portfolio payments	0.1	—	—	0.1

Total	608.2	871.2	2,990.6	4,470.0

SME
Loans	67.6	98.2	2.9	168.7
Discounted documents	2.2	8.4	0.7	11.4
Loans in deposit accounts	0.8	0.1	—	0.9
Credit cards	2.4	7.1	—	9.6
Financial leasing	—	6.0	—	6.0

Total	73.0	119.8	3.6	196.5

Consumer
Loans	32.5	160.1	114.3	306.9
Discounted documents	0.5	0.3	—	0.8
Loans in deposit accounts	1.0	0.1	—	1.0
Credit cards	106.5	136.7	—	243.1
Financial leasing	—	0.3	—	0.3

Total	140.4	297.3	114.3	552.1

Microfinance
Loans	11.2	11.9	0.7	23.8
Discounted documents	0.1	0.2	—	0.3
Credit cards	5.6	8.9	—	14.5
Financial leasing	0.3	—	—	0.3

Total	17.2	21.0	0.7	38.8

Mortgage
Loans	0.5	15.7	406.7	422.9
Temporary overdrafts	0.5	—	14.7	15.2

Total	1.0	15.7	421.4	438.1

Total domestic loan portfolio	839.8	1,325.0	3,530.6	5,695.5

(-) Allowance for domestic loan portfolio	(23.2)	(15.1)	(14.8)	(53.1)

Total domestic loan portfolio, net	816.7	1,310.0	3,515.8	5,642.5

Foreign loan portfolio
Corporate
Loans	136.4	121.2	437.4	695.0
Credit cards	1.4	—	—	1.4

Total	137.8	121.2	437.4	696.4

SME
Loans	45.4	47.2	81.8	174.4
Credit cards	3.2	—	—	3.2

Total	48.5	47.2	81.8	177.5

Consumer
Loans	4.6	49.8	17.0	71.4

(US$ in millions)	As of December 31, 2014
	Due in one year or less	Due from one to five years	Due after five years	Total
Credit cards	38.4	—	—	38.4

Total	43.0	49.8	17.0	109.8

Microfinance
Loans	4.3	14.7	1.1	20.1

Total	4.3	14.7	1.1	20.1

Mortgage
Loans	0.3	5.2	253.5	259.0

Total	0.3	5.2	253.5	259.0

Total foreign loan portfolio	233.9	238.1	790.8	1,262.8

(-) Allowance for foreign loan portfolio	(6.9)	(4.3)	(8.6)	(19.8)

Total foreign loan portfolio, net	227.0	233.7	782.2	1,243.0

Total loan portfolio	1,073.8	1,563.1	4,321.4	6,958.3

(-) Allowance for total loan portfolio	(30.1)	(19.4)	(23.4)	(72.9)

Total loan portfolio, net	1,043.8	1,543.7	4,298.0	6,885.5

(US$ in millions)	As of March 31, 2014
	Due in one year or less	Due from one to five years	Due after five years	Total
Domestic loan portfolio
Corporate
Loans	504.8	740.4	2,621.7	3,866.9
Discounted documents	16.2	23.3	30.0	69.5
Factoring	0.6	1.0	—	1.6
Credit cards	45.5	0.1	—	45.7
Financial leasing	1.9	17.6	26.6	46.2
Loan portfolio payments	0.2	—	—	0.2

Total	569.3	782.4	2,678.3	4,029.9

SME
Loans	63.5	87.6	113.2	264.4
Discounted documents	1.7	6.0	0.2	8.0
Loans in deposit accounts	0.3	0.2	—	0.5
Credit cards	6.1	2.8	—	8.9
Financial leasing	5.8	—	—	5.8

Total	77.4	96.7	113.4	287.6

Consumer
Loans	30.0	194.9	70.0	294.8
Discounted documents	0.6	0.4	—	1.0
Loans in deposit accounts	1.4	0.4	—	1.8
Credit cards	81.5	115.5	—	197.0
Financial leasing	0.4	—	—	0.4

Total	113.9	311.1	70.0	495.0

Microfinance
Loans	9.1	17.7	0.9	27.7
Discounted documents	0.1	0.2	—	0.2
Credit cards	5.6	6.8	—	12.4
Financial leasing	—	0.2	—	0.2

Total	14.8	24.9	0.9	40.5

Mortgage
Loans	0.5	59.3	267.0	326.9
Temporary overdrafts	17.8	—	—	17.8

Total	18.4	59.3	267.0	344.8

(US$ in millions)	As of March 31, 2014
	Due in one year or less	Due from one to five years	Due after five years	Total
Total domestic loan portfolio	793.8	1,274.4	3,129.6	5,197.8

(-) Allowance for domestic loan portfolio	(50.9)	(13.6)	(19.4)	(83.9)

Total domestic loan portfolio, net	742.8	1,260.8	3,110.2	5,113.9

Foreign loan portfolio
Corporate
Loans	294.7	162.6	426.1	883.4
Credit cards	1.3	—	—	1.3

Total	296.0	162.6	426.1	884.7

SME
Credit cards	2.9	—	—	2.9

Total	2.9	—	—	2.9

Consumer
Loans	55.0	7.3	3.5	65.9
Credit cards	42.5	—	—	42.5

Total	97.5	7.3	3.5	108.4

Mortgage
Loans	16.1	5.1	255.1	276.3

Total	16.1	5.1	255.1	276.3

Total foreign loan portfolio	412.5	175.0	684.7	1,272.3

(-) Allowance for foreign loan portfolio	(3.8)	(2.0)	(8.1)	(13.8)

Total foreign loan portfolio, net	408.8	173.1	676.6	1,258.5

Total loan portfolio	1,206.3	1,449.4	3,814.3	6,470.1

(-) Allowance for total loan portfolio	(54.7)	(15.6)	(27.5)	(97.7)

Total loan portfolio, net	1,151.6	1,433.9	3,786.8	6,372.3

The following table presents the interest rate sensitivity of our loan portfolio with a maturity of one year or less and with a maturity of more than one year as of December 31, 2014 and as of March 31, 2014.

(US$ in millions)	As of December 31,	As of March 31,
	2014	2014
Loans with maturity of one year or less
Variable rate:
Domestic	831.2	709.6
Foreign	141.6	185.8

Total	972.8	895.4
Fixed rate:
Domestic	71.8	68.7
Total	71.8	68.7

Total loans with maturity of one year or less	1,044.7	964.1
Loans with maturity of more than one year
Variable Rate:
Domestic	4,360.0	4,013.7
Foreign	1,121.1	1,085.9

Total	5,481.0	5,099.6
Fixed rate:
Domestic	432.5	405.8

(US$ in millions)	As of December 31,	As of March 31,
	2014	2014
Foreign	0.1	0.6

Total	432.6	406.4
Total loans with maturity of more than one year	5,913.7	5,506.0

Total loan portfolio	$6,958.3	6,470.10

Loan Portfolio by Economic Activity

We believe our loan portfolio is well diversified in terms of economic sectors, with borrowers distributed among the following segments: agribusiness, commerce, construction, consumer, utilities, financial institutions and commercial real estate, mining, manufacturing, services and transportation and storage. The following table sets forth our loan portfolio by the indicated categories as of December 31, 2014, March 31, 2014, March 31, 2013 and April 1, 2012.

(US$ in millions, except percentages)	As of December 31,		As of March 31,				As of April 1,
	2014		2014		2013		2012
Agriculture, livestock, forestry, hunting and fishing	293.0	4.2%	222.5	3.4%	184.4	3.3%	134.9	2.8%
Commerce	863.2	12.4%	886.8	13.7%	827.6	14.8%	752.4	15.5%
Construction	606.8	8.7%	569.4	8.8%	509.1	9.1%	303.0	6.2%
Consumer	1,514.0	21.8%	1,326.9	20.5%	1,118.9	20.0%	1,121.8	23.1%
Utilities	555.2	8.0%	525.9	8.1%	412.3	7.4%	341.8	7.0%
Financial institutions and commercial real estate	1,136.3	16.3%	934.4	14.4%	825.2	14.7%	580.3	11.9%
Mining	9.5	0.1%	6.3	0.1%	4.3	0.1%	6.7	0.1%
Manufacturing	1,468.0	21.1%	1,437.1	22.2%	1,205.1	21.5%	1,135.8	23.4%
Services	445.0	6.4%	474.2	7.3%	311.1	5.5%	393.0	8.1%
Transportation and storage	67.2	1.0%	86.6	1.3%	208.1	3.7%	88.5	1.8%

Total loan portfolio	6,958.3	100.0%	6,470.1	100.0%	5,605.9	100.0%	4,858.2	100.0%

(-) Allowance for loan portfolio	(72.9)		(97.7)		(93.9)		(98.9)

Total loan portfolio, net	6,885.5		6,372.3		5,512.0		4,759.3

Credit Categories

The following tables present our loan portfolio, for the purpose of credit risk evaluation in effect as of December 31, 2014, March 31, 2014, March 31, 2013 and April 1, 2012.

(US$ in millions)	As of December 31,	As of March 31,		As of April 1,
	2014	2014	2013	2012
Domestic loan portfolio
Corporate	4,470.0	4,029.9	3,524.7	3,107.4
SME	196.5	287.6	255.1	154.3
Consumer	552.1	495.0	413.8	397.7
Microfinance	38.8	40.5	34.1	22.2
Mortgage	438.1	344.8	298.7	234.4

Total domestic loan portfolio	5,695.5	5,197.8	4,526.3	3,916.0

(-) Allowance for domestic loan portfolio	(53.1)	(83.9)	(84.4)	(87.3)

Total domestic loan portfolio, net	5,642.5	5,113.9	4,441.9	3,828.7

Foreign loan portfolio
Corporate	696.4	884.7	609.1	578.8
SME	177.5	2.9	148.2	98.5
Consumer	109.8	108.4	81.8	34.3
Microfinance	20.1	—	—	4.7
Mortgage	259.0	276.3	240.5	225.9

(US$ in millions)	As of December 31,	As of March 31,		As of April 1,
	2014	2014	2013	2012
Total foreign loan portfolio	1,262.8	1,272.3	1,079.6	942.2

(-) Allowance for foreign loan portfolio	(19.8)	(13.8)	(9.6)	(11.6)

Total foreign portfolio, net	1,243.0	1,258.5	1,070.0	930.5

Total loan portfolio	6,958.3	6,470.1	5,605.9	4,858.2

(-) Allowance for total loan portfolio	(72.9)	(97.7)	(94.0)	(98.9)

Total loan portfolio, net	6,885.5	6,372.3	5,512.0	4,759.2

Grading of Loan Portfolio

We classify our loans into five risk categories, depending on the degree of the debtors’ risk of nonpayment. These categories are grouped according to the debtors´ repayment performance and are described as follows.

Category	Risk
A	Normal risk
B	More than normal risk
C	With expected losses
D	Significant expected losses
E	High default risk

As described below, grading criteria applies to corporate loans, which consist of corporate and SME loans; and to retail banking loans, which consist of consumer loans, microfinance and mortgage loans.

Grade A

Debtors of corporate loans classified in this category have complied with their obligations in a timely fashion and, at the time of the assessment there are no reasons for doubting the repayment of capital and interest thereon on the agreed-upon dates. Also, there are no reasons to believe that their status will change before the next assessment. In assessing a loan as Category A, the use of the funds and the source of the cash flows to be used in repaying the loan should be known. Retail banking loans are classified as Category A if payments are made when due or up to 29 days past due.

Grade B

Debtors of corporate loans classified in this category are those that show certain deficiencies at the time of the assessment which, if not corrected on a timely fashion, may lead to higher level of risks in respect of the loan recovery. Certain common characteristics of loans in this category include delays in the repayment of loans that were promptly paid before an outdated or lack of information required for analyzing the repayment capacity. Retail banking loans are classified in Category B when payments are between 31 and 60 days past due.

Grade C

Debtors of corporate loans classified in this category show financial difficulties. Additionally, corporate loans are classified in this category when payments are between 91 and 180 days past due. Retail banking loans are classified in Category C when payments are between 61 and 120 days past due.

Grade D

Debtors of corporate loans classified in this category have certain characteristics that result in doubtful recovery of the loan. Despite the fact that the recovery of the loan is doubtful, there is a reasonable possibility that in the near future the debtor’s creditworthiness will improve. Furthermore, corporate loans are classified as Category D when payments are between 181 and 365 days past due. Retail banking loans are classified in Category D when payments are between 121 and 180 days past due.

Grade E

Corporate loans included in this category show major financial and operational difficulties as well as a significant possibility that in the near future the customer’s payment capacity will worsen. Corporate loans are classified in this category when payments are over 365 days past due. Retail banking loans are classified in Category E when payments are over 180 days past due.

Loan Portfolio Risk Classification for Loan Losses

The following table sets forth our loan portfolio by risk category as of December 31, 2014, March 31, 2014, March 31, 2013 and April 1, 2012.

(US$ in millions, except percentages)	As of December 31,		As of March 31,				As of April 1,
	2014		2014		2013		2012
Domestic loan portfolio
“A” Normal risk	5,550.7	97.5%	4,984.1	95.9%	4,329.5	95.9%	3,717.8	95.7%
“B” More than normal risk	75.3	1.3%	114.8	2.2%	94.7	2.1%	67.4	1.7%
“C” With expected losses	24.7	0.4%	19.8	0.4%	13.5	0.3%	13.8	0.4%
“D” Significant expected losses	12.6	0.2%	10.5	0.2%	8.9	0.2%	10.7	0.3%
“E” High default risk	32.0	0.6%	68.6	1.3%	69.5	1.5%	74.6	1.9%

Total domestic loan portfolio	5,695.4	100.0%	5,197.8	100.0%	4,516.0	100.0%	3,884.3	100.0%

“C,” “D” and “E” as a percentage of total domestic loan portfolio		1.2%		1.9%		2.0%		2.6%
Foreign loan portfolio
“A” Normal risk	1,205.0	95.4%	1,199.4	94.3%	1,020.1	93.6%	919.3	94.4%
“B” More than normal risk	33.0	2.6%	55.4	4.4%	55.5	5.1%	44.2	4.5%
“C” With expected losses	12.3	1.0%	9.5	0.7%	10.4	1.0%	6.0	0.6%
“D” Significant expected losses	5.5	0.4%	5.2	0.4%	2.4	0.2%	1.6	0.2%
“E” High default risk	7.1	0.6%	2.8	0.2%	1.6	0.1%	2.8	0.3%

Total foreign loan portfolio	1,262.9	100.0%	1,272.3	100.0%	1,089.9	100.0%	973.9	100.0%

“C,” “D” and “E” as a percentage of total foreign loan portfolio		2.0%		1.4%		1.3%		1.1%
“C,” “D” and “E” as a percentage of total loan portfolio		1.4%		1.8%		1.9%		2.3%

Total loan portfolio	6,958.3		6,470.1		5,605.9		4,858.2

Allowances for total loan portfolio	72.9		97.7		93.9		98.9

Total loan portfolio, net	6,885.50		6,372.3		5,512.0		4,759.3

Non-Accrual Loans, NPL and Troubled Debt Restructured Loans

Non-Accrual Loans

The following tables present (i) loans accounted for on a non-accrual basis classified into Domestic and Foreign loans, (ii) the gross interest income that would have been recorded in the relevant period if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination and (iii) the amount of interest income on those loans that was included in net income for that period.

Non-accrual loans refers to loans that are considered non-performing and are no longer accruing interest.

(US$ in millions)	As of and for the nine-month period ended December 31, 2014
	Amount of loans	Gross interest income	Interest income included in net income for the period
Domestic	15.9	3.5	1.8
Foreign	—	—	—

Total non-accrual loan portfolio	15.9	3.5	1.8

(US$ in millions)	As of and for the year ended March 31, 2014
	Amount of loans	Gross interest income	Interest income included in net income for the period
Domestic	42.7	5.4	1.2
Foreign	—	—	—

Total non-accrual loan portfolio	42.7	5.4	1.2

NPL

The following tables present (i) NPL, classified into Domestic and Foreign loans, (ii) the gross interest income that would have been recorded in the relevant period if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination and (iii) the amount of interest income on those loans that was included in net income for that period.

(US$ in millions)	As of and for the nine-month period ended December 31, 2014
	Amount of loans	Gross interest income	Interest income included in net income for the period
Domestic	63.2	5.3	4.2
Foreign	18.7	1.3	1.3

Total NPL	81.9	6.6	5.4

(US$ in millions)	As of and for the year ended March 31, 2014
	Amount of loans	Gross interest income	Interest income included in net income for the period
Domestic	92.1	6.7	5.3
Foreign	15.6	1.4	0.0

Total NPL	107.7	8.1	5.3

Troubled Debt Restructured Loans

The following tables present (i) troubled debt restructured loans classified into Domestic and Foreign loans, (ii) the gross interest income that would have been recorded in the relevant period if the loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination and (iii) the amount of interest income on those loans that was included in net income for that period.

Troubled debt restructured loans are those in which the original terms of the loan (balance, term, payment plan, rate or guarantees) have been significantly amended because of material difficulties in the repayment capacity of a debtor.

(US$ in millions)	As of and for the nine-month period ended December 31, 2014
	Amount of loans	Gross interest income	Interest income included in net income for the period
Domestic	2.2	0.2	0.2
Foreign	3.6	0.1	0.1

Total troubled debt restructured loans	5.8	0.3	0.2

(US$ in millions)	As of and for the year ended March 31, 2014
	Amount of loans	Gross interest income	Interest income included in net income for the period
Domestic	1.9	0.2	0.1
Foreign	3.6	0.3	0.3

Total troubled debt restructured loans	5.5	0.5	0.4

Allowance for Loan Losses

We record allowance for loan losses in accordance with our best estimate of incurred losses on our loan portfolio, in accordance with IFRS standards. The main components of this allowance are a collective loan loss allowance established by groups with homogeneous characteristics as well as individual credit exposures that were subject to individual impairment assessment, but were not impaired.

The following tables present the changes in the allowance for loan losses during the periods indicated.

(US$ in millions)		For the year ended March 31,
	For the nine-month period ended December 31, 2014	2014	2013
Domestic
Balance at beginning of period	83.9	84.4	87.3
Increase in allowance	16.1	19.8	21.1
Charge-offs	(52.0)	(17.2)	(16.1)
Effect of difference in exchange rate	0.4	0.5	(0.9)
Recoveries	(0.6)	(1.2)	(2.7)
Transfers and reclassifications	5.1	(1.1)	(3.3)
Reversal of provisions	0.0	(1.2)	(1.0)

Balance at end of period (domestic)	53.1	83.9	84.4

Foreign
Balance at beginning of period	13.8	9.6	11.6
Increase in allowance	18.4	9.3	2.8
Charge-offs	(9.1)	(8.0)	(4.9)
Effect of difference in exchange rate	0.0	0.0	0.0
Transfers and reclassifications	(3.3)	3.2	(0.2)
Recoveries	0.0	(0.2)	0.0

Balance at end of period (foreign)	19.8	13.8	9.6

Balance at end of period total	72.9	97.7	93.9

The following tables present the allocation of our allowance for loan losses by type of loan.

(US$ in millions, except percentages)	As of December 31,		As of March 31,				As of April 1,
	2014		2014		2013		2012
Domestic
Corporate
Loans	20.8	28.5%	51.8	53.0%	52.9	56.3%	57.9	58.5%
Discounted documents	1.0	1.4%	0.3	0.3%	0.2	0.2%	0.3	0.3%
Factoring	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Financial leasing	0.2	0.3%	1.0	1.0%	0.6	0.6%	0.2	0.2%

Total	22.0	30.2%	53.2	54.5%	53.7	57.2%	58.4	59.0%

SME
Loans	5.4	7.4%	5.6	5.7%	4.9	5.2%	5.0	5.1%
Discounted documents	0.4	0.5%	0.4	0.4%	0.3	0.3%	0.3	0.3%
Credit cards	0.2	0.3%	0.2	0.2%	0.2	0.2%	0.2	0.2%

(US$ in millions, except percentages)	As of December 31,		As of March 31,				As of April 1,
	2014		2014		2013		2012
Financial leasing	0.2	0.3%	0.3	0.3%	0.4	0.4%	0.2	0.2%
Loan portfolio payments	—		—		0.1	0.1%	0.1	0.1%

Total	6.1	8.4%	6.4	6.6%	5.8	6.2%	5.7	5.8%

Consumer
Loans	5.5	7.5%	5.7	5.8%	5.2	5.5%	4.0	4.0%
Discounted documents	0.1	0.1%	—	0.0%	—	0.0%	0.4	0.4%
Loans in deposit accounts	—		0.6	0.6%	0.6	0.6%	0.6	0.6%
Credit cards	9.4	12.9%	7.0	7.2%	6.7	7.1%	5.3	5.4%

Total	14.9	20.4%	13.3	13.6%	12.5	13.3%	10.4	10.5%

Microfinance
Loans	2.4	3.3%	1.5	1.5%	1.1	1.2%	0.7	0.7%
Credit cards	0.3	0.4%	0.2	0.2%	0.2	0.2%	0.2	0.2%

Total	2.7	3.7%	1.7	1.7%	1.3	1.4%	0.9	0.9%

Mortgage
Loans	6.7	9.2%	9.1	9.3%	11.0	11.7%	11.8	11.9%
Temporary overdrafts	0.6	0.8%	0.2	0.2%	0.1	0.1%	0.1	0.1%

Total	7.3	10.0%	9.3	9.5%	11.1	11.8%	11.9	12.0%

Total allowance for domestic loan losses	53.1	72.8%	83.9	85.9%	84.4	89.9%	87.3	88.3%

Foreign
Corporate
Loans	18.2	25.0%	12.8	13.1%	8.7	9.3%	9.7	9.8%
Discounted documents	—		—		—		0.1	0.1%
Credit cards	1.1	1.5%	0.9	0.9%	0.8	0.9%	1.8	1.8%

Total	19.3	26.5%	13.7	14.0%	9.5	10.1%	11.6	11.7%

SME
Loans	0.3	0.4%	—		—		—

Total	0.3	0.4%	—		—		—

Consumer
Loans	0.1	0.1%	0.1	0.1%	—	0.0%	—	0.0%

Total	0.1	0.1%	0.1	0.1%	—	0.0%	—	0.0%

Microfinance
Loans	0.1	0.1%	—		—		—

Total	0.1	0.1%	—		—		—

Total allowance for foreign loan losses	19.8	27.2%	13.8	14.1%	9.6	10.2%	11.6	11.7%

Total allowance for loan losses	72.9	100.0%	97.7	100.0%	93.9	100.0%	98.9	100.0%

Charge-Offs

The following tables present the allocation of our charge-offs by type of loan for the periods indicated.

(US$ in millions)	For the nine-month period ended December 31, 2014	For the year ended March 31,
		2014	2013
Corporate
Loans(1)	36.7	0.0	0.2
Financial leasing	—	0.1	—

Total	36.7	0.1	0.2

SME
Loans	2.7	1.7	3.2
Discounted documents	—	0.4	0.2
Credits cards	0.3	0.5	0.2
Financial leasing	—	0.1	—
Loan portfolio payments	—	—	0.1

Total	3.0	2.7	3.7

Consumer
Loans	5.4	4.2	3.0
Credits Cards	12.3	13.6	9.5

Total	17.7	17.8	12.5

Microfinance
Loans	1.6	1.7	0.8
Credits Cards	0.2	0.2	0.2

Total	1.7	2.0	1.1

Mortgage
Loans	2.1	2.6	3.5

Total	2.1	2.6	3.5

Total charge-offs	61.1	25.2	21.0

(1)

Loan charge-offs for the nine month period ended December 31, 2014 include problem loans from the acquisition of certain assets and liabilities of Banco del Comercio. Given the deterioration of the acquired loans, reserves were made for such loans and during this period the loans were charged off.

The ratios of charge-offs to average outstanding loans for the periods indicated were as follows.

	As of and for the nine-month period ended December 31, 2014	As of and for the year ended March 31,
		2014	2013
Ratio of charge-offs to outstanding loans	0.89%	0.40%	0.38%

Loans are subject to charge-offs when all possible collection mechanisms have been exhausted and when they are one hundred percent (100%) provisioned.

Charge-offs do not, however, eliminate the obligation of our banking subsidiaries to continue to engage in collection efforts to accomplish recovery. The corresponding committee in each of our banking subsidiaries is the only administrative body with legal authority to approve charge-offs of transactions deemed uncollectible. The recovery of charged-off loans is accounted for as income in our consolidated statement of income under other operating income.

Cross-Border Deposits in Banks, Outstanding Loans and Investments

We have cross-border outstanding loans and investments to a borrower in countries outside of Guatemala that exceeded 1.0% of our total assets. The following table presents information with respect to our cross-border deposits in banks, outstanding loans and investments as of December 31, 2014, March 31, 2014 and March 31, 2013.

(US$ in millions)	As of December 31,	As of March 31,
	2014	2014	2013
Deposits in banks
El Salvador	0.2	1.0	2.5
Honduras	2.1	2.3	0.7
Nicaragua	0.4	0.3	0.5
Bahamas	1.2	0.9	0.0
United States	69.3	66.4	82.2
United Kingdom	0.3	0.4	0.7
Germany	5.3	3.6	2.3
Canada	0.4	0.4	0.3
Panama	0.1	—	—

Total cross-border deposits in banks	79.3	75.3	89.2

Loans
Honduras	1,397.0	1,375.3	1,261.0
El Salvador	297.9	239.8	156.4
Panama	134.7	45.7	37.2
Netherlands	50.0	—	—
Marshall Islands	41.4	47.6	49.7
Costa Rica	19.6	22.2	21.4
Dominican Republic	7.2	5.7	6.0
Belize	0.3	0.4	0.6
Bahamas	0.3	0.4	—
Nicaragua	—	1.0	1.7
British Virgin Islands	52.1	8.0	9.4

Total cross-border loans	2,000.4	1,746.1	1,543.5

Investments
El Salvador	44.9	66.6	45.4
Honduras	201.6	243.9	229.8
Costa Rica	21.3	17.1	—
Panama	3.0	—	0.9
Colombia	10.1	10.3	10.1
Cayman Islands	24.9	11.4	—
British Virgin Islands	12.7	—	9.7

Total cross-border investments	318.4	349.3	295.8

Deposits

The principal components of our deposits are customer demand (demand and savings) and term deposits. Our retail clients are the principal source of our demand and term deposits. The following table presents the composition of our deposits as of December 31, 2014, March 31, 2014, March 31, 2013, and April 1, 2012.

(US$ in millions)	As of December 31,		As of March 31,				As of April 1,
	2014		2014		2013		2012
Domestic
Interest-bearing deposits
Demand deposits	1,552.1	20.6%	1,404.5	19.8%	1,393.8	21.1%	1,244.8	20.3%
Term deposits	2,765.5	36.8%	2,583.5	36.5%	2,331.8	35.3%	2,051.9	33.5%
Savings deposits	1,122.3	14.9%	1,036.7	14.6%	971.1	14.7%	910.8	14.9%
Other (1)	1.1	0.0%	20.6	0.3%	3.4	0.1%	0.6	0.0%
Total	5,441.0	72.4%	5,045.4	71.3%	4,700.0	71.2%	4,208.0	68.7%

Non-interest-bearing deposits

(US$ in millions)	As of December 31,		As of March 31,				As of April 1,
	2014		2014		2013		2012
Demand deposits	1,097.6	14.6%	1,100.6	15.5%	967.0	14.7%	1,017.4	16.6%
Other (1)	17	0.2%	18.0	0.3%	17.7	0.3%	21.5	0.4%

Total	1,115.4	14.8%	1,118.6	15.8%	984.7	14.9%	1,038.9	17.0%

Total domestic deposits	6,556.4	87.2%	6,164.0	87.1%	5,684.7	86.1%	5,247.0	85.6%

Foreign
Interest-bearing deposits
Demand deposits	109.4	1.5%	66.0	0.9%	70.6	1.1%	84.9	1.4%
Term deposits	495.4	6.6%	492.7	7.0%	515.1	7.8%	438.1	7.1%
Savings deposits	268.4	3.6%	287.4	4.1%	268.6	4.1%	353.5	5.8%
Other (1)	0.9	0.0%	1.1	0.0%	0.9	0.0%	0.3	0.0%

Total	874.1	11.6%	847.1	12.0%	855.3	13.0%	876.8	14.3%

Non-interest-bearing deposits
Demand deposits	87.6	1.2%	68.0	1.0%	60.1	0.9%	3.9	0.1%
Other (1)	0.1	0.0%	0.1	0.0%	0.0	0.0%	0.9	0.0%

Total	87.7	1.2%	68.0	1.0%	60.1	0.9%	4.8	0.1%

Total foreign deposits	961.8	12.8%	915.2	12.9%	915.4	13.9%	881.5	14.4%

Total deposits	7,518.2	100.0%	7,079.1	100.0%	6,600.1	100.0%	6,128.5	100.0%

(1)	Consists of order deposits and restricted deposits.

The following table presents the average rate paid in each type of deposit account for the nine-month period ended December 31, 2014 and for the years ended March 31, 2014 and March 31, 2013.

	For the nine-month period ended	For the year ended March 31,
	December 31, 2014	2014	2013
Domestic
Demand deposits	0.7%	0.7%	0.7%
Savings deposits	1.4%	1.4%	1.5%
Term deposits	5.7%	5.8%	5.8%
Foreign
Demand deposits	0.9%	1.0%	1.0%
Savings deposits	2.3%	2.2%	2.8%
Term deposits	7.7%	8.9%	7.1%

The following tables present term deposits, by amount and maturity, as of December 31, 2014 and March 31, 2014.

(US$ in millions)	As of December 31,	As of March 31,
	2014	2014
Domestic
Up to 3 months	216.5	240.6
From 3 to 6 months	340.6	280.7
From 6 to 12 months	663.3	631.4
More than 12 months	349.1	298.8
Term deposits less than US$100,000	1,196.0	1,132.0
Total domestic term deposits	2,765.5	2,583.5
Foreign
Up to 3 months	134.4	173.0

(US$ in millions)	As of December 31,	As of March 31,
	2014	2014
From 3 to 6 months	129.1	136.8
From 6 to 12 months	151.0	106.8
Term deposits less than US$100,000	80.9	76.0
Total foreign term deposits	495.4	492.6

Return on Equity and Assets

The following table shows selected financial data and selected financial ratios for the periods indicated.

	As of December 31,	As of March 31,
	2014	2014	2013
	(US$ in millions, except percentages)
Net income	146.1	181.2	162.0
Average total assets(1)	11,719.9	10,936.9	9,537.2
Average shareholders’ equity(1)	887.0	835.9	712.5
Net income as a percentage of average total assets(2)	1.7%	1.7%	1.7%
Net income as a percentage of average shareholders’ equity(2)	22.0%	21.7%	22.7%
Average shareholders’ equity as a percentage of average total assets	7.6%	7.6%	7.5%
Dividend payout ratio(3)(4)	—	41.3%	35.6%

(1)	Average month-end balances during each such period.
(2)	Figures for the nine-month periods ended December 31, 2014 and 2013, have been annualized.
(3)	Dividends divided by net income.
(4)	Regular dividends are paid on a yearly basis.

Short-Term Borrowings

Short-term borrowings consist of interbank and overnight funds. We did not have any short-term borrowing as of December 31, 2014 and 2013, and as of March 31, 2014 and 2013.

INDUSTRY

The Guatemalan Economy and Financial System

Overview of Guatemala’s Economy

Guatemala is the largest economy in Central America in terms of GDP and population and one of the most stable and consistent economies in the region in terms of real GDP growth rates. Over the past years, the country has delivered steady growth rates and has shown resilience to global shocks. In particular, Guatemala’s economy was able to navigate the recent financial crisis without falling into a recession, and the effect of such financial crisis was less severe than in other Central American countries, partially due to the conservative macroeconomic management of the Guatemalan Central Bank and the Guatemalan government. The charts below show the 2014 GDP of Guatemala in comparison to other Central American countries, the real GDP growth rate evolution of the Guatemalan economy in comparison to other Central American countries for the 2000-2014 period and Guatemala’s real GDP growth in comparison to the real GDP growth of major Latin American economies for the 2009-2014 period.

GDP and population of Central American countries 2014	Comparative real GDP growth rate evolution

Source: IMF

Note:

2014 GDP estimated figures as provided by the World Economic Outlook Database of the IMF in local currency for all the countries except for Guatemala, for which the figure provided by the Guatemalan Central Bank was used. Figures converted into U.S. dollars at the 2014 average exchange rate for the corresponding country.

In addition to achieving steady economic growth rates, Guatemala has maintained levels of foreign exchange stability that are unique in Latin America in addition to low levels of national indebtedness (as a percentage of GDP) and decreasing inflation as set forth in the graphs below.

Quetzal foreign exchange rate since 2009 - Q ./ US$	Evolution of national external debt relative to GDP 2009-2014

Source: Guatemalan Central Bank and IMF

Note: Exchange rates correspond to the daily averages of “buy” and “sell” rates published by the Guatemalan Central Bank as of March 31, 2015.

Guatemala’s current account balance (defined as value of goods and services imported minus the value of goods and services exported, plus net services and primary income) was an estimated US$1.1 billion or 1.8% of estimated GDP for 2014, which is below previous years and remains financed by steady foreign direct investments and public sector borrowings. Guatemala’s fiscal deficit (defined as total government income minus total government expenses) increased slightly reaching US$1.1 billion or 1.8% of estimated GDP for 2014, largely as a result of increased government debt and lower expected levels of tax revenue. Guatemala’s international reserves reached US$7.3 billion, or 12.5% of estimated GDP for 2014. Lastly, Guatemala’s credit ratings of Ba1 by Moody’s, BB by S&P & BB by Fitch, all with a stable outlook, positively compare against other countries in Central America.

In terms of country risk, Guatemala has converged in recent years to levels that are in line with those of other Latin American countries considered to be the lowest-risk countries in the region, such as Chile, Peru, Colombia and Mexico.

Country risk evolution for selected Latin American countries

Source: J.P. Morgan - EMBI Global Diversified Index

Note: Evolution presented since the initial date of data availability for Guatemala (June 2012) until March 31, 2015.

Guatemala’s economic growth has been also supported by favorable demographic trends. The country’s population has grown rapidly and continues to increase its purchasing power. Additionally, the country’s unemployment rate is currently the lowest in Central America. The following charts present the evolution of Guatemala’s population, GDP per capita and unemployment rate in comparison to other Central American countries.

Evolution of GDP per capita (US$) and population (millions) in Guatemala	Unemployment rate of Central American countries - 2013[1]

Source: IMF and Economic Commission for Latin America and the Caribbean (ECLAC)

[1]	Latest available data for all the countries of ECLAC’s database

Overview of Guatemala’s Financial System

As of December 31, 2014, there were 103 financial institutions operating in Guatemala under the control and supervision of the GSB. Even though banks accounted for only 18 of such institutions, they constituted 83.0% of the banking system’s assets, as set forth in the table below.

	Number of entities	Assets (%)
Banks	18	83.0%
Financial corporations	13	2.7%
Offshore banks	7	8.9%
Insurance companies	28	2.7%
General and bonded warehouse companies	15	0.1%
Other entities	22	2.6%

Total	103	100.0%

Source: GSB

Guatemala’s Banking System

Over the past 15 years, the Guatemalan government has enacted a number of banking regulations and decrees that, as in other countries and banking systems, have been oriented towards increasing capital and reserve requirements and adopting stronger risk assessment processes. These regulations, combined with the acquisition strategies of local and international banks, have resulted in a consolidation process in which smaller participants have been acquired by or have merged with larger banks, lowering the total number of banks in Guatemala from 31 in 2000 to 18 in 2014. The following transactions are some of the mergers and acquisitions that took place in the country during this period:

•	merger of Banco Agrícola Mercantil and Banco del Agro into Banco Agromercantil in 2000;

•	Banco Reformador’s acquisition of Banco de la Construcción in 2000;

•	merger of Banco Granai & Townson and Banco Continental into Banco G&T Continental in 2001;

•	Crédito Hipotecario Nacional’s acquisition of Banco del Ejército in 2002 and Banco del Nor-Oriente in 2003;

•	Banco Cuscatlán de Guatemala’s acquisition of Banco Lloyds TSB in 2004;

•	GE Consumer Finance’s acquisition of BAC International Bank in 2005;

•	Banco Industrial’s acquisition of Banco de Occidente in 2006;

•	Citigroup’s merger of its Central American operations with Grupo Financiero Cuscatlán and Grupo Financiero Uno in 2007;

•	transfer of certain assets and liabilities from Banco de Comercio to Banco Industrial in 2007;

•	Banco G&T Continental’s acquisition of Banco de Exportación in 2007;

•	Banco Agromercantil’s merger with Banco Corporativo in 2007;

•	Banco Reformador’s acquisition of Banco SCI in 2007;

•	Promerica’s acquisition of Bancasol in 2007;

•	Scotiabank’s acquisition of Banco de Antigua in 2008;

•	Banco Industrial’s acquisition of Banco del Quetzal in 2008;

•	Banco de Los Trabajadores’ acquisition of Banco de la República in 2008;

•	Grupo Aval’s acquisition of BAC Credomatic in 2010, with operations in Guatemala;

•	Grupo Financiero Ficohsa’s acquisition of Banco Americano de Guatemala in 2012;

•	Bancolombia’s acquisition of a 40% stake in Banco Agromercantil in 2012;

•	Grupo Ribadeneira’s acquisition of Banco de Antigua in 2013; and

•	Grupo Aval’s acquisition of Banco Reformador in 2013.

Since 2000, due to consolidations, the number of banks in Guatemala has decreased from 31 to 18 in 2014, as set forth in the graph below.

Evolution of number of banks in Guatemala

Source: GSB

As of December 31, 2014, the Guatemalan banking system consisted of 18 banks with total assets of approximately US$31.7 billion. The total amount of assets increased at a CAGR of 11.4% for the 2009-2014 period, having started at US$16.8 billion in 2009. Loans and deposits in the Guatemalan banking system also grew at rapid rates in the same period and in most cases outperformed Guatemala’s GDP growth rates, set forth in the graph below.

Source: Guatemalan Central Bank and GSB

As demonstrated in the graph below, despite these rapid growth rates, Guatemala’s banking system still remains underpenetrated with a loan-to-GDP ratio of 29.6%. Although Guatemala’s loan-to-GDP ratio has increased since 2009, it is significantly below the ratios seen in other countries in Latin America. In addition, Guatemala’s low gross loan-to-deposits ratio (78.0% as of December 31, 2014), represents a considerable growth opportunity for the Guatemalan financial sector.

Loan-to-GDP ratio for select Latin American countries 2014	Evolution of loan penetration (loans/GDP) in Guatemala

Evolution of gross loans to deposits ratio in Guatemala

Source:	IMF, Guatemalan Central Bank, the GSB, and the local banking regulatory entities of Chile, Colombia, Costa Rica, El Salvador, Honduras, Mexico, Panama and Peru
Note:	Ratios calculated in local currency.

In terms of the Guatemalan banking system’s loan portfolio composition, commercial loans are the main type of loan, accounting for 67.1% of total gross loans in the country as of December 31, 2014, followed by retail loans (27.2%) and mortgages (5.7%). Retail loans and commercial loans have been the fastest growing banking segments in recent years. The graph below sets forth the evolution of the loan portfolio mix in the country since 2009.

Source:	GSB
Note:	Figures converted from local currency into U.S. dollars for illustrative purposes, using the end-of-period exchange rate of the corresponding year

The Guatemalan financial system’s loan portfolio composition explains its high quality despite rapid growth rates. Non-performing loans have averaged 1.7% of gross loans in the 2009-2014 period, with a non-performing loan coverage ratio of 138.4% for the same period. The following charts set forth the evolution of the non-performing loans to gross loans and allowances to non-performing loans since 2009.

Loan quality evolution – non-performing loans / gross loans	Loan coverage evolution - allowances / non-performing loans

Source:	GSB
Note:	Ratios calculated in local currency

Additionally, the Guatemalan banking system is a profitable sector that compares favorably to the banking systems of other countries, with an average return on average equity of 17.4% for the 2009-2014 period and an average return on average assets of 1.7% in the same period. The following charts show a current comparison of the return on average equity and return on average asset for the banking systems of countries in Latin America and the evolution of such metrics in Guatemala.

Return on average equity 2014	Return on average assets 2014

Source:	Local regulatory entities of Chile, Colombia, Costa Rica, El Salvador, Guatemala, Honduras, Mexico, Panama and Peru
Note:	Ratios calculated in local currency.

Return on average equity evolution - Guatemala	Return on average assets evolution - Guatemala

Source: GSB

Note: Ratios calculated in local currency

In terms of capitalization, the Guatemalan banking system is well capitalized, with a capital ratio of 14.6% as of December 31, 2014, which is above the minimum regulatory requirement of 10.0% in the country. See “Regulation and Supervision.” The graphs below set forth the evolution of the capital ratio and equity to assets ratios for the Guatemalan banking system.

Capital ratio evolution	Equity / assets evolution

Source: GSB

Note: Ratios calculated in local currency. Capital ratios as provided by the GSB.

In terms of competition and market participants, the Guatemalan banking system is mainly dominated by local banks and concentrated in a few top players. The five largest banks accounted for 81.6% of the Guatemalan banking system’s total assets as of December 31, 2014. Our subsidiary, Banco Industrial, is currently the largest bank in the country as measured by assets, net loans and deposits. The following table provides an overview of Banco Industrial’s main competitors and other banks in Guatemala and their respective ranking and market share in terms of assets, net loans and deposits.

As of December 31, 2014	Assets		Net loans		Deposits
Bank	Market share	Rank	Market share	Rank	Market share	Rank
Banco Industrial	27.7%	1	26.7%	1	24.8%	1
Banco De Desarrollo Rural	20.0%	2	21.1%	2	22.1%	2
Banco G&T Continental	18.9%	3	16.4%	3	19.0%	3
Banco Agromercantil (*)	9.1%	4	10.7%	4	8.3%	4
Banco De Los Trabajadores	5.9%	5	5.8%	5	6.1%	5
Banco Reformador (*)	4.1%	6	4.8%	6	4.3%	6
Banco BAC (*)	2.8%	7	3.1%	7	3.2%	7
Banco Internacional (*)	2.4%	8	2.8%	9	2.7%	8
Banco Citibank De Guatemala (*)	2.3%	9	3.0%	8	2.4%	9
Banco Promerica (*)	1.7%	10	2.1%	10	1.9%	10
Banco CHN	1.3%	11	0.9%	11	1.5%	11

As of December 31, 2014	Assets		Net loans		Deposits
Bank	Market share	Rank	Market share	Rank	Market share	Rank
Banco Citibank N.A. (*)	0.8%	12	0.0%	18	0.8%	12
Banco Ficohsa Guatemala (*)	0.7%	13	0.8%	12	0.7%	13
Banco Azteca De Guatemala (*)	0.7%	14	0.7%	13	0.6%	14
Banco De Antigua (*)	0.5%	15	0.5%	14	0.6%	15
Banco Inmobiliario	0.5%	16	0.3%	16	0.6%	16
Banco De Crédito	0.3%	17	0.3%	15	0.4%	17
Banco Vivibanco	0.2%	18	0.0%	17	0.1%	18

Source: GSB

(*)	Foreign-owned banks and banks in which foreign entities have relevant equity investments

The table below sets forth the market share and rank in the commercial, retail and mortgage loan segments for each of the banks that are part of the Guatemalan banking system, as of December 31, 2014.

As of December 31, 2014	Commercial		Retail (excluding Mortgages)		Mortgage
Bank	Market share	Rank	Market share	Rank	Market share	Rank
Banco Industrial	33.5%	1	9.6%	3	24.6%	1
Banco G&T Continental	21.9%	2	4.5%	7	7.4%	5
Banco De Desarrollo Rural	15.8%	3	33.5%	1	24.3%	2
Banco Agromercantil	12.8%	4	5.0%	6	12.7%	4
Banco Reformador	6.5%	5	0.8%	13	2.9%	7
Banco Internacional	3.5%	6	1.3%	11	2.7%	8
Banco BAC	1.9%	7	3.3%	8	16.3%	3
Banco Citibank De Guatemala	0.9%	8	9.2%	4	0.0%	15
Banco Promerica	0.9%	9	5.2%	5	1.2%	9
Banco CHN	0.7%	10	0.7%	14	6.4%	6
Banco De Crédito	0.4%	11	0.2%	15	0.0%	14
Banco Inmobiliario	0.4%	12	0.2%	16	0.3%	11
Banco De Los Trabajadores	0.3%	13	20.2%	2	0.8%	10
Banco De Antigua	0.3%	14	1.2%	12	0.0%	16
Banco Ficohsa Guatemala	0.2%	15	2.5%	9	0.2%	12
Banco Azteca De Guatemala	0.0%	16	2.5%	10	0.0%	16
Banco Citibank N.A.	0.0%	17	0.0%	18	0.0%	16
Banco Vivibanco	0.0%	17	0.0%	17	0.1%	13

Source: GSB

The following table sets forth a comparison of key metrics for each of the banks that are part of the Guatemalan banking system, for the year ended December 31, 2014. The data is presented in local GAAP.

	ROAE(1)	ROAA(2)	NIM(3)	NPL / Gross loans	Capital ratio(4)	Opex / profit(5)
Banco Industrial	22.8%	1.6%	3.0%	0.6%	12.9%	57.3%
Banco De Desarrollo Rural	21.5%	2.3%	6.9%	0.7%	15.5%	63.0%
Banco G&T Continental	14.8%	1.1%	3.0%	1.3%	13.5%	67.0%
Banco Agromercantil	10.5%	1.1%	4.7%	1.1%	15.2%	86.3%
Banco De Los Trabajadores	24.4%	2.2%	7.9%	1.2%	12.7%	73.2%
Banco Reformador	7.9%	0.8%	3.3%	1.0%	13.5%	75.6%
Banco BAC	22.3%	3.1%	5.2%	1.8%	23.7%	29.2%
Banco Internacional	17.1%	1.4%	4.5%	0.9%	12.4%	69.3%
Banco Citibank De Guatemala	6.5%	1.4%	19.3%	5.0%	18.4%	89.4%
Banco Promerica	23.8%	2.1%	12.3%	1.1%	13.7%	102.6%
Banco CHN	5.0%	0.3%	4.4%	15.7%	15.2%	59.9%
Banco Citibank	16.9%	2.3%	4.4%	N.A.	49.5%	58.9%

	ROAE(1)	ROAA(2)	NIM(3)	NPL / Gross loans	Capital ratio(4)	Opex / profit(5)
Banco Ficohsa Guatemala	(3.5%)	(0.4%)	21.8%	2.6%	14.5%	138.4%
Banco Azteca De Guatemala	14.4%	3.6%	49.3%	6.5%	21.1%	93.2%
Banco De Antigua	1.1%	0.1%	20.4%	6.7%	19.8%	112.3%
Banco Inmobiliario	(1.3%)	(0.1%)	4.6%	6.9%	17.5%	118.7%
Banco De Crédito	2.2%	0.3%	5.0%	2.0%	19.0%	108.2%
Banco Vivibanco	9.4%	2.9%	8.6%	0.0%	50.7%	82.5%
System	17.3%	1.6%	5.4%	1.3%	14.6%	69.9%

Source: GSB

(1)	Refers to return on average equity, calculated as net income divided by average shareholders’ equity.
(2)	Refers to return on average assets, calculated as net income divided by average total assets.
(3)

Refers to net interest margin, calculated as net interest income divided by average interest-earning assets, which consist of cash and cash equivalents, investments, current loans and receivables from financial products.

(4)	Refers to capital ratio as provided by the GSB.
(5)	Refers to operating expenses to profit ratio, calculated as operating expenses divided by the sum of net financial income, net services income and net other operating income

Among the three largest banks in Guatemala, Banco Industrial is the most profitable entity in terms of ROAE and the most efficient in terms of the ratio of operating expenses to profit. The following charts present the ROAE and operating expenses to profit ratio for Banco Industrial, Banco De Desarrollo Rural and Banco G&T Continental, for the year ended December 31, 2014. The data is presented in local GAAP.

Source: GSB

Note: Ratios calculated in local currency

In terms of asset quality, Banco Industrial has the lowest NPL to gross loans ratio among the three largest banks in Guatemala. The following chart shows the NPL to gross loan ratio and NPL coverage ratios for Banco Industrial, Banco De Desarrollo Rural and Banco G&T Continental as of December 31, 2014.

NPL / gross loans

Source: GSB

Note: Ratios calculated in local currency

Guatemala’s Insurance System

As of December 31, 2014, the Guatemalan insurance system was composed of 28 entities, of which 18 were insurance companies and ten were surety companies. The number of entities has remained relatively stable in the past 15 years, decreasing from 31 in 2000 to 28 in 2014. Insurance companies offer policies for different segments (life, accident and health, damages, among others), while surety companies are only focused on providing guarantees.

The Guatemalan insurance system has experienced strong growth over the past years, with a CAGR of 8.6% in terms of gross premiums written for the 2009-2014 period. The graph below sets forth the growth of gross premiums written in the 2009-2014 period.

Source:	GSB
Note:	Figures converted from local currency into U.S. dollars for illustrative purposes, using the average exchange rate of the corresponding year.

Despite its rapid growth, the Guatemalan insurance system also remains underpenetrated with a gross premiums written to GDP ratio of 1.3%, which is lower than that of other countries in Latin America, representing a growth opportunity. The following graphs show a comparison among different Latin American countries and the evolution of the country’s insurance penetration.

Gross premiums written to GDP ratio for different Latin American countries 2014	Gross premiums written to GDP ratio in Guatemala

Source: IMF, Guatemalan Central Bank, GSB and BMI

Note: Ratios calculated in local currency

In terms of premium segmentation, damages and accident and health are the largest segments in terms of gross premiums written (74.9% for 2014), and life and accident and health are the fastest growing segments since 2009 in terms of gross premiums written. The graph below sets forth an evolution of the premium segmentation in the Guatemalan insurance system since 2009.

Source: GSB

The profitability of the Guatemalan insurance system has improved in recent years, evidenced by the evolution of the combined ratio, ROAA and ROAE since 2009. The improvement in combined ratio can be mainly attributed to smaller claims growth rates, which has contributed to a decrease in the Guatemalan insurance system’s loss ratio. The following table and graphs set forth the evolution of relevant profitability metrics for the Guatemalan insurance system.

Evolution of combined ratio

(%)	2009	2010	2011	2012	2013	2014
Loss ratio (1)	65.6%	63.2%	59.2%	60.3%	57.8%	58.4%
Commission ratio (2)	17.6%	17.3%	19.4%	18.8%	18.7%	16.2%
Administrative ratio (3)	21.1%	20.6%	22.0%	21.1%	20.4%	22.4%
Combined ratio	104.3%	101.1%	100.6%	100.2%	97.0%	97.0%

Source: GSB

(1)	Loss ratio, calculated as claims divided by net premiums earned
(2)	Commission ratio, calculated as commissions divided by net premiums earned
(3)	Administrative ratio, calculated as administrative expenses divided by net premiums earned

ROAE(1)	ROAA(2)

Source: GSB

(1)	Return on average equity, calculated as net income divided by average equity.
(2)	Return on average assets, calculated as net income divided by average total assets.

Note: Ratios calculated in local currency

The Guatemalan insurance system is concentrated in a small number of relatively large participants and mainly dominated by local insurance and surety companies. The five largest insurance companies accounted for 65.8% of gross premiums written in 2014. Seguros El Roble had the largest market share in 2014 with a 24.8% market share. Additionally, given that some of the main insurance entities in the Guatemala belong to banking groups, bancassurance has gained importance as a distribution channel and still represents a growth opportunity for the Guatemalan insurance system. The following tables provide an overview of the market share and ranking of the insurance entities in Guatemala in terms of gross premiums written in 2014.

Gross premiums written

2014	Gross premiums written		2014	Gross premiums written
Company	Mkt. share	Rank	Company	Mkt. share	Rank
Seguros El Roble (*)	24.8%	1	Seguros Trabajadores (*)	1.3%	15
Seguros G&T (*)	18.8%	2	Seguros Fidelis	0.9%	16
Seguros General	9.8%	3	Seguros Guatemalteca	0.6%	17
Seguros Mapfre	6.3%	4	Seguros CHN Caución(*)	0.6%	18
Seguros Asrural (*)	6.1%	5	Seguros BMI	0.5%	19
Seguros Universales	5.8%	6	Seguros El Roble Caución(*)	0.3%	20
Seguros Pan-American	5.1%	7	Seguros General Caución	0.3%	21
Seguros CHN (*)	4.5%	8	Seguros Solidaria	0.2%	22
Seguros Agromercantil (*)	4.0%	9	Seguros Occidente Caución (*)	0.1%	23
Seguros Occidente (*)	3.0%	10	Seguros Confianza	0.1%	24
Seguros AIG	1.8%	11	Seguros Alianza	0.1%	25
Seguros Columna	1.8%	12	Seguros Bupa	0.1%	26
Seguros Ceiba	1.7%	13	Seguros Guatemalteca Caución	0.0%	27
Seguros G&T Caución (*)	1.5%	14	Seguros De la Nación	0.0%	28

Source: GSB

(*) Insurance companies that belong to banking groups

Gross premiums written by segment

Accident and health (2014)	Gross premiums written		Damages (2014)	Gross premiums written
Company	Mkt. share	Rank	Company	Mkt. share	Rank
Seguros El Roble	26.2%	1	Seguros El Roble	29.2%	1
Seguros General	19.9%	2	Seguros G&T	23.3%	2
Seguros G&T	17.4%	3	Seguros Mapfre	7.8%	3
Seguros Pan-American	14.2%	4	Seguros Universales	7.8%	4
Seguros Mapfre	5.6%	5	Seguros General	7.6%	5
Seguros Universales	5.4%	6	Seguros CHN	6.8%	6
Seguros Occidente	4.1%	7	Seguros Agromercantil	5.3%	7
Seguros Asrural	2.7%	8	Seguros Ceiba	3.2%	8
Seguros Agromercantil	2.5%	9	Seguros AIG	3.1%	9
Seguros AIG	0.8%	10	Seguros Asrural	2.7%	10
Seguros BMI	0.6%	11	Seguros Occidente	1.7%	11
Seguros Bupa	0.2%	12	Seguros Columna	0.7%	12
Seguros CHN	0.2%	13	Seguros Guatemalteca	0.3%	13
Seguros Columna	0.1%	14	Seguros Trabajadores	0.3%	14
Seguros Ceiba	0.0%	15	Seguros Alianza	0.0%	15
Seguros Trabajadores	0.0%	16	Seguros BMI	0.0%	16
Seguros Guatemalteca	0.0%	17
Seguros Alianza	0.0%	18

Source: GSB

Life (2014)	Gross premiums written		Surety (2014)	Gross premiums written
Company	Mkt. share	Rank	Company	Mkt. share	Rank
Seguros Asrural	18.5%	1	Seguros G&T Caución	35.3%	1
Seguros El Roble	17.6%	2	Seguros Fidelis	19.7%	2
Seguros G&T	13.1%	3	Seguros CHN Caución	12.8%	3
Seguros Pan-American	8.3%	4	Seguros El Roble Caución	8.3%	4
Seguros Columna	7.0%	5	Seguros General Caución	7.4%	5
Seguros General	5.8%	6	Seguros Solidaria	5.3%	6
Seguros Occidente	5.4%	7	Seguros Asrural	4.3%	7
Seguros Trabajadores	5.4%	8	Seguros Occidente Caución	2.1%	8
Seguros CHN	4.6%	9	Seguros Confianza	1.8%	9
Seguros Mapfre	4.4%	10	Seguros Alianza	1.4%	10
Seguros Agromercantil	3.1%	11	Seguros Guatemalteca Caución	0.7%	11
Seguros Universales	2.5%	12	Seguros Agromercantil	0.3%	12
Seguros Guatemalteca	2.3%	13	Seguros Mapfre	0.3%	13
Seguros BMI	1.6%	14	Seguros G&T	0.2%	14
Seguros Ceiba	0.3%	15	Seguros AIG	0.0%	15
Seguros AIG	0.1%	16	Seguros CHN	0.0%	16
Seguros Alianza	0.0%	17

Source: GSB

The following table shows selected metrics for the five largest insurance companies in Guatemala.

Selected metrics for main insurance companies 2014

	ROAA (1)	ROAE (2)	Loss ratio (3)	Commissions ratio (4)	Administrative ratio (5)	Combined ratio
Seguros El Roble	7.6%	32.1%	63.2%	21.6%	14.8%	99.6%
Seguros G&T	9.4%	32.6%	59.4%	20.0%	21.4%	100.8%
Seguros General	5.4%	19.1%	73.5%	12.3%	21.3%	107.0%
Seguros Mapfre	5.7%	18.3%	64.5%	14.4%	27.4%	106.2%
Seguros Asrural	26.2%	40.1%	44.6%	3.0%	8.3%	55.9%
System	8.4%	24.6%	58.4%	16.2%	22.4%	97.0%

Source: GSB

Note: Ratios calculated in local currency

(1)	Return on average assets, calculated as net income divided by average total assets
(2)	Return on average equity, calculated as net income divided by average equity
(3)	Loss ratio, calculated as claims divided by net premiums earned
(4)	Commission ratio, calculated as commissions divided by net premiums earned
(5)	Administrative ratio, calculated as administrative expenses divided by net premiums earned

Among the three largest insurance companies in Guatemala, Seguros El Roble has been the fastest growing as measured by gross premiums written between 2009 and 2014 and is currently the most profitable in terms of combined ratio. The graphs below present a comparison of Seguros El Roble, G&T and Seguros General in terms of CAGR from 2009 to 2014 for gross premiums written and combined ratios for the year ended December 31, 2014.

Gross premiums written CAGR 09-14	Combined ratio(1)

Source: GSB

Note: Ratios calculated in local currency

(1)	Calculated as the sum of the loss ratio, commission ratio and administrative ratio.

Overview of the Banking System in Honduras and El Salvador

Guatemala, Honduras and El Salvador, known as the “Northern Triangle” of Central America, are relevant commercial partners and economies with strong and growing trade relationships. In recent years, local companies have started to increase their presence across the Northern Triangle seeking geographic expansion, which represents a relevant growth opportunity for the banking systems of the three countries. Compared to Guatemala, the Honduran and Salvadoran banking sectors are smaller markets but also have significant growth potential. With 2014 loan-to-GDP ratios of 51.0% and 40.3%, respectively, Honduras and El Salvador have lower banking penetration than other countries in Latin America.

The Honduran banking system has shown high growth rates in recent years, with improving quality and coverage of the loan portfolio and relatively stable profitability metrics. With 17 entities, Honduras is a market dominated by local banks and concentrated in key top banks—the five largest banks accounted for 73.3% of the Honduran banking system’s total assets as of December 31, 2014. El Salvador, on the other hand, has shown more modest growth rates and profitability metrics, but has also experimented increases in loan quality and coverage of the loan portfolio. In terms of competitive landscape, El Salvador is a market dominated by foreign banks. Out of the 13 banks that operate in El Salvador, the five largest banks accounted for 78.2% of the total assets of the Salvadoran banking system as of December 31, 2014.

We have an established platform in Honduras and El Salvador. We have operations in Honduras through Banpaís, the fifth largest bank in the country, and started operations in El Salvador in 2011 through BI El Salvador. The tables below contain relevant metrics and selected ratios for the banking systems of Honduras and El Salvador for the 2009 to 2014 period, as well as an overview of our main competitors and their respective ranking and market share as measured by assets, gross loans and deposits as of December 31, 2014.

Honduras

Selected metrics for the Honduran banking system

US$ million, unless noted	2009	2010	2011	2012	2013	2014	CAGR 09-14
Relevant figures
Assets	10,207	11,157	12,526	13,222	14,642	16,021	11.8%
Gross loans	6,625	6,901	7,668	8,523	9,289	9,919	10.7%
Deposits	6,912	7,508	8,476	8,737	9,514	10,398	10.8%
Equity	1,121	1,212	1,370	1,472	1,614	1,816	12.5%
Net income	114	127	150	193	190	202	13.9%
Selected ratios							Avg. 09-14
NPL /gross loans	4.9%	3.8%	3.1%	2.4%	2.8%	2.6%	3.3%
NPL coverage ratio	79.7%	106.7%	131.1%	172.4%	155.6%	164.4%	135.0%

US$ million, unless noted	2009	2010	2011	2012	2013	2014	CAGR 09-14
ROAE (1)	10.5%	10.9%	11.6%	13.5%	12.3%	11.7%	11.7%
ROAA(2)	1.1%	1.2%	1.3%	1.5%	1.4%	1.3%	1.3%
Equity / Assets	11.0%	10.9%	10.9%	11.1%	11.0%	11.3%	11.0%

Source: CNBS

Note: Ratios calculated in local currency. Balance Sheet figures converted into U.S. dollars at the end-of-period exchange rate. Income statement figures converted into U.S. dollars at the average exchange rate

(1)	Return on average equity, calculated as net income divided by average equity
(2)	Return on average assets, calculated as net income divided by average total assets

Main banks in Honduras

As of December 31, 2014	Assets		Gross loans		Deposits
Bank	Market share	Rank	Market share	Rank	Market share	Rank
Ficohsa	18.9%	1	18.8%	1	17.6%	2
Atlántida	18.3%	2	17.3%	2	19.3%	1
Occidente	14.1%	3	11.3%	5	16.3%	3
BAC	12.0%	4	13.3%	3	12.2%	4
Banpaís	9.9%	5	11.4%	4	9.2%	5
Other banks	26.7%		27.9%		25.4%

Source: CNBS

El Salvador

Selected metrics for the Salvadoran banking system

US$ million, unless noted	2009	2010	2011	2012	2013	2014	CAGR 09-14
Relevant figures
Assets	13,049	12,952	12,840	13,432	14,239	14,598	2.3%
Gross loans	8,635	8,399	8,710	9,220	9,917	10,412	3.8%
Deposits	9,074	9,512	9,421	9,520	9,908	9,805	1.6%
Equity	1,720	1,798	1,795	1,867	1,978	2,004	3.1%
Net income	44	116	196	207	222	184	33.3%
Selected ratios							Avg. 09-14
NPL / Gross loans	3.7%	3.9%	3.6%	2.9%	2.3%	2.4%	3.1%
NPL coverage ratio	109.9%	107.9%	107.8%	113.3%	121.6%	119.0%	113.3%
ROAE (1)	2.6%	6.6%	10.9%	11.3%	11.6%	9.3%	8.7%
ROAA (2)	0.3%	0.9%	1.5%	1.6%	1.6%	1.3%	1.2%
Equity / Assets	13.2%	13.9%	14.0%	13.9%	13.9%	13.7%	13.8%

Source: SSF

(1)	Return on average equity, calculated as net income divided by average equity
(2)	Return on average assets, calculated as net income divided by average total assets

Main banks in El Salvador

As of December 31, 2014	Assets		Gross loans		Deposits
Bank	Market share	Rank	Market share	Rank	Market share	Rank
Banagrícola	27.7%	1	27.7%	1	27.0%	1
Davivienda	14.5%	2	14.9%	2	13.0%	2
Scotiabank	13.4%	3	14.6%	3	12.8%	3
BAC	11.8%	4	11.5%	4	12.0%	5
Citibank	10.8%	5	10.2%	5	12.1%	4
BI El Salvador	1.8%	11	1.4%	11	1.7%	10
Other banks	20.0%		19.7%		21.3%

Source: SSF

BUSINESS

Our Business

We are the largest financial services group in Guatemala, with a growing presence in other underpenetrated and fast-growing Central American countries. Through our subsidiaries, we provide a comprehensive range of corporate and retail banking, insurance and other financial services to more than 1.7 million clients as of December 31, 2014. We were formed as a holding company in 2006, and our main subsidiary, Banco Industrial, was founded in 1967. We believe that our businesses benefit from significant synergies as a result of being part of one financial group.

Our operations in Guatemala include Banco Industrial and Seguros El Roble, the largest bank and insurance company in the country, respectively, which are also among the most profitable entities in the Guatemalan banking and insurance systems, according to the GSB. We are the market leader in terms of total assets, total net loans, total deposits and total net premiums written, with market shares of 27.7%, 26.7%, 24.8% and 25.1%, respectively, as of December 31, 2014, according to the GSB. As of December 31, 2014 Banco Industrial had a ROAE of 22.8%, compared to a ROAE of 17.3% for the Guatemalan banking system as a whole, and Seguros El Roble had a ROAE of 32.1%, compared to a ROAE of 24.6% for the Guatemalan insurance system as a whole, according to the GSB. As of December 31, 2014, Banco Industrial had one of the largest banking distribution networks in Guatemala, with more than 5,011 points of service, comprised of 485 branches, 3,397 ATMs (including 2,507 third-party network ATMs) and 1,129 correspondent agents (third-party points of service). As of December 31, 2014, Banco Industrial, Seguros El Roble and our other financial operations in Guatemala represented approximately 79.1% of our total assets.

As part of our growth strategy, beginning in 2007, with our acquisition of a controlling interest in Banpaís, we expanded our operations outside Guatemala to Honduras and El Salvador. Since then, our international growth has focused on the northern part of Central America, given the high level of intra-regional trade activity by our clients. Currently, our operations outside of Guatemala include: (i) Banpaís, the fourth-largest bank in Honduras in terms of total net loans, with an 11.4% market share as of December 31, 2014, according to the CNBS, (ii) Seguros del País, the fifth largest insurer in Honduras in terms of total net premiums written, with an 8.0% market share as of December 31, 2014, according to the CNBS and (iii) BI El Salvador, the 11th largest bank in El Salvador in terms of total net loans, with a 1.4% market share as of December 31, 2014, according to the SSF. Our banking network outside Guatemala is comprised of a total of 161 branches and 162 ATMs. As of December 31, 2014, Banpaís, Seguros del País and BI El Salvador, together, represented approximately 13.2% of our total assets.

Our operations are conducted across four principal business segments:

•

commercial banking, which focuses on providing a full range of commercial banking products and services and financial assessment to large corporations, medium-sized companies, and small businesses in target industries;

•	retail banking, which focuses on providing a full range of banking products and services to retail clients;

•

treasury, which focuses on funding activities, such as borrowings with international financial institutions, issuances of debt securities, subordinated liabilities, and investing in liquid assets, such as short-term placements and corporate and government debt securities; and

•	insurance, which provides a variety of insurance products and services, including life insurance, property and casualty insurance and automobile insurance, to both commercial and retail clients.

Since our formation as a holding company, we have built a track record of delivering sustained profitable growth, most recently posting a ROAE and ROAA of 21.7% and 1.7%, respectively, for the fiscal year ended March 31, 2014. In addition, for the nine months ended December 31, 2014, our annualized ROAE and ROAA were 22.0% and 1.7%, respectively. Total assets increased from US$10.1 billion as of March 31, 2013 to US$11.4 billion and US$12.3 billion as of March 31, 2014 and December 31, 2014, respectively. Similarly, our profit for banking and insurance operations increased from US$466.4 million for the fiscal year ended March 31, 2013 to

US$535.3 million for the fiscal year ended March 31, 2014 and from US$381.8 million for the nine-month period ended December 31, 2013 to US$425.1 million for the nine-month period ended December 31, 2014. Our success has been primarily driven by our ability to penetrate high-margin market segments, exploit cross-selling opportunities, create strong relationships with the largest corporations in Central America, focus on technology to generate significant operational efficiencies and operate under conservative risk policies, coupled with an experienced management team and board of directors focused on delivering value to our shareholders.

As of December 31, 2014, we had total assets of US$12.3 billion, total net loans of US$6.9 billion, total deposits of US$7.5 billion, and total shareholders’ equity of US$1.0 billion. For the fiscal year ended in March 31, 2014, our profit for the period was US$181.2 million, and for the nine months ended December 31, 2014, our profit for the period was US$146.1 million.

The following table shows, for the periods presented, key financial and operating indicators of our performance.

	As of and for the nine-month period ended December 31,	As of and for the year ended March 31,
	2014	2014	2013
	(US$ in millions, except percentages)
Total assets	12,277.9	11,409.3	10,111.6
Total net loans	6,885.5	6,372.3	5,512.0
Total deposits	7,518.2	7,079.1	6,600.1
Total equity	1,009.3	942.1	832.0
Profit for the period	146.1	181.2	162.0
Return on average assets(1)	1.7%	1.7%	1.7%
Return on average shareholders’ equity(2)	22.0%	21.7%	22.7%
Net interest margin(3)	4.3%	3.9%	3.9%
Efficiency ratio(4)	50.9%	53.2%	51.6%
NPL ratio(5)	1.2%	1.7%	1.8%
NPL coverage ratio(6)	89.1%	90.7%	95.7%
Capital ratio of Bicapital(7)	14.5%	15.1%	15.1%
Capital ratio of Banco Industrial(7)	12.9%	11.9%	13.5%
Capital ratio of Banpaís(7)	14.1%	13.2%	12.2%
Capital ratio of BI El Salvador(7)	20.1%	20.4%	19.6%

(1)

Refers to profit for the period divided by average total assets. The average balances for total assets have been calculated on the basis of monthly balances. ROAA for the nine-month period ended December 31 2014 is annualized and calculated as profit for the nine-month period divided by nine and multiplied by 12, divided by average total assets.

(2)

Refers to profit for the period divided by average shareholders’ equity. The average balances for shareholders’ equity have been calculated on the basis of our monthly balances. ROAE for the nine-month period ended December 31, 2014 is annualized and calculated as profit for the nine-month period divided by nine and multiplied by 12, divided by average shareholders’ equity.

(3)

Refers to net interest income divided by average interest-earning assets. Average interest-earning assets are determined on average monthly balances, in the period under analysis. Net interest margin for the nine-month period ended December 31, 2014 is annualized and calculated as net interest margin for the nine-month period divided by nine and multiplied by 12, divided by average interest-earning assets.

(4)	Refers to operating and administrative expenses before depreciation and amortization divided by the period’s profit for banking and insurance operations plus loan impairment charges.
(5)	Based on the loan activity carried out by our banking subsidiaries (Banco Industrial, Banpaís and BI El Salvador). Calculated as total NPL divided by total loans.
(6)	Refers to the ratio of allowance for loan losses to NPL for a given period.
(7)

Refers to total regulatory capital divided by total risk-weighted assets. Total regulatory capital and risk-weighted assets are calculated in accordance with the guidelines established by the local regulator of each country in which our subsidiaries operate. Regulatory capital and risk-weighted assets for us and for Banco Industrial are calculated in accordance with regulatory requirements of the GSB. Regulatory capital and risk-weighted assets for Banpaís are calculated in accordance with regulatory requirements of the CNBS while the regulatory capital and risk-weighted assets for BI El Salvador are calculated in accordance with regulatory requirements of the SSF.

Our History and Corporate Structure

Since our founding, we have been a 100% privately-held institution. Formed in November 2006, Bicapital Corporation is a holding company incorporated under the laws of Panama. Banco Industrial, our main subsidiary, was founded in Guatemala in 1967. In 1973, Seguros El Roble, our insurance company in Guatemala, was established. In 2007, Bicapital acquired a controlling interest in Banpaís, our subsidiary in Honduras. In 2011, Banco Industrial was granted a banking license in El Salvador and BI El Salvador initiated operations.

The following chart presents our corporate structure, indicating our principal subsidiaries and respective ownership interests as of December 31, 2014.

•	Banco Industrial is a bank that provides a wide range of commercial and retail financial services in Guatemala and El Salvador. Banco Industrial’s main subsidiaries include:

•	Westrust Bank, an offshore bank incorporated in The Bahamas, is the largest offshore bank authorized to do business in Guatemala, with a 32.4% market share in terms of assets, according to the GSB;

•	Financiera Industrial provides financial services to commercial and retail clients in Guatemala, including mortgage loans, credit lines and investment fund and trust services;

•	Contecnica, an issuer of credit cards and debit cards under the VISA trademark in Guatemala; and

•	BI El Salvador is a bank with operations in El Salvador, assets of US$265.2 million and 123 employees as of December 31, 2014.

•

Seguros El Roble, the leading insurance company in Guatemala, provides a variety of insurance products and services, including life insurance, property and casualty insurance, automobile insurance, and health insurance, among others, for retail and commercial clients. Through Fianzas El Roble, its wholly-owned subsidiary, Seguros El Roble provides a variety of surety bonds for commercial and retail clients.

•

Banpaís is a bank that provides a wide range of banking services to over 388,290 commercial and retail clients in Honduras. Banpaís owns 100% of Seguros del País, which provides insurance products and services to both commercial and retail clients in Honduras.

•

Mercado de Transacciones S.A (“Mercado de Transacciones”), a securities brokerage firm, was one of the founders of the Guatemalan Stock Exchange (Bolsa de Valores Nacional, S.A.), and processed US$1,251.7 million in transactions during the year ended December 31, 2014.

•

Almacenes Generales S.A. (“Almacenes Generales”) and Almacenadora Integrada S.A. (“Almacenadora Integrada”) are two warehouse services companies that manage, store and administer the tax payments of our commercial clients’ imported merchandise.

•

Support companies and other companies includes insurance brokers, hospitals (medical attention for our insurance clients), family remittances services, a leasing company, electronic invoicing, and other small businesses that support our operations, such as legal services, investment and real estate management, accounting services and IT consulting. As of December 31, 2014, these companies represented approximately 7.7% of our total assets.

Our Competitive Strengths

Leading financial institution in Guatemala with a growing presence across Central America

Through our main subsidiary, Banco Industrial, we have been one of the main financial institutions in Guatemala over the past 45 years, consolidating our leadership position in commercial and retail banking. Over the last ten years, Banco Industrial has been the leading bank in Guatemala in terms of total assets, total net loans and deposits, with a market share of 27.7%, 26.7% and 24.8%, respectively, as of December 31, 2014, according to the GSB.

We believe that Banco Industrial’s strong brand recognition, solid reputation and distribution network have contributed to our leading position in Guatemala. Banco Industrial has been recognized with distinguished international awards, including “Best Bank in Guatemala” by Euromoney from 2010 through 2014, “Bank of the Year in Guatemala” by Latin Finance in 2010, 2011 and 2013, and by The Banker from 2010 through 2014, “Best Bank in Guatemala” by Global Finance in 2013, 2014 and 2015, “Best FX Provider in Guatemala” by Global Finance from 2010 through 2013 and 2015, and “Best Online Banking in Guatemala” by Global Finance in 2014.

Banco Industrial has one of the largest banking distribution networks in Guatemala, according to the GSB, serving more than 1.3 million retail clients and 7,100 commercial clients, and processing approximately 124.5 million transactions annually as of December 31, 2014.

Banco Industrial has performed a systemically important role for Guatemala’s financial market and economy. Banco Industrial is one of the leading check-clearing institutions in the Guatemalan financial system, with a 33.6% market share as of December 2014, in amount of quetzales cleared, according to the Guatemalan Automated Clearing House’s compensation agent and operator (Imágenes Computarizadas de Guatemala, S.A.). Banco Industrial is the main tax collector for the Guatemalan government with a 44.8% market share, according to the Guatemalan Superintendency of Tax Administration (Superintendencia de Administración Tributaria), and according to the Guatemalan Central Bank, Banco Industrial is a leading recipient of family remittances as of December 31, 2014, with a 22.6% market share, processing US$1,251.7 million in remittances flowing into Guatemala.

In addition to our leadership in banking, through Seguros El Roble, we are the leading insurance company in Guatemala with a 25.1% market share in total net premiums written as of December 31, 2014, according to the GSB; Seguros El Roble has consistently outperformed the growth of the Guatemalan insurance market. Seguros El Roble’s net premiums written achieved a CAGR of 14.7% for the five-year period ended December 31, 2014, compared to a CAGR of 9.7% of the industry for the same period, in Guatemalan GAAP as reported to the GSB.

We have a loan portfolio in Central America (excluding Guatemala) in an aggregate amount of US$2,000.4 million as of December 31, 2014, which represents 28.8% of our total loan portfolio. We are the fourth-largest bank in Honduras in terms of total net loans with a market share of 11.4%, with 152 branches and 145 ATMs. In El Salvador we have a market share of 1.4% in terms of total net loans, with nine branches and 16 ATMs. In line with our expansion strategy, we are seeking to commence banking operations in Panama in 2015, with a new license, under the name BiBank, which will complement our platform in Central America to better serve our clients’ needs, allowing us to serve the many multinational companies who have established their headquarters in Panama. Additionally, Panama has become a modern and leading international banking center in Latin America, which we view as an opportunity to grow and strengthen our services.

Track record of profitable growth

We have consistently demonstrated our ability to deliver profitable growth. Our total assets, net loans, deposits and equity grew at a compounded annual rate of 11.8%, 14.4%, 7.7% and 14.1%, respectively, over the period between April 1, 2012 and December 31, 2014. Our ROAE was 22.0% on an annualized basis for the nine months ended December 31, 2014, in line with our ROAE of 21.7% for the fiscal year ended March 31, 2014. Our main banking subsidiaries have been able to deliver strong performances as compared to the banking systems in the jurisdictions in which they operate, based on local GAAP reporting to each regulator, as shown in the table below.

	2-Year CAGR				Year Ended December 31,
	(December 31, 2012 - December 31, 2014)				2014
	Total Assets	Total Loans	Total Shareholders’ Equity	Net Income	ROAE
Banco Industrial Guatemala	10.4%	12.6%	12.7%	18.5%	22.8%
Guatemala Banking System(1)	10.5%	10.2%	11.8%	7.2%	15.8%
Top Three Private Banks (2)	9.4%	10.3%	14.2%	10.5%	12.3%
Banpaís	10.1%	12.3%	13.1%	7.7%	14.0%
Honduras Banking System(1)	14.5%	10.7%	14.3%	5.1%	11.4%
Top Three Private Banks(3)	13.1%	8.8%	10.7%	2.9%	12.7%
BI El Salvador	29.9%	33.1%	25.8%	9.2%	2.8%
El Salvador Banking System(1)	3.9%	6.3%	3.3%	(5.7%)	9.3%
Top Three Private Banks(4)	3.0%	4.9%	3.4%	(4.7%)	10.9%

	Total Assets	Net Premiums Written	Total Shareholders’ Equity	Net Income	ROAE
Seguros El Roble	14.1%	9.0%	17.0%	32.9%	32.1%
Guatemala Insurance System(1)	7.7%	10.4%	13.6%	17.0%	23.6%
Seguros del País	12.8%	23.7%	14.1%	3.0%	27.9%
Honduras Insurance System(1)	6.4%	10.3%	(0.3%)	(11.5%)	15.3%

Note: Figures in local GAAP, according to the GSB, the CNBS and the SSF.

(1)	Figures exclude our subsidiaries.
(2)	G&T Continental, Agromercantil de Guatemala and Reformador.
(3)	Banco Atlántida, Banco de America Central Honduras and Banco de Occidente.
(4)	Banco Agricola, Banco Davivienda Salvadoreño and Scotiabank El Salvador.

We believe that our broad retail and commercial client base allows us to sell complementary financial products and services, increasing our wallet penetration, strengthening customer loyalty and achieving higher profitability in our operations. An important component of our strategy is to provide our corporate clients with a package of services called Total Service (Servicio Total). We provide corporate clients with (i) a dedicated account manager specialized in fulfilling the specific needs of each client, (ii) high-quality and competitive financial services, (iii) technological services allowing commercial clients to connect online and (iv) insurance policies at competitive prices, including coverage for auto, transportation and property, as well as collective life and health insurance policies.

Our market knowledge, acquired over nearly 50 years, allows our subsidiaries to develop innovative product platforms to better serve our clients’ needs. As an example, our mortgage loans are packaged with both life insurance and property and casualty insurance policies and our auto loans are packaged with auto insurance policies, all provided by our insurance subsidiaries (Seguros El Roble in Guatemala and Seguros del País in Honduras). As a result, we have recorded increased levels of productivity on a per-client basis. Our clients in Guatemala used, on average, 2.7 of our products as of March 2007, reaching 4.4 as of December 2014, calculated as the total number of products over the total number of clients.

We have also developed products for employees, suppliers and clients of our largest commercial clients, such as specific loan programs and electronic direct payment mechanisms via Internet banking services, as well as preauthorized credit lines for our clients’ suppliers. Additionally, in Guatemala we have established branches and ATMs on our commercial clients’ premises and developed information and technology systems specifically designed to provide a direct online link between a client company’s computer mainframe and our subsidiaries’ mainframe.

In addition to our track record of organic growth, we have demonstrated an ability to identify and execute acquisitions, integrate other banks and capitalize on synergies. We have created an integrated mergers and acquisitions taskforce to identify, analyze and execute acquisitions and have also developed streamlined processes to integrate an acquired company into our operations. As part of our strategy, we intend to engage in tactical acquisitions on a selective basis. Our most recent acquisitions include: Sermesa (2014, Guatemala), Banco del Quetzal (2008, Guatemala), certain assets and liabilities of Banco del Comercio (2007, Guatemala), Banpaís (2007, Honduras) and Banco de Occidente (2006, Guatemala).

Sound risk management resulting in strong asset quality

We have an experienced risk management team focused on monitoring and managing risks across all business areas. This team has internal policies, targets and limits in place to monitor each type of risk under the umbrella of comprehensive risk management practices. Our credit risk policies are approved by our risk committee and board of directors and are revised on an annual basis.

Historically, and mainly as a result of our conservative credit risk management policies, we have experienced low NPL and high NPL coverage ratios. As of December 31, 2014, based on Guatemalan GAAP, our NPL ratio for Banco Industrial in Guatemala was 0.6%, the second-lowest ratio in the banking industry, and significantly lower than the Guatemalan banking industry’s average NPL ratio of 1.3% as of the same date, and our NPL coverage ratio was 240.2% as compared to the Guatemalan banking industry’s NPL coverage ratio of 159.3%. As of December 31, 2014, Banpaís and BI El Salvador had NPL ratios of 1.4% and 0.6% (based on Honduran and Salvadoran GAAP respectively), which were also significantly lower than the Honduras and El Salvador banking industry’s average NPL ratio of 2.7% and 2.4%, respectively; and the NPL coverage ratio for Banpaís and BI El Salvador was 135.4% and 120.8%, respectively.

To date, our robust growth has not led to a deterioration of our loan portfolio due to our risk management experience across our commercial and retail segments. In the commercial segment, which represented 79.6% of our total loan portfolio as of December 31, 2014, we focus on the higher-quality clients in each sector of the economy, which allows us to maintain lower NPL levels. In retail lending, we target higher credit-worthy individuals, with job stability, low indebtedness and good commercial and personal references. For instance, as of December 31, 2014, our NPL and NPL coverage ratios were 1.2% and 89.1%, respectively.

Diversified funding base with competitive funding cost

We have access to diverse sources of funding, including traditional deposits (from both commercial and retail clients) and debt securities placed in local and international credit markets. As of the year ended December 31, 2014, 66.7% of funding was comprised by our total traditional deposits base. Our deposit base is broad and fragmented, such that we are not dependent on a certain type of client, which provides us with a competitive and consistent average cost of funding of 3.3% for the nine-month period ended December 31, 2014, 3.4% for the year ended March 31, 2014 and 3.3% for the year ended March 31, 2013. As of December 31, 2014, deposits were comprised of approximately 1.9 million client deposits.

According to the GSB, Banco Industrial, our main subsidiary, has been the leading banking institution in deposits in Guatemala, with a market share of demand, savings, and term deposits of 30.3%, 23.7%, and 20.3%

respectively, as of December 31, 2014. Our bank in Honduras, Banpaís, occupies the fifth place in total deposits in Honduras according to the CNBS, with a market share of 9.2%, and specific market shares in demand, savings, and term deposits of 9.0%, 8.1% and 9.7%, respectively.

In order to further diversify our funding base and improve duration matching, we regularly access the international credit markets to provide our subsidiaries with long-term funding and regulatory capital at competitive costs. Over the last ten years, we have raised over US$1,840 million in funding from the international capital markets. In April 2008, Banco Industrial issued Tier 1 Capital Notes due 2068 in the international capital markets in a principal amount of US$35 million. In July 2011, Banco Industrial issued subordinated debt for US$150 million with a maturity of ten years. In October 2012, Banco Industrial issued senior unsecured notes due 2022 for a total aggregate amount of US$500 million, obtaining one rating above Guatemala’s country rating. Banco Industrial has also established a DPR (Diversified Payment Rights) Securitization Program, through which it issued notes in 2005 for US$200 million, in 2007 for US$300 million (restructured in 2011 for an additional US$25 million), in 2011 for US$180 million, and in 2013 for US$450 million, for a total of US$935 million. The total outstanding balance under the DPR Securitization Program as of December 31, 2014 was US$613.4 million.

Efficient operational platform supported by best-in-class technology

Through the use of advanced technology, we are focused on providing high-quality services to our clients in an efficient manner. We provide our commercial and individual clients a variety of electronic services to carry out different types of operations. The emphasis on non-traditional distribution channels has helped us increase client access to services and improve efficiency. Through our electronic banking platform, we offer retail clients different options for performing transactions, including through ATMs, web channels, apps and SMS. For our commercial clients, we offer an integral solution through a web page to carry out remote banking operations in a quick and secure manner directly from their offices. For the month of December 2014, approximately 51.9% of our total banking transactions in Guatemala and approximately 40.8% and 3.0% of our banking transactions in Honduras and El Salvador, respectively, were conducted electronically.

We have our own telecommunications infrastructure consisting of a microwave network that interconnects most of our points of service in Guatemala, Honduras and El Salvador, thus facilitating efficient communication and improving customer service. In addition, we offer an integrated regional banking service through an electronic platform (web page) called Regional Connection (Conexión Regional), which allows our clients to perform financial transactions between their accounts in Guatemala, Honduras, and El Salvador. Given our significant investments in the area in recent years, we feel confident that our current information technology platform is sufficient to support our anticipated growth.

Our commercial activities are supported by our Client Relationship Management system (“CRM”). We believe that our CRM provides us with a competitive advantage by allowing us to segment our clients based on, among other factors, profitability, income level, consumption preferences and location. We have established a call center, completely functional as a tool for CRM communications. Our CRM platform allows us to service our clients more efficiently and improves productivity by allowing us to better identify our clients’ needs and target cross-selling opportunities.

We believe that our focus on technology has been a key driver in generating significant operational efficiencies. We have also implemented a cost reduction strategy, which has helped us realize higher profit margins in our products and services. As an example, Banco Industrial has established correspondent agents throughout Guatemala in locations where we do not have branches, providing them with hardware equipped with communication technology for the operation of different types of transactions, allowing us to access more clients at a lower cost. For the nine-month period ended December 31, 2014, our efficiency ratio was 50.9%, as compared to our efficiency ratio of 53.2% for the fiscal year ended March 31, 2014. Our total productivity per employee, calculated as operating and administrative expenses over the number of employees, stands at US$21,489 per employee as of December 31, 2014, as compared to US$21,691 as of December 31, 2013.

Experienced management team, highly involved board of directors

Our senior management has significant experience in the banking and financial services industry and the know-how to identify and offer products and services that meet our clients’ needs, while maintaining effective risk management and strong profitability levels. Since 1967, Banco Industrial has had only two board Chairmen and two Chief Executive Officers and a stable senior management team with an average of 21 years with the company.

The experience of our senior management in the industry ranges between ten and 35 years and most of our senior managers have master’s degrees in their relevant fields of specialization from leading business schools in Latin America and the United States. In addition, we are focused on attracting, developing and maintaining highly qualified personnel. We believe that a merit-based culture that highlights teamwork enables us to maintain a motivated workforce that delivers high-quality service.

Our approach to promotion and succession focuses on identifying and internally developing the talent needed for the future. We offer growth opportunities within the organization to employees who are academically prepared (bachelor’s degree and master’s degree) and have the seniority and experience to be able to move into roles of further responsibility and leadership. This allows us to create a stronger administrative team and preserve our work culture.

Additionally, our board of directors is made up of well-known and recognized entrepreneurs in Guatemala who represent the country’s largest business groups in industries such as textiles, food and beverages, cement, agroindustry, pharmaceutical and commercial products, among others. Our directors, including independent directors, participate in all key governance committees and actively supervise our operations. Our directors’ experience in the financial industry ranges between 15 and 45 years. Our executive committee consists of our most senior directors, with an average of 21 years of experience with the company. Our executive committee is required to meet at least quarterly but may meet more frequently if deemed necessary. In addition, because some of the executive committees of our subsidiaries, such as Banco Industrial, are comprised of the same members of our executive committee, members of our executive committee may sometimes meet as often as twice a week to discuss the operations of our subsidiaries.

Our Strategy

Over the course of our history we have developed a successful business strategy, which has allowed us to become Guatemala’s leading financial institution and expand our operations to attractive markets in Central America. This strategy provides us a basis for consistent profitable growth while adhering to sound risk management policies. Beginning in 1995, a core element of our strategy has been the growth and expansion of our retail banking platform. We are also looking to increase market share in the small- and medium-enterprise (“SMEs”) and microfinance businesses, while maintaining our strategy of profitable growth combined with high-quality risk management systems. We also aim to continue growing our other Central American operations by strengthening our business in Honduras and El Salvador and replicating our proven successful business model in other Central American countries, such as Panama.

We expect to achieve these objectives through the following strategies:

Increase our market share in high-margin businesses.

As of December 31, 2014, our loan exposure was mainly concentrated in the commercial segment, representing 79.6% of our portfolio while the retail segment of our portfolio represented 20.4% of our portfolio. We believe the retail segment, as well as small and medium sized businesses, provides not only great potential for growth, but also the ability to increase our financial margins because further penetrating these types of clients will contribute to higher interest rates when compared to those charged to large corporations.

We will seek growth in the retail segment through a dual strategy of cross-selling with our existing clients, offering key retail products such as credit card, payroll loans, mortgages, auto loans and other consumer loans, as well as through the generation of new clients as a result of the expansion of service points and entry into new market niches. Accordingly, over the last 20 years, we have sought to develop products and services to penetrate these areas.

We aim to achieve growth in SME clients by creating partnerships with associations and organizations that bring together SMEs, with the aim of developing products and services within this segment, such as the development of a revolving credit line program designated for working capital needs for the members of the Chamber of Commerce and Industry in Guatemala.

In order to maximize cross-selling efforts, we have implemented a CRM platform that closely monitors the number of products per client, which has helped us identify opportunities to offer additional financial services to the clients of our banking and non-banking subsidiaries with an emphasis on meeting individual customer needs identified by our sales force. For our retail products, additional products may include mortgages, various types of personal loans, insurance products, debit and credit cards, online and mobile banking services, safety deposit boxes, trust funds and access to loyalty programs. We also intend to leverage our payroll client base to offer additional products and services to our existing clients, who are easily accessible and relatively low-risk given that the repayment of loans to our payroll clients are directly deducted from their salaries.

Capitalize on low banking penetration and increase our presence in rural areas.

According to the World Bank, only 22.3% of the adult population (above 15 years old) of Guatemala had an account at a formal financial institution as of 2012. The same metric for Brazil, Colombia, Peru, Mexico and Chile was 55.9%, 30.4%, 20.5%, 27.4% and 42.2%, respectively. We believe that this low penetration rate creates a growth opportunity for us, which we plan to capitalize upon pursuant to the following strategies:

•

developing financial products and services adapted to our microfinance customer needs, including loans, payment methods, insurance and specialized branches; we believe that this line of business is not only profitable and has significant growth potential but also contributes to the economic and social development of the countries where we have presence;

•

increasing our network of correspondent agents in rural areas, enabling the population of these areas to have access to financial services through points of service in well-established businesses recognized in the community, providing a more familiar environment for them; and

•

focusing on the family remittances business, which continues to represent a significant market opportunity in our existing geographic markets, allowing us to offer other banking services to the beneficiaries, like savings accounts, health and life insurance, mortgage products and credit cards, among others.

Continue to focus on monitoring and managing risks across all business areas.

We have an experienced team focused on monitoring and managing risks across all business areas, including operational, market, liquidity and credit risks. Historically, we have experienced stable, low NPL ratios, well below the average NPL ratios for the countries in which we operate. Our overall NPL ratio as of December 31, 2014 was 1.2%; NPL ratios for our commercial banking portfolio and our retail banking portfolio were 0.6% and 3.5% as of December 31, 2014, respectively. As we continue to further penetrate higher-margin segments, by means of our strong risk-management system, we plan to take measures to ensure that growth in these segments does not lead to deterioration in our loan portfolio quality.

Sustain momentum in insurance.

We intend to continue growing our personal insurance business by offering our clients differentiated and simplified products focused on client segmentation and specific distribution channel needs, including branches, telemarketing and third-party networks. Guatemala offers opportunities for growth in the insurance segment due to its low penetration with a 1.3% ratio of net written premiums to GDP, according to the GSB and the Guatemalan Central Bank. We expect that future growth opportunities will arise from increased insurance needs of existing clients across all lines of business and the development of new clients, mainly in health and life insurance. With our market leading position, through Seguros El Roble, we believe that we are well positioned to take advantage of this future potential growth.

Recently, the Guatemalan government has made certain proposals that could, if implemented, result in the occurrence of the following events: implementation of mandatory third-party liability insurance for automobile drivers (auto), reform or privatization of pensions in Guatemala (health and life), and widespread insuring of state-owned assets such as highways, bridges, and public sector buildings (property and casualty). Our insurance companies are well-structured to capitalize on any of these opportunities, should they arise, and are actively promoting the development of these market opportunities.

Additionally, in September 2014, we acquired Grupo Sermesa, the largest hospital group in Guatemala, with a total of five hospitals. We intend to leverage our medical operations to grow our accident and health insurance business. We believe that this acquisition will not only benefit the insurance business but also constitute a significant growth opportunity for us given Guatemala’s limited infrastructure and staffing in the health care field, which generates pent-up demand for medical services in the country.

Further develop our Central American operations.

Our presence in Guatemala, Honduras and El Salvador has enabled us to position ourselves as one of the largest financial conglomerates in Central America, and represents a platform for expansion to the other countries in the region. In the development of our regional expansion we will continue to pursue growth opportunities both organically and through acquisitions.

We intend to continue capitalizing on economies of scale and operating efficiencies through the implementation of the standards and best-practices of Banco Industrial’s business model in Guatemala in our banking operations in Honduras and El Salvador.

We plan to initiate banking operations in Panama in 2015. Panama has become Guatemala’s second-fastest growing trading partner in the region, with a CAGR of 9.7% of total trade flows between the two countries during the five years ended on December 31, 2014, according to the Guatemalan Central Bank. We also believe the country has significant potential for growth given its strategic location. Our strategy in Panama will initially focus on the corporate segment, foreign trade services and private banking.

Despite our growing presence in Central America, we believe that Guatemala will continue representing the majority of our operations and that the Central American expansion will continue to be centered through economies with significant ties to our clients and to the overall Guatemalan economy.

Commercial Banking Segment

Overview

Our commercial banking segment focuses on providing a full range of commercial banking products and services to Central American companies and corporations through subsidiaries in Guatemala, Honduras and El Salvador. The commercial banking segment serves more than 20,000 companies, with more than 12,450 in Guatemala, 6,850 in Honduras, and more than 790 in El Salvador. Our commercial banking segment is organized into two business units: corporate and SME.

Our commercial banking segment serves companies in the manufacturing, agro-industrial, construction, commerce, consumer goods, real estate and financial services sectors. To meet our commercial clients’ needs, we have developed a wide variety of products and services, ranging from traditional financial services (loans, deposits and trade related services) to more specialized products (investment banking, corporate finance and trust services). We also provide cash management services for our commercial clients, including treasury and payroll services, bill payment and collection, which provides us opportunities to cross-sell retail banking products to their employees, vendors and customers.

Since the foundation of our banking subsidiary in Guatemala, Banco Industrial, in 1968, we have developed strong capabilities and expertise in the commercial banking segment, and as we expanded to Honduras and El Salvador, we have replicated our commercial banking business model, by offering similar products and services to corporate clients and SMEs in these markets. This strategy has allowed us to capture and retain commercial clients that operate in multiple countries in Central America and yet belong to the same economic group.

For the nine-month period ended December 31, 2014, our commercial banking segment generated US$83.6 million of our profit before tax, representing 46.0% of our total profit before tax for the period. In addition, for the nine-month period ended in December 31, 2014, our commercial banking operations in Guatemala, Honduras and El Salvador, generated US$64.3 million, US$16.5 million and US$2.7 million of our profit before tax, respectively, representing 35.4%, 9.1%, and 1.5% of our total profit before tax, respectively.

As of December 31, 2014, our commercial banking net loan portfolio totaled US$5,492.7 million, representing 79.8% of our total net loan portfolio, and had an NPL ratio of 0.6%. Banco Industrial represented 84.4% of our commercial banking net loan portfolio, while Banpaís and BI El Salvador represented 13.2% and 2.4%, respectively, as of December 31, 2014. Our commercial banking net loan portfolio is divided into loans to entities in the consumer goods industry (21.8%), manufacturing (21.1%), financial services and real estate (16.3%), construction (8.7%), utilities (8.0%), social and community services (6.4%), agriculture (4.2%), and other (1.1%).

As of December 31, 2014, Banco Industrial ranked first in commercial loans in Guatemala with a market share of 34.3%, according to information provided by the GSB, and Banpaís ranked fifth in commercial loans in Honduras with a market share of 11.1%, according to information provided by the CNBS. As of December 31, 2014, BI El Salvador ranked 11th in commercial loans in El Salvador with a market share of 2.8%, according to information provided by the SSF.

The table below provides a breakdown of our commercial banking net loan portfolio under IFRS as of the dates indicated.

	As of December 31,			As of March 31,
	2014		2014		2013
	US$ million	%	US$ million	%	US$ million	%
Commercial Net Loans
Corporate Net Loans	5,125.1	93.3. %	4,847.7	94.5%	4,215.9	94.4%
SME Net Loans	367.5	6.7%	284.1	5.5%	252.1	5.6%
Total Commercial Net Loans	5,492.7	100.0%	5,131.5	100.0%	4,467.9	100.0%
Total Net Loans	6,886.5		6,372.2		5,512.0
Percentage of Total Net Loans		79.8%		80.5%		81.1%

As of December 31, 2014, our commercial banking deposits totaled US$3,401.4 million, representing 45.2% of our total deposits. Banco Industrial represented 84.0% of our commercial banking deposits, while each of Banpaís and BI El Salvador represented 13.1% and 2.9%, respectively, as of December 31, 2014.

The table below provides a breakdown of our commercial banking deposits under IFRS as of the dates indicated.

	As of December 31,			As of March 31,
	2014		2014		2013
	US$ million	%	US$ million	%	US$ million	%
Commercial Deposits
Term Deposits	1,296.1	38.1%	1,243.5	37.9%	1,133.1	37.7%
Demand Deposits	1,926.1	56.6%	1,821.6	55.6%	1,700.6	56.6%
Savings Deposits	154.3	4.5%	173.3	5.3%	155.0	5.2%
Other Deposits	24.9	0.7%	39.6	1.2%	16.5	0.5%
Total Commercial Deposits	3,401.4	100.0%	3,277.9	100.0%	3,005.2	100.0%
Total Deposits	7,518.2		7,079.1		6,600.1
Percentage of Total Deposits		45.2%		46.3%		45.5%

Corporate Business Unit

Our corporate business unit is primarily responsible for providing services to entities to which we have provided individual loans in a principal amount greater than US$650,000 or that are part of a large corporate conglomerate. As of December 31, 2014, we served more than 7,620 entities through our corporate business unit, with more than 7,200 in Guatemala, more than 350 in Honduras, and more than 70 in El Salvador. We provide these entities high quality, highly competitive financial services such as investment banking, corporate finance and other sophisticated banking products to meet their needs. We also focus on developing a relationship with each of our corporate clients and promoting fee-based low risk products, such as letters of credit, collections, transfers and foreign exchange services that are tailored to meet the particular requirements of each client. Each corporate client is assisted by a specifically assigned relationship manager who is specialized in fulfilling the needs of each corporate client in a timely and efficient manner. In addition, we provide our corporate clients with technological services allowing them to perform banking transactions electronically.

Our corporate clients include multinational companies with operations in Guatemala, Honduras and El Salvador, and some of the largest and most important local companies operating in these countries. Additionally, we target the largest companies in the Central American region and have participated in syndicated loans to leading companies in the region in different industrial sectors.

Traditionally, our corporate business unit has been our core business with competitive advantages based on our expertise and reputation stemming from our more than 45-year history in the market. It is in this business unit where we have focused more keenly on product development in order to generate client loyalty by providing integral solutions for all of our clients’ needs. For example, we have developed services to allow corporate clients to make social security payments for their employees through our corporate internet banking system, thereby allowing clients to avoid higher costs associated with traditional processing. Furthermore, providing payroll services to our corporate clients has allowed us to generate significant cross-selling opportunities with their employees by offering them special products through our Extra Benefits (Beneficios Extras) program which provides our corporate clients’ employees access to exclusive promotions, lower financing costs and additional benefits for certain products than those available to the general public.

As of December 31, 2014, net loans to corporate clients totaled US$5,125.1 million, representing 93.3% of our commercial banking net loan portfolio and 74.4% of our total net loan portfolio. As of the same date, our corporate customer net loan portfolio had an NPL ratio of 0.2%. As of December 31, 2014, Banco Industrial represented 86.8% of our corporate net loan portfolio, while Banpaís and BI El Salvador represented 11.7% and 1.5%, respectively.

SME Business Unit

Our SME business unit is primarily responsible for providing services to entities with individual loans in a principal amount between US$20,800 and US$650,000, or the local currency equivalent. As of December 31, 2014, we served more than 6,555 entities through our SME business unit, with more than 5,000 in Guatemala, more than 1,455 in Honduras, and more than 100 in El Salvador. We provide financial support and a wide array of banking services to SMEs through customer service representatives located across our extensive branch network. The typical products offered to SME clients are: working capital loans, financing for medium and long-term investments, revolving credit lines and deposit accounts. We believe SMEs provide not only great potential for growth, but also the ability to increase our financial margins, contributing to an increase in profitability given that debt instruments offered to SME clients typically have higher interest rates than those offered to our corporate clients. Typically, loans to SME clients have interest rates between 100 and 200 basis points higher than loans to our corporate clients.

As of December 31, 2014, net loans to SMEs totaled US$367.5 million and represented 6.7% of our commercial banking net loan portfolio and 5.3% of our total net loan portfolio. As of the same date, our SME net loan portfolio had an NPL ratio of 5.0%. Banco Industrial represented 51.8% of our SME net loan portfolio, while Banpaís and BI El Salvador represented 33.8% and 14.4%, respectively, as of December 31, 2014.

Products and Services for the Commercial Segment

To be able to provide our commercial clients individualized service through a variety of products and services, we have established a program called Total Service (Servicio Total). Total Service provides commercial clients with (i) personalized assistance by a dedicated relationship manager, (ii) a high quality portfolio with competitive financial products and services, (iii) efficient operations supported through our technology platform and continuous connectivity between our commercial client’s main operating systems and our mainframe and (iv) financial services to our commercial clients, vendors and employees.

The concept of Total Service includes the development of products and services for employees, vendors and clients of our largest commercial clients, such as individualized loan programs and electronic direct payment mechanisms via our electronic banking platform, as well as preauthorized credit lines where applicable. For our main corporate clients we often establish a full service branch and place smart ATMs (ATMs in which the client can withdraw cash, transfer funds, check balances and get mini-statements, as well as make deposits) on their premises and main distribution centers to meet their needs. As of December 31, 2014 we had 290 branches located on the premises of our main corporate clients, representing 45% of our total branches.

Through our offshore bank, Westrust Bank, we offer our commercial clients investment and financing options, as well as assistance in asset management. We provide personal attention to support our clients’ financial operations and exclusive service centers with advanced technology and private access. Westrust Bank has developed a business model that focuses on private and corporate banking, geographic diversification, prudent risk management, advanced technologies for efficient operations and a specially trained team of employees.

Commercial Loans

Commercial loans are granted in applicable local currencies as well as in U.S. dollars and include the following types of loans:

•

Trade Finance: our banking subsidiaries provide short term loans for trade which are funded with the banking subsidiaries’ own capital or with credit lines from foreign banks. In addition, our trade finance unit offers medium-term credit lines using funds provided by international commercial banks and multilaterals organizations.

•

Local and International Factoring: through our electronic factoring service, commercial clients are able to send their invoices to our banks on a continuous basis up to a certain credit limit and borrow against these invoices. We have also established an international factoring program through a strategic alliance with Wells Fargo Bank by which we are able to factor invoices from around the world with a special focus on the United States.

•	Working Capital: revolving credit lines granted to commercial clients for general short-term purposes such as vendor and payroll payments and financing accounts receivable.

•

Medium- and Long-Term Financing for the Acquisition of Capital Goods: commercial loans granted for the expansion of current production capacity or geographic presence as well as new investments and other medium- and long-term corporate purposes.

•

Project Finance: financial support to commercial clients for greenfield projects in traditional industries with long-term commercial agreements with recognized off-takers that allow for the adequate projection and modeling of future payment capacity of the borrower.

•

Club Deal and Syndicated Corporate Loans: large corporate loans in capital-intensive industries that due to strategic, risk-related and legal lending limits require funding by two or more banks. Our banking subsidiaries are very active in syndicated loans throughout Central America in industries such as power generation, agroindustry and commercial real estate, among others. For the two years ended December 31, 2014 we structured syndicated loans for more than US$1 billion.

Our commercial loan CAGR for the period between April 1, 2012 and December 31, 2014 was 8.0%.

Commercial Deposits

Commercial deposits include the following types of deposits in the applicable local currency as well as in U.S. dollars:

•	Demand deposits: we offer demand deposits with low interest rates or no interest that are payable on demand and are very stable in amounts over time.

•	Savings deposits: we offer savings deposits with low interest rates, are payable on demand and are very stable in amounts over time.

•	Term deposits: for the management of excess liquidity some commercial clients establish term deposits for terms primarily ranging from 90 to 365 days.

•	Specific purpose investment plans: designed for commercial clients who wish to provision specific payroll-related bonus payments as well as severance payments.

Our commercial deposit CAGR for the period between April 1, 2012 and December 31, 2014 was 6.7%.

Other Services

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Cash management: we offer a variety of products and services focused on cash management, like collection and payment solutions, tax payments, payroll, consignment services, online collection, web services, credit card collection, electronic collection, automatic debit, third-party electronic payments, programmed service payments and social security payments, among other products and services.

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Trade products and foreign exchange: we offer a variety of services to facilitate our commercial clients’ international activities including electronic transfer of funds, import and export letters of credit, loans and international foreign currency transactions, bank guarantees and collections.

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Fiduciary services: our fiduciary services unit has grown considerably, from approximately US$740 million in assets under management as of December 31, 2009 to more than US$1,059 million in assets under management as of December 31, 2014, in Guatemalan GAAP as reported to the GSB. Most of these assets under management are related to portfolio management, collateral and payment services for project financing and real estate escrow services.

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Cash logistics and valuable management services: for commercial clients operating in cash-intensive businesses, such as consumer goods, food and clothing, among others, we provide armored vehicle services with routes covering many of the main population centers as well as some smaller towns. We also provide clients cash and coins where needed and charge a fixed rate for every delivery trip and a variable rate depending on what is being transported.

Retail Banking Segment

Overview

Our retail banking segment focuses on providing a full range of retail banking products and services to individual clients through our subsidiaries in Guatemala, Honduras and El Salvador. Our retail banking segment serves more than 1.68 million clients, with more than 1.3 million clients in Guatemala, more than 380,000 clients in Honduras, and 6,000 clients in El Salvador. Our retail banking segment is organized into three business units: consumer lending, mortgage and microfinance.

Our retail banking segment provides a variety of financial products and services to individuals including retail loans and retail deposits. Our key objectives include (i) increasing our market share in core products by cross-selling products to our existing clients, (ii) further penetrating market segments through our extensive branch network, points of service infrastructure and our electronic banking platform, and (iii) increasing our payroll services presence by leveraging our commercial client base. We believe our retail banking segment presents higher growth opportunities as compared to our corporate business unit while maintaining high margins at a reasonable risk.

To serve the retail banking segment we have designed products and services that satisfy the specific needs of our clients according to income levels and banking preferences. Through this client segmentation strategy we have developed products and services to reach high-net-worth individuals though private banking, and high, middle, and low income individuals through personal banking. We have specialized sales forces for each type of client.

We have developed capabilities and expertise in our retail banking segment through our established banking operations in Guatemala, and as we entered the market in Honduras and El Salvador, we have replicated our business model by offering similar products and services to retail clients across our all of our banking operations.

For the nine-month period ended on December 31, 2014, our retail banking segment generated US$27.4 million of our profit before tax, representing 15.1% of our total profit before tax for that same time period. In addition, for the nine-month period ended on December 31, 2014, our retail banking operations in Guatemala and Honduras generated US$28.3 million and US$2.6 million of our profit before tax, respectively, representing 15.6% and 1.4% of our total profit before tax, respectively. Our retail operations in El Salvador generated a loss of US$3.5 million during the same period due to continued expenses related to the expansion of our points of service as we look to further penetrate the Salvadoran retail market.

As of December 31, 2014, our retail banking net loan portfolio totaled US$1,392.8 million, representing 20.2% of our total net loan portfolio, and had an NPL ratio of 3.5%. Banco Industrial represented 72.1% of our retail banking net loan portfolio, while each of Banpaís and BI El Salvador represented 26.7% and 1.2%, respectively, as of December 31, 2014.

As of December 31, 2014, Banco Industrial ranked third in retail loans in Guatemala with a market share of 12.0% according to information provided by the GSB, and Banpaís ranked fourth in retail loans in Honduras with a market share of 10.4% according to information provided by the CNBS. As of December 31, 2014, BI El Salvador ranked 11th in retail loans in El Salvador with a market share of 0.2% according to information provided by the SSF. The table below provides a breakdown of our retail banking net loan portfolio under IFRS as of the dates indicated.

	As of December 31,		As of March 31,		As of March 31,
	2014		2014		2013
	US$ million	%	US$ million	%	US$ million	%
Retail Loans
Consumer Net Loans	646.8	46.4%	589.7	47.5%	482.6	46.2%
Mortgage Net Loans	689.8	49.6%	612.1	49.4%	528.1	50.6%
Microfinance Net Loans	56.1	4.0%	38.6	3.1%	32.8	3.1%
Total Retail Net Loans	1,392.8	100.0%	1,240.3	100.0%	1,043.5	100.0%
Total Net Loans	6,885.5		6,372.2		5,512.0
Percentage of Total Net Loans		20.2%		19.5%		18.9%

As of December 31, 2014, our retail banking segment deposits totaled US$4,116.8 million, representing 54.8% of our total deposits. Banco Industrial represented 89.9% of our retail deposits, while each of Banpaís and BI El Salvador represented 9.1% and 1.0%, respectively, as of December 31, 2014.

The table below provides a breakdown of our retail deposit base under IFRS as of the dates indicated.

	As of December 31,		As of March 31,		As of March 31,
	2014		2014		2013
	US$ million	%	US$ million	%	US$ million	%
Retail Deposits
Term Deposits	1,931.9	46.9%	1,788.5	47.1%	1,694.5	47.1%
Demand Deposits	920.6	22.4%	822.8	21.6%	775.6	21.6%
Savings Deposits	1,236.5	30.1%	1,159.4	30.5%	1,096.1	30.5%
Other Deposits	27.7	0.7%	30.5	0.8%	28.7	0.8%
Total Retail Deposits	4,116.8	100.0%	3,801.2	100.0%	3,594.9	100.0%
Total Deposits	7,518.2		7,079.1		6,600.1
Percentage of Total Deposits		54.8%		53.7%		54.5%

Products and Services for the Retail Banking Segment

Our business strategy for the retail banking segment pursues a cross-selling strategy aimed at increasing the number of products per client or “IPC Index.” For this purpose, we have put together an “IPC Committee” comprised by some of the members of our senior management including our CEO and Retail Banking Division Manager and certain of our business executives, who periodically review our retail banking strategy, including product development, market intelligence and innovation, and constantly evaluate clients’ needs and preferences. For instance, through this strategy, we have increased our products per client from 2.7 as of December 2007 to 4.4 as of December 2014 for Banco Industrial.

Products for our retail clients are offered through different channels such as branches, service centers, our contact center, relationship managers and our electronic banking platform. Each client’s history and use of financial services is constantly analyzed to identify which products better fit his or her evolving needs. In order to do this successfully, we use modeling tools to build an appropriate client profile. The sales force that offers our retail banking products receives constant training and clear incentives and is enabled with tools such as CRM, our a central information center (internal call center), internal web page with recent launches of products and promotions, and other support materials to effectively carry out cross-selling efforts.

Consumer Loans

Consumer loans are loans granted in applicable local currencies as well as in U.S. dollars (depending on the source of income of the borrower) and include the following types of loans:

•	Consumer lending: we provide short-term loans primarily through the following products.

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Credit cards: we offer our retail clients VISA and Master Card credit cards, with different benefits and value propositions according to each costumer segment, based on consumer behavior, financial and credit score. We have developed a wide range of credit card products, from premium credit cards for our private banking clients to traditional credit cards.

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Vehicle financing: we have established strategic alliances and tailored financing plans with most of the major auto dealers and retailers in the countries in which we have operations. Loans are granted for a maximum term of 5 years and always require a down payment on the new car.

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Retailer loans: these loans are granted through established strategic alliances with certain retailers (electronics, household appliances, furniture, etc.) with whom our banking subsidiaries have a commercial relationship.

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Payroll loans: we also promote consumer loans to employees of our commercial payroll service clients for which we put in place automatic payroll deductions. The risk of default on loans through this service is lower than for other debtors with similar credit profiles, mainly because the employer deducts the loan payments from the employee’s salary and makes payments directly to us.

As of December 31, 2014, loans to consumers totaled US$646.8 million, representing 46.4% of our retail banking net loan portfolio and 9.4% of our total net loan portfolio. As of the same date, our consumer loan portfolio had an NPL ratio of 2.4%. Banco Industrial represented 83.0% of our consumer net loan portfolio, while each of Banpaís and BI El Salvador represented 15.8% and 1.1%, respectively, as of December 31, 2014.

As of December 31, 2014, Banco Industrial ranked third in net consumer loans in Guatemala with a market share of 9.6%, according to information provided by the GSB, and Banpaís ranked seventh in net consumer loans in Honduras with a market share of 5.6%, according to information provided by the CNBS. As of December 31, 2014, BI El Salvador ranked 11th in net consumer loans in El Salvador with a market share of 0.2%, according to information provided by SSF.

Mortgage: we offer floating rate mortgages, primarily in local currencies, with terms between ten and 25 years. As of December 31, 2014, we had more than 19,770 mortgage clients, with more than 11,800 clients in Banco Industrial, more than 7,900 clients in Banpaís and more than 70 clients with BI El Salvador. Our strategic approach toward mortgage loans includes forming strategic alliances with construction companies and developers. We offer retail clients complete solutions through complementary life and property and casualty insurance policies, and we also offer different types of credits such as insured mortgages and government-backed loans that are provided through government programs designed to facilitate the acquisition of a home by insuring the loans granted by financial institutions. For standard mortgages, we require a down payment and provide a loan of up to 80% on the financed home’s value in order to increase the likelihood that the commercial value of the property will be sufficient to cover the outstanding balance of the mortgage in case of a default by the borrower.

Our mortgage net loan portfolio was US$689.8 million as of December 31, 2014, which represents 49.5% of our retail banking net loan portfolio and 10.0% of our total net loan portfolio. Furthermore, as of December 31, 2014, our mortgage loans had an NPL ratio of 4.6%. Banco Industrial represented 63.8% of our mortgage net loan portfolio, while Banpaís represented 36.2%, as of December 31, 2014.

Our mortgage net loan portfolio CAGR for the period between April 1, 2012 and December 31, 2014 was of 16.9%.

As of December 31, 2014, Banco Industrial ranked first in mortgage loans in Guatemala with a market share of 24.6%, according to information provided by the GSB, and Banpaís ranked second in mortgage loans in Honduras with a market share of 15.9%, according to information provided by the CNBS.

Microfinance: our retail banking segment’s microfinance strategy includes achieving national coverage in Guatemala and Honduras through our extensive branch network and the use of our technology platform. As of December 31, 2014, our microfinance business unit has provided more than 35,500 clients with loans for their personal businesses, with more than 25,900 through Banco Industrial and more than 9,600 through Banpaís. We have a specialized sales force of more than 160 executives who are organized by geographical areas. The sales force receives constant training on special market practices for this segment, which includes specific risk control methodologies and an active role in the collection process.

Microfinance is a key factor in the economic development of Guatemala and Honduras, and we have decided to expand our presence in the growing market of micro-entrepreneurs. Banco Industrial’s microfinance net loan portfolio CAGR in Guatemalan GAAP, according to the GSB, for the five-year period ended on December 31, 2014 was 32.9%, while that of the Guatemalan banking system was 10.4% for the same period, according to the GSB. This growth has been accomplished by focusing on the creation of specialized products and financial services to ensure they are suitable to the needs of this segment, including credits, methods of payment and insurance, which we have available through specialized branches that have dedicated microfinance representatives. Through constant innovation and a comprehensive product portfolio, we aim to provide good service and generate client loyalty for our microfinance business unit, thereby achieving our objective of establishing long-term relationships with clients, creating cross selling potential and increasing profitability.

Some of the products we have developed for our microfinance business unit include working capital loans, fixed asset loans, construction loans and seasonal product loans (including beginning of school year, summer and Christmas, among others).

We had a microfinance net loan portfolio of US$56.1 million as of December 31, 2014, which represented 4.0% of our retail net loan portfolio and 0.8% of our total net loan portfolio. Furthermore, as of December 31, 2014, the microfinance net loan portfolio has an NPL ratio of 3.2%. Banco Industrial represented 47.6% of our microfinance net loan portfolio, while Banpaís and BI El Salvador represented 35.7% and 16.6%, respectively, as of December 31, 2014.

Our microfinance net loan portfolio CAGR for the period between April 1, 2012 and December 31, 2014 was of 32.1%.

Retail Deposits

As part of our strategy to serve retail banking clients, we offer one of the most convenient and extensive retail banking distribution networks in Guatemala and Honduras. We offer a wide range of local currency- and U.S. dollar-denominated demand, savings and term deposits through our extensive point of service network. Furthermore, retail deposits are a very important source of funding, providing a stable low cost funding base.

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Demand deposits: we offer demand deposits with different interest rates, maintenance fees and options for accessing funds, such as checkbooks, debit cards, ATMs, mobile access and our electronic banking platform.

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Savings deposits: we offer savings deposits with different interest rates, maintenance fees, options for accessing funds such as debit cards, ATMs, mobile access and our electronic banking platform and additional benefits such as life insurance policies, the opportunity to win cash and non-cash prizes, and access to special discounts according to the account balance among other things.

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Term deposits: we offer competitive fixed rates during the investment period which usually ranges from 90 to 365 days. The client receives a certificate of deposit that can also be used as collateral for a short-term loan.

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Long-term investment funds: designed for retail clients who wish to save in the long term for a specific purpose or that wish to establish a retirement fund. This product offers attractive interest rates and interest is capitalized on a monthly basis to enhance returns.

Our retail deposit CAGR for the period between April 1, 2012 and December 31, 2014 was of 4.8%.

Other Products and Services

•	Debit cards and electronic wallet cards: we offer our retail clients cards that be used to withdraw local currency or U.S. dollars from ATMs.

•	Prepaid cards: we offer our retail clients VISA-brand prepaid cards.

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Loyalty program: we provide our retail clients a loyalty program with special discounts at affiliated retailers and allow them to accumulate reward points that can later be exchanged for services and merchandise.

•	Foreign exchange and wire transfers: we offer a variety of services to facilitate our retail clients’ international activities, including fund transfers and foreign exchange services.

•	Fiduciary services: we offer fiduciary services to our retail customer base mostly related to wealth management and escrow services.

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Family remittances services: our banking subsidiaries have established alliances with some of the most recognized money transmitters in the industry, like Western Union, Money Gram, RIA, Bancomer Transfer Services, Intermex, Transfast, Sigue, Viaméricas, Reymesa, Wells Fargo, Vigo, Dolex, among others, and these alliances have helped us become an important player in the family remittances industry in Guatemala and Honduras. During 2014, Banco Industrial processed more than

US$1,251.7 million in family remittances in Guatemala, which represents a market share of 22.6% according to the GSB, and Banpaís processed more than US$340.7 million in family remittances in Honduras, which represents a 9.9% market share according to the CNBS. Some innovative family remittances products we have launched include:

•	EnGuate is a program which allows the beneficiaries of remittances to receive funds directly into their Banco Industrial account.

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Mi Casa en Guate is a mortgage loan for retail clients that live in the United States that send family remittances to Guatemala through Banco Industrial to purchase property in Guatemala. Banco Industrial provides clients living abroad access to residential projects in Guatemala through consulting and financial services.

•	Credi-Remesa is a loan granted to a beneficiary of a family remittance who has established a transaction history with us.

Treasury Segment

Overview

Our treasury segment focuses on managing our funding, excess liquidity and our investment in securities. The treasury activities are performed by different operational areas such as: our brokerage company, our international division, our foreign exchange desk and our operations division.

For the nine-month period ended in December 31, 2014, our treasury segment generated US$64.9 million of our profit before tax, representing 34.3% of our total profit before tax for that same period. For the same period, our treasury segment in Guatemala, Honduras, and El Salvador, generated US$58.3 million, US$6.0 million, and US$0.7 million of our profit before tax, respectively, representing 32.1%, 3.3%, and 0.4% of our total profit before tax, respectively.

Our treasury activities provide the framework for the allocation of funds to loans and investments, seeking profitable investment opportunities in local and international markets that are aligned with our risk appetite and our prudent and conservative risk approach. Our treasury is constantly monitoring our lending pipeline and future allocation of funds to establish our total funding requirements and prospect for the best funding options based on the most efficient conditions in terms of rate and tenor. Our treasury segment also manages any surplus or deficit in funding obtained by our commercial and retail banking segments, which is allocated by our treasury segment to ensure that each of our banking segments will be capable of covering its funding records for its lending activities. Treasury has direct communication with our risk management and business areas to match our clients’ needs with our regulatory and risk requirements.

The following chart provides an explanation of the funding allocation process through our treasury segment:

Our treasury operations are guided by corporate administration policies that include the following, subject to management discretion and changes in policies by the board of directors:

•	net loan portfolio should represent between 50% to 60% of total assets;

•	investment securities should represent between 20% to 30% of total assets;

•	liquid assets should represent between 20% to 30% of total deposits;

•	investment securities should be in fixed income securities, mainly in sovereign debt of Central American countries;

•	the investment security portfolio should be composed of highly liquid securities;

•	no investment securities for trading purposes;

•	investments in primarily in debt securities;

•	total deposits should represent at least 60% of total funding of our treasury operations; and

•	credit lines should a maximum of 25% of the total funding of our treasury operations.

Investment Securities

As part of our treasury operations, we have investments in different financial instruments such as sovereign bonds secured by the governments of Guatemala, El Salvador, Honduras and Costa Rica; term deposits secured by private financial institutions; corporate secured bonds and certified bonds (Certificado Representativo de Bonos del Tesoro de la República de Guatemala, or certi-bonos), which are fixed-rate securities issued by the Guatemalan Central Bank in local and foreign currencies. As of December 31, 2014, we had US$3,173.6 million in investment securities, an increase of US$23.9 million, or 0.8%, compared to March 31, 2014.

The following table shows the distribution of our investment portfolio as of December 31, 2014

Description	US$ million	%
Short term (< 1 year)	443.2	14.0%
Long term (> 1 year)	2,730.3	86.0%
Total	3,173.6	100.0%
Local currency	2,221.4	70.0%
Foreign currency	952.1	30.0%
Total	3,173.6	100.0%
Sovereign	3,012.5.	94.9%
Private	161.0	5.1%
Total	3,173.6	100.0%

Funding

Our treasury fundraising activities include borrowings from banks and issuances of debt securities, including subordinated debt, in the local and international capital markets.

In order to avoid reliance on a single source of funds and to expand our medium and long-term funding mix, we have established the following strategy:

•	diversify our international banking relationships by increasing the number of financial institutions that provide us lines of credit;

•	access the international capital markets, through international debt issuances; and

•	funding through programs offered by governments and multilateral organizations.

For more information on our funding activities see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Funding.”

Insurance Segment

Overview

Our insurance segment focuses on providing a variety of insurance products and services, and a variety of surety and bonds for retail and commercial clients in Guatemala and Honduras. Our principal business lines include life, health and casualty insurance.

Our insurance segment is organized into two business units, commercial and retail, with specialized personnel and processes aimed at meeting the needs of the different clients they serve. Our commercial business unit sells our insurance products to our commercial banking clients and their employees. Our retail business unit targets individual clients through a diverse distribution network that includes a variety of marketing channels such as insurance agents, bancassurance operations and direct marketing strategies to promote the sale of individual policies, mainly life, health and casualty insurance.

The international insurance needs of our Guatemalan clients are covered in Central America and other regions through fronting partners who issue local policies and charge premiums in host countries that are subsequently assigned to Seguros El Roble in Guatemala or are insured on a non-admitted basis from Guatemala by policies issued in Guatemala to cover risks outside the country. These are policies referred by international insurance companies to protect international clients with local businesses. We issue a local policy that covers the interest of the insured under the global policy of the international client.

For the nine-month period ended December 31, 2014, the insurance segment generated US$13.3 million of our profit before tax, representing 7.3% of our total profit before tax for that same time period. For the same period, our insurance operations in Guatemala and Honduras generated US$12.3 million and US$1.0 million in profit before tax, representing 6.8% and 0.6% of our total profit before tax, respectively.

For the nine-month period ended of December 31, 2014, our net premiums written were US$159.6 million. Net premiums written for our insurance segment have consistently grown at a rate that exceeds the average market growth rate for the markets in which we operate. Seguros El Roble’s net premiums written achieved a CAGR of 14.7% for the five-year period ended December 31, 2014, compared to a CAGR of 9.7% of the industry for the same period, in Guatemalan GAAP, according to the GSB. Seguros del País’s net premiums written achieved a CAGR of 23.7% for the five-year period ended December 31, 2014, compared to a CAGR of 9.4% of the industry for the same period, in Honduran GAAP, according to the CNBS. Our net premiums written grew 15.5% for the fiscal year ended March 31, 2014 and grew 8.2% for the nine-month period ended December 31, 2014. Our insurance operations in Guatemala through Seguros El Roble had net premiums written annual growth of 15.1% for the fiscal year ended March 31, 2014 and grew 4.1% for the nine-month period ended December 31, 2014. Our net premiums written in Honduras grew 20.5% for the fiscal year ended March 31, 2014 and grew 18.1% for the nine-month period ended December 31, 2014.

As of December 31, 2014, Seguros El Roble ranked first in net premiums written in Guatemala with a market share of 25.1%, according to information provided by the GSB, and Seguros del País ranked fifth in net premiums written in Honduras with a market share of 8.5%, according to information provided by the CNBS.

Business Lines and Main Products

Life Insurance

We entered into the life insurance business line in 1986. Our life insurance net premiums written grew 27.2% for the fiscal year ended March 31, 2014 and 12.6% for the nine-month period ended December 31, 2014.

The growth in our insurance business has been the result of creative product development and a combination of efforts through various commercial channels. Our focus has been to sell life insurance through our banking subsidiaries’ branches and by means of a cross-selling strategy between our banking products and our insurance business lines, for example, savings accounts that include free life insurance coverage for the account holder or mortgage loans that include life insurance coverage for the debtor, which benefits our insurance business by providing the client with exposure to our insurance business and establishing a client profile. The use of our own distribution network and sales force allows for more competitive pricing and better customer service for our clients.

For the nine months ended December 31, 2014, life insurance net premiums written totaled US$26.8 million, representing 16.8% of our total net premiums written for the period.

As of December 31, 2014, Seguros El Roble ranked second in the Guatemalan life insurance market as measured by net premiums written, corresponding to a market share of 17.6% within this insurance line according to information provided by the GSB. As of December 31, 2014, Seguros del País ranked sixth in the Honduran life insurance market as measured by net premiums written, corresponding to a market share of 5.9% within this insurance line according to information provided by the CNBS.

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Individual Life Insurance: life insurance policies are designed to provide for the payment of an indemnity to policyholders or their beneficiaries in the event of the policyholder’s death, accident or disability. Our individual life insurance products offer a risk and savings scheme that make them suitable to cover death, accidental death, critical illness and total and permanent disability risks, as well as future educational and additional retirement funding. For the nine months ended December 31, 2014, individual life insurance net premiums written totaled US$1.1 million, representing 4.2% of our total life net premiums written for the period.

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Group Life Insurance: group insurance policies provide the same benefits and coverage as our individual life insurance policies and are designed to be purchased by our commercial clients who offer this benefit to their employees and by certain family groups. For the nine months ended December 31, 2014, group life insurance net premiums written totaled US$25.7 million, representing 95.8% of our total life net premiums written for the period.

Health Insurance

Health insurance policies help protect against the potential impact of medical expenses due to illness and allow an insured individual to make monthly premium payments to ensure coverage in the event of serious illness. The basic health insurance coverage includes medical expenses, medicines, lab tests, hospitalization, injuries from accidents, disability and dismemberment.

As of December 31, 2014, we had health insurance policies covering more than 140,000 insured individuals. For the nine months ended December 31, 2014, health insurance net premiums written totaled US$41.9 million, representing a 31.6% increase over the corresponding period of 2013, and representing 26.3% of our total net premiums written for the period.

As of December 31, 2014, Seguros El Roble ranked first in the Guatemalan health insurance market as measured by net premiums written, corresponding to a market share of 25.9% within this insurance line according to information provided by the GSB. As of December 31, 2014, Seguros del País ranked sixth in the Honduran health insurance market as measured by written premiums, corresponding to a market share of 5.9% within this insurance line according to information provided by the CNBS.

Through our insurance subsidiaries we provide various health insurance products with variable levels of coverage, which are designed to meet the needs of a diverse client base, including comprehensive medical insurance, insurance through affiliated health providers, family health insurance, and travel health insurance.

Casualty Insurance

Through our casualty insurance business line, we offer insurance products and services to cover fire and catastrophic risk (earthquakes, flooding and other natural disasters), as well as automobile and cargo insurance needs, among others.

Our casualty insurance net premiums written grew 9.9% for the fiscal year ended March 31, 2014 and decreased 1.6% for the nine-month period ended December 31, 2014. For the nine months ended December 31, 2014, casualty insurance net premiums written totaled US$88.6 million, representing 55.5% of our total net premiums written for the period.

As of December 31, 2014, Seguros El Roble ranked first in the Guatemalan casualty insurance business line as measured by written premiums, corresponding to a market share of 29.2% within this insurance line according to information provided by the GSB. As of December 31, 2014, Seguros del País ranked fourth in the Honduran casualty insurance market as measured by written premiums, corresponding to a market share of 11.1% within this insurance line according to information provided by the CNBS.

Fire and Catastrophic Risk

Fire and catastrophic risk insurance protects businesses and residences against natural disasters such as earthquakes, floods and hurricanes, and against man-made disasters such as terrorist attacks. These low-probability, high-cost events are generally excluded from standard hazard insurance policies, and so catastrophe insurance is required.

Premiums for fire and catastrophic risk insurance reflect different factors, including location, construction materials and use of the insured assets. We collaborate with clients to reduce vulnerability to certain risks, through our engineering department.

Seguros El Roble’s engineering department was the first in Central America to use thermal imaging analysis to aid in underwriting large risks, especially in industries such as large industrial clients, sugar mills and power generation, allowing the company to become a market leader in these insurance business lines.

For the nine months ended December 31, 2014, fire and catastrophic risk insurance net premiums written totaled US$39.1 million, representing 24.5% of our total casualty insurance net premiums written for the period.

As of December 31, 2014, Seguros El Roble ranked first in the Guatemalan insurance system with respect to fire and catastrophic risk insurance, as measured by gross premiums written, with a market share of 30.8%, according to information provided by the GSB. As of December 31, 2014, Seguros del País ranked third in the Honduran insurance system with respect to fire and catastrophic insurance, as measured by gross premiums written, with a market share of 14.1%, according to information provided by the CNBS.

Automobile

We provide a range of automobile insurance products for both individual and commercial clients. Our auto insurance policies provide comprehensive coverage for losses resulting from theft of insured vehicles, physical damage to the insured vehicle, third-party liability resulting from the use of the insured vehicle, and road-side assistance. Our automobile insurance policies generally have a one-year term and are paid up-front or in monthly installments. The pricing on our policies depends on factors such as age, gender, and driving history of the driver; geographical usage of the car; characteristics of the car such as brand, type and model; and availability of an enclosed parking space. Deductibles on our policies depend on the total value insured under the policy and the historical usage under the policy.

For the nine months ended December 31, 2014, automobile insurance written premiums totaled US$43.5 million, representing a 15.6% increase over the corresponding period of 2013. For the nine months ended December 31, 2014, automobile insurance policies represented 49.1% of our total net casualty insurance premiums written for the period and 27.3% of our total net premiums written for the period.

As of December 31, 2014, our number of insured vehicles reached approximately 122,000 vehicles, with more than 113,000 vehicles insured in Guatemala and more than 9,000 vehicles insured in Honduras. As of December 31, 2014, Seguros El Roble ranked first in the Guatemalan automobile insurance market as measured by net premiums written, corresponding to a market share of 31.7% within this insurance line according to information provided by the GSB. As of December 31, 2014, Seguros del País ranked fifth in the Honduran automobile insurance market as measured by net premiums written, corresponding to a market share of 6.9% within this insurance line according to information provided by the CNBS.

Cargo

Cargo insurance can be acquired by any individual or company to cover merchandise transported by air, water or land at every phase of the chain of transportation (loading, transit or consignment). Our cargo insurance only provides coverage when the merchandise is in transit and not when the merchandise is in warehouses. The premium for our cargo insurance depends on the type of merchandise, its value, origin and destination, type of transportation, safety measures and packaging. The policies usually cover one-year terms and establish geographical limits and loss level limits in relation to annual estimates of transported values.

For the nine months ended December 31, 2014, our cargo insurance written premiums totaled US$6.0 million, representing a 10.1% increase over the corresponds period of 2013. For the nine months ended December 31, 2014, our cargo insurance policies represented 6.8% of our total net casualty insurance premiums written for the period and 3.8% of our total net premiums written for the period.

As of December 31, 2014, Seguros El Roble ranked second in the Guatemalan insurance system with respect to cargo insurance, as measured by gross premiums written, with a market share of 23.3%, according to information provided by the GSB. As of December 31, 2014, Seguros del País had a market share of 8.4% of the Honduran insurance system with respect to cargo insurance, according to information provided by the CNBS.

Surety bonds

We offer conventional private surety bonds through our subsidiary Fianzas El Roble in Guatemala, which was founded in 1982.

For the nine months ended December 31, 2014, surety bond net premiums written totaled US$2.2 million, a growth of 23.6% for the period. For the nine months ended December 31, 2014, surety bond net written premiums represented 1.4% of our total net premiums written for the period.

As of December 31, 2014, Fianzas El Roble ranked fourth in the Guatemalan surety bonds market as measured by net written premiums, corresponding to a market share of 8.3% according to information provided by the GSB.

Reinsurance

Our insurance subsidiaries transfer a majority of the risk of our insurance business to reinsurers in order to limit the potential for losses arising from certain exposures. Our insurance subsidiaries had ceded 62.4% and 60.8% of our risk to reinsurers as of December 31, 2014 and March 31, 2014, respectively.

We maintain a reinsurance scheme which has been structured to ensure sustained and balanced growth in the risk of our portfolio. Our reinsurance scheme is supported by leading reinsurance companies worldwide, such as Munchener Ru, Swiss Re, Hannover Re, Transatlantic Re, with whom we have maintained strong and long term business relationships.

The following table shows the ratings of our main reinsurance alliances.

Reinsurance	Rating Agency	Rating
Transatlantic	A.M. Best	A
Munchener Ru	Standard & Poor’s	AA-
Hannover Re	A.M. Best	A+
Swiss Re	A.M. Best	A+

Support Companies and Other Companies

Support service companies and other companies include insurance brokers, hospitals, family remittances services, a leasing company, electronic invoicing, and other small businesses that support our operations, such as, legal services, investment and real estate management, accounting services and IT consulting. As of December 31, 2014, these companies represented 7.7% of our total assets.

•

Mercado de Transacciones: is a securities brokerage firm and one of the founders of the Guatemalan Stock Exchange. Mercado de Transacciones is the second largest securities brokerage firm in Guatemala in terms of volume of operations, having processed US$1,251.7 million in transactions during the year ended December 31, 2014, which represents a market share of 29% according to information provided by the Guatemalan Stock Exchange.

•

Almacenes Generales and Almacenadora Integrada: are two warehouse companies that manage, store and administer tax payments for our commercial clients’ imports. In some cases, such merchandise also serves as collateral for loans provided by our commercial banking segment.

•

Insurance brokers: Agencia de Seguros y Fianza, Contratos de Seguros y Fianzas, S.A., Caribbean Corporation S.A., Inversiones y Servicios, S.A. and Agencia de Seguros y Fianzas Innovadores, S.A. and La Interamericana de Ajustes, S.A are companies that act as insurance brokers for our insurance policies as well for third parties.

•

Hospitals: we offer individual health insurance and a range of corporate group healthcare policies including international coverage. We consider health insurance a strategic business line in terms of premium growth and future profitability based on the low penetration of health services and products in the market. In September 2014, we acquired Sermesa, one of the largest hospital groups in Guatemala formerly known as Grupo Medax, which was established in 1996. We currently operate five hospitals in the country and are in the process of developing another hospital in Quetzaltenango, the second largest city in Guatemala. Our hospitals have a capacity of approximately 235 beds and provide the following services: intensive care units, operating rooms, emergency services, laboratory tests, ambulance services and a blood bank. Our hospitals cover many medical specialties, including cardiology, general and plastic surgery, obstetrics and gynecology, pneumology, neurology, pediatrics, radiology and endocrinology, among others. We believe the vertical integration of our health insurance business unit with medical services gives us a competitive advantage in the market, allowing us to capitalize on the strong demand for medical services.

•

Family remittances services: we have ten money transfer offices in the United States located across California, New Jersey and Illinois, called Banindustrial, which facilitate the transfer of remittances from the United States. We processed more than 203,000 transactions during 2014.

•

Leasing: Leasing Solution S.A. provides financial and operational leasing, lease-back and property leasing for the acquisition of furniture and equipment, vehicles, or real estate; we provide these services to our commercial clients.

•

Guatefacturas S.A: this company provides electronic invoicing service for our commercial clients. Currently, through this service we offer our commercial clients invoices sent via e-mail and invoices posted online on the company’s website; this service aids the strategy of providing commercial clients better and more efficient ways of carrying out their business and strengthens client loyalty.

•	Legal services: Serjursa S.A. provides legal services to individual and commercial clients.

•

IT consulting: Corporación T, S.A., Corporación T Honduras, S.A., and Corporación T, S.A. de C.V. acquire, develop, sell, install, maintain, configure and provide support services for computer services, telecommunications and related fields, including data transfer, phone communication, wireless connections, the use of radio frequencies and other telecommunication needs.

•	Data processing: Datacentro, S.A. is a company that provides services for data processing, electronic equipment management, collection management, accounting and promotion management.

•	Accounting companies: Sistécnica S.A. provides accounting services to our subsidiaries.

•	Real estate companies: their main activity is the construction, promotion, marketing and sale of real estate, as well as providing management and maintenance services for real estate.

Banking Distribution Channels

Overview

We have a multi-channel distribution network composed by the banking infrastructure developed by our subsidiaries in Guatemala, Honduras, and El Salvador. As of December 31, 2014, we had 6,343 points of service, through which we provide services and products to our more than 1.7 million clients.

Our distribution channels are divided into traditional and electronic channels. The following table presents the distribution channels available by country in which we operate.

	Guatemala	Honduras	El Salvador
Traditional Channels
Branches	Ö	Ö	Ö
Mini-branches	Ö	Ö
ATMs	Ö	Ö	Ö
Correspondent Agents	Ö
Call Center	Ö	Ö	Ö
Electronic Channels
Electronic Banking
- Commercial	Ö	Ö	Ö
- Retail	Ö	Ö	Ö
- Automated Clearing House (ACH)	Ö	Ö	Ö
Mobile Banking	Ö	Ö
Social Networks	Ö	Ö

The following table shows the estimated number of transactions for each of our main distribution channels, during the year ended December 31, 2014.

	Guatemala	Honduras	El Salvador	Total
Branches	59,800,000	26,500,000	950,000	87,250,000
Correspondent Agents	5,900,000	—	—	5,900,000
ATMs	36,800,000	1,670,000	41,500	38,511,500
Electronic	64,600,000	18,300,000	29,800	82,929,800

Traditional Distribution Channels in Guatemala

Banco Industrial has one of the largest distribution networks in Guatemala. Our strategy contemplates expanding our network mainly in rural areas of the country, through correspondent agents. As of December 31, 2014, according to information from the GSB, we had more than 5,000 points of service in Guatemala, including branches, minibranches, correspondent agents, and access to more than 3,390 ATMs (including more than 2,500 from third-party networks), located in all of Guatemala’s 22 departments and across 337 cities and towns. The following table shows the growth in the number of Banco Industrial’s points of service in Guatemala.

	As of December 31	As of March 31
	2014	2013	2012
Branches	485	464	407
Correspondent Agents	1,129	1,051	745
ATMs	890	831	811
Total	2,504	2,346	1,963

Branches and Minibranches

We define branches as points of service with four tellers or more and in which a full range of services are offered, such as ability to open a new account, make deposits, and obtain insurance, loans, credit cards, pension funds, international services and bill payments, among other products and services. We define minibranches as points of service with three tellers or fewer that only offer transactional banking services such as cashing of checks, receipt of deposits and withdrawals.

As of December 31, 2014 we had a total of 485 branches, including 301 minibranches, of which 299 were located in Guatemala City and 186 in rural areas of the country. Through its branch network, Banco Industrial processed over 55.2 million transactions and opened more than 230,000 new accounts in 2014, compared to approximately 54.3 million transactions and 196,000 new accounts opened in 2013.

ATMs

Our ATMs are usually placed in high-traffic areas including gas stations, office buildings, supermarkets, and shopping malls. Banco Industrial installed 65 new ATMs during the year ended December 31, 2014, bringing our total number of proprietary ATMs in Guatemala to 890. In addition, there are other ATM networks in Guatemala and through strategic alliances with these third-party networks, Banco Industrial can provide its clients access to 2,507 additional ATMs throughout Guatemala.

Super Cajeros Bi are Banco Industrial’s cash deposit ATMs. Banco Industrial is the first bank in Guatemala to include cash deposit ATMs into its ATM network. As of December 31, 2014, we had 42 Super Cajeros Bi located in strategic points in Guatemala City.

Correspondent Agents

As part of our effort to reach the unbanked Guatemalan population and gain access to clients where we do not have a branch or minibranch, we have alliances with correspondent agents (third-party points of service) that are well-established businesses that are recognized in the communities where they are located. Some of the alliances we have include Wal-Mart stores, our primary alliance, and many credit unions in Guatemala, like Coosajo, Guadalupana, Colua, Tonantel, among others. We provide them with hardware equipped with communication technology for the completion of different types of transactions, such as check payments, prepaid card issuance, family remittance payments, and deposits. As of December 31, 2014, Banco Industrial had 1,129 correspondent agents.

BI Premium Service Centers

Banco Industrial offers its private banking clients exclusive service centers in some of our strategically-located branches, where they are able to perform banking transactions and receive financial advice from specialized customer service agents. These centers are equipped with top-of-the-line technology systems in a comfortable and safe environment.

Call Center

Banco Industrial consolidates all client contact in one customer service contact center. It aims to answer all of its clients’ questions regarding its products and services through specialized customer service agents with state-of-the-art communication and database technologies. Banco Industrial clients can reach the contact center by phone, e-mail or chat. The call center has 339 work stations with 548 agents and during the 12 months ended December 31, 2014, it processed more than 12.5 million transactions, including inbound and outbound calls, chat messages, email messages, among others.

BI-Consulta

Banco Industrial offers its clients telephone banking services 24 hours a day, seven days a week. Through telephone banking, clients can obtain account information, make credit card payments, transfer money between accounts, pay their utility and other bills, pay school and college tuition and add credit to their cell phone accounts.

Telephone banking also allows clients to receive faxes or text messages on their cell phones whenever transactions are posted to their accounts. Banco Industrial has a state-of-the-art call center. In the event that a debit or credit card is lost or stolen, clients can block the use of their lost or stolen cards through this service.

Traditional Distribution Channels in Honduras

Banpaís has a wide distribution network in Honduras and intends to continue to expand throughout the country. As of December 31, 2014, according to information from the CNBS, Banpaís had 297 points of service located in 15 of Honduras’s 18 departments and across 35 cities and towns. Banpaís serves its clients through a network of 152 branches, 13 which are drive-thru branches, 90 minibranches, and 145 proprietary ATMs and over 1,100 third-party ATMs. Through its branch network, in 2014, Banpaís processed over 26.5 million transactions and opened more than 89,000 new accounts, compared to over 22.0 million transactions and more than 78,000 accounts opened in 2013.

Traditional Distribution Channels in El Salvador

BI El Salvador is expanding its distribution network throughout the country. As of December 31, 2014, BI El Salvador had 25 points of service located in the main departments of El Salvador, serving our clients through a network of nine branches of which three are drive-thru branches, and 16 proprietary ATMs.

There are other ATM networks in El Salvador and through strategic alliances with these third-party networks, BI El Salvador can provide its clients access to more than 1,100 additional ATMs throughout El Salvador.

Through its branch network, in 2014, BI El Salvador processed over 995,000 transactions and opened 4,945 new accounts, compared to over 422,600 transactions and 3,290 accounts opened during 2013.

Electronic Distribution Channels

We provide to our commercial and retail clients a variety of electronic channels to allow them to carry out different types of transactions. Our emphasis on electronic distribution channels has helped increase client access to services and improved efficiency.

Our main electronic channels for retail clients are:

•

Online banking (Bi en línea in Guatemala and El Salvador and Banpaís x internet in Honduras): through this service we give our clients access to a broad range of information and services, including up-to-date information on account balances, credit card and loan balances, fund transfers, fund transfers to third parties, international wire transfers, loan and credit card payments, as well as utilities bill payments, among other services. We prioritize security features in our services, and based on this, we provide security tokens that add security for our customer’s transactions.

•	As of December 31, 2014 we had more than 356,500 online banking users in Guatemala, more than 3,700 online banking users in El Salvador, and more than 16,300 online banking users in Honduras.

•

Mobile Banking (BiMovil in Guatemala and El Salvador and BP Movil in Honduras): this service allows our clients to access products and services through the convenience of cellular phones and uses text messages in real time to provide clients access to their accounts. Clients can make transfers, payments, account locking and receive notifications of operations performed in their accounts (debits and credits on demand deposits and savings accounts, credit cards, etc.).

•	As for December 31, 2014 we had more than 395,000 mobile banking users in Guatemala, more than 109,000 mobile banking users in Honduras and 1,992 mobile banking users in El Salvador.

Our main electronic channels for commercial clients are:

•

Online banking (Bi-B@nking in Guatemala and El Salvador and Banpaís x internet in Honduras): We provide our commercial clients with complete solution to carry out online banking operations in a quick, friendly and secure manner that uses access codes and pre-determined levels of authorization. Among the services provided through this tool are account balances, loan balances, fund transfers, international wire transfers, payroll, supplier and tax payments and foreign exchange transactions. We provide security tokens that add security for our customer’s transactions. Another security feature allows our commercial clients to send our mainframe all the information of the checks they issue and approve for payment, reducing document alteration risks and gaining more control.

•

Another important tool we provide through our online banking service allows our commercial clients to pay taxes and import duties. In the case of Banco Industrial in Guatemala, during the nine months period ended December 31, 2014, we processed more than Q.22.1 billion (US$2.9 billion) in tax and import duty payments, which represents 45% of the total taxes collected by the Guatemalan government.

•	As for December 31, 2014 we had more than 38,900 online banking users in Guatemala, more than 3,785 online banking users in Honduras and more than 500 online banking users in El Salvador.

•

Conexión Regional: a technological platform that integrates the operations between our banking subsidiaries in Guatemala, Honduras and El Salvador. This system was designed to facilitate the cash management and treasury transactions of our clients that have regional operations. It allows them to centralize the information of their accounts in different countries and to make transfers between these accounts.

Social Networks

With the goal of improving and facilitating communication with our clients, we have been an active participant on Facebook and Twitter, which has enabled us to have a more interactive relationship with our clients and further increase brand loyalty.

Insurance Sales Channels

Our insurance segment’s distribution channels are divided into traditional and non-traditional channels. In our traditional channels we include our own sales force and brokers and in the non-traditional channels we include our banking branches, telemarketing efforts and strategic alliances.

Traditional channels

•

Sales Force: we market our insurance products and services through a professional team of sales representatives composed of sales executives with experience in this field and specialized in different types of insurances. Our sales force prioritizes customer service. We believe they give us a competitive advantage as a result of the continued internal and external training they receive on sales techniques and assessing customer needs.

•	As of December 31, 2014 we had 126 sales executives in Seguros El Roble and 13 sales executives in Seguros del País.

•

Brokers: brokers act as intermediaries between individuals or commercial businesses and our insurance subsidiaries. Their knowledge of risks and the insurance market allows them to find and arrange suitable insurance policies and coverage levels. We work with a select group of brokers who are chosen for their professionalism and the diversity of the business lines they cover. Currently we work with more than 590 independent brokers, with 440 in Guatemala and 150 in Honduras.

Non Traditional channels

•	Bank branches: we have a multi-channel distribution network composed of the banking infrastructure developed by our subsidiaries in Guatemala and Honduras.

•

Telemarketing: our banking subsidiaries share their database of clients with our insurance subsidiaries, which allows us to reach clients through telemarketing calls and offer them products that may be of their interest. Through this channel we offer simple and low cost products, targeted to middle-class individuals and families.

•

Strategic alliances: we continually seek opportunities to work with strategic partners to reach a large number of clients, allowing us to offer our insurance product portfolio through several points of sales. Some of our strategic alliances include:

•

Car dealers—we work with automobile distributors that sell major car brands such as Toyota, Mazda, Mitsubishi, KIA, Honda, Suzuki, Hyundai and BMW and have sales executives working on their premises who offer our automobile insurance and financing products.

•

Grupo Elektra—a specialty retailer in Latin America with points of service in Guatemala, allows us to reach a lower socioeconomic segment because Elektra stores are usually located in more rural areas. Grupo Elektra allows us to provide insurance products for the household appliances they sell.

Organizational Structure and Employees

Organizational Structure

Our operations are organized into six divisions to better focus on our business segments and to manage each of our subsidiaries in an efficient manner. All of the divisions report to our CEO, who also oversees three additional non-operating divisions: risk management, compliance and human resources.

The following chart illustrates our organizational structure:

Our commercial banking division focuses on providing a full range of commercial banking products and services to corporate and SME clients in target industries. The commercial banking division is also responsible for the operation of our subsidiaries that provide services to small, medium and large companies, such as Mercado de Transacciones, Almacenes Generales and Almacenadora Integrada.

Our retail banking division focuses on providing a full range of banking products and services to individual clients and microfinance. The retail banking division is also responsible for the operation of our subsidiaries that provide services to retail clients, such as Financiera Industrial and Contecnica.

Our international division focuses on providing a full range of products and services that meet the international banking needs of our clients. The international division is also responsible for all of our international business operations and our expansion outside of Guatemala, including our operations through Banpaís in Honduras and BI El Salvador, our relationships with correspondent financial institutions, multilateral organizations and rating agencies, our family remittance business and our operations through Westrust Bank in the Bahamas.

Our insurance division focuses on providing a full range of insurance products and services to retail and commercial clients and is also responsible for the operation of our subsidiaries that provide services related to the insurance business, including Seguros El Roble, Fianzas El Roble and Seguros del País.

Our finance and operations division is in charge of consolidating our back office activities so as to maximize efficiency and reduce costs. The activities of the operations division are divided into five groups: operations, accounting, budgeting and cost control, purchase management and collections and asset administration.

Our technology division administers one of the most sophisticated information technology systems in the region, which has allowed us to experience significant growth throughout most of our operations. Our strategy has been to maximize our efficiency by implementing high quality information technology solutions while at all times emphasizing stability and security.

Employees

As of December 31, 2014, we had 11,941 employees, of which 9,606 were in Guatemala, 2,212 in Honduras and 123 in El Salvador, compared to 10,184 employees as of December 31, 2013, of which 7,881 were in Guatemala, 2,209 in Honduras and 94 in El Salvador. We offer our employees benefits beyond those required by Guatemalan, Salvadoran and Honduran law such as additional severance payment benefits, life and disability insurance, health insurance and dental insurance. Our employees are not unionized, are not a party to any collective bargaining agreement and have never been involved in a strike or work stoppage.

We are focused on attracting, developing and maintaining highly-qualified personnel and believe that a merit-based culture that emphasizes teamwork enables us to maintain a motivated workforce that delivers high quality service. Our approach to promotion and succession focuses on identifying and internally developing the talent needed for the future. We believe in promoting internally, offering growth opportunities within our organization to employees who are academically prepared and have the experience to be able to move into positions of further responsibility and leadership. This enables us to create a strong administrative team with the know-how needed to preserve our work culture.

We also offer training programs at all levels of our organization and we promote a healthy and uplifting working environment for our employees. We follow corporate human resources policies for hiring processes, promotions and training. We developed the specialized leadership program Trascendiendo for more than 2,000 middle management positions. During 2014, we provided more than 2,600 training hours during 765 sessions to more than 14,700 employees. We have made available a library with more than 3,100 books and educational material and encourage collaborators to use these resources for self-learning objectives. We have a strong corporate culture, values and strategic map and brand identification and promote our corporate culture with the help of our culture specialists in every country and subsidiary.

Other Corporate Information

Technology

We understand the importance of IT in the performance of our subsidiaries, and are aware that we have to be at the cutting edge of technology in order to make management more efficient and to serve our clients effectively. The main focuses of our technology strategy are to guarantee the stability and availability of services to our clients and to develop new tech-driven products and services. We have a permanent annual budget for updates of IT equipment, services, and IT security, and have internal and external audits performed by our internal safety unit, our regulators, and external auditors.

We operate through the IBM mainframe platform which provides high uptime levels of operation, operating leverage, increased flexibility and a competitive differentiation for our business. This system consolidates all transactions and the IBM platform runs every core system of our banking services. We implemented some of our systems as a centralized regional solution to take advantage of the economies of scale and to benefit from lower startup costs for each country.

Regulation JM-102-2011 issued by the Guatemalan Monetary Board requires all banking institutions to transfer critical operations to a secondary data center (“Backup Recovery Site” or “BRS”) in case of a contingency. Banco Industrial strengthened its BRS from 2011 to 2014 to allow full coverage of its total banking operations and permanent online replication of information on the BRS to guarantee updated information in case of a contingency. The BRS also supports telecommunications by allowing full access to and from bank branches throughout the country. The BRS is also programmed to support our operations in Honduras and El Salvador and has already tested efficiently in role swaps of the core system with these countries.

To maintain secure and reliable regional communications and to prevent attacks that could result in the denial of services, we have installed our own telecommunications network through microwave signals. Whereas borders and landforms may stop terrestrial communication links, our regional microwave ring provides the means to fluidly transfer information across vast expanses using a three-way connection. In Guatemala, 19 repetition sites are installed and more than 1,400 service points are connected to our regional ring, including branches and ATMs. As a contingency, we have secondary communication links as an additional measure to guarantee the operation of our branches and subsidiaries.

Even though we are committed to the development of new products and services, we are very focused on the methodology for implementing technology projects. Every new project goes through different stages and evaluations carried out by expert users in testing cycles that assess data aging in order to guarantee system availability. To take advantage of tools, products, services and know-how, all major technology developments and decisions are taken and executed through our technology division based in Guatemala. In addition, each country has its own technology development and support team to address local requirements. We also provide 24/7 channel availability and support.

Corporate and Social Responsibility

We are committed to an ethical business model that strengthens our reputation and image with our clients, personnel, community and shareholders. Therefore, we try to create a positive impact on society while doing business.

We feel responsible towards the communities in which we have operations and strongly believe in the importance of citizen participation in order to build better countries. In 1984, we launched our Permanent Civic Program in Guatemala with the main purpose of strengthening the civic values of Guatemalans and acknowledging the contribution of individuals and institutions. The program consists of holding a ceremony at the headquarters of each of our banking subsidiaries to recognize the recipients’ contribution to society. During its more than 30 years, Permanent Civic Program has recognized more than 1,600 Guatemalans. This program has successfully been replicated in Honduras, where more than 600 Hondurans have been recognized and in El Salvador, where more than 20 Salvadorans have been recognized.

We are concerned about illiteracy in the countries in which we operate and assist in the reduction of illiteracy and support education. We support the work, programs and initiatives of various foundations in the countries in which we operate. In Guatemala, we support the Ramiro Castillo Love Foundation which has created literacy programs for more than 22 years as a result of which more than 397,700 people have been taught to read and write. The Napoleón Larach Foundation, which we also support, provides interactive whiteboards to public schools in Honduras and aids in the development of extra-curricular activities for public schools in the country.

Because we share the dreams of local athletes, we engage in cultural and sporting projects in Guatemala and Honduras. In Guatemala we assist the Guatemalan Olympic Committee by providing financial support, sporting equipment and technical assistance in order to improve the performance of Guatemala’s Olympic athletes. In Honduras, we have sponsored races such as the first Colorun as a fundraiser for the Pediatric Emergency Room for a local hospital.

Anti-Money Laundering and Counter-Terrorist Financing Policies

Guatemala

Financial institutions are governed by the Guatemalan Anti-Money Laundering Law (Ley Contra el Lavado de Dinero u Otros Activos), which establishes general rules to prevent and detect money-laundering activities in the Guatemalan financial system. There are also several Guatemalan institutions whose objective is to prevent and detect money laundering within the Guatemalan financial system. See “Regulation and Supervision—Guatemala—Anti-Money Laundering and Counter-Terrorism Financing.”

In Guatemala we have developed an anti-money laundering (“AML”) program that complies with Guatemalan law and regulations and meets international standards such as the Financial Action Task Force (“FATF”) recommendations. The AML program includes:

•	policies, procedures, and a system of internal controls to assure ongoing compliance with applicable AML laws and regulations;

•	the designation of a compliance officer in every subsidiary, responsible for coordinating and monitoring day-to-day compliance with the AML program;

•	procedures for independent testing for compliance with the AML program and applicable laws;

•	AML training for all personnel;

•	record keeping and reporting requirements, including those for cash transactions;

•	identification of high risk clients and the performance of enhanced due diligence; and

•	appropriate risk-based measures for monitoring transaction activity of customer’s accounts.

We have also implemented policies and controls to screen clients and transactions against applicable lists of sanctioned countries, governments and nationals and against names of specially-designated nationals, drug-traffickers, terrorists or terrorist organizations pursuant to U.S. sanctions programs overseen by OFAC.

Our corporate compliance system has a risk-based approach and its main focus is to reduce our exposure to fines, penalties or any other act that may affect our solid reputation. We are constantly identifying new or modified requirements and have specialized employees who are responsible of ensuring proper and timely communication, implementation and compliance with such requirements.

Honduras

Financial institutions are governed by the Honduran Anti-Money Laundering Law (Ley Contra el Delito de Lavado de Activos), which establishes general rules to prevent and detect money-laundering activities in the Honduran financial system. There are also several Honduran institutions whose objective is to prevent and detect money laundering within the Honduran financial system. See “Regulation and Supervision—Honduras—Anti-Money Laundering and Counter-Terrorism Financing.”

Banpaís has implemented its AML/counter-terrorism financing (“CTF”) program to comply with Honduran law and regulations issued by the CNBS, as well as international regulations applicable to foreign trade operations. Our program follows the same requirements and procedures as the AML program we have deployed in Guatemala.

El Salvador

Financial institutions are governed by the Salvadoran Law Against the Laundering of Money and Assets (Ley Contra el Lavado de Dinero y de Activos), which establishes general rules to prevent and detect money-laundering activities in the Salvadoran financial system. There are also several Salvadoran institutions whose objective is to prevent and detect money laundering within the Salvadoran financial system. See “Regulation and Supervision—El Salvador—Anti-Money Laundering and Counter-Terrorism Financing.”

BI El Salvador has developed an AML program that follows the same requirements and procedures as the AML program we have deployed in Guatemala.

The Bahamas

As part of our responsibility for the prevention of money laundering pursuant to Bahamian law, Westrust Bank requires a detailed verification of an investor’s identity and the source of payment. Depending on the circumstances of each application, a detailed verification might not be required where:

•

the investor is a foreign financial institution which is regulated by a recognized authority and carries on business in a country listed in the First Schedule of the Financial Transactions Reporting Act of The Bahamas (as amended) (a “First Schedule Country”);

•

the application is made through a recognized intermediary which is regulated by a recognized regulatory authority and carries on business in a First Schedule Country. In this situation we may rely on a written assurance from the intermediary that the requisite identification procedures on the investor for business have been carried out, subject to the guidelines of the Bahamian Central Banks; or

•

the subscription payment is remitted from an account (or joint account) held in the investor’s name at a bank in The Bahamas or a bank regulated in a First Schedule Country. In this situation we may require evidence identifying the branch or office of the bank from which the monies have been transferred, verify that the account is in the name of the investor and retain a written record of such details.

Westrust Bank reserves the right to request such information as is necessary to verify the identity of an investor. In the event of delay or failure by the investor to produce any information required for verification purposes, we may refuse to accept the application and the subscription monies relating thereto.

If any financial institution in The Bahamas has a suspicion that a payment contains the proceeds of criminal conduct that person is required to report such suspicion pursuant to The Proceeds of Crime Act or the Bahamas.

By subscribing, investors consent to the disclosure by us of any information about them to regulators and others upon request in connection with money laundering and similar matters both in The Bahamas and in other jurisdictions. See “Regulation and Supervision—The Bahamas—Anti-Money Laundering.”

Properties

Banco Industrial and our main Guatemalan subsidiaries are headquartered in 7a Avenida 5-10, Zona 4, Centro Financiero, Torre 1, Guatemala, Guatemala 01004. Banpaís is headquartered at Edificio Torre del País, Blvd. José A. Peraza, calle Banpaís esquina, San Pedro Sula, Honduras. BI El Salvador is headquartered at Avenida Las Magnolias No. 144, Colonia San Benito, San Salvador, El Salvador. As of December 31, 2014, we owned approximately 175 of the properties Banco Industrial’s branches are located, representing 36% of our total branches in Guatemala, 30 of those properties on which Banpaís’s branches are located, representing 12% of our total branches in Honduras, and in the case BI El Salvador’s we only own our headquarters. We lease the remainder of our branches from unaffiliated third parties, under leases with durations of between three and ten years and containing annual rent increases, in general, of approximately 5% annually. We believe that our facilities are adequate for their intended purposes.

Intellectual Property and Trademarks

We and our subsidiaries have registered 182 material trademarks in Guatemala, Honduras, El Salvador, Panamá and the United States. All of our trademarks are in full force and effect.

The trademarks “Bicapital Corporation” and “Corporación BI” and the corresponding logos are important trademarks for us, as well as a means to identify our financial services group, which has wide recognition within the Central American financial sector.

We have also registered the trademarks “Banco Industrial,” “Banpaís,” “El Roble Seguros y Fianzas,” “Seguros del País,” “Banco Industrial El Salvador,” “Westrust Bank,” “Contecnica” and the corresponding logos, which represent some of the most important trademarks of our financial services group, registered in different countries in Central America and in The Bahamas.

We have registered various trademarks and commercial names related to the different products we offer. Our registered trademarks related to our most popular banking and insurance products, include, among others, the following:

Licenses

Banco Industrial is authorized by the Guatemalan Monetary Board to conduct banking activities as described in “Regulation and Supervision—Guatemala—Regulatory Framework of the Financial System Banpaís and Seguros del País are authorized by the CNBS to conduct banking and insurance activities as described in “Regulation and Supervision—Honduras—Regulatory Framework of the Financial System.” BI El Salvador is authorized by the SSF to conduct banking activities as described in “Regulation and Supervision—El Salvador—Regulatory Framework of the Financial System.” Seguros El Roble and Fianzas el Roble are authorized by the Guatemalan Monetary Board to conduct insurance activities and is supervised by the GSB. Westrust Bank is licensed by the Central Bank of The Bahamas to conduct financial activities as described in “Regulation and Supervision—The Bahamas—Banking and Supervision Regulation.”

Legal Proceedings

Due to the nature of our business, we are subject to judicial, administrative and arbitration proceedings, including tax and labor claims arising in the ordinary course of our business. We do not believe any of these proceedings is reasonably likely to have a material adverse effect on our financial condition or results of operations. We cannot assure you that current legal proceedings will be resolved in our favor or that additional legal proceedings will not arise in the future.

Banco Industrial and Seguros El Roble are subject to several administrative proceedings relating to tax audits. In each such proceeding, the claimant is the Guatemalan Superintendency of Tax Administration. As of March 31, 2015, for Banco Industrial, the total amount involved in these proceedings was approximately Q.2,097,196 (US$274,326, based on the exchange rate of Q.7.6449 per US$1.00 on March 31, 2015) plus interest and penalties, and for Seguros El Roble, the total amount involved in these proceedings was approximately Q.1,194,512 (US$156,250, based on the exchange rate of Q.7.6449 per US$1.00 on March 31, 2015) plus interest and penalties.

Additionally, Banpaís is also subject to several administrative proceedings relating to tax audits. In each such proceeding, the claimant is the Honduran Superintendency of Tax Administration. As of March 31, 2015, the total amount involved in these proceedings was approximately L.169,692,360 (US$7,749,253, based on the exchange rate of L.21.8979 per US$1.00 on March 31, 2015) plus interest and penalties. The main administrative proceedings are related to the operations of Banpaís before it was acquired by Bicapital, and in case of a ruling against Banpaís the responsibility of payment will be transferred to the former owners under the Stock Purchase Agreement between Napoleón Juan Larach, Luis Napoleón Larach Larach and Bicapital Corporation, dated as of November 23, 2007.

We believe that none of these proceedings will have a material adverse effect on our financial condition or results of operations.

RISK MANAGEMENT

Our goal is to achieve sustainable long term growth by maintining a balance between risk policies and profitability. As a result, our senior management places great emphasis on risk management. In order to manage the risks described below, we have a specialized risk management structure, measurement systems and mitigation and remediation processes in place for our banking and insurance subsidiaries. We incorporate analytics into our decision-making process and make use of tools and methodologies that allow us to identify and manage risk efficiently.

Organizational Structure

Our board of directors and the board of directors at each of our banking and insurance subsidiaries is responsible for establishing an appropriate and integrated risk management system and for promoting an internal environment that facilitates our board of directors’ and the board of directors of each of our banking and insurance subsidiaries’ supervision and risk management control.

The boards of directors of our banking and insurance subsidiaries have created risk management committees to which they have delegated specific tasks in order to enhance risk management. Our executive committee and the risk management commitee of each of our banking and insurance subsidiaries are updated at their weekly meetings regarding the degree of exposure of the diverse risks managed by each banking and insurance subsidiary and inherent to their businesses.

Risk Management Committee

Risk management committees are created depending on the level of complexity of our activities and following guidelines from the corresponding regulator. Risk management committees develop and monitor risk management policies and report their activities and results to the corresponding management team at least once a year or when necessary.

Risk management policies are established to identify and analyze the risks faced by our subsidiaries, to set appropriate controls and limits, and to monitor risks, as well as, compliance with the established controls and limits. Our risk management policies and systems are reviewed regularly to reflect changes in market conditions and offered products and services. Each of our subsidiaries, through their own guidelines and procedures, intends to develop a disciplined and constructive control environment in which all the employees understand their roles and obligations.

Banking Subsidiaries

Our banking subsidiaries’ risk exposures consist mainly of:

•	credit risk, which refers to the potential loss caused by partial or total failure from a counterparty or issuer to fulfill its agreed obligations, both in the credit and investment portfolios;

•	liquidity risk, which refers to the inability to renew liabilities or acquire new ones at normal market conditions and the inability to unwind or offset positions due to a lack of market depth;

•

market risk (interest rate risk and exchange rate risk), which refers to the potential loss due to adverse changes in market prices of financial instruments as a result of movements in interest rates and foreign exchange rates; and

•	operational risk, which refers to the potential loss caused by failures or deficiencies in information systems, internal controls or errors while processing transactions.

See Note 5 to our Annual Financial Statements.

Credit Risk

Credit risk is the potential loss caused by partial or total failure by a counterparty or issuer to fulfill its agreed-upon obligations, both in the credit and investment portfolios. The credit risk exposure is managed through a periodic analysis of the capability of borrowers or potential borrowers to determine their capital and interest payment capability and the restructuring of such limits when appropriate. The credit risk exposure is also mitigated partially by obtaining collateral, either corporate or personal.

Our banking subsidiaries hold a large portfolio of debt securities and fixed income securities and are therefore exposed to the risk that the issuer may default on its interest or principal payments. This risk is mitigated through a three-step process. First, regulations established by the local regulators (i) limit the types of investments that our banking subsidiaries can make, (ii) set minimum credit ratings that investment securities must have and (iii) limit investments with respect to a single issuer. Secondly, our banking subsidiaries perform a careful analysis on the securities they purchase. Finally, the investment committees of our banking subsidiaries are responsible for approving any new investment and periodically reviewing existing investment portfolios. For more information please see our Note 5 to our Annual Financial Statements.

Loan management is performed under policies defined by the management of each subsidiary, complying with guidelines established by local regulators. Such policies are periodically reviewed and modified in response to changes and expectations in the corresponding markets, as well as new regulations, among other factors.

Our subsidiaries use specialized software to analyze loan applications and the financial information provided by potential borrowers. This analysis, and the metrics used therein, vary in detail, depending on the amount of the loan and the complexity of the requested operation. The most important assessment is the potential borrowers’ payment capability.

Estimates are performed for the expected loss. Expected loss is the estimated value that can be lost in a credit portfolio segment due to default. This estimate is calculated under the Internal Ratings-Based (IRB) approach, adopted by Basel II. We consider payment behaviors, grouped in homogeneous groups of borrowers, observed over five years to obtain the default probability of each borrower. The expected loss estimate allows us to adjust our subsidiaries’ loan approval and collection policies, as well as to improve the quality of their credit portfolio by monitoring credit deterioration limits.

Credit Approval Process

Our subsidiaries have written and authorized policies detailing the authorized body to approve each credit depending on the requested amount.

Banco Industrial

The loan approval process of Banco Industrial is based on three fundamental criteria: financial analysis, comparison against the market and evaluation of repayment capability.

The officer or corporate body responsible for the analysis and approval of each loan, including related party transactions, depends on the amount of the loan, as follows:

Responsible Officer / Corporate Body	Amount in US$
Head of Consumer Loans	Up to US$10,000
Financial Committee	Up to US$40,000
Head of Mortgage Loans	Up to US$62,500
Division Manager	Up to US$300,000
CEO	Up to US$600,000
Credit Committee	Up to US$1,000,000
Board of Directors	Greater than US$1,000,000

Banpaís

The loan approval process of Banpaís is based on three fundamental criteria: independent review and validation, approval through the review and affixation of sequential authorized signatures, and risk evaluation criteria that considers credit exposure of clients.

In concordance with credit exposure segmentation, an approval system applies as follows:

Responsible Officer / Corporate Body	Amount in US$
Account Managers, Business Deputy Managers, Credit Analysts	Up to US$100,000
Account Managers, Business Deputy Managers, Credit Analysts and Credit Regional Manager	Up to US$150,000
Business Regional Manager and Credit National Manager	Up to US$200,000
Credit Vice-President or Business Executive Vice-President	Up to US$350,000
Credit Vice-President and Business Executive Vice-President	Up to US$500,000
Executive President	Up to US$500,000
Board of Directors	Greater than US$1,000,000, and all related party transactions

BI El Salvador

The loan approval process of BI El Salvador is similar to that of Banco Industrial and is based on three fundamental criteria: financial analysis, comparison against the market and evaluation of repayment capability.

The authorization, denial, extension and restructuring of the credit conditions, for both commercial and retail clients in BI El Salvador, is appointed to the following officers as approval agents:

Responsible Officer / Corporate Body	Amount in US$
Branch Manager or Business Deputy Manager and in the absence of both, the Personal Banking Deputy Manager	Up to US$500,000 for loans secured with term deposits (back-to-back loans)
Loan Committee	Up to US$350,000 for all other loans
Executive Committee	Greater than US$350,000, and requests for smaller amounts not resolved by the previous instances
Board of Directors	All related party transactions

Loan Loss Reserves

Our banking subsidiaries classify their loans in five risk categories, depending of the default risk rating of each borrower. The categories used are grouped according to the borrowers’ payment compliance and are described below. See “Selected Statistical Information—Loan Portfolio—Grading of Loan Portfolio.”

•	Standard compliance:

•	A – normal risk

•	Substandard compliance:

•	B – more than normal risk

•	C – with expected losses

•	D – significant expected losses

•	E – high default risk

Our banking subsidiaries have a series of procedures and credit reports in place to assess their portfolio performance, provision requirements and to anticipate events that may impact the condition of their borrowers in the future.

Our banking subsidiaries create loan loss reserves in accordance with IFRS. Loan loss reserves represent the best estimate of incurred losses on their loan portfolio. The primary components of these loan loss reserves are a collective loan loss allowance established by groups with homogeneous characteristics as well as individual credit exposures that were subject to individual impairment assessment, but were not impaired. Please see Note 5 to our Annual Financial Statements.

Collection Process

Our banking subsidiaries have written policies that describe the collection procedures used to collect outstanding balances from their borrowers. Our collection strategy is divided in three stages: ordinary collection for loans with payments due up to two months, administrative collection for credits with three past due payments and legal collection for credits with four or more payments past due. Below is the description of the main guidelines to be followed for each collection stage:

Ordinary collection: for commercial credits, our subsidiaries’ account managers handle the collection, but in some cases they can transfer the case to such subsidiaries’ collection department. For other types of loans, the subsidiaries’ collection department is responsible for managing collection. Finally, in special circumstances, the case might be raised to a customized collection agency.

Administrative collection: is performed by our subsidiaries’ collection departments, which manage collection through the following activities: telephone calls to borrowers and guarantors, home visits, mail notices, negotiation of payment agreements or promise of payment and restructurating.

Legal collection: is performed by an external legal advisor, who first performs a pre-judicial collection procedure that usually lasts 15 days. If unsuccessful, our legal advisor files a judicial claim before the corresponding court. The legal advisor defines the best legal strategy to perform the collection and reports, on a monthly basis, its progress to the corresponding collection department.

At each collection stage, periodic reports are issued to monitor the collection progress. Our main goal is to maintain a contaminated loan ratio (ratio of loans between one and 90 days past due to total loans) of equal to or less than 7% of our total loan portfolio.

Liquidity Risk

Our banking subsidiaries’ liquidity management policy seeks to ensure that, even under adverse conditions, they have sufficient funds available to meet their operational needs and to ensure compliance with capital adequacy and other applicable guidelines established by regulatory authorities, without incurring unacceptable losses or putting their security at risk.

Our banking subsidiaries’ management and/or risk management committees perform a periodic follow-up of their liquidity position through the analysis of the maturity of assets and liabilities, the stability of deposits per type of customer and the compliance with minimum standards established in the corresponding regulations and policies. Below we describe the main policies:

Treasury department: the treasury department of each of our banking subsidiaries manages the daily liquidity of such subsidiaries and has the responsibility to: (i) determine their financing and investment structure, (ii) monitor the development of variations in the general balance structure and the potential impact in their income statements, (iii) follow-up on new banking deposits, renewals and cancellations of deposits in front of disbursements and projected payments of loans, (iv) keeping a proper liquidity surplus and (v) propose to management and/or the risk management committee new liquidity risk management policies.

Credit lines: in addition to maintaining liquid assets, we have established credit lines with international financial institutions that ensure adequate liquidity levels.

Basel II: our banking subsidiaries monitor the results of the practices recommended by Basel II through specialized software. They have a liquidity policy requiring that the liquid assets represent at least 20% of total assets and at least 25% of total deposits.

Reserves: pursuant to regulatory requirements, our banking subsidiaries maintain liquidity reserves in the central bank of each country in which they operate. In Guatemala, our banking subsidiaries are required to maintain liquidity reserves at a rate of 14.6% of deposits. In Honduras, for local currency deposits, our banking subsidiaries maintain liquidity reserves at a rate of 6% of deposits and 12% of mandatory investments, keeping a maximum of 10% in debt securities issued by the Honduran Government and, for foreign currency deposits, our Honduran banking subsidiaries maintain liquidity reserves at a rate of 12% of the deposits and 2% of the total deposits in foreign currency deposited in banks abroad with a minimum rating of “A,” as well as 10% of mandatory investments. In El Salvador, BI El Salvador must maintain liquidity reserves at a rate of 25% for demand deposits, a 20% rate for savings and fixed term deposits and 5% for loans obtained abroad and additionally, 3% of the total average balance of all deposits.

Interest Rate Risk

Interest rate risk is a key component of our banking subsidiaries’ asset and liability management policy to improve their profitability by limiting the effect of adverse movements in interest rates and increasing the income from interest rates through the management of their exposure to interest rates.

Most of our banking subsidiaries’ funding comes from clients’ deposits. Demand deposits and savings deposits are offered at variable rates, while term deposits that are short-term by nature (less than one year) are offered at fixed rates. In most of the cases, our banking subsidiaries have the authority to modify the interest rates applied to loans granted by them according to market conditions. The funding of the rest our liquidity needs is generally subject to variable rates.

The table below summarizes our banking subsidiaries’ exposure to the risk of interest rate. The assets and liabilities are included in the table according to their book value, categorized by the earlier of contractual interest rate repricing or maturity dates:

(US$ in millions)	As of December 31, 2014
	Up to 1 year	From to 2 to 5 years	From 6 to 10 years	More than 10 years	Total
Assets
Cash and cash equivalents	76.7	—	—	—	76.7
Investment securities	564.5	783.8	829.8	1,006.8	3,184.9
Loans	6,112.2	325.7	192.3	6.7	6,636.9

Total	6,753.4	1,109.5	1,022.2	1,013.5	9,898.5

Liabilities
Deposits from customers	4,242.0	—	—	—	4,242.0
Long-term deposits	3,031.3	196.3	0.4	—	3,228.0
Loans and borrowings from banks	942.0	303.8	806.9	393.7	2,446.4
Debt securities issued	50.3	116.5	6.8	204.7	378.4
Subordinated and other liabilities	—	—	190.3	—	190.3

Total	8,265.6	616.6	1,004.5	598.4	10,485.1

Total exposure to interest rate risk	(1,512.2)	492.9	17.7	415.1	(586.6)

Exchange Rate Risk

Each of our banking subsidiaries minimizes its exchange rate risk exposure by monitoring its net position in foreign currency daily. In Guatemala, regulatory requirements mandate that banking institutions maintain a ratio of assets to liabilities denominated in foreign currency of no more than 60% of the applicable assets of the banking institution when this balance is positive and of 20% of the applicable assets when this balance is negative. As an internal policy, a difference of no more than 5% of the applicable assets is maintained. In Honduras, regulatory requirements mandate that banking institutions can maintain an excess of assets to liabilities denominated in foreign currency of no more than 20% of the banking institution’s equity or an excess of liabilities to assets denominated in foreign currency of no more than 5% of the banking institution’s equity. In El Salvador, the U.S. dollar is the functional currency.

Operational Risk

Our banking subsidiaries have managed operational risk in order to obtain a more accurate knowledge of the risks they are exposed to, which has facilitated a clearer vision of priority areas for their business, and enabled strategic decision-making based on the risk-profitability relationship in a way that decreases the degree of uncertainty upon the occurrence of adverse events that could cause unexpected losses.

Our banking subsidiaries regularly perform periodic revisions and audits of operative procedures to strengthen their efficiency and control and to neutralize identified weaknesses. Their manuals are periodically updated.

Our subsidiaries have officials devoted to technology security in order to reduce the risk that technological facilities may be improperly used by non-authorized personnel or third parties.

We use tools to identify, evaluate and treat risks in order to comply with Basel II. The goals of these risk-management tools may be summarized as follows:

•	reduce operational losses by identifying potential process risks;

•	identify operational risk in the development of new products;

•	manage control risk and self-assessment of critical processes; and

•	monitor and measure operational risk.

Insurance Subsidiaries

Our insurance subsidiaries have the following risk-management objectives:

•	protect shareholder value by monitoring that exposure to probable losses does not exceed approved limits;

•	support the decision-making processes by providing consistent, reliable and timely risk information; and

•	promote a successful company culture of risk awareness and informed risk-taking.

With this purpose, our insurance subsidiaries use tools and methodologies to identify and manage risk efficiently, incorporating analytics into its decision-making process. See Note 5 to our Annual Financial Statements.

Main Types of Risks

The main risks faced by our insurance subsidiaries are:

•	credit risk;

•	market risk (interest rate risk and foreign exchange risk);

•	liquidity risk; and

•	operational risk.

Credit Risk

Our insurance subsidiaries hold a large portfolio of debt securities and fixed income securities and are therefore exposed to the risk that the issuer may default on its interest or principal payments. This risk is mitigated through a three step process. First, regulations established by the local regulators (i) limit the types of investments that our insurance subsidiaries can make, (ii) set minimum credit ratings that investment securities must have, and (iii) limit investments with respect to a single issuer. Secondly, our insurance subsidiaries perform a careful analysis on the securities they purchase. Finally, the investment committees of our insurance subsidiaries are responsible for approving any new investment and periodically reviewing the investment portfolios.

The following table shows the credit rating of investment securities in our insurance subsidiaries. The analysis has been made on the basis of ratings afforded by credit rating agencies.

(US$ in millions)	As of December 31, 2014
Rating
AAA	—
Between AA+ and AA-	1.8
Between A+ and A-	2.8
Between BBB+ and BBB-	3.8
Between BB+ and BB-	58.7
B+ and lower	2.8

Total	69.9

Market Risk

Our insurance subsidiaries are exposed to the risk that the value of their investments may decrease due to changing market conditions. Market risk drivers include equity prices, interest rates and real estate prices. Our insurance subsidiaries manage this risk by setting limits on individual issuer concentration, on type and liquidity of assets and on deviations from the terms of the technical liabilities they should cover. The risk management units of each insurance subsidiary regularly assess market risk to verify its alignment to our risk appetite. Additionally, our insurance subsidiaries have also developed a sensibility analysis to show potential portfolio losses derived from price variations or interest rates fluctuations.

Our insurance subsidiaries invest only in fixed income securities, which are held to maturity. Other than fixed income securities, our insurance subsidiaries have almost no interest-bearing assets or liabilities. Consequently, the interest rate risk is already incorporated into the market risk of the portfolio.

Our insurance subsidiaries manage their foreign exchange rate exposure by seeking to maintain a natural match between assets and liabilities denominated in foreign currencies.

Liquidity Risk

Our insurance subsidiaries can project the expected timing of a significant portion of payouts and therefore maintain assets with maturities equal or similar to those of its projected payouts.

Our insurance subsidiaries operate using a system of proportional reinsurance contracts by which a maximum of US$600,000 in payment obligations is retained per insurance policy. Additionally, our insurance subsidiaries have catastrophic reinsurance contracts, which set a protection for the sum of retentions in the event of unforeseen natural disasters or other events.

Our insurance subsidiaries’ investments are highly liquid and can be liquidated in time to cover or pay for its obligations when they become due.

Operational Risk

Operational risk is defined as the possibility of losses due to inadequate processes, faulty personnel, information technology or external events. To manage these risks, our insurance subsidiaries use tools for identification, evaluation and treatment of risks similar to the tools used by banks to comply with Basel II. The goals of these risk management tools may be summarized as follows:

•	reduce operational losses by identifying potential process risks;

•	identify operational risk in the development of new products;

•	manage control risk and self-assessment of critical processes; and

•	monitor and measure operational risk.

REGULATION AND SUPERVISION

Panama

Regulatory Framework of the Financial System

We are a holding company organized and existing under the laws of the Republic of Panama. We are subject to the laws of Panama, principally Law 32 of 1927 which regulates corporations (Ley 32 de 1927 que regula las Sociedades Anónimas), and certain provisions of the Commerce Code of Panama (Código de Comercio de Panama). As a holding company without banking operations in or from the Republic of Panama, we are not regulated by Panamanian banking laws nor supervised by the Panamanian Banking Superintendency.

Money Laundering Prevention

There are several institutions in Panama whose objective is to prevent and detect money laundering within the Panamanian financial system.

Financial Analysis Unit—Unidad de Análisis Financiero para la Prevención del Blanqueo de Capitales y el Financiamiento del Terrorismo (“UAF”)

The UAF is a unit of the Presidential Ministry (Ministerio de la Presidencia), and its purpose is to monitor compliance with the Panamanian anti-money laundering laws and regulations. The UAF exchanges information with other countries on cases related to money laundering, requests and receives information related to suspicious transactions, analyzes the information obtained to confirm the existence of suspicious transactions, and prepares and maintains any necessary records and statistics.

Prosecutor’s Office Specialized in Crimes Related to Drugs

The Prosecutor’s Office Specialized in Crimes Related to Drugs (Fiscalía Especializada en Delitos Relacionados con Drogas) is an office of the Attorney General’s Office (Ministerio Público) of Panama whose purpose is to investigate money laundering related crimes and to oversee money laundering cases filed in the Panamanian court system.

Guatemala

Structure of the Financial System

The Guatemalan financial system is comprised of the Guatemalan Central Bank, commercial banks, insurance companies, financial services firms, auxiliary credit institutions, foreign currency exchange firms, development banks brokerage firms, foreign bank branches, foreign bank representative offices, businesses specializing in financial services and businesses supported by money orders. The financial system is supervised and subject to the administrative jurisdiction of the Guatemalan Monetary Board, the Guatemalan Central Bank and the GSB.

The Guatemalan Monetary Board

The Guatemalan constitution empowers the Guatemalan Monetary Board to determine the monetary, foreign exchange and credit policies of the country as the governing body of the Guatemalan Central Bank. The Guatemalan Monetary Board acts through the Guatemalan Central Bank to execute its policies.

The Guatemalan Monetary Board also oversees the liquidity and solvency of the national banking system, regulates legal reserve requirements and determines and evaluates the monetary, foreign exchange and credit policies of the country. The Guatemalan Monetary Board is also responsible for authorizing the establishment and consolidation of banking and insurance entities in Guatemala and for approving and issuing all rules and regulations to be complied with by the Guatemalan Central Bank and financial institutions pursuant to the Guatemalan Banks and Financial Groups Law, the Guatemalan Law on Insurance Activity (Ley de la Actividad Aseguradora) and other specific laws.

The Guatemalan Monetary Board regulates the financial system through resolutions applicable to various activities, operations and financial services.

If it is determined that a bank is in non-compliance, Guatemalan law authorizes the Guatemalan Monetary Board to assess fines, suspend banking licenses or appoint a receiver for the operations of the financial institution.

The Guatemalan Central Bank

The Guatemalan Central Bank was established to design, evaluate and implement monetary, foreign exchange and audit policies conducive to economic development in Guatemala. Under the direction and supervision of the Guatemalan Monetary Board, the Guatemalan Central Bank operates as an autonomous financial institution. Its decisions are not subject to approval by any other governmental entity. The Guatemalan Central Bank also promotes liquidity, solvency and efficient functioning of the national banking system.

The Guatemalan Central Bank participates in the foreign exchange market to counter speculation and stabilize the currency, to maintain the nation’s international monetary reserves, and to protect the balance of payments.

As a result of the 1994 constitutional reforms, the Guatemalan Central Bank is prohibited from directly or indirectly financing the government or public or private entities other than financial institutions and cannot acquire securities issued or sold in the primary market by the public sector. The Guatemalan constitution permits the Guatemalan Central Bank to finance public sector entities only in case of a national emergency, and then only upon the request of the Guatemalan President and with the approval of a two-thirds majority of the Guatemalan Congress.

The Organic Law of the Guatemalan Central Bank (Ley Orgánica del Banco de Guatemala), which became effective on June 1, 2002, establishes that the Guatemalan Central Bank’s fundamental objective is to create and maintain the most favorable conditions for the orderly development of the Guatemalan economy. For that purpose, the Guatemalan Central Bank will use monetary, exchange and credit policies to promote stability in the general level of prices.

The Guatemalan Superintendency of Banks

The GSB is in charge of monitoring and supervising the Guatemalan Central Bank and the financial institutions within the Guatemalan financial system. In particular, the GSB is responsible for carrying out on and off-site inspections of financial institutions and verifying compliance with applicable laws and regulations.

For more information regarding the GSB, see “—Financial System Supervision.”

Financial Institutions

As of December 31 2014, there were 103 financial institutions operating in Guatemala under the control and supervision of the GSB. These institutions included, among others, 18 banks (including one branch of a foreign financial institution), 13 financial investment firms, 28 insurance companies, which include eight surety companies, 15 general and bonded warehouse companies, seven offshore banks and two foreign currency exchange firms.

In Guatemala, there are currently no restrictions on foreign investment in the equity of financial institutions.

Banking System

Over the past 12 years, the Guatemalan government has enacted a number of banking regulations, increased equity and reserve requirements and adopted stronger risk assessment processes. These regulations resulted in marginal participants in the Guatemalan financial system to be acquired by or to merge with larger banks, lowering the total number of banks in Guatemala from 36 to 18 during the last 15 years. This number is expected to decrease after the consummation of several announced mergers.

As of December 31, 2014, the Guatemalan banking system consisted of 18 banks with total assets of US$31.7 billion. The five largest banks held 81.6% of total assets, measured as a percentage of total assets: Banco Industrial (28%), Banco de Desarrollo Rural (20%), Banco G&T Continental (19%), Banco Agromercantil (9%), Banco de los Trabajadores (5%), Banco Reformador (4%) and BAC Guatemala (3%).

The Guatemalan Banks and Financial Groups Law defines a financial group as “two or more legal entities that carry out financial activities, one of which must be a bank, and among which exists common control by virtue of ownership, management or common corporate image use, or the existence of common control due to an agreement among all the group entities.”

All financial groups must be organized under the common control of either a “controlling entity” specifically incorporated in Guatemala for such purpose, or a “responsible entity,” which must be a bank. Banco Industrial is the responsible entity of the financial group, which consists of Banco Industrial and its consolidated subsidiaries. As such, we are charged with the obligation of ensuring that all entities within this financial group are in compliance with the Guatemalan Banks and Financial Groups Law and other specific laws.

In order to be approved as a financial group, financial institutions must submit an application to the GSB and be issued an opinion. On the basis of this opinion, the Guatemalan Monetary Board decides whether or not to approve the formation of the group.

Offshore Entities

In order to operate in Guatemala, offshore entities must comply with the requirements specified in Article 113 of the Guatemalan Banks and Financial Groups Law, recently amended through Congress Decree 26-2012. Offshore entities are defined as entities dedicated primarily to financial intermediation, organized or registered under the laws of one country that perform activities mainly outside of that country. Article 113 requires offshore entities to be part of a financial group, to subject themselves to consolidated supervision, to meet the reporting requirements of the GSB and the Guatemalan Central Bank, to authorize the supervision authorities in its country of origin to share information with Guatemalan authorities, and to be authorized in home countries applying prudential standards at least as strict as those in Guatemala. Offshore entities must inform their clients in writing that deposits held by them are not covered by the Savings Protection Fund (Fondo para la Protección del Ahorro) and that such deposits are subject to the legal framework of their home countries. The minimum amount to open an account in an offshore entity is of US$10,000.00 this amount is also the minimum that has to be maintained in such account. Offshore banks must also obtain an opinion from the GSB and authorization from the Guatemalan Monetary Board.

In addition to complying with the statutory requirements mentioned above, offshore entities must comply with Ruling of Guatemalan Monetary Board number 285-2002, Regulation for the Authorization of Operation of Offshore Entities, which has been in effect since November 19, 2002. This regulation specifies the requirements and procedures that must be followed by an offshore bank applying to do business in Guatemala, including the kind of documentation and information that must be presented and the grounds and procedures for denying or withdrawing an application. It also regulates the currency in which offshore banks are allowed to operate, provides for control of equity requirements in accordance with applicable law and details the mechanisms for withdrawal of authorization.

As of December 31, 2014, there were seven offshore entities authorized to operate within Guatemala. These institutions include our subsidiary, Westrust Bank (International) Limited, Occidente International Corporation, Mercom Bank Ltd, BAC Bank Inc., GTC Bank Inc., Transcom Bank (Barbados) Limited and Citibank Central America (Nassau) Limited.

Foreign Banks

Article 6 of the Guatemalan Banks and Financial Groups Law authorizes foreign banks to establish branches in Guatemala that are considered banks, and register representative offices solely for the promotion of business and the granting of financing in the territory of Guatemala.

Regulatory Framework of the Financial System

The Guatemalan financial system is regulated by the Guatemalan Banks and Financial Groups Law, the Guatemalan Law of Financial Supervision (Ley de Supervision Financiera), the Organic Law of the Guatemalan Central Bank and the Guatemalan Monetary Law (Ley Monetaria) (collectively, the “Financial Laws”).

In accordance with the Organic Law of the Guatemalan Central Bank, the Guatemalan Monetary Board issues regulations covering the specific operations of banking institutions and financial companies and determines how consolidated supervision is to be carried out in accordance with these regulations.

In addition, certain entities in the financial system are governed by specific financial laws. Financial Investment Firms (Sociedades Financieras Privadas) are subject to the Guatemalan Financial Investment Firms Law (Ley de Sociedades Financieras Privadas), insurance companies are governed by the recently enacted Guatemalan Law on Insurance Activity, which substitutes the prior Insurance Law (Ley sobre Seguros), and bonded warehouses are regulated by the Guatemalan Bonded Warehouses Law (Ley de Almacenes Generales de Depósito).

Authorization of the Guatemalan Monetary Board is required to conduct banking and insurance activities. The Guatemalan Monetary Board, after receiving the opinion of the GSB, has the power to authorize the establishment of new banks and insurance companies, subject to the terms of applicable regulation.

Other Laws

The Guatemalan Law of Free Trading of Foreign Currency (Ley de Libre Negociación de Divisas) allows for possession, purchase, sale or collection and payment of foreign currency. This law enables financial institutions to carry out operations in any foreign currency (for example, the receipt of deposits, grant credits, etc.).

The Guatemalan Banks and Financial Groups Law, the Organic Law of the Guatemalan Central Bank, the Guatemalan Law of Financial Supervision and the Guatemalan Monetary Law were approved by the Guatemalan Congress as part of a package of laws aimed at the modernization of the Guatemalan financial system. These laws were enacted as a result of recommendations in the Report of the Financial System Evaluation Program, developed jointly by the World Bank, the Inter-American Development Bank, the International Monetary Fund and the Guatemalan Monetary Board.

Our subsidiary, Banco Industrial, is a “responsible company” under the Guatemlan Bank and Financial Groups Law, and as such it must comply with Article 32 of such law, which provides, among other things, that (i) a responsible company within a financial group may not carry out operations that should be carried out by other corporations of the group, (ii) it may not have an equity participation in corporations that carry out activities different from the activities of the corporations that are members of the financial group and (iii) it must ensure that the corporations belonging to the financial group comply with their specific laws and current applicable regulation.

All Guatemalan banks must observe standards specified in the Commerce Code of Guatemala (Código de Comercio de Guatemala) governing business firms and corporations, negotiable instruments and commercial agreements. In addition, all banks must comply with Guatemalan tax law, including the Guatemalan Tax Code (Código Tributario), which regulates all matters related to the payment of taxes, the Guatemalan Income Tax Law, which provides that banks and other financial institutions (inter alia) must withhold a 10% tax on interest payments of any nature paid by such banks and financial institutions to persons or entities domiciled in Guatemala who are not subject to supervision by the GSB, and the Guatemalan Value Added Tax Law (Ley del Impuesto al Valor Agregado, or IVA), which currently imposes a 12% charge on all commercial transactions.

Insurance Regulation

The Guatemalan Law of Financial Supervision establishes that, among its other duties, the GSB is also in charge of supervising insurance companies. Decree 473, which contained the former Guatemalan insurance law, was repealed by Decree 25-2010, which contains the new Guatemalan insurance law, the Guatemalan Law on Insurance Activity. The Guatemalan Law on Insurance Activity establishes that private insurance companies of a commercial nature can only be organized as stock corporations (sociedades anónimas). An insurance company should be incorporated for an indefinite term. Insurance companies that operate in Guatemala must have a certain level of minimum paid-in capital depending on the type of insurance coverage offered. For life insurance, the minimum paid-in capital required is Q.5 million, for damages/civil liability insurance, the minimum paid-in capital required is Q.8 million, for issuance of bonds (seguros de caución), the minimum paid-in capital required is Q.3 million, and to operate in all types of insurance, the minimum paid-in capital required is Q.13 million (US$38.0 million, US$ 60.8 million, US$22.8 million and US$98.8 million, respectively, as of December 31, 2014).

The Commerce Code of Guatemala mandates that at least 5% of the profits of every corporation, during any fiscal year, shall be used to create an ordinary capital reserve.

Pursuant to the Guatemalan Law on Insurance Activity, foreign insurance companies may now operate in Guatemala through the establishment of branches in the country. The GSB will calculate an insurance company’s reserves on premiums written by applying a specific method (as described in the Guatemalan Law on Insurance Activity), which takes into consideration the risk-level and type of insurance issued.

Financial System Supervision

The Guatemalan Financial Laws include important criteria from the Basel Committee on the strengthening of effective supervision of financial institutions. These criteria call for the supervising entity to have functional independence, the ability to exercise supervision on a consolidated basis and powers to identify troubled entities and, if necessary, carry out remedial measures. They also call for the inclusion of offshore banking entities in financial regulations; and the establishment of an adequate sanction standard and for review of financial information by independent external auditors.

Guatemalan Superintendency of Banks

Article 133 of the Constitution empowers the GSB to supervise financial institutions in Guatemala, including the Guatemalan Central Bank. The GSB acts under the direction of the Guatemalan Monetary Board. In addition, the GSB supervises all financial institutions and all financial groups authorized by the Guatemalan Monetary Board, including domestic banks, foreign bank branches and offshore entities, insurance companies, securities firms, entities whose business includes, but is not limited to, financial leases and factoring and other entities as stated in the law.

Duties of the Guatemalan Superintendency of Banks

The duties of the GSB are described in the Guatemalan Law of Financial Supervision and are based on the international supervision standards set forth by the Basel Committee. Its main duties include:

•	inspecting and supervising financial institutions and ensuring their compliance with their specific laws, regulations and rules and Guatemalan general legal framework;

•	ensuring that financial institutions maintain adequate liquidity and solvency such that they can carry out their activities in a timely and complete manner;

•	monitoring all sources of information within the supervised entities;

•	evaluating the policies, procedures, regulations and systems of regulated entities and ensuring that they have integral risk administration procedures;

•	issuing recommendations in such a manner that the regulated institutions can effectively identify, limit and manage the risks they take;

•	ensuring that financial institutions have sufficient reserves to cover the non-recovery risk of loans;

•	ensuring that the regulated entities provide sufficient and true information about their activities and financial positions;

•	issuing minimum standards for external auditors;

•	exchanging information with other national or international supervising entities;

•	issuing instructions to correct inadequacies or irregularities identified in its reviews;

•	imposing appropriate sanctions for non-compliance with Guatemalan financial laws and regulations; and

•	identifying activities that may be criminal in character and bringing such activities to the attention of the relevant authorities.

Oversight Activities Carried Out by Guatemalan Superintendency of Banks

The GSB appoints auditors and experts in financial supervision to carry out off-site audits of the information submitted to it by financial institutions. In addition, the GSB, taking into consideration risk parameters previously determined by the audit office, carries out on-site audits of financial institutions.

Minimum Reserve Requirements

Banking institutions are subject to a minimum reserve requirement of 14.6% over the deposits received by the institution, which must be kept in the form of immediately-available deposits with the Guatemalan Central Bank or in cash funds held in the banking institution’s vault. To verify compliance with the regulation, banking institutions must provide the GSB with a daily report detailing the minimum reserve requirement.

Loan Loss Reserves

In accordance with limitations specified by the Guatemalan Banks and Financial Groups Law and regulations issued by the Guatemalan Monetary Board, banking institutions, financial service entities, offshore entities and other financial institutions must carry out quarterly delinquency assessments of their credit and record reserves based on estimates of non-recoverability. Banking institutions and financial corporations must provide to the GSB monthly reports concerning outstanding credits in effect and movements and appraisals of credit portfolios in accordance with criteria specified by the Guatemalan Monetary Board. Additionally, the GSB carries out on-site reviews in which it evaluates payment ability and payment fulfillment of borrowers and requests the institutions to record that necessary reserves be based on the non-payment risk.

Capital Requirements

As specified in regulations issued by the Guatemalan Monetary Board, banking institutions in Guatemala must have a minimum capital ratio of 10%. Banks must submit a weekly report to the GSB for monitoring compliance with this requirement.

Transactions with Related Parties

In its on-site reviews, the GSB verifies that financial institutions are in compliance with Guatemalan Monetary Board regulations limiting transactions between related parties. Related parties may transact business with one another provided they do so in accordance with their normal standards of business.

In particular, related parties must comply with the following:

•	the interest rate charged in financial transactions with a related party may not be lower than the weighted average charged with respect to the largest ten loans granted to non-related parties;

•	for deposits, the interest rate paid to a related party may not be higher than the weighted average paid with respect to the deposits of the ten largest non-related-party depositors;

•	the amount and terms of financing granted to a related party must be in accordance with the company’s payment capacity and under the same conditions as those granted to non-related parties;

•	any financing guarantees provided to a related party must be sufficient to provide support for payment and must be similar to requirements granted to non-related parties; and

•	any fees and charges imposed on related parties must be similar to those charged to non-related parties.

See “Related Party Transactions.”

Reports of Financial Institutions

Banking institutions must submit to the GSB the following on a weekly basis: a statement of accounting, a report setting forth values of investments, a report of asset and liability interest rates, a report concerning financial obligations of the institution and a report of foreign exchange transactions. The GSB reviews such reports as they are received.

Additionally, copies of all shareholders’ meetings minutes and board of directors’ minutes have to be sent to the GSB.

Granted Loans

Banking institutions forward on a weekly basis a written record detailing authorized credit transactions to the GSB for review.

Publication of Financial Information and of Operations

In order to keep the general public informed, financial institutions in Guatemala and the GSB must publish the following information in local newspapers.

•

On a monthly basis, banks and financial institutions are required to publish consolidated balance sheets and information regarding asset and liability interest rates. On a quarterly basis they must publish a summary of the valuation of credit assets. Financial statements must be published annually.

•	Insurance and bonding companies are required to publish quarterly financial statements.

•

On a monthly basis, the GSB is required to publish the consolidated financial statements (general balance sheet and profit and loss) of banking institutions, financial investment firms and insurance companies; the asset position of banking institutions and legal deposit in the case of financial corporations; the solvency margin of the insurance companies; fines imposed on financial institutions due to lack of compliance with current regulations; and important accounting adjustments and reclassifications required of financial institutions in audits.

Anti-Money Laundering and Counter-Terrorism Financing

Between the end of 2001 and mid-2002, new legislation was approved in Guatemala that modernized Guatemala’s legal framework in the financial sector, enhanced the powers of the regulatory and supervisory agencies, and established the legal AML framework.

The Guatemalan Anti-Money Laundering Law was enacted to prevent and control money laundering in connection with criminal activities. Issued by means of Governmental Agreement 118-2002 of the Executive Body, regulations issued by the Guatemalan President in accordance with this law went into effect on April 26, 2002. Penalties for non-compliance with anti-money laundering laws and regulations, which are set forth by the GSB in Resolution 43-2002, include fines and prison terms for bank directors or employees and the suspension or cancellation of a financial institution’s operating license.

In compliance with Article 19 of the Guatemalan Anti-Money Laundering Law, financial institutions must appoint officials in charge of monitoring the fulfillment of programs, internal procedures and obligations established in the law. Among the functions, this official must carry out the proposal of programs, regulations, proceedings and internal controls that must be adopted, developed and carried out in order to prevent the unlawful use of services and products in money laundering activities, money laundering prevention training for personnel, prepare and file reports through the Suspicious Activity Reporting System (“SARS”).

To support the fight against terrorism financing, Decree 58-2005 and Governmental Agreement 86-2006 were enacted to prevent and repress terrorism financing. Decree 58-2005 contains the Law to Prevent and Repress Terrorism Financing, which is based on the requirements and recommendations of the United Nation’s International Convention for the suppression of Terrorism Financing, the UN’s 1373 Resolution from the Security Council and the FATF 9 Special Recommendations. Approval of the Law to Prevent and Repress Terrorism Financing placed Guatemala as the first country in Central America and second in Latin America to have specific legislation concerning terrorism financing. The law provides penalties such as seizure of assets, imprisonment or imposition of fines to any director, officer, shareholder or owner of financial entities found guilty of violating it.

The agency in charge of the supervision of the financial institutions is the GSB, which initiated operations on September 2, 1946.

Intendencia de Verificación Especial

The Guatemalan Anti-Money Laundering Law also created a financial intelligence unit within the GSB named Special Verification Intendency (Intendencia de Verificación Especial). Its purpose is to monitor compliance with the Guatemalan Anti-Money Laundering Law and its regulations. The Special Verification Agency exchanges information with financial intelligence units from other countries on cases related to money laundering and/or terrorism financing; analyzes new and existing markets in order to establish patterns in money laundering and/or terrorism financing; requests and receives information related to suspicious transactions and analyzes the information obtained to confirm the existence of suspicious transactions, prepares and maintains any necessary records and statistics, imposes monetary fines for non-compliance with money laundering laws and regulations and files a claim before the appropriate authorities when there is any indication of criminal activity.

Prosecutor’s Office Against Money Laundering

The Prosecutor’s Office Against Money Laundering (Unidad Especializada Contra Lavado de Dinero u Otros Activos y Delitos Contra el Orden Tributario) is an office within the Ministerio Público of Guatemala whose purpose is to investigate money laundering related crimes and to oversee money laundering cases filed in the Guatemalan court system.

Compliance Officers in the Financial Institutions

Pursuant to the Guatemalan Anti-Money Laundering Law, financial institutions must appoint management officers to monitor compliance with anti-money laundering and anti-terrorism financing laws and regulations. These officers are responsible for:

•

proposing any programs, regulations, procedures and internal controls that must be adopted and carried out in order to prevent the unlawful use of services and products in money laundering activities and the financing of terrorism;

•	informing employees about legal and regulatory requirements as well as any existing internal procedures for the prevention and detection of money laundering and the financing of terrorism;

•

coordinating the implementation of programs, regulations and internal controls with other areas of the financial institution covered by the Anti-Money Laundering Law and the Anti-Terrorism Financing Law;

•	ensuring that all information, particularly any reports of suspicious transactions, are properly documented and forwarded to the Special Verification Agency;

•	keeping technical and legal documentation concerning the prevention and detection of money laundering and the financing of terrorism; and

•	establishing communication channels with compliance officers and organizing prevention of money laundering and terrorism financing training for personnel.

Review of Financial Institutions by External Auditors

Pursuant to Article 11 of the Regulation of the Guatemalan Anti-Money Laundering Law, which regulates certain services provided by external auditors, a financial institution must require in the servicing agreement that the external auditors issue an opinion with regards to the compliance and effectiveness of the institution’s anti-money laundering programs, regulations and procedures, as well as those related to the financing of terrorism.

Reports of Suspicious Transactions to the Special Verification Agency

Financial institutions must report financial transactions determined to be suspicious to the Special Verification Agency. Pursuant to applicable regulations, transactions are generally determined to be suspicious (i) from an AML perspective when they do not present an evident or legal economic basisand (ii) from a CTF perspective when there is no evident lawful purpose for carrying them out or when there are indicia that financing of terrorism may be involved.

Taxation

In general, banks in Guatemala are subject to the same taxes that apply to business firms. There are, however, a few exceptions. First, the Value Added Tax (VAT) is not applicable to financial services where one of the parties is a bank. From an income tax perspective, while interest on financial transactions paid to non-bank creditors requires a 10% withholding tax (Impuesto Sobre La renta por Rentas de Capital Mobiliario), interest paid to banks is not subject to such withholding but rather it is considered as part of its ordinary income and subject to general income tax at corporate level. Furthermore, Guatemalan Income Tax Law establishes a 10% capital gains tax (Impuesto Sobre la Renta por Rentas de Ganancias de Capital). Documents used in the course of a bank’s administrative operations (such as receipts or deposit slips) are not subject to stamp tax. Lastly, although technically not a tax, banks pay a contribution to the GSB in the amount of 0.10% of their assets.

Honduras

Regulatory Framework of the Financial System

The Honduran Financial System is regulated by the Honduran Financial Institutions Law (Ley de las Instituciones del Sistema Financiero), the Honduran Financial System Regulations (Ley del Sistema Financiero), the Law of the Honduran Central Bank (Ley del Banco Central de Honduras), the Honduran Monetary Law (Ley Monetaria de Honduras) and other applicable laws and regulations (collectively, the “Honduran Financial Laws”).

In accordance with the Honduran Financial Institutions Law and the Honduran Financial System Regulations, the CNBS issues regulations covering the specific operations of banking institutions and financial companies and determines how consolidated supervision is to be carried out in accordance with these regulations.

In addition, certain entities in the financial system are governed by specific financial laws. Insurance companies are governed by the Honduran Insurance Company Law (Ley de Instituciones de Seguros y Reaseguro); credit card issuers are also governed by the Honduran Credit Card Law (Ley de Tarjetas de Crédito; and foreign exchange companies are governed by the Honduran Money Exchange Law (Ley de Casas de Cambio).

Authorization of the Honduran government is required to conduct regulated financial service activities (such as banking, insurance, credit cards, among others). The CNBS, after receiving a favorable opinion from the Honduran Central Bank, has the power to authorize the establishment of new banks and financial institutions, subject to the terms of applicable regulation.

Other Laws

The Honduran Financial Institutions Law, the Honduran Financial System Regulations, and all other applicable regulations were approved by the Honduran Congress as part of a package of laws aimed at the modernization of the Honduran financial system.

Under Honduran law, Banpaís is the responsible company in our financial group, and, as such, Banpaís must comply with Article 32 of the Honduran Financial System Regulations, which provides, among other things, that (i) a responsible company within a financial group may not carry out operations that should be carried out by other corporations of the group, (ii) the responsible company may not have an equity participation in corporations that carry out activities different from the activities of the corporations that are members of the financial group and (iii) the responsible company must ensure that the corporations belonging to the financial group comply with current applicable regulation.

All Honduran banks must observe standards specified in the Honduran Commercial Code (Código de Comercio de Honduras) governing mercantile companies, debentures and commercial agreements. In addition, all banks must comply with Honduran tax law, including the Honduran Tax Code (Código Tributario), which regulates all matters related to the payment of taxes, the Honduran Income Tax Law (Ley del Impuesto Sobre la Renta), which generally imposes a 10% withholding tax on interest or dividend payments of any nature, paid by banks and financial institutions to persons or entities not domiciled in Honduras, and the Honduran Value Added Tax Law (Ley del Impuesto sobre Ventas), which currently imposes a 15% tax on all commercial transactions, although financial services provided by banks are exempt.

Financial System Supervision

The Honduran Financial Laws establish the regulatory framework for the supervision of financial institutions. The CNBS is the supervising entity which has functional independence, the ability to exercise supervision on a consolidated basis and powers to intervene and settle distressed entities in a timely manner. The regulatory framework also governs certain offshore banking entities. In addition, the CNBS has the power to review and sanction independent external auditors of reporting entities for violation of regulations regarding the reporting of financial information.

The Honduran Banking Commission

The CNBS is responsible for overseeing the Honduran financial system, including the supervision of all authorized financial groups, including offshore banks, insurance companies, securities firms, entities whose business includes, but is not limited to, financial leases and factoring.

Duties of the Honduran Banking Commission

The duties of the CNBS are based on the international supervision standards set forth by the Basel Committee. Its main duties include:

•	inspecting and investigating financial institutions and ensuring their compliance with financial laws, regulations and rules;

•	ensuring that financial institutions maintain adequate liquidity and solvency such that they can carry out their activities in a timely and complete manner;

•	monitoring all sources of information within the supervised entities;

•	evaluating the policies, procedures, regulations and systems of regulated entities and ensuring that they have integral risk administration procedures;

•	carrying out recommendations in a manner such that the regulated institutions identify, limit and manage the risks they take;

•	ensuring that financial institutions have sufficient reserves for loan losses to cover the non-recovery risk of loans;

•	ensuring that the regulated entities provide sufficient and true information about their activities and financial positions;

•	issuing minimum standards for external auditors;

•	exchanging information with other national or international supervising entities;

•	issuing instructions to correct inadequacies or irregularities identified in its reviews;

•	imposing appropriate sanctions for non-compliance with Honduran financial laws and regulations; and

•	identifying activities that may be criminal in character and bringing them to the attention of the relevant authorities.

Oversight Activities Carried Out by the Honduran Banking Commission

The CNBS appoints auditors and experts in financial supervision to carry out off-site audits of the information submitted to it by financial institutions. In addition, the CNBS, taking into consideration risk parameters previously determined by the audit office, also carries out on-site audits of financial institutions. The following are the some of the main considerations taken into account by the CNBS in determining compliance with specific programs.

Minimum Reserve Requirements

Banking institutions are subject to a minimum reserve requirement of 12% over the deposits received by the institution in foreign currency, which must be kept in the form of immediately-available deposits with the Honduran Central Bank, plus an additional 2% that must be deposited in banks outside of Honduras with a minimum rating of “A,” along with 10% of mandatory investments. Banking institutions are subject to a minimum reserve requirement of 6% in reserves for deposits received in local currency as well as 12% of mandatory investments. Banpaís manages its liquidity on a daily basis and submits a report every 14 days to the CNBS, which verifies compliance with the regulation.

Loan Loss Reserves

In accordance with limitations issued by the CNBS, banking institutions, financial service entities, offshore entities and other financial institutions must carry out monthly delinquency assessments of their credit and record reserves based on estimates of non-recoverability. Banking and financial institutions must provide the CNBS with monthly reports concerning outstanding credits in effect and movements and appraisals of credit portfolios in accordance with criteria specified by the CNBS. In addition, the CNBS carries out on-site reviews in which it evaluates payment ability and payment fulfillment of borrowers and requests the institutions to record that necessary reserves be based on the non-payment risk.

The most recent Honduran resolutions require banking institutions to maintain 100% coverage over their NPL at all times.

Capital Requirements

As specified in regulations issued by the Honduran Central Bank and the CNBS, banking institutions in Honduras must have a minimum capital ratio of 10%. Banking institutions must submit a monthly report to the CNBS and the Honduran Central Bank for monitoring compliance with this requirement.

Transactions with Related Parties

In its on-site reviews the CNBS verifies that financial institutions are in compliance with regulations limiting transactions between related parties. Related parties may transact business with one another provided they do so in accordance with their normal standards of business. See “Related Party Transactions.”

Reports of Financial Institutions

Banking institutions must submit a report to the Honduran Central Bank detailing loans granted to related parties in amounts greater than 3% of such institution’s capital stock, and prior authorization from the Honduran Central Bank is required when such loans are to be granted in amounts equal to or greater than 3% of the institution’s capital stock.

Additionally, copies of all shareholders’ meetings minutes and board of directors’ meeting minutes must be made available to the CNBS.

Loans Granted

Banking institutions forward on a weekly basis a written record detailing authorized credit transactions to the CNBS for review.

Publication of Financial Information and of Operations

In order to keep the general public informed, banking and financial institutions in Honduras and the CNBS must publish the following information in local newspapers:

•

On a quarterly basis, banking and financial institutions are required to publish consolidated balance sheets and on a monthly basis information regarding asset and liability interest rates. On a quarterly basis they must publish a summary of the valuation of credit assets. Financial statements must be published annually.

•	Insurance and surety companies are required to publish quarterly financial statements.

•

On a monthly basis, the CNBS is required to publish the consolidated financial statements (general balance and statement of results) of banking and financial institutions and insurance companies; the asset position banking and financial institutions; the solvency margin of the insurance companies; fines imposed on financial institutions due to lack of compliance with current regulations; and important accounting adjustments and reclassifications required of financial institutions in audits.

Anti-Money Laundering and Counter-Terrorism Financing

The Honduran Anti-Money Laundering Law was enacted to prevent and control money laundering in connection with criminal activities. Regulations issued by the CNBS in accordance with this law went into effect on November 8, 2002. The law broadened the scope of money-laundering activities to include the transfer of assets obtained from arms trafficking, drugs, human and human organ trafficking, vehicle theft, kidnapping, bank fraud, terrorism and any proceeds that lacked a legal economic source.

The Honduran Anti-Money Laundering Law created the Financial Intelligence Unit (Unidad de Información Financiera) within the CNBS. On October 29, 2002, the CNBS through Resolution No.869 / 29.10.2002, CNBS Circular No.052 / 2002, issued the Regulations to Prevent and Detect the Unlawful Use of Financial Services in Money Laundering (Reglamento para la Prevención y Detección del Uso Indebido de los Servicios y Productos Financieros en el Lavado De Activos), which established the regulations, proceedings and internal controls suitable to achieve the objective of implementing know-your-customer policies and keeping updated records and reports of atypical financial transactions to prevent and detect money laundering activities.

The CNBS has developed a national network for the prevention, control and surveillance of money-laundering activities. Penalties for non-compliance with anti-money laundering laws and regulations include fines or jail time for bank directors or employees and the suspension or cancellation of a financial institution’s license. Banking and financial institutions must require that their external auditors issue an opinion with regards to the compliance and effectiveness of the institution’s anti-money laundering programs and procedures.

The Honduran Counter-Terrorism Law (Ley contra el Financiamiento de Terrorismo) was enacted to prevent the financing of terrorist activities. In addition, the Inter-Institutional Commission for the Prevention of Money Laundering and Terrorism Financing (Comisión Interinstitucional para la Prevención del Lavado de Activos y Financiamiento del Terrorismo) was created by executive decree to oversee the prevention of such activities in conjunction with resolutions issued by the United Nations, the Organization of American States and other international bodies.

On August 30, 2011, the CNBS, by means of FIU Resolution No. 1537 / 30-08-2011, CNBS Circular No. 227/2011, issued the Regulations for the Prevention and Detection of Terrorist Financing (Reglamento para la Prevención y Detección del Financiamiento del Terrorismo). Article 5 of this regulation establishes the appointment of a Compliance Officer at a managerial level with sufficient independence and autonomy to effectively coordinate the compliance and monitoring activities related to the prevention of money laundering.

Taxation

In general, banks in Honduras are subject to the same taxes that apply to business firms. There are, however, a few exceptions. First, the Value Added Tax (VAT) is not applicable to financial transactions where one of the parties is a bank. From an income tax perspective, while interest on financial transactions paid to non-bank creditors requires a 10% withholding tax, interest paid to banks is not subject to such withholding but rather it is considered as part of its ordinary income and subject to general income tax at corporate level. Furthermore, Honduran Income Tax Law establishes a 10% capital gains tax. Documents used in the course of a bank’s administrative operations (such as receipts or deposit slips) are not subject to stamp tax. Lastly, although technically not a tax, banks pay an annual contribution to the CNBS in the amount of 1.00% of their net assets and 0.25% of their deposits to the Deposit Insurance Fund (Fondo de Seguro de Depósitos).

El Salvador

Regulatory Framework of the Financial System

The structure of the Salvadoran Financial System is comprised of two autonomous governmental entities: the Salvadoran Central Bank and the SSF.

The Salvadoran Law of Regulation and Supervision of the Financial System (Ley de Supervisión y Regulación del Sistema Financiero), passed in August 2011, sought to foster the stability and development of the financial system and consolidate the previously known Superintendency of the Financial System (Superintendencia del Sistema Financiero), the Superintendency of Securities (Superintendencia de Valores), and Superintendency of Pensions (Superintendencia de Pensiones) into a single entity that would incorporate the macroeconomic and financial expertise of the Salvadoran Central Bank with the supervisory roles of the predecessor entities. This entity became the SSF.

The Salvadoran Law of Regulation and Supervision of the Financial System provides that the SSF shall supervise all the participants of the financial system and confers to the Salvadoran Central Bank the power to approve the necessary prudential legal framework.

The legal framework applies to the following supervised entities:

•	banking operations carried on by the Salvadoran Central Bank, the administration of the liquidity reserve and of its own reserves;

•	banks established in El Salvador, their offices abroad and subsidiaries; branches and offices of foreign banks established in the country;

•	corporations that under the law are members of a financial group, or that the SSF declares as such, including both controlling companies as well as member corporations;

•	entities that manage pension funds;

•	insurance companies, their offices abroad and subsidiaries; branches and offices of foreign insurance companies established in the country;

•

stock exchange companies, securities exchange brokerage firms, companies specialized in the deposit and custody of securities, statistical rating organizations, institutions that provide auxiliary services to the stock market, values appraisal companies and general and bonded warehouse companies;

•

co-operative banks, savings and loan associations, and federations regulated by the Co-operative Banks and Savings and Loan Associations Act (Ley de Bancos Cooperativos y Sociedades de Ahorro y Crédito);

•	mutual guarantee societies and its local counter-guarantees;

•	companies that provide supplementary services to the services rendered by the members of the financial system, particularly those in which they act as investors;

•	companies that manage or operate payment systems and securities settlement systems;

•	the Social Housing Trust (Fondo Social para la Vivienda) and the National Popular Housing Trust (Fondo Nacional de Vivienda Popular);

•

the State Employees Retirement System (Instituto Nacional de Pensiones de los Empleados Públicos) and the Salvadoran Institute of Social Security (Instituto Salvadoreño del Seguro Social) the latter in matters of the Public Retirement System (Sistema de Pensiones Público), the Professional Risks Regime (Régimen de Riesgos Profesionales) and the technical health reserves;

•	the Social Security Institute of the Armed Forces (Instituto de Previsión Social de la Fuerza Armada);

•

Bank for Agricultural Promotion (Banco de Fomento Agropecuario), the Mortgage Bank of El Salvador (Banco Hipotecario de El Salvador, S.A.) and the Development Bank of El Salvador (Banco de Desarrollo de El Salvador);

•	the Salvadoran Investment Corporation (Corporación Salvadoreña de Inversiones);

•	foreign currency exchange companies;

•	securitization companies;

•

all acts and regulations regarding the Deposits Insurance Institute (Instituto de Garantía de Depósitos) and the Financial Health and Strengthening Fund (Fondo de Saneamiento y Fortalecimiento Financiero);

•	brokerage houses of products and services; and

•	other entities, institutions and operations considered by law.

Anti-Money Laundering and Counter-Terrorist Financing

On December 10, 1998, Decree 498 was issued with the purpose of creating the conditions to prevent, control, monitor and sanction the laundering of money and assets in El Salvador. In addition, as of January 21, 2000, the regulations for the Salvadoran Law Against the Laundering of Money and Assets came into effect as issued by Governmental Agreement No. 2 of the Executive Body. Their purpose is to establish the regulations, proceedings and internal controls required to achieve the objectives of the Salvadoran Law Against the Laundering of Money and Assets.

In compliance with Article 14 of the Salvadoran Law Against the Laundering of Money and Assets, financial institutions must appoint managerial officials who will be in charge of monitoring the fulfillment of programs, internal procedures and obligations established in such law. Among the functions this official must carry out are the proposal of programs, regulations, proceedings and internal controls that must be adopted, developed and carried out in order to prevent the unlawful use of services and products in money laundering activities and money laundering prevention training for personnel.

The agency in charge of the supervision of the financial institutions in El Salvador is the SSF. The Salvadoran Legislature approved Legislative Decree No.592 dated January 14, 2011, which is the new Law on Regulation and Supervision of the Financial System and implemented a legal framework governing the SSF. It established the SSF as a single supervisory body, which integrates the functions of supervision of the financial system, pensions and securities, and is also responsible for overseeing and supervising the compliance with AML/CTF laws.

The oversight and supervision of compliance with AML/CTF laws is the responsibility of the Financial Intelligence Unit of the SSF.

Banking Institutions

Banking institutions in El Salvador are primarily regulated by the Salvadoran Banking Law (Ley de Bancos) which became effective in October 1999. This law provides a legal framework based on international banking principles of regulation and supervision in order to create conditions favorable to a strong and competitive financial system, which can be integrated to global markets.

Banking Regulations

According to Salvadoran banking regulations, banking institutions must be established with no less than ten charter members, as fixed capital corporations, divided in nominative shares of capital stock and have the initial capital fully subscribed and paid-in.

Currently, the minimum founding capital for the founding of a banking institution is equal to US$17.3 million pursuant to the resolution of the SSF’s board of directors dated as of December 19, 2012. Such capital requirements are updated every two years in accordance with the Salvadoran Banking Law.

Other Laws and Applicable Regulations

To ensure a stable system, within a wide range of acts and regulations, the following are also applied to banking institutions:

•	Consumer Protection Law (Ley de Protección al Consumidor)

•	Salvadoran Law Against the Laundering of Money and Assets

•	Usury Law (Ley Contra la Usura)

•	Labor Code (Código de Trabajo)

•	Tax Laws (Leyes Tributarias)

•	Commercial Code (Código de Comercio)

•	Credit Card Law (Ley del Sistema de Tarjetas de Crédito)

•	Financial Leasing Law (Ley de Arrendamiento Financiero)

From time to time, the SSF issues regulations that may or may not be consistent with applicable accounting principles in El Salvador.

All regulations issued prior to the enactment and coming into force of the Salvadoran Law of Regulation and Supervision of the Financial System are still valid. With the goal of approving technical standards and guidelines as well as setting corresponding technical criteria for banks, once the Salvadoran Law of Regulation and Supervision of the Financial System became effective, the “Standards Committee” (Comité de Normas) within the Salvadoran Central Bank came into being as well.

The Bahamas

Banking and Supervision Regulation

In order to carry out banking business from The Bahamas, all banks must be licensed by the Central Bank of The Bahamas pursuant to The Bahamas’ Banks and Trust Companies Regulation Act (as amended) and the Central Bank of The Bahamas Act (“Bahamas Banking Law”). Our subsidiary, Westrust Bank, operates pursuant to a public banking and trust license under The Bahamas Banking Law, which permits it to conduct banking and trust business anywhere in the world but restricts activities in The Bahamas to banking and trust activities only in furtherance of the licensee’s offshore activities.

The Central Bank of The Bahamas was established in 1974 with responsibility for, among other tasks, supervising the banking and trust industry in The Bahamas.

Westrust Bank is required to provide a copy of its audited annual accounts to the Central Bank of The Bahamas and to publish the same in a local newspaper in The Bahamas within four months of the end of its fiscal year end. The Central Bank of the Bahamans has a duty to maintain a general review of banking and trust practice in The Bahamas, to carry on investigations and physical inspections to determine that each licensee is in a sound financial position, to investigate any offense against the laws of The Bahamas which it has reasonable grounds to believe has, or may have been, committed by a licensee or any of its directors or officers in their capacity as such, and to examine accounts and audited accounts forwarded to it. Violations of certain provisions of The Bahamas Banking Law are subject to administrative sanctions (including cancellation of licenses), fines and criminal penalties.

Confidentiality

Westrust Bank is subject to two confidentiality regimes applicable in The Bahamas: English common law, pursuant to which a bank is under a duty to keep its customers’ affairs confidential, and statute, whereby the Banks and Trust Companies Regulation Act (“The Bahamas Companies Act”) makes it a criminal offense, among others, to divulge certain information. Unless an exemption under The Bahamas Companies Act applies, any person in possession confidential information who divulges it is guilty of an offense and liable on conviction to a fine or a term of imprisonment.

Subject to certain exceptions, The Bahamas Companies Act is deemed to apply to all information with respect to the identity, assets, liabilities, transactions or accounts of a customer of a licensee and to any director, officer, employee, or agent of any licensee or former licensee; attorneys, consultants or auditors of the Central Bank of The Bahamas or employees or agents of any of the above; attorneys, consultants, auditors, receivers or liquidators or employees or agents of any of the above of any licensee or former licensee; auditor of any customer of any licensee or former licensee or employee or agent of such auditor; the Inspector of the Central Bank of The Bahamas; any supervisory authority (which would include a foreign entity charged with the responsibility of conducting consolidated supervisions of banking and trust business by organizations licensed in its home country), or employee, director, officer or agent of such supervisory authority.

The confidentiality provisions of The Bahamas Companies Act have no application to the seeking, divulging, or obtaining of confidential information in the following circumstances: (1) in compliance with the direction of a court of competent jurisdiction in The Bahamas; (2) for the purpose of the performance of a person’s duties or the exercise of his functions under The Bahamas Companies Act; (3) for the purpose of the performance of his duties within the scope of his employment (4) for the purpose of enabling or assisting the governor of the Bahamas Central Bank to exercise his functions under The Bahamas Companies Act; or (5) to a person with a view to the institution of, or for the purpose of (a) criminal proceedings (b) disciplinary proceedings whether within or outside The Bahamas, relating to the exercise by an attorney, auditor, accountant, appraiser or actuary of his professional duties; or (c) disciplinary proceedings relating to the discharge by a public officer or a member or employee of the Central Bank of The Bahamas of his duties.

Under Section 9 of The Bahamas Companies Act, the Inspector of the Central Bank of The Bahamas is entitled, in the performance of his functions under The Bahamas Companies Act (which include a duty of general supervision of banking and trust practices in The Bahamas and the assisting in the investigation of any offense against the laws of The Bahamas which it has reasonable grounds to believe has or may have been committed by a bank or by any of its directors or officers in such capacity), at all reasonable times, to have access to such books, records, vouchers, documents, cash and securities of any bank; (b) to request any information or explanation from the manager of any licensee; and (c) to call upon the auditors for any licensee for its reports, working papers information or explanation and to require the auditor to report to the Inspector or to require the auditor to make a particular examination relating to the adequacy of the procedures adopted by a licensee.

Anti-Money Laundering

In 2000, the government of The Bahamas reviewed the financial system legislation in order to promote new laws. These new laws provide a better and more complete supervision of financial institutions, and at the same time establish a more coordinated and deterrent system against money laundering and other criminal acts in the financial sector.

The laws increase the capabilities of the governor of the Central Bank of the Bahamas to issue and revoke licenses and permits, promote sharing information with other regulators as a supervision measurement, update banking supervision, including, but not limiting to, on-site inspections of banks and fiduciary societies, as well as inspections of international approved supervision authorities, revise know your client (“KYC”) requirements and suspicious and unusual transactions reports, establish a Financial Intelligence Unit, introduce a licensing system for the providers of financial and commercial services, such as lawyers, accountants, and management companies and abolish all bearer shares of the international business companies in the Bahamas.

At the end of 2003, the government of The Bahamas adopted a series of amendments to the Law of Financial Transactions Information and the Financial Transactions Report, which served as a basis for the financial institutions that pursue a due diligence approach based on risk measures and anti-money laundering procedures. The amendments align the Bahamas KYC regime with FATF, and the recommendations issued in June 2003 by the FATF were reviewed, with a special focus on the application of a risk rating framework to evaluate the risk of money laundering.

In 2004 the Parliament enacted the Anti-Terrorism Law, which included various recommendations by the FATF. Aside from defining terrorism crime and typifying financial terrorism as a crime, the law mandates the seizure and confiscation of terrorist assets and the submission of reports of suspicious transactions related to the financing of terrorism and strengthens existing mechanisms for the cooperation between The Bahamas and other countries.

MANAGEMENT

General

Our business and affairs are managed by our board of directors in accordance with our articles of incorporation and Panamanian corporate law. Our articles of incorporation provide that our board of directors will be comprised of no less than nine and no more than 12 directors. Our board of directors is comprised of 11 directors and their alternates, of which three are independent directors. As of the date hereof, there are two vacancies, resulting in nine active members, of which two are independent directors. The term of our current board of directors will expire on May 25, 2015, at which time any vacancies will be filled.

At our shareholders’ meeting to be held on May 25, 2015, our shareholders will vote on a plan to decrease the number of members of our board of directors from 11 to ten directors. Our board of directors will include three independent directors after the meeting. If a director resigns or otherwise becomes unable to continue with his or her duties, a majority at a shareholders’ meeting may appoint another person to serve as director for the remaining term.

Our board of directors may set up specialized committees to analyze specific issues and advise the board of directors on those issues, in addition to those committees established in our articles of incorporation. Except for our executive committee, see “—Board Committees—Executive Committee,” the committees are advisory bodies only and decision-making remains the responsibility of the board of directors. The board of directors determines the terms of reference of each committee with respect to the organization, procedures, policies and activities of the committee.

Our board of directors meets at least quarterly and when called by the Chairman, Vice-Chairman or any two directors. Resolutions must be adopted by a majority of the directors present at the meeting; for a meeting to be valid, at least 50% of the members of the board of directors have to be present.

Additionally, each of our principal subsidiaries is managed by a board of directors pursuant to its governing documents and applicable local law and regulations. In certain instances, members of our board of directors and our executive officers may also serve on the boards of directors or board committees of our subsidiaries, such as the members of our executive committee that also constitute the executive committee of Banco Industrial.

Board of Directors

Our current board of directors consists of 11 members, three of whom are independent under our articles of incorporation and pursuant to NYSE standards. The following table sets forth the composition of the board of directors as of the date of this prospectus. Our board of directors meets at least four times a year.

Name of Director	Age	Position
Juan Miguel Torrebiarte Lantzendorffer	73	Chairman
Julio Ramiro Castillo Arevalo	52	Vice-Chairman
Federico Köng Vielman	72	Director
José Antonio Arzu Tinoco	50	Director
Juan Alfonso Solares Camacho	50	Director
José Luis Gabriel Abularach	94	Director
Tomás José Rodríguez Schlesinger	50	Director
Vacant**	—	Director
José Santiago Molina Calderón	76	Independent Director*
Vacant***	—	Independent Director*
Carlos Humberto Alpirez Pérez	85	Independent Director*
David Víctor Benchoam Perera	85	Alternate Director for Mr. Torrebiarte
Juan Luis Bosch Gutierrez	62	Alternate Director for Mr. Castillo
Jose Andrés Castillo Arenales	55	Alternate Director for Mr. Köng
Jose Roberto Bouscayrol Lemus	74	Alternate Director for Mr. Arzu
Eduardo Herrera Alvarado	71	Alternate Director for Mr. Solares
Vacant****	—	Alternate Director for Mr. Gabriel
Juan Antonio Godoy Barrios	48	Alternate Director for Mr. Rodríguez

Name of Director	Age	Position
Ernesto Viteri Arriola	60	Alternate Director for Vacant Position Previously Occupied by Mr. Rey Rosa
Francisco Roberto Gutierrez Martinez	71	Alternate Independent Director* for Vacant Position Previously Occupied by Mr. Aldana
Pedro Miguel Lamport Kelsall	65	Alternate Independent Director* for Mr. Alpirez
Vacant*****	—	Alternate Independent Director* for Mr. Molina

*

For more information on director independence, see “Description of Share Capital and Articles of Incorporation—Election of Directors.” For information on share ownership of our directors, see “Principal Shareholders.”

**	This position was occupied by Mario Rey Rosa Quiroz until April 2015; a new director will be appointed at our next shareholders’ meeting to be held May 25, 2015.
***	This position was occupied by Arturo Aldana Aguirre until December 2014; a new director will be appointed at our next shareholders’ meeting to be held May 25, 2015.
****	This position was occupied by Mr. Springmühl, who passed away in November 2014; a new alternate director will be appointed at our next shareholders’ meeting to be held May 25, 2015.
*****	This position was occupied by Guillermo Mata Amado until March 2015; a new director will be appointed at our next shareholders’ meeting to be held May 25, 2015.

Juan Miguel Torrebiarte Lantzendorffer has served as our Chairman since our formation; he is also member of the board of directors of Banco Industrial, Banpaís and BI El Salvador. Mr. Torrebiarte is an entrepreneur and a former president of the Guatemalan Industrial Chamber. He previously served on the board of Cementos Progreso S.A., and he currently serves on the board of directors of Palmas del Ixcan S.A. and Agrocaribe S.A. He holds a Bachelor’s degree in Economics from the Universidad de San Carlos de Guatemala.

Julio Ramiro Castillo Arévalo has served as one of our directors since our formation; he is also a member of the board of directors of Banco Industrial, Banpaís and BI El Salvador. Mr. Castillo is an entrepreneur and is currently a board member of various licensed automobile and motorcycle dealerships in Guatemala, such as Honda and Fahonda S.A. He is also active in the real estate development industry. Mr. Castillo holds a bachelor’s degree in Business Administration from Universidad Mariano Galvez.

Federico Köng Vielman has served as one of our directors since 2014. Mr. Kong is a businessman and is currently the director and manager of several corporations in the edible oils, fat and soap industries. He holds a Bachelor’s degree in Letters and Science from the Instituto Nacional de Varones.

José Antonio Arzu Tinoco has served as one of our directors since 2010 and is also member of the board of Banco Industrial, Banpaís and BI El Salvador. Mr. Arzu is an advisor for several companies in the retail and commercial real estate industry. Mr. Arzu studied Business Administration at Universidad Francisco Marroquín.

Juan Alfonso Solares Camacho has served as one of our directors since 2014. Mr. Solares is a businessman and the chairman of the board of directors of Laboratorios Químicos Farmacéuticos Lancasco S.A. He is also a former member of the board of directors of the Guatemalan Industrial Chamber and a non-practicing partner of Consortium Centro América Abogados, counsel for the underwriters. Mr. Solares holds an Attorney at Law degree from Universidad Marroquín.

Jose Luis Gabriel Abularach has served as one of our directors since 2007 and is also member of the board of directors of Banco Industrial. He is a businessman and chairman of the board of directors of Aceros de Guatemala, S.A., the largest steel manufacturer in Guatemala.

Tomás José Rodríguez Schlesinger has served as one of our directors since 2007 and is also member of the board of directors of Banco Industrial, Banpaís and BI El Salvador. He is a businessman and currently CEO of Distribuidora Electrónica, S.A., the exclusive distributor of Sony in Guatemala. He holds a Masters in Business Administration from Georgetown University.

José Santiago Molina Calderón has served as one of our directors since 2007. Mr. Molina has served on the board of directors of several companies, including Azucarera Guatemalteca, S.A., Molino San Carlos S.A., Bolsa de Valores Nacional S.A. He is the former chief executive officer, chairman and director of Ingenio La Unión S.A and is also former director of the steering council at Universidad del Istmo. Mr. Molina holds a Bachelor’s degree in Economics from the Universidad San Carlos de Guatemala.

Carlos Humberto Alpirez Perez is one of our directors since 2007. Mr. Alpirez is the former governor of the Guatemalan Central Bank and current treasurer of Fundación Ramiro Castillo Love. He holds a degree in economics from Universidad de San Carlos de Guatemala.

David Victor Benchoam Perera has served as one of our alternate directors since our formation. Mr. Benchoam is an industrialist and was the director of Fábrica de Tejidos Iris S.A. until 2009. He holds a degree in Letters and Science from Instituto Nacional de Varones.

Juan Luis Bosch Gutiérrez has served as one of our alternate directors since our formation. Mr. Bosch is an industrialist and a former president of the board of directors of the Guatemalan Industrial Chamber. Currently, he serves as board member in various companies of Corporación Multi-inversiones. Mr. Gutierrez studied mechanical engineering at Universidad Rafael Landivar.

Jose Andrés Castillo Arenales has served as one of our alternate directors since our formation. Mr. Castillo is an industrialist and is currently a director of the board of directors of Continental Motores S.A. (Volkswagen distributor in Guatemala) and of La Panadería S.A., a corporation in the Guatemalan food industry. He holds a law degree from Universidad Francisco Marroquín.

José Roberto Bouscayrol Lemus has served as one of our alternate directors since our formation. Mr. Bouscayrol is an industrialist and is currently the president of Repinsa, S.A. and a director of Grupo Hoteles Camino Real. He holds a Bachelor’s Degree in Business Administration from the Menlo School of Business.

Eduardo Herrera Alvarado has served as one of our alternate directors since our formation. Mr. Herrera also has experience in the construction industry and is currently a director in several companies including Naturalísimo S.A. and Ingenio Pantaleon S.A. He holds a degree in engineering from Universidad de San Carlos de Guatemala.

Juan Antonio Godoy Barrios has served as a director since April 2, 2008. Mr. Godoy is an industrialist and is currently the chief executive officer of Inmobiliara Godoy S.A. and Farmacias Godoy S.A. Mr. Godoy holds a degree in engineering from the Universidad Rafael Landívar.

Ernesto José Viteri Arriola has served as one of our alternate directors since our formation. Mr. Viteri is a partner of the law firm Viteri & Viteri. He holds a law degree from Universidad Rafael Landivar and a Master of Laws Degree in Comparative Jurisprudence from New York University.

Francisco Roberto Gutierrez Martinez has served as an alternate independent director for the Company since 2013. Mr. Gutierrez has served, in the last five years, as CEO of Gutierrez y Cía S.A. (a commercial enterprise located in Quetzaltenango) and president of the Board of FUNDAP (a social economic Foundation). Mr. Gutierrez is also president of the board of the National Network of Promotion Groups (institutions that promote employment and business opportunities). Mr. Gutierrez is a chemical engineer, with a degree in business administration and a Ph.D. in sociology and Political Science from Universidad de Salamanca, Spain.

Pedro Miguel Lamport Kelsall has served as an alternate independent director for the Company since 2008. Mr. Lamport served as Guatemalan Ambassador for the United States in 1996 and served as Finance Minister for the Guatemalan government in 1998.

Executive Officers

The following table sets forth the information concerning our executive officers:

Name	Age	Position
Diego Pulido Aragón	70	President and Chief Executive Officer
Luis Fernando Prado Ortiz	44	International Division Manager
Luis Rolando Lara Grojec	49	Corporate Banking Division Manager
Edgar René Chavarría Soria	51	Retail Banking Division Manager
Hermann Frederico Girón Délery	46	Insurance Division Manager
Juan Carlos Martínez Noack	50	Technology Division Manager
Edgar Abel Girón Monzón	55	Internal Control Division Manager
Ricardo Elías Fernández Ericastilla	43	Operations Division Manager*

*	Mr. Fernández serves as our principal financial and accounting officer.

Our executive officers have between 15 to 47 years of experience in the banking industry.

Diego Pulido Aragón has served as our Chief Executive Officer since our incorporation. He has worked for Banco Industrial for 42 years, during which he has held several management positions within Banco Industrial. Since May 1998, Mr. Pulido has served as President and Chief Executive Officer of Banco Industrial, as well as a director of Seguros El Roble, Visanet, Prefiero, Almacenadora Integrada, Westrust Bank and Financiera Industrial. Mr. Pulido holds a Masters in Business Administration from Instituto Centroamericano de Administración de Empresas (“INCAE Business School”).

Luis Fernando Prado Ortíz has served as our International Division Manager since our incorporation. He has worked for Banco Industrial for 20 years, during which he has held positions such as Manager of Serminsa, retail banking manager, Manager of the International Division and General Manager of Westrust Bank. Mr. Prado holds a Masters in Business Administration from INCAE Business School.

Luis Rolando Lara Grojec has served as our Corporate Banking Division Manager since our incorporation, and also serves as Corporate Banking Division Manager of Banco Industrial. He has worked for Banco Industrial for 22 years, during which he has held positions such as Project Manager, General Director of Mercado de Transacciones S.A. and Assistant to the General Director. Mr. Lara has also served as chairman of the board of directors of the Banking Association of Guatemala and currently serves as chairman of the board of directors of the Guatemalan Stock Exchange (Bolsa Nacional de Valores de Guatemala). Mr. Lara holds a Masters in Business Administration from INCAE Business School.

Edgar René Chavarría Soria has served as our Retail Banking Division Manager since our incorporation and also serves as Retail Banking Division Manager of Banco Industrial. He has worked for Banco Industrial for 23 years, during which he has held positions as Manager of Almacenadora Integrada S.A., Brokerage Firm Manager, Manager of Mercado de Transacciones S.A., Customer Relations Manager, Assistant to the General Manager and Financial Division Manager. Mr. Chavarría holds a Masters in Business Administration from INCAE Business School.

Hermann Frederico Girón Délery has served as our Insurance Division Manager since our incorporation. He has worked for Banco Industrial for 20 years, during which he has held management positions in Mercado de Valores, S.A., Contecnica and was in charge of new project development at Banco Industrial S.A. Mr. Girón also serves as the General Manager of Seguros El Roble and Fianzas El Roble, a position he has held since 2002. Mr. Girón holds a Bachelor’s degree in Marketing from Louisiana State University and a Masters in Business Administration with a concentration in finance from the University of Texas at Austin.

Juan Carlos Martínez Noack has served as our Technology Division Manager since our incorporation and also serves as the Technology Division Manager of Banco Industrial. He has worked for Banco Industrial for 21 years, during which he has held several management positions within the bank including General Manager of Contecnica and Assistant to the General Manager. Mr. Martínez holds a Masters in Business Administration from INCAE Business School.

Edgar Abel Girón Monzón has served as our Internal Control Division Manager since our incorporation and also serves as the Internal Control Division Manager of Banco Industrial. He has worked for Banco Industrial for 30 years, during which he has held several management positions including General Coordinator of External Auditing, Assistant to the Corporate Operations Management Area, Financial Manager of Contecnica and Assistant General Manager. Mr. Girón holds a Masters in Business Administration from Escuela Superior de Economía y Administración de Empresa or ESEADE, Universidad Francisco Marroquín.

Ricardo Elías Fernández Ericastilla has served as our Operations Division Manager since our incorporation and also serves as Operations Division Manager of Banco Industrial. He has worked for Banco Industrial for 15 years, during which he has held such positions as Manager of the Mortgage Loans Department, Manager of Almacenadora Integrada and Manager of Contecnica. Mr. Fernández holds a Masters in Business Administration from INCAE Business School.

Board Committees

Our articles of incorporation provide for an executive committee, an audit committee and a corporate practices committee, as described below. In addition, our articles of incorporation establish that our board of directors may set up specialized committees to analyze specific issues and advise the board of directors on those issues. Each committee must be comprised of three or more directors.

We also benefit from the expertise of the committees established by the boards of directors of our subsidiaries, including risk management, credit, compliance, technology, ethics, business continuity, corporate governance and personnel committees.

Executive Committee

Our executive committee is comprised of no fewer than seven and no more than nine members and their respective alternate members, as designated by our board of directors. Currently, the executive committee has eight members and none of its members are independent directors.

Our articles of incorporation have delegated and our board of directors may delegate certain of its powers to the executive committee. Consequently, our executive committee makes decisions on matters that ordinarily would be resolved by our board of directors, which are then ratified by our board of directors. The executive committee has substantially the same duties and authority as our board of directors, except for certain provisions expressly contemplated in our articles of incorporation, for instance: removal of our President and Chief Executive Officer, granting a waiver for a director to act in favor of his personal interest, defining policies related to the internal audit of our company, approving financial statements, approving the terms and conditions of any public offering and resolving to sell shares of our company, among others.

Our executive committee is required to meet at least quarterly but may meet more frequently if deemed necessary. In addition, because some of the executive committees of our subsidiaries, such as Banco Industrial, are comprised of the same members of our executive committee, members of our executive committee may sometimes meet as often as twice a week in various capacities to discuss the operations of our subsidiaries.

The following table sets forth our executive committee members and their alternates.

Name of Director	Age	Position
Juan Miguel Torrebiarte Lantzendorffer	73	Chairman
Julio Ramiro Castillo Arevalo	52	Vice-Chairman
Federico Köng Vielman	72	Director
José Antonio Arzu Tinoco	50	Director
Juan Alfonso Solares Camacho	50	Director
José Luis Gabriel Abularach	94	Director
Tomás José Rodríguez Schlesinger	50	Director
Vacant*	—	Director*
David Víctor Benchoam Perera	85	Alternate Director for Mr. Torrebiarte
Juan Luis Bosch Gutierrez	62	Alternate Director for Mr. Castillo

Name of Director	Age	Position
Jose Andrés Castillo Arenales	55	Alternate Director for Mr. Köng
Jose Roberto Bouscayrol Lemus	74	Alternate Director for Mr. Arzu
Eduardo Herrera Alvarado	71	Alternate Director for Mr. Solares
Vacant*	—	AlternateDirectorforMr.Gabriel
Juan Antonio Godoy Barrios	48	Alternate Director for Mr. Rodríguez
Ernesto Viteri Arriola	60	Alternate Director

*	Position currently vacant, to be filled at the shareholders’ meeting to be held May 25, 2015.

Audit Committee

Our audit committee is comprised of no fewer than three independent members designated by our board of directors. The Chairman of this committee may only be appointed or removed by a resolution passed at our general ordinary shareholders’ meeting.

Our audit committee is responsible for:

•	supervising our outside auditors;

•	analyzing the audit reports prepared by our accountants;

•	informing the board of directors about existing internal controls;

•	supervising related party transactions;

•	requiring our executives to prepare reports when necessary;

•	informing the board of directors of any irregularities that it encounters;

•	supervising the activities of our executive officers; and

•	providing an annual report to our board of directors.

The following table sets forth our audit committee members.

Name of member	Name of alternate member
Pedro Miguel Lamport Kelsall	Carlos Humberto Alpírez Pérez
Vacant Position*	Francisco Roberto Gutiérrez Martínez**
Vacant Position*	José Santiago Molina Calderón**

*	Position currently vacant, to be filled at the shareholders’ meeting to be held May 25, 2015.
**	Alternate members currently filing vacant positions of members pending appointment of new members at the shareholders’ meeting to be held May 25, 2015.

Our audit committee meets at least once every 90 days, but it can also meet more frequently on recommendation by our board of directors or our Chief Executive Officer or the internal auditor.

Corporate Practices Committee

Our corporate practices committee is comprised of no fewer than three members designated by our board of directors. The Chairman of our corporate practices committee may only be appointed or removed by a resolution passed at a general ordinary shareholders’ meeting.

Our corporate practices committee is responsible for:

•	giving opinions to the board of directors with respect to management practices and operations;

•	requesting and obtaining opinions from independent third-party experts;

•	calling shareholders’ meetings;

•	providing assistance to the board of directors in the preparation of annual reports; and

•	submitting an annual report to the board of directors.

The following table sets forth our corporate practices committee members.

Name of member	Name of alternate member
Pedro Miguel Lamport Kelsall	Carlos Humberto Alpírez Pérez
Vacant Position*	Francisco Roberto Gutiérrez Martínez**
Vacant Position*	José Santiago Molina Calderón**

*	Position currently vacant, to be filled at the shareholders’ meeting to be held May 25, 2015.
**	Alternate members currently filing vacant positions of proprietary members pending appointment of new members at the shareholders’ meeting to be held May 25, 2015.

Our corporate practices committee meets at least once every 90 days, but it can also meet more frequently and on recommendation by our board of directors or our Chief Executive Officer or the internal auditor.

Subsidiary Committees

Our principal banking subsidiaries have established the committees they deem necessary, in accordance with their governing documents. We benefit from the expertise of all these committees.

Our banking subsidiaries’ risk management committees are generally responsible for:

•	establishing methods to identify, monitor and control risks to which they are exposed;

•	approving models, guidelines and scenarios for quantifying and controlling such risks;

•	periodically reviewing and proposing administrative policies to monitor and control risk to be followed by personnel;

•	approving new product offerings after evaluating associated risks; and

•	observing compliance with regulation in risk detection, risk monitoring and risk control areas.

Our banking subsidiaries’ credit committees are generally responsible for:

•	monitoring and proposing necessary controls for credit risk management;

•	developing and monitoring policy guidelines for managing the assets and liabilities structure; and,

•	regularly proposing and reviewing our lending policies.

Our banking subsidiaries’ compliance committees are generally responsible for:

•	knowing and supervising the elaboration, observance and implementation of the compliance activities;

•	facilitating the activities and necessary resources to provide the organization an integral and effective system for the prevention and detection of illegal activities;

•

knowing and detecting all aspects related to the prevention and detection of unusual and suspicious transactions, derived from money laundering or other activities classified as such (for example: terrorism, transport of money, etc.) and training of employees to strengthen their abilities to detect illegal activities;

•	ensuring the disclosure of the policies and procedures related to the KYC and due diligence requirements;

•	making recommendations for the strengthening of work for prevention and early detection of suspicious activities.

Compensation

Our articles of incorporation provide that our shareholders are responsible for determining the compensation to be paid to our board of directors at the first annual shareholders’ meeting of every calendar year.

At our Ordinary Shareholders’ Meeting held on April 28, 2014, our shareholders approved director compensation equal to (i) fees of US$1,000 for directors (US$2,500 for independent directors) and US$500 for alternates for attending each meeting of our board of directors; and (ii) 8% of our net income (under Guatemalan GAAP) for the period from April 1, 2014 to March 31, 2015 for directors who were members of the executive committee (the Chairman of the executive committee received 2% and 6% was divided among the other members of the executive committee) for their key involvement in the strategic direction of our business. Recently, our board of directors recommended reducing compensation to 6% of the profit for the year (under IFRS) (the Chairman of the executive committee would receive 1.5% and 4.5% would be divided among the other members of the executive committee), which will be subject to approval at our shareholders’ meeting to be held on May 25, 2015. We anticipate maintaining compensation at the new lower level going forward.

Under Panamanian law, we are not required to publish information regarding the compensation of our individual executive officers, and we do not make this information public. The aggregate amount of compensation, inclusive of bonuses, that we paid to directors, alternate directors and senior executive officers was US$23.1 million in 2014, of which US$16.2 million was paid to members of our board of directors and US$6.9 million was paid to the our senior executive officers. We pay bonuses to our senior executive officers that vary according to our company’s financial condition and results of operations.

Share ownership

For a summary of the shares held by our directors and executive officers, see “Principal Shareholders.”

Historically, a significant amount of our shareholders have granted powers of attorney to our directors and officers for the purpose of voting the corresponding shares at the relevant general annual shareholders’ meeting. As a group, as of our 2014 shareholders’ meeting, the non-independent members of our board of directors may have been deemed to beneficially own approximately 78.1% of our outstanding shares of common stock; non-independent members of the board beneficially owned 19.4% of our outstanding shares of common stock and may have been deemed to be the beneficial owners of an additional 58.7% of our outstanding shares of common stock by means of shareholder grants of powers of attorney. This entitles them, among other things, to significantly influence the outcome of most actions requiring shareholder approval or participation, including election of the board of directors, corporate reorganizations, dispositions and the timing and payment of any future dividends. See “Risk Factors—The interests of the non independent members of our board of directors, who as a group may have been deemed to beneficially own approximately 78.1% of our common stock as of our 2014 shareholders’ meeting, may conflict with those of other shareholders.”

As of December 31, 2014, we had 18,803 outstanding non-voting preferred shares. Of these, 3,663 shares, or 19.5%, were owned by our directors and executive officers.

Executive long-term incentive plan

We have not adopted a definitive executive long-term incentive plan. Following the consummation of the offering, however, our board of directors may consider alternatives for the implementation of an executive long-term incentive plan, subject to the necessary approvals.

Neither we nor our subsidiaries set aside any amounts to provide pension, retirement or similar benefits to our directors or members of our administrative, supervisory or management.

We do not have, and have not had in the past, any share option plans.

Corporate governance

As a foreign private issuer, we are subject to different corporate governance requirements than those followed by a U.S. company with shares listed on the NYSE that follow NYSE listing standards. With certain exceptions, foreign private issuers are permitted to follow their home country corporate governance standards.

Because we are not subject to Panamanian securities laws as we have not offered any securities in Panama and because general corporate law in Panama does not impose any meaningful restrictions on our corporate governance, a comparison to Panamanian corporate governance practices is not applicable. Additionally, we have adopted a set of additional corporate governance guidelines as contemplated by the U.S. Sarbanes-Oxley Act of 2002 and our articles of incorporation, which include the establishment of:

•	principles and duties relating to the conduct of our management, including as with respect to confidentiality and conflicts of interest;

•	internal accounting controls systems;

•	an audit committee; and

•	a code of business conduct and ethics.

The following is a comparison between our corporate governance policies and those of the NYSE listing standards.

NYSE Standards	Our Corporate Governance Practices

Director Independence. A majority of the board of directors must be independent, except in the case of a “controlled” issuer. §303A.01 of the NYSE Listed Company Manual	Our articles of incorporation provide that a minimum of 25% of the members of our board of directors will be independent. Currently, our board of directors is composed of 11 members.

Prior to the listing of our common shares on NYSE and for purposes of nominating new directors at our shareholders’ meeting of May 25, 2015, we will determine independence under our corporate governance standards in accordance with Rule 10A-3 under the Exchange Act.

Executive Sessions. Non-management directors must meet regularly in executive sessions without management. Independent directors should meet alone in an executive session at least once a year. §303A.03 of the NYSE Listed Company Manual

Under our articles of incorporation and applicable laws non-management directors are not required to meet in executive sessions without management.

Audit committee. An audit committee satisfying the requirements of Rule 10A-3 under the Exchange Act. §303A.06 of the NYSE Listed Company Manual	Prior to the listing of our common shares on NYSE, we will be compliant with Rule 10A-3 under the Exchange Act.

NYSE Standards	Our Corporate Governance Practices

Audit committee additional requirements. §303A.07 of the NYSE Listed Company Manual requires that an audit committee must consist of at least three members, each of whom are financially literate and at least one of whom is a financial expert, and that the audit committee have a written charter outlining the committee’s responsibilities.

Our audit committee consists of three independent members and its responsibilities are set forth in our articles of incorporation. Prior to the listing of our common shares on NYSE, we will comply with the additional requirements of §303A.07 of the NYSE Listed Company Manual and our audit committee will be comprised of three members who are financially literate, at least one of whom is a financial expert.

Nominating/corporate governance committee. A nominating/corporate governance committee of independent directors is required. The committee must have a charter specifying the purpose, duties and evaluation procedures of the committee. §303A.04 of the NYSE Listed Company Manual

We do not have a nominating/corporate governance committee. Our board of directors has the power to establish such a committee in the future on the terms that it deems fit.

Compensation committee. A compensation committee of independent directors is required. The committee must approve executive officer compensation and must have a charter specifying the purpose, duties and evaluation procedures of the committee. §303A.05 of the NYSE Listed Company Manual

We do not have a compensation committee. Our board of directors may establish a compensation committee in the future on the terms it deems appropriate.

Code of Ethics. A code of business conduct and ethics are required, as is disclosure of any waiver for directors or executive officers. §303A.10 of the NYSE Listed Company Manual

We have adopted a code of business conduct and ethics and our board of directors has the obligation to verify compliance with the provisions of such code.

Prior to the listing of our common shares on NYSE, we will amend our code of business conduct and ethics to reflect NYSE requirements, including the obligation to disclose any waiver granted to other directors or executive officers. We expect that our code of business conduct and ethics will be applicable to all of our employees and directors. Following the completion of the global offering, the code of conduct will be available on our website.

We expect that any amendments to our code of business conduct and ethics, or any waivers of its requirements, will be disclosed on our website.

Internal Auditor

As the Guatemalan Banks and Financial Groups Law requires that banks and companies that are part of financial groups have adequate internal controls with a clear assignment of duties and responsibilities, our principal banking subsidiaries have such systems in place.

Our current internal auditor is Fredy Estuardo Navichoque Oliveros, who reports to the Internal Control Division Manager.

Independent Auditor

Pursuant to Panamanian law, an independent statutory auditor is appointed by shareholders at the general shareholders’ meeting for a period of one year. The statutory auditor reports to the shareholders.

The main responsibilities of the statutory auditor are the following:

•	oversee management’s activities and review our general balance and other accounting statements in order to ensure their veracity and reasonable precision;

•	verify that the accounting practices comply with local legislation; and

•	cause management to provide reports regarding our business and operations.

On March 16, 2015, our audit committee appointed KPMG in connection with our adoption of IFRS as our independent registered public accounting firm for the audit of Bicapital and our subsidiaries for the years ended March 31, 2015, March 31, 2014 and March 31, 2013.

PRINCIPAL SHAREHOLDERS

Share Ownership

The table below sets forth information regarding the number of shares of common stock issued by us and directly held, as of March 31, 2014, by (i) our directors and executive officers as a group; (ii) each of our directors and executive officers; and (iii) each person known to us to beneficially own 5% or more of our ordinary shares. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes the power to direct the voting or the disposition of the securities or to receive the economic benefit of the ownership of the securities. Historically, a significant amount of our shareholders have granted powers of attorney to our directors and officers to represent such shares at the shareholders’ meeting; the table below excludes certain shares for which directors and executive officers were granted powers of attorney to represent such shares at the 2014 shareholders’ meeting, as outlined in the footnotes to the table below.

	Before the offering				After the offering
	Shares of common stock	%	Total number of shares*	%	Shares of common stock	%	Total number of shares	%
Directors
Jose Luis Gabriel Abularach(1)	39,623,193	7.14%	39,624,681	7.14%
Federico Köng Vielman(2)	15,194,974	2.74%	15,195,974	2.74%
Jose Antonio Arzu Tinoco(3)	12,188,203	2.19%	12,188,203	2.19%
Juan Miguel Torrebiarte Lantzendorffer(4)	8,695,734	1.57%	8,695,784	1.57%
Juan Luis Bosch Gutierrez	8,162,173	1.47%	8,162,173	1.47%
Juan Alfonso Solares Camacho(5)	6,041,572	1.09%	6,041,576	1.09%
Tomas Jose Rodriguez Schlesinger(6)	5,877,311	1.06%	5,877,311	1.06%
Jose Andres Castillo Arenales(7)	**	**	***	***
Jose Roberto Bouscayrol Lemus(8)	**	**	***	***
Ernesto Jose Viteri Arriola(9)	**	**	***	***
Juan Antonio Godoy Barrios(10)	**	**	***	***
Julio Ramiro Castillo Arevalo(11)	**	**	***	***
Eduardo Antonio Herrera Alvarado(12)	**	**	***	***

Total Directors	107,572,875	19.38%	107,576,057	19.38%

Executive Officers
Diego Pulido Aragon(13)	**	**	***	***
Luis Fernando Prado Ortiz	**	**	***	***
Luis Rolando Lara Grojec(14)	**	**	***	***
Edgar Rene Chavarria Soria	**	**	***	***
Juan Carlos Martinez Noack(15)	**	**	***	***
Edgar Abel Giron Monzon(16)	**	**	***	***
Ricardo Elias Fernandez Ericastilla	**	**	***	***

Total Executive Officers	6,054,740	1.09%	6,055,222	1.09%

Total Directors and Executive Officers	113,627,615	20.47%	113,631,278	20.47%

Total Shares of Common Stock	555,208,457	100.00%

Total Shares of Non-Voting Preferred Stock			18,803	0.00%

Total Shares			555,227,260	100.00%

*	Including shares of common stock and shares of non-voting preferred stock.
**	Less than one percent of the outstanding shares of common stock
***	Less than one percent of the total outstanding shares
(1)

The number of shares that Mr. Jose Luis Gabriel Abularach represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 364,779. As a result, although Mr. Jose Luis Gabriel Abularach may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(2)

The number of shares that Mr. Federico Köng Vielman represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 28,554,148. As a result, although Mr. Federico Köng Vielman may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(3)

The number of shares that Mr. Jose Antonio Arzu Tinoco represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 38,288,342. As a result, although Mr. Jose Antonio Arzu Tinoco may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(4)

The number of shares that Mr. Juan Miguel Torrebiarte Lantzendorffer represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 102,600,912. As a result, although Mr. Juan Miguel Torrebiarte Lantzendorff may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(5)

The number of shares that Mr. Juan Alfonso Solares Camacho represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 32,129,652. As a result, although Mr. Juan Alfonso Solares Camacho may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(6)

The number of shares that Mr. Tomas Jose Rodriguez Schlesinger represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 20,494,424. As a result, although Mr. Tomas Jose Rodriguez Schlesinger may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(7)

The number of shares that Mr. Jose Andres Castillo Arenales represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 5,393,765. As a result, although Mr. Jose Andres Castillo Arenales may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(8)

The number of shares that Mr. Jose Roberto Bouscayrol Lemus represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 1,869,670. As a result, although Mr. Jose Roberto Bouscayrol Lemus may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(9)

The number of shares that Mr. Ernesto Jose Viteri Arriola represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 3,577,802. As a result, although Mr. Ernesto Jose Viteri Arriola may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(10)

The number of shares that Mr. Juan Antonio Godoy Barrios represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 3,431,745. As a result, although Mr. Juan Antonio Godoy Barrios may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(11)

The number of shares that Mr. Julio Ramiro Castillo Arevalo represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 63,381,575. As a result, although Mr. Julio Ramiro Castillo Arevalo may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(12)

The number of shares that Mr. Eduardo Antonio Herrera Alvarado represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 25,908,582. As a result, although Mr. Eduardo Antonio Herrera Alvarado may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(13)

The number of shares that Mr. Diego Pulido Aragon represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 36,393,894. As a result, although Mr. Diego Pulido Aragon may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(14)

The number of shares that Mr. Luis Rolando Lara Grojec represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 495,763. As a result, although Mr. Luis Rolando Lara Grojec may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(15)

The number of shares that Mr. Juan Carlos Martinez Noack represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 285,998. As a result, although Mr. Juan Carlos Martinez Noack may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

(16)

The number of shares that Mr. Edgar Abel Giron Monzon represented at the annual general shareholders’ meeting held in 2014 in addition to his directly held shares listed in the table is 671,892. As a result, although Mr. Edgar Abel Giron Monzon may be deemed to be the beneficial owner of said shares, he expressly disclaims beneficial ownership of such shares.

Each year some of our shareholders, for convenience purposes, grant powers of attorney to the members of our board of directors and some of our executive officers to be represented at the annual general ordinary shareholders’ meetings. These powers of attorney are granted only for the purpose of voting the corresponding shares at the relevant annual general ordinary shareholders’ meeting and the number of shares that each member of the board of directors and executive officer represents varies significantly from year to year.

The percentage of our total share capital is based on 555,208,457 shares of common stock issued and outstanding, plus              shares of common stock that we are selling in this offering and 18,803 shares of outstanding non-voting preferred stock. In connection with this offering, the underwriters have an option to purchase up to              additional shares of common stock from us.

Historically, a significant amount of our shareholders have granted powers of attorney to our directors and officers for the purpose of voting the corresponding shares at the relevant general annual shareholders’ meeting. As a group, as of our 2014 shareholders’ meeting, the non-independent members of our board of directors may have been deemed to beneficially own approximately 78.1% of our outstanding shares of common stock; non-independent members of the board beneficially owned 19.4% of our outstanding shares of common stock and may have been deemed to be the beneficial owners of an additional 58.7% of our outstanding shares of common stock by means of shareholder grants of powers of attorney. This entitles them, among other things, to significantly influence the outcome of most actions requiring shareholder approval or participation, including election of the board of directors, corporate reorganizations, dispositions and the timing and payment of any future dividends. See “Risk Factors—The interests of the non independent members of our board of directors, who as a group may have been deemed to beneficially own approximately 78.1% of our common stock as of our 2014 shareholders’ meeting, may conflict with those of other shareholders.”

Pursuant to our articles of incorporation, no shareholder may acquire 5% or more of our shares without prior authorization from our board of directors. Currently, no shareholder individually owns more than 10% of our capital stock and, as such, pursuant to our articles of incorporation, no single shareholder has the right to appoint a director to the board. See “Description of Share Capital and Articles of Incorporation—Limitation on Acquisition of our Capital Stock and Public Tender Offers.”

During the past three years there has not been any significant change in the share ownership of our major shareholders.

Shareholders’ Agreement

To our knowledge, as of the date of this prospectus, there is no shareholders’ agreement among any of our shareholders.

Voting Rights

See “Description of Share Capital and Articles of Incorporation.”

RELATED PARTY TRANSACTIONS

In the ordinary course of business, our subsidiaries engage in a variety of transactions among themselves and with certain of their affiliates and related parties. All transactions between our subsidiaries and our other affiliates or related parties are evaluated by our senior management and our board of directors in accordance with specific regulations and internal rules applicable to all third-party transactions. Such transactions are conducted on an arm’s-length basis in the ordinary course of business, on terms that would apply to transactions with third parties.

For information on related party transactions in accordance with IFRS, see Note 10 to our Annual Financial Statements and Note 9 to our Interim Financial Statements.

The consolidated loan balances granted by our banking subsidiaries to related parties as of December 31, 2014 was US$235.9 million. As of December 31, 2014, a total of 167 of these loans were outstanding with an average balance of US$1.4 million, and a maximum balance of US$53.0 million. These loans have interest rates ranging between 6.75% and 14.60% (local currency) and 2.75% and 10.50% (U.S. dollar) as of December 31, 2014. The consolidated deposit balances in our banking subsidiaries of related parties as of December 31, 2014 was US$134.7 million. As of December 31, 2014, interest rates for deposits in local currency bear interest ranging between 0.01% and 8.50% and dollar-demonated deposit interest rates range from 0.01% to 4.50%. These figures include loans granted to and deposits of members of our board of directors and executive officers, or companies in which such individuals hold an ownership interest of more than 20% and loans granted to and deposits of close relatives (defined as spouses, children and parents) of the members of our board of directors and executive officers. All of these loan transactions were conducted in accordance with market conditions.

As of December 31, 2014 the largest exposures we have to related parties in our loan portfolio are to companies associated with our directors. We have an outstanding loan in the amount of $53.0 million to Aceros de Guatemala, S.A., the leading manufacturer of iron and steel in Central America, a company established in 1953 in Guatemala that produces a wide range of products for the construction industry with sales in Guatemala and Central America and is associated with our director José Luis Gabriel Abularach. We also have loans with a total outstanding balance of $51.0 million to Nacional Agro Industrial, S.A., a palm oil producer, owner of plantations and extraction plants, part of the leading group established in 1928 dedicated to the production and commercialization of edible oils in Guatemala that is associated with our director Federico Köng Vielman.

Our banking subsidiaries have specific limitations under local regulations with respect to transactions with related parties. These limitations are described as follows.

Limitations on Transactions with Related Parties

Guatemala

Pursuant to the Guatemalan Regulation on the Concentration of Invesments and Contingencies (Reglamento de Concentración de Inversiones y Contingencias) issued by the GSB relative to Article 47 of the Guatemalan Banks and Financial Groups Law, related parties are defined as (i) any individual or legal person holding at least 10% of shares of a company; (ii) any individual or legal person owning at least 25% of the paid-in capital of a company, which in turn owns at least 10% of the shares of a company; (iii) two or more individuals or legal entities that together hold at least 10% of the shares of a company and 25% of the paid-in capital of another company; (iv) entities in which any individual or legal person holding at least 10% of the shares holds at least 25% of the paid-in capital of a company; and (v) entities in which the entity in question owns at least 10% of the paid-in capital.

Pursuant to the Guatemalan Banks and Financial Groups Law, corporations that belong to a financial group are not permitted to carry out financial operations or provide services to each other on terms, interest rates, amounts, guarantees or fees different from those used for similar transactions with third parties.

From time to time, our subsidiaries enter into arrangements, including service agreements, with their affiliates. The main agreements currently in place between subsidiaries of ours are, for Banco Industrial: (i) a life and medical insurance policy covering its employees provided by Seguros El Roble; (ii) an insurance policy covering its banking operations provided by Seguros El Roble; (iii) a fire, equipment, vehicle and civil liability insurance policy provided by Seguros El Roble; and (iv) a storage services agreement with Almancenadora Integrada. As required by the Guatemalan Banks and Financial Groups Law, the amounts paid by Banco Industrial under these affiliate agreements are similar to amounts that would be paid to third parties for comparable services.

Honduras

The Honduran Central Bank oversees the regulatory framework for credit operations between related parties. Pursuant to the Honduran Regulation on Related-Party Credit Operations for Financial Institutions (Reglamento para las Operaciones de Crédito de las Instituciones Financieras con Partes Relacionadas), parties are related if they have common ownership or management. Corporations or individuals who own, directly or indirectly, at least 10% of a bank’s equity are considered related parties. Honduran law considers all of the members of the board of directors, the commissioners, and the CEO to be related parties. Honduran law also considers any company that shares at least one third of the board of directors with the bank to be a related party. Under Honduran law, related parties are not permitted to carry out financial operations or provide services to each other on terms that are different from those used for similar transactions with third parties.

From time to time, our subsidiaries enter into arrangements, including service agreements, with its affiliates. The main agreements currently in place between subsidiaries of ours are, for Banpaís (i) a life and medical insurance policy covering Banpaís’s employees provided by Seguros del País; (ii) an insurance policy covering Banpaís’s banking operations provided by Seguros del País; and (iii) a fire, equipment, vehicle and civil liability insurance policy provided by Seguros del País. As required under Honduran banking regulations, the amounts paid by Banpaís under these affiliate agreements are similar to amounts that would be paid to third parties for comparable services.

BI El Salvador

Under Article 204 of the Salvadoran Banking Law, related parties are defined as (i) owners of 3% or more of the shares of a bank; (ii) any company in which a related party shareholder holds an interest in 10% or more of the voting shares; (iii) any company in which a director or officer of the bank holds an interest of 10% or more of the voting shares; (iv) any company in which two or more directors or officers hold an interest in 5% or more of the voting shares; (v) and any company that has common shareholders with a bank, in which the common shareholders together hold 25% or more of the voting shares of the company and 10% or more of the shares of the bank in question.

Pursuant to the Salvadoran Law of Regulation and Supervision of the Financial System, financial institutions are not permitted to enter into financial operations or provide services to other financial institutions in general or affiliated within a financial group on terms, interest rates, amounts, guarantees or fees different from those used for similar transactions with third parties

Currently there are no significant agreements between BI El Salvador and our other subsidiaries.

Limits on Loans to Related Parties

The Guatemalan Banks and Financial Groups Law prohibits financial institutions from extending loans or guarantees to, or acquiring the securities of, any individual or company in an amount greater than 15% of the shareholders’ equity of such financial institution, and from extending loans or guarantees to, or acquiring the securities of, any group of companies in an amount greater than 30% of the shareholders’ equity of such financial institution.

Pursuant to the Honduran Regulation on Related-Party Credit Operations for Financial Institutions, the threshold for direct or indirect loans extended to related parties cannot exceed 30% of the capital and reserves of the bank. Prior authorization by the Honduran Central Bank must be given for any credit transaction from a financial institution to a related party in an amount greater or equal to 3% of its shareholders’ equity and reserves. The Honduran Regulation on Related-Party Credit Operations for Financial Institutions also prescribes that the total amount of loans granted by a financial institution to the members of its financial group cannot exceed 20% of its capital and reserves.

The Salvadoran Law of Regulation and Supervision of the Financial System states that total loans to related parties may not exceed 5% of the sum of paid-in capital plus reserves, which is stricter than the limits for single counterparties. The Salvadoran Law of Regulation and Supervision of the Financial System does not differentiate between collateralized and uncollateralized loans, but loans that are backed up by 100% of deposits do not count as related party loans. Loans to related parties are not subtracted from capital unless provided to a subsidiary. Banks keep an updated register with credits to related parties. The register is shared with the superintendency of banks on a monthly basis and it can be disaggregated to an individual loan basis.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF INCORPORATION

Information about our share capital and articles of incorporation is set forth below. The description summarizes certain principal provisions of our articles of incorporation, which were amended and restated on August 3, 2007 and May 26, 2009, and certain provisions of Panamanian corporate law. This description does not purport to be complete and is qualified in its entirety by reference to our articles of incorporation and Panamanian law.

Incorporation

We were incorporated under the laws of Panama as Bicapital Corporation on December 4, 2006. On August 3, 2007 and on May 25, 2009, we amended and restated our articles of incorporation. Our corporate domicile is Panama City, Panama.

Duration

Our articles of incorporation allow our company to have an indefinite term of duration.

Outstanding Capital Stock and Voting Rights

We are a corporation with an authorized capital of 8,100,000,000 shares divided into (i) 8,000,000,000 shares of common stock (acciones comunes) with no par value, of which only 555,208,457 have been issued, subscribed and fully paid and are outstanding, (ii) 50,000,000 limited voting preferred shares with no par value, of which none have been issued, and (iii) 50,000,000 non-voting preferred shares with a par value of US$10,000, of which 21,006 have been issued, and of which 18,803 are outstanding. Non-voting preferred shares have a preferential right to receive dividends. Shares of common stock and limited voting preferred shares may only receive dividends once dividends are paid on non-voting preferred shares. Limited voting preferred shares and non-voting preferred shares may only be issued pursuant to a private or public offering through organized capital markets. In this offering, we are only offering shares of common stock.

The non-voting preferred shares currently outstanding, however, were issued with characteristics more similar to debt and are included in our Financial Statements as “debt securities issued.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Funding,” and Note 21 to our Annual Financial Statements. Depending on the issuance, they have a fixed annual interest rate of between 6.0% and 8.0% and have a final maturity of between five and seven years and are subject to an annual amortization schedule. The non-voting preferred shares, similar to debt securities, are entitled to interest and principal payments prior to us paying out any dividends; but they do not receive separate or additional dividend payments.

A corporate restructuring took place during 2007 that resulted in a perpetual stock exchange offer in favor of Banco Industrial’s shareholders. Pursuant to our articles of incorporation, Banco Industrial shareholders have a right to exchange each share of common stock of Banco Industrial for ten shares of common stock of Bicapital. Banco Industrial shareholders had exchanged 97.7% of Banco Industrial outstanding common shares for common shares of Bicapital as of March 31, 2014 (97.4% as of March 31, 2013 and 95.0% as of April 1, 2012). As of March 31, 2014, Banco Industrial shareholders held shares that could be exchanged for 13,000,690 of our shares, which represent 2.3% of our current number of shares.

Voting Rights of Our Common Stock

Holders of non-voting preferred shares do not have the right to vote or attend shareholders meetings. Limited voting preferred shares have the right to vote and decide on the following matters only: (i) charter changes, if these changes affect the rights of the holders of this class of shares; (ii) dissolution of the company; (iii) mergers or transformations; and (iv) payment of dividends in shares. Each limited voting preferred share is entitled to one vote on the matters on which holders are authorized to vote.

Common shares have the right to vote on all matters presented at the shareholders meetings. For purposes of quorum and voting in shareholders meetings, only common shares and limited voting preferred shares are taken into account. In the case of the limited voting preferred shares, these will only be taken into account for the purpose of quorum and voting for matters on which these have the right to vote. Each common share is entitled to one vote at shareholder meetings.

Preemptive Rights in the Event of a Capital Increase

Any increase or decrease of our authorized capital must be approved by our shareholders at an extraordinary shareholders meeting. Holders of our shares of common stock have a preferential right to acquire the new shares of common stock to be issued in proportion to their shareholding at that time, except in the case of private or public offerings of such shares through organized capital markets. Holders of our limited voting shares of common stock and preferred stock do not have preemptive rights. There are no preemptive rights in connection with this offering.

Sale of Authorized Shares in Treasury

Pursuant to our articles of incorporation, our board of directors may sell authorized shares in treasury at a price determined by our board and as long as they are listed on a stock exchange. If such treasury shares are sold pursuant to a public offering, no shareholder has a preferential right to subscribe to such shares. In the case of the sale of limited voting preferred shares or non-voting preferred shares held in treasury, these shares may only be sold through a public or private offering through an organized capital market. As of this date, we do not hold any treasury shares.

Limitation on Acquisition of our Capital Stock and Public Tender Offers

Our articles of incorporation provide that any transaction by an individual or group of individuals that intends to acquire 5% or more of our shares, or by a competitor (as determined by the board of directors) that intends to acquire 2% or more of our shares, through one or more operations, requires prior authorization from our board of directors. Our board of directors must respond to such request within 90 days.

Upon authorization of our board of directors, unless our board of directors determines otherwise, the acquirer must make a public offer to acquire all of our shares at or above a price based on the stock’s trading history plus a 20% premium. If the board of directors receives a more favorable offer from another potential acquirer, the board of directors will be entitled to revoke the existing authorization and grant a new authorization to the acquirer. Unless a majority of the members of our board of directors authorizes otherwise, the price at which our shares must be acquired through a public offer must be the higher of (i) the average quotation price of the shares of our company in the securities exchange in which it is listed during the six months prior to the commencement date of the offer, plus a 20% premium, or (ii) the highest quotation price of our company’s shares during the year prior to the commencement of the offer, plus a 20% premium. Such provisions (including our board of directors’ authorization) will not be required in case of a transfer of shares through inheritance.

If an acquisition of shares is made in breach of the provisions described above, the acquirer will not be entitled to exercise any of the rights derived from the shares (including economic rights) and such shares will not be taken into consideration for purposes of determining the required quorum or majority at the shareholders’ meeting. In addition, the acquirer shall not be recorded as a shareholder in the stock registry of the company or in the registries of the depository institutions in which the shares are deposited. The acquirer will be obligated to sell its shares to a third party authorized by our board of directors.

Registration and Transfer

Our shares are indivisible. Joint holders of one share must designate a single person to exercise their shareholders’ rights.

Our shares can be issued in physical or in global share certificates. Our stock registry shall be kept in a place determined by our board of directors. Our stock registry can be in physical, magnetic or electronic form. Only those persons listed in our stock registry and holding certificates issued in their name as registered holders will be recognized as our shareholders. The shares of common stock of the offering will be deposited, by means of a global certificate at             to be delivered by the underwriters. Shares not deposited at             are transferred through a physical or electronic endorsement of the corresponding share certificate and the registry of such

endorsement in our stock registry. Transfer of shares deposited and registered in book-entry form at              ’s records shall be transferred by clearing process handled by their trading through the intermediation of brokerage houses. Any shareholder having physical share certificates may at any time request their deposit at             for public trading through the intermediation of brokerage houses.

Shareholders’ Meetings and Quorum

Pursuant to our articles of incorporation, shareholders’ meetings do not need to be held in Panama, but may be held in such place and at such date as determined by our board of directors. General shareholders’ meetings may be ordinary or extraordinary. Shareholders may also hold special meetings.

Extraordinary shareholders’ meetings are those called to consider:

•	voluntary dissolution;

•	an increase or decrease in our authorized capital;

•	any change in our corporate purpose or jurisdiction of incorporation;

•	any transformation into another type of legal entity;

•	any merger with another entity;

•	any amendments to our articles of incorporation; and

•	any other matter reserved for ordinary or extraordinary shareholders’ meetings.

Ordinary shareholders’ meetings must be held at least once a year, within 60 calendar days following the end of each fiscal year. At the annual ordinary shareholders’ meeting, our shareholders may approve the financial statements, approve the report of our Chief Executive Officer and our board of directors regarding the financial condition of our company for the preceding fiscal year, determine the allocation of profit for the year (including, if applicable, the payment of dividends) pursuant to the report presented by our board of directors, elect directors and appoint the Chairman of our audit and corporate practices committees, among other decisions.

A special shareholders’ meeting, comprising a single class of shares, may be called if a proposed action only affects such class. As a result of our current share capital structure, we do not expect to hold any special shareholders’ meetings. The attendance and voting quorum required to adopt a resolution at a special shareholders’ meeting is the same as that for an extraordinary shareholders’ meeting.

The attendance quorum for ordinary shareholders’ meetings is at least 50% of our outstanding voting stock. If an attendance quorum is not met upon the first call, a subsequent meeting may be called, at which at least 30% plus one share of our outstanding voting capital stock must be represented. Once quorum is established, a majority of the shares present or represented at the meeting is needed to pass a resolution. The quorum for extraordinary shareholders’ meetings is at least 60% of our outstanding voting stock. If an attendance quorum is not met upon the first call, a subsequent meeting may be called, at which at least 30% plus one share of our voting capital stock must be represented. Once quorum is established, a majority of the shares present is needed to pass a resolution. Resolutions to amend our articles of incorporation, including an increase or decrease of our authorized capital or the sale of investments in which we hold an equity interest of more than 50% of the issued outstanding capital stock may only be taken by least 60% of the total outstanding common stock and limited voting preferred shares.

Notice of a shareholders’ meeting must be given to shareholders at least 30 days in advance but no more than 60 days prior to such meeting. Our articles of incorporation do not provide for any difference in notice periods for first or second call. Notice may be given by personal delivery, registered mail, any electronic means approved by our board of directors or by publication in a newspaper of general circulation in each of the countries in which we have offices.

Election of Directors

Our articles of incorporation provide that our board of directors will consist of an odd number of members that cannot be less than nine and no more than 12 members, each shall be appointed with an alternate director. At least 25% of the members of the board must be independent. Pursuant to a shareholders’ resolution adopted at our shareholders’ meeting on April 28, 2014, our board of directors consists of 11 members, with a corresponding number of alternates.

At our shareholders’ meeting to be held on May 25, 2015, our shareholders will vote on a plan to decrease the number of members of our board of directors from 11 to ten directors. Our board of directors will continue maintaining three independent directors.

Pursuant to our articles of incorporation, independent directors shall be selected based upon their experience and professional prestige, as well as other factors that will enable them to act free of conflicts of interest. Accordingly, our articles of incorporation establish that none of the following persons may qualify as an independent director: (i) our executive officers (funcionarios relevantes) or employees, (ii) any individual having substantial influence at our company or any of its subsidiaries, (iii) any shareholders maintaining control of our company, (iv) clients, suppliers, borrowers, creditors, partners, directors or employees of any company being any material client supplier, borrower or creditor, of the company (i.e., any person which businesses with our company represent 10% of its total sales or 15% of our liabilities), and (v) relatives of any of the above persons up to the fourth civil degree or their spouses or significant others.

Our shareholders elect the members of our board of directors and alternates to serve for one-year terms. Such members may be reelected indefinitely. Each holder of common stock casts a number of votes equal to the number of shares it holds, multiplied by the number of positions to be elected. Holders of at least 10% of our outstanding share capital are entitled to appoint one member of our board of directors and one alternate member of our board of directors.

Board of Directors’ Meetings

Our board of directors is required to meet at least four times during each calendar year and the meeting may be called by the Chairman, the Vice-Chairman or any two directors. The attendance quorum required for a meeting of the board of directors is at least the majority of the directors or alternate directors. Board of directors’ resolutions require an affirmative vote of a majority of directors present at the meeting.

Authority of Our Board of Directors

The principal duty of our board of directors is to manage and direct our operations. Our articles of incorporation provide that our board of directors shall determine the business strategies and oversee the operation of the company and conduct all of the business of the company, except for those matters vested in the shareholders by our articles of incorporation and Panamanian laws. This broad authority includes the appointment and removal of the General Manager (defined in our articles of incorporation as the President and CEO), the authorization for the issuance of shares, and the determination of the company’s compensation policy for the General Manager and other executive officers. Our board of directors is also responsible for (i) the determination of our general business strategies, (ii) the approval of guidelines for the use of corporate assets, (iii) the approval, on an individual basis, of transactions with related parties, subject to certain limited exceptions, (iv) the approval of unusual or non-recurring transactions and any transaction related to the acquisition or sale of assets with a value equal to or exceeding 5% of the issuer’s consolidated assets, or the granting of collateral or guarantees, or the assumption of liabilities, equal to or exceeding 5% of the issuer’s consolidated assets, (v) the approval of accounting and internal control policies, and (vi) the approval of policies for disclosure of information.

Our board of directors may establish one or more committees, to which it may delegate any or all of its powers, subject to certain exceptions. Each committee shall be composed of two or more directors. For instance, our board of directors has delegated certain of its powers to our executive committee, formed by eight of its members. See “Management—Board Committees—Executive Committee.”

Directors’ Duty of Care and Duty of Loyalty

Our articles of incorporation impose duties of care and of loyalty on our directors. The duty of care requires that our directors obtain sufficient information and be sufficiently prepared to act in good faith in the best interest of our company. To fulfill the duty of care, our directors may request any information from our company and our subsidiaries, which may be necessary to make decisions, invite relevant officers and other persons (including external auditors) to the meetings of our board of directors, request that a meeting be delayed or postponed if a director was not notified of the meeting, if a meeting was not called sufficiently in advance, or if a director is not furnished with the information that was provided to the other directors, and request that discussion and voting be made only in the presence of the directors. Failure of our directors to act with due care due to bad faith, willful misconduct, gross negligence or unlawful acts makes the relevant directors jointly liable for damages and losses caused to our company and our subsidiaries.

The duty of loyalty primarily consists of abstaining from discussing or voting on matters, where the director has a conflict of interest. Breach of the duty of loyalty will make the director personally and jointly liable with other breaching directors for the losses and damages caused to the company, and will cause the removal of the director from such position.

As a safe-harbor for our directors, the liability discussed above does not attach if the director acted in good faith and (i) complied with applicable law and our articles of incorporation, (ii) the decision was taken based upon information provided by officers or third party experts, the capacity and credibility of which were not the subject of reasonable doubt, (iii) acted to the best of his knowledge and any negative consequences of such decision were not foreseeable, or (iv) acted in execution of a shareholders resolution not contravening the law.

Shareholders representing at least 5% of our outstanding shares may bring claims against directors for breach of duty of care or of duty of loyalty. Determinations of the merits of such claims are to be made by the relevant courts.

Dividends

Non-voting preferred shares have a preferential right to receive dividends. The current 18,803 issued and outstanding non-voting preferred shares do not receive dividend payments, see “—Outstanding Capital Stock and Voting Rights.” Shares of common stock and limited voting preferred shares may only receive dividends once dividends are paid on non-voting preferred shares. In this offering, we are only offering shares of common stock. For information on our dividend policy, see “Dividends and Dividend Policy.”

Dissolution and Liquidation

Upon our dissolution and liquidation, our shareholders would be entitled to receive proportionally any assets remaining after payment of our debt, taxes and liquidation expenses. There is no priority of distribution based on the type of share.

Additional Minority Shareholders Protections Under the Laws of Panama

Minority shareholders are subject to the protections contained in articles 417, 418, 420, 425 and 426 of the Commerce Code of Panama. Article 417 states that the general shareholders’ meeting is the supreme body of the corporation; however, a majority vote of the shareholders cannot deprive a shareholder of any of its rights or impose an agreement which violates our articles of incorporation. Article 418 of the Commerce Code of Panama establishes the right of any shareholder to challenge before a court any resolution of our shareholders’ meeting that violates Panamanian law or the bylaws or articles of incorporation of the company, within 30 days of the date on which such shareholders’ meeting was held. Our articles of incorporation also set forth that any shareholder is entitled to challenge the manner in which the shareholders’ meeting resolved to distribute earnings or losses, within 30 days of the date on which such shareholders’ meeting was held.

Shareholders holding at least 5% of our outstanding capital stock have an individual right to take legal action with regards to a breach of the director’s duty of care or the duty of loyalty. Article 420 of the Commerce Code of Panama and our articles of incorporation establish the right of shareholders holding at least 5% of our outstanding capital stock to request a shareholders’ meeting. Articles 425 and 426 of the Commerce Code of Panama establish the right of shareholders holding at least 5% of the outstanding capital stock of the company to judicially request the appointment of persons to review the financial information and the books of the company.

Shareholders who jointly or individually hold at least 10% of a company’s capital stock are entitled to (i) appoint and remove a member of the board of directors and its alternate and (ii) request, on a one-time basis, the postponement for three calendar days and without the need for calling another shareholders’ meeting of voting on any item on the agenda of a shareholders’ meeting if such shareholder(s) deems there to be insufficient information to have a vote.

Executive Committee

Our articles of incorporation provide for the creation of an executive committee appointed by our board of directors, which shall be comprised of at least seven members and seven alternate members of the board of directors. Our board of directors may delegate certain of its powers to the executive committee. Consequently, our executive committee makes decisions on matters that ordinarily would be resolved by our board of directors, which are then ratified by our board of directors. The executive committee has substantially the same duties and authority as our board of directors, except for certain provisions expressly contemplated in our articles of incorporation, for instance: removal of our President and CEO, granting a waiver for a director to act in favor of his personal interest, defining policies related to the internal audit of our company, approving financial statements, approving the terms and conditions of any public offering and resolving to sell shares of our company, among others. The executive committee is responsible for determining the compensation for our CEO and each of the division managers. Our board of directors may adjust the executive committee’s duties and authority with no need to amend our articles of incorporation, except for certain provisions expressly contemplated in our articles of incorporation. See “Management” for additional information.

Audit Committee and Corporate Practices Committee

Our articles of incorporation provide for an audit committee and a corporate practices committee (comité de auditoría y comité de prácticas societarias), each comprised of no less than three members designated by our board of directors, all members of which shall be independent directors, in the case of the audit committee. The Chairman of these committees may only be appointed or removed by the shareholders at a shareholders’ meeting. The audit and corporate practices committee’s responsibilities include, among others:

•

Audit Committee: supervising our outside auditors, analyzing the audit reports prepared by our accountants, informing the board of directors on to existing internal controls, supervising related party transactions, requiring our executives to prepare reports when deemed necessary, informing the board of any irregularities that it encounters, supervising the activities of our executives, and providing an annual report to our board of directors.

•

Corporate Practices Committee: giving opinions to the board of directors with respect to management practices and operations, requesting and obtaining opinions from independent third-party experts, calling shareholders’ meetings, providing assistance to the board in the preparation of annual reports, and submitting an annual report to the board of directors.

See “Management” for additional information.

Reporting Requirements

Since our shares are not registered with Panama’s Securities Superintendency or listed in the Panamanian stock exchange, agreements relating to the acquisition or disposition of our shares do not need to be reported to any Panamanian regulatory agency. We are not subject to the inspection or surveillance requirements of Panama’s Securities Superintendency.

Restrictions on Foreign Investment

Panama does not restrict foreign currency movements and foreign investments. Foreign investors may freely invest in shares of Panamanian companies as well as transfer invested capital, capital gains and dividends out of Panama without limitation (subject to applicable taxes).

Share Repurchases

Pursuant to Panamanian law and our articles of incorporation, upon approval by our board of directors and as long as the shares are listed on a stock exchange, we are entitled to repurchase shares representing our capital stock, provided that while such shares are owned by us, no voting or other related rights may be exercised at a shareholders’ meeting or otherwise.

Shareholder Suits

Under Panama corporate law, directors shall not be personally liable for the obligations of the company, but they shall be individually or severally liable, as the case may be, to our company and to third parties for the effectiveness of payments, which appear as having been made by our shareholders, the existence of the dividends declared, the sound management of the accounts and, in general, for the wrongful exercise of their mandate or the violation of laws, the articles of incorporation, the bylaws or resolutions of the general shareholders’ meeting. Such directors as may have protested within proper time against the resolutions of the majority, or those who have not been present at the meeting with justifiable cause, shall be exempt from liability.

Our articles of incorporation state that we shall indemnify and hold our directors and officers harmless with respect to any action, judicial expense, loss, damage or cost which they may incur or suffer as a consequence of acts or omissions in the performance of their duties, and neither of them will be liable for any acts, omissions, or negligence of the other directors and/or officers, except in the case of the gross negligence, willful misconduct or bad faith by the director or officer.

DIVIDENDS AND DIVIDEND POLICY

We are a holding company and, as such, our ability to pay dividends is subject to the ability of our subsidiaries to pay dividends to us.

The declaration, amount and payment of dividends will be determined by a majority vote of our shareholders at our annual shareholders’ meeting upon the recommendation of our board of directors.

Pursuant to Panamanian law and our articles of incorporation, the payment of dividends is not mandatory. Dividends may only be paid from profit for the period or from the excess of the assets over the liabilities. It is also possible to pay dividends in the form of shares, as long as the shares issued for such purposes have been previously authorized or, if the shares have not been previously authorized, if a sum that is at least equal to the value of the shares to be issued as dividends has been transferred from the surplus account to the capital account. Pursuant to our articles of incorporation, our board of directors can authorize and pay dividends with respect to our shares after dividends have been paid on our non-voting preferred common stock, if any. As of the date of this offering, we have issued 21,006 non-voting preferred shares of which 18,803 shares are outstanding. However, the non-voting preferred shares currently issued and outstanding were issued with characteristics more similar to debt securities and although entitled to interest and principal payments prior to us paying out any dividends on our common shares; they do not receive separate or additional dividend payments. For more information on our non-voting preferred shares see “Description of Share Capital and Articles of Incorporation—Outstanding Capital Stock and Voting Rights.”

In 2014 and 2013, we distributed 41.3% and 35.6% of our profit for the year to our shareholders through dividend payments and we have reinvested the remaining portion to support our growth strategy.

We may adopt a dividend policy in the future based on a number of factors, including earnings, cash flow, capital requirements of our subsidiaries, our financial condition and other factors that our board of directors and our shareholders may deem relevant. We estimate that any future dividend policy will be substantially in line with historical distributions.

Dividend Approval Date	Dividend Payment Date	Fiscal Year with respect to which Dividends are Declared	Aggregate Amount of Dividend Declared	Number of Shares	Dividend per Share
			(in U.S. Dollars)		(in U.S. Dollars)
April 28, 2014	April 28, 2014	March 31, 2014	77,640,536	554,575,257	0.14
April 29, 2013	April 29, 2013	March 31, 2013	71,400,701	552,810,317	0.13
May 7, 2012	May 7, 2012	March 31, 2012	59,175,310	539,617,027	0.11
April 28, 2011	April 28, 2011	March 31, 2011	48,337,925	537,088,057	0.09

For additional information regarding risks that could materially adversely affect our ability to pay dividends, see “Risk Factors—Risks Relating to Our Business Overall—We are a holding company, and all of our operations are conducted by our subsidiaries. Our ability to pay dividends to you will depend on the ability of our subsidiaries to pay dividends to us.”

For additional information regarding taxation of dividends, see “Taxation—Panamanian Tax Considerations” and “Taxation—United States Federal Income Tax Considerations—Distributions.”

TAXATION

The following discussion summarizes material Panamanian, Guatemalan and U.S. federal income tax consequences of acquiring, holding and disposing of our shares.

This discussion is not a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase our shares and is not applicable to all categories of investors, some of which may be subject to special rules, and does not specifically address all of the Panamanian, Guatemalan and U.S. federal income tax considerations applicable to any particular holder. It is based upon the tax laws of Panama, Guatemala and the United States as in effect on the date of this prospectus, which are subject to change, possibly with retroactive effect, and to differing interpretations. Each prospective purchaser is urged to consult its independent tax advisor about the particular Panamanian, Guatemalan and U.S. federal income tax consequences to it of an investment in our shares.

Panamanian Tax Considerations

The following summary contains a description of the tax treatment applicable in the Republic of Panama on the acquisition, ownership and disposition of the shares by the Holder of such shares. Please bear in mind that this summary is not a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the shares.

The summary is intended to be for general information purposes only, and is based upon the Panamanian tax legislation and, specifically, the Panamanian Tax Code (Código Fiscal de la República de Panamá) and Decree Law 1 of June 8, 1999 as modified and restated by Law 67 of September 1, 2011, which creates the Superintendencia del Mercado de Valores de Panamá (SVP), and regulates the securities market in the Republic of Panama. Prospective investors in the shares should consult their own tax advisors as to the U.S., Panamanian or other tax consequences of the purchase, ownership and disposition of the shares including, in particular, the effect of any foreign, state or local tax laws.

For purposes of this summary, the term “Panamanian Holder” shall mean a Panamanian individual or legal entity incorporated in the Republic of Panama that will hold the shares or a beneficial interest therein.

Individuals and entities are obliged to pay income tax on Panamanian-source income, that is to say, only income that is produced within the territory of the Republic of Panama, regardless of the place where this income is received, and not taking into consideration the income generated outside of Panamanian territory, which is considered foreign source income, and thus is not subject to taxation pursuant to Panamanian legislation.

According to Panamanian legislation, there is no difference in the tax treatment applicable to Panamanian Holders or to foreign Holders.

Taxation on Dividends

On a general basis, and in accordance with the provisions of the Panamanian Tax Code, legal entities that (i) require a commercial license to operate within Panamanian territory; (ii) operate from the Colon Free Trade Zone or any other free trade zone; or (iii) derive taxable income in the Republic of Panama, (a) shall be subject to a 10% withholding tax rate on the distribution of dividends arising from Panamanian source income or (b) shall be subject to a 5% withholding tax on the distribution of dividends arising from exempt and/or foreign source income.

According to the principle of fiscal territoriality, a cornerstone of the Panamanian tax system, Panamanians are not subject to worldwide income taxation. However, legal entities are subject to dividend taxation on a worldwide basis if certain requirements, specified in Panamanian domestic legislation, are met.

Taxation on Dividends Arising from the Disposition of Shares

Pursuant to Decree Law 1 of June 8, 1999, as modified and restated by Law 67 of September 1, 2011 (“Panamanian Decree Law 1”), income derived from the transfer and disposal of the shares, duly registered in the SVP, and executed through a stock exchange or any other organized market, shall be exempt from the dividend tax applicable to the income derived from such transfer of shares in the Republic of Panama.

Tax Treaty

Currently, Panama has signed over 16 Tax Treaties for the Avoidance of Double Taxation with counties such as Italy, Luxembourg, Ireland, United Kingdom, Singapore, Spain, Barbados, the Netherlands, Israel, France and Mexico, 15 of which are currently in force.

Taxation of the Dispositions of Shares

Pursuant to Panamanian Decree Law 1, the disposal of the shares, duly registered in the SVP, executed through a stock exchange or any other organized market, shall be exempt from capital gains tax in the Republic of Panama.

Tax Returns

Panamanian taxpayers are obliged to file before the Panamanian tax authorities their tax returns on income generated in the immediately preceding tax year. The presentation of the tax returns is due March 31 for corporations and March 15 for individuals.

Any Panamanian taxpayer who fails to file before the due date is liable for a fine from US$100 to US$1,000.

Other Panamanian Taxes

There are no Panamanian inheritance, gift, succession or value-added taxes applicable to the acquisition, ownership or disposition of the shares by Holders. According to Panamanian Decree Law 1, there are no Panamanian stamp taxes due on any agreement, or contract-related to the issuance, subscription, disposal, payment, transfer, swap or redemption of the shares. Furthermore, the shares registered in the SVP will not give rise to stamp taxes.

The Annual Entity Duty (Tasa Unica) is due every year by each and every legal entity duly incorporated in the Republic of Panama. The Annual Entity Duty established for corporations is that of US$300.00 per year.

Guatemalan Tax Considerations

The following summary contains a description of the principal Guatemalan tax consequences of the purchase, ownership and disposition of the shares by a Non-Guatemalan Holder (as defined below). It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase the shares. In addition, it does not describe any tax consequences: (1) arising under the laws of any taxing jurisdiction other than Guatemala; or (2) that are applicable to a resident of Guatemala for tax purposes.

A “Non-Guatemalan Holder” is a holder who is not a resident in Guatemala for tax purposes, as defined by the Guatemalan Income Tax Act. According to the Guatemalan Income Tax Act, the ownership of shares of a Guatemalan entity does not imply, for the holder, the acquisition of the residency in Guatemala for tax purposes, whether if it’s an entity or a person. In general, the residence for tax purposes in Guatemala depends, broadly, on: (a) physical presence in the country for more than 183 days in a year; (b) carrying business activities on a habitual basis in the country; (c) having its main business interests or administrative headquarters in the country; or (d) becoming organized under the laws of Guatemala and establishing its tax residence in the country.

The Guatemalan permanent establishment rules follow the OECD and UN standards closely on this matter. Therefore, the notion of a permanent establishment of a non-resident person or entity is associated, inter alia, with having offices, manufacturers, real estate, plantations, operations for the exploitation of natural resources, warehouses or stores, facilities for the provision of services or the use of technology, or having agents or representatives (employed and exclusive) with the authority to conclude contracts on behalf of the nonresident. Any such activity triggers the obligation to determine and report a permanent establishment in Guatemala.

Under the Guatemalan Income Tax Act, and the regulations thereunder, dividends on shares paid by a Guatemalan entity will be subject to a 5% withholding income tax, whether the holder be a resident or not in Guatemala for tax purposes. We are a holding company incorporated under the laws of Panama; so long as we remain a non-resident entity without a permanent establishment in Guatemala, the Guatemalan Income Tax Act is not applicable and no withholding tax (or any other tax) will be levied on dividends paid by us. Capital gains from the sale or other disposition of the shares by a Non-Guatemalan Holder, outside Guatemala, will not be subject to any Guatemalan income or other taxes.

A Non-Guatemalan Holder will not be liable for Guatemalan estate, gift, inheritance or similar taxes with respect to the acquisition, ownership, or disposition of the shares, nor will it be liable for any Guatemalan stamp, issue, registration or similar taxes, to the extent that the relevant transactions, the assets, or the beneficiaries are not situated within the jurisdiction of Guatemala.

This summary is based upon the Guatemalan tax code and the Guatemalan Income Tax Act and its executive rules in effect as of the date of this prospectus, which are subject to change. Prospective purchasers of the shares should consult their own tax advisers as to the Guatemalan or other tax consequences of the purchase, ownership and acquisition of the shares, including, in particular, the effect of any foreign jurisdiction. The acquisition of the shares by an investor who is a resident of Guatemala will be made under its own responsibility.

United States Federal Income Tax Considerations

The following discussion is a summary of material U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of our common shares by a beneficial owner that is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; or (iii) otherwise subject to U.S. federal income tax on a net income basis with respect to the common shares. For purposes of this discussion, we refer to these owners of common shares as “U.S. Holders”.

This summary is not a comprehensive discussion of all of the tax considerations that may be relevant to a U.S. Holder’s decision to acquire our common shares. In particular, this discussion is directed only to U.S. Holders that will hold our common shares as capital assets for U.S. federal income tax purposes and it does not address the Medicare tax on net investment income or any special U.S. federal income tax consequences that may be applicable to U.S. Holders that are subject to special tax rules, such as banks, brokers or dealers in securities or currencies, traders in securities electing the mark-to-market method of accounting, financial institutions, insurance companies, tax-exempt entities, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities, holders that own or are treated as owning 10% or more of our voting or common shares, persons holding our common shares as part of a hedging, conversion or other integrated transaction or a straddle, persons subject to the alternative minimum tax or U.S. Holders whose functional currency is not the U.S. dollar. In addition, this summary does not address the effects of any state, local or non-U.S. tax laws. Prospective investors are advised to satisfy themselves as to the overall U.S. federal, state and local tax consequences of their ownership of our common shares by consulting their own tax advisors.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Code”), U.S. Treasury regulations promulgated thereunder, published administrative interpretations of the U.S. Internal Revenue Service (the “IRS”) and judicial decisions as of the date hereof, all of which are subject to differing interpretations and to change, possibly with retroactive effect.

Distributions

Subject to the discussion below under “—Passive Foreign Investment Companies,” distributions of cash or property (other than our common shares, if any, distributed pro rata to all of our shareholders) paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) with respect to our common shares, including the net amount of Panamanian or other tax, if any, withheld on the distribution, will be includible in gross income as ordinary income on the date on which the U.S. Holder receives the distribution. We do not intend to maintain calculations of our earnings and profits under U.S. federal income tax principles. Unless and until these calculations are made, distributions should be presumed to be taxable dividends for U.S. federal income tax purposes. As used below, the term “dividend” means a distribution that constitutes a dividend for U.S. federal income tax purposes.

Dividends paid to corporate U.S. Holders with respect to our common shares will not be eligible for the dividends received deduction generally allowed to U.S. corporations under the U.S. Code. Subject to certain exceptions for short-term and hedged positions, dividends received by certain non-corporate U.S. Holders with respect to the common shares will be subject to U.S. federal income tax at preferential rates if the dividends constitute “qualified dividend income” for U.S. federal income tax purposes. Dividends paid on the common shares will be treated as qualified dividend income if:

•	the common shares are readily tradable on an established securities market in the United States; and

•

we were not, in the year prior to the year in which the dividend was paid, and are not, in the year in which the dividend is paid, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

We will apply to have the common shares listed on the NYSE, and we expect that the common shares will qualify as readily tradable on an established securities market in the United States if they are so listed. Moreover, as discussed below under “—Passive Foreign Investment Companies,” we believe that we will not be treated as a PFIC with respect to previous years or the current year, and based on our current expectations regarding the value and nature of our assets, the sources and nature of our income, relevant market and shareholder data and our current business plans, we do not anticipate becoming a PFIC in the future.

Subject to generally applicable limitations and conditions under the U.S. Code (including a minimum holding period requirement), Panamanian or other non-U.S. income tax, if any, withheld from dividends generally will be treated as a foreign income tax eligible for credit against a U.S. Holder’s U.S. federal income tax liability. Dividends paid on our common shares generally will constitute foreign source income, and for purposes of calculating the foreign tax credit, as “passive category income,” for most U.S. Holders.

Alternatively, a U.S. Holder may be able to deduct foreign income taxes paid with respect to dividends on our common shares in computing its taxable income, assuming such U.S. Holder does not take a credit for any foreign income taxes paid or accrued during the taxable year and certain other conditions are met. U.S. Holders should consult their own advisors concerning the implications of these rules in light of their particular circumstances.

Sale, Exchange or Other Taxable Disposition of our Common Shares

Subject to the discussion below under “—Passive Foreign Investment Companies,” gain or loss realized by a U.S. Holder on the sale, exchange or other taxable disposition of our common shares generally will be capital gain or loss, and generally will be long-term capital gain or loss if our common shares have been held for more than one year. The amount of gain or loss realized will be the difference between (i) the amount realized on the sale, exchange or other taxable disposition of our common shares and (ii) the U.S. Holder’s adjusted tax basis in such common shares, in each case determined in U.S. dollars. A U.S. Holder’s adjusted tax basis in the common shares generally will be its U.S. dollar cost (subject to adjustments pursuant to the mark-to-market rules described below under “—Passive Foreign Investment Companies”). Any gain or loss realized by a U.S. Holder on such a sale, exchange or other taxable disposition of our common shares generally will be treated as U.S.-source income or loss for U.S. foreign tax credit purposes. Net long-term capital gain realized by certain non-corporate U.S. Holders generally is eligible for favorable rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations under the U.S. Code.

Passive Foreign Investment Companies

Special U.S. tax rules apply to companies that are considered to be PFICs. We will be classified as a PFIC in a particular taxable year if, taking into account our proportionate share of the income and assets of our subsidiaries under applicable “look-through” rules, either:

•	75% or more of our gross income for the taxable year is passive income; or

•	the average percentage of the value of our assets that produce or are held for the production of passive income is at least 50%.

For this purpose, passive income generally includes dividends, interest, rents, royalties and the excess of gains over losses from the disposition of assets that produce passive income. However, IRS guidance provides that certain income derived in the active conduct of a banking or insurance business is not treated as passive.

We believe that we were not a PFIC in previous years and we expect to derive sufficient non-passive revenue and to hold sufficient non-passive assets that we will not be classified as a PFIC in the current year or future years. However, the PFIC tests must be applied each year, and it is possible that we may become a PFIC in the current year or a future year. In addition, there can be no assurance that the IRS or a court would agree with our interpretation of the guidance regarding active banking income. In the event that, contrary to our expectation, we are classified as a PFIC in any year in which a U.S. Holder owns our common shares, and the U.S. Holder does not make a mark-to-market election, as described in the following paragraph, the U.S. Holder will be subject to a special tax at ordinary income tax rates on “excess distributions” (generally, distributions received in a taxable year that are greater than 125% of the average distributions received in the preceding three taxable years, or the U.S. Holder’s holding period, if shorter), including gain the U.S. Holder recognizes on the sale of common shares. If we are a PFIC, a U.S. Holder will also generally be subject to similar rules with respect to our interests in any of our subsidiaries that are also PFICs. The amount of income tax on any excess distributions will be increased by an interest charge to compensate for tax deferral, calculated as if the excess distributions were earned ratably over the period the U.S. Holder has held common shares. Classification as a PFIC may also have other adverse tax consequences, including, in the case of individual U.S. Holders, the denial of a step-up in the basis of the common shares at the U.S. Holder’s death.

A U.S. Holder can avoid the unfavorable rules described in the preceding paragraph with respect to our common shares by electing to mark the common shares to market, provided that the common shares are considered “marketable.” The common shares will be marketable if they are regularly traded on certain qualifying U.S. stock exchanges, including the NYSE, or on a foreign stock exchange that meets certain requirements. If a U.S. Holder makes this mark-to-market election, each year in which we are a PFIC the U.S. Holder will be required to include as ordinary income the excess of the fair market value of the U.S. Holder’s common shares at year-end over the U.S. Holder’s basis in those shares. If at the end of the taxable year the U.S. Holder’s basis in the common shares exceeds their fair market value, the U.S. Holder will be entitled to deduct the excess as an ordinary loss, but only to the extent of the U.S. Holder’s net mark-to-market gains from previous years. The U.S. Holder’s adjusted tax basis in the common shares will be adjusted to reflect any income or loss recognized under these rules. In addition, any gain the U.S. Holder recognizes upon the sale of common shares in a year in which we are a PFIC will be taxed as ordinary income, and any loss will be treated as an ordinary loss to the extent of the U.S. Holder’s net mark-to-market gains from previous years.

The U.S. Code provides for an alternative election (a “QEF election”) that may mitigate the adverse U.S. federal income tax consequences to an electing holder of shares in a company that is classified as a PFIC. However, we do not expect to provide U.S. Holders with the information necessary to make a QEF election.

Subject to certain exceptions, a U.S. Holder that owns an equity interest in a PFIC must annually file an information return, currently on IRS Form 8621, and may be required to file other IRS forms. A failure to file one or more of these forms as required may toll the running of the statute of limitations in respect of each of the U.S. Holder’s taxable years for which such form is required to be filed. As a result, the taxable years with respect to which the U.S. Holder fails to file the form may remain open to assessment by the IRS indefinitely, until the form is filed.

U.S. Holders should consult their own tax advisors regarding the PFIC considerations discussed above and the desirability of making a mark-to-market election in the event that, contrary to our current expectations, we are treated as a PFIC.

Backup Withholding and Information Reporting

Dividends paid on, and proceeds from the sale or other disposition of, our common shares to a U.S. Holder generally will be subject to the information reporting requirements of the U.S. Code and may be subject to backup withholding unless the U.S. Holder provides an accurate taxpayer identification number and makes any other required certification or otherwise establishes an exemption, if required. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Possible FATCA Withholding After 2016

Pursuant to provisions of the U.S. Code and related U.S. Treasury regulations commonly referred to as “FATCA,” as well as any applicable intergovernmental agreement, we may be required to comply with certain diligence and reporting requirements. As a result, holders of common shares may be required to provide information and documentation regarding their tax identities, as well as that of their direct and indirect owners. It is also possible that payments on common shares to payees that do not comply or are deemed not to comply with the reporting requirements may be subject to a withholding tax of 30% beginning on January 1, 2017. Holders of common shares should consult their own tax advisors regarding the application of FATCA, as well as any applicable intergovernmental agreements or non-U.S. legislation implementing FATCA, to their particular circumstances.

HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE U.S. FEDERAL INCOME AND OTHER TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S., STATE OR LOCAL TAX LAWS.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. are acting as global coordinators and joint bookrunners, and J.P. Morgan Securities LLC is acting as a joint bookrunner, of the offering and as representatives (the “Representatives”) of each of the underwriters named below. Subject to the terms and conditions set forth in the underwriting agreement among us and the underwriters dated the date of this prospectus (the “Underwriting Agreement”), each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC

Total

The Underwriting Agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by their counsel and to other conditions, such as the receipt by the using of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and reject orders in whole or in part. The underwriters are obligated to purchase all the shares (other than those covered by the option to purchase additional shares described below) if they purchase any of the shares. If an underwriter defaults, the Underwriting Agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the Underwriting Agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed US$             per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The Representatives have advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of              additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

Lockup Restrictions

We, our officers and directors, and certain of our stockholders have agreed that, subject to certain exceptions, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the Representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. The Representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Listing

We will apply to have our shares listed on NYSE under the symbol “BICA.”

Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and the Representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market for the shares will develop and continue after this offering.

The following table shows the underwriting discounts and commissions that we are to pay the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Per Share
	No Exercise	Full Exercise
Public offering price	US$	US$
Underwriting discounts and commissions	US$	US$
Proceeds, before expenses	US$	US$

We estimate that the expenses of the offering, not including the underwriting discounts and commissions, will be US$            .

Price Stabilization

Until the distribution of the shares is completed, SEC rules may limit the underwriters from bidding for and purchasing our common shares. In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

•	Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

The shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC as amended.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

Each manager has represented, warranted and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”) received by it in connection with the issue or sale of any shares which are the subject of the offering contemplated by this prospectus (the “Securities”) in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high-net-worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This prospectus, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, (i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public). The investors will be individually approached by the initial purchasers from time to time. This prospectus, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This prospectus may only be used by those investors to whom it has been provided in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

•

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Panama

The shares have not been, and will not be, registered for public offering in Panama with the Panamanian Superintendency of the Securities Market (Superintendencua del Mercado de Valores, previously the National Securities Commission of Panama) under Decree-Law 1 of July 8, 1999, as reformed by Law 67 of 2011 (the “Panamanian Securities Law”). Accordingly, the shares may not be offered or sold in Panama nor to persons domiciled in Panama, except in certain limited transactions exempted from the registration requirements of the Panamanian Securities Act. The shares do not benefit from tax incentives accorded by the Panamanian Securities Act, and are not subject to regulation or supervision by the Panamanian Superintendency of the Securities Market as long as the shares are privately offered to no more than 25 persons domiciled in Panama and result in the sale to no more than ten of such persons.

Notice to Prospective Investors in Guatemala

The shares will not be registered for public offering with the Securities Market Registry (Registro del Mercado de Valores y Mercancías) of Guatemala, and, accordingly, the shares may not be offered or sold: (i) directly or indirectly to any person in an open market or by any means of massive communication; (ii) through a third party or brokers to any individual person or entity that is considered an institutional investor, including entities that are under the supervision of the GSB, the Guatemalan Social Security Institute and/or any public or private pension fund; (iii) through a third party or broker, to any entity or vehicle used for purposes of collective investment; or (iv) to more than 35 individual or entities whom at the time of the offering are not shareholders, even if the offer is divided into different series.

Notice to Prospective Investors in Mexico

The shares described in this prospectus are not being offered, sold or traded in Mexico pursuant to, and do not constitute, an oferta pública (public offering) in accordance with the Ley del Mercado de Valores, as amended (Mexican Securities Market Law, or “LMV”), or Disposiciones de carácter general aplicables a las emisoras de valores y a otros participantes del mercado de valores (the general rules, regulations and other general provisions issued by the Comisión Nacional Bancaria y de Valores (Mexican Banking and Securities Commission, or “CNBV”), or “General Issuer’s Rules”), nor is the offering contemplated hereby being authorized by the CNBV; therefore, any such shares may not be offered or sold publicly, or otherwise be the subject of brokerage activities, in Mexico, except pursuant to a private placement exemption or other exemptions set forth in the Mexican Securities Market Law. As such, this offering can be made to any person in Mexico so long as the offering is conducted on a direct and personal basis and it complies, among other requirements as set forth under the LMV and the General Issuer’s Rules, with the following:

(i)

it is made to persons who are inversionistas institucionales (institutional investors) within the meaning of Article 2, Roman numeral XVII, of the LMV and regarded as such pursuant to the laws of Mexico, or inversionistas calificados (qualified investors) within the meaning of Article 2, Roman numeral XVI, of the LMV, and have the income, assets or qualitative characteristics provided for under Article 1, Roman numeral XIII of the General Issuer’s Rules, which require maintenance, in average over the past year, of investments in securities (within the meaning of the LMV) for an amount equal or greater than 1,500,000 Unidades de Inversión (Investment Units or “UDIs”), or in each of the last two years had a gross annual income equal to or greater than 500,000 UDIs; or

(ii)

it is made to persons who are shareholders of companies which fulfill their corporate purpose exclusively or substantially with such securities (e.g., investment companies authorized to invest in such securities); or

(iii)	it is made pursuant to a plan or applicable program for our or our affiliates’ employees or groups of employees; or

(iv)	it is made to less than 100 persons, to the extent such persons do not qualify under (i), (ii) or (iii) above.

In identifying proposed purchasers for the shares in Mexico, the underwriters will only contact persons or entities whom they reasonably believe are within one of the four categories described in the immediately preceding paragraph in items (i) through (iv). The underwriters may further require you to expressly reiterate that you fall into one of the above mentioned categories, that you further understand that the private offering of shares has less documentary and information requirements than public offerings do, and to waive the right to claim on any lacking thereof.

This prospectus may not be publicly distributed in Mexico, whether through mass media to indeterminate subjects or otherwise, and they are not intended to serve as an application for the registration of the shares before the CNBV or listing of the shares before the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange, or “BMV”), nor as a prospectus in connection with a public offering in Mexico. This prospectus is solely our responsibility and has not been reviewed or authorized by the CNBV. The CNBV has not assessed or passed on the investment quality of the shares, our solvency, liquidity or credit quality or the accuracy or completeness of the information provided in this prospectus. In making an investment decision, all investors, including any Mexican investors who may acquire the shares from time to time, must rely on their own review and examination of our company. The acquisition of the shares by an investor who is a resident of Mexico will be made under its own responsibility.

Notice to Prospective Investors in Colombia

The shares have not been and will not be offered in Colombia through a public offering of securities pursuant to Colombian laws and regulations, nor will they be registered in the Colombian National Registry of Securities and Issuers or listed on a regulated securities trading system such as the Colombian Stock Exchange.

Notice to Prospective Investors in Brazil

The offer of shares described in this prospectus will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, and under CVM Rule (Instrução) No. 400, of December 29, 2003, as amended. The offer and sale of the shares have not been and will not be registered with the Comissão de Valores Móbilearios in Brazil. The shares have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Notice to Prospective Investors in Chile

Pursuant to Law No. 18,045 of Chile (the securities market law of Chile) and Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the Superintendency of Securities and Insurance of Chile (Superintendencia de Valores y Seguros de Chile or “SVS”), the shares may be privately offered in Chile to certain “qualified investors” identified as such by Rule 336 (which in turn are further described in rule No. 216, dated June 12, 2008, of the SVS).

Rule 336 requires the following information to be provided to prospective investors in Chile;

(1)	Date of commencement of the offer: , 2015. The offer of the shares is subject Rule (Norma de Carácter General) No. 336, dated June 27, 2012, issued by the SVS;

(2)

The shares and the prospectus are not registered with the Securities Registry (Registro de Valores) of the SVS, nor with the foreign securities registry (Registro de Valores Extranjeros) of the SVS and as such as not subject to the oversight of the SVS;

(3)	Since the shares are not registered in Chile, there is no obligation by the issuer to make publicly available information about the shares in Chile; and

(4)	The shares shall not be subject to a public offering in Chile unless registered with the relevant Securities Registry of the SVS.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with the offering, other than underwriting discounts and commissions, will be as follows:

Expenses	Amount (in U.S. dollars)	Percentage of Net Proceeds of the Offering(%)
Securities and Exchange Commission registration fee	US$
NYSE listing fee	US$
Financial Industry Regulatory Authority filing fee	US$
Printing expenses	US$
Legal fees and expenses	US$
Accountant fees and expenses	US$
Miscellaneous costs	US$

Total	US$

            The total underwriting discounts and commissions that we are required to pay will be US$            , or             % of the gross proceeds of the offering. All amounts in the table are estimated except the Securities and Exchange Commission registration fee, NYSE listing fee and the Financial Industry Regulatory Authority (FINRA) filing fee.

VALIDITY OF SECURITIES

The validity of the shares and certain other matters governed by Panamanian law will be passed upon for us by Galindo, Arias y López. Certain matters governed by U.S. law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Certain matters governed by Guatemalan law will be passed upon for us by Mayora & Mayora, S.C. and for the underwriters by Consortium Centro América Abogados. A non-practicing partner of Consortium Centro América Abogados is a member of our board of directors, our executive committee and the board of directors of Banco Industrial.

EXPERTS

The consolidated financial statements of Bicapital Corporation and subsidiaries as of March 31, 2014, 2013 and April 1, 2012 and for the fiscal years ended March 31, 2014 and 2013, have been included herein and in the registration statement in reliance upon the report of KPMG, independent registered public accounting firm, appearing elsewhere herein, and upon such report given on the authority of such said firm, as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Upon completion of this offering we will be subject to the informational requirements of the Exchange Act, that are applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy the reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of the materials may be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we will be required to file annual reports on Form 20-F within the time period required by the SEC, which is currently four months from December 31, the end of our fiscal year. In addition, as a foreign private issuer, we are not subject to the proxy rules under Section 14 of the Exchange Act and our officers and directors will not be subject to Section 16 of the Exchange Act relating to insider short-swing profit disclosure and recovery regime.

You may request a copy of our SEC filings, at no cost, by contacting us at the address, e-mail or telephone number specified below.

Bicapital Investor Relations

Federico Boyd Avenue No.18 and 51st Street

Scotia Plaza, 11th Floor

Panama City, Panama

+ (507) 396 9872

investor_relations@bicapitalcorp.com

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation (sociedad anónima) organized and existing under the laws of Panama. Substantially all of our directors, officers, controlling persons and certain of the experts named herein reside outside the United States, and all or a substantial portion of our and their assets are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, including with respect to matters arising under the federal securities laws of the United States, or to enforce against such persons or against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.

We have appointed CT Corporation System as our agent upon whom process may be served in connection with any proceeding in the United States. CT Corporation System’s offices are located at 111 Eighth Avenue, New York, New York 10011.

Panama

We have been advised by our special Panamanian counsel, Galindo, Arias & López, that no bilateral or multilateral treaties exist between the United States and Panama for the reciprocal enforcement of foreign judgments and judgments of courts outside Panama, including but not limited to judgments of United States courts, may only be recognized and enforced by the courts of Panama in the event that the Supreme Court of Panama validates the judgment by the issuance of a writ of exequatur. Subject to a writ of exequatur, any final judgment rendered by any federal or state court located in the State of New York will be recognized, conclusive and enforceable in the courts of Panama without reconsideration of the merits, provided that (i) such foreign court grants reciprocity to the enforcement of judgments of courts of Panama, (ii) the party against whom the judgment was rendered, or its agent, was personally served in such action, (iii) the judgment arises out of a personal action against the defendant, (iv) the obligation in respect of which the judgment was rendered is lawful in Panama and does not contradict the public policy of Panama, (v) the judgment is properly authenticated by diplomatic or consular officers of Panama or pursuant to the 1961 Hague Convention on the legalization of documents and (vi) a copy of the final judgment is translated into Spanish by a licensed translator in Panama.

Guatemala

Judgments of U.S. courts for civil liabilities predicated upon the federal securities laws of the United States may be enforced in Guatemala, subject to certain requirements described below. A judgment obtained outside Guatemala would be enforceable in Guatemala without reconsideration of the merits by a Guatemalan court, subject to the conditions enumerated in the next sentence. Enforcement generally will occur if the foreign judgment: (a) fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is rendered, whose courts would enforce, reciprocally, judgments by Guatemalan courts, (b) is issued by a competent court after proper service of process and was not rendered in default of defendant, (c) is not subject to appeal or any further proceedings, (d) is authenticated by a Guatemalan consular office in the country where the foreign judgment is issued and, if issued in another language, is translated into Spanish by a licensed translator in Guatemala and (e) refers to a civil or commercial action in personam, to obligations that are legal in Guatemala, and is not contrary to Guatemalan overriding public policy (as set forth in Guatemalan law). Notwithstanding the foregoing, no assurance can be given that enforcement will be obtained, that the process described above can be conducted in a timely manner or that a Guatemalan court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the shares. We have been advised by our special Guatemalan counsel, Mayora & Mayora, S.C., that (a) original actions predicated upon the federal securities laws of the United States, seeking a declaration that defendant is civilly liable, may be brought in Guatemalan courts and that, subject to Guatemalan rules of international private law, public policy, public morality and national sovereignty, Guatemalan courts may enforce civil liabilities in such actions against us, our directors, certain of our officers and the advisors named herein, (b) a default judgment rendered against us in a foreign jurisdiction would likely not be enforceable in Guatemala, and (c) the ability of a judgment creditor or other persons named above to satisfy a judgment by attaching certain of our assets is limited by certain provisions of Guatemalan law, such as Article 43 of the Organic Law of the Guatemalan Central Bank, which provides that compulsory deposits maintained by financial institutions (including us) with the Guatemalan Central Bank are immune from attachment.

Honduras

According to the Civil Procedure Code of Honduras, judgments of U.S. courts, arbitral courts and/or judicial resolutions may be applicable and enforced in Honduras, subject to the following conditions: (a) judgments must fulfill all formalities required for its enforceability under the laws of the country where the foreign judgment is rendered, whose courts would enforce, reciprocally, judgments by Honduran courts, (b) judgments must be issued by a competent court after proper service of process and was not rendered in default of defendant or in violation of defense rights and must fulfill all the necessary requirements to be considered a formal judgment, (c) judgment must be definitive and final, not subject in any manner to appeal or any further proceedings and must not affect public principles under Honduran law, (d) judgment title must be authenticated by a Honduran consular office in the country where the foreign judgment is issued and, if issued in another language, it must be translated into Spanish language by a licensed translator in Honduras, (e) judgment shall only be recognized by the Supreme Court of Honduras, and (f) judgment must not result in incompatibility with any other judgment previously and/or simultaneously rendered by a judicial competent authority.

El Salvador

Unless any specific international treaty provides otherwise, foreign judgments and arbitral awards will be recognized and enforced by Salvadoran courts through the granting of an “exequatur” by the Supreme Court, provided that: (a) the judgment was issued by a competent court; (b) all parties to the process were duly served; (c) it complies with the law of the country where it was issued and bears an apostille or is authenticated; and (d) it does not violate El Salvador’s sovereignty, public policy and good morals. Prior to granting of an “exequatur,” the Supreme Court shall grant a hearing to the other party.

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Interim Financial Statements of Bicapital Corporation and Subsidiaries as of December 31, 2014 and for the Nine-Month Periods Ended December 31, 2014 and 2013

Condensed Consolidated Interim Statements of Financial Position	F-4

Condensed Consolidated Interim Statements of Comprehensive Income	F-6

Condensed Consolidated Interim Statements of Changes in Equity	F-8

Condensed Consolidated Interim Statements of Cash Flows	F-10

Notes to Condensed Consolidated Interim Financial Statements	F-12

Audited Consolidated Financial Statements of Bicapital Corporation and Subsidiaries as of March 31, 2014, 2013 and April 1, 2102 and for the Fiscal Years Ended March 31, 2014 and 2013

Report of Registered Independent Public Accounting Firm	F-41

Consolidated Statements of Financial Position	F-42

Consolidated Statements of Profit or Loss and Other Comprehensive Income	F-44

Consolidated Statements of Changes in Equity	F-46

Consolidated Statements of Cash Flows	F-48

Notes to the Consolidated Financial Statements	F-50

Bicapital Corporation and Subsidiaries

(Panama, Republic of Panama)

Condensed Interim Consolidated Financial Statements

As of December 31, 2014 and March 31, 2014

For the nine-month periods ended as of December 31, 2014 and 2013

Bicapital Corporation and Subsidiaries

Bicapital Corporation and Subsidiaries

Condensed Consolidated Interim Statements of Financial Position

As of December 31, 2014 and March 31, 2014

(In US dollars)

	Note	December 31, 2014	March 31, 2014
Assets
Cash and cash equivalents		1,349,392,234	1,078,573,048
Investment securities		3,173,552,016	3,149,692,736
Loans, net	8	6,885,481,318	6,372,334,492
Other receivables		162,506,554	132,687,802
Related parties	9	1,643,923	1,953,325
Prepayments		41,965,157	37,595,305
Assets under insurance contracts		55,308,764	40,150,575
Derivative assets held for risk management		1,827	95,491
Restricted cash		81,967,241	115,622,029
Foreclosed assets		19,986,378	17,501,034
Property and equipment, net	10	303,050,711	267,320,162
Goodwill	11	139,410,466	136,274,378
Intangible assets, net		27,865,145	27,522,089
Investment property, net		34,144,983	31,955,068
Inventory		1,578,970	—

Total assets		12,277,855,687	11,409,277,534

Bicapital Corporation and Subsidiaries

Condensed Consolidated Interim Statements of Financial Position

As of December 31, 2014 and March 31, 2014

(In US dollars)

	Note	December 31, 2014	March 31, 2014
Liabilities
Deposits and obligations from customers	13	7,518,236,406	7,079,104,031
Loans and borrowings from banks	14	2,493,415,469	2,221,518,722
Debt securities issued		601,113,926	561,198,720
Accruals and deferred income		230,643,927	213,147,966
Subordinated liabilities		196,104,232	195,775,740
Insurance reserves		111,507,530	106,026,248
Provisions	15	34,640,485	23,065,324
Liabilities under insurance contracts		23,033,815	14,382,549
Related parties	9	4,453,688	4,765,802
Derivative liabilities held for risk management		2,228,224	2,831,613
Other liabilities		533,750	533,750
Employee benefits	16	39,312,381	35,863,366
Deferred tax	12	13,378,798	8,976,708

Total liabilities		11,268,602,631	10,467,190,539

Equity
Share capital	17	392,005,323	389,318,571
Reserves		204,009,412	221,256,716
Capital contributions		7,106,748	7,112,900
Retained earnings		378,597,901	298,027,707
Other Comprehensive Income		(7,938,270)	(4,740,337)

Equity attributable to owners of the Bank		973,781,114	910,975,557
Non-Controlling interests		35,471,942	31,111,438

Total equity		1,009,253,056	942,086,995

Total equity and liabilities		12,277,855,687	11,409,277,534

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Bicapital Corporation and Subsidiaries

Condensed Consolidated Interim Statements of Comprehensive Income

For the nine-month periods ended December 31, 2014 and 2013

(In US dollars)

		Nine months
	Note	2014	2013
Interest income	18	608,337,874	539,137,692
Interest expense	18	(286,490,830)	(274,523,330)

Net interest income		321,847,044	264,614,362

Loan impairment charges	8	(38,474,771)	(31,708,254)

Net interest income after provisions		283,372,273	232,906,108
Fee and commission income	19	141,013,048	147,517,975
Fee and commission expense	19	(20,614,120)	(16,336,468)

Net fee and commission income		120,398,928	131,181,507
Premiums earned, net technical reserves		159,568,197	142,128,253
Acquisition and renewal costs		(83,345,945)	(73,475,855)
Expenses for premium refunds		(54,938,693)	(50,899,866)

Net premiums income		21,283,559	17,752,532

Profit for banking and insurance operation		425,054,760	381,840,147
Operating and administrative expenses	20	(256,604,501)	(221,546,626)
Other operating income, net		13,214,798	14,284,366

		(243,389,703)	(207,262,260)

Profit before tax		181,665,057	174,577,887
Income tax	12	(35,530,620)	(39,987,397)

Profit for the period		146,134,437	134,590,490

Bicapital Corporation and Subsidiaries

Condensed Consolidated Interim Statements of Comprehensive Income

For the nine-month periods ended December 31, 2014 and 2013

(In US dollars)

		Nine months
	Note	2014	2013
Other comprehensive income
Items that will never be reclassified to profit or loss:
Remeasurements of defined benefit liability		(3,235,250)	(1,774,046)
Related tax		905,870	549,954

		(2,329,380)	(1,224,092)
Items that are or may be reclassified to profit or loss:
Foreign currency translation differences for foreign operations		(868,553)	(4,124,644)

		(868,553)	(4,124,644)

Other comprehensive income, net of tax		(3,197,933)	(5,348,736)

Total comprehensive income		142,936,504	129,241,754

Profit attributable to:
Equity holders of the Bank		141,049,803	129,929,706
Non-controlling interests		5,084,634	4,660,784

		146,134,437	134,590,490

Total comprehensive income attributable to:
Equity holders of the Bank		137,851,870	124,580,970
Non-controlling interests		5,084,634	4,660,784

		142,936,504	129,241,754

Earnings per share
Basic and diluted earnings per share (dollar)		0.2559	0.2360

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Bicapital Corporation and Subsidiaries

Condensed Consolidated Interim Statements of Changes in Equity

For the nine months ended December 31, 2014

(In US dollars)

						Other comprehensive income		Total equity attributable to equity holders of the Bank
	Note	Capital stock	Reserves	Capital contributions	Retained earnings	Cumulative translation adjustments	Actuarial losses		Non-controlling interest	Total equity
Balance at March 31, 2014		389,318,571	221,256,716	7,112,900	298,027,707	(1,186,865)	(3,553,472)	910,975,557	31,111,438	942,086,995
Capital contribution paid	17	1,870,000	—	—	—	—	—	1,870,000	—	1,870,000
Exchange of shares	17	816,752	—	—	—	—	—	816,752	(816,752)	—
Decrease in reserves	17	—	(17,247,304)	—	17,247,304	—	—	—	—	—
Decrease in permanent contributions	17	—	—	(6,152)	6,152	—	—	—	—	—
Dividends	17	—	—	—	(77,640,443)	—	—	(77,640,443)	—	(77,640,443)
Acquisition of Non-controlling interest		—	—	—	(92,622)	—	—	(92,622)	92,622	—
Comprehensive income for the period:
Profit for the period		—	—	—	141,049,803	—	—	141,049,803	5,084,634	146,134,437
Other comprehensive income		—	—	—	—	(868,553)	(2,329,380)	(3,197,933)	—	(3,197,933)

Total comprehensive income for the period		—	—	—	141,049,803	(868,553)	(2,329,380)	137,851,870	5,084,634	142,936,504

Balance at December 31, 2014		392,005,323	204,009,412	7,106,748	378,597,901	(2,055,418)	(5,882,852)	973,781,114	35,471,942	1,009,253,056

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Bicapital Corporation and Subsidiaries

Condensed Consolidated Interim Statements of Changes in Equity

For the nine months ended December 31, 2013

(In US dollars)

						Other comprehensive income		Total equity attributable to equity holders of the Bank
	Note	Capital stock	Reserves	Capital contributions	Retained earnings	Cumulative translation adjustments	Actuarial losses		Non-controlling interest	Total equity
Balance at March 31, 2013		386,418,468	180,145,853	7,261,934	234,452,476	(5,205,729)	(1,224,092)	801,848,910	30,151,516	832,000,426
Capital contribution paid	17	6,630,000	—	—	—	—	—	6,630,000	—	6,630,000
Increase in capital stock	17	1,466,444	—	—	—	—	—	1,466,444	(1,466,444)	—
Exchange of shares	17	(5,302,383)	—	—	—	—	—	(5,302,383)	—	(5,302,383)
Increase in reserves	17	—	4,245,997	—	(4,245,997)	—	—	—	—	—
Decrease in permanent contributions	17	—	—	(141,279)	141,279	—	—	—	—	—
Dividends	17	—	—	—	(70,946,004)	—	—	(70,946,004)	—	(70,946,004)
Acquisition of Non-controlling interest without change in control		—	—	—	(1,466,444)	—	—	(1,466,444)	1,466,444	—
Comprehensive income for the period:
Profit for the period		—	—	—	129,929,706	—	—	129,929,706	4,660,784	134,590,490
Other comprehensive income		—	—	—	—	(4,124,644)	(1,224,092)	(5,348,736)	—	(5,348,736)

Total comprehensive income for the period		—	—	—	129,929,706	(4,124,644)	(1,224,092)	124,580,970	4,660,784	129,241,754

Balance at December 31, 2013		389,212,529	184,391,850	7,120,655	287,865,016	(9,330,373)	(2,448,184)	856,811,493	34,812,300	891,623,793

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Bicapital Corporation and Subsidiaries

Condensed Consolidated Interim Statements of Cash Flows

For the nine months ended December 31, 2014 and 2013

(In US dollars)

		Nine months
	Note	2014	2013
Cash flows from operating activities:
Profit for the period		146,134,437	134,590,490
Loan impairment charges	8	38,474,771	31,708,254
Depreciation	10	15,596,772	15,689,725
Amortization		4,906,653	3,702,839
Income tax	12	35,530,620	39,987,397
Interest cost from employee benefits		2,772,773	—
Foreign currency translation differences for foreign operations		(868,553)	(4,124,644)
Subtotal		242,547,473	221,554,061
Loans and advances to customers		(551,621,597)	(776,917,624)
Other receivables		(29,818,752)	490,779
Related parties		(2,712)	101,747
Prepayments		(4,369,852)	(7,422,344)
Assets under insurance contracts		(6,506,923)	19,120,549
Restricted cash		33,654,788	(11,688,747)
Derivative instruments held for risk management		(509,725)	(1,593,624)
Inventory		(1,578,970)	—
Deposits and obligations from customers		439,132,375	297,275,149
Accruals and deferred income		17,495,961	37,579,924
Income taxes		(30,222,660)	(46,299,316)
Provisions		11,575,161	(669,935)
Insurance reserves		5,481,282	(8,100,535)
Employee benefits		(2,559,008)	1,602,180
Net cash provided by operating activities		122,696,841	(274,967,736)

Bicapital Corporation and Subsidiaries

Condensed Consolidated Interim Statements of Cash Flows

For the nine months ended December 31, 2014 and 2013

(In US dollars)

		Nine months
	Note	2014	2013
Cash flows from investing activities:
Acquisition of investment securities		(23,859,280)	(54,758,903)
Proceeds from forclosed assets		(2,485,344)	40,612
Acquisition of subsidiary, net of cash acquired	6	(3,136,088)	—
Acquisition of properties and equipment, net	10	(53,517,236)	(29,790,860)
Proceeds from acquisition of intangibles		(5,249,709)	(13,267,922)
Net cash used in investing activities		(88,247,657)	(97,777,073)

Cash flows from financing activities:

Increase in capital stock	17	1,870,000	1,327,618
Dividends paid	17	(77,640,443)	(70,946,004)
Proceeds from loans		315,140,445	724,516,489
Payment of debt securities		(3,000,000)	(3,000,000)
Net cash provided by financing activities		236,370,002	651,898,103

Increase in cash and cash equivalents		270,819,186	279,153,294
Cash and cash equivalents:
At beginning of period		1,078,573,048	1,082,887,146

At end of period		1,349,392,234	1,362,040,440

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

As of December 31, 2014 and March 31, 2014

and for the nine-month periods ended December 31, 2014 and 2013

(US dollars)

(1)	Reporting entity-

Bicapital Corporation and Subsidiaries (“Bicapital” or “the Company”) was incorporated pursuant to the laws of the Republic of Panama on November 15, 2006 for an indefinite time period as a holding company. The Company’s registered office is Street No. 50, Global Bank Tower, floor 17, office 1706, Panama, Republic of Panama.

Bicapital Corporation has been established as holding company of entities that are primarily involved in investment banking, commercial banking (or “commercial banking”) and consumer banking (or “retail banking”) activities and in providing asset management services through banking institutions and in insurance activities. The Company mainly operates in the Republic of Guatemala, also in Honduras, El Salvador, Bahamas, Panama and the United States of America. The Company’s principal headquarters is at 7a. Avenida 5-10, Zona 4, Centro Financiero, Guatemala City, Guatemala.

The condensed consolidated interim financial statements for the fiscal years ended March 31, 2014 and 2013, comprise the Company and its subsidiaries (together referred to as the “Group” or and individually as “Group entities”)(see note 3).

(2)	Basis of preparation-

(a)	Statement of compliance and basis of preparation-

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard IAS 34 Interim Financial Reporting. They do not include all the information required for a complete set of IFRS financial statements. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in financial position and performance of the Company since the last annual consolidated financial statements as at and for the year ended March 31, 2014.

These condensed consolidated interim financial statements were authorized for issue the Board of Directors on May 21, 2015.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(b)	Use of estimates and judgments-

Preparing the condensed consolidated interim financial statements requires Management to make a number of judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses. Actual results may differ from those estimates and assumptions.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

In preparing these condensed consolidated interim financial statements, significant judgments made by Management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements as of and for of the year ended March 31, 2014.

(3)	Significant accounting policies-

The accounting policies applied by the Company in these condensed consolidated interim financial statements are the same as those applied by the Company in its consolidated financial statements as of and for the year ended March 31, 2014.

(4)	Financial risk management

The Company is exposed to the following risks from financial instruments, for which it conducts risk management efforts:

•	credit risk

•	liquidity risk

•	market risk

•	management of capital

The Company’s financial risk management objectives and policies are consistent with those disclosed in the consolidated financial statements as of and for the year ended March 31, 2014.

(5)	Fair value measurement-

The Company measures the fair value of financial instruments using valuation models according to the fair value hierarchy, which reflects the degree of subjectivity shown by the models and their inputs, with regard to the public market information.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

In the case of financial instruments that are seldom traded and have poor price transparency, the fair value is less objective and requires a higher degree of judgment, depending on the liquidity, concentration, uncertainty of market factors, price fixing assumptions and other risks affecting the specific instrument.

Fair value hierarchy

The Group measures fair values using the following fair value hierarchy, which reflects the significance of the inputs used in making the measurements.

•	Level 1: quoted market prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2: inputs other than quoted prices included in Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using: quoted market prices in active markets for similar instruments; quoted prices for identical or similar instruments in markets that are considered less than active; or other valuation techniques in which all significant inputs are directly or indirectly observable from market data.

•

Level 3: Inputs that are unobservable. This category includes all instruments for which the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments for which significant unobservable adjustments or assumptions are required to reflect differences between the instruments.

Valuation techniques include net present value models and discounted cash flows models, comparison with similar instruments for which observable market prices and other valuation models exist. Assumptions and inputs used in valuation techniques include risk-free interest rates, reference interest rates, credit spreads and other premiums for determining discount rates.

The objective of valuation techniques is arrive at a fair value measurement that reflects the price that would been received from the sale of the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date.

The Company uses widely recognized valuation models for determining the fair value of common and simple financial instruments, such as government-debt instruments that only use observable market data and require few management judgments and estimation. For complex financial instruments, the Company uses proprietary valuation methods, which are usually developed from recognized valuation methods. Some or all of the significant inputs into these models may not be observable in the market and result from market prices or rates or estimated based on assumptions.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

Fair values of financial assets and financial liabilities are presented together with the carrying amounts shown in the statement of financial position.

Financial instruments measured at fair value – Fair value hierarchy

a.	Accounting classification and fair value

The following tables show the carrying amount and the fair value of financial assets and financial liabilities, including their levels of the fair value hierarchy for financial instruments measured at fair value.

December 31, 2014		Fair value
Concept	Carrying amount	Level 1	Level 2	Level 3	Total
Financial instruments measured at fair value
Assets
Derivative assets held for risk management	1,827	—	1,827	—	1,827
Liabilities
Derivative liabilities held for risk management	2,228,224	—	2,228,224	—	2,228,224
Financial instruments not measured at fair value
Assets
Cash and cash equivalents	1,349,392,234	—	1,349,392,234	—	1,349,392,234
Investment securities	3,173,552,016	—	3,488,848,455	—	3,488,848,455
Loans	6,885,481,318	—	—	6,943,839,765	6,943,839,765

	11,408,425,568	—	4,838,240,689	6,943,839,765	11,782,080,454
Liabilities
Deposits and obligations from customers	7,518,236,406	—	7,518,236,406	—	7,518,236,406
Loans and borrowings from banks	2,493,415,469	—	2,493,415,469	—	2,493,415,469
Debt securities issued	601,113,926	—	588,543,156	—	588,543,156
Subordinated liabilities	192,875,362	—	192,875,362	—	192,875,362

	10,805,641,163	—	10,793,070,393	—	10,793,070,393

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

March 31, 2014		Fair value
Concept	Carrying amount	Level 1	Level 2	Level 3	Total

Financial instruments measured at fair value
Assets
Derivative assets held for risk management	95,491	—	95,491	—	95,491

Liabilities
Derivative liabilities held for risk management	2,831,613	—	2,831,613	—	2,831,613

Financial instruments not measured at fair value
Assets
Cash and cash equivalents	1,078,573,048	—	1,078,573,048	—	1,078,573,048
Investment securities	3,149,692,736	—	3,702,445,245	—	3,702,445,245
Loans	6,372,334,492	—	—	6,435,427,028	6,435,427,028

	10,600,600,276	—	4,781,018,293	6,435,427,028	11,216,445,321
Liabilities
Deposits and obligations from customers	7,079,104,031	—	7,079,104,031	—	7,079,104,031
Loans and borrowings from banks	2,221,518,722	—	2,221,518,722	—	2,221,518,722
Debt securities issued	561,198,720	—	548,785,977	—	548,785,977
Subordinated liabilities	195,775,740	—	197,165,910	—	197,165,910

	10,057,597,213	—	10,046,574,640	—	10,046,574,640

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

Fair value of loans is estimated using valuation models, such as discounted cash flow techniques. Input into the valuation techniques includes expected lifetime credit losses, interest rates, probability of default and severity of default. For improving the accuracy of the valuation of estimates for retailers and small commercial loans, homogeneous loans are grouped within a portfolio with the same characteristics such as: aging, collateral quality, type of product and borrower, prepayments and probability of default. The fair value for cash and cash equivalents, deposits and obligations from customers, and borrowings from banks, represents the amount receivable/payable at the reporting date.

(6)	Acquisition of subsidiary-

On September 23, 2014, the Company acquired 100% of the assets, processes, trademarks and personnel of a group of hospitals that under IFRS constitute a business (hereinafter referred to as the “Healthcare Business”). Taking control of the Healthcare Business will enable the Company to integrate their health insurance business with a branch that will enable them to further provide healthcare services. The acquisition is expected the Company to reduce costs through economies of scale and further diversify their investment portfolio.

In the nine months to December 31, 2014, the Healthcare Business contributed revenue of US$ 2,461,509 and profit of US$46,885 to the Company’s results. If the acquisition had occurred on January 1, 2014, management estimates that consolidated revenue would have been US$9,846,037, and consolidated profit for the period would have been US$187,540. In determining these amounts, management has assumed that the fair value adjustments, determined provisionally, that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2014.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

a.	Consideration transferred and identifiable assets acquired and liabilities assumed-

The following table summarizes the acquisition-date fair value of each major class of consideration transferred.

Current assets	US$	7,578,989
Fixed assets		30,662,767

Total asset		38,241,756

Loans and borrowings from banks		7,208,905
Other liabilities		3,817,953
Employee benefits		193,243

Total liability		11,220,101

Net assets		27,021,655

Total consideration transferred		29,199,152

Goodwill	US$	2,177,497

If new information obtained within one year of the date of acquisition about facts and circumstances that existed at the date of acquisition identifies adjustments to the above amounts, or any additional provisions that existed at the date of transition, then the accounting for the acquisition will be revised.

b.	Acquisition-related costs

The Company incurred acquisition-related costs of US$ 25,582 relating to external legal fees and due diligence costs. These costs have been included in operating and administrative expenses in the condensed consolidated statement of profit or loss and OCI.

c.	Consideration transferred

The consideration transferred was paid in cash fully at the date of acquisition. There is no contingent consideration.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(7)	Operating segments-

a.	Information about reportable segments-

Nine months ended December 31, 2014	Commercial Banking	Retail Banking	Treasury	Insurance	Total

Interest income	244,050,714	182,467,147	175,572,076	6,027,448	608,117,385

Interest expense	(100,284,684)	(78,933,757)	(106,526,185)	(722)	(285,745,348)

Net interest income	143,766,030	103,533,390	69,045,891	6,026,726	322,372,037

Loan impairment charges	(19,036,615)	(19,266,246)	(61,440)	(42,994)	(38,407,295)

Net interest income after provisions	124,729,415	84,267,144	68,984,451	5,983,732	283,964,742

Fee and commission income, net (including premiums earned and technical reserves)	20,906,197	61,688,651	19,618,806	25,997,911	128,211,565

Operating and administrative expenses	(62,083,657)	(118,536,785)	(23,708,313)	(18,658,639)	(222,987,394)

Profit before tax	83,551,955	27,419,010	64,894,944	13,323,004	189,188,913

Segment assets	5,031,205,221	1,911,352,011	4,142,571,025	132,007,655	11,217,135,912

Segment liabilities	(3,639,761,523)	(6,899,076,159)	(85,759,548)	(134,541,345)	(10,759,138,575)

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

Nine months ended December 31, 2013	Commercial Banking	Retail Banking	Treasury	Insurance	Total

Interest income	224,567,668	138,870,646	170,070,412	5,399,433	538,908,159
Interest expense	(109,620,354)	(62,466,740)	(102,436,236)	—	(274,523,330)

Net interest income	114,947,314	76,403,906	67,634,176	5,399,433	264,384,829

Loan impairment charges	(15,129,025)	(16,568,534)	—	(10,695)	(31,708,254)

Net interest income after provisions	99,818,289	59,835,372	67,634,176	5,388,738	232,676,575

Fee and commission income, net (including premiums earned and technical reserves)	33,691,182	86,366,297	(1,376,571)	22,713,654	141,394,562

Operating and administrative expenses	(51,174,879)	(113,375,766)	(15,329,129)	(14,664,404)	(194,544,178)

Profit before tax	82,334,592	32,825,903	50,928,476	13,437,988	179,526,959

Segment assets	4,494,888,912	1,811,668,791	3,810,222,447	113,800,763	10,230,580,913

Segment liabilities	(3,269,228,481)	(6,386,586,952)	(84,279,730)	(120,916,841)	(9,861,012,004)

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

b.	Reconciliations of information on reportable segment to IFRS measures-

	Nine months ended December 31, 2014	Nine months ended December 31, 2013
i. Net interest income
Total net interest income for reportable segments	322,372,037	264,384,829
Unallocated amounts	(524,993)	229,533

Consolidated condensed net interest income	321,847,044	264,614,362

ii. Profit before tax
Total profit or loss for reportable segments	189,188,913	179,526,959
Unallocated amounts	(7,523,856)	(4,949,072)

Consolidated condensed profit before tax	181,665,057	174,577,887

	Nine months ended December 31, 2014	Nine months ended March 31, 2014
iii. Assets
Total assets for reportable segments	11,217,135,912	11,208,911,754
Unallocated amounts	1,060,719,775	200,365,780

Consolidated total assets	12,277,855,687	11,409,277,534

iv. Liabilities
Total liabilities for reportable segments	(10,759,138,575)	(10,759,672,325)
Unallocated amounts	(509,464,056)	292,481,786

Consolidated total liabilities	(11,268,602,631)	(10,467,190,539)

c.	Geographic information-

In presenting the geographic information below, segment net interest income is based on the geographic location of customers.

Nine months ended December 31, 2014	Guatemala	Honduras	El Salvador	Total
Commercial Banking	114,434,488	26,676,371	2,655,171	143,766,030
Retail Banking	68,856,715	33,710,020	966,655	103,533,390
Central Treasury	64,544,294	3,383,069	1,118,528	69,045,891
Insurance	4,633,681	1,393,045	—	6,026,726

				322,372,037

Nine months ended December 31, 2013	Guatemala	Honduras	El Salvador	Total
Commercial Banking	93,293,774	18,356,489	3,297,051	114,947,314
Retail Banking	52,698,467	23,522,038	183,401	76,403,906
Central Treasury	62,557,543	4,190,036	886,597	67,634,176
Insurance	4,178,940	1,220,493	—	5,399,433

				264,384,829

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(8)	Loans, net-

Below is the composition of loans and advances to customers divided by category as well as its provision for impairment as of the reporting dates:

Book value	December 31, 2014	Allowance for loan losses	Book value
Corporate
Loans	$4,969,182,431	38,980,350	4,930,202,081
Commercial paper	109,308,224	959,576	108,348,648
Factoring	780,743	5,560	775,183
Credit cards	43,300,410	1,116,172	42,184,238
Financial leasing	43,781,433	227,948	43,553,485
Loan portfolio payments	84,859	300	84,559

	5,166,438,100	41,289,906	5,125,148,194

SME
Loans	343,057,162	5,684,444	337,372,718
Discounted documents	11,363,602	417,931	10,945,671
Loans in deposit accounts	898,970	566	898,404
Credit cards	12,720,552	169,156	12,551,396
Financial leasing	5,951,906	176,632	5,775,274

	373,992,192	6,448,729	367,543,463

Consumer
Loans	378,226,680	5,617,835	372,608,845
Discounted documents	816,987	45,156	771,831
Loans in deposit accounts	1,001,423	52	1,001,371
Credit cards	281,570,957	9,381,863	272,189,094
Temporary overdrafts	15,157,852	554,695	14,603,157
Financial leasing	273,504	18,588	254,916

	677,047,403	15,618,189	661,429,214
Microcredits
Loans	43,831,919	2,401,048	41,430,871
Discounted documents	307,915	7,092	300,823
Credit cards	14,494,984	313,066	14,181,918
Financial leasing	271,354	38,542	232,812

	58,906,172	2,759,748	56,146,424
Mortgages
Loans	681,949,189	6,735,166	675,214,023

Total loans and advances to customers	$6,958,333,056	72,851,738	6,885,481,318

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

Book value	March 31, 2014	Allowance for loan losses	Book value
Corporate
Loans	$4,750,052,477	64,640,581	4,685,411,896
Commercial paper	69,661,491	312,268	69,349,223
Factoring	1,566,717	12,139	1,554,578
Credit cards	46,947,476	884,339	46,063,137
Financial leasing	46,184,497	1,018,053	45,166,444
Loan portfolio payments	150,005	585	149,420

	4,914,562,663	66,867,965	4,847,694,698

SME
Loans	264,233,988	5,573,263	258,660,725
Discounted documents	8,108,455	359,844	7,748,611
Loans in deposit accounts	489,555	289	489,266
Credit cards	11,874,468	169,423	11,705,045
Financial leasing	5,835,391	305,829	5,529,562

	290,541,857	6,408,648	284,133,209

Consumer
Loans	360,710,013	5,809,245	354,900,768
Discounted documents	960,065	23,424	936,641
Loans in deposit accounts	1,839,017	557,957	1,281,060
Credit cards	239,501,118	7,018,475	232,482,643
Temporary overdrafts	17,850,833	205,705	17,645,128
Financial leasing	383,992	3,460	380,532

	621,245,038	13,618,266	607,626,772

Microcredits
Loans	27,652,811	1,504,235	26,148,576
Discounted documents	227,810	3,354	244,457
Credit cards	12,430,792	191,267	12,239,525
Financial leasing	196,810	10,779	186,031

	40,508,223	1,709,635	38,798,588

Mortgages
Loans	603,220,727	9,139,502	594,081,225

Total loans and advances to customers	$6,470,078,508	97,744,016	6,372,334,492

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

	Allowance for loan impairment losses
	December 31, 2014	December 31, 2013
Balance at beginning of period	97,744,016	93,932,386
Increase in allowance	38,474,771	31,708,254
Write-offs	(60,934,436)	(18,665,292)
Effect of difference in exchange rate	530,782	(557,995)
Recoveries	(1,203,273)	(405,863)
Transfers and reclassifications	(2,982,477)	(9,458,863)
Reversal of provisions	1,222,357	1,191,389

Balance at the end of period	72,851,739	97,744,016

(9)	Related parties-

(a)	Remuneration of key management personnel-

Key management members received the following remuneration during the nine months periods ended December 31, 2014 and 2013, which are included in administrative expenses (see note 20):

	Nine months ended December 31,
	2014	2013
Short-term benefits	$5,440,071	6,556,875

(b)	Transactions with key management personnel-

As of December 31, 2014 and March 31, 2014 key management members entered into the following transactions:

	December 31, 2014	March 31, 2014

Loans granted	$235,119,142	210,824,261
Deposits	$154,483,695	135,038,206

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

Loans granted to the Members of the Board and key management members bear annual interest rates between 6.75% and 14.60% (credits in domestic currency), between 2.75% and 10.50% (credits in foreign currency) and operations with credit cards between 15.00% and 60.00%.

Deposits from the Members of the Board and key management members bear annual interest rates between 0.01% and 8.50% (deposits in domestic currency) and between 0.01% and 4.50% (deposits in foreign currency).

The loans granted are secured over property of the respective borrowers or no guarantees have been obtained. No impairment losses have been recorded against balances outstanding during the period with key management personnel, and no specific allowance has been made for impairment losses on balances with key management personnel and their immediate relatives of reporting date.

(c)	Related party transactions

Transactions carried out with related parties in the nine months periods ended December 31, 2014 are analyzed as follows:

	Nine months ended December 31,
	2014	2013
Income:
Interests	$9,549,781	7,694,874

Expenses:
Interests	$3,849,248	3,640,316

As of December 31, 2014 and March 31, 2014 balances receivable from and payable to unconsolidated related parties were as follows:

	December 31, 2014	March 31, 2014
Accounts receivables:

Compañía de Procesamiento de Medios de Pago (Bahamas) S. A.	$1,060,375	1,217,119
I.C.G.	—	342,140
Imágenes Computarizadas de Guatemala, S. A.	543,528	192,169
Acepta Panamá	20,010	—
CEPROBAN	—	162,652
Club Social y Deportivo Hércules	13,164	20,704
Bolsa de Valores Nacional, S. A.	5,265	9,058
Bolsa de Valores, S. A.	—	5,104
Visanet	1,581	4,379

Total related parties (asset)	$1,643,923	1,953,325

Deposits and obligations from customers:

Compañía de Procesamiento de Med. Pag. de Guatemala	$4,151,779	4,009,822
Bolsa de Valores Nacional, S. A.	242,321	233,174
Club Social y Deportivo Hércules	18,197	17,889
Imágenes Computarizadas de Guatemala S. A.	12,063	11,787

	$4,424,360	4,272,672

Accounts payable:
Imágenes Computarizadas de Guatemala, S. A.	$7,299	322,730
Bolsa de Valores Nacional, S. A.	22,029	170,400

	$29,328	493,130

Total related parties (liability)	$4,453,688	4,765,802

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(10)	Property and equipment-

a.	Acquisitions and disposals

During the nine months ended December 31, 2014, the Company acquired assets with a cost of US$53,517,236 (nine months ended December 31, 2013 of US$29,790,860). This amount includes assets acquired through a business combination (see Note 6) of US$30,662,767, which includes land of US$ 7,044,079 (nine months ended December 31, 2013: nil).

Assets with a carrying amount of US$3,136,088 were disposed of during the nine months ended December 31, 2014 (nine months ended December 31, 2013: US$606,875), resulting in a loss on disposal of US$4,315,558 (nine months ended December 31, 2013: nil), which is included in ‘other income (expenses)’ in the condensed consolidated statements of comprehensive income.

b.	Depreciation and Amortization-

Accumulated depreciation of property and equipment at December 31, 2014 and March 31, 2014 was US$15,596,772 and US$15,689,725, respectively.

c.	Impairment loss and subsequent reversals-

December 31, 2014 and 2013 there are no losses from impairment in the value of long-lived assets, evaluated in accordance with the provisions of IAS 36 Impairment of Assets.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(11)	Goodwill-

The reconciliation of carrying amount of goodwill is analyzed as follows:

	December 31,	March 31,
	2014	2014

Cost
Balance at the beginning of the period	$136,274,378	135,919,909
Acquisition through business combination (note 6)	2,177,497	—
Effect of changes in exchange rates	958,591	354,469

Balance at the end of the period	$139,410,466	136,274,378

(12)	Income taxes-

Income tax expense is recognized based on Management’s best estimate of the weighted average annual income tax rate expected for the full financial year applied to the pre-tax income of the interim period. The Company’s consolidated effective tax rate for the nine months ended December 31, 2014 was 19.56% (nine months ended December 31, 2013 22.91%). The change in the effective tax rate was caused mainly by the effect of the tax rate in foreign jurisdictions and the entities under optional simplified tax regime.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(13)	Deposits and obligations from customers-

Deposits and obligations from customers as December 31, 2014 and March 31, 2014 are as follows:

	December 31,	March 31,
	2014	2014

Term deposits	$3,228,029,057	3,036,202,527
Monetary deposits	2,849,533,628	2,640,095,184
Savings deposits	1,388,062,717	1,332,707,367
Order deposits	5,608,449	24,922,202
Restricted deposits	23,057,416	22,641,193
Earned interest payable	23,945,139	22,535,558

	$7,518,236,406	7,079,104,031

As of March 31, 2014 Bicapital has deposit accounts of entities of the State of Guatemala for US$1,861,462 (US$1,665,728 in 2013).

Bicapital’s obligation to contribute these amounts ceases when the balance of these contributions reaches five percent (5%) of the total depository obligations in the national Guatemalan financial system.

During the nine months ended December 31, 2014 the Company made contributions to the Savings Protection Fund (FOPA) for US$8,436,123 (nine months ended December 31, 2013: US$5,687,147 ), which were charged to income for the year.

At December 31, 2014 the third-party deposit accounts include US$23,057,416 (US$22,641,193 at March 31, 2014), seized by decision of a court.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(14)	Loans and borrowings from banks-

Loans and borrowings from banks as of December 31, 2014 and March 31, 2014 are as follows:

	December 31,	March 31,
	2014	2014

From foreign financial institutions	$2,287,455,537	2,031,653,414
From domestic financial institutions	194,711,920	172,340,108
Earned interest payable	11,248,012	17,525,200

	$2,493,415,469	2,221,518,722

(a)

As of December 31, 2014 the Company has authorized lines of credit in domestic currency for US$ 43,302,114 and in foreign currency for US$2,950,222,394 (US$25,075,403 and US$2,774,148,448, respectively as of March 31, 2014). The unused authorized lines of credit in domestic currency total US$10,101,542 and US$490,007,496 in foreign currency (US$3,894,104 and US$580,150,743, respectively as of March 31, 2014). The following table details the information presented above:

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

	Authorized Amount	Amount Unused	Used Amount	Interest rate	Due date

Domestic currency

Banco Agromercantil de Guatemala, S.A.	11,188,995	—	11,188,995	8.00%	12-10-15, 27-10-17
Banco G&T Continental, S.A.	2,632,705	—	2,632,705	8.25%	15-01-15
Banco Reformador, S.A.	2,369,434	—	2,369,434	6.50%	27-08-15, 28-08-15, 24-02-16
Banco de America Central, S.A.	27,110,979	10,101,542	17,009,437	6.50%, 5.5%, 5.25%, 5.00%	02-02-15, 27-08-15, 12-06-15, 26-01-15, 28-09-15, 28-10-15

Total in domestic currency	43,302,114	10,101,542	33,200,571

Foreign currency
Bac Florida Bank	22,000,000	10,000,000	12,000,000	N/U, 2.65%	Indefinite, 31-05-15
Banco Aliado, S. A.	20,000,000	15,000,000	5,000,000	N/U, 0.00%, 3.33%	Indefinite, 30-09-15, 02-05-15
Banco C. A. De Integracion Economica	70,000,000	48,088,922	21,911,078	5.80%, 3.74%	Indefinite 30-06-14
Banco De Comercio Exterior De Colombia, S.A.	20,000,000	20,000,000	—	N/U	Indefinite
Banco Del Bajio	1,775,417	1,775,417	—	N/U	Indefinite
Banco Do Brasil	1,000,000	1,000,000	—	N/U	Indefinite
Banco Internacional De Costa Rica	12,500,000	12,500,000	—	N/U	Indefinite
Banco Latinoamericano De Exportaciones	83,030,581	5,127,639	77,902,942	1.86%, 2.51%	Indefinite, 31-07-15
Banco Nacional Comercio Ext. Sn. -Bancomext	25,000,000	25,000,000	—	N/U	Indefinite
Banco Sabadell, S.A.	1,000,000	1,000,000	—	N/U	Indefinite
Banesto	2,833,000	2,833,000	—	N/U	Indefinite
Bank Of America	96,509,912	31,674,912	64,835,000	1.83%, N/A, 0.00%, 1.86%	Indefinite, 31-10-15, 31-01-15, 05-05-15
Bank Of Nova Scotia	15,078,225	78,225	15,000,000	1.67%	Indefinite
Banque De Commerce Et De Placements	11,019,000	11,019,000	—	N/U	Indefinite
Citibank	161,737,284	10,379,091	151,358,193	1.78%, N/A, 3.74%	Indefinite, 31-07-15, 21-12-14
Cobank	38,200,000	18,659,305	19,540,695	1.76%	Indefinite
Commerzbank Ag.	77,647,680	19,647,680	58,000,000	1.88%, 0.00%	Indefinite, 19-03-15
Credit Suisse First Boston	10,000,000	10,000,000	—	N/U	Indefinite
Deutsche Bank A.G.	99,588,000	1,588,000	98,000,000	1.83%	Indefinite
Fifth Third Bank	5,000,000	—	5,000,000	1.53%	Indefinite
Hsbc Bank Usa	19,000,000	19,000,000	—	N/U	Indefinite
Israel Discount Bank Of New York	5,000,000	—	5,000,000	2.33%	Indefinite
Jpmorgan Chase	60,000,000	60,000,000	—	N/U	Indefinite
Kbc Bank	—	—	—		Indefinite
Mercantil Banco Universal Venezuela	33,000,000	3,000,000	30,000,000	1.80%	Indefinite
Natixis	22,000,000	22,000,000	—	N/U	Indefinite
Nordea Bank	15,000,000	15,000,000	—	N/U	Indefinite
Standard Chartered Bank	68,000,000	40,000,000	28,000,000	2.15%, N/A	Indefinite, 31-01-15
Sumitomo Mitsui Banking Corp.	60,000,000	2,000,000	58,000,000	1.83%	Indefinite
The Bank Of Montreal	23,000,000	3,000,000	20,000,000	1.83%	Indefinite
The Bank Of New York Mellon	60,143,374	143,374	60,000,000	1.68%	Indefinite
Wells Fargo Bank	92,309,978	25,309,978	67,000,000	1.69%	Indefinite, 30-04-14, 29-08-14
Fifth Third Bank (Estructurada)	10,000,000	—	10,000,000	2.02%	20-07-15
Regions Bank (Estructurada)	4,000,000	—	4,000,000	2.02%	23-03-15
Banco Pichincha C.A. (Garantía Ifc)	24,002,451	—	24,002,451	1.59%	17-06-15
Bank Of America (Crédito Directo)	500,000,000	—	500,000,000	5.50%	01-11-22
Citibank (Titularización)	25,354,355	—	25,354,355	2.01%	17-08-15
Unicredit Bank Ag -Hypovereinsbank- (Estructurada)	5,000,000	—	5,000,000	2.02%	17-08-15
Cobank (Ccc 3 Años)	152,244,278	—	152,244,278	2.18%, 2.06%	18-10-16, 28-12-15
Standard Chartered Bank (Garantía Bcie)	22,000,000	—	22,000,000	1.98%	27-01-15
Standard Chartered Bank (Garantía IFC)	20,008,068	—	20,008,068	1.80%	17-06-15
Wells Fargo Bank Series 2011	163,380,557	—	163,380,557	4.66%	15-10-21
Wells Fargo Bank Series 2013	450,000,000	—	450,000,000	3.17%	13-07-25
Citibank N.A. New York (b)	5,000,000	5,000,000	—	0.00%	01-10-15
International Financial Corporation	10,000,000	10,000,000	—	0.00%	01-08-15
Banco Hondureño de la Producción y Vivienda	110,827,601	—	110,827,601	7.60%	07-02-15
Régimen de Aportaciones Privadas	42,150,045	—	42,150,045	7.95%	30-04-15
Bancoldex	5,000,000	1,250,000	3,750,000	2.60%	19-01-15
Eastern National Bank	5,000,000	4,729,300	270,700	2.20%	30-09-15
FMO	86,000,000	—	86,000,000	5.05%	15-01-18
Otros prestamos	82,589	10,333	72,256	0.00%	21-12-18
CCC /USDA	18,000,000	18,000,000	—	0.00%	30-04-15
BID	10,000,000	10,000,000	—	0.00%	30-07-15
Norfund	10,000,000	—	10,000,000	5.12%	29-12-19
Citibank N.A. Miami	26,800,000	2,800,000	24,000,000	2.72%	25-04-16
Bandesal	10,000,000	2,993,320	7,006,680	3.98%	27-09-27
Bladex	4,000,000	400,000	3,600,000	3.08%	02-06-15

Total in foreign currency	2,950,222,394	490,007,496	2,460,214,898

Total	$2,993,524,508	$500,109,039	$2,493,415,469

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(b)

During September and October 2011, Bicapital obtained financing in the international capital market through loans with the Wells Fargo Bank, National Association for US$180,000,000. These loans shall be settled in accordance with the quarterly installments set forth in the respective agreements, as follows: US$90,000,000 from January 2014 to October 2018 for tranche A and US$90,000,000 from January 2015 to October 2021 for tranche B.

Banco Industrial, S.A. has established a Diversified Payment Rights (DPRs) Securitization Program, through which it raises medium to long-term funds in the international capital markets. DPRs consist of electronic and paper remittances received through correspondent banks. Banco Industrial has sold all existing and future DPRs to Industrial DPR Funding Limited, a Cayman Islands SPC, which issues Notes to investors, collateralized by the DPRs. Banco Industrial has entered into several loan agreements with banks (Citibank and Wells Fargo) whose terms mirror those of the Notes. The banks simultaneously participate 100% of their interest in the loans to the SPC. Proceeds from the issuance of the Notes will be used by the SPC to fund its purchase of the participations.

(c)

In April and October 2007, Bicapital obtained financing in the international capital market through two lines of credit with Citibank NA New York for a total of US$300,000,000, secured by the flow of payment rights processed by Bicapital and relating to foreign currency remittances from abroad.

On July 29, 2011, Bicapital renegotiated this funding by signing an agreement for a balance of US$258,182,150 to be settled in accordance with the quarterly installments set forth in the agreement and maturing in October 2014.

During the years ended March 31, 2014 and 2013, Bicapital paid the interest owed on the balance of the loan obtained, based on the negotiated current interest rates. Additionally, a special fund was created for ensuring the payment of capital and interest thereon as per the terms of the agreement.

(d)

On November 1, 2012, Bicapital obtained a US$500,000,000 10-year loan from Bank of America, N.A. bearing fixed interest at the rate of 5.50% and interest payments on days 1 of the months of May and November of each year, beginning on May 1, 2013. The principal amount will be amortized at the maturity, which falls due on November 1, 2022.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(e)

BANPAIS maintains obligations with the Central American Bank for Economic Integration (CABEI) through lines of credit for US$ 40,000,000 to finance working capital, foreign trade and productive sectors. Principal provided through the lines of credit is repaid by consecutive quarterly payments and, to the extent possible, until its full repayment in the amounts and on the dates the lender shall determine based on the term and repayment conditions of each loan program. This line of credit is secured by the assignment of the loan portfolio financed with the proceeds of the global line of credits.

The Group has not had any defaults of principal or interest or other breaches with respect to its loans and borrowings from banks during the nine-month periods ended December 31, 2014 and the year ended March 31, 2014, respectively.

(15)	Provisions -

A provision of US$2,523,146 was recognized during the nine months ended December 31, 2014 (US$1,810,445 for the nine months ended December 31, 2013) in respect of the accrual for loyalty programs and employee contributions.

(16)	Employee benefits-

The Company’s defined benefit obligations increased by US$4,598,686 during the nine months ended December 31, 2014 (nine months ended December 31, 2013: US$5,802,664).

(17)	Stockholders’ equity-

(a)	Structure of capital stock-

At December 31, 2014 and March 31, 2014, the Company’s capital stock totals US$392,005,323 and US$389,318,571, respectively. At December 31, 2014 common shares issued amount to 554,575,257 (554,575,257 common shares issued and outstanding at March 31, 2014).

During the nine month periods ended December 31, 2014 the increase in paid-in capital stock of US$816,752 corresponds to an exchange of common shares to the stockholders of Banco Industrial, S. A. (US$1,466,444 for December 31, 2013).

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(b)	Dividends-

•	On April 28, 2014, the Stockholders’ Meeting of Bicapital agreed to declare dividends for US$77,640,443.

•	On April 29, 2013, the Stockholders’ Meeting of Bicapital agreed to declare dividends for US$70,946,004.

(c)	Nature and purpose of reserves-

a)	Legal reserve-

In accordance with the laws of each country, the Group entities’ comply with the creation of a legal reserve. Five percent of net income of the year must be appropriated to the statutory reserve, until it reaches one-fifth of capital stock. As of March 31, 2015 the statutory reserve has reached the required amount.

b)	Reserve for future capitalizations-

This reserve comprises amounts separated from retained earnings to capitalize and increase capital.

c)	Reserve for future dividends-

This reserve comprises amounts separated from retained earnings to cover the payment of dividends to its shareholders for their invested capital. The Company pays out a specific percentage of its earnings each year as dividends, and the amount of those dividends therefore vary directly with earnings.

d)	Translation reserve-

The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations as well as the effective portion of any foreign currency differences arising from hedges of a net investment in a foreign operation.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(18)	Financial income and expense-

	Nine months ended	Nine months ended
	December 31, 2014	December 31, 2013
Interest income

Investment securities	$179,518,606	171,785,543
Loans and advances to customers	426,466,325	363,409,299
Financial derivatives	867,957	2,095,415
Accounts receivable	1,161,611	1,213,230
Cash and cash equivalents	323,375	634,205

Total financial income	$608,337,874	539,137,692

	Nine months ended	Nine months ended
	December 31, 2014	December 31, 2013

Interest expense

Depositary obligations	$174,446,921	169,941,652
Loans obtained	58,916,529	52,864,352
Financial obligations	38,106,157	37,208,043
Other obligations	14,668,185	13,997,790
Financial derivatives	353,038	511,493

Total financial expense	$286,490,830	274,523,330

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(19)	Fee and commission income and expense-

Fee and commissions income and expenses are as follows:

	Nine months ended	Nine months ended
	December 31, 2014	December 31, 2013
Income
Commissions	$56,180,067	68,691,171
Bank services	26,213,728	24,308,102
Leases	15,600,256	14,842,776
Gain on foreign exchange transactions	14,461,132	13,597,551
Account handling	9,124,116	7,414,235
Trading in securities	730,082	5,349,658
Legal services	3,839,136	3,041,186
Maintenance	907,001	555,960
Storage	3,112,190	2,657,523
Collections	2,351,652	2,032,858
BI mobile	3,199,801	2,267,400
Electronic billing	1,644,861	1,286,362
Checks rejected	2,697,022	1,236,358
Price differences in repurchase of government agreements	949,715	234,709
Other	2,289	2,126

Total fee and commission Income	$141,013,048	147,517,975

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

	Nine months ended	Nine months ended
	December 31, 2014	December 31, 2013

Service expenses
Protection fund contributions	$8,436,123	5,687,147
Assistance on damages and other	7,225,483	6,176,553
Other services	2,327,293	1,084,457
Loss on foreign exchange transactions	639,637	40,272
Additional benefits	74,355	1,399,106
Loans obtained	11,813	722,799
Trading in securities	600,594	521,314
Depository obligations	61,539	55,817
Other	41,429	37,277
Price differences in repurchase of government agreements	671,400	152,911
Collections	524,454	458,815

Total fee and commission Expense	$20,614,120	16,336,468

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

(20)	Operating and administrative expenses-

	Nine months ended	Nine months ended
	December 31, 2014	December 31, 2013

Personnel costs:
Wages and salaries	$68,673,011	60,671,665
Bonus	8,120,653	7,246,637
Employer dues	7,600,595	6,770,036
Other bonus	7,215,116	6,468,250
Severance payments	5,317,088	4,857,888
Vacation bonus	1,001,678	1,841,055
Extraordinary salaries	1,478,748	1,495,724
Transportation and per die	1,222,976	1,195,343
Training	816,430	901,117
Other	26,875,039	18,796,236

	$128,321,334	110,243,951

Administrative expenses:
Taxes and dues	$18,784,830	11,200,490
Depreciation	15,596,772	15,689,725
Professional fees	12,655,627	7,457,228
Marketing and advertising	5,573,274	6,072,240
Security and monitoring	5,664,924	5,752,721
Repairs and maintenance	6,320,548	6,073,210
Electricity	4,457,513	4,377,636
Amortizations	4,906,653	3,702,839
Communications	2,878,521	2,720,951
Insurance premiums and bonding	4,198,006	868,379
Stationery and office supplies	2,219,175	1,959,544
Courier	1,108,225	1,040,176
Other	34,827,954	35,808,839

	$119,192,022	102,723,978

(Continued)

Bicapital Corporation and Subsidiaries

Notes to the Condensed Consolidated Interim Financial Statements

(US dollars)

	Nine months ended	Nine months ended
	December 31, 2014	December 31, 2013

Rent expenses:
Property	$8,536,320	8,078,759
Personal property	495,262	461,200
Other	59,563	38,738

	$9,091,145	8,578,697

Total operating and administrative expenses	$256,604,501	221,546,626

(21)	Commitments and contingent liabilities-

During the normal course of business legal claims may arise due to commercial, labor or other disputes. According to Management’s judgment none of such claims are probable to result in an unfavorable outcome to the Company, nor could the amounts claimed have a material impact in the financial position of the Company.

********

(Continued)

Bicapital Corporation and Subsidiaries

(Panama, Republic of Panama)

Consolidated Financial Statements

As of March 31, 2014, 2013 and April 1, 2012

and for the years ended March 31, 2014 and 2013

(With the Registered Independent Public Accountants Firm’s Report)

Bicapital Corporation and Subsidiaries

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Bicapital Corporation:

We have audited the accompanying consolidated statements of financial position of Bicapital Corporation and subsidiaries as of March 31, 2014, 2013 and April 1, 2012, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the years ended March 31, 2014 and 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bicapital Corporation and subsidiaries as of March 31, 2014, 2013 and April 1, 2012, and the results of their operations and their cash flows for the years ended March 31, 2014 and 2013, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ KPMG

KPMG

May 22, 2015

Panama, Republic of Panama

Bicapital Corporation and Subsidiaries

Consolidated Statements of Financial Position

As of March 31, 2014, 2013, and April 1, 2012

(In US dollars)

		March 31,	March 31,	April 1,
		2014	2013	2012
	Note
Assets
Cash and cash equivalents	6	1,078,573,048	1,082,887,146	1,189,320,383
Investment securities	7	3,149,692,736	2,737,019,507	2,374,825,892
Loans, net	8	6,372,334,492	5,511,972,485	4,759,293,426
Other receivables	9	132,687,802	132,376,426	90,904,333
Related parties	10	1,953,325	2,194,637	2,322,921
Prepayments	11	37,595,305	30,452,451	23,095,994
Assets under insurance contracts	3 (d)	40,150,575	52,064,152	64,569,367
Derivative assets held for risk management	12	95,491	223,181	373,476
Restricted cash	3 (c)(i)	115,622,029	105,737,559	95,929,848
Foreclosed assets	13	17,501,034	16,642,704	13,694,468
Property and equipment, net	14	267,320,162	253,041,734	246,509,245
Goodwill	15	136,274,378	135,919,909	136,533,542
Intangible assets, net	16	27,522,089	18,686,572	13,437,101
Investment property, net	17	31,955,068	32,361,347	33,236,265
Deferred tax	18	—	—	147,654

Total assets		11,409,277,534	10,111,579,810	9,044,193,915

Bicapital Corporation and Subsidiaries

Consolidated Statements of Financial Position

As of March 31, 2014, 2013, and April 1, 2012

(In US dollars)

		March 31,	March 31,	April 1,
		2014	2013	2012
	Note
Liabilities
Deposits and obligations from customers	19	7,079,104,031	6,600,138,956	6,128,505,107
Loans and borrowings from banks	20	2,221,518,722	1,594,645,179	1,145,889,429
Debt securities issued	21	561,198,720	521,199,493	459,747,873
Accruals and deferred income	22	213,147,966	198,820,644	200,086,192
Subordinated liabilities	23	195,775,740	178,258,849	171,004,617
Insurance reserves	24	106,026,248	104,938,345	107,181,880
Provisions	25	23,065,324	18,468,678	18,434,270
Liabilities under insurance contracts		14,382,549	11,804,277	13,960,229
Related parties	10	4,765,802	5,648,004	4,970,896
Derivative liabilities held for risk management	26	2,831,613	4,526,347	6,516,192
Other liabilities		533,750	533,750	533,750
Government repurchase agreements		—	—	63,000,000
Employee benefits	27	35,863,366	28,126,481	22,419,054
Deferred tax	18	8,976,708	12,470,381	—

Total liabilities		10,467,190,539	9,279,579,384	8,342,249,489

Equity
Share capital	28 (a)	389,318,571	386,418,468	305,615,790
Reserves		221,256,716	180,145,853	108,369,701
Capital contributions		7,112,900	7,261,934	7,194,437
Retained earnings		298,027,707	234,452,476	170,083,578
Other Comprehensive Income		(4,740,337)	(6,429,821)	4,374,296

Equity attributable to owners of the Bicapital		910,975,557	801,848,910	595,637,802
Non-Controlling interests		31,111,438	30,151,516	106,306,624

Total equity		942,086,995	832,000,426	701,944,426

Total equity and liabilities		11,409,277,534	10,111,579,810	9,044,193,915

The accompanying notes are an integral part of these consolidated financial statements.

Bicapital Corporation and Subsidiaries

Consolidated Statements of Profit or Loss and Other Comprehensive Income

For the years ended March 31, 2014 and 2013

(In US dollars)

		For the year ended March 31,
		2014	2013
	Note

Interest income	32	738,645,196	624,195,136
Interest expense	32	(371,833,885)	(310,506,384)

Net interest income		366,811,311	313,688,752

Loan impairment charges	8	(29,303,744)	(24,145,136)

Net interest income after provisions		337,507,567	289,543,616

Fee and commission income	33	194,015,346	177,113,628
Fee and commission expense	33	(22,252,639)	(20,439,956)

Net fee and commission income		171,762,707	156,673,672

Premiums earned, net technical reserves	34	188,796,565	163,476,437
Acquisition and renewal costs		(95,267,205)	(83,235,666)
Expenses for insurance claims		(67,456,921)	(60,077,369)

Net premiums income		26,072,439	20,163,402

Profit for banking and insurance operation		535,342,713	466,380,690

Operating and administrative expenses	35	(326,700,474)	(276,124,546)
Other operating income, net		14,322,484	17,097,745

Profit before tax		222,964,723	207,353,889

Income tax	18	(41,777,063)	(45,363,954)

Profit for the year		181,187,660	161,989,935

Bicapital Corporation and Subsidiaries

Consolidated Statements of Profit or Loss and Other Comprehensive Income

For the years ended March 31, 2014 and 2013

(In US dollars)

		For the year ended March 31,
		2014	2013
	Note
Other comprehensive income
Items that will never be reclassified to profit or loss:
Remeasurements of defined benefit liability	27 (ii)	(3,235,250)	(1,774,046)
Related tax	18 (b)	905,870	549,954

		(2,329,380)	(1,224,092)
Items that are or may be reclassified to profit or loss:
Foreign currency translation differences for foreign operations		4,018,864	(9,580,025)

		4,018,864	(9,580,025)

Other comprehensive income, net of tax		1,689,484	(10,804,117)

Total comprehensive income		182,877,144	151,185,818

Profit attributable to:
Equity holders of Bicapital		174,854,530	155,912,439
Non-controlling interests		6,333,130	6,077,496

		181,187,660	161,989,935

Total comprehensive income attributable to:
Equity holders of Bicapital		176,544,014	145,108,322
Non-controlling interests		6,333,130	6,077,496

		182,877,144	151,185,818

Earnings per share
Basic and diluted earnings per share (dollar)	30	$0.3175	0.2864

The accompanying notes are an integral part of these consolidated financial statements.

Bicapital Corporation and Subsidiaries

Consolidated Statements of Changes in Equity

For the years ended March 31, 2014 and 2013

(In US dollars)

								Total equity
								attributable
								to equity	Non-
		Capital		Capital	Retained	Translation	Actuarial	holders of	controlling	Total
		stock	Reserves	contributions	earnings	reserve	losses	the Bank	interest	equity
	Note
Balances at April 1, 2012		305,615,790	108,369,701	7,194,437	170,083,578	4,374,296	—	595,637,802	106,306,624	701,944,426
Exchange of shares	28(a)	11,132,081	—	—	—	—	—	11,132,081	(11,132,081)	—
Additional paid-in capital (share premium)		38,760,000	—	—	—	—	—	38,760,000	—	38,760,000
Dividends	28(b)	—	—	—	(59,175,310)	—	—	(59,175,310)	(2,934,174)	(62,109,484)
Increase in reserves	28(c)	—	71,776,152	—	(71,776,152)	—	—	—	—	—
Increase in permanent contributions		—	—	67,497	(67,497)	—	—	—	—	—
Acquisition of Non-controlling interest with change of control		30,910,597	—	—	39,475,418	—	—	70,386,015	(68,166,349)	2,219,666

Comprehensive income for the period:
Profit for the period		—	—	—	155,912,439	—	—	155,912,439	6,077,496	161,989,935
Other comprehensive income		—	—	—	—	(9,580,025)	(1,224,092)	(10,804,117)	—	(10,804,117)

Total comprehensive income for the period		—	—	—	155,912,439	(9,580,025)	(1,224,092)	145,108,322	6,077,496	151,185,818

Balances at March 31, 2013		386,418,468	180,145,853	7,261,934	234,452,476	(5,205,729)	(1,224,092)	801,848,910	30,151,516	832,000,426

Bicapital Corporation and Subsidiaries

Consolidated Statements of Changes in Equity

For the years ended March 31, 2014 and 2013

(In US dollars)

	Note	Capital stock	Reserves	Capital contributions	Retained earnings	Translation reserve	Actuarial losses	Total equity attributable to equity holders of the Bank	Non- controlling interest	Total equity
Balances at April 1, 2013		386,418,468	180,145,853	7,261,934	234,452,476	(5,205,729)	(1,224,092)	801,848,910	30,151,516	832,000,426
Exchange of shares	28 (a)	1,572,486	—	—	—	—	—	1,572,486	(1,572,486)	—
Additional paid-in capital (share premium)		6,630,000	—	—	—	—	—	6,630,000	—	6,630,000
Dividends	28 (b)	—	—	—	(71,400,701)	—	—	(71,400,701)	(2,717,491)	(74,118,192)
Increase in reserves	28 (c)	—	41,110,863	—	(41,110,863)	—	—	—	—	—
Decrease in permanent contributions		—	—	(149,034)	149,034	—	—	—	—	—
Decrease in capital stock by buying own shares		(5,302,383)	—	—	—	—	—	(5,302,383)	—	(5,302,383)
Acquisition of Non-controlling interest through exchange of shares		—	—	—	1,083,231	—	—	1,083,231	(1,083,231)	—
Comprehensive income for the period:
Profit for the period		—	—	—	174,854,530	—	—	174,854,530	6,333,130	181,187,660
Other comprehensive income		—	—	—	—	4,018,864	(2,329,380)	1,689,484	—	1,689,484

Total comprehensive income for the period		—	—	—	174,854,530	4,018,864	(2,329,380)	176,544,014	6,333,130	182,877,144

Balances at March 31, 2014		389,318,571	221,256,716	7,112,900	298,027,707	(1,186,865)	(3,553,472)	910,975,557	31,111,438	942,086,995

The accompanying notes are an integral part of these consolidated financial statements.

Bicapital Corporation and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended March 31, 2014 and 2013

(In US dollars)

		For the year ended March 31,
	Note	2014	2013
Cash flows from operating activities:
Profit for the year		181,187,660	161,989,935
Loan impairment charges	8	29,303,744	24,145,136
Depreciation	14,17	18,725,847	16,992,893
Amortization	16	5,434,590	4,301,943
Income tax	18	41,777,063	45,363,954
Interest cost from employee benefits	27	2,238,592	1,907,110
Foreign currency translation differences for foreign operations		4,018,864	(9,580,025)
(Income) loss on sale of property and equipment		(1,750,163)	(858,498)

Subtotal		280,936,197	244,262,448

Loans, net		(889,665,751)	(776,824,195)
Other receivables		(311,376)	(41,472,093)
Related parties		(640,890)	805,392
Prepayments		(7,142,854)	(7,356,457)
Assets under insurance contracts		14,491,849	10,349,263
Restricted cash		(9,884,470)	(9,807,711)
Derivatives held for risk management		(1,567,044)	(1,839,550)
Deposits and obligations from customers		478,965,075	471,633,849
Accruals and deferred income		14,327,322	(1,265,548)
Income tax paid		(44,364,866)	(32,195,965)
Provisions		4,596,646	34,408
Insurance reserves		1,087,903	(2,243,535)
Government repurchase agreements		—	(63,000,000)
Employee benefits		2,263,043	2,026,271

Net cash provided by operating activities		(156,909,216)	(206,893,423)

Bicapital Corporation and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended March 31, 2014 and 2013

(In US dollars)

		For the year ended March 31,
		2014	2013

Cash flows from investing activities:
Acquisition of investment securities		(412,673,229)	(362,193,615)
Proceeds from foreclosed assets		(858,330)	(2,948,236)
Acquisition of properties and equipment, net	14	(32,597,996)	(22,650,464)
Proceeds from sale of fixed assets		1,395,694	1,472,131
Proceeds from acquisition of intangibles	16	(14,270,107)	(9,551,414)

Net cash used in investing activities		(459,003,968)	(395,871,598)

Cash flows from financing activities:
Decrease in capital stock		1,327,617	38,760,000
Dividends paid	28 (b)	(74,118,192)	(62,109,484)
Acquisition of non-controlling interests		—	2,219,666
Proceeds from loans		687,389,661	520,461,602
Payment of debt securities		(3,000,000)	(3,000,000)

Net cash provided by financing activities		611,599,086	496,331,784

Increase (decrease) in cash and cash equivalents		(4,314,098)	(106,433,237)

Cash and cash equivalents:
At beginning of period	6	1,082,887,146	1,189,320,383

At end of period		1,078,573,048	1,082,887,146

The accompanying notes are an integral part of these consolidated financial statements.

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(4)	Reporting entity-

Bicapital Corporation and Subsidiaries (“Bicapital” or “the Company”) was incorporated pursuant to the laws of the Republic of Panama on November 15, 2006 for an indefinite time period as a holding company. The Company’s registered office is Street No. 50, Global Bank Tower, floor 17, office 1706, Panama, Republic of Panama.

Bicapital Corporation has been established as holding company of entities that are primarily involved in investment banking, corporate banking (or “commercial banking”) and consumer banking (or “retail banking”) activities and in providing asset management services through banking institutions and in insurance activities. The Company mainly operates in the Republic of Guatemala, also in Honduras, El Salvador, Bahamas, Panama and the United States of America. The Company’s principal headquarters is at 7a. Avenida 5-10, Zona 4, Centro Financiero, Guatemala City, Guatemala.

The consolidated financial statements for the fiscal years ended March 31, 2014 and 2013, comprise the Company and its subsidiaries (together referred to as the “Group” or and individually as “Group entities”) (see note 3 (a)(ii)).

Significant transactions-

Corporate restructuring

A corporate restructuring took place as from 2007, setting off a stock exchange offer, extending perpetually, which consists of the right of shareholders of Banco Industrial, S. A. (“the Bank”) to exchange their shares for common stock of Bicapital Corporation. For each common stock of the Bank, the shareholders are entitled to receive ten (10) common shares of stock of Bicapital Corporation. As of March 31, 2014, the Bank’s stockholders exchanged 97.70% (97.38% in 2013 and 94.95% on April 1, 2012) of their shares.

(5)	Basis of preparation-

(c)	Statement of compliance-

The accompanying consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The designation IFRS includes all standards issued by the IASB and related interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

These are the Company’s first consolidated financial statements prepared in accordance with IFRS; therefore, IFRS 1 First-time Adoption of International Financial Reporting Standards has been applied.

An explanation of how the transition to IFRS has affected the previously reported financial position, financial performance and cash flows of the Group under the accounting standards issued by the Superintendence of Banks of Guatemala (hereafter referred to as “Guatemala Banking GAAP”) is provided in note 39.

On May 21, 2015, the Board of Directors authorized the issuance of the accompanying consolidated financial statements.

(d)	Basis of measurement-

The consolidated financial statements have been prepared on the historical cost basis, except for the following significant items:

1.	Derivative financial instruments are measurement at fair value with changes through profit or loss; and

2.	Measurement of defined benefit obligations: key actuarial assumptions.

(e)	Functional and presentation currency-

The Company has used the US Dollars (“dollars” or “US$”) as the presentation currency for these consolidated financial statements, however the functional currency of Bicapital is the Guatemalan quetzal (“quetzal” or “Q”).

Even though there are significant loans granted and liabilities contracted in dollars, quetzales are the currency that predominantly influences the economic environment where the Company operates. Similarly, the main cash flows for settled goods and services, taxes and other obligations are in quetzales.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

For entities incorporated in Guatemala the legal currency is the quetzal; for the entities incorporated in the Bahamas, Panama and El Salvador the legal currency is the dollar; whereas for the entities incorporated in Honduras the legal currency is the lempira (“lempira” or “L”).

Since most of the significant entities operate in Guatemala, for purposes of disclosure in notes to the consolidated financial statements, where reference is made to “domestic currency”, it means amounts denominated in quetzales; the term “foreign currency” means amounts in currencies other than the quetzal.

Except when otherwise indicated, all amounts have been rounded to the nearest unit.

(f)	Use of estimates and judgements-

The preparation of consolidated financial statements in accordance with IFRS requires Management to make a number of judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expenses. Actual results may differ from those estimates and assumptions.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Information about critical judgments and estimates in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is included in the following notes:

Note 3 (c) – measurement of financial instruments;

Note 3 (d) – recognition of insurance contracts;

Note 3 (i) and (j)(ii) – impairment of goodwill and other assets with indefinite useful life;

Note 3 (k)(i) – impairment for loans losses and accounts receivable;

Note 3 (k)(i) – insurance technical reserves; and

Note 3 (m) – measurement of defined benefit obligations.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Management used the control model under IFRS 10, to determine whether the control indicators set out in note 3(a)(ii) indicate that the Company controls a trust, investment fund or entities without ownership interest.

Information on assumptions and the uncertainty of estimates posing a significant risk of resulting in a material adjustment within the following year are as follows:

(a)	Allowance for loan loans losses-

Loans are assed for impairment on a regular basis for any events that may produce such impairment and adjusted if appropriate in profit or loss of the year. In determining whether an impairment loss should be recorded in profit or loss, the Company makes decisions as to whether there is any observable data indicating that there is a reduction of the loan value that can be measured in the estimated future cash flows of loans.

This evidence includes observable data indicating that there has been an adverse change in the payment status of borrowers, or economic conditions that correlate with defaults on loans. The methodology and assumptions used to estimate the amount and time of future cash flows are reviewed regularly to reduce any differences between loss estimates and actual loss experience (see note 3 (k)(i)).

(b)	Impairment in goodwill-

The Company tested goodwill for impairment at least annually. For impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that is largely independent of the cash inflows of other assets or CGUs. Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Estimating the value in use requires management to estimate the expected cash flows of cash generating units and also the selection of an appropriate discount rate to calculate the present value of those cash flows (see note 3 (k)(ii)).

(c)	Deferred tax-

The Company is subject to income tax under different jurisdictions. Estimates are made through a tax projection for determining the provision for income taxes and liabilities resulting from this estimate are recognized. When the final tax outcome is different from the amounts that were recorded, differences will impact the provision for income taxes and deferred taxes in the period in which such determination is made (see note 3(p).

(6)	Significant accounting policies-

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements and in preparing the opening IFRS statement of financial position at April 1, 2012, for the purposes of the transition to IFRSs.

(a)	Basis of consolidation-

i.	Acquisitions of non-controlling interests

Acquisitions of non-controlling interests are accounted for as transactions with equity holders in their capacity as equity holders. Therefore no goodwill is recognized as a result of such transactions.

ii.	Subsidiaries-

Subsidiaries are investees controlled by the Company. The Company controls a subsidiary if it is exposed to, or has rights to, variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. The Company reassesses whether it has control if there are changes to one or more of the elements of control. The financial statements of subsidiaries, as described below, are included in the consolidated financial statements from the date on which control commences until the date when control ceases.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The accounting policies of subsidiaries have been changed when necessary to align them with the policies adopted by the Company. All entities of the Group prepared their financial statements as of March 31.

The Company’s subsidiaries are as follows:

		Ownership interest
Banking activity:	Country of Incorporation	2014	2013	April 1, 2012
Banco Industrial, S. A.	Republic of Guatemala	97.70%	97.38%	94.95%
Westrust Bank (International) Limited (“the Off-shore Bank”)	Commonwealth of The Bahamas	100.00%	100.00%	100.00%
Banco del País, S. A. (“BANPAIS”)	Republic of Honduras	90.21%	90.53%	89.87%
Banco Industrial de El Salvador, S. A. (“BIESA”)	Republic of Salvador	92.00%	92.00%	92.00%
Financiera Industrial, S. A. (“the Finance Corporation”)	Republic of Guatemala	100.00%	100.00%	100.00%

Other non-banking financial services:
Mercado de Transacciones, S. A. (“the Brokerage Firm”)	Republic of Guatemala	100.00%	100.00%	100.00%
Almacenadora Integrada, S. A. (“the Warehousing Company”)	Republic of Guatemala	100.00%	100.00%	100.00%
Almacenes Generales, S. A. (“ALGESA”)	Republic of Guatemala	100.00%	100.00%	100.00%

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

		Ownership interest
Insurance and Guaranty:	Country of Incorporation	2014	2013	April 1, 2012
Seguros El Roble, S. A. (“the Insurance Company”)	Republic of Guatemala	100.00%	100.00%	100.00%
Fianzas El Roble, S. A. (“the Bond Insurance Company”)	Republic of Guatemala	100.00%	100.00%	100.00%
Seguros del País, S. A. (“SEGPAIS”)	Republic of Honduras	90.21%	90.53%	89.87%

Investment and real estate management:
Inversiones Los Robles, S. A. (“ILR”)	Republic of Guatemala	100.00%	100.00%	100.00%
Computación Empresarial BRL, S. A. (“BRL”)	Republic of Guatemala	100.00%	100.00%	100.00%
Implementación de Negocios, S. A. de C. V. (“IMDENE”)	Republic of El Salvador	100.00%	100.00%	100.00%

Insurance brokers:
La Interamericana de Ajustes, S.A. (“La Interamericana”)	Republic of Guatemala	100.00%	100.00%	100.00%
Caribbean Corporation, S.A. (“CARIBBEAN”)	Republic of Guatemala	100.00%	100.00%	100.00%
Agencia de Seguros y Fianzas, Contratos de Seguros y Fianzas, S.A. (“CONFIANSA”)	Republic of Guatemala	100.00%	100.00%	100.00%
Inversiones y Servicios, S.A. (“ISSA”)	Republic of Guatemala	100.00%	100.00%	100.00%
Agencia de Seguros y Fianzas Innovadores, S. A. (“INNOVA”)	Republic of Guatemala	100.00%	100.00%	100.00%

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

		Ownership interest
Support service companies:	Country of Incorporation	2014	2013	April 1, 2012
Data Centro, S.A. (“Data Centro”)	Republic of Guatemala	100.00%	100.00%	100.00%
Corporación T, S.A. (“Corporación T”)	Republic of Guatemala	100.00%	100.00%	100.00%
Corporación T Honduras, S.A. (“Corporación T Honduras”)	Republic of Honduras	100.00%	100.00%	99.99%
Corporación T, S.A. de C.V. (“Corporación T El Salvador”)	Republic of El Salvador	100.00%	100.00%	90.00%
Servicios Jurídicos, S.A. (“SERJURSA”)	Republic of Guatemala	100.00%	100.00%	100.00%
Q, S.A. (“QSA”)	Republic of Guatemala	100.00%	100.00%	96.00%
Servicios Múltiples de Inversión, S.A. (“SERMINSA”)	Republic of Guatemala	100.00%	100.00%	99.99%

Holding companies:
Nilheim Properties, Inc.	Republic of Panama	100.00%	100.00%	100.00%
Nayo Finance, Ltd.	Republic of Panama	100.00%	100.00%	100.00%

Service companies:
Summer Island, Corp.	Republic of Panama	100.00%	100.00%	100.00%
Multi Advantages, Corp.	Republic of Panama	100.00%	100.00%	100.00%
Centro de Negocios, S.A. (“Centro de Negocios”)	Republic of Guatemala	100.00%	100.00%	100.00%
Corporación B, S.A. (“Corporación B”)	Republic of Guatemala	100.00%	100.00%	100.00%
Operaciones de Consumo, S.A. (“OPERCOMSA”)	Republic of Guatemala	100.00%	100.00%	100.00%

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

		Ownership interest
Service companies:	Country of Incorporation	2014	2013	April 1, 2012
Leasing Solution, S.A. (“Leasing Solution”)	Republic of Guatemala	100.00%	100.00%	100.00%
Consolidación Integrada, S.A. (“COINTEGRA”)	Republic of Guatemala	100.00%	100.00%	100.00%
Desarrollo Provincial, S.A. (“Desarrollo Provincial”)	Republic of Panama	100.00%	100.00%	100.00%
Negocios Corporativos B&R, S.A. (“B&R”)	Republic of Guatemala	100.00%	100.00%	100.00%
Servicios Contables y Mercantiles de Guatemala, S.A. (“COMSERSA”)	Republic of Guatemala	100.00%	100.00%	100.00%
Corporación F, S.A. (“Corporación F”)[1]	Republic of Guatemala	100.00%	100.00%	0.00%
Representaciones Excelsior, S.A. (“Excelsior”)[1]	Republic of Guatemala	100.00%	100.00%	0.00%
Sistecnica, S.A. (“Sistecnica”)[1]	Republic of Guatemala	100.00%	100.00%	0.00%

Proyectos Estratégicos e Innovadores, S.A. (“PRESISA”)[1]	Republic of Guatemala	100.00%	100.00%	0.00%
Inversiones y Servicios Hércules, S.A. (“Inversiones y Servicios Hércules”)[1]	Republic of Guatemala	100.00%	100.00%	0.00%
Global Equity Finance Co. (“Global Equity”)[1]	Republic of Panama	100.00%	100.00%	0.00%
Desarrollos Inmobiliarios Innovadores, S.A. (“INMOINSA”)[1]	Republic of Guatemala	100.00%	100.00%	0.00%
Fondo Dorado de Inversiones, S.A. (“FDI”)[1]	Republic of Guatemala	100.00%	100.00%	0.00%
Vairo Limited (“Vairo”)[1]	Commonwealth of The Bahamas	100.00%	100.00%	0.00%
Rapi-Enbio, LLC (“Rapi-Enbio”)[1]	United States of America	100.00%	100.00%	0.00%

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

		Ownership interest
Service companies:	Country of Incorporation	2014	2013	April 1, 2012
Guatefacturas, S.A. (“Guatefacturas”)[1]	Republic of Guatemala	70.00%	70.00%	0.00%
Inversiones Portoviejo, S.A. (“Inversiones Portoviejo”)[1]	Republic of Guatemala	70.00%	70.00%	0.00%
Coplaza, S.A. (“Coplaza”)[1]	Republic of Guatemala	70.00%	70.00%	0.00%
Felton Commercial, S.A. (“Felto Commercial”)[1]	Republic of Panama	70.00%	70.00%	0.00%
Arvin Bussines Corp. (“Arvin Bussines”)[1]	Republic of Panama	70.00%	70.00%	0.00%
Life Tec, Corp. (“Life Tec”)[2]	Republic of Panama	100.00%	0.00%	0.00%
Atención BI, S.A. (“Atención BI”)[2]	Republic of Guatemala	100.00%	0.00%	0.00%
Coraline Capital, Inc. (“Coraline”)[2]	Republic of Panama	100.00%	0.00%	0.00%
Contecnica, S.A. (la “Compañía de Tarjeta de Crédito”)	Republic of Guatemala	100.00%	100.00%	100.00%
Fideicomiso de Administración y Realización de Activos Excluidos de Banco de Comercio, S. A. (“FIDEICOMER”)	Republic of Guatemala	100.00%	100.00%	100.00%

1	During 2013, the Company acquired for US$2,219,666 in cash an additional interest in the following entities:

•

The Company increased its ownership from 0 to 100% in Corporación F, Excelsior, Sistecnica, PRESISA, Inversiones y Servicios Hércules, Global Equity, INMOINSA, FDI, Vairo, Rapi-Enbio, Guatefacturas and Inversiones Portoviejo

•

The Company increased its ownership from 0 to 70% in Coplaza, Felto Commercial and Arvin Bussines. As a result the Company recognized: (i) a decrease in NCI of US$ 68,166,349; (ii) an increase in retained earnings of US$ 39,475,418; and (iii) an increase in capital stock of US$ 30,910,597 as a portion of this transaction was paid with Shares of Bicapital.

2

During 2014, the Company acquired for US$1,083,231 in cash an additional interest in the following entities: Life Tec, Atención BI and Coraline, increasing its ownership from 0 to 100%. The Company recognized a decrease in NCI of US$1,083,231.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The Company does not have significant restrictions on its ability to access or use its assets and settle its liabilities other than those resulting from the supervisory frameworks within which subsidiaries operate. The supervisory frameworks require subsidiaries to keep certain levels of regulatory capital and liquid assets, limit their exposure to other parts of Bicapital and comply with other ratios (see note 5).

iii.	Transactions eliminated on consolidation-

Intra-group balances and transactions, and any unrealized income and expenses arising from intra-group transactions are eliminated in preparing the consolidated financial statements. Unrealized gains arising from transactions with equity accounted investees are eliminated against the investment to the extent of the Group’s interest in the investee. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

iv.	Business combinations-

As part of its transition to IFRSs and regarding acquisitions made prior to January 1, 2012, goodwill represents the amount recognized under the Company´s previous accounting framework.

Business acquisitions are accounted for using the purchase method. The cost of an acquisition is measured at the acquisition date and represents the sum of the consideration transferred at fair value and the amount of any non-controlling interest in the acquiree. For each business acquisition, the non-controlling interest in the acquiree is valued either at fair value or in accordance with the proportional share of the identifiable net assets of the acquiree.

When the Company acquires a business, it assesses the assets acquired and the liabilities assumed for their proper classification and designation in accordance with the contractual terms, the economic circumstances and the pertinent conditions at the acquisition date.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Initially, goodwill is carried at cost and represents the excess of the consideration transferred in the assets acquired and the liabilities assumed net.

Transaction costs incurred by the Company in connection with a business combination are recognized as incurred in profit or loss.

(b)	Foreign currency-

i.	Foreign currency transactions-

Transactions in foreign currency are translated into the respective functional currencies of the Group entities at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date. Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are translated to the functional currency at the exchange rate at the date that the fair value was determined. Foreign currency differences arising in translation are recognized in profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. See note 5 for exchange rates at the reporting dates.

ii.	Translation in to the presentation currency -

Bicapital translates the assets and liabilities from the functional currency to the presentation currency, which is the dollar, at the exchange rate in effect as of the reporting dates. Revenue and expenses are translated at an annual average exchange rate. Foreign currency differences derived from the translation process are recognized in other comprehensive income (cumulative translation adjustment).

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(c)	Financial instruments-

i.	Non-derivative financial instruments-

Non-derivative financial instruments comprise cash and cash equivalents, investments in debt securities, loan and advance to customers and other accounts receivable from third parties. The Company initially recognizes the aforementioned financial assets on the date that they are originated at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred.

Financial assets and liabilities are offset and the net amount is presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intents either to settle on a net basis or to realize the asset and settle the liability simultaneously.

The Company has the following non-derivative financial assets:

Cash and cash equivalents-

Cash and cash equivalents comprise notes and cash on hand, bank deposits, foreign currencies and cash equivalents. Cash equivalents are deemed of immediate realization since they are easily convertible into cash within three months following the date of the financial statements.

According to IAS 1 – Presentation of Financial Statements, cash funds that for some reason are restricted and may not be exchanged or used to settle a liability for a period of at least twelve months, these cash funds are excluded from the balance of cash and cash equivalents and classified within restricted cash item in the consolidated statement of financial position for each of the periods presented.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Loans, accounts receivable and accounts receivable from related parties-

Loans, accounts receivable and accounts receivable from third parties are financial assets with fixed or determinable payments that are not traded on an active market. Such assets are initially recognized at fair value plus any directly attributable transaction costs. After initial recognition, loans, accounts receivable and accounts receivable from related parties are measured at amortized cost using the effective interest method, less any impairment losses.

Other

Other non-derivative financial instruments are measured at amortized cost using the effective interest method, less any impairment losses. Investments in equity securities not traded in active market are valued mainly using valuation techniques such as discounted cash flow analysis, models for fixing the price of options and comparisons with other transactions and substantially similar instruments. In cases where the fair value may not be measured reliably, investments are carried at cost less any impairment losses.

Held-to-maturity investments are non-derivative assets with fixed or determinable payments and fixed maturity that the Company has the positive intent and ability to hold to maturity.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

A sale or reclassification of a more than insignificant amount of held-to-maturity investments would result in the reclassification of all held-to-maturity investments as available-for-sale, and would prevent the Company from classifying investment securities as held-to-maturity for the current and the following two financial years. However, sales and reclassifications in any of the following circumstances would not trigger a reclassification:

•	Sales or reclassifications that are so close to maturity that changes in the market rate of interest would not have a significant effect on the financial asset’s fair value.

•	Sales or reclassifications after the Bank has collected substantially all of the asset’s original principal.

Sales or reclassifications that are attributable to non-recurring isolated events beyond the Bank’s control that could not have been reasonably anticipated.

ii.	Non-derivative financial liabilities-

The Company has the following non-derivative financial liabilities: deposit and obligations to customers, borrowings from banks, subordinated liabilities, debt securities issued, accounts payable and accounts payable to related parties. The Company initially recognizes subordinated liabilities and debt securities issued on the date that they are originated. All other financial liabilities (including liabilities designated at fair value through profit or loss) are initially recognized on the contract date at which the Company becomes a party to the contractual provisions of the instrument, plus costs directly attributable to the transaction. Subsequently, these financial liabilities are measured at amortized cost during their term, using the effective interest method.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The Company derecognizes a financial liability when the contractual obligations are discharged or cancelled or expire.

Financial assets and liabilities are offset and the net amount is presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realize the assets and settle the liability simultaneously.

Note 5 sets forth the reconciliation between the classes of financial liabilities and the measurement categories.

iii.	Derivative financial instruments-

Derivative financial instruments are initially recognized at fair value; origination transaction costs are recognized in profit and loss as incurred. Subsequent to the initial recognition, derivative financial instruments are measured at fair value, and changes in such value are immediately recognized in profit and loss.

According to its treasury policies, the Company does not maintain or issue derivative financial instruments for trading purposes. However, derivatives that fail to meet the requirements for the hedge accounting treatment are accounted for as trading instruments.

iv.	Capital stock-

The Company classifies capital instruments as financial liabilities or equity instruments in accordance with the substance of the contractual terms of the instruments. An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

Ordinary shares are classified as equity.

Incremental costs that are directly attributable to the issue of an equity instrument are deducted from the initial measurement of the equity instruments.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(d)	Insurance institutions

Premiums-

i.	General insurance

Premiums arising from the sale of short-term insurance products (“short- tail”) are recorded when issued and recognized as income based on the coverage of the insurance provided. The unearned premium reserve represents the portion of premiums issued with respect to the unearned insurance coverage period.

ii.	Life insurance

Premiums from traditional life insurance contracts, including participating contracts and annuity policies with life contingencies, are recognized as revenue when due from the policyholder. For single premiums and limited payment contracts, premiums are recognized in profit or loss upon being issued.

Cash flows from certain universal life insurance contracts are recognized as gross written premiums and as insurance benefits/losses and not as deposits since the coverage exceed the financial portion. At the date of the financial statements, the Company has no implicit derivatives in insurance contracts, such as life annuities, unit linked, unitized.

Deferred acquisition costs (“DAC”)-

Costs that vary and are directly related to the acquisition of new and renewal of an insurance policy, including for example: commissions and certain underwriting and policy issue expenses are deferred and subsequently amortized over a defined time period. Certain direct response marketing costs that require a direct, specific and quantifiable response are also deferred, when it can be proven that such marketing efforts will lead to future economic benefits.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

i.	General insurance

DAC for general insurance contracts is amortized over the period in which the issued premiums are earned.

ii.	Annual renewable temporary life insurance

DAC for annual renewable temporary life insurance contracts is amortized during the contract’s life.

DAC for investment type insurance contracts such as universal life contracts are amortized over the life of the contracts based on estimated gross profits expected to be realized over the life of the contract. Estimated gross profits are updated for actual and anticipated future experience and discontinued using either the interest rate in effect at inception of the contracts or the latest revised interest rate for the remaining benefits period, depending on whether crediting is based on the policyholder’s or on the reporting entity’s investment performance. Resulting deviations are directly reflected in income.

iii.	General insurance

For general insurance contracts, unearned premiums are tested to determine whether they are sufficient to cover related expected losses, loss adjustment expenses, unamortized DAC and maintenance expenses using current assumptions and considering anticipated investment returns. If a premium deficiency is identified, the DAC asset for the respective grouping of contracts is written down by the amount of the deficiency. If, after writing down the DAC asset to nil, a premium deficiency still exists for the respective grouping of contracts, then a premium deficiency reserve is established for the amount of the remaining deficiency.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

iv.	Life insurance

For life insurance contracts, the carrying value of the reserve for life insurance benefits, including any deferred commissions and fees, reduced by the unamortized balance of DAC or the present value of future profits of acquired insurance contracts (“PVFP”), is compared with the reserve for life benefits, calculated using reserved assumptions for actual and anticipated experience as of the valuation date. If a deficiency is identified, the DAC or PVFP for the respective group of contracts is written down by the amount of the deficiency. If after writing down the DAC or PVFP to nil a deficiency still exists for the respective group of contracts, the reserve for life insurance benefits reserve is increased by the amount of the remaining deficiency.

v.	Reinsurance

The Company’s insurance subsidiaries transfer the risk in the normal course of business in order to limit the potential for losses arising from certain exposures. Reinsurance does not relieve the originating insurer of its liabilities. Certain of the Company’s insurance companies engage in reinsurance activities inherent to their normal activities.

Reinsurance assets and liabilities are recorded gross in the consolidated statement of financial position. Reinsurance assets include balances expected to be recovered from reinsurance companies for ceded risks, outstanding claims and expenses for claims against the Company. Amounts recoverable from reinsurance are estimated in a manner consistent with the liability associated with the reinsured policy.

Reinsurance assets are assessed for impairment on a regular basis for any events that may produce such impairment. If a reinsurance asset is impaired, the carrying value of the asset is reduced to its recoverable amount, through the use of an allowance account, and the amount of the impairment loss is recognized in income. If a decrease in the impairment loss can be related objectively to an event occurring after the impairment loss was initially recognized, the impairment loss is reversed through income.

For the accounting policy of technical reserves, refers to Note 3 (k)(a).

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(e)	Property and equipment-

i.	Initial recognition

Property and equipment items are measured at cost less accumulated depreciation and cumulative impairment losses. The Company elected to apply the option exemption of IFRS 1 to use the fair value of certain items of land and buildings at April 1, 2012. Such values represent the deemed cost as of the date of transition (see note 39).

Cost includes expenditure that is directly attributable to the acquisition of the asset. Purchased software that is integral to the functionality of the related equipment is capitalized as part of that equipment. The cost of property, furniture and equipment acquired in a business combination is determined at the acquisition date, based on fair values according to appraisals performed by independent experts.

When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment.

Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of property and equipment, and are recognized net within operating and administrative expenses in profit or loss.

ii.	Subsequent costs-

The cost of replacing a part of an item of property and equipment is recognized in the carrying amount if it is probable that the future economic benefits embodied within the part will flow to the Company, and its cost may be measured reliably. The carrying amount of the replaced component is derecognized. The cost of the day-to-day serving of property and equipment are recognized in profit and loss as incurred.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

iii.	Depreciation-

Depreciation is calculated over the depreciable amount, which is the cost of an asset or deemed cost, less its residual value.

Depreciation is recognized in profit and loss on a straight-line basis over the estimated useful life of each item of property and equipment or a component within as from the date on which such assets ready for its intended operation. Assets leased under finance leases are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Group will obtain ownership by the end of the lease term. Land is not depreciated.

The annual depreciation rates of the principal asset classes are as follows:

Rates

Building	2%
Furniture and equipment	10%
Computer equipment	20%
Communication equipment	10%
Transportation equipment	20%
Tools	25%

Leasehold improvements are amortized over on a straight-line basis over the useful life of the improvement or the related lease contract’s term.

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted if appropriate.

Minor repairs and maintenance costs are expense as incurred.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(f)	Leases-

i.	Lease payment – Lessee

Payments made under operating leases are recognized through profit or loss on a straight-line basis over the lease term even if payments are not made on the same basis. These types of leases have terms which normally range between 1 to 5 years, and have contracts which may have the right of renewal for additional 1 to 5 years.

Assets held under operating leases are not recognized in the Company’s statement of financial position

ii.	Lease assets – Lessee

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as financial leases. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments. Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

iii.	Lease assets - Lessor

If the Company is the lessor in a lease agreement that transfers substantially all of the risks and rewards incidental to ownership of the asset to the lessee, then the arrangement is classified as a finance lease and a receivable equal to the net investment in the lease is recognized and presented within loans (see note 8).

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(g)	Investment property-

Investment property is property held either to earn rental income or for capital appreciation, or both, but not for sale in the normal course of business or the use in the production or supply of goods or services or for administrative purposes. Investment properties are initially recognized at cost less accumulated depreciation and cumulative impairment losses and subsequently based on the cost model at the rate of 2% on a straight-line basis.

(h)	Foreclosed assets-

Foreclosed assets correspond to real estate and moveable property foreclosed in the absence of repayment of loans due to in the Company.

This type of non-current available-for-sale assets are expected to be recovered mainly through sale and not through continued use.

The value of these assets is updated through an independent appraisal made within three months of the date on which the Company acquires ownership thereof. If the appraisal value is less than carrying value, a valuation reserve is created and charged to the year’s income.

Subsequently, the available-for-sale assets or group of assets are recorded at the lower of their carrying amount or fair value less costs to sell. Impairment losses in the initial classification of available-for-sale assets and subsequent gains or losses are recognized in income. Gains in excess of any cumulative impairment loss are not recognized.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

As required by the banking regulation in Guatemala, realizable assets should be sold within a maximum period of two years from the date of foreclosure. If the sale does not take place within such time period, the assets should be put up for public auction and if they are also not sold, new auctions will be held until sold. Each new auction the base price should be reduced by 10% until the sale is performed. If the base price for the auction of an asset is less than the carrying amount, a reserve is created for an amount that is equal to the difference between both values, given that the fair value of the asset is less than the carrying amount.

If the sale is paid up-front and the amount recovered exceeds the carrying amount, the difference is directly recorded in the year’s income. If it is a sale to be paid in installments, and the amount to be recovered exceeds the carrying amount, the difference is accounted for as deferred income, and accrued as installments are collected. If the recovered amount is less than the carrying amount, the loss is charged to income, irrespective if the sale is paid up-front or in installments.

(i)	Goodwill-

Goodwill represents the future economic benefit arising from assets acquired in a business combination that are not individually identifiable or recognized separately. Goodwill is recognized according to the value determined in accordance with the purchase price less accrued impairment losses.

Goodwill is subject to impairment tests at the end of the reporting period and when there are triggering events that may indicate that impairment has occurred.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(j)	Intangible assets-

i.	Intangible assets with defined useful life-

Intangible assets with defined useful life include mainly concessions, software licenses and tenancy rights. The factor that has determined their useful life is the signed licensing agreement. These assets are recorded at cost and amortized on a straight-line basis, during their estimated useful life of 5 years. Amortization methods, useful lives of intangible assets are reviewed at each financial year-end or when indicators of impairment exist and adjusted if necessary.

ii.	Intangible assets with undefined useful life -

Intangible assets with undefined useful life may include trademarks and patents and are initially recorded at cost and subsequently subject to impairment tests at the end of the reporting period and when there are triggering events that may indicate that impairment has occurred.

(k)	Impairment-

i.	Financial assets-

A financial asset not carried at fair value through profit and loss is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that such loss event has had a negative effect on the estimated future cash flows of that asset and that can be estimated reliably.

Objective evidence that financial assets (including equity securities) are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise, indications that a debtor or issuer will enter bankruptcy, or the disappearance of an active market for a security. Additionally, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Allowance for loan losses and other receivables

The Company considers evidence of impairment for its loans and other accounts receivable at both individually significant level and on a collective level. Loans and other accounts receivable not individually significant are assessed collectively for potential impairment by grouping items with similar risk characteristics. Moreover, individually significant loans and other accounts receivable are assessed for potential specific impairment.

In assessing collective impairment the Company uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management´s judgment as to whether the current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognized in profit or loss and reflected in an allowance for loan losses. When a subsequent event causes the amount of impairment loss to decrease, the decrease in the allowance for loan losses is reversed through profit or loss.

Allowance for impairment of technical insurance and reinsurance reserves

a)	Reserve for life benefits

Future life policyholders´ benefits represent the estimated future benefits liability for traditional life insurance policies and include the value of accumulated profit that has vested to the policyholders.

The reserves for life benefits for participating traditional life insurance policies are calculated using a valuation method based on actuarial assumptions taking into account mortality, acquisition and administration costs and interest rates (see note 24).

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

b)	Liability adequacy tests

Liability adequacy testing is performed annually for grouping of contracts determined in accordance with the Company’s manner of acquiring, servicing and measuring the profitability of insurance contracts.

ii.	Non-financial assets-

The carrying value of the Company’s non-financial assets, other than deferred tax assets are reviewed periodically to determine whether there is an indication of potential impairment. If any such indication exists, then the asset’s recoverable amount is estimated. For goodwill and intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year on the same dates. Property and equipment and intangible assets with defined useful life are subject to impairment tests when there is indication of impairment.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing the value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and risks specific to the asset.

For the purposes of impairment tests, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash generating units or CGU”). Goodwill acquired in a business combination is allocated to the group of CGUs that are expected to benefit from the synergies of the combination. This allocation is subject to an operating segment ceiling test and reflects the lowest level at which that goodwill is monitored for internal reporting purpose.

The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determinate for the CGU to which the corporate asset belongs.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss. Impairment losses recorded in respect of CGUs are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amount of the other assets in the unit (group of units) on a pro rata basis.

(l)	Provisions-

A provision is recognized if, as a result of a past event, the Group has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation, principally leases and other provisions (mainly short-term employee benefits).

(m)	Employee benefits-

i.	Defined benefit plans-

A defined benefit plan is a post-employment benefit plan at the termination of the employment relationship, other than a defined contribution plan. The Company accounts not only its legal obligation under the formal term describe above, also for any constructive obligation that arise from the Company´s informal practices. An informal practice give arise to a constructive obligation where the Company has not realistic alternatives but to pay employee benefits.

The Company’s net obligation in respect of defined benefit plans is calculated by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine its present value, and any unrecognized past service costs and the fair value of any plan assets are deducted. The discount rate is the yield at the reporting date on governmental bonds of Guatemala that have maturity dates approximating the terms of the Company’s obligations and that are denominated in the same currency in which the benefits are expected to be paid.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The calculation is performed annually by a qualified actuary using the projected unit credit method. When the benefits of a plan are improved, the portion of the increased benefit relating to past service by employees is recognized in profit or loss on a straight-line basis over the average period until the benefits become vested. To the extent that the benefits vest immediately, the expense is recognized immediately in profit or loss.

The Group recognizes all actuarial gains and losses arising from defined benefit plans in other comprehensive income in the period in which they arise.

ii.	Short-term benefits-

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related services are provided, considering current wages.

Liability is recognized for the amount expected to be paid under short-term cash and include mainly wages and salaries, bonuses, paid absences, vacations, vacation bonus and incentives to pay this amount as a result of past services provided by the employee, and the obligation can be estimated reliably.

iii.	Termination benefits-

According to the Law in Guatemala, Honduras and El Salvador, employers are obligated to pay to their employees, in case of unjustified dismissal, compensation based on the years of service or to their beneficiaries in the event of death.

Termination benefits are recognized as an expense when the Company is committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary termination.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Termination benefits are recognized as an expense when the Company is committed demonstrably, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary termination.

Termination benefits for cases of voluntary termination are recognized as an expense if the Company has made an offer of voluntary termination, it is possible that the offer will be accepted, and the number of acceptances can be estimated reliably. If benefits are payable more than twelve months after the reporting period, then they are discounted at their present value.

(n)	Revenue and expense recognition-

Interest income and expense are recognized in profit or loss using the effective interest method. The effective interest rate is the rate that discounts the estimated future cash payments and receipts through the expected life of the financial asset or financial liability, or when appropriate, a shorter period to the carrying amount of the financial asset or financial liability. When calculating the effective interest rate, the Company estimates future cash flows considering all contractual terms of the financial instrument, but not future credit losses.

The calculation of the effective interest rate includes transaction costs and fees and points paid or received that are an integral part of the effective interest rate. Transaction costs include incremental costs that are directly attributable to the acquisition or issue of a financial asset or financial liability.

Interest income and expenses presented in the statement of profit or loss and OCI include:

Interest and charges services

Interest and charges services are recognized in profit or loss as income on the credit card cut-off date and computed on the outstanding balance.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Default interest

In addition to financing interest, credit cards charge default interest on the amount of minimum required payments not made, computed from the date following that on which the respective fees become due, which accrue for up to three months of default. Interest charges stop if after the fourth month the cardholder has not repaid his/her delinquent payments.

Management fees

Credit cards charge cardholders an account management fee, which covers the right for receiving additional services and benefits granted for holding the credit card. The account management fee is recognized in profit or loss as services are provided.

Exchange transactions fee

Credit cards receive earn commissions on customer consumptions in affiliated local and international establishments. These commissions are recognized in profit and loss when the refund amounts for the exchange of transactions are accrued.

Insurance premiums and other related income

In the life, collective life plans and accidents and disease plans, direct insurance premiums, reinsurance taken premiums and other corresponding income, fractional premium charges and policy issuance fees shall be accounted for as deferred income over the life of the respective contract. Thus, income shall be earned in the month in which the premium is collected.

At the end of each accounting period, for the damages policies, collective life insurance plans and medical expense premiums receivable over forty five (45) days old are written off. For cancellation purposes in cases where the policy includes several specific endorsements and/or certificates, only the balance of the specific endorsement and/or certificate that is over 45 days old is written off instead of the total policy balance.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Fees and commissions income

Income and expenses from fees and commissions, both paid and received, other than those included in determining the effective interest rate, include banking services, premium and other service fees, administration and management of accounts which are recognized as the related services are performed. If the fees are for services provided in future periods, then they are deferred and recognized over those future periods.

Generally, commissions on short-term financial assets are recognized as income under the cash method due to their short maturity.

Interest

Interest income is recognized using the effective interest method for interest-earning assets, which are cash equivalents, loans and receivables and investments in debt securities. Interest expense is also recognized using the effective interest method for interest-bearing liabilities which are certain deposits, inter-bank loans, debt securities issued and other financial liabilities. Interest income and expense are recognized in the consolidated statement of profit or loss and comprehensive income under the lines of interest income and interest expense, respectively.

Rental income

Rental income from investment property and subleased properties is recognized in profit or loss when the service is rendered and during the term of the lease agreement, within “other income”. Lease incentives granted are recognized as an integral part of the total rent income during the term of the lease agreement.

Gain on the sale of foreclosed assets and salvage value

Income from the sale of foreclosed assets and salvage value is recognized in profit or loss at the time of transfer of the risks and benefits of the asset in question to the extent that payment is reasonably assured.

Dividend income

Dividend income, from equity investments in which there is no significant influence, is recognized in profit or loss when the right to receive the income arises.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(o)	Loyalty program-

The Company operates a customer loyalty program which allows frequent customers to accumulate “Points” that entitle them to a choice of various awards. The fair value attributed to all the “Points” earned by the members, is accounted for as a liability and recognized as revenue on redemption of the “Points” by the participants to whom they are issued. The fair value of the award is determined based on prices at which the awards are sold to commercial partners.

The amount of revenue recognized is based on the number of award credits (“Points”) redeemed in a period in relation to the total number expected to be redeemed, which factors in the Company’s estimate for breakage. Breakage represents the estimated points that are not expected to be redeemed by the program members. Breakage is estimated by management based on the terms and conditions of membership and historical accumulation and redemption patterns, as adjusted for changes to any terms and conditions that may affect members’ redemption practices. Redemption costs are recognized in profit and loss upon “Points” are redeemed.

(p)	Income tax-

Income tax expense comprises current and deferred income tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or to items recognized directly in equity or in other comprehensive income.

The current income tax (“IT”) is the tax expected to be paid or received on the taxable income or loss for the year. The IT payable for the period is determined in accordance with the legal and fiscal requirements for each of the Bicapital companies, using tax rates enacted or substantially enacted as of the date of the report in each of the jurisdictions where the subsidiaries of Bicapital operate, and any adjustment to the tax payable concerning previous years.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Deferred IT is accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between such values. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to temporary differences when recovered or settled in each of the jurisdictions where the subsidiaries of Bicapital operate, based on laws enacted or substantially enacted as of the reporting date.

No deferred taxes are recognized for the initial recognition of an asset or a liability in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill.

Deferred tax assets and liabilities are offset if there is legally enforceable right to offset current tax assets and liabilities, and they relate to income taxes levied by the same tax authority and to the same fiscal entity or on different tax entities, but they intent to settle current tax assets and liabilities on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which such can be reversed. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that is no longer probable that the related tax benefit will be realized.

(q)	Dividends-

Dividends are declared in accordance with stockholders’ meeting authorization. Dividends are paid in cash during the fiscal year in which declared.

The Guatemala Banking GAAP, may limit banks, financial companies and offshore financial entities from distributing dividends, in whichever condition or form, when in the judgment of its regulatory body and as a prudential measure, it is necessary to strengthen the liquidity and/or solvency of the respective bank, financial company or offshore financial entity. Such limitation shall not apply to limited voting shares with preferred dividends.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(r)	Contingencies-

Liabilities for loss contingencies are recorded when it is probable that a liability has been incurred and the amount thereof can be reasonably estimated. When a reasonable estimation cannot be made, disclosure is provided in the notes to the consolidated financial statements. Contingent revenues, earnings or assets are not recognized until realization is assured.

(s)	Earnings per share

The Company presents basic and diluted earnings per share (“EPS”) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period, adjusted for own shares held. Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares, which comprise potential dilution effects of all the ordinary shares of stock.

(t)	Segment reporting

An operating segment is a component of the Company that engaged in business activities for which it may earn revenues and incur in expenses, including revenue and expenses that relate to transactions with any of the other Company’s components.

All operating segments’ operating results are reviewed regularly by the Group’s Chief Operating Decision Maker to make decisions about resources to be allocated to the segment and assess its performance, and for which discrete financial information is available (see note 31).

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(u)	New standards and interpretations not yet adopted-

None of the standards and interpretations applicable to annual periods started on or after April 1, 2013 shall have an effect on the Company’s financial statements, except for IFRS 9 “Financial Instruments”, which is mandatory for the Company’s financial statements beginning on January 1, 2018. IFRS 9, published in July 2014, replaces the existing guidance in IAS 39 “Financial Instruments: Recognition and Measurement”. IFRS 9 includes revised guidance on the classification and measurement of financial instruments, including a new expected credit loss model for calculating impairment on financial assets, and the new general hedge accounting requirements. It also carries forward the guidance on recognition and derecognition of financial instruments from IAS 39. The Company is assessing the potential impact on its consolidated financial statements resulting from the application of IFRS 9.

Given the nature of the Group’s financial operations, the adoption of this standard as is expected to have a pervasive impact on the consolidated financial statements, which is currently being assessed by management.

(4)	Determination of fair values-

Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in note 5.

a)	Investments-

The Company does not value its investments in debt securities at fair value since they are classified as held to maturity; therefore, the fair value is determined only for purposes of disclosure in the financial statements.

b)	Loan and advances to customers and accounts receivable-

The fair value of loan and advances to customers, accounts receivable and accounts receivable from third parties is estimated as the present value of future cash flows, discounted at the market interest rate prevailing on the reporting date. This fair value is determined for disclosure purposes only.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

c)	Derivative financial instruments -

The fair value of derivative financial instruments is obtained from the financial counterparts with whom the Company operates and reasonableness tests are conducted, discounting the estimated future cash flows based on the conditions and term of each contract and the use of market inputs. Fair values reflect the instrument’s credit risks and include adjustments to take into account the Company’s own credit risk, as appropriate.

d)	Property and equipment-

The market value of property and equipment is the estimated amount for which the property or equipment may be exchanged on the valuation date, between a willing buyer and a willing seller in a transaction based on prices that are comparable to those that would be used with or between independent parties in comparable transactions after the due marketing efforts where each of the parties acted willingly and deliberately. The Company’s policy is to carry its property and equipment at cost; however, as part of the transition to IFRS, fair values of certain property and equipment was determined and recognized as the deemed cost after conducting the corresponding impairment tests.

e)	Non-derivative financial liabilities-

Fair value, which is determined for disclosure purposes, is calculated based on the present value of future principal and interest cash flows, discounted at the market rate of interest at the reporting date. For finance leases the market rate of interest is determinate by reference to similar lease agreement.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(5)	Financial risk management-

The Company is exposed to the following risks from financial instruments, for which it conducts risk management efforts:

•	credit risk

•	liquidity risk

•	market risk

•	management of capital

This note presents information about the Company’s exposure to each of the above risks, the Company’s objectives, policies and processes for measuring and managing risks. Further quantitative disclosures are included throughout consolidated financial statements.

Risk management framework-

The Board of Directors of Banco Industrial, S. A., as the institution with more representation in the consolidated financial statements of Bicapital, through the Risk Management Committees provide for the minimum parameters to be followed by each institution’s management, and are responsible for developing and monitoring the Company’s risk management policies. According to the regulatory provisions of each supervisory entity in each of the countries in which Bicapital operates, and consistent with the level of complexity of the activities performed by each of the Group entities, the members of the Risk Management Committees, responsible for the development and monitoring of the risk management policies, are authorized and inform on their activities and results to the management of each of the Group entities, at least on an annual basis or when required.

The Company’s risk management policies are established to identify and analyze the risks faced by the Company, to set appropriate risk limits and controls, and to monitor risks and adherence to those limits. The risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company’s activities. The Company’s administration through its training management standards and procedures aims to develop a disciplined and constructive control environment in which all the employees understand their roles and obligations.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The Audit Committee of Bicapital oversees how management monitors compliance with the Company’s risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risk faced by the Company. The Company’s Audit Committee is assisted in its oversight role by Internal Audit. Internal Audit undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to the Company’s Audit Committee.

Additionally, the following institutions: Banco Industrial, S. A., Westrust Bank Internacional Ltd, Contecnica, S. A., and Financiera Industrial, S. A. are subject to the regulations of the Superintendency of Banks of Guatemala, depending on the countries where they operate with respect, among others matters, to comprehensive risk management, liquidity and capitalization.

Credit risk

Credit risk is the risk of financial loss to Bicapital if a customer or counterparty to a financial instrument fails to meet its contractual obligations, in accordance with the terms and conditions agreed upon at the time the institution acquired or originated the respective financial asset.

Each institution structures the acceptable credit risk levels by establishing limits on the amount of risk accepted with regard to a single borrower, group of borrowers and geographical segment.

Exposure to credit risk is managed through a periodic analysis of the ability of borrowers or potential borrowers to determine their capacity of repaying capital and interest thereon, and the restructuring of such limits, as appropriate. Exposure to credit risk is also mitigated, in part, by obtaining collateral, commercial and personal guarantees.

Credit management is conducted under policies defined by each of the Group entities’ administration, in compliance with the guidelines set forth by the Board of Directors and the Risk Management Committees. Such policies are reviewed and modified periodically based on changes and expectations of the markets where the Group entities operate, regulations, and other factors are considered in formulating such policies.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The Group classifies its loans into five risk categories, depending on the degree of the debtor’s risk of nonpayment. These categories are grouped according with the repayment performance and are described as follow:

•	Current and past due up to 29 days:

•	Normal risk - A,

•	Past due over 29 days:

•	More than normal risk - B,

•	With expected losses - C,

•	Significant expected losses – D,

•	High default risk - E

Category A: Debtors of commercial loans classified in this category have timely complied with their obligations and, at the time of the assessment there are no reasons for doubting the repayment of capital and interest thereon on the agreed-upon dates. Also, there are no reasons to believe that their status will change before the next assessment. In assessing a loan as Category A, the use of the funds and the source of the cash flows to be used in repaying the loan should be known. Retail banking loans are classified as Category A if payments are made when due or up to twenty nine days past due.

Category B: Debtors of commercial loans classified in this category are those that at the time of the assessment present certain deficiencies which, if not corrected on a timely fashion, may lead to higher level of risks in respect of the loan recovery. Certain common characteristics of loans in this category include delays in the repayment of loans that were promptly paid before an outdated or lack of information required for analyzing the repayment capacity. Retail banking loans are classified in Category B when payments are between 31 and 60 days past due.

Category C: Debtors of commercial loans classified in this category present financial difficulties. Additionally, commercial loans are classified in this category when payments are between 91 and 180 days past due. Retail banking loans are classified in Category C when payments are between 61 and 120 days past due.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Category D: Debtors of commercial loans classified in this category have certain characteristics that result in doubtful recovery of the loan. Despite the fact that the recovery of the loan is doubtful, there is a reasonable possibility that in the near future the debtor’s creditworthiness will improve, however the Company classified these type of loans in this category. Furthermore, corporate loans are classified as Category D when payments are made between 181 and 365 days late. Retail banking loans are classified in Category D when payments are between 121 and 180 days past due.

Category E: Commercial loans included in this category present major financial and operational difficulties as well as a significant possibility that in the near future the customer’s payment capacity will worsen. Corporate loans are classified in this category when payments are over 365 days past due. Retail banking loans are classified in Category E when payments are over 180 days past due.

The Company has implemented a series of credit procedures and reports for assessing the performance of its portfolio, the requirements of provisions and, especially, for anticipating events that may affect its debtors’ future condition.

The following table analyzes the Group’s loans, which is exposed to credit risk and its corresponding assessment according to the above risk classification:

			March 31, 2014
Category	Classification	Condition	Assessed for individual impairment	Assessed for collective impairment - past due over 29 days	Assessed for collective impairment - current and past due up to 29 days	Total

A	Normal risk	Normal	—	—	6,183,494,596	6,183,494,596
B	Higher than normal risk	Supervised	—	170,207,480	—	170,207,480
C	Expected losses	Deficient	120,099	29,187,135	—	29,307,234
D	Significant expected losses	Doubtful	2,017,955	13,650,745	—	15,668,700
E	High default risk	Impaired	42,344,872	29,055,626	—	71,400,498

	Total		44,482,926	242,100,986	6,183,494,596	6,470,078,508
	Allowance for loan losses		(38,998,139)	(32,448,874)	(26,297,003)	(97,744,016)

	Total Net		5,484,787	209,652,112	6,157,197,593	6,372,334,492

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

			March 31, 2013
Category	Classification	Condition	Assessed for individual impairment	Assessed for collective impairment - past due over 29 days	Assessed for collective impairment - current and past due up to 29 days	Total

A	Normal risk	Normal	—	—	5,349,625,493	5,349,625,493
B	Higher than normal risk	Supervised	—	150,139,218	—	150,139,218
C	Expected losses	Deficient	1,741,178	22,110,545	—	23,851,723
D	Significant expected losses	Doubtful	355,293	10,888,371	—	11,243,664
E	High default risk	Impaired	42,705,745	28,339,029	—	71,044,774

	Total		44,802,216	211,477,163	5,349,625,493	5,605,904,872
	Allowance for loan losses		(38,551,695)	(31,447,651)	(23,933,041)	(93,932,387)

	Total Net		6,250,521	180,029,512	5,325,692,452	5,511,972,485

			April 1, 2012
Category	Classification	Condition	Assessed for individual impairment	Assessed for collective impairment - past due over 29 days	Assessed for collective impairment - current and past due up to 29 days	Total

A	Normal risk	Normal	—	—	4,637,168,954	4,637,168,954
B	Higher than normal risk	Supervised	—	111,560,997	—	111,560,997
C	Expected losses	Deficient	—	19,784,153	—	19,784,153
D	Significant expected losses	Doubtful	4,288,243	7,983,142	—	12,271,385
E	High default risk	Impaired	45,266,506	32,138,417	—	77,404,923

	Total		49,554,749	171,466,709	4,637,168,954	4,858,190,412
	Allowance for loan losses		(44,798,449)	(28,584,533)	(25,514,004)	(98,896,986)

	Total Net		4,756,300	142,882,176	4,611,654,950	4,759,293,426

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Factors of greater risk exposure, information of impaired assets and premises used for these disclosures are as follows:

•	Defaulted loans, investments and bank deposits

The impairment of loans, investments and securities is determined by comparing the book value of the assets with the recoverable amount of the comparable assets. As of March 31, 2014, 2013 and April 1, 2012, the Company’s investments and deposits are not impaired.

•	Default but not impaired loans:

Loans with guarantees and/or sources of payment that suffice for covering the carrying value of such loans are deemed default but not impaired, that is, with no losses incurred.

•	Restructured loans:

Restructured loans are those for which, owing to significant difficulties in the repayment capacity of a debtor, a significant variance in the original terms of the loan (balance, term, payment plan, rate or guarantees) has been formally documented. An existing loan whose terms have been modified may be derecognized and the renegotiated loan recognized as a new loan at fair value in accordance with the accounting policy set out in note 3. Once the loan has been restructured, it remains in the same category as prior to the restructuring.

The Company maintained a credit exposure for restructured loans of US$25,439,317 at March 31, 2014 (US$20,119,456 and US$9,940,587, in 2013 and April, 1, 2012, respectively) of which US$25,243,319 are assessed for collective impairment - current and past due up to 29 days (US$19,506,702 and US$9,808,725 at 2013 and April, 1, 2012, respectively) and US$195,998 are assessed for collective impairment - past due over 29 days (US$612,754 and US$131,862 in 2013 and April, 1, 2012, respectively).

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

•	Allowance for loss impairment on loans:

The Company created an allowance which represents its best estimate of incurred losses on its loan portfolio. The main components of this allowance are a collective loan losses allowance established by groups with homogeneous characteristics as well as individual credit exposures that were subject to individual impairment assessment, but were not impaired.

•	Write-off policy:

The Group determines the write-off of a loan or group of loans demonstrating non recoverability. This determination is made after performing an analysis of the financial conditions since the payment was not made and of the likelihood of recovering such loans. For small amount loans (less than 65,000 dollars), the write-offs are normally based on the number of days past due.

The following table shows an analysis of the gross (excluding the allowance for loan losses) and net amounts of the loans by risk category:

		March 31, 2014
Category	Classification	Gross Amount	Net Amount

A	Normal risk	6,183,494,596	6,157,197,593
B	Higher than normal risk	170,207,480	163,638,425
C	Expected losses	29,307,234	23,184,173
D	Significant expected losses	15,668,700	9,510,574
E	High default risk	71,400,498	18,803,727

	Total	6,470,078,508	6,372,334,492

		March 31, 2013
Category	Classification	Gross Amount	Net Amount

A	Normal risk	5,349,625,493	5,325,692,453
B	Higher than normal risk	150,139,218	143,282,967
C	Expected losses	23,851,723	18,752,258
D	Significant expected losses	11,243,664	7,057,658
E	High default risk	71,044,774	17,187,149

	Total	5,605,904,872	5,511,972,485

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

		April 1, 2012
Category	Classification	Gross Amount	Net Amount

A	Normal risk	4,637,168,954	4,611,654,949
B	Higher than normal risk	111,560,997	106,446,736
C	Expected losses	19,784,153	15,892,203
D	Significant expected losses	12,271,385	8,796,815
E	High default risk	77,404,923	16,502,723

	Total	4,858,190,412	4,759,293,426

The table below shows the loans past due days of payment according with the contractual fees:

Range	March 31, 2014	March 31, 2013	April 1, 2012

0 days	5,885,305,204	5,035,399,048	4,367,142,352
From 1 to 30 days	298,189,392	314,226,445	270,026,601
From 31 to 60 days	118,686,860	95,148,315	80,656,770
From 61 to 90 days	60,181,568	62,948,879	35,722,858
From 91 to 180 days	24,533,146	18,416,528	16,635,896
Over 180 days	83,182,338	79,765,657	88,005,935

Total	6,470,078,508	5,605,904,872	4,858,190,412

Investment securities-

The Group does not maintain investment securities for trading purposes. The following table shows the credit rating of investment securities. The analysis has been made on the basis of ratings afforded by credit rating agencies (Fitch Ratings, Moody’s Investor Services and Standard and Poor’s).

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	March 31, 2014	March 31, 2013	April 1, 2012
Rating
AAA	14,603,720	19,574,927	31,019,125
Between AA+ and AA-	1,714,062	5,066,291	57,894
Between A+ and A-	18,159,187	18,314,971	13,691,353
Between BBB+ and BBB-	36,798,854	12,389,517	11,771,221
Between BB+ and BB-	2,854,285,209	2,498,948,839	2,136,490,210
B+ and lower	224,131,704	182,724,962	181,796,089

Total	3,149,692,736	2,737,019,507	2,374,825,892

The Company believes that the economic data available continues to indicate that its exposure to its investment securities was not impaired as of March 31, 2014.

The Group has deposits in financial institutions, rated on the basis of ratings provided by rating agencies as follows:

	March 31, 2014	March 31, 2013	April 1, 2012
Rating[1]
AAA	6,799,852	5,326,210	1,124,884
Between AA+ and AA-	12,622,226	8,169,221	25,594,646
Between A+ and A-	66,515,053	77,886,785	107,585,395
Between BBB+ and BBB-	3,553,954	2,279,535	3,328,531

Total	89,491,085	93,661,751	137,633,456

¹	Obligatory deposits maintained on central banks are excluded in the above table.

The Group maintains guarantees on loans granted, mainly mortgages on real estate, moveable properties and other guarantees. Fair value estimates of guarantees and other guarantees on these assets are describe in the next page.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	March 31, 2014
Fair value of collaterals and guarantees	Current and past due up to 29 days	Past due over 29 days	Total

Real estate	3,854,660,325	308,271,358	4,162,931,683
Moveable properties	748,245,720	21,526,987	769,772,707
Other guarantees	202,852,942	17,813,925	220,666,867
Cash	143,075,019	1,218,497	144,293,516

Total	4,948,834,006	348,830,767	5,297,664,773

Guaranteed loans	2,552,099,874	182,818,880	2,734,918,754

% of guaranteed loans from total portfolio	41%	64%	42%

% of guarantees that cover guaranteed loans	194%	191%	194%

	March 31, 2013
Fair value of collaterals and guarantees	Current and past due up to 29 days	Past due over 29 days	Total

Real estate	3,329,249,690	224,224,639	3,553,474,329
Moveable properties	688,879,784	18,339,843	707,219,627
Other guarantees	168,990,724	13,072,209	182,062,933
Cash	134,972,711	12,742,703	147,715,414

Total	4,322,092,909	268,379,394	4,590,472,303

Guaranteed loans	2,198,318,731	147,144,951	2,345,463,682

% of guaranteed loans from total portfolio	41%	57%	42%
% of guarantees that cover guaranteed loans	197%	182%	196%

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	April 1, 2012
Fair value of collaterals and guarantees	Current and past due up to 29 days	Past due over 29 days	Total

Real estate	2,827,037,485	157,501,648	2,984,539,133
Moveable properties	646,264,100	19,838,183	666,102,283
Other guarantees	188,507,165	19,073,716	207,580,881
Cash	107,707,520	1,104,404	108,811,924

Total	3,769,516,270	197,517,951	3,967,034,221

Guaranteed loans	1,895,077,043	121,812,365	2,016,889,408

% of guaranteed loans from total portfolio	41%	55%	42%
% of guarantees that cover guaranteed loans	199%	162%	197%

Fair value estimates are based on the value of guarantees at the time loans commitments are originated. The Company has technical employees (appraisers) for a constant monitoring of these guarantees, in order to update such fair values if it is necessary. In addition, the fair value of a guarantee is updated when a loan is individually assessed as impaired or by any change in conditions that the debtor request in advance and in the case of project financing, according to the progress of work.

The Company follows up on credit risk concentration by sector and geographic location. The analysis of credit risk concentration as of the reporting date of the consolidated financial statements is described in the following page.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	Loans, gross
	March 31, 2014	March 31, 2013	April 1, 2012
Concentration by sector
Personal	1,326,878,084	1,118,868,113	1,121,815,193
Corporate	5,143,200,424	4,487,036,759	3,736,375,219

Total	6,470,078,508	5,605,904,872	4,858,190,412

Concentration by location
Central America and Caribbean	6,376,777,621	5,518,960,244	4,829,015,689
Panama	45,655,698	37,227,072	29,174,723
Other	47,645,189	49,717,556	—

Total	6,470,078,508	5,605,904,872	4,858,190,412

	Investment instruments
	March 31, 2014	March 31, 2013	April 1, 2012
Concentration by sector
Banking	67,212,762	62,684,765	58,694,024
Corporate	83,720,862	23,964,611	31,366,728
Public and government entities	2,998,759,112	2,650,370,131	2,284,765,140

Total	3,149,692,736	2,737,019,507	2,374,825,892

Concentration by location
Central America and Caribbean	3,121,616,453	2,720,157,299	2,329,702,984
Colombia	10,264,002	10,269,757	10,275,181
Other	17,812,281	6,592,451	34,847,727

Total	3,149,692,736	2,737,019,507	2,374,825,892

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	Banks deposits[1]
	March 31, 2014	March 31, 2013	April 1, 2012
Concentration by sector
Banking	89,491,085	93,661,751	137,633,457

Total	89,491,085	93,661,751	137,633,457

Concentrations by location
Central America and Caribbean	18,657,934	8,205,840	20,385,463
United States of America	66,398,330	82,197,564	112,730,460
Europe	4,023,268	2,965,199	4,356,311
Canada	411,553	293,148	161,223

Total	89,491,085	93,661,751	137,633,457

¹	Refers to cash deposits in other banks included in cash and cash equivalents.

Geographic concentrations of loans and bank deposits are based on the debtor’s location. The geographic concentration of investments is measured on the basis of the investment issuer’s location.

	Lending commitments and financial guarantees
	March 31, 2014	March 31, 2013	April 1, 2012
Concentration by sector
Personal	416,105,529	393,452,711	361,729,956
Banking	40,558,458	37,252,878	58,100,746
Corporate	676,986,174	533,857,538	538,220,678
Public and government entities	—	455,266	129,680

Total	1,133,650,161	965,018,393	958,181,060

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	Lending commitments and financial guarantees
	March 31, 2014	March 31, 2013	April 1, 2012
Geographic concentrations
Guatemala	1,002,064,729	825,390,265	820,611,950
Honduras	131,447,981	139,628,128	132,199,110
El Salvador	137,452	—	—
Dominican Republic	—	—	5,370,000

Total	1,133,650,161	965,018,393	958,181,060

Liquidity risk-

Liquidity risk is the risk of an entity finding difficulties in fulfilling its obligations associated with its financial liabilities, which are settled with cash or another financial asset. The liquidity management approach is to ensure, to the largest extent possible, that sufficient liquidity will always be available for meeting obligations as they fall due, both in normal and stress conditions, without incurring in unacceptable losses or risking the Company’s security.

Management and/or the Risk Management Committee of each of the Group’s Entities regularly monitors the liquidity position by analyzing the maturity structure of assets and liabilities, the stability of deposits by type of customer and the compliance of minimum standards set forth by the regulations and corporate policies.

The key measure used by the Company for managing its liquidity risk is the ratio of net liquid assets to customer deposits received. Net liquid assets are cash and cash equivalents and investments for which there is an active and liquid market. At the 2014 year-end, such ratio was 55.3% (53.6% and 54.1% at March 31, 2013 and April 1, 2012, respectively).

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The following table analyzes the Company’s assets and liabilities in maturity groups based on the remaining period from the date of the consolidated statement of financial position to the contractual maturity date:

	March 31, 2014
	0 to 30 days	From 31 to 90 days	From 91 to 180 days	Up to 1 year	More than 1 year	Total
Assets
Cash and cash equivalents	1,060,577,357	17,995,691	—	—	—	1,078,573,048
Investment securities	217,893,133	16,649,327	123,860,479	254,976,456	2,536,313,341	3,149,692,736
Loans, net	172,760,012	231,610,445	423,084,082	559,372,175	4,985,507,778	6,372,334,492
Other assets	15,570,418	2,984,858	1,874,371	6,305,317	781,942,294	808,677,258

Total	1,466,800,920	269,240,321	548,818,932	820,653,948	8,303,763,413	11,409,277,534

Liabilities
Deposits and obligations from customers	1,242,882,907	716,599,770	810,541,403	1,026,718,299	3,282,361,652	7,079,104,031
Loans and borrowings from banks	110,206,840	261,857,554	229,612,536	114,207,338	1,505,634,454	2,221,518,722
Debt securities issued	10,380,805	5,473,601	10,216,594	13,943,389	521,184,331	561,198,720
Subordinated liabilities	965,420	—	2,200,000	—	192,610,320	195,775,740
Other liabilities	71,522,480	25,177,743	4,966,677	27,851,911	280,074,515	409,593,326

Total	1,435,958,452	1,009,108,668	1,057,537,210	1,182,720,937	5,781,865,272	10,467,190,539

Commitments and contingent liabilities	11,673,086	7,458,433	14,492,309	25,735,773	1,390,385,900	1,449,745,501

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The following table shows the undiscounted cash flows of financial liabilities and unrecognized loan commitments on the basis of their closest maturity. The actual expected flows of these instruments may vary as set out in this table:

	March 31, 2014
	Book value	Up to 1 year	From 1 to 5 years	More than 5 years	Total
Liabilities
Deposits and obligations from customers	7,079,104,031	7,009,838,434	188,047,431	845,017	7,198,730,882
Loans and borrowings from banks	2,221,518,722	735,651,908	630,545,861	1,492,112,122	2,858,309,891
Debt securities issued	561,198,720	234,081,695	236,095,180	367,622,049	837,798,924
Subordinated liabilities	195,775,740	21,204,411	61,615,216	225,525,031	308,344,658

Total	10,057,597,213	8,000,776,448	1,116,303,688	2,086,104,219	11,203,184,355

Margin on unrecognized loan commitments	—	1,087,916,003	—	—	1,087,916,003

Guarantees	—	294,920,634	—	—	294,920,634

	March 31, 2013
	Book value	Up to 1 year	From 1 to 5 years	More than 5 years	Total
Liabilities
Deposits and obligations from customers	6,600,138,956	6,502,428,898	189,044,162	1,038,704	6,692,511,764
Loans and borrowings from banks	1,594,645,179	581,710,858	429,251,369	1,065,255,963	2,076,218,190
Debt securities issued	521,199,493	222,899,963	161,715,830	419,967,953	804,583,746
Subordinated liabilities	178,258,849	16,505,098	61,344,285	214,805,467	292,654,850

Total	8,894,242,477	7,323,544,817	841,355,646	1,701,068,087	9,865,968,550

Margin on unrecognized loan commitments	—	905,830,059	—	—	905,830,059

Guarantees	—	263,889,261	—	—	263,889,261

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	April 1, 2012
	Book value	Up to 1 year	From 1 to 5 years	More than 5 years	Total
Liabilities
Deposits and obligations from customers	6,128,505,107	6,105,862,065	118,120,685	942,288	6,224,925,038
Loans and borrowings from banks	1,145,889,429	654,954,544	363,433,825	252,072,309	1,270,460,678
Debt securities issued	459,747,873	222,169,041	69,428,010	427,411,684	719,008,735
Subordinated liabilities	171,004,617	16,046,878	62,815,410	215,269,197	294,131,485

Total	7,905,147,026	6,999,032,528	613,797,930	895,695,478	8,508,525,936

Margin on unrecognized loan commitments	—	900,590,550	—	—	900,590,550

Guarantees	—	264,363,084	—	—	264,363,084

Market risk-

Market risk is the potential loss in response to changes in risk factors affecting the valuation of positions for asset or liability transactions or those giving rise to a contingent liability, such as interest rates, exchange rates, etc.

Market risk arises due to the open interest rate and exchange rate positions. All these elements are exposed to general and specific market movements and may result in the reduction of the value of a financial asset. Risk Management Committees authorize the established limits and monitor results.

Interest rate risk:

The interest rate risk is the exposure of the financial position of the Company for any losses arising from adverse movements in interest rates.

Jointly with Management, Risk Management Committees monitor the sensitivity of changes in interest rates, and determine the balance structure, different item terms and investment strategies.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The table below summarizes the Company’s exposure to the risk of interest rate. The assets and liabilities of the Company are included in the table to its book value, categorized by the earlier of contractual re-pricing the rate or maturity dates:

	March 31, 2014
	Up to 1 year	From to 2 to 5 years	From 6 to 10 years	More than 10 years	Total
Assets
Cash and cash equivalents	89,491,085	—	—	—	89,491,085
Investment securities	577,663,227	654,846,508	884,753,582	979,052,879	3,096,316,196
Loans, net	5,955,643,116	343,216,099	136,963,475	8,705,231	6,444,527,921

Total	6,622,797,428	998,062,607	1,021,717,057	987,758,110	9,630,335,202

Liabilities
Deposits from customers	3,961,702,272	—	—	—	3,961,702,272
Long-term deposits	2,833,512,741	220,905,115	769,260	1,902	3,055,189,018
Loans and borrowings from banks	1,345,760,724	98,819,083	612,644,785	146,813,064	2,204,037,656
Promissory notes	61,869,209	156,784,082	100,967,307	241,180,562	560,801,160
Subordinated notes	2,999,962	—	42,000,000	148,144,108	193,144,070

Total	8,205,844,908	476,508,280	756,381,352	536,139,636	9,974,874,176

Total exposure to interest rate risk	(1,583,047,480)	521,554,327	265,335,705	451,618,474	(344,538,974)

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	March 31, 2013
	Up to 1 year	From to 2 to 5 years	From 6 to 10 years	More than 10 years	Total
Assets
Cash and cash equivalents	93,661,751	—	—	—	93,661,751
Investment securities	576,653,805	727,531,132	895,164,987	522,946,988	2,722,296,912
Loans, net	4,946,322,081	379,098,608	156,395,638	113,735,956	5,595,552,283

Total	5,616,637,637	1,106,629,740	1,051,560,625	636,682,944	8,411,510,946

Liabilities
Deposits from customers	3,720,228,046	—	—	—	3,720,228,046
Long-term deposits	2,680,242,687	155,849,681	883,315	1,548	2,836,977,231
Loans and borrowings from banks	1,386,406,463	38,784,260	24,191,023	127,612,895	1,576,994,641
Promissory notes	55,757,159	152,020,122	114,587,118	198,520,522	520,884,921
Subordinated notes	—	6,000,013	22,000,000	147,967,317	175,967,330

Total	7,842,634,355	352,654,076	161,661,456	474,102,282	8,831,052,169

Total exposure to interest rate risk	(2,225,996,718)	753,975,664	889,899,169	162,580,662	(419,541,223)

	April 1, 2012
	Up to 1 year	From to 2 to 5 years	From 6 to 10 years	More than 10 years	Total
Assets
Cash and cash equivalents	137,633,457	—	—	—	137,633,457
Investment securities	569,185,875	857,932,986	825,099,853	29,973,444	2,282,192,158
Loans, net	4,339,507,806	335,121,726	149,982,163	8,769,939	4,833,381,634

Total	5,046,327,138	1,193,054,712	975,082,016	38,743,383	7,253,207,249

Liabilities
Deposits from customers	3,581,683,858	—	—	—	3,581,683,858
Long-term deposits	2,368,130,187	132,862,159	729,615	—	2,501,721,961
Loans and borrowings from banks	566,642,066	297,620,321	186,029,516	90,846,671	1,141,138,574
Promissory notes	48,389,839	93,771,618	124,893,959	192,386,581	459,441,997
Subordinated notes	—	9,000,000	11,999,958	147,804,617	168,804,575

Total	6,564,845,950	533,254,098	323,653,048	431,037,869	7,852,790,965

Total exposure to interest rate risk	(1,518,518,812)	659,800,614	651,428,968	(392,294,486)	(599,583,716)

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

For monitoring potential interest rate impacts, sensitivity in financial margin due to changes in interest rates is determined. The base analysis consists of determining the impact from increases or decreases of 100 and 200 basis points in interest rates, considering as premise, the minimum rate of 0.005% in cases where the result yields negative values when sensitizing actual values. Below is a summary of the impact in the net interest income:

	Increase of 100 bps	Decrease of 100 bps

At March 31, 2014	2,714,081	(13,736,965)
At March 31, 2013	3,621,074	(15,489,073)
At April 1, 2012	4,714,423	(13,433,071)

	Increase of 200 bps	Decrease of 200 bps

At March 31, 2014	5,428,161	(58,060,031)
At March 31, 2013	7,242,148	(61,086,776)
At April 1, 2012	9,428,845	(54,509,400)

The interest rate sensitivity shown in the above figures is only illustrative and is based on simplified scenarios which include the assumption that all positions are held to maturity. The figures represent the effect of pro forma movements in the net financial income on the basis of projected scenarios. However, this effect does not include the actions to be taken by the Management of each institution for mitigating the impact of this risk on interest rates.

Assuming that the net interest income earned by the Company as of March 31, 2014 is maintained over time, the effect of increasing interest rates by 100 bps would have reflected an increase in that income of 0.7%, in contrast decreased 100 bps would have reflect a reduction in such income in 3.4%. It is noteworthy that the result of the projections would have always been a positive net interest income and does not reflect the administration of the interest rate risk; as the Company seeks to proactively change the risk profile of interest rates in order to minimize losses and optimize net income.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Exchange rate risk:

Exchange rate risk is the risk a financial instrument’s value fluctuates as a result of changes in the exchange rates of foreign currencies and other financial variables. For accounting standards purposes, this risk does not originate in financial instruments denominated in the functional currency.

For controlling the risk, the net position in each foreign currency is managed on a daily basis. The position of currencies is shown in its equivalent in dollars, as follows:

	March 31, 2014
	Quetzales	US Dollars	Lempiras	Total

Assets
Cash and cash equivalents	665,562,798	350,013,202	62,997,048	1,078,573,048
Investment securities	2,107,616,519	851,887,252	190,188,965	3,149,692,736
Loans, net	2,056,826,821	3,721,008,441	594,499,230	6,372,334,492
Other receivables	104,817,892	17,653,099	10,216,811	132,687,802
Assets under insurance contracts	10,208,265	23,496,854	6,445,456	40,150,575
Derivative assets held for risk management	—	95,491	—	95,491
Restricted cash	26,617,949	89,004,080	—	115,622,029

Total	4,971,650,244	5,053,158,419	864,347,510	10,889,156,173

Liabilities
Deposits and obligations from customers	4,107,937,635	2,416,711,439	554,454,957	7,079,104,031

Loans and borrowings from banks	14,650,219	2,055,763,793	151,104,710	2,221,518,722
Debt securities issued	253,188,884	308,009,836	—	561,198,720
Accruals and deferred income	110,581,041	71,714,484	30,852,441	213,147,966

Subordinated liabilities	—	195,775,740	—	195,775,740
Insurance reserves	70,087,108	27,174,540	8,764,600	106,026,248

Liabilities under insurance contracts	5,274,591	7,681,609	1,426,349	14,382,549
Derivative liabilities held for risk management	—	2,831,613	—	2,831,613

Total	4,561,719,478	5,085,663,054	746,603,057	10,393,985,589

Net position	409,930,766	-32,504,635	117,744,453	495,170,584

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	March 31, 2013				April 1, 2012
	Quetzales	US Dollars	Lempiras	Total	Quetzales	US Dollars	Lempiras	Total
Assets
Cash and cash equivalents	682,051,460	309,067,509	91,768,177	1,082,887,146	782,622,059	350,571,721	56,126,603	1,189,320,383
Investment securities	1,844,959,315	744,976,348	147,083,844	2,737,019,507	1,601,791,366	627,435,000	145,599,527	2,374,825,892
Loans, net	1,937,183,297	3,004,343,206	570,445,982	5,511,972,485	1,726,572,992	2,451,653,839	581,066,595	4,759,293,426
Other receivables	110,639,686	15,065,136	6,671,604	132,376,426	70,075,988	13,508,825	7,319,521	90,904,333
Assets under insurance contracts	10,356,314	38,748,279	2,959,559	52,064,152	12,479,730	48,803,794	3,285,826	64,569,367
Derivative assets held for risk management	—	223,181	—	223,181	—	373,476	—	373,476
Restricted cash	25,057,398	80,680,161	—	105,737,559	22,933,430	72,996,418	—	95,929,848

Total	4,610,247,470	4,193,103,820	818,929,166	9,622,280,456	4,216,475,565	3,565,343,073	793,398,071	8,575,216,727

Liabilities
Deposits and obligations from customers	3,875,778,452	2,141,383,525	582,976,979	6,600,138,956	3,603,193,162	1,954,095,349	571,216,596	6,128,505,107
Loans and borrowings from banks	14,842,491	1,451,894,717	127,907,971	1,594,645,179	16,359,467	997,304,543	132,225,419	1,145,889,429
Debt securities issued	227,028,654	294,170,839	—	521,199,493	206,713,657	253,034,216	—	459,747,873
Accruals and deferred income	123,291,426	46,728,430	28,800,788	198,820,644	112,536,897	54,733,028	32,816,267	200,086,192
Subordinated liabilities	—	178,258,849	—	178,258,849	—	171,004,617	—	171,004,617
Insurance reserves	60,147,820	38,024,561	6,765,964	104,938,345	57,576,295	44,223,823	5,381,762	107,181,880
Liabilities under insurance contracts	5,116,699	4,711,177	1,976,401	11,804,277	4,891,391	6,519,494	2,549,344	13,960,229
Derivative liabilities held for risk management	—	4,526,347	—	4,526,347	—	6,516,192	—	6,516,192
Government repurchase agreements	—	—	—	—	—	63,000,000	—	63,000,000

Total	4,306,205,542	4,159,698,445	748,428,103	9,214,332,090	4,001,270,869	3,550,431,262	744,189,388	8,295,891,519

Net position	304,041,928	33,405,375	70,501,063	407,948,366	215,204,304	14,911,811	49,208,683	279,325,208

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The following significant exchange rates for US$ were applied during the year:

	Average rate		Reporting dates spot date
	Years ended		Years ended
	March 31,		March 31,	March 31,	April 1,
	2014	2013	2014	2013	2012

Quetzal	7.84	7.85	7.73	7.78	7.69
Lempira	20.50	19.73	20.75	20.18	19.28

At March 31, 2014 and 2013 US$21,576,324 and US$16,506,440 of net exchange gains were recorded, respectively. At March 31, 2014, the Company does not have derivative financial instruments, caps for hedging against foreign exchange risks.

Sensitivity analysis-

Changes in the value of the dollar, as indicated below, against the following currencies at March 31, 2014 and 2013, would have increased (decreased) profit or loss by the amounts shown below. This analysis is based on foreign currency exchange rate variances that the Company considered to be reasonably possible at the end of the reporting period. The analysis assumes that all the other variables, in particular interest rates, remain constant:

	Profit or loss		Equity, net of tax
	Increase	Decrease	Increase	Decrease
Year ended March 31, 2014
Quetzales (3% movement)	1,143,225	(1,143,325)	25,672,392	(24,231,576)

Year ended March 31, 2013
Quetzales (4% movement)	2,845,404	(2,845,592)	27,777,638	(25,717,000)

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Capital management-

The Company manages its capital considering Basel guidelines and local regulation. Each institution is required by the supervisory body of the country where it operates, to maintain a capital ratio measured on the basis of weighted risk assets.

Regulatory capital is analyzed in two levels:

•	Primary or Tier 1 capital: Primary capital comprises common stock, additional paid in capital, declared reserves and retained earnings.

•	Secondary or Tier 2 capital: Includes qualified equity instruments.

The policy is to maintain a sound capital base in order to maintain investor, creditor and market confidence and to underpin the future development of the business. Also, the capital level impact is recognized in the return for shareholders and recognizes the need for maintaining a balance between the highest returns that may be achieved through further indebtedness and the advantages and security provided by a sound capital position.

The Company and its individually regulated subsidiaries have met with all of the external capital requirements to which they are subject. As of March 31, 2014 and 2013, respectively, the regulatory capital position was as follows:

	March 31, 2014	March 31, 2013
Capital - Level 1
Common stock	389,318,571	386,418,468
Additional paid in capital	7,112,900	7,261,934
Reserves	221,256,716	180,145,853
Retained earnings	293,287,371	228,022,655

Total	910,975,557	801,848,910

Capital - Level 2
Equity instruments	227,258,777	209,913,207

Total	227,258,777	209,913,207

Total regulatory capital	1,138,234,334	1,011,762,117

Total assets and weighted contingencies	7,692,820,576	6,752,855,487
Total regulatory capital / risk weighted assets	14.80%	15.00%

Total capital level 1 / risk weighted assets	11.80%	11.90%

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Allocation of capital

The allocation of capital among specific operations and activities is, to a great extent, driven by the optimization of the return attained on the allocated capital. The amount of capital allocated to each operation or activity is based primarily on the regulatory capital, according to the country of operation of each subsidiary. The allocation process to specific operations and activities is conducted separately from those responsible for the operation and is subject to the review of the management of each institution.

Fair values of financial instruments-

The Company measures the fair value of financial instruments using valuation models according to the fair value hierarchy, which reflects the degree of subjectivity shown by the models and their inputs, with regard to the public market information.

In the case of financial instruments that are seldom traded and have poor price transparency, the fair value is less objective and requires a higher degree of judgment, depending on the liquidity, concentration, uncertainty of market factors, price fixing assumptions and other risks affecting the specific instrument.

Fair value hierarchy

The Group measures fair values using the following fair value hierarchy, which reflects the significance of the inputs used in making the measurements.

•	Level 1: Inputs that are quoted market prices (unadjusted) in active markets for identical instruments.

•

Level 2: Inputs other than quoted prices included within Level 1 that are observable either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using: quoted market prices in active markets for similar instruments; quoted prices for identical or similar instruments in markets that are considered less than active; or other valuation techniques in which all significant inputs are directly or indirectly observable from market data.

•

Level 3: Inputs that are unobservable. This category includes all instruments for which the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments for which significant unobservable adjustments or assumptions are required to reflect differences between the instruments.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Valuation techniques include net present value models and discounted cash flows models, comparison with similar instruments for which observable market prices and other valuation models exist. Assumptions and inputs used in valuation techniques include risk-free interest rates, reference interest rates, credit spreads and other premiums for determining discount rates, bonds and equity instrument prices, foreign exchange rates, equity and equity index prices and expected price volatilities and correlations.

The objective of valuation techniques is to arrive at a fair value measurement that reflects the price that would have been received from the sale of the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date.

The Company uses widely recognized valuation models for determining the fair value of common and simple financial instruments, such as government-debt instruments that only use observable market data and require few management judgments and estimation. There are observable prices and other information used for feeding the models that is frequently available in debt equity markets, derivatives exchange markets and simple unregulated derivatives such as interest-rate swaps. The availability of observable market prices and additional information reduces the need for management judgments and estimates and also the uncertainty related to the determination of fair values. The availability of observable market prices and additional information varies depending on the products and markets and is prone to changes based on specific events and the general conditions of financial markets.

For more complex financial instruments, the Company uses proprietary valuation methods, which are usually developed from recognized valuation methods. Some or all of the significant inputs of these models may not be observable in the market and result from market prices or rates or estimated based on assumptions. Examples of instruments involving significant unobservable variables include certain loans and securities for which there is no active market. Valuation models that employ significant unobservable inputs require a higher degree of management judgments and estimates for the determination of fair value. The latter are frequently required in selecting the appropriate valuation method to be used, the determination of the expected future cash flows of the financial instrument subject to valuation, the determination of the counterparty’s likelihood of default or advance payment and the selection of the appropriate discount rates.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Fair value estimates obtained from models are adjusted for other factors, such as liquidity risk or model uncertainties, to the extent that the Company believe that a third party market participant take them into account in pricing a transaction. Fair values reflect the credit risk of an instrument and include adjustments to take into account the credit risk of the Company and, as appropriate, of the counterparty. For measuring derivatives the Company used the fair value presented by the counterparty.

Model inputs and values are calibrated against historical data and published forecasts. The calibration process is inherently subjective and requires the judgment of management for selecting the most appropriate value.

Company’s valuation methodology uses discounted cash flows that consider the expected inflows of each financial asset. The discounted cash flows technique is used frequently by market participants for fixing instrument prices. However, this technique is subject to inherent limitations such as the appropriate estimate of the adjusted risk discount rate, and the various assumptions and factors would lead to different results.

The Company measures the loans and advances to customers and liabilities on the basis of a specific entity’s net exposure to credit risk, and then takes into account any existing arrangement that mitigates the exposure to credit risk (e.g. master netting agreements with the counterparty).

The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred. As of March 31, 2014 and 2013, there were no transfers between levels of the fair value hierarchy.

Fair values of financial assets and financial liabilities are presented on the following page together with the carrying amounts shown in the statement of financial position:

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

March 31, 2014

Financial instruments measured at fair value – Fair value hierarchy

b.	Accounting classification and fair value

The following tables show the carrying amount and the fair value of financial assets and financial liabilities, including their levels of the fair value hierarchy for financial instruments measured at fair value.

		Fair value
Concept	Carrying amount	Level 1	Level 2	Level 3	Total
Financial instruments measured at fair value
Assets
Derivative assets held for risk management	95,491		95,491	—	95,491

Liabilities

Derivative liabilities held for risk management	2,831,613		2,831,613	—	2,831,613

Financial instruments not measured at fair value
Assets

Cash and cash equivalents	1,078,573,048	—	1,078,573,048	—	1,078,573,048
Investment securities	3,149,692,736	—	3,702,445,245	—	3,702,445,245
Loans	6,372,334,492	—	—	6,435,427,028	6,435,427,028

	10,600,600,276	—	4,781,018,293	6,435,427,028	11,216,445,321

Liabilities
Deposits and obligations from customers	7,079,104,031	—	7,079,104,031	—	7,079,104,031
Loans and borrowings from banks	2,221,518,722	—	2,221,518,722	—	2,221,518,722
Debt securities issued	561,198,720	—	548,785,977	—	548,785,977
Subordinated liabilities	195,775,740	—	197,165,910	—	197,165,910

	10,057,597,213	—	10,046,574,640	—	10,046,574,640

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

March 31, 2013

		Fair value
Concept	Carrying Amount	Level 1	Level 2	Level 3	Total

Financial instruments measured at fair value

Assets

Derivative assets held for risk management	223,181		223,181	—	223,181

Liabilities

Derivative liabilities held for risk management	4,526,347		4,526,347	—	4,526,347

Financial instruments not measured at fair value

Assets

Cash and cash equivalents	1,082,887,146	—	1,082,887,146	—	1,082,887,146
Investment securities	2,737,019,507	—	3,138,007,146	—	3,138,007,146
Loans	5,511,972,485	—	—	5,570,224,357	5,570,224,357

	9,331,879,138	—	4,220,894,292	5,570,224,357	9,791,118,649
Liabilities

Deposits and obligations from customers	6,600,138,956	—	6,600,138,956	—	6,600,138,956

Loans and borrowings from banks	1,594,645,179	—	1,594,645,179	—	1,594,645,179
Subordinated liabilities	178,258,849	—	179,874,271	—	179,874,271
Debt securities issued	521,199,493	—	508,695,861	—	508,695,861

	8,894,242,477	—	8,883,354,267	—	8,883,354,267

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

April 1, 2012

		Fair value
Concept	Carrying Amount	Level 1	Level 2	Level 3	Total
Financial instruments measured at fair value

Assets

Derivative assets held for risk management	373,476		373,476	—	373,476

Liabilities

Derivative liabilities held for risk management	6,516,192		6,516,192	—	6,516,192
Financial instruments not measured at fair value

Assets

Cash and cash equivalents	1,189,320,383	—	1,189,320,383	—	1,189,320,383
Investment securities	2,374,825,892	—	2,686,761,627	—	2,686,761,627
Loans	4,759,293,426	—	—	4,808,801,549	4,808,801,549

	8,323,439,701	—	3,876,082,010	4,808,801,549	8,684,883,559
Liabilities
Deposits and obligations from customers	6,128,505,107	—	6,128,505,107	—	6,128,505,107
Loans and borrowings from banks	1,145,889,429		1,145,889,429	—	1,145,889,429
Subordinated liabilities	171,004,617	—	171,786,995	—	171,786,995
Debt securities issued	459,747,873	—	453,471,959	—	453,471,959

	7,905,147,026	—	7,899,653,490	—	7,899,653,490

Fair value of loans is estimated using valuation models, such as discounted cash flow techniques. Input into the valuation techniques includes expected lifetime credit losses, interest rates, probability of default and severity of default. For improving the accuracy of the valuation of estimates for retailers and small commercial loans, homogeneous loans are grouped within a portfolio with the same characteristics such as: aging, collateral quality, type of product and borrower, prepayments and probability of default.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The fair value for cash and cash equivalents, deposits and obligations from customers, and borrowings from banks, represents the amount receivable/payable at the reporting date.

(6)	Cash and cash equivalents-

	March 31, 2014	March 31, 2013	April 1, 2012

Cash on hand	$115,714,490	120,160,332	104,805,475
Cash in banks	831,757,671	826,178,286	721,719,844
Checks to be cleared	109,497,373	84,175,422	143,709,020
Short-term investments	21,276,543	52,333,529	219,086,044
Money orders from foreign countries	326,971	39,577	—

	$1,078,573,048	1,082,887,146	1,189,320,383

(7)	Investment securities-

As of March 31, 2014 and 2013 and April 1, 2012, as part of its investments, the Company maintained a portfolio of investments mainly in debt instruments. This account is comprised as follows:

	March 31, 2014	March 31, 2013	April 1, 2012

Government bonds	$2,365,562,208	1,939,984,670	1,578,285,203
Certificates of deposit	630,382,930	532,023,039	499,612,835
Corporate bonds	139,053,136	118,523,998	25,171,602
Unquoted equity securities measured at cost	8,374,899	4,787,700	4,832,437
Notes receivables	4,274,934	9,583,816	33,224,921
CABEI	1,513,708	1,541,349	—
Mortgage bonds	530,921	25,715	26,001
Certibonds	—	130,549,220	233,672,893

	$3,149,692,736	2,737,019,507	2,374,825,892

As of March 31, 2014 and 2013, dividends received from investment in equity instruments amounted US$483,655 and US$113,422, respectively.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(8)	Loans, net-

Below is the composition of loans and advances to customers divided by category as well as its provision for impairment as of the reporting dates:

	March 31, 2014
	Gross Amount	Allowance for loan losses	Book value
Corporate
Loans	$4,750,052,477	64,640,581	4,685,411,896
Commercial paper	69,661,491	312,268	69,349,223
Factoring	1,566,717	12,139	1,554,578
Credit cards	46,947,476	884,339	46,063,137
Financial leasing	46,184,497	1,018,053	45,166,444
Loan portfolio payments	150,005	585	149,420

	4,914,562,663	66,867,965	4,847,694,698

Small Businesses
Loans	264,233,988	5,573,263	258,660,725
Discounted documents	8,108,455	359,844	7,748,612
Loans in deposit accounts	489,555	289	489,266
Credit cards	11,874,468	169,423	11,705,044
Financial leasing	5,835,391	305,829	5,529,562

	290,541,857	6,408,648	284,133,209

Retail
Loans	360,710,013	5,809,245	354,900,768
Discounted documents	960,065	23,424	936,641
Loans in deposit accounts	1,839,017	557,957	1,281,060
Credit cards	239,501,118	7,018,475	232,482,643
Temporary overdrafts	17,850,833	205,705	17,645,128
Financial leasing	383,992	3,460	380,532

	621,245,038	13,618,266	607,626,772

Microcredits
Loans	27,652,811	1,504,235	26,148,576
Discounted documents	227,810	3,354	224,457
Credit cards	12,430,792	191,267	12,239,525
Financial leasing	196,810	10,779	186,030

	40,508,223	1,709,635	38,798,588
Mortgages
Loans	603,220,727	9,139,502	594,081,225

Total loans and advances to customers	$6,470,078,508	97,744,016	6,372,334,492

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	March 31, 2013
	Gross Amount	Allowance for loan losses	Book value
Corporate
Loans	$4,149,162,247	61,641,160	4,087,521,087
Commercial paper	49,419,669	235,143	49,184,526
Factoring	2,486,017	11,394	2,474,623
Credit cards	41,173,782	830,259	40,343,523
Financial leasing	36,478,494	551,848	35,926,646
Loan portfolio payments	417,692	2,692	415,000

	4,279,137,901	63,272,496	4,215,865,405

Small Businesses
Loans	230,573,654	4,936,115	225,637,539
Discounted documents	9,208,872	254,193	8,954,679
Loans in deposit accounts	637,294	—	637,294
Credit cards	10,350,593	151,510	10,199,083
Financial leasing	6,860,807	353,899	6,506,908
Loan portfolio payments	234,015	92,676	141,339

	257,865,235	5,788,393	252,076,842

Retail
Loans	296,051,585	5,208,243	290,843,342
Discounted documents	1,069,349	44,085	1,025,264
Loans in deposit accounts	1,842,794	559,461	1,283,333
Credit cards	196,191,107	6,653,506	189,537,601
Temporary overdrafts	22,640,619	102,560	22,538,059
Financial leasing	445,806	13,004	432,802

	518,241,260	12,580,859	505,660,401

Microcredits
Loans	23,373,542	1,092,469	22,281,073
Discounted documents	236,816	3,776	233,040
Credit cards	10,288,910	172,048	10,116,862
Financial leasing	225,916	15,669	210,247

	34,125,184	1,283,962	32,841,222
Mortgages
Loans	516,535,292	11,006,677	505,528,615

Total loans and advances to customers	$5,605,904,872	93,932,387	5,511,972,485

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	April 1, 2012
	Gross Amount	Allowance for loan losses	Book value
Corporate
Loans	$3,554,190,405	67,596,599	3,486,593,806
Commercial paper	66,314,909	369,829	65,945,080
Factoring	4,195,591	25,503	4,170,088
Credit cards	26,384,763	1,843,068	24,541,695
Financial leasing	34,779,362	182,242	34,597,120
Loan portfolio payments	377,848	18,370	359,478

	3,686,242,878	70,035,611	3,616,207,267

Small Businesses
Loans	223,377,017	4,970,759	218,406,258
Discounted documents	11,588,013	294,947	11,293,066
Factoring	535,528	1,427	534,101
Loans in deposit accounts	186,118	—	186,118
Credit cards	9,171,430	180,457	8,990,973
Financial leasing	7,552,714	197,156	7,355,558
Loan portfolio payments	286,101	60,458	225,643

	252,696,921	5,705,204	246,991,717

Retail
Loans	235,501,645	4,012,865	231,488,780
Discounted documents	24,764,566	424,057	24,340,509
Loans in deposit accounts	2,157,684	573,551	1,584,133
Credit cards	168,875,268	5,327,197	163,548,071
Temporary overdrafts	7,809,994	136,874	7,673,120
Financial leasing	732,300	37,557	694,743

	439,841,457	10,512,101	429,329,356

Microcredits
Loans	16,724,922	678,590	16,046,332
Discounted documents	294,562	5,406	289,156
Credit cards	9,452,098	173,112	9,278,986
Financial leasing	477,572	12,423	465,149

	26,949,154	869,531	26,079,623
Mortgages
Loans	452,460,002	11,774,539	440,685,463

Total loans and advances to customers	$4,858,190,412	98,896,986	4,759,293,426

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	Allowance for loan impairment losses
	Year ended March 31,
	2014	2013
Balance at beginning of the year	93,932,387	98,896,986
Charge of the year to profit and loss	29,303,744	24,145,136
Write-offs	(25,211,490)	(20,954,556)
Effect of difference in exchange rate	475,242	(889,133)
Recoveries	(1,425,381)	(2,680,560)
Transfers and reclassifications	1,878,169	(3,554,294)
Reversal of provisions	(1,208,655)	(1,031,192)

Balance at year end	97,744,016	93,932,387

(9)	Other receivables-

Other accounts receivable and their allowance for doubtful accounts as of the reporting dates are as follows:

	March 31, 2014	March 31, 2013	April 1, 2012

Insurance premium receivable	$87,287,162	68,603,008	57,572,085
Sundry debtors	31,345,415	44,533,217	15,317,655
Taxes and other dues	8,954,208	8,464,089	9,284,229
Advance payments on behalf of third parties	4,523,903	7,098,947	4,114,148
Service fees	344,551	3,481,637	4,483,198
Returned checks	115,831	113,293	58,370
Guarantee deposits	98,890	80,898	69,489
Others	17,842	1,337	5,159

	$132,687,802	132,376,426	90,904,333

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(10)	Related parties-

(d)	Remuneration of key management personnel-

Key management members received the following remuneration during the years ended March 31, 2014 and 2013, which are included in administrative expenses (see note 35):

	2014	2013

Short-term benefits	$14,180,735	13,867,522

(e)	Transactions with key management personnel-

Key management members entered into the following transactions:

	2014	2013

Loans granted	$210,824,261	187,421,841

Deposits	$135,038,206	150,051,922

Loans granted to the Members of the Board and key management members bear annual interest ranging between 6.75% and 14.60% (credits in quetzales), between 2.75% and 10.50% (credits in dollars) and operations with credit cards between 15.00% and 60.00%.

Deposits from the Members of the Board and key management members bear annual interest ranging between 0.01% and 8.50% (deposits in quetzales) and between 0.01% and 4.50% (deposits in dollars).

The loans granted are secured over property of the respective borrowers or no guarantees have been obtained. No impairment losses have been recorded against balances outstanding during the period with key management personnel, and no specific allowance has been made for impairment losses on balances with key management personnel and their immediate relatives at the reporting date.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(f)	Related party transactions

Related party transactions were made on terms equivalent to those that prevail in arm’s length transactions. Transactions carried out with related unconsolidated parties in the years ended March 31, 2014 and 2013 are as follows:

	2014	2013
Income:
Interests	$10,544,176	9,191,458

Expense:
Interests	$4,599,444	3,181,500

As of March 31, 2014, 2013 and April 1, 2012, balances receivable from and payable to unconsolidated related parties were as follows:

Asset:

	2014	2013	April 1, 2012
Accounts receivables:

Compañía de Procesamiento de Medios de Pago (Bahamas) S. A.	$1,217,119	1,461,521	1,356,478
I.C. G.	342,140	339,958	343,736
Imágenes Computarizadas de Guatemala, S. A.	192,169	190,943	193,065
CEPROBAN	162,652	167,255	175,079
Club Social y Deportivo Hércules	20,704	20,572	20,801
Bolsa de Valores Nacional, S. A.	9,058	6,429	5,200
Bolsa de Valores, S. A.	5,104	5,546	5,449
Visanet	4,379	2,417	3,223
Prefiero, S. A.	—	—	219,890

Total related parties (asset)	$1,953,325	2,194,637	2,322,921

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Liabilities:

	2014	2013	April 1, 2012
Deposits and obligations from customers:

Compañía de Procesamiento de Med. Pag.de Guatemala	$4,009,822	4,664,834	4,106,211
Bolsa de Valores Nacional, S. A.	233,174	538,989	437,718
Club Social y Deportivo Hércules	17,889	1,495	23,232
Imágenes Computarizadas de Guatemala S. A.	11,787	5,086	—

	$4,272,672	5,210,404	4,567,161

Accounts payable:

Imágenes Computarizadas de Guatemala, S. A.	$322,730	312,200	283,735
Bolsa de Valores Nacional, S. A.	170,400	125,400	120,000

	$493,130	437,600	403,735

Total related parties (liability)	$4,765,802	5,648,004	4,970,896

(11)	Prepayments-

Prepayments at the reporting dates are as follows:

	March 31, 2014	March 31, 2013	April 1, 2012

Leasehold improvements	$10,003,569	9,894,797	9,691,935
Taxes and other dues	7,594,204	5,698,098	4,971,722
Advances to suppliers	7,087,620	3,414,083	3,528,726
Services	5,963,071	8,169,310	1,261,449
Insurance and bonding premiums	5,168,675	1,592,667	2,210,913
Materials and supplies	1,778,166	1,683,496	1,431,249

	$37,595,305	30,452,451	23,095,994

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(12)	Derivative financial instruments-

At March 31, 2014 and 2013 and April 1, 2012, the fair value of the position of contracted explicit derivatives designated for purposes to generate additional profits and reduce interest and rate exchange risk and interest rates of assets and liabilities of one or more financial risks totaled US$95,491, US$223,182 and US$373,476, respectively. Below are details of derivative instruments, risks and their effect on the statements of financial position or on the results of operations:

Interest rate swaps

Counterparty	Interest rates	Notional value	Term	March 31, 2014	March 31, 2013	April 1, 2012

Swap Citibank	Pay Libor 4.56% Receive 3.78%	2,526,317	10 years	$153,930	314,370	500,329
Cap Standar Bank	Pay Libor 8.51% Receive 5.87%	2,185,714	10 years	12,816	12,819	20,835
Cap Citibank	Pay Libor 7.94% Receive 7.70%	131,625	10 years	33	67	262
Cap Standar Bank	Pay Libor 8.14% Receive 7.90%	153,750	10 years	30	51	253
Cap Standar Bank	Pay Libor 9.03% Receive 8.40%	2,219,178	—	—	—	551

				166,809	327,307	522,230
Less counterparty value at risk				(71,318)	(104,126)	(148,754)

				$95,491	223,181	373,476

(13)	Foreclosed assets-

Foreclosed assets as of the reporting dates are as follows:

	March 31, 2014	March 31, 2013	April 1, 2012

Real estate property	$16,393,959	16,019,817	13,175,726
Moveable property	647,664	610,473	518,772
Salvage	459,411	12,414	—

	$17,501,034	16,642,704	13,694,498

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(14)	Property and equipment-

	Balance at April 1, 2013	Additions	Disposals	Reclassifications	Effect of changes in exchange rates	Balance at March 31, 2014
Cost
Land	$80,604,175	850,582	1,275,634	(31,462)	116,729	80,264,390
Building	101,460,585	5,266,553	1,454	(1,370,122)	245,292	105,600,854
Computer equipment	60,920,833	10,010,926	7,881,511	(294,192)	(69,924)	62,686,132
Furniture and equipment	34,668,260	7,518,630	863,342	(370,170)	(10,793)	40,942,585
Communications	14,664,703	1,782,050	1,187,970	(22,363)	43,366	15,279,786
Facilities	12,819,408	1,521,845	1,844	—	(274,331)	14,065,078
Transportation equipment	8,380,063	7,460,582	158,123	(208,030)	59,833	15,534,325
Art gallery	1,298,229	80,434	5,007		7,067	1,380,723
Machinery	76,140	43,749	—		(1,437)	118,452

	314,892,396	34,535,351	11,374,885	(2,296,339)	115,802	335,872,325

Depreciation
Building	6,931,299	2,049,592	—	13,764	(704,416)	8,290,239
Computer equipment	28,902,601	9,699,973	7,812,047	(252,540)	31,813	30,569,800
Furniture and equipment	16,988,720	3,911,535	800,604	(264,197)	(75,237)	19,760,217
Communications	5,032,586	1,226,880	1,187,970	(9,475)	20,270	5,082,291
Facilities	566,863	380,832	9,191	(2,345)	11,423	947,582
Transportation equipment	3,426,448	863,388	169,379	(205,577)	(17,425)	3,897,455
Art gallery	1,698	225	—	—	(43)	1,880
Machinery	447	2,216	—	—	36	2,699

	61,850,662	18,134,641	9,979,191	(720,370)	(733,579)	68,552,163

Net carrying amount	$253,041,734	16,400,710	1,395,694	(1,575,969)	849,381	267,320,162

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	Balance at April 1, 2012	Additions	Disposals	Reclassifications	Effect of changes in exchange rates	Balance at March 31, 2013
Cost
Land	$82,765,023	1,500,870	1,374,513	(1,029,679)	(1,257,526)	80,604,175
Building	97,883,334	1,520,241	—	3,333,427	(1,276,417)	101,460,585
Computer equipment	80,052,322	12,812,865	30,195,331	(283,925)	(1,465,098)	60,920,833
Furniture and equipment	35,726,284	4,410,323	4,642,399	(138,631)	(687,317)	34,668,260
Communications	18,394,129	1,749,702	5,187,185	—	(291,943)	14,664,703
Facilities	10,270,404	2,933,029	5,691	—	(378,334)	12,819,408
Transportation equipment	7,972,725	258,350	133,307	368,541	(86,246)	8,380,063
Art gallery	1,205,150	102,378	—	—	(9,299)	1,298,229
Machinery	79,703	—	—	—	(3,563)	76,140

	334,349,074	25,287,758	41,538,426	2,249,734	(5,455,743)	314,892,396

Depreciation
Building	6,021,809	1,721,959	—	3,635	(816,103)	6,931,300
Computer equipment	50,740,204	9,225,645	30,156,756	341	(906,833)	28,902,601
Furniture and equipment	18,641,128	3,326,123	4,611,841	(7,267)	(359,423)	16,988,720
Communications	9,196,191	1,174,568	5,187,185	(4,490)	(146,499)	5,032,586
Facilities	347,022	218,770	(769)	4,122	(3,820)	566,863
Transportation equipment	2,887,565	737,598	107,412	(43,357)	(47,946)	3,426,448
Art gallery	5,719	—	3,870		(151)	1,698
Machinery	191	256	—		—	447

	87,839,829	16,404,919	40,066,295	(47,016)	(2,280,775)	61,850,662

Net carrying amount	$246,509,245	8,882,839	1,472,131	2,296,750	(3,174,968)	253,041,734

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(15)	Goodwill-

	April 1, 2013	Effect of changes in exchange rates	March 31, 2014

Grupo BANPAIS (Banco del País, S. A. y Seguros del País, S. A.)	$80,714,946	—	80,714,946
Banco de Occidente, S. A.	55,204,963	354,469	55,559,432

	$135,919,909	354,469	136,274,378

	April 1, 2012	Effect of changes in exchange rates	March 31, 2013

Grupo BANPAIS (Banco del País, S. A. y Seguros del País, S. A.)	$80,714,946	—	80,714,946
Banco de Occidente, S. A.	55,818,596	(613,633)	55,204,963

	$136,533,542	(613,633)	135,919,909

No impairment losses on goodwill were recognized during 2014 (2013: nil and April 1, 2012: nil), because the recoverable amounts of the CGUs were determined to be higher than their carrying amounts.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(16)	Intangible assets-

	Balance at April 1, 2013	Additions	Disposals	Effect of changes in exchange rates	Balance at March 31, 2014
Cost
Software	$27,787,052	14,325,402	2,784,775	166,532	39,494,211
Concessions	644,292	—	—	(11,266)	633,026
Tenancy rights	801,848	148,166	—	4,237	954,251
Licenses	89,175	—	58,085	240	31,330
Trademarks and patents	35,414	—	28,719	227	6,922

	29,357,781	14,473,568	2,871,579	159,970	41,119,740

Amortization
Software	10,479,842	5,423,321	2,539,664	66,905	13,430,404
Concessions	34,886	12,767	—	224	47,877
Tenancy rights	57,732	38,084	—	262	96,078
Licenses	67,787	—	41,805	(7,942)	18,040
Trademarks and patents	30,962	2,223	28,132	199	5,252

	10,671,209	5,476,395	2,609,601	59,648	13,597,651

Net carrying value	$18,686,572	8,997,173	261,978	100,322	27,522,089

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	Balance at April 1, 2012	Additions	Disposals	Effect of changes in exchange rates	Balance at March 31, 2013
Cost
Software	$36,668,068	9,876,597	18,376,588	(381,025)	27,787,052
Concessions	667,660	—	—	(23,368)	644,292
Tenancy rights	809,183	—	—	(7,335)	801,848
Licenses	74,346	14,986	—	(157)	89,175
Trademarks and patents	50,717	—	14,745	(558)	35,414

	38,269,974	9,891,583	18,391,333	(412,443)	29,357,781

Amortization
Software	24,709,399	4,219,742	18,177,942	(271,356)	10,479,843
Concessions	22,447	12,686	—	(247)	34,886
Tenancy rights	11,687	46,045	—	—	57,732
Licenses	49,980	17,873	—	(66)	67,787
Trademarks and patents	39,360	5,597	13,563	(433)	30,961

	24,832,873	4,301,943	18,191,505	(272,102)	10,671,209

Net carrying value	$13,437,101	5,589,640	199,828	(140,341)	18,686,572

For the years ended March 31, 2014 and 2013, the amortization expense recognized within administrative expenses was US$5,434,590 and US$4,301,943, respectively.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(17)	Investment property-

Investment properties as of the reporting dates are as follows:

	Land	Building	Total
Cost
Balance at April 1, 2013	$4,138,602	29,398,693	33,537,295
Effect of changes in exchange rates	26,573	161,586	188,159

Balance at March 31, 2014	4,165,175	29,560,279	33,725,454

Balance at April 1, 2012	4,184,604	29,644,552	33,829,156
Effect of changes in exchange rates	(46,002)	(245,859)	(291,861)

Balance at March 31, 2013	4,138,602	29,398,693	33,537,295

	Land	Building	Total
Depreciation
Balance at April 1, 2013	—	1,175,948	1,175,948
Additions	—	591,206	591,206
Effect of changes in exchange rates	—	3,232	3,232

Balance at March 31, 2014	—	1,770,386	1,770,386

Balance at April 1, 2012	—	592,891	592,891
Additions	—	587,974	587,974
Effect of changes in exchange rates	—	(4,917)	(4,917)

Balance at March 31, 2013	$—	1,175,948	1,175,948

Carrying values

As of March 31, 2014	$31,955,068

As of March 31, 2013	$32,361,347

As of April 1, 2012	$33,236,265

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(18)	Income taxes-

i.	Subsidiaries based in Guatemala:

Income tax return for the years 2010 to 2013 are subject to review by the tax authorities. Income tax return submitted by the Bank for the years ended December 31, 2010, 2011, 2012 and 2013 are being reviewed by the tax authorities.

Sworn income tax declarations for the fiscal years ended December 31, 2003, 2004 and 2008 have already been reviewed.

The state’s right for conducting revisions expires four years after the date on which the payment obligation falls due.

ii.	Subsidiaries based in Guatemala, may elect between the following regimes in order to determine its current income tax:

According to Book I Income Taxes of the Decree No. 10- 2012 issued by the Congress of the Republic of Guatemala and published on March 5, 2012, as of January 1, 2013, certain of the Group entities including the Bank, the Insurance Company and the Bond Insurance Company adopted the tax regime for profitable activities which provides for a 31% rate applicable to income on profitable activities for the period from January 1 to December 31, 2013. Additionally, computed capital income and capital gains are taxed at the rate of 10%.

Optional Simplified Tax Regime based on gross revenue

According with Decree No. 10-12 of the Congress of the Republic dated March 5, 2012, Book I Income Taxes, in effect as of January 1, 2013, certain other Group Entities, including the Off-shore Bank, the Credit Card Company and the Financial Company adopted the Optional Simplified Tax Regime based on gross revenues for determining their current income tax expense, which is based on a 5% rate on the gross monthly revenues up to Q30,000 and 6% for gross revenues in excess of such amount.

iii.	Subsidiaries bases in Honduras:

Honduran entities pay income taxes at the rate of 25% on adjusted income before taxes. This represents income before taxes, excluding exempt income and non-deductible expenses. Additionally, according to Decree No. 51-2003, entities which income exceed L1,000,000 should pay 5% of the net taxable income. Income tax returns for the years ended December 31, 2009 to December 31, 2013, submitted by BANPAIS, have not been reviewed by the tax authorities.

iv.	Subsidiaries based in El Salvador:

El Salvador entities pay income taxes at the rate of 30% on adjusted income before taxes. These entities pay taxes on income earned in the country, pursuant to the Income Tax Law contained in the Legislative Decree No.134 dated December 18, 1991, in effect since January 1, 1992.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(a) Income tax expense-

Total income tax expense for the years ended March 31, 2014 and 2013 is as follows:

	For the year ended March 31,
	2014	2013

Current tax expense	$44,364,866	32,195,965
Deferred tax (income) expense	(2,587,803)	13,167,989

	$41,777,063	45,363,954

(b) Income tax recognized directly in other comprehensive income-

	For the year ended March 31, 2014			For the year ended March 31, 2013
	Income Tax	Before taxes	Net of taxes	Income Tax	Before taxes	Net of taxes
Remeasurement of defined benefit liability	$905,870	(3,235,250)	(2,329,380)	549,954	(1,774,046)	(1,224,092)

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(c) Reconciliation of effective tax rate-

	For the year ended March 31,
	2014	2013

Profit before tax	$222,964,723	207,353,889
Blended statutory tax rate*	30.00%	31.00%

“Expected” “tax expense	66,889,417	64,279,706

Non-deductible expenses	25,180,066	19,847,500
Tax-exempt income	(41,134,549)	(24,952,511)
Entities under optional simplified tax regime	(5,665,531)	(12,721,713)
Effect of tax rate in foreign jurisdictions	(3,239,244)	(1,144,302)
Effect of change in statutory tax rate	(255,900)	—
Other	2,804	55,274

Income tax expense	$41,777,063	45,363,954

*

As of January 1, 2014, the statutory tax rate decreased from 31% to 28%. The blended statutory rate represents 9 months of operation under the 31% tax rate and only 3 months of operation under the 28% tax rate.

For the year ended March 31, 2014 the Group had an effective income tax rate of 18.20% (18.43% in 2013).

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(d) Recognized deferred tax assets and liabilities-

At March 31, 2014 and 2013 and at April 1, 2012, the tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities are detailed as follows:

	April 1, 2013	Recognized in income	Recognized in other comprehensive income	March 31, 2014

Investment securities	$227,367	784,369	—	1,011,736
Property and equipment	2,412,625	5,102,285	—	7,514,910
Employee benefits	8,151,116	1,335,848	905,870	10,392,834
Derivatives held for risk management	1,333,982	(567,867)	—	766,115
Debt securities issued	(3,568,974)	(144,551)	—	(3,713,525)
Allowance for loan losses and other accounts receivables	(16,179,392)	(3,152,235)	—	(19,331,627)
Foreclosed assets	325,015	244,445	—	569,460
Intangible assets	(1,430,188)	(434,509)	—	(1,864,697)
Provisions	(1,626,679)	38,405	—	(1,588,274)
Insurance reserve	(2,115,253)	(618,387)	—	(2,733,640)

	$(12,470,381)	2,587,803	905,870	(8,976,708)

	April 1, 2012	Recognized in income	Recognized in other comprehensive income	March 31, 2013

Investment securities	$182,320	45,047	—	227,367
Property and equipment	5,646,922	(3,234,297)	—	2,412,625
Employee benefits	6,424,548	1,176,614	549,954	8,151,116
Derivatives held for risk management	1,915,971	(581,989)	—	1,333,982
Debt securities issued	(3,047,912)	(521,062)	—	(3,568,974)
Allowance for loan losses and other accounts receivables	(12,016,436)	(4,162,956)	—	(16,179,392)
Foreclosed assets	81,840	243,175	—	325,015
Intangible assets	2,131,926	(3,562,114)	—	(1,430,188)
Provisions	(998,455)	(628,224)	—	(1,626,679)
Insurance reserve	(173,070)	(1,942,183)	—	(2,115,253)

	$147,654	(13,167,989)	549,954	(12,470,381)

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(19)	Deposits and obligations from customers-

	2014	2013	April 1, 2012

Term deposits	$3,036,202,527	2,832,863,955	2,469,462,115
Monetary deposits	2,640,095,184	2,470,945,822	2,351,051,325
Savings deposits	1,332,707,367	1,251,174,548	1,262,603,451
Order deposits	24,922,202	7,370,876	8,201,380
Restricted deposits	22,641,193	16,771,549	14,996,273
Earned interest payable	22,535,558	21,012,206	22,190,563

	$7,079,104,031	6,600,138,956	6,128,505,107

•	Decree 94-2000 issued by the Congress of the Republic “Law of Free Negotiation of Foreign Currencies” became effective as of May 1, 2001, allowing transactions in Guatemala in any currency.

•

On October 25, 2010 the Monetary Board approved Resolution JM-108- 2010 “Regulation of Measures and Minimum Requirements for the Receipt of Cash in Foreign Currencies”, which purpose is to regulate the measures and minimum requirements to be followed by the banks, financial companies, offshore entities, entities specializing in financial services that are part of financial groups and brokerage firms for mitigating risks relating to the receipt of cash in foreign currencies. This regulation came into effect on January 1, 2011.

•

The resolution issued by the Monetary Board, JM-178-2002 provides that government with financial resources deposited in banks of the system that originate from the General Budget of Income and Expenditure of the State (except as required by Law), to show gradually transfer these resources to the Bank of Guatemala. At March 31, 2014 Bicapital has deposit accounts of entities of the State of Guatemala related to this resolution for US$1,861,462 (US$1,665,728 in 2013 and US$2,348,462 at April 1, 2012).

•

On June 1, 2002 the Law of Banks and Financial Groups, Decree 19-2002, became effective and established the creation of the Savings Protection Fund (FOPA), which covers deposits made at the Bank by individuals and corporations for up to Q20,000 or the equivalent in foreign currency. The contributions are the equivalent of one twelfth of 1.5% per every one thousand of the monthly average of the total depository obligations Bicapital records during the immediately preceding month.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The Company’s obligation to contribute these amounts ceases when the balance of these contributions reaches five percent (5%) of the total depository obligations in the national Guatemalan financial system.

During the year ended March 31, 2014 Bicapital made contributions to the FOPA for US$8,340,261 (US$6,822,077 in 2013 and US$6,487,121 at April 1, 2012), which were charged to income for the year.

As of March 31, 2014 the third-party deposit accounts included US$22,641,193 (US$16,771,550 in 2013 and US$14,151,193 at April 1, 2012), seized by court order.

(20)	Loans and borrowings from banks-

	March 31, 2014	March 31, 2013	April 1, 2012

From foreign financial institutions	$2,031,653,414	1,573,780,216	1,009,186,921
From domestic financial institutions	172,340,108	3,214,415	131,775,363
Accrued interest payable	17,525,200	17,650,538	4,927,145

	$2,221,518,722	1,594,645,179	1,145,889,429

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(a)

As of March 31, 2014 the Company has authorized lines of credit in domestic currency for Q193,778,200 equivalent to US$25,075,403 and in foreign currency for US$2,774,148,448 (Q194,274,400 equivalent to US$24,979,222 and US$2,003,975,775, respectively in 2013 and Q91,500,000 equivalent to US$11,895,569 and US$1,532,743,850 respectively, at April 1, 2012). The unused authorized lines of credit in domestic currency total Q30,092,934 equal to US$3,894,104 and US$580,150,743 in foreign currency (Q22,499,088 equivalent to US$2,892,866 and US$440,179,311, respectively in 2013 and Q1,500,000 equivalent to US$195,009 and US$403,480,192 respectively at April 1, 2012). The following table details the information presented above:

	Authorized Amount	Amount Unused	Used Amount	Interest rate	Due date

Domestic currency
Banco Agromercantil de Guatemala, S.A.	10,999,221	—	10,999,221	8.00%	27-08-14
Banco G&T Continental, S.A.	2,588,052	—	2,588,052	8.25%	15-11-14
Financiera de Occidente, S.A.	1,488,130	194,104	1,294,026	8.75%	23-05-14
Banco de America Central, S.A.	10,000,000	3,700,000	6,300,000	5.25%	10-06-14, 10-07-14, 25-09-14, 29-10-14

Total in domestic currency	25,075,403	3,894,104	21,181,299

Foreign currency
Bac Florida Bank	15,000,000	12,025,576	2,974,424	N/U, 2.25%	Indefinite, 31-05-14
Banco Aliado, S. A.	15,000,000	10,988,152	4,011,848	N/U, 3.24%, 3.33%	Indefinite, 30-09-14, 22-08-14
Banco C. A. De Integracion Economica	70,000,000	48,374,111	21,625,889	5.80%, 3.62%	Indefinite 30-06-14
S.A.	20,000,000	5,000,000	15,000,000	2.61%	Indefinite
Banco Del Bajio	1,200,000	1,200,000	—	N/U	Indefinite
Banco Do Brasil	1,000,000	1,000,000	—	N/U	Indefinite
Banco Internacional De Costa Rica	12,500,000	12,500,000	—	N/U	Indefinite
Banco Latinoamericano De Exportaciones	56,000,000	41,804,440	14,195,560	2.30%, 2.25%	Indefinite, 31-07-14
Bancomext	25,000,000	25,000,000	—	N/U	Indefinite
Banco Sabadell, S.A.	1,000,000	1,000,000	—	N/U	Indefinite
Banesto	2,833,000	2,833,000	—	N/U	Indefinite
Bank Of America	76,295,900	49,465,420	26,830,480	1.73%, N/A, 2%, 1.83%	Indefinite, 30-11-14, 31-01-15, 27-08-14
Bank Of Nova Scotia	17,500,000	—	17,500,000	1.67%	Indefinite
Banque De Commerce Et De Placements	11,019,000	11,019,000	—	N/U	Indefinite
Citibank	106,142,420	43,108,681	63,033,739	1.82%, N/A	Indefinite, 31-07-14
Cobank	38,200,000	25,275,710	12,924,290	1.72%	Indefinite
Commerzbank Ag.	77,261,849	6,726,244	70,535,605	2.05%, 2.31%	Indefinite, 19-03-15
Credit Suisse First Boston	10,000,000	10,000,000	—	N/U	Indefinite
Deutsche Bank A.G.	102,900,000	12,900,000	90,000,000	1.85%	Indefinite
Fifth Third Bank	5,000,000	5,000,000	—	N/U	Indefinite
Hsbc Bank Usa	19,000,000	19,000,000	—	N/U	Indefinite
Israel Discount Bank Of New York	5,000,000	2,000,000	3,000,000	2.35%	Indefinite
Jpmorgan Chase	60,000,000	60,000,000	—	N/U	Indefinite
Kbc Bank	11,500,000	11,500,000	—	N/U	Indefinite
Mercantil Banco Universal Venezuela	33,000,000	3,000,000	30,000,000	1.73%	Indefinite
Natixis	22,000,000	22,000,000	—	N/U	Indefinite
Nordea Bank	15,000,000	15,000,000	—	N/U	Indefinite
Standard Chartered Bank	68,000,000	23,000,000	45,000,000	1.82%, N/A	Indefinite
Sumitomo Mitsui Banking Corp.	38,921,125	921,125	38,000,000	1.70%	Indefinite
Bank Of Montreal	23,000,000	23,000,000	—	N/U	Indefinite
The Bank Of New York Mellon	40,000,000	20,000,000	20,000,000	1.73%	Indefinite
Wells Fargo Bank	85,850,000	59,467,774	26,382,226	1.73%, 1.98%, 1.52%	Indefinite, 30-04-14, 29-08-14
Banco De La Produccion (Garantia Idb)	20,020,211	—	20,020,211	1.70%	12-05-14
Banco Itau (Garantia Idb)	14,813,143	—	14,813,143	1.85%	19-05-14
Banco Pichincha C.A. (Garantia Ifc)	5,000,000	—	5,000,000	1.60%	13-05-14
Bank Of America (Crédito Directo)	500,000,000	—	500,000,000	5.50%	01-11-22
Bank Of Novascotia (Garantia Ifc)	15,010,316	—	15,010,316	1.60%	06-05-14
Citibank (Titularización)	52,748,329	—	52,748,329	1.39%	15-10-14
City National Bank (Garantia Idb)	4,988,417	—	4,988,417	1.75%	19-05-14
Cobank (Ccc 3 Años)	103,098,148	—	103,098,148	2.05%, 2.01%	08-01-16 / 23-02-15
Standard Chartered Bank (Garantia Bcie)	15,000,000	—	15,000,000	2.06%	13-05-14
The Bank Of Montreal (Garantia Idb)	20,008,952	—	20,008,952	1.85%	19-05-14
Wells Fargo Bank Series 2011	175,905,444	—	175,905,444	4.61%	15-10-21
Citibank C.C.C. (Estructurada)	4,000,000	—	4,000,000	2.02%	23-03-15
Wells Fargo Bank Series 2013	450,000,000	—	450,000,000	3.35%	13-07-25
Citibank N.A. New York	5,000,000	5,000,000	—	N/A	30-09-14
Citibank/ opic	40,000,000	4,830,920	35,169,080	3.69%	21-12-24
International Financial Corporation	10,000,000	10,000,000	—	0.00%	30-06-14
Vivienda	96,299,251	(14,414,604)	110,713,855	7.60%	07-02-15
Régimen de Aportaciones Privadas	24,987,297	(13,650,072)	38,637,370	7.95%	30-04-14
Bancoldex	5,000,000	2,000,000	3,000,000	3.39%	30-09-14
Eastern National Bank	5,000,000	(909,042)	5,909,042	2.27%	01-08-14
FMO	86,000,000	—	86,000,000	5.05%	15-01-18
Other	82,589	7,683	74,907	0.00%	21-12-18
Citibank N.A. Miami	26,800,000	1,900,000	24,900,000	2.76%	25-04-16
Bandesal	7,263,055	876,626	6,386,429	4.16%	27-09-27
Bladex	2,000,000	400,000	1,600,000	3.10%	04-06-14

Total in foreign currency	2,774,148,448	580,150,743	2,193,997,705

Total	2,799,223,851	584,044,847	2,215,179,004

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(b)

During September and October 2011, Bicapital obtained financing in the international capital markets through loans with the Wells Fargo Bank, National Association for US$180,000,000. These loans shall be settled in accordance with the quarterly installments set forth in the respective agreements, as follows: US$90,000,000 from January 2014 to October 2018 for tranche A and US$90,000,000 from January 2015 to October 2021 for tranche B.

Banco Industrial, S.A. has established a Diversified Payment Rights (DPRs) Securitization Program, through which it raises medium to long-term funds in the international capital markets. DPRs consist of electronic and paper remittances received through correspondent banks. Banco Industrial has sold all existing and future DPRs to Industrial DPR Funding Limited, a Cayman Islands SPC, which issues Notes to investors, collateralized by the DPRs. Banco Industrial has entered into several loan agreements with banks (Citibank and Wells Fargo) whose terms mirror those of the notes. The banks simultaneously participate 100% of their interest in the loans to the SPC. Proceeds from the issuance of the Notes will be used by the SPC to fund its purchase of the participations.

(c)

In April and October 2007, Bicapital obtained financing from international capital markets through two credit lines with Citibank NA New York for a total of US$300,000,000, secured by the flow of payment rights processed by Bicapital and relating to foreign currency remittances from abroad.

On July 29, 2011, the Bank renegotiated this funding by signing an agreement for a balance of US$258,182,150 to be settled in accordance with the quarterly installments set forth in the agreement and maturing in October 2014.

During the years ended March 31, 2014 and 2013, the Bank paid the interest owed on the balance of the loan obtained, based on the negotiated current interest rates. Additionally, a special fund was created for ensuring the payment of capital and interest thereon as per the terms of the agreement.

(d)

On November 1, 2012, Banco Industrial, S.A. obtained a US$500 million, 5.50%, 10 year senior financing in the international capital markets through the issuance of Notes under Rule 144A/Reg S. The issuer of the notes is Industrial Senior Trust, a Cayman Islands purpose trust. The proceeds obtained from the sale of the Notes were used by the Trust to acquire a 100% participation interest in a US$500 million unsecured senior loan made by Bank of America, N.A. to Banco Industrial, S.A.. The terms of the loan mirror those of the Notes. The principal asset of the Trust is a 100% participation interest, and certain related rights in a senior unsecured loan to Banco Industrial, S.A. The Notes have interest payments on days 1 of the months of May and November of each year, beginning on May 1, 2013. The principal amount will be amortized at the maturity, which falls due on November 1, 2022.

(e)

BANPAIS maintains obligations with the Central American Bank for Economic Integration (CABEI) through lines of credit for US$40,000,000 to finance working capital, foreign trade and productive sectors. Principal provided through the lines of credit is repaid by consecutive quarterly payments and, to the extent possible, until its full repayment in the amounts and on the dates the lender shall determine based on the term and repayment conditions of each loan program. This line of credit is secured by the assignment of the loans and advances to customers.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The Group has not had any defaults of principal or interest or other significant covenants with respect to its borrowings from banks during the years ended 31 March 2014, 2013 and April, 1, 2012.

(21)	Debt securities issued-

	March 31, 2014	March 31, 2013	April 1, 2012
Banco Industrial, S. A. and Banco del País (a) (b)
Debt securities	$100,407,487	52,271,829	65,264,619

Financiera industrial, S. A (c)
Debt securities	251,802,644	223,248,668	187,366,845

Contecnica, S. A. (d)
Debt securities	36,368,471	35,318,408	31,972,985
Subordinated debentures	—	35,186,016	—

Bicapital Corporation
Preferred stock	172,222,257	174,860,000	174,860,000
Accrued interest payable	397,861	314,572	283,424

	$561,198,720	521,199,493	459,747,873

(a)	Banco Industrial, S. A.

Total issuance of mortgage bonds have been authorized for up to Q500 million, equivalent to US$64,701,300 (US$64,288,506 in 2013 and US$65,003,107 at April 1, 2012); for bank bonds in quetzales for up to Q1,500 million, equivalent to US$194,103,900 (US$192,865,519 in 2013 and US$195,009,321 at April 1, 2012) and for bank bonds in dollars for up to US$200,000,000 in both years. Funds obtained have been earmarked for financing credit transactions authorized by the Law of Banks and Financial Groups in Guatemala.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Mortgage bonds are secured by the Bank’s assets and mortgage notes insured by the Fomento de Hipotecas Aseguradas (“F.H.A.”) a Guatemalan government institution. The term is for up to twenty-five years in the case of mortgage bonds with general collateral and for up to twenty years in mortgage bonds with specific collateral. Mortgage bonds bear interest at variable annual exchange rate that has varied between 2% to 9.5% in both years.

Bank bonds are secured by loans, investments and other Bicapital assets and have terms for up to twenty-five years. Bank bonds bear variable annual interest that for the bonds denominated in quetzales varies between 7% and 9.5% while for the bonds denominated in dollars, the annual rate is 5%. Bonds are redeemed through annual payments in accordance with the redemption plan that the Bank prepares for each of the bond series.

(b)	Banco del País, S. A.

At March 31, 2013, in minutes No. 25 of the General Stockholders’ Meeting held on February 24, 2012, the stockholders agreed to issue general bonds (denominated “Corporate bonds of Banco del País”) for up to US$50,000,000 or its equivalent in domestic currency. The structuring of the bond provides for a maximum placement period of two years after the date of registering the bond program, a maximum term of 7 years and interest payments on a quarterly or semi-yearly basis depending on the issue. As for interest, the simple interest formula is applied and the rate may depend on the bonds series, as follows:

a)	For series placed in foreign currency, any of the following reference rates may be used:

•	Libor rate

•	Other reference rate fixed when announcing the placement of the respective series.

b)	For series placed in local currency, any of the following reference rates may be used:

•

The minimum award rate for bills in domestic currency, placed by the Central Bank of Honduras CBH (“Reference Certificate”), or the debt equity with similar characteristics issued by the CBH (“Substitute Certificate”).

•	Other reference rate fixed when announcing the placement of the respective series.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Irrespective of the reference rate used, the bonds’ interest rate may include a spread. If a spread exists, it shall be noted if it will be maintained constant or not during the term of the series. Also, in this mode, the issuer may establish a minimum and a maximum interest rate payable, based on the market conditions at the time of placing each Series. This issue of general Bonds was authorized by the National Banking and Insurance Commission through Resolution No.1108/23-07-2012. At March 31, 2014 and 2013 BANPAIS had issued bonds for US$50,000,000 and US$35,186,000.

(c)	Financiera Industrial, S.A.

Total issues have been authorized for up to Q2,100 million, equivalent to US$271,745,460 and up to US$70 million in foreign currency. The proceeds obtained shall be earmarked for financing credit transactions authorized by the Law of Banks and Financial Groups.

At March 31, 2014 the notes have maturities ranging between 2014 and 2037, are secured by the Financiera Industrial’s financial assets and bear annual interest at a variable rate between 0.25% and 7.95% (between 0.25% and 8.87% for 2013).

The notes shall be amortized in accordance with the terms of each issue by monthly or quarterly payments or at maturity. For debt servicing, a sinking fund has been created, equivalent to 10% of the outstanding debt.

(d)	Contécnica, S.A.

Authorizations for the issues of BI-Credit notes are contained in the corresponding resolutions of the Bolsa de Valores Nacional, S.A. Total issues have been authorized for up to Q300 million, equivalent to US$38,820,780 (US$38,573,104 in 2013 and US$39,001,864 at April 1, 2012), of which at March 31, 2014 notes for US$36,368,471 (US$34,802,712 in 2013 and US$31,157,289 at April 1, 2012) have been issued and are outstanding.

At March 31, 2014 the balance comprises ninety one note series, which bear interest at fixed annual rates ranging between 5.75% and 6.75%, and have terms between six and fourteen months, maturing between April 2014 and May 2015.

At March 31, 2013 the balance comprises ninety one note series, which bear interest at fixed annual rates ranging between 6% and 6.75% and have terms between six and fourteen months, maturing between April 2013 and May 2014. The proceeds obtained shall be earmarked for financing credit transactions authorized by the Law of Banks and Financial Groups.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The Group has not had any defaults of principal or interest or other breaches with respect to its debt securities issued during the years ended 31 March 2014, 2013 and April, 1, 2012.

(22)	Accruals and deferred income-

	March 31, 2014	March 31, 2013	April 1, 2012

Unearned income	$76,439,738	64,352,989	66,419,019
Immediate obligations	71,358,609	73,162,099	67,864,936
Obligations with customers in the issue of documents	30,527,741	25,704,785	31,406,374
Security deposits	14,680,593	10,806,563	14,133,764
Deferred credits	6,477,006	9,697,127	10,772,316
Reciprocal agreements and credits	4,105,969	5,270,047	3,472,254
Management obligations	2,372,820	2,343,821	5,799,418
Other	7,185,490	7,483,213	218,111

	$213,147,966	198,820,644	200,086,192

(23)	Subordinated liabilities-

	March 31, 2014	March 31, 2013	April 1, 2012

With financial institutions	$193,144,070	175,967,330	168,804,617
Financial expenses payable	2,631,670	2,291,519	2,200,000

	$195,775,740	178,258,849	171,004,617

The Group has not had incurred in defaults of principal or interest or other significant covenants with respect to its subordinated liabilities during the years ended 31 March 2014, 2013 and April, 1, 2012.

On July 27, 2011, Banco Industrial, S.A. obtained a US$150 million, 8.25%, 10 year subordinated financing in the international capital markets through the issuance of Notes under Rule 144A/Reg S. The issuer of the notes is Industrial Subordinated Trust, a Cayman Islands purpose trust.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The proceeds obtained from the sale of the Notes will be used by the Trust to acquire a 100% participation interest in a US$150 million unsecured subordinated loan made by Bank of America, N.A. to Banco Industrial, S.A. The terms of the loan mirror those of the Notes.

(24)	Insurance reserves-

	March 31, 2014	March 31, 2013	April 1, 2012

Life insurance	$10,755,108	9,276,411	7,479,866
Insurance against accidents and disease	18,660,006	12,326,399	9,703,907
Damage insurance	24,805,907	22,979,624	22,317,403
Reinsurance taken	304,674	328,105	54,768
For outstanding claims	16,026,963	28,528,235	39,436,925
Technical reserve for current risks	11,417,894	8,866,164	6,044,579
Mathematical reserve	20,117,330	19,005,366	18,483,443
Special contingency reserve	723,421	723,455	778,703
Loyalty reserve	20,892	11,546	17,379
Judicial reserve	23,938	37,423	46,159
Government reserve	181,694	474,957	491,317
Private individuals	531,565	54,980	463,771
Incurred claims (not reported)	2,456,856	2,325,680	1,863,660

	$106,026,248	104,938,345	107,181,880

(25)	Provisions-

	Loyalty program	Other (1)	Total

Balance at April 1, 2012	$1,234,459	17,199,811	18,434,270
Increases (decrease) recorded in income	256,532	(19,472)	237,060
Effects of changes in exchange rates	(13,571)	(189,081)	(202,652)

Balances at March 31, 2013	1,477,420	16,991,258	18,468,678
Increases recorded in income	750,234	3,726,243	4,476,477
Effects of changes in exchange rates	9,486	110,683	120,169

Balances at March 31, 2014	$2,237,140	20,828,184	23,065,324

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(1)	Other provisions include:

	March 31, 2014	March 31, 2013	April 1, 2012

Solidarity contribution	$5,309,564	1,079,546	2,809,885
Employer contributions	5,505,057	6,085,319	5,725,474
Remunerations to shareholders for services provided	5,212,605	6,330,766	2,237,903
Maintenance, repair and others	4,800,958	3,495,627	6,426,549

	$20,828,184	16,991,258	17,199,811

(26)	Derivative financial instruments-

Interest-rate swaps

Counterparty	Basic conditions	March 31, 2014	March 31, 2013	April 1, 2012

Standard Bank	Pay 4.50% Receive 9.03%	$2,641,630	3,953,507	4,799,394
Citibank	Pay 5.25% Receive 4.47%	189,983	374,254	572,601
Standard Bank	Pay 3.47% Receive 3.23%	—	198,586	560,622
Citybank	Pay 4.94% Receive 4.45%	—	—	457,763
Standard Bank	Pay 5.87% Receive 5.36%	—	—	110,843
Standard Bank	Pay 5.85% Receive 5.61%	—	—	9,098
Citibank	Pay 7.90% Receive 5.61%	—	—	5,871

		$2,831,613	4,526,347	6,516,192

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(27)	Employee benefits-

i.	Movements in the present value of defined benefit obligations (DBO)-

	March 31,
	2014	2013

DBO at beginning of the year	$28,126,481	22,419,054
Current service costs	3,181,404	2,631,410
Interest cost	2,238,592	1,907,110
Payments for the year	(918,361)	(605,139)

Expense charged to income	32,628,116	26,352,435

Actuarial losses recognized in other comprehensive income	3,235,250	1,774,046

DBO at the end of the period	$35,863,366	28,126,481

The Company contributes to the post-employment defined benefit plan:

•

The Company provides the employees with a bonus in the cases of voluntary separation. This benefit depends of the criteria of the manager of the employee, Human Resources, and the Direction. The payment is optional since it is not established in a formal way. The gratification is equal to the average salary of the last six months for each year of service. The salary includes, the base salary, commissions, overtime, Christmas Bonus and Bonus 14.

This defined benefit plan expose the Company to actuarial risks, such as longevity risk, currency risk, interest risk and market risk.

ii.	Actuarial losses recognized in other comprehensive income -

	2014	2013

Cumulative amount at April 1	$1,224,092	—
Recognized during the year	3,235,250	1,774,046
Deferred income taxes	(905,870)	(549,954)

Actuarial losses, net of taxes	$3,553,472	1,224,092

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

iii.	Actuarial assumptions-

The principal actuarial assumptions at the reporting date are detailed below:

	2014	2013

Discount rate	7.50%	8.15%
Rate of compensation increase	8.50%	8.50%

The assumed discount rates are derived from rates available on government bonds for which the timing and amounts of payments match the timing and the amounts of our projected pension payments.

iv.	Sensitivity analysis-

Reasonably possible changes at the reporting date, in any of the actuarial assumptions and assuming that all the other variables remain constant, would have affected the defined benefit obligations as of March 31, 2014 by the amounts shown below:

	Increase	Decrease

Discount rate (0.50% variance)	$33,696,969	38,243,984

Rate of compensation increase (0.50% variance)	$3,347,107	3,896,751

The Company expects to pay $US4,538,520 in contributions to its defined benefit plans in March 31, 2015.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(28)	Stockholders’ equity-

(d)	Structure of capital stock-

As of March 31, 2014 and 2013 and April 1, 2012, the Company’s capital stock totals US$389,318,571, US$386,418,468 and US$305,615,790, respectively. As of March 31, 2014 the number of outstanding and issued common shares, without nominal value, are as follow:

	Common shares
	2014	2013
Outstanding at 1 April	552,810,317	539,617,027
Exchange of shares	1,764,940	13,193,290

Outstanding at March 31	554,575,257	552,810,317

During the year ended March 31, 2014 the increase in capital stock of US$1,572,486 corresponds to an exchange of common stock made by stockholders of Banco Industrial, S. A. (US$ 11,132,081 for 2013).

(e)	Dividends-

•	On April 29, 2013, the Stockholders’ Meeting of Bicapital agreed to declare dividends for US$71,400,701.

•	On May 7, 2012, the Stockholders’ Meeting of Bicapital, agreed to declare dividends for US$59,175,310.

As of March 31, 2014 and 2013, the dividend per share was US$7.7671 and US$9.3419, respectively.

(f)	Nature and purpose of reserves-

e)	Legal reserve-

In accordance with the laws of each country, the Group entities’ comply with the creation of a legal reserve. Five percent of net income of the year must be appropriated to the statutory reserve, until it reaches one-fifth of capital stock. As of March 31, 2014 the statutory reserve has reached the required amount.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

f)	Reserve for future capitalizations-

This reserve comprises amounts separated from retained earnings to capitalize and increase capital.

g)	Reserve for future dividends-

This reserve comprises amounts separated from retained earnings to cover the payment of dividends to its shareholders for their invested capital. The Company pays out a specific percentage of its earnings each year as dividends, and the amount of those dividends therefore vary directly with earnings.

h)	Translation reserve-

The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations as well as the effective portion of any foreign currency differences arising from hedges of a net investment in a foreign operation.

(29)	Operating leases-

Operating lease-related commitments at March 31, 2014 and 2013 and April 1, 2012 are analyzed as follows:

	March 31, 2014	March 31, 2013	April 1, 2012

Less than one year	$1,283,664	1,309,903	1,288,272
Between one and five years	10,406,581	10,151,940	8,775,489
Over five years	1,138,952	1,088,652	1,049,588

	$12,829,197	12,549,595	11,113,349

Total rent expense (fixed and variable) aggregated US$10,395,384 and US$10,704,875 for the periods ended March 31, 2014 and 2013, respectively, and is included under “operating and administrative expenses” in the statements of income.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(30)	Earnings per share-

Basic earnings per share is determined dividing profit after taxes attributable to the equity holders of Bicapital by the weighted average number of ordinary shares outstanding during the respective year. Diluted earnings per share reflect the potential dilution assuming the conversion of all dilutive potential ordinary shares.

As of March 31, 2014, the calculation of the basic earnings per share was based on profit of the year of US$174,854,530 (2013: US$155,912,439) and a weighted average of common stock outstanding of 554,575,257 (2013: 552,810,317). The Company has no diluted potential ordinary shares.

The basic and diluted earnings per share as of March 31, 2014 and 2013, calculated by the Company are US$0.3175 and US$0.2864, respectively.

(31)	Operating segments-

(a)	Basis of segmentation-

The Company has the following four strategic divisions, which are reportable segments. These divisions offer different products and services, and are managed separately based on the Company’s management and internal reporting structure.

Reportable segments	Operations

Corporate banking	Loans, deposits and other transactions and balances with corporate customers.
Retail banking	Loans, deposits and other transactions and balances with retail customers.
Treasury

Funding and centralized risk management activities through borrowings, issues of debt securities, subordinated liabilities and investing in liquid assets such as short-term placements and corporate and government debt securities.

Insurance	Offers savings, protection products and other long-term insurance contracts.

The Chief Operating Decision Maker reviews internal management reports from each division at least quarterly, and allocates resources to each segment.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(b)	Information about operating segments-

Year ended March 31, 2014	Corporate Banking	Retail Banking	Treasury	Insurance	Total

Interest income	304,357,871	193,996,730	233,769,370	6,305,510	738,429,481
Interest expense	(128,420,660)	(86,979,212)	(156,297,383)	(20,982)	(371,718,237)

Net interest income	175,937,211	107,017,518	77,471,987	6,284,528	366,711,244

Loan impairment charges	(17,621,223)	(11,674,405)	—	(8,116)	(29,303,744)

Net interest income after provisions	158,315,988	95,343,113	77,471,987	6,276,412	337,407,500

Fee and commission income, net (including premiums earned and technical reserves)	32,990,883	104,788,347	18,248,673	34,423,828	190,451,731

Operating and administrative expenses	(91,287,636)	(155,289,045)	(30,308,334)	(19,990,621)	(296,875,636)

Profit before tax	100,019,235	44,842,415	65,412,326	20,709,619	230,983,595

Segment assets	4,615,386,588	1,798,576,628	3,819,039,969	116,540,933	10,349,544,118

Segment liabilities	(3,374,441,453)	(6,040,715,976)	(469,875,508)	(120,408,812)	(10,005,441,749)

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Year ended March 31, 2013	Corporate Banking	Retail Banking	Treasury	Insurance	Total

Interest income	256,223,930	161,012,420	201,233,091	5,288,071	623,757,512
Interest expense	(97,692,711)	(77,954,284)	(134,693,231)	—	(310,340,226)

Net interest income	158,531,219	83,058,136	66,539,860	5,288,071	313,417,286

Loan impairment charges	(9,232,720)	(14,907,465)	—	(4,359)	(24,144,544)

Net interest income after provisions	149,298,499	68,150,671	66,539,860	5,283,712	289,272,742

Fee and commission income, net (including premiums earned and technical reserves)	33,115,391	100,200,217	15,184,233	25,641,134	174,140,975

Operating and administrative expenses	(82,177,231)	(126,042,073)	(28,226,591)	(14,472,613)	(250,918,508)

Profit before tax	100,236,658	42,308,815	53,497,502	16,452,233	212,495,208

Segment assets	4,048,949,268	1,517,587,685	3,464,289,798	109,240,914	9,140,067,665

Segment liabilities	(3,096,083,279)	(5,347,553,807)	(275,763,446)	(116,742,624)	(8,836,143,156)

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(c)	Reconciliations of information on reportable segment to IFRS measures-

	Year ended March 31, 2014	Year ended March 31, 2013
i. Net interest income
Total net interest income for reportable segments	366,711,244	313,417,286
Unallocated amounts	100,067	271,466

Consolidated revenue	366,811,311	313,688,752

ii. Profit before tax
Total profit or loss for reportable segments	230,983,595	212,495,208
Unallocated amounts	(8,018,870)	(5,141,319)

Consolidated profit before tax	222,964,725	207,353,889

iii. Assets
Total assets for reportable segments	10,349,544,118	9,140,067,665
Other unallocated amounts	1,059,733,416	971,512,145

Consolidated total assets	11,409,277,534	10,111,579,810

iv. Liabilities
Total liabilities for reportable segments	(10,005,441,749)	(8,836,143,156)
Other unallocated amounts	(461,748,790)	(443,436,228)

Consolidated total liabilities	(10,467,190,539)	(9,279,579,384)

(d)	Geographic information-

In presenting the geographic information below, segment net interest income is based on the geographic location of customers.

Year ended March 31, 2014	Guatemala	Honduras	El Salvador	Total
Corporate Banking	145,049,992	26,411,131	4,476,088	175,937,211
Retail Banking	76,077,053	29,937,413	1,003,052	107,017,518
Treasury	69,350,654	7,252,131	869,202	77,471,987
Insurance	4,638,670	1,645,858	—	6,284,528

				366,711,244

Year ended March 31, 2013	Guatemala	Honduras	El Salvador	Total
Corporate Banking	129,064,215	25,857,120	3,609,884	158,531,219
Retail Banking	53,396,594	29,403,824	257,718	83,058,136
Treasury	64,400,876	915,279	1,223,705	66,539,860
Insurance	3,977,728	1,310,343	—	5,288,071

				313,417,286

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(32)	Interest income and expense-

Interest income and expense are analyzed as follows:

	Year ended March 31,
	2014	2013
Interest income

Investment securities	$232,575,129	204,059,540
Loans and advances to customers	500,510,502	415,153,469
Financial derivatives	2,155,812	2,570,125
Accounts receivable	1,727,650	1,549,103
Cash and cash equivalents	1,676,103	862,899

Total interest income	$738,645,196	624,195,136

	Year ended March 31,
	2014	2013
Financial expense

Depositary obligations	$227,371,159	196,712,597
Loans obtained	73,727,437	48,246,206
Financial obligations	51,219,948	46,555,883
Other obligations	18,920,710	18,268,132
Financial derivatives	594,631	723,565

Total financial expense	$371,833,885	310,506,384

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(33)	Fee and commission income and expense-

Fee and commission income and expenses are as follows:

	Year ended March 31,
	2014	2013
Income

Commissions	$89,025,317	76,507,440
Bank services	30,264,352	35,009,213
Leases	18,576,173	15,572,808
Account handling	10,257,158	9,259,362
Gain on foreign exchange transactions	18,061,526	16,154,733
Trading in securities	5,401,331	4,649,112
Legal services	4,115,935	3,369,131
Maintenance	4,023,216	210,416
Storage	3,742,187	4,242,279
Collections	3,587,209	5,406,411
BI mobile	3,278,431	1,795,020
Electronic billing	1,721,009	1,504,814
Checks rejected	1,634,853	1,650,317
Price differences in repurchase of government agreements	323,968	1,152,968
Other	2,681	629,604

Total fee and commission income	$194,015,346	177,113,628

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	Year ended March 31,
	2014	2013

Service expenses
Protection fund contributions	$8,340,261	6,822,077
Assistance on damages and other	8,202,455	7,905,751
Other services	1,412,530	568,607
Additional benefits	1,714,855	1,100,490
Loans obtained	754,832	118,364
Trading in securities	678,566	1,090,933
Collections	608,209	485,540
Loss on foreign exchange transactions	231,399	199,727
Price differences in repurchase of government agreements	180,389	1,959,676
Depository obligations	74,070	50,366
Other	55,073	71,087
Commissions	—	67,338

Total fee and commission expense	$22,252,639	20,439,956

(34)	Premiums earned, net technical reserves-

	Year ended March 31,
	2014	2013

Premiums written	$211,647,635	183,016,585
Management fees	8,607,188	8,247,388
Recoveries and cancelation	(21,376,205)	(20,558,026)
Change in reserves	(10,082,053)	(7,229,510)

	$188,796,565	163,476,437

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(35)	Operating and administrative expenses-

	Year ended March 31,
	2014	2013
Personnel costs:
Wages and salaries	83,349,884	76,244,376
Bonus	9,863,545	9,047,665
Employer dues	17,993,497	16,591,499
Severance payments	6,656,669	6,692,883
Vacation bonus	2,640,155	2,383,364
Extraordinary salaries	1,933,594	1,614,032
Transportation and per diem	1,599,429	1,519,553
Training	1,112,477	1,014,674
Other	26,243,132	23,741,199

	151,392,382	138,849,245

Administrative expenses:
Taxes and dues	30,446,465	22,980,436
Depreciations	21,957,639	19,074,122
Maintenance	21,757,114	13,528,670
Professional fees	12,249,809	8,848,141
Marketing and advertising	8,039,914	6,217,702
Security and monitoring	7,691,114	7,541,278
Repairs and maintenance	7,034,526	6,493,521
Memberships	6,779,796	5,868,401
Electricity	6,173,366	5,429,172
Communications	4,540,779	3,726,717
Amortizations	4,388,182	3,783,160
Insurance premiums and bonding	3,240,767	772,749
Stationery and office supplies	2,694,672	2,574,817
Courier	1,385,697	1,292,942
Other	26,532,868	18,438,598

	164,912,708	126,570,426

Rent expenses:
Property	9,500,660	10,083,675
Equipment and fixtures	771,783	471,074
Other	122,941	150,126

	10,395,384	10,704,875

Total operating and administrative expenses	$326,700,474	276,124,546

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(36)	Non-controlling interest in subsidiaries-

The following table summarizes the information relating the Company’s subsidiary that has material NCI:

	Banco Industrial	Financiera Industrial	Contecnica	Westrust Bank	Banco del País	Banco Industrial El Salvador	ARVIN	Total

March 31, 2014

NCI percentage	2.30%	2.25%	2.26%	2.30%	9.79%	8.00%	30.00%

Loans, net	4,624,197,438	7,166,606	161,214,992	341,939,784	1,115,357,433	146,415,954	—	6,396,292,207
Other assets	3,752,820,981	259,009,465	7,759,961	689,189,529	411,023,045	111,990,620	1,028,847	5,232,822,448
Liabilities	(7,843,068,488)	(252,053,937)	(154,659,138)	(952,453,066)	(1,385,990,324)	(226,113,374)	(545,263)	(10,814,883,590)
Net assets	(521,436,466)	(13,902,935)	(14,138,524)	(77,722,974)	(126,400,460)	(29,664,626)	146,358	(783,119,627)

Carrying amount of NCI	12,513,465	219,199	177,291	953,273	13,989,694	2,628,574	629,944	31,111,438

Revenue	14,081,795	475,042	1,410,388	1,263,391	18,208,711	1,088,843	586,303	37,114,472
Profit	110,832,280	4,924,703	25,628,255	10,856,647	25,563,176	1,705,902	(547,835)	178,963,128
OCI	110,832,280	4,924,703	25,628,255	10,856,647	25,563,176	1,705,902	(547,835)	178,963,128

Profit allocated of NCI	2,552,844	110,597	578,736	250,065	2,503,614	136,472	200,801	6,333,130

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	Banco Industrial	Financiera Industrial	Contecnica	Westrust Bank	Banco del País	Banco Industrial El Salvador	ARVIN	Total

March 31, 2013

NCI percentage	2.62%	2.55%	2.56%	2.62%	9.46%	8.00%	30.00%

Loans, net	3,997,628,213	3,425,702	160,186,442	313,878,050	981,571,808	98,928,512	—	5,555,618,727
Other assets	3,564,293,515	233,710,227	(24,752,400)	616,896,809	406,856,276	81,201,204	1,031,419	4,879,237,050
Liabilities	(7,055,138,138)	(223,574,978)	(101,364,975)	(856,388,748)	(1,258,257,612)	(159,541,806)	—	(9,654,266,257)
Net assets	(493,193,641)	(13,324,051)	(33,345,773)	(73,410,378)	(117,550,329)	(18,899,593)	(714,237)	(750,438,002)

Carrying amount of NCI	13,589,949	236,900	723,294	975,733	12,620,143	1,688,317	317,182	30,151,518

Revenue	13,827,393	478,512	1,600,461	1,313,122	14,794,975	654,049	—	32,668,512
Profit	90,442,493	4,826,966	23,182,104	12,336,774	27,612,354	782,933	(10,488)	159,173,136
OCI	90,442,493	4,826,966	23,182,104	12,336,774	27,612,354	782,933	(10,488)	159,173,136

Profit allocated of NCI	2,366,008	123,118	594,566	322,734	2,611,582	62,635	(3,146)	6,077,496

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(37)	Commitments and contingent liabilities-

Commitments-

Trust requirements

At March 31, 2014, the Bank and the Financial Company manage as trustees, sixty (60) (seventy six (76) in 2013) and two hundred and seventy five (275) (two hundred and forty three (243) in 2013) trust contracts, respectively. According to the Commerce Code of Guatemala, the trustee is accountable before third parties for compliance with the obligations contained in the signed contracts, including the fulfillment of the trust tax-related obligations.

Except for the Asset Exclusion Trust of Banco de Comercio, S.A., which is managed by Financiera Industrial.

In accordance with the opinion of attorneys, tax advisors and management, there are no known or potential disputes associated with the Bank’s or the Financial Company’s performance as trustees. At March 31, 2014 BANPAIS has signed several trust contracts and management contracts for the administration of investment securities.

Contingent liabilities-

Pending tax claims

At March 31, 2014 the following adjustments that result from reviews made by the Superintendence of Tax Administration on additional tax claims are still unresolved:

Banco Industrial, S. A.:

US$
Through court proceedings:
Income tax fiscal period 2008	54,892
Income tax fiscal period 2003	411,662
Income tax fiscal period 2001	712,693
Income tax fiscal periods 1999 and 2000	340,573
Income tax fiscal period 1998	55,714
Tax on financial income fiscal period 1996	37,616
Income tax withholdings 1993 – 1994	2,087

1,615,237

BANPAIS

The tax authorities reviewed the income tax returns filed by the Bank for the fiscal periods ended December 31, 2002 to 2005. This tax review led to adjustments for additional taxes claimed of approximately L108,990,000 (US$5,252,251).

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

At December 31, 2014 and 2013, the Dirección Ejecutiva de Ingresos (“DEI”) had not yet rendered any judgments related to his matter. According to the agreement executed with the selling shareholders, the latter are responsible for such adjustments; therefore, they will have no effects on the results of BANPAIS.

In accordance with the opinion of Management, it is probable that the outcome of such litigation will be favorable. For this reason, no provision has been recorded at March 31, 2014 to cover any potential losses for these claims. The tax authorities’ right to review tax returns in Guatemala expires after 4 years, in Honduras after 5 years and in El Salvador after 10 years.

During the normal course of business legal claims may arise due to commercial, labor or other disputes. According to Management’s judgment none of such claims are probable to result in an unfavorable outcome to the Company, nor could the amounts claimed have a material impact in the financial position of the Company.

(38)	Subsequent events-

On September 23, 2014, the Company acquired 100% of the assets, processes, trademarks and personnel of a group of hospitals that under IFRS constitute a business (hereinafter referred to as the “Healthcare Business”). Taking control of the Healthcare Business will enable the Company to integrate their health insurance business with a branch that will enable them to further provide healthcare services. The acquisition is expected the Company to reduce costs through economies of scale and further diversify their investment portfolio.

Goodwill arising from the acquisition of the Healthcare Business was as follows:

US$

Consideration transferred	29,199,152
Fair value of identifiable net assets	(27,021,655)

Goodwill	2,177,497

If new information obtained within one year of the date of acquisition about facts and circumstances that existed at the date of acquisition identifies adjustments to the above amounts, or any additional provisions that existed at the date of transition, then the accounting for the acquisition will be revised.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

(39)	Explanation of transition to IFRS-

As discussed in note 2, these are the Company’s first consolidated financial statements prepared in accordance with IFRS as issued by the IASB.

The accounting policies set out in note 3 have been applied in preparing the consolidated financial statements for the period ended March 31, 2014, the comparative information presented in these consolidated financial statements for the year ended March 31, 2013 and in the preparation of an opening consolidated IFRS statement of financial position as of April 1, 2012 (the Company’s date of transition).

IFRS 1, First-time adoption of International Financial Reporting Standards, currently in force, establishes certain exceptions and exemptions for first-time adopters regarding the general requirement of retrospectively applying IFRS at the date of transition. The Company applied the mandatory exceptions with respect to the determination of estimates at the date of transition and the prospective application of cancellation of financial assets and liabilities. The following mandatory exceptions and optional exemptions were applied by the Company:

Mandatory exceptions:

1.

Estimates made under previous GAAP: Estimates in the opening statement of financial positions were consistent with estimates made under previous GAAP; therefore, estimates are not update for information received at a later date. If changes in estimates are appropriated, then they were accounted for prospectively. In the specific case of the allowance for loan losses, the Company adjusted the reserve bases on the incurred loss model.

2.

Derecognition of financial instruments: A first-time adopter needs to carefully assess the characteristics of its financial instruments under previous GAAP, in order to recognize or derecognized some of its financial instruments. The Company, recognized on its financial statements the financial derivatives, restricted cash, investment properties, government repurchase agreements and employee benefits; and derecognized financial and service income and expense, deferred charges, deferred credits and assets revaluation.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Optional exemptions:

1.

Business combinations: The Company elects the optional exemption provided by IFRS 1 whereby a first-time adopter may not apply IFRS retrospectively to business combinations that occurred before the date of transition.

2.	Insurance contracts: The Company elects the optional exemption for insurance contracts, which permitted a first-time adopter not to apply IFRS 4 retrospectively.

3.

Fair value or revaluation as deemed cost: The Company elects the fair value optional exemption disclosed in IFRS 1; this exemption is not limited to a particular asset or liability and will established a deemed cost in accordance with previous GAAP. Fair value or revaluation was made in property and equipment, foreclosed assets and investment properties.

4.

Foreign currency translation: The Company elects to apply IAS 21 retrospectively to determine the cumulative foreign exchange difference for each foreign operation that should be recognized as a separate component for equity at the date of transition.

An explanation of how the transition from Guatemala Banking GAAP to IFRS has affected the Company’s consolidated financial position, consolidated financial performance and consolidated cash flows is set out in the following tables and the notes that accompany the tables. The Company has not prepared consolidated financial statements in accordance with the Guatemala Banking GAAP for periods subsequent to March 31, 2014.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Reconciliation of equity as of March 31, 2014-

		March 31, 2014
	Note	Guatemala Banking GAAP	Other subsidiaries (a)	Reclassifications (b)	Effect of transition to IFRS	IFRS
Assets
Cash and cash equivalents		1,147,161,988	640,414	(69,268,689)	39,335	1,078,573,048
Investment securities	c)	3,404,205,658	—	(251,003,260)	(3,509,662)	3,149,692,736
Loans, net	c)h)	5,896,911,371	7,624,163	412,289,505	55,509,453	6,372,334,492
Financial and service income , net		74,580,999	—	(74,477,369)	(103,630)	—
Other receivables		128,190,298	386,906	4,500,673	(390,075)	132,687,802
Related parties		—	—	1,953,325	—	1,953,325
Prepayments		—	—	29,895,323	7,699,982	37,595,305
Assets under insurance contracts	j)	4,480,853	—	21,774,189	13,895,533	40,150,575
Equity investees		8,703,967	—	(8,703,967)	—	—
Derivative assets held for risk management	i)	—	—	—	95,491	95,491
Restricted cash		—	—	115,622,029	—	115,622,029
Foreclosed assets	g)	19,728,038	1,662,461	(11,052,766)	7,163,301	17,501,034
Property and equipment, net	d)	335,098,625	—	(53,240,111)	(14,538,352)	267,320,162
Goodwill		—	—	136,274,378	—	136,274,378
Intangible assets, net	f)	—	—	37,206,078	(9,683,989)	27,522,089
Investment property, net	e)	—	—	30,669,366	1,285,702	31,955,068
Other investments		70,068,167	—	(70,068,167)	—	—
Deferred charges, net		186,708,247	11,228	(186,719,475)	—	—
Other assets		3,239,159	—	(3,239,159)	—	—

Total assets		11,279,077,370	10,325,172	62,411,903	57,463,089	11,409,277,534

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

		March 31, 2014
	Note	Guatemala Banking GAAP	Other subsidiaries (a)	Reclassifications (b)	Effect of transition to IFRS	IFRS
Liabilities
Deposits and obligations from customers		7,058,813,083	—	20,290,948	—	7,079,104,031
Loans and borrowings from banks	c)	2,215,250,514	—	17,634,517	(11,366,309)	2,221,518,722
Debt securities issued		354,463,938	—	207,625,857	(891,075)	561,198,720
Financial expenses payable		43,833,816	—	(43,833,816)	—	—
Accruals and deferred income		200,938,713	147,176	11,295,747	766,330	213,147,966
Subordinated liabilities	c)	402,260,000	—	(204,616,247)	(1,868,013)	195,775,740
Insurance reserves	j)	78,735,425	—	35,607,653	(8,316,830)	106,026,248
Provisions		15,638,101	1,068,984	(63,117,297)	69,475,536	23,065,324
Liabilities under insurance contracts		14,235,631	—	(162,226)	309,144	14,382,549
Related parties		—	—	4,765,802	—	4,765,802
Derivative liabilities held for risk management	i)	—	—	—	2,831,613	2,831,613
Other liabilities	c)	5,507,069	—	(4,973,319)	—	533,750
Deferred credits		21,742,122	263	(18,746,121)	(2,996,264)	—
Other credit accounts		9,243,558	—	(9,243,558)	—	—
Employee benefits	k)	—	—	—	35,863,366	35,863,366
Deferred tax	l)	—	—	2,737,290	6,239,418	8,976,708

Total liabilities		10,420,661,970	1,216,423	(44,734,770)	90,046,916	10,467,190,539

Equity
Share capital		343,928,570	52,060,330	(6,670,329)	—	389,318,571
Reserves		201,763,550	—	20,330,397	(837,231)	221,256,716
Capital contribution		6,788,349	9,311,539	(8,986,988)	—	7,112,900
Retained earnings	o)	285,459,395	(52,263,120)	74,500,470	(9,669,038)	298,027,707
Other Comprehensive Income	m)	(9,016,078)	—	26,353,299	(22,077,558)	(4,740,337)
Non-controlling interest		29,491,614	—	1,619,824	—	31,111,438

Total equity		858,415,400	9,108,749	107,146,673	(32,583,827)	942,086,995

Total equity and liabilities		11,279,077,370	10,325,172	62,411,903	57,463,089	11,409,277,534

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Reconciliation of equity as of March 31, 2013-

		March 31, 2013
	Note	Guatemala Banking GAAP	Other subsidiaries (a)	Reclassifications (b)	Effect of transition to IFRS	IFRS

Assets
Cash and cash equivalents		1,092,989,806	1,532,489	(11,637,108)	1,959	1,082,887,146
Investment securities	c)	3,012,278,373	—	(274,735,536)	(523,330)	2,737,019,507
Loans, net	c)h)	5,091,655,505	8,124,685	369,262,354	42,929,941	5,511,972,485
Financial and service income , net		63,375,623	—	(63,269,058)	(106,565)	—
Other receivables		129,320,462	506,159	2,833,348	(283,543)	132,376,426
Related parties		—	—	2,194,637	—	2,194,637
Prepayments		—	—	25,646,229	4,806,222	30,452,451
Assets under insurance contracts	j)	8,344,269	—	43,959,828	(239,945)	52,064,152
Equity investees		5,733,515	—	(5,733,515)	—	—
Derivative assets held for risk management	i)	—	—	—	223,181	223,181
Restricted cash		—	—	105,737,559	—	105,737,559
Foreclosed assets	g)	18,641,698	1,757,787	(11,560,813)	7,804,032	16,642,704
Property and equipment, net	d)	325,885,083	—	(54,276,846)	(18,566,503)	253,041,734
Goodwill		—	—	135,919,909	—	135,919,909
Intangible assets, net	f)	—	—	30,614,509	(11,927,937)	18,686,572
Investment property, net	e)	—	—	18,252,076	14,109,271	32,361,347
Other investments		67,784,983	—	(67,784,983)	—	—
Deferred charges, net		169,908,084	41,197	(169,949,281)	—	—
Other assets		3,688,611	—	(3,595,634)	(92,977)	—

Total assets		9,989,606,012	11,962,317	71,877,675	38,133,806	10,111,579,810

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

		March 31, 2013
	Note	Guatemala Banking GAAP	Other subsidiaries (a)	Reclassifications (b)	Effect of transition to IFRS	IFRS
Liabilities
Deposits and obligations from customers		6,586,531,715	—	13,607,241	—	6,600,138,956
Loans and borrowings from banks	c)	1,585,882,821	—	18,218,788	(9,456,430)	1,594,645,179
Debt securities issued		312,079,028	—	210,188,567	(1,068,102)	521,199,493
Financial expenses payable		41,766,555	—	(41,766,555)	—	—
Accruals and deferred income		178,713,132	152,748	17,065,999	2,888,765	198,820,644
Subordinated liabilities	c)	387,860,000	—	(207,541,515)	(2,059,636)	178,258,849
Insurance reserves	j)	65,941,135	—	45,090,258	(6,093,048)	104,938,345
Provisions		11,154,325	1,168,383	(57,381,980)	63,527,950	18,468,678
Liabilities under insurance contracts		12,202,134	—	(1,062,755)	664,898	11,804,277
Related parties		—	—	5,648,004	—	5,648,004
Derivative liabilities held for risk management	i)	—	—	—	4,526,347	4,526,347
Other liabilities	c)	1,305,425	—	(771,675)	—	533,750
Deferred credits		21,192,360	742	(21,463,696)	270,594	—
Other credit accounts		5,430,880	—	(5,430,880)	—	—
Employee benefits	k)	—	—	—	28,126,481	28,126,481
Deferred tax	l)	—	—	3,307,984	9,162,397	12,470,381

Total liabilities		9,210,059,510	1,321,873	(22,292,215)	90,490,216	9,279,579,384

Equity
Share capital		347,658,456	51,728,186	(12,968,174)	—	386,418,468
Reserves		138,137,364	—	42,387,373	(378,884)	180,145,853
Capital contribution		6,750,284	11,180,787	(10,669,137)	—	7,261,934
Retained earnings	o)	267,382,689	(52,268,529)	71,266,323	(51,928,007)	234,452,476
Other Comprehensive Income	m)	(9,285,082)	—	2,904,780	(49,519)	(6,429,821)
Non-controlling interest		28,902,791	—	1,248,725	—	30,151,516

Total equity		779,546,502	10,640,444	94,169,890	(52,356,410)	832,000,426

Total equity and liabilities		9,989,606,012	11,962,317	71,877,675	38,133,806	10,111,579,810

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Reconciliation of equity as of April 1, 2012-

		April 1, 2012
	Note	Guatemala Banking GAAP	Other subsidiaries (a)	Reclassifications (b)	Effect of transition to IFRS	IFRS
Assets
Cash and cash equivalents		1,017,329,726	8,022,838	163,967,819	—	1,189,320,383
Investment securities	c)	2,739,819,388	3,248,396	(713,242,766)	345,000,874	2,374,825,892
Loans, net	c)h)	4,442,719,678	29,258,092	256,786,562	30,529,094	4,759,293,426
Financial and service income , net		53,775,210	—	(53,775,210)	—	—
Other receivables		87,909,312	25,065,850	(23,084,982)	1,014,153	90,904,333
Related parties		—	—	2,322,921	—	2,322,921
Prepayments		—	—	23,095,994	—	23,095,994
Assets under insurance contracts	j)	10,497,331	—	49,945,125	4,126,911	64,569,367
Equity investees		8,320,414	—	(8,320,414)	—	—
Derivative assets held for risk management	i)	—	—	—	373,476	373,476
Restricted cash		—	—	95,929,848	—	95,929,848
Foreclosed assets	g)	16,390,249	4,389,346	(18,339,132)	11,254,005	13,694,468
Property and equipment, net	d)	229,347,940	89,137,242	(71,530,408)	(445,529)	246,509,245
Goodwill		—	—	136,533,542	—	136,533,542
Intangible assets, net	f)	—	3,363,901	16,768,645	(6,695,445)	13,437,101
Investment property, net	e)	—	—	23,359,480	9,876,785	33,236,265
Other investments		65,093,113	—	(65,093,113)	—	—
Deferred charges, net		165,290,213	217,221	(175,996,669)	10,489,235	—
Other assets		937,362	—	(937,362)	—	—
Deferred tax	l)	—	—	—	147,654	147,654

Total assets		8,837,429,936	162,702,886	(361,610,120)	405,671,213	9,044,193,915

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

		April 1, 2012
	Note	Guatemala Banking GAAP	Other subsidiaries (a)	Reclassifications (b)	Effect of transition to IFRS	IFRS
Liabilities
Deposits and obligations from customers		6,117,342,379	—	11,162,728	—	6,128,505,107
Loans and borrowings from banks	c)	1,141,120,378	58,580,310	(46,804,838)	(7,006,421)	1,145,889,429
Debt securities issued		249,984,088	815,695	211,143,473	(2,195,383)	459,747,873
Financial expenses payable		30,112,742	—	(30,112,742)	—	—
Accruals and deferred income		144,157,185	60,759,461	(5,408,526)	578,072	200,086,192
Subordinated liabilities	c)	380,860,000	—	(208,647,947)	(1,207,436)	171,004,617
Insurance reserves	j)	52,626,379	—	51,446,528	3,108,973	107,181,880
Provisions		16,015,567	641,870	(48,224,614)	50,001,447	18,434,270
Liabilities under insurance contracts		14,317,061	—	(356,832)	—	13,960,229
Related parties		—	—	4,970,896	—	4,970,896
Derivative liabilities held for risk management	i)	—	—	—	6,516,192	6,516,192
Other liabilities	c)	1,597,124	—	(1,772,313)	708,939	533,750
Government repurchase agreements		—	—	63,000,000	—	63,000,000
Deferred credits		18,551,255	14,845	(21,466,852)	2,900,752	—
Other credit accounts		4,546,083	—	(751,040)	(3,795,043)	—
Employee benefits	k)	—	—	—	22,419,054	22,419,054

Total liabilities		8,171,230,241	120,812,181	(21,822,079)	72,029,146	8,342,249,489

Equity
Share capital		336,526,391	38,326,729	(69,237,330)	—	305,615,790
Reserves		110,782,977	1,889,308	(4,302,584)	—	108,369,701
Capital contribution		7,273,070	23,660,172	(23,738,805)	—	7,194,437
Retained earnings	o)	176,897,546	(38,380,016)	(322,651,496)	354,217,544	170,083,578
Other Comprehensive Income	m)	(2,895,288)	16,394,512	10,288,657	(15,236,659)	4,374,296
Non-controlling interest		37,615,000	—	69,853,516	(1,161,892)	106,306,624

Total equity		666,199,695	41,890,705	(339,788,042)	337,818,993	701,944,426

Total equity and liabilities		8,837,429,936	162,702,886	(361,610,120)	409,848,139	9,044,193,915

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Reconciliation of comprehensive income for the year ended March 31, 2014-

	Note	Guatemala Banking GAAP	Other subsidiaries (a)	Reclassifications (b)	Effect of transition to IFRS	IFRS

Interest income	n)	746,007,142	522,822	(20,657,017)	12,772,249	738,645,196
Interest expense	n)	(381,548,806)	(202,546)	5,572,766	4,344,701	(371,833,885)

Net interest income		364,458,336	320,276	(15,084,251)	17,116,950	366,811,311

Loan impairment charges		(40,883,264)	(509,951)	(1,662,423)	13,751,894	(29,303,744)

Net interest income after provisions		323,575,072	(189,675)	(16,746,674)	30,868,844	337,507,567

Fee and commission income	n)	146,240,187	—	47,582,641	192,518	194,015,346
Fee and commission expense		(8,368,524)	—	(13,896,067)	11,952	(22,252,639)

Net fee and commission income		137,871,663	—	33,686,574	204,470	171,762,707

Premiums earned, net technical reserves	j)	95,615,211	—	90,057,261	3,124,093	188,796,565
Acquisition and renewal costs		(17,347,921)	—	(76,948,613)	(970,671)	(95,267,205)

Expenses for premium claims	j)	(67,565,253)	—	216,242	(107,910)	(67,456,921)

Net premiums income		10,702,037	—	13,324,890	2,045,512	26,072,439

Profit for banking and insurance operation		472,148,772	(189,675)	30,264,790	33,118,826	535,342,713

Operating and administrative expenses	e)f) g)h)	(294,755,413)	(95,164)	(6,006,993)	(25,842,904)	(326,700,474)
Other operating income	d)	25,531,189	319,166	(1,512,287)	(10,015,584)	14,322,484
Gain from previous profit or loss		4,913,328	—	(4,913,328)	—	—
Share of gain of equity accounted investees		15,443,136	—	(15,443,136)	—	—

Profit before tax		223,281,012	34,327	2,389,046	(2,739,662)	222,964,723

Income tax	l)	(57,205,569)	(59,364)	12,920,809	2,567,061	(41,777,063)

Profit for the year		166,075,443	(25,037)	15,309,855	(172,601)	181,187,660

Other comprehensive income
Items that will never be reclassified to profit or loss:
Remeasurements of defined benefit liability	k)	—	—	—	(3,235,250)	(3,235,250)
Related tax	l)	—	—	—	905,870	905,870

Items that are or may be reclassified to profit or loss:
Foreign currency translation differences for foreign	m)	—	—	—	4,018,874	4,018,864

Other comprehensive income, net of tax		—	—	—	1,689,484	1,689,484

Total comprehensive income		166,075,443	(25,037)	15,309,855	1,516,883	182,877,144

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

Reconciliation of comprehensive income for the year ended March 31, 2013—

	Note	Guatemala Banking GAAP	Other subsidiaries (a)	Reclassifications (b)	Effect of transition to IFRS	IFRS
Interest income	n)	638,839,854	610,795	(18,258,935)	3,003,422	624,195,136
Interest expense	n)	(320,807,246)	(249,475)	7,644,392	2,905,945	(310,506,384)

Net interest income		318,032,608	361,320	(10,614,543)	5,909,367	313,688,752

Loan impairment charges		(42,085,624)	(475,114)	11,058,393	7,357,209	(24,145,136)

Net interest income after provisions		275,946,984	(113,794)	443,850	13,266,576	289,543,616
Fee and commission income	n)	121,433,617	—	58,975,716	(3,295,705)	177,113,628
Fee and commission expense		(3,436,390)	—	(17,054,457)	50,891	(20,439,956)

Net fee and commission income		117,997,227	—	41,921,259	(3,244,814)	156,673,672

Premiums earned, net technical reserves	j)	79,352,895	—	80,549,906	3,573,636	163,476,437
Acquisition and renewal costs		(16,020,390)	—	(69,342,086)	2,126,810	(83,235,666)
Expenses for premium claims	j)	(60,160,303)	—	5,147	77,787	(60,077,369)

Net premiums income		3,172,202	—	11,212,967	5,778,233	20,163,402

Profit for banking and insurance operation		397,116,413	(113,794)	53,578,076	15,799,995	466,380,690

Operating and administrative expenses	e)f) g)h)	(263,789,013)	(99,378)	(13,366,815)	1,130,660	(276,124,546)
Other operating income	d)	54,405,087	266,517	(30,031,035)	(7,542,824)	17,097,745
Gain from previous profit or loss		5,434,835	—	(5,434,835)	—	—
Share of gain of equity accounted investees		12,494,807	36,328	(12,494,807)	—	—

Profit before tax		224,061,962	89,673	(26,185,577)	9,387,831	207,353,889

Income tax	l)	(44,608,036)	(17,692)	13,052,241	(13,790,467)	(45,363,954)

Profit for the year		161,054,093	71,981	5,266,497	(4,402,636)	161,989,935

Other comprehensive income
Items that will never be reclassified to profit or loss:
Remeasurements of defined benefit liability	k)	—	—	—	(1,774,046)	(1,774,046)
Related tax	l)	—	—	—	549,954	549,954
Items that are or may be reclassified to profit or loss:
Foreign currency translation differences for foreign	m)	—	—	—	(9,580,025)	(9,580,025)

Other comprehensive income, net of tax		—	—	—	(10,804,117)	(10,804,117)

Total comprehensive income		161,054,093	71,981	5,266,497	(15,206,753)	151,185,818

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

a)	Other subsidiaries-

At the date of transition to IFRS, Bicapital conducted an analysis of the entities on which has control, based on the control model set forth in IFRS 10 “Consolidated Financial Statements”. As a result, Bicapital consolidated additional entities which over the ability to control its relevant activities, exposure or rights to variable returns and power to affect the amount of such returns.

The “Other subsidiaries” column reflects these new entities, consolidated as of April 1, 2012 (date of transition of Bicapital). For illustration purposes, Bicapital has decided to show such effects of consolidated entities with balances under the Guatemala Banking GAAP and reflect in a separate column the effects from transition to IFRS, for better understanding and convenience of readers.

As a result of the abovementioned analysis, the Company recognized in its consolidated financial statements the following entities, in addition to those previously recognized under the Guatemala Banking GAAP:

Entity	Equity percentage before April 1, 2012

Grupo SIMA	16.72%
Fideicomiso de Activos Excluidos de Banco de Comercio	0.00%

b)	Reclassifications to consolidated financial statements-

In accordance with IAS 1 Presentation of Financial Statements an entity should present separately certain items in the statement of financial position. Under the Guatemala Banking GAAP, the Company presented the following assets and liabilities net. At the date of transition to IFRS, the Bicapital reclassified the line items described on the following page to present them separately in its consolidated statement of financial position.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

•

Cash and cash equivalents, investment securities and restricted cash– The Company classified restricted cash within cash and cash equivalents. Such restricted cash was reclassified separately as a non-current asset since the Company may not dispose of this cash due to restrictions with certain financial liabilities (see note 21).

•

Loans, net – Under Guatemala Banking GAAP, the Company classified certain mortgage loans as other accounts receivable. At the transition date, this type of loans was reclassified to loans under IFRS due to their characteristics.

•

Related parties – Under Guatemala Banking GAAP, the Company did not separately present balances between related parties in the balance sheet. These balances were reclassified at the transition date to IFRS.

•

Prepayments and other receivables – Under Guatemala Banking GAAP, the Company presented taxes receivable within deferred charges. IAS 1, paragraph 54 (n) requires that short-term taxes receivable and payable be separately presented within the balance sheet. Other items in deferred charges were reclassified to prepayments.

•

Property and equipment, foreclosed assets, investment property, goodwill and other assets – The Company presented within property and equipment certain assets which, given their nature and according to an analysis of IAS 40 Investment property, it was determined that they qualified as investment property and, therefore, they are were reclassified and presented separately in balance sheet. Moreover, the Company reclassified from “Other assets”; goodwill, certain available-for-sale foreclosed assets and intangible assets. IAS 1 paragraphs 54 (b) and (c) also require that this type of assets be presented separately in balance sheet.

•

Assets and liabilities under insurance contracts– The Company made certain reclassifications, for IFRS purposes, within these accounts since under the Guatemala Banking GAAP certain insurance contracts may be presented net.

•	Liability accounts – Reclassifications made in liability accounts relate, mainly to financial obligations in order to achieve a presentation consistent with IFRS.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

c)	Investments securities, loans, net, debt securities issued and other liabilities –

IAS 39 Financial Instruments requires that financial assets and liabilities be measured at their fair value or amortized cost using the effective interest method, both concepts of fair value and amortized cost, although exist under Guatemala Banking GAAP, are different in their form of calculation. In particular under Guatemala Banking GAAP, origination fees and cost are expensed as incurred. As a result of the adoption of IFRS, Bicapital calculated the amortized cost of its financial assets and liabilities.

The effects from such change are summarized as follows:

	2014	2013
Consolidated statement of comprehensive income:
Interest income	$9,593,180	(333,123,357)
Interest expense	(1,718,256)	(4,011,148)
Income tax	(1,278,262)	104,511,697

	$6,596,662	(232,622,808)

	2014	2013	April 1, 2012
Consolidated statement of financial position:
Investments securities	$(3,509,662)	(523,330)	345,000,874
Loans, net	55,509,453	42,929,941	30,529,094
Borrowings from banks	(11,366,309)	(9,456,430)	(7,006,421)
Subordinated liabilities	(1,868,013)	(2,059,636)	(1,207,436)
Deferred tax	(10,854,331)	(9,576,069)	(114,087,766)
Other liabilities	—	—	708,939

Adjustments to retained earnings	$27,911,138	21,314,476	253,937,284

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

d)	Deemed cost of property and equipment-

According to the Guatemala Banking GAAP, Bicapital recognized land and buildings at historical cost, in certain cases, the revaluation of certain type of properties was allowed. At the transition date to IFRS, Bicapital chose to apply the option of using the fair value of these properties as the deemed cost, through an assessment of such properties, conducted by an independent expert appraiser.

For all the other types of assets, it was decided to use their values under Guatemala Baking GAAP as the deemed cost. The fixed asset revaluation effect that was recorded against retained earnings.

It was determined that as of April 1, 2012, the fair value of land and buildings was US$168,879,778 compared to the carrying value of US$94,329,154 in accordance with Guatemala Banking GAAP, the accumulated depreciation was US$85,327,789. This effect represented an increase in fixed assets, versus an increase in the retained earnings.

Furthermore, the useful lives of property and equipment were revised in accordance with IAS 16 Property, plant and equipment considering significant components that should be depreciated separately.

Finally, at the date of transition to IFRS, Bicapital decided to eliminate the totality of the asset revaluation effects that had been recognized under the Guatemala Banking GAAP against retained earnings since it revalued the totality of its land and buildings (see note e) and the effect that had been recognized in equity was no longer to be correct since it only considered certain fixed assets. The amount eliminated was US($15,236,659). As of March 31, 2014 and 2013, the asset revaluation effect that had been eliminated against other comprehensive income amounts US($21,934,299) and US($22,705,834), respectively.

The impact from such change is summarized as follows:

	2014	2013
Consolidated statement of comprehensive income:
Operating and administrative expenses	$4,028,151	(18,120,974)
Income tax	(1,684,877)	5,617,502

	2,343,274	(12,503,472)

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

April 1, 2012
Consolidated statement of financial position:
Reclassification to investment property	$(23,952,371)
Accumulative depreciation	(19,038,478)
Reclassification to intangible assets	(16,768,645)
Elimination of asset revaluation	(15,236,659)
Fair value of land and building	74,550,624

Subtotal	(445,529)

Deferred tax	138,114

Adjustments to retained earnings	$(307,415)

e)	Investment property, net-

Assets that qualified as investment property in accordance with IAS 40 Investment Property, were recognized at fair value at the transition date using professional independent appraisals with qualifications and experience in the location and category of property being valued as deemed cost. Subsequently, Bicapital adopted as accounting policy the cost model in accordance with IAS 40, paragraph 32A, for which useful lives were revised. The impact from such change is summarized as follows:

	2014	2013
Consolidated statement of comprehensive income:
Operating and administrative expenses	$(12,823,569)	4,232,486
Income tax	(4,013,877)	1,312,071

	(16,837,446)	5,544,557

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

April 1, 2012
Consolidated statement of financial position:

Reclassification from property and equipment	$23,952,371
Reclassification to foreclosed assets	(13,482,695)
Accumulated depreciation	(592,891)

Subtotal	9,876,785

Deferred tax	3,061,803

Total adjustment	$12,938,588

f)	Intangible assets, net-

Bicapital revised and adjusted the useful lives of certain intangible assets that were not amortizable under the Guatemala Banking GAAP as opposed to IFRS.

The impact from such change is summarized as follows:

	2014	2013
Consolidated statement of comprehensive income:
Operating and administrative expenses	$2,243,948	(5,232,492)
Deferred tax	(986,143)	1,622,072

	1,257,805	(3,610,420)

	2014	2013	April 1, 2012
Consolidated statement of financial position:
Accumulated amortization	$(9,683,989)	(11,927,937)	(6,695,445)
Income tax	2,711,517	3,697,660	2,075,588

Adjustments to retained earnings	$(6,972,472)	(8,230,277)	(4,619,857)

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

g)	Foreclosed assets-

Bicapital determined an adjustment to foreclosed assets, these assets were recognized at fair value using independent appraisals as deemed cost. Subsequently, Bicapital adopted as accounting policy to reflect the lower between the fair value and the carrying value less acquisition costs. Accordingly, Bicapital made the following adjustments:

	2014	2013
Consolidated statement of comprehensive income:
Operating and administrative expenses	$(640,731)	(3,449,973)
Deferred tax	413,526	1,069,492

	(227,205)	(2,380,481)

	2014	2013	April 1, 2012
Consolidated statement of financial position:
Foreclosed assets	$7,163,301	7,804,032	11,254,005
Deferred tax	(2,005,724)	(2,419,250)	(3,488,742)

Adjustments to retained earnings	$5,157,577	5,384,782	7,765,263

h)	Allowance for loan losses-

Guatemala Banking GAAP foresee the determination of the allowance for loan losses in accordance with the resolutions of the Monetary Board JM-93-2005 and JM-167-2008, which stipulate that generic and specific reserves should be calculated in order to create a minimum reserve of at least 1.25% of the total portfolio and consider factors such as: (1) historical financial trend, (2) capacity to generate sufficient cash flows, (3) collection experience, (4) level of indebtedness, etc, which differ from IFRS, according to which the calculation is based on an incurred loss model. The adjustment amount for IFRS purposes led to a decrease in the allowance for loan losses against the retained earnings of Bicapital.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

The impact of the above change is summarized as follows:

	2014	2013
Consolidated statement of comprehensive income:
Loan impairment charges	$(9,166,854)	(32,017,038)
Income tax	3,010,023	9,925,282

	(6,156,831)	(22,091,756)

	2014	2013	April 1, 2012
Consolidated statement of financial position:
Allowance for loan losses	$5,609,944	14,776,798	46,793,836
Deferred tax	(1,570,784)	(4,580,807)	(14,506,089)

Adjustments to retained earnings	$4,039,160	10,195,991	32,287,747

i)	Derivatives assets and liabilities held for risk management-

Under the Guatemala Banking GAAP, Bicapital did not recognize the derivatives assets and liabilities held for risk management contracted for mitigating interest rate and foreign exchange rate risks. At the date of the transition to IFRS, Bicapital recognized these derivative instruments within the balance sheet with the corresponding valuation effect on income.

	2014	2013
Consolidated statement of comprehensive income:
Other operating income	$1,567,043	1,839,551
Income tax	(567,867)	(570,261)

	999,176	1,269,290

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	2014	2013	April 1, 2012
Consolidated statement of financial position:
Derivative assets held for risk management asset	$95,491	223,182	373,476
Derivative liabilities held for risk management liability	(2,831,613)	(4,526,347)	(6,516,192)
Deferred tax	766,114	1,333,981	1,904,242

Adjustments to retained earnings	$(1,970,008)	(2,969,184)	(4,238,474)

j)	Assets and liabilities under insurance contracts and insurance reserves-

The Insurance Activity Law and the Manual of Accounting Instructions for Insurance Companies regulate every transaction relating to insurance institutions as well as the calculation of technical reserves in Guatemala. Bicapital determined an adjustment to insurance accounts, including its technical reserve as a result of the analysis performed under IFRS 4 Insurance Contracts compared to the aforementioned regulation. The adjustment amount for IFRS purposes resulted in an increase to the technical reserve for insurance against the retained earnings of Bicapital.

The impact from such change is summarized as follows:

	2014	2013
Consolidated statement of comprehensive income:
Acquisition and renewal costs	$14,135,478	(4,366,856)
Expenses for insurance claims	2,579,535	8,537,123
Income tax	4,524,556	1,292,783

	$21,239,569	5,463,050

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	2014	2013	April 1, 2012
Consolidated statement of financial position:
Assets under insurance contracts	$13,895,533	(239,945)	4,126,911
Liabilities under insurance contracts	(309,144)	(664,898)	—
Insurance reserves	8,316,830	6,093,048	(3,108,973)
Deferred tax	6,132,901	1,608,344	315,561

Adjustments to retained earnings	$28,036,120	6,796,549	1,333,499

k)	Employee benefits-

At the transition date to IFRS, Bicapital determined the corresponding liability in accordance with IAS 19 Employee Benefits, which differs from the Guatemala Banking GAAp since the local regulation does not require that a provision for long-term employee benefits to be recorded.

The impact from such change is summarized as follows:

	2014	2013
Consolidated statement of comprehensive income:
Operating and administrative expenses	$(7,736,885)	(5,707,427)
Income tax	1,322,533	1,769,302
Actuarial losses	(3,235,250)	(1,774,046)
Income tax related to actuarial losses	905,870	549,954

	(8,743,732)	(5,162,217)

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

	2014	2013	April 1, 2012
Consolidated statement of financial position:
Employee benefits	(35,863,366)	(28,126,481)	(22,419,054)
Deferred tax	10,041,742	8,719,209	6,949,907

Adjustments to retained earnings	$(25,821,624)	(19,407,272)	(15,469,147)

l)	Deferred tax-

At the transition date to IFRS, Bicapital calculated deferred taxes using the assets and liabilities method provided by IAS 12 Income Taxes, since in Guatemala Banking GAAP the Company is not required to recognize deferred taxes.

The impact from such change is summarized as follows:

	2014	2013
Consolidated statement of comprehensive income:
Income tax	$2,922,979	(13,486,977)
Income tax in OCI	905,870	549,954

	3,828,849	(12,937,023)

	2014	2013	April 1, 2012
Consolidated statement of financial position:
Deferred tax asset	—	—	4,324,580
Deferred tax liability	(6,239,418)	(9,162,397)	—
Deferred tax in OCI	1,455,824	549,954	—

Adjustments to retained earnings	$(4,783,594)	(8,612,443)	4,324,580

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

m)	Cumulative translation adjustment-

At the date of transition to IFRS, Bicapital used the exception to IFRS 1 to eliminate the cumulative translation adjustment it had recognized in stockholders’ equity against retained earnings and recalculated such effect in accordance with IAS 21 The effect of Changes in Foreign Exchange Rates, the eliminated amount was US($2,895,288) and the new translation effect was US$4,374,296. The main difference is because under Guatemala Banking GAAP, the cumulative translation adjustment is accounted using average exchange rates in equity accounts, and since IAS 21 required to used exchange rate at the date of the transaction (historical rates).

As of March 31, 2014 and 2013, the cumulative translation adjustment was adjusted by US($4,740,337) and US($6,429,821), respectively, in order to reflect the new cumulative translation effect for translation under IFRS. The cumulative translation adjustment is presented in other comprehensive income as part of retained earnings.

n)	Revenue recognition-

Under Guatemala Banking GAAP, interests, fees and commissions income are accounted as incurred. This accounting contrast with the measurement required by IAS 18 Revenue, which requires an entity to recognize revenue at the moment goods or services are rendered in exchange for dissimilar goods or service.

Bicapital calculated an adjustment of US($3,795,043) for the transition year in the “Other credit accounts” to retained earnings since earned but unpaid revenue (accrual method) that under IFRS and according to IAS 18 Revenue should be recorded in income as earned. Moreover, Bicapital calculated adjustments for US($12,772,249) and US($3,003,422) as of March 31, 2014 and 2013, respectively.

(Continued)

Bicapital Corporation and Subsidiaries

Notes to Consolidated Financial Statements

(US dollars)

o)	Retained earnings-

Changes described in the preceding sections increased retained earnings as shown below:

April 1, 2012
Consolidated statement of financial position:
Investments securities	$345,000,874
Loans, net	30,529,094
Allowance for loan losses	46,793,836
Other receivables	1,014,153
Borrowings from banks	7,006,421
Subordinated liabilities	1,207,436
Other liabilities	(708,939)
Accumulative depreciation	(19,631,369)
Elimination of asset revaluation	(15,236,659)
Fair value of land and building	74,550,624
Accumulative amortization	(6,695,445)
Foreclosed assets	11,254,005
Derivative assets held for risk management asset	373,476
Derivative liabilities held for risk management liability	(6,516,192)
Assets under insurance contracts	4,126,911
Insurance reserves	(3,108,973)
Employee benefits	(22,419,054)
Deferred tax asset	4,324,580
Debt securities issued	(2,195,383)
Deferred credits	(2,900,752)
Provisions	(54,326,027)
Other credits accounts	(41,462,029)
Cumulative translation adjustment	3,236,956

Adjustments to retained earnings	$354,217,544

***

             Shares

Common Stock

Preliminary Prospectus

                         , 2015

Global Coordinators and Joint Bookrunners

BofA Merrill Lynch	Citigroup

Joint Bookrunner

J.P. Morgan

Through and including                     , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of directors and officers

Our articles of incorporation state that we shall indemnify and hold our directors and officers harmless with respect to any action, judicial expense, loss, damage or cost which they may incur or suffer as a consequence of acts or omissions in the performance of their duties, and neither of them will be liable for any acts, omissions, or negligence of the other directors and/or officers, except in the case of the gross negligence, willful misconduct or bad faith by the director or officer. We may purchase and maintain directors’ and officers’ liability insurance covering our directors and executive officers with respect to general civil liability, including liabilities under the Securities Act, which our directors and officers may incur in their capacities as such.

Item 7. Recent sales of unregistered securities

During the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act. None of these transactions involved any underwriters’ underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Purchaser	Date of Sale or Issuance	Title of Securities	Number of Securities	Consideration (million of US$)
Shareholders of Banco Industrial	Year 2012	Common shares	13,193,290	As per our articles of incorporation, Banco Industrial shareholders have a perpetual right to exchange 1 common share of Banco Industrial for 10 common shares of Bicapital.
Shareholders of Banco Industrial	Year 2013	Common shares	1,764,940	As per our articles of incorporation, Banco Industrial shareholders have a perpetual right to exchange 1 common share of Banco Industrial for 10 common shares of Bicapital.
Shareholders of Banco Industrial	Year 2014	Common shares	633,200	As per our articles of incorporation, Banco Industrial shareholders have a perpetual right to exchange 1 common share of Banco Industrial for 10 common shares of Bicapital.
Our existing shareholders and non-independent directors	July 2014	Non-Voting Preferred Shares	15,283	$152,830,000.00
Our existing shareholders and non-independent directors	August- September, 2014	Non-Voting Preferred Shares	1,020	$10,200,000.00
Our existing shareholders and non-independent directors	November- December, 2014	Non-Voting Preferred Shares	2,500	$25,000,000.00

Item 8. Exhibits and financial statement schedules

(a) Exhibits

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement among Bicapital Corporation and the underwriters named therein.

3.1*	Articles of Incorporation of the Registrant (estatutos) (English translation).

4.1*	Specimen of global share certificate.

5.1*	Opinion of Galindo, Arias y López, Panamanian legal counsel, as to the legality of the shares of common stock.

8.1*	Opinion of Galindo, Arias y López, Panamanian legal counsel, as to Panamanian tax matters.

8.2*	Opinion of Mayora & Mayora, S.C., as to Guatemalan tax matters.

8.3*	Opinion of Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel to the Registrant, as to U.S. tax matters.

21.1	Subsidiaries of the Registrant.

23.1	Consent of KPMG.

23.2*	Consent of Galindo, Arias y López (included in Exhibit 5 and 8.1).

24.1	Powers of attorney (included in the signature pages to this registration statement).

99.3	Registrant’s Waiver Request and Representation under Item 8.A.4.

*	To be filed by amendment.

(b) Financial Statement Schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in our consolidated financial statements or notes thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Panama City, Panama, on this 22nd day of May, 2015.

BICAPITAL CORPORATION

By:	/s/ Luis Fernando Prado
Name: Luis Fernando Prado Title: International Division Manager, Authorized Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Diego Pulido Aragón, Luis Fernando Prado Ortiz, Ricardo Elías Fernández Ericastilla and Luis Pedro Fuxet Ciani, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on May 22, 2015 in the capacities indicated.

Signature	Title

/s/ Diego Pulido Aragón	Chief Executive Officer
Diego Pulido Aragón	(Principal Executive Officer)

/s/ Ricardo Elías Fernández Ericastilla	Operations Division Manager
Ricardo Elías Fernández Ericastilla	(Principal Financial Officer)
(Principal Accounting Officer)

/s/ Juan Miguel Torrebiarte Lantzendorffer	Member of the Board – Chairman
Juan Miguel Torrebiarte Lantzendorffer

/s/ Julio Ramiro Castillo Arévalo	Member of the Board – Vice-Chairman
Julio Ramiro Castillo Arévalo

/s/ Federico Köng Vielman	Member of the Board
Federico Köng Vielman

/s/ José Antonio Arzú Tinoco	Member of the Board
José Antonio Arzú Tinoco

/s/ Juan Alfonso Solares Camacho	Member of the Board
Juan Alfonso Solares Camacho

/s/ José Luis Gabriel Abularach	Member of the Board
José Luis Gabriel Abularach

/s/ Tomás José Rodríguez Schlesinger	Member of the Board
Tomás José Rodríguez Schlesinger

/s/ José Santiago Molina Calderón	Member of the Board
José Santiago Molina Calderón

/s/ Carlos Humberto Alpirez Perez	Member of the Board
Carlos Humberto Alpirez Perez

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Bicapital Corporation has signed this registration statement or amendment thereto in the city of Newark, Delaware, on May 22, 2015.

By:	/s/ Donald Puglisi
Name: Donald Puglisi Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement among Bicapital Corporation and the underwriters named therein.

3.1*	Articles of Incorporation of the Registrant (estatutos) (English translation).

4.1*	Specimen of global share certificate.

5.1*	Opinion of Galindo, Arias y López, Panamanian legal counsel, as to the legality of the shares of common stock.

8.1*	Opinion of Galindo, Arias y López, Panamanian legal counsel, as to Panamanian tax matters.

8.2*	Opinion of Mayora & Mayora, S.C., as to Guatemalan tax matters.

8.3*	Opinion of Cleary Gottlieb Steen & Hamilton LLP, U.S. counsel to the Registrant, as to U.S. tax matters.

21.1	Subsidiaries of the Registrant.

23.1	Consent of KPMG.

23.2*	Consent of Galindo, Arias y López (included in Exhibit 5 and 8.1).

24.1	Powers of attorney (included in the signature pages to this registration statement).

99.3	Registrant’s Waiver Request and Representation under Item 8.A.4.

*	To be filed by amendment.